UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant  ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12
OUTBRAIN INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
☐	No fee required
☒	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

OUTBRAIN INC.

111 West 19th Street
New York, NY 10011
October 31, 2024
Dear Stockholders:
On behalf of the Board of Directors of Outbrain Inc. (“we” or “Outbrain”), you are cordially invited to attend a special meeting of the stockholders of Outbrain (the “special meeting”), which will be held on December 5, 2024, at 9:00 a.m., Eastern Time, unless postponed or adjourned to a later date. We have decided to hold the special meeting in a virtual-only meeting format. We will provide a live audio webcast of the special meeting, which can be accessed by visiting www.virtualshareholdermeeting.com/OB2024SM. Stockholders will not be able to attend the special meeting in person.
The purpose of the special meeting is to vote on proposals related to the proposed combination of Outbrain with Teads S.A., a public limited liability company (société anonyme) incorporated and existing under the laws of the Grand Duchy of Luxembourg (“Teads”).
On August 1, 2024, Outbrain entered into a Share Purchase Agreement (the “Share Purchase Agreement”) with Teads and Altice Teads S.A., a public limited liability company (société anonyme) incorporated and existing under the laws of the Grand Duchy of Luxembourg (“Altice Teads”), pursuant to which Outbrain will acquire, directly and via certain of its subsidiaries, all of the issued and outstanding equity interests of Teads from Altice Teads, after which Teads will become a wholly owned subsidiary of Outbrain (the “Transaction”).
Under the terms of the Share Purchase Agreement, Altice Teads will sell and transfer to Outbrain or one of its subsidiaries all of the equity interests of Teads that are issued and outstanding in exchange for the following consideration to be paid at the closing of the Transaction: (a) a cash payment of $725 million, subject to certain customary adjustments; (b) 35 million newly issued shares of common stock, par value $0.001 per share, of Outbrain (the “Common Stock”) and (c) 10.5 million newly issued Series A Convertible Preferred Shares, par value $0.001 per share, of Outbrain (the “Series A Preferred Shares” and, together with the 35 million shares of Common Stock, the “Acquisition Shares”) ((a)-(c), collectively, the “Closing Consideration”). Additionally, Altice Teads will be entitled to a deferred cash payment from Outbrain in an amount equal to $25 million, payable after the closing of the Transaction in one or more installments, to the extent permitted to be paid in compliance with the covenants under the debt financing agreements to be entered into by Outbrain in connection with the Transaction (the “Deferred Payment”, and together with the Closing Consideration, the “Total Consideration”). Based on the number of shares of Common Stock outstanding as of October 28, 2024, Outbrain estimates that, immediately following the closing of the Transaction, Altice Teads will own approximately 41% of the issued and outstanding shares of Common Stock, or approximately 48%, assuming conversion of the Series A Preferred Shares (and based on a conversion price of $10.00 per Series A Preferred Share). The Series A Preferred Shares will vote together with the Common Stock on an as-converted basis on all matters, and not as a separate class.
Outbrain is holding the special meeting to obtain the stockholder approval necessary to complete the Transaction and any related matters contemplated by the Share Purchase Agreement. Outbrain has chosen to hold the special meeting virtually rather than in person to allow for greater access to those stockholders who may want to attend. Any stockholder entitled to attend and vote at the special meeting may appoint a proxy to attend and vote on such stockholder’s behalf. For stockholders who choose to appoint a proxy to attend and vote on their behalf, their proxy need not be a holder of Common Stock. At the special meeting, Outbrain will ask the holders of Common Stock to:
1.
approve, for the purposes of complying with Nasdaq Listing Rule 5635(a) and (b), the issuance of 35 million shares of Common Stock and 10.5 million Series A Preferred Shares, which are convertible into Common Stock, in connection with the Transaction (the “Share Issuance Proposal” or “Proposal No. 1”); and

2.
approve a postponement or adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the Share Issuance Proposal (the “Adjournment Proposal” or “Proposal No. 2”).

After careful consideration, the Outbrain board of directors (the “Outbrain Board”) has unanimously (i) determined that the Share Purchase Agreement and the transactions contemplated thereby, including the issuance of the Acquisition Shares, are advisable, fair to, and in the best interests of Outbrain and its stockholders; (ii) adopted and approved the Share Purchase Agreement and the execution, delivery and performance by Outbrain of the Share Purchase Agreement and the transactions contemplated thereby, including the issuance of the Acquisition Shares, and (iii) resolved that, subject to the terms and conditions of the Share Purchase Agreement, the Share Issuance Proposal and such other matters as may be necessary or desirable, to facilitate the consummation of the Transaction shall be submitted to a vote at a meeting of the Outbrain stockholders with the recommendation of the Outbrain Board to approve such matters.
Your vote is important. We cannot complete the Transaction unless the Share Issuance Proposal is approved by Outbrain’s stockholders.
More information about Outbrain, Teads and the Transaction is contained in the accompanying proxy statement. The Outbrain Board urges you to carefully read the accompanying proxy statement, including the section titled “Risk Factors.”
Outbrain is excited about the opportunities the Transaction brings to its stockholders, and thanks you for your consideration and continued support.

Sincerely,

David Kostman Chief Executive Officer and Director Outbrain Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the Transaction described in this proxy statement or the Outbrain securities to be issued in connection with the Transaction or passed upon the adequacy or accuracy of this proxy statement. Any representation to the contrary is a criminal offense.
The accompanying proxy statement is dated October 31, 2024, and, together with the enclosed form of proxy card, is first being mailed to Outbrain stockholders on or about October 31, 2024.

OUTBRAIN INC.

111 West 19th Street
New York, NY 10011

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON DECEMBER 5, 2024
Dear Stockholder:
On behalf of the Board of Directors of Outbrain Inc. (“we” or “Outbrain”), you are cordially invited to attend a special meeting of the stockholders of Outbrain (the “special meeting”), which will be held on December 5, 2024, at 9:00 a.m., Eastern Time, unless postponed or adjourned to a later date. We have decided to hold the special meeting in a virtual-only meeting format. We will provide a live audio-only webcast of the special meeting, which can be accessed by visiting www.virtualshareholdermeeting.com/OB2024SM, where you will be able to vote your shares and submit questions during the special meeting webcast by logging in to the website listed above using the 16-digit control number included in your proxy card. Stockholders will not be able to attend the special meeting in person. For further information on how to attend the special meeting, please see the section titled “The Special Meeting of Outbrain’s Stockholders” in the accompanying proxy statement.
We are pleased to deliver this proxy statement in connection with the Share Purchase Agreement, dated August 1, 2024 (the “Share Purchase Agreement”), entered into by and among, Outbrain, Teads S.A., a public limited liability company (société anonyme) incorporated and existing under the laws of the Grand Duchy of Luxembourg (“Teads”), and Altice Teads S.A., a public limited liability company (société anonyme) incorporated and existing under the laws of the Grand Duchy of Luxembourg (“Altice Teads”), pursuant to which Outbrain will acquire, directly and via certain of its subsidiaries, all of the issued and outstanding equity interests of Teads from Altice Teads, after which Teads will become a wholly owned subsidiary of Outbrain (the “Transaction”).
At the special meeting, Outbrain’s stockholders will be asked to consider and vote on the following proposals, both of which are more fully described in the accompanying proxy statement:
1.
a proposal to approve, for the purposes of complying with Nasdaq Listing Rule 5635(a) and (b), the issuance of 35 million shares of Common Stock and 10.5 million Series A Preferred Shares, which are convertible into Common Stock, in connection with the Transaction (the “Share Issuance Proposal” or “Proposal No. 1”); and

2.
a proposal to postpone or adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the Share Issuance Proposal (the “Adjournment Proposal” or “Proposal No. 2”).

OUTBRAIN’S BOARD OF DIRECTORS (THE “OUTBRAIN BOARD”) UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” BOTH PROPOSAL NO. 1 AND PROPOSAL NO. 2.
The Outbrain Board has fixed the close of business on October 31, 2024, as the record date (the “record date”) for the determination of stockholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. Only holders of record of shares of Common Stock as of the close of business on the record date are entitled to notice of, and to vote at, the special meeting. As of the close of business on the record date, Outbrain had 49,649,359 shares of Common Stock outstanding and entitled to vote. A list of Outbrain stockholders of record entitled to vote at the special meeting will be available for examination at our principal executive offices at 111 West 19th Street, New York, NY 10011, during ordinary business hours for a period of ten days prior to the special meeting.
Your vote is important. Approval of Proposal No. 1 and Proposal No. 2 requires the affirmative vote of the holders of a majority of the shares of Common Stock present at the special meeting in person (virtually) or represented by proxy, entitled to vote thereon. Proposal No. 1 is a condition to the consummation of the Transaction; therefore, the Transaction cannot be completed without the approval of Proposal No. 1.

If you are a stockholder of record, you may vote in any one of the following ways:
•	By Internet. You may vote by proxy via the Internet at www.proxyvote.com and following the online instructions.
•	By Telephone. You may vote by proxy by calling toll-free 1-800-690-6903.
•	By Mail. If you received a printed copy of the proxy materials, you may vote by completing, signing and dating the proxy card provided to you and returning it in the prepaid envelope provided to you.
•
At the Meeting. If you plan to attend and vote at the special meeting, please see the section titled “Questions and Answers—How do I vote my shares at the special meeting?” in the accompanying proxy statement.

If your shares are held in street name (that is, held for your account by a bank, broker or other nominee), you will receive instructions from your bank, broker or other nominee that you must follow for your shares to be voted. For more information regarding how to vote your shares, please see the section titled “Questions and Answers—How do I vote?” in the accompanying proxy statement. If you have any questions or need assistance voting, please contact our proxy solicitor:
Sodali & Co
430 Park Avenue, 14th Floor
New York, NY 10022
Stockholders Call Toll-Free: (800) 662-5200
Banks, Brokers, Trustees and Other Nominees Call Collect: (203) 658-9400
Email: OB@investor.sodali.com
Whether or not you plan to attend the special meeting, we urge you to take the time to vote your shares in advance of the special meeting.

By Order of the Outbrain Board of Directors,

David Kostman
Chief Executive Officer and Director
Outbrain Inc.

October 31, 2024

Page
SUMMARY	1
The Companies	1
The Transaction	2
Recommendation of the Outbrain Board; Reasons for the Transaction	3
Opinion of Outbrain’s Financial Advisor	3
Closing of the Transaction	3
Conditions to Closing	3
Termination and Termination Fees	4
Stockholder Support Agreement	5
Stockholders Agreement	6
Financing of the Transaction	6
Appraisal Rights and Dissenters’ Rights	6
Executive Officers of the Combined Company Following the Transaction	6
Directors of the Combined Company Following the Transaction	7
Interests of the Outbrain Directors and Executive Officers in the Transaction	7
Material U.S. Federal Income Tax Consequences of the Transaction	7
Federal Securities Law Consequences; Transfer of Shares	7
Regulatory Approvals Required for the Transaction	8
Anticipated Accounting Treatment	8
Legal Proceedings	8
Outbrain Special Meeting	8
QUESTIONS AND ANSWERS	9
MARKET PRICE AND DIVIDEND INFORMATION	16
RISK FACTORS	17
CAUTIONARY NOTE CONCERNING FORWARD-LOOKING STATEMENTS	49
THE SPECIAL MEETING OF OUTBRAIN’S STOCKHOLDERS	51
Date, Time and Place	51
Purpose of the Special Meeting	51
Recommendation of the Outbrain Board	65
Record Date and Voting Power	51
Voting by Company Directors, Executive Officers and Supporting Stockholders	51
Voting and Revocation of Proxies	52
Quorum	52
Required Vote	52
Treatment of Abstentions; Failure to Vote; Broker Non-Votes	53
How to Vote Your Shares	53
Attendance at the Outbrain Special Meeting and Voting at the Outbrain Special Meeting	53
Solicitation of Proxies; Expenses of Solicitation	54
Tabulation of Votes	54
Adjournments or Postponements	54
Assistance and Additional Information	54
MATTERS BEING SUBMITTED TO A VOTE OF OUTBRAIN’S STOCKHOLDERS	56
PROPOSAL NO. 1 (SHARE ISSUANCE PROPOSAL): APPROVAL, FOR PURPOSES OF COMPLYING WITH NASDAQ LISTING RULE 5635(A) AND (B), OF THE ISSUANCE OF 35 MILLION SHARES OF COMMON STOCK AND 10.5 MILLION SERIES A PREFERRED SHARES, WHICH ARE CONVERTIBLE INTO COMMON STOCK, IN CONNECTION WITH THE TRANSACTION	56

i

Page
PROPOSAL NO. 2 (ADJOURNMENT PROPOSAL): APPROVAL OF POSTPONEMENT OR ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF THE SHARE ISSUANCE PROPOSAL	57
THE TRANSACTION	58
Overview of the Transaction	58
Background of the Transaction	58
Recommendation of the Outbrain Board; Outbrain’s Reasons for the Transaction	65
Closing of the Transaction	70
Opinion of Outbrain’s Financial Advisor	70
Certain Prospective Financial Information	77
Financing of the Transaction	80
Certificate of Designation of Series A Preferred Shares	82
Interests of the Outbrain Directors and Executive Officers in the Transaction	86
Executive Officers of the Combined Company Following the Transaction	86
Directors of the Combined Company Following the Transaction	86
Regulatory Approvals Required for the Transaction	86
Federal Securities Law Consequences; Transfer of Shares	87
Material U.S. Federal Income Tax Consequences of the Transaction	87
Anticipated Accounting Treatment	87
Legal Proceedings	87
Appraisal Rights and Dissenters’ Rights	87
THE SHARE PURCHASE AGREEMENT	88
Explanatory Note Regarding the Share Purchase Agreement	88
Structure of the Transaction	88
The Transaction and Purchase Price Consideration and Adjustments	89
Closing of the Transaction	90
Tax Withholding	90
Representations and Warranties	90
Conduct of Business Prior to Completion of the Transaction	92
Altice Teads/Teads No Solicitation of Alternative Transactions	95
Outbrain No Solicitation of Alternative Transactions	96
Purchaser Change of Recommendation	97
Efforts to Complete the Transaction; Regulatory Approvals	97
Termination of Affiliated Party Transactions	98
Teads Employee Benefits Matters	98
Director and Officer Indemnification and Insurance	99
Financing	99
R&W Insurance	100
Outbrain Board Matters	100
Altice Teads’ Waiver and Release of Certain Claims	100
Altice Teads Non-Compete/Non-Solicit	100
Other Matters	165
Stockholder Meeting	101
Conditions to Closing	101
Termination of the Share Purchase Agreement	102
Termination Fees	104
Indemnification	104
Amendments and Waivers	105
Specific Performance	105
Governing Law	105

ii

iii

In this proxy statement, the terms “we,” “us,” “our,” “the Company” or “Outbrain” refer to Outbrain Inc., unless the context indicates otherwise. In this proxy statement, the term “Teads” refers to Teads S.A., unless the context indicates otherwise. The Company following the completion of the Transaction (as defined herein) is referred to herein as “the combined company.” The “special meeting” refers to the Outbrain special meeting of its stockholders relating to the matters described in this proxy statement.
SUMMARY
This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To better understand the Transaction and the proposals being considered at the special meeting, you should read this entire proxy statement carefully, including the annexes to this proxy statement and the documents we incorporate by reference into this proxy statement. For more information, please see the section titled “Where You Can Find More Information.”
The Companies
Outbrain Inc.
111 West 19th Street
New York, NY 10011
(646) 867-0149
Outbrain is a leading technology platform that drives business results by connecting media owners and advertisers with engaged audiences to drive business outcomes, reaching over a billion unique consumers around the world. Outbrain’s artificial intelligence (“AI”) prediction engine powers a two-sided platform for advertisers and media owners that delivers concrete business outcomes. Outbrain’s platform enables digital media owners to provide tailored experiences to their audiences, delivering audience engagement and monetization. For the tens of thousands of advertisers, spanning from enterprise brands to performance marketers, that Outbrain serves, Outbrain’s platform optimizes audience attention and engagement to deliver greater returns on investments at each step of the marketing funnel. Outbrain attributes much of its success to its global team of technology, business and data science experts who work out of Outbrain’s 15 locations worldwide, are comprised of a diverse, intelligent and driven group of individuals and are passionate and excited to be leading continued innovation in Open Internet technology and advertising.
Outbrain’s platform is built for user engagement and, as a mobile-first company, is designed to be highly effective on mobile devices. Outbrain’s technology is deployed on the mobile apps and websites of most of its media partners, generating 73% of Outbrain’s revenue in 2023. Outbrain partners with thousands of the world’s most trusted digital media owners, and Outbrain believes it is an important technology and monetization partner to these media owners, having delivered over $5 billion in direct revenue to Outbrain’s partners since its inception.
Through Outbrain’s direct, usually exclusive code-on-page integrations with media owners, Outbrain has become one of the largest online advertising platforms on the Open Internet, and is one of the few technology companies who provide a single point of access to consumers as they engage with thousands of media properties across the Open Internet. As a result, Outbrain provides a platform that delivers a consistent experience to these consumers, giving advertisers confidence in how they reach their audiences at valuable moments of engagement and consideration. A critical part of Outbrain’s platform is its AI prediction engine, which is fundamental to how Outbrain optimizes experiences and outcomes for consumers, media owners, and advertisers. Outbrain processes billions of data signals per minute, powering more than one billion predictions and over 100,000 experiences per second. The growth of Outbrain’s platform, access to audiences and analysis of marketer results provides Outbrain with greater data, which enables it to continually improve the efficacy of its AI prediction engine. Outbrain’s ability to collect and synthesize large data sets using AI is a key differentiator, and enables it to deliver advertiser outcomes, consumer experiences, and media owner value.

Teads S.A.
5, rue de la Boucherie
L-1247 Luxembourg
Grand Duchy of Luxembourg
+352 20 60 05 06
Teads operates a leading, end-to-end, omnichannel technology platform that enables digital advertising for a global, curated ecosystem of quality advertisers and their agencies and premium publishers. Teads omnichannel platform directly connects leading advertisers and their agencies to premium inventory at scale across online, Connected TV (“CTV”) and app environments. Teads provides solutions that address the entirety of the marketing funnel including both branding and performance marketing budgets and offers a range of buying options. As an end-to-end solution, Teads’ platform consists of buy-side, sell-side, creative, data and AI optimization modules.
For advertisers and their agencies, Teads’ omnichannel platform, Teads Ad Manager, offers a direct connection to buy the inventory of many of the world’s premium publishers across a variety of advertising channels. Teads is directly connected to approximately 2,700 publishers across online, CTV and app environments offering advertisers access to exclusive, premium inventory at scale, while improving the efficiency, quality and cost of digital ad transactions.
For publishers, Teads is a trusted monetization partner, providing the technology required to monetize their most valuable ad inventory programmatically. Teads pioneered an industry-defining video advertising format that is embedded within the article, specifically in between two paragraphs of editorial text. This invention immediately solved one of the biggest problems in digital advertising related to the lack of quality video inventory. Teads’ platform has since expanded offering a suite of engaging and innovative ad formats and placements while ensuring a respectful user experience.
By connecting the advertising and publishing sides through Teads’ integrated platform, Teads addresses the industry’s most significant problems related to value chain fragmentation, inefficient digital advertising pricing and quality and scale of inventory.
Altice Teads S.A.
1, rue Hildegard von Bingen
L-1282 Luxembourg
Grand Duchy of Luxembourg
+352 26 27 02 86
Altice Teads S.A., a public limited liability company (société anonyme) incorporated and existing under the laws of the Grand Duchy of Luxembourg (“Altice Teads”), is a holding company whose primary asset is ownership of 100% of the issued and outstanding share capital of Teads. Altice Teads is a subsidiary of Altice International S.à r.l.
The Transaction (see page 58)
On August 1, 2024, Outbrain entered into the Share Purchase Agreement (the “Share Purchase Agreement”) with Teads and Altice Teads, pursuant to which Outbrain will acquire, directly and via certain of its subsidiaries, all of the issued and outstanding equity interests of Teads from Altice Teads, after which Teads will become a wholly owned subsidiary of Outbrain (the “Transaction”).
Under the terms of the Share Purchase Agreement, Altice Teads will sell and transfer to Outbrain or one of its subsidiaries all of the equity interests of Teads that are issued and outstanding in exchange for the following consideration to be paid at the closing of the Transaction: (a) a cash payment of $725 million, subject to certain customary adjustments; (b) 35 million newly issued shares of common stock, par value $0.001 per share, of Outbrain (the “Common Stock”) and (c) 10.5 million newly issued Series A Convertible Preferred Shares, par value $0.001 per share, of Outbrain (the “Series A Preferred Shares” and, together with the 35 million shares of Common Stock, the “Acquisition Shares”) ((a)-(c), collectively, the “Closing Consideration”). Additionally, Altice Teads will be entitled to a deferred cash payment from Outbrain in an amount equal to $25 million, payable after the closing of the Transaction in one or more installments, to the extent permitted to be paid in compliance with the covenants under the debt financing agreements to be entered into by Outbrain in connection with the Transaction (the “Deferred Payment”, and, together with the Closing Consideration, the “Total Consideration”).

Recommendation of the Outbrain Board; Reasons for the Transaction (see page 65)
At a meeting of the Outbrain board of directors (the “Outbrain Board”) on July 31, 2024, the Outbrain Board, among other things, unanimously (i) determined that the Share Purchase Agreement and the transactions contemplated thereby, including the issuance of the Acquisition Shares, are advisable, fair to, and in the best interests of Outbrain and its stockholders; (ii) adopted and approved the Share Purchase Agreement and the execution, delivery and performance by Outbrain of the Share Purchase Agreement and the transactions contemplated thereby, including the issuance of the Acquisition Shares, and (iii) resolved that, subject to the terms and conditions of the Share Purchase Agreement, the Share Issuance Proposal and such other matters as may be necessary or desirable, to facilitate the consummation of the Transaction shall be submitted to a vote at a meeting of the Outbrain stockholders with the recommendation of the Outbrain Board to approve such matters.
The Outbrain Board unanimously recommends that you vote:
•	“FOR” the Share Issuance Proposal; and
•	“FOR” the Adjournment Proposal.
For a discussion of the material factors considered by the Outbrain Board in reaching its determinations and recommendations, please see the section titled “The Transaction—Recommendation of the Outbrain Board; Outbrain’s Reasons for the Transaction.”
Opinion of Outbrain’s Financial Advisor (see page 70)
Goldman Sachs & Co. LLC (“Goldman Sachs”) rendered its oral opinion, subsequently confirmed in writing by delivery of a written opinion dated August 1, 2024, to the Outbrain Board that, as of such date, and based upon and subject to the factors and assumptions set forth in Goldman Sachs’ written opinion, the Total Consideration to be paid by Outbrain for all of the outstanding equity interests of Teads pursuant to the Share Purchase Agreement was fair from a financial point of view to Outbrain.
The full text of the written opinion of Goldman Sachs, dated August 1, 2024, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Goldman Sachs provided advisory services and its opinion for the information and assistance of the Outbrain Board in connection with its consideration of the Transaction. Goldman Sachs’ opinion is not a recommendation as to how any holder of Common Stock should vote with respect to the Share Issuance Proposal or any other matter. Pursuant to an engagement letter between Outbrain and Goldman Sachs, Outbrain has agreed to pay Goldman Sachs a transaction fee of approximately $10 million upon consummation of the Transaction and subject to a reduction as a result of an agreement by Goldman Sachs to credit toward such transaction fee up to $5 million of the fees that Outbrain expects to pay to an affiliate of Goldman Sachs for services as lender under a bridge facility and lead arranger under a bridge take-out offering relating to the financing of the Transaction. Outbrain expects to pay such affiliate of Goldman Sachs a total of approximately $14.5 million in fees for such Transaction financing-related services, of which $5 million would be credited toward such transaction fee. In addition, Outbrain may, in its sole discretion, pay Goldman Sachs an additional transaction fee of up to $2.5 million.
Closing of the Transaction (see page 90)
The closing of the Transaction (the “Closing”) is expected to take place during the first quarter of 2025, subject to the satisfaction or (to the extent permitted by applicable law) waiver of the closing conditions contained in the Share Purchase Agreement.
Conditions to Closing (see page 101)
The obligations of each of Outbrain, Altice Teads and Teads to complete the Transaction are subject to the satisfaction or (to the extent permitted by applicable law) waiver of various conditions, including: (i) receipt of required regulatory approvals; (ii) Outbrain stockholder approval of the issuance of the Acquisition Shares; (iii) absence of any law or order promulgated by a governmental authority that makes the consummation of the Transaction illegal or that otherwise restrains, prohibits, or prevents the consummation of the Transaction; (iv) accuracy of representations and warranties of each party to the Share Purchase Agreement, subject to certain materiality qualifications; (v) performance of and compliance with, in all material respects, the covenants of each party to the Share Purchase

Agreement; (vi) the provision of specified deliverables by the parties to the Share Purchase Agreement; (vii) the absence of a Material Adverse Effect (as defined herein) with respect to Teads and its subsidiaries and (viii) the continued employment of certain key employees of Teads as of Closing.
Termination and Termination Fees (see page 102)
The Share Purchase Agreement may be terminated at any time prior to the Closing as follows:
•	by mutual written agreement of Outbrain and Altice Teads;
•
by Altice Teads, if Outbrain breaches or fails to perform any of its representations, warranties, covenants or agreements contained in the Share Purchase Agreement and such breach or failure to perform (i) would give rise to the failure of Altice Teads’ and Teads’ conditions to consummating the Transaction from being satisfied, (ii) is incapable of being cured or has not been cured by the earlier of (a) the Termination Date (as defined herein) and (b) the date that is twenty business days after Outbrain’s receipt of written notice from Altice Teads of such breach or failure to perform and (iii) has not been expressly waived in writing by Altice Teads; provided, however, that this termination right will not be available to Altice Teads if it or Teads are then in material breach of any of their representations, warranties, covenants or agreements and such breach would result in the failure of any of the related conditions to Outbrain’s obligations to consummate the Transaction from being satisfied;

•	by Altice Teads, prior to the Purchaser Stockholder Approval (as defined herein), if the Outbrain Board effects a Purchaser Change of Recommendation;
For the purposes of this proxy statement, a “Purchaser Change of Recommendation” means that at any time prior to the Purchaser Stockholder Approval, Outbrain (i) withdraws, changes, amends, modifies or qualifies, or proposes to withdraw, change, amend, modify or qualify, in a manner adverse to Altice Teads, the Outbrain Board’s recommendation that Outbrain’s stockholders vote “FOR” the Share Issuance Proposal (the “Outbrain Board Recommendation”) or (ii) fails to include the Outbrain Board Recommendation in this proxy statement or, if a Purchaser Acquisition Proposal (as defined herein) has been publicly disclosed, fails to publicly recommend against such Purchaser Acquisition Proposal and reaffirm the Outbrain Board Recommendation.
•
by Outbrain, if Altice Teads or Teads have breached or failed to perform any of their representations, warranties, covenants or agreements contained in the Share Purchase Agreement and such breach or failure to perform (a) would give rise to the failure of any of the related conditions to Altice Teads’ and Teads’ obligations to consummate the Transaction from being satisfied, (b) is incapable of being cured or has not been cured by the earlier of (i) the Termination Date (as defined herein) and (ii) the date that is twenty business days after Altice Teads’ and Teads’ receipt of written notice from Outbrain of such breach or failure to perform and (c) has not been expressly waived in writing by Outbrain; provided, however, that this termination right will not be available to Outbrain if Outbrain is then in material breach of any of its representations, warranties, covenants or agreements and that breach would result in the failure of any of the related conditions to Altice Teads’ and Teads’ obligations to consummate the Transaction from being satisfied;

•
by either Altice Teads or Outbrain, if the Closing has not occurred on or prior to the nine-month anniversary of the date of the Share Purchase Agreement (the “Termination Date”); provided that the “Termination Date” will, by written notice of either Outbrain or Altice Teads to the other, be extended for three additional periods of three months each, without further action by any party, if as of the Termination Date (or the last day of any such extension period) all of the conditions necessary to consummate the Transaction, as stipulated in the Share Purchase Agreement, other than the condition related to required governmental approvals, shall have been satisfied or waived (and other than those conditions that by their nature are to be satisfied at the Closing, each of which is capable of being satisfied assuming the Closing would occur), subject to certain exceptions; provided further that this termination rights shall not be available to such party whose breach of any representation, warranty, covenant or agreement is the primary cause of or primarily resulted in the failure of the Closing to occur prior to the Termination Date;

•
by either Altice Teads or Outbrain, if (i) any governmental authority shall have imposed a final, nonappealable order providing that it would not grant a required approval or that it would impose a Regulatory Condition (as defined herein); (ii) any permanent injunction, order or action by any governmental authority that restrains, enjoins or otherwise prohibits the consummation of the Transaction becomes final and nonappealable; (iii) any law of a governmental authority makes the Transaction consummation illegal or otherwise prohibited or (iv) the consummation of the Transaction would violate any nonappealable final order of any governmental authority having competent jurisdiction;
•
by Outbrain, if any governmental authority shall have entered any order imposing any Regulatory Condition in connection with consummation of the transactions contemplated by the Share Purchase Agreement and such order shall have become final and nonappealable;

•
by Altice Teads, if (i) all of the conditions to Outbrain’s obligations to consummate the transaction have been satisfied or waived; (ii) Altice Teads has delivered written confirmation to Outbrain that (a) all such conditions have been satisfied or waived and (b) Altice Teads is ready, willing and able to consummate the Closing if Outbrain performs its obligations under the Share Purchase Agreement and (iii) Outbrain fails to consummate the Closing on or before the later of (a) the date on which the Closing should have occurred pursuant to the Share Purchase Agreement and (b) the third business day following delivery by Altice Teads of the notice referred to in clause (ii) above (or, if earlier, the Termination Date) (a “Financing Termination”); and

•	by either Altice Teads or Outbrain, if the Purchaser Stockholder Approval has not been obtained upon a vote held at a duly held meeting, or at any adjournment or postponement thereof.
If the Share Purchase Agreement is validly terminated, the Share Purchase Agreement and all rights and obligations thereunder will become void and there will be no further liability or obligation on the part of any party to the Share Purchase Agreement; provided that (i) the parties remain liable for any fraud and any willful breach of the Share Purchase Agreement or any related agreement occurring prior to such termination (however, only the non-breaching party shall be entitled to all rights and remedies available at law or in equity) and (ii) the provisions of the Share Purchase Agreement related to confidentiality, public disclosure, certain general provisions and the obligation (if any) to pay a termination fee, remain in full force and effect and survive any termination of the Share Purchase Agreement.
In the event that the Share Purchase Agreement is terminated (i) by Altice Teads following a Purchaser Change of Recommendation but prior to receipt of the Purchaser Stockholder Approval or (ii) by Altice Teads or Outbrain where such Purchaser Stockholder Approval is not obtained at a stockholders’ meeting held after a Purchaser Change of Recommendation, then Outbrain is required to pay Altice Teads $40 million within 20 business days of the termination date (the “Alternative Transaction Termination Fee”). If the termination is due to a breach of Outbrain’s obligations in respect of certain governmental consents and related steps required to be taken in connection with obtaining such consents, Outbrain is required to pay $30 million to Altice Teads within 20 business days (the “Regulatory Termination Fee”). If the Share Purchase Agreement is terminated in a Financing Termination, if any monetary damages, remedies or reimbursements are received by Outbrain from the Debt Financing Sources (as defined herein) (the “Financing Damages”), Outbrain is required to pay to Altice Teads the lower of (i) $40 million and (ii) the remaining amount of the Financing Damages (after payment of Outbrain’s legal costs to recover those damages) within five business days after Outbrain’s receipt of the Financing Damages, with any remaining amount equally shared between Outbrain and Altice Teads (the “Financing Termination Fee”). Lastly, Outbrain will not be required to pay the Alternative Transaction Termination Fee, the Regulatory Termination Fee or the Financing Termination Fee, as applicable, on more than one occasion (and if more than one such fee is payable, only the highest of such fees will be the one payable).
Stockholder Support Agreement (see page 106)
Contemporaneously with the execution of the Share Purchase Agreement, each of Viola Ventures III, L.P. (“Viola Ventures”) and Yaron Galai (each, a “Supporting Stockholder” and collectively, the “Supporting Stockholders”) entered into a Stockholder Support Agreement (the “Stockholder Support Agreement”) with Outbrain, Altice Teads and Teads, pursuant to which, among other things, the Supporting Stockholders agreed to vote their respective shares of Common Stock in favor of the Share Issuance Proposal and any other proposals brought to a vote of stockholders of Outbrain in furtherance of the Transaction and against any Alternative Transaction (as defined herein).
As of October 28, 2024, the Supporting Stockholders beneficially own in aggregate approximately 20% of the issued and outstanding shares of Common Stock.

Stockholders Agreement (see page 107)
The Share Purchase Agreement provides that Outbrain and Altice Teads will enter into a stockholders agreement at Closing (the “Stockholders Agreement”). Pursuant to the Stockholders Agreement, at Closing, the size of the Outbrain Board will be expanded by two (for a total of ten directors as of the Closing), and two persons designated by Altice Teads (one of which shall be unaffiliated with Altice Teads and shall qualify as an independent director pursuant to the requirements of the Nasdaq Stock Market, subject to certain exceptions) shall be appointed to the Outbrain Board. In addition, subject to maintaining certain beneficial ownership thresholds, Altice Teads shall have an ongoing right to nominate directors to the Outbrain Board (a certain number of which shall be unaffiliated with Altice Teads and shall qualify as independent directors pursuant to the requirements of the Nasdaq Stock Market, subject to certain exceptions).
In addition, the Stockholders Agreement requires that, for so long as Altice Teads and its affiliates hold in the aggregate at least 15% of the total voting power of the outstanding capital stock of Outbrain on an as-converted basis, Altice Teads and each of its affiliates shall take such action at each meeting of the stockholders of Outbrain or any class thereof as may be required so that all issued and outstanding shares of Common Stock and Series A Preferred Shares beneficially owned by Altice Teads and/or by any of its affiliates are voted in the same manner as recommended by the Outbrain Board, except (i) with Outbrain’s prior written consent or (ii) to the extent that Outbrain is in material breach of certain obligations under the Stockholders Agreement and fails to cure such breach within 10 business days of notice.
Additionally, pursuant to the terms of the Stockholders Agreement, Altice Teads shall be bound by certain standstill and transfer restrictions.
Financing of the Transaction (see page 80)
In connection with entering into the Share Purchase Agreement, Outbrain entered into a debt commitment letter, dated August 1, 2024 (the “Commitment Letter”), with Goldman Sachs Bank USA, Jefferies Finance LLC and Mizuho Bank, LTD (collectively, the “Commitment Parties”), pursuant to which the Commitment Parties have committed to provide (i) a $100 million senior secured revolving credit facility (the “New Revolving Credit Facility”) and (ii) a senior secured bridge facility in an aggregate principal amount of up to $750 million (the “Bridge Facility” and, together with the New Revolving Credit Facility, the “Facilities”). The Bridge Facility or the debt financing in lieu of the Bridge Facility will be used to fund the cash consideration for the Transaction and to pay fees and expenses related thereto. Additionally, a portion of the New Revolving Credit Facility may be used to fund a portion of the cash consideration for the Transaction and to pay fees and expenses related thereto, and will otherwise be available for working capital and general corporate purposes. The obligation of the Commitment Parties to provide the contemplated financings is subject to certain customary conditions contained in the Commitment Letter, including the execution of definitive debt financing documentation contemplated by the Commitment Letter and the Transaction being consummated substantially concurrently with the funding of the Bridge Facility.
Appraisal Rights and Dissenters’ Rights (see page 87)
Outbrain’s stockholders are not entitled to appraisal rights or dissenters’ rights in connection with the Transaction or any of the matters to be voted on at the special meeting.
Executive Officers of the Combined Company Following the Transaction (see page 86)
Immediately following the Closing of the Transaction, Bertrand Quesada and Jeremy Arditi, current Co-Chief Executive Officers of Teads, will serve as Co-Presidents of the combined company. Outbrain’s current executive officers are expected to continue as executive officers of the combined company, with such additional officers as may be appointed by the combined company.

Directors of the Combined Company Following the Transaction (see page 86)
The current directors of Outbrain are expected to continue after the consummation of the Transaction as directors of the combined company. If the Transaction is consummated, the number of directors on the combined company board of directors shall be increased by two (for a total of ten directors as of the Closing) and two persons designated by Altice Teads (one of which shall be unaffiliated with Altice Teads and shall qualify as an independent director pursuant to the requirements of the Nasdaq Stock Market, subject to certain exceptions) shall be appointed to the Outbrain Board.
In addition, (i) until Altice Teads and its affiliates cease to hold at least 25% of the total voting power of the outstanding capital stock of the Company on an as-converted basis, Altice Teads shall have the right to nominate two directors to the Outbrain Board (one of which shall be unaffiliated with Altice Teads and shall qualify as an independent director pursuant to the requirements of the Nasdaq Stock Market, subject to certain exceptions) and (ii) for so long as Altice Teads and its affiliates hold at least 10% (but less than 25%) of the total voting power of the outstanding capital stock of the Company on an as-converted basis, Altice Teads shall have the right to nominate one director to the Outbrain Board. Additionally, commencing on the three-year anniversary of the Closing, Altice Teads shall have the right to nominate three directors to the Outbrain Board until such time as it and its affiliates cease to own at least 30% of the total voting power of the outstanding capital stock of the Company, on an as-converted basis (two of which shall be unaffiliated with Altice Teads and shall qualify as independent directors pursuant to the requirements of the Nasdaq Stock Market, subject to certain exceptions).
Interests of the Outbrain Directors and Executive Officers in the Transaction (see page 86)
Outbrain’s stockholders should be aware that members of the Outbrain Board and executive officers of Outbrain have interests in the Transaction that may be different from, or in addition to, those of Outbrain’s stockholders generally.
These interests include that each of Outbrain’s directors and executive officers are expected to continue, immediately following the consummation of the Transaction, as directors or executive officers of the combined company. The Outbrain Board may also consider new or amended employment arrangements or compensatory awards to the Outbrain executive officers to reward the Outbrain executive officers for the significant expanded work undertaken in connection with the Transaction and/or incentivize them in connection with their roles at the combined company going forward. As of the date of this proxy statement, Outbrain has not entered into any such arrangements and the Transaction is not conditioned upon any such arrangements.
In addition, certain of Outbrain’s directors and officers are entitled to registration rights under an investors’ rights agreement, which is expected to be amended and restated (as amended and restated, the “Amended and Restated Investors’ Rights Agreement”) prior to the Closing of the Transaction. For more information, please see the section titled “Agreements Related to the Transaction—Registration Rights Agreement and Amended and Restated Investors’ Rights Agreements.”
Material U.S. Federal Income Tax Consequences of the Transaction (see page 87)
There are no material U.S. federal income tax consequences to Outbrain’s stockholders that will result from the issuance of the Acquisition Shares in the Transaction.
Federal Securities Law Consequences; Transfer of Shares (see page 87)
The Acquisition Shares to be issued to Altice Teads as consideration in the Transaction will be issued in transactions exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), in reliance on Section 4(a)(2) of the Securities Act and may not be offered or sold by the holders of those shares absent registration or an applicable exemption from the registration requirements. As a general matter, holders of such shares will not be able to transfer any of their shares until at least six months after receiving such shares, which is when the shares would first be eligible to be sold under Rule 144 promulgated under the Securities Act, assuming the conditions thereof are otherwise satisfied.
Prior to Closing, Altice Teads and Outbrain will enter into a registration rights agreement (the “Registration Rights Agreement”), pursuant to which Outbrain will provide customary demand and piggyback registration rights to the holders of the Altice Registrable Securities (as defined herein), which includes, among other things, all shares of

Common Stock held by Altice Teads immediately following Closing and all shares of Common Stock issued or issuable upon conversion of the Series A Preferred Shares. For more information on the Registration Rights Agreement, please see the section titled “Agreements Related to the Transaction—Registration Rights Agreement and Amended and Restated Investors’ Rights Agreements.”
Regulatory Approvals Required for the Transaction (see page 86)
Under the Share Purchase Agreement, the respective obligations of the parties thereto to complete the Transaction are subject to the expiration or termination of any applicable waiting or review period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). Outbrain and Altice Teads made the filings required under the HSR Act on August 16, 2024, and the initial 30-day waiting period expired at 11:59 p.m. Eastern Time on September 16, 2024.
Additionally, the parties to the Share Purchase Agreement are required to obtain the applicable approvals of the competition agencies in France, Germany, the United Kingdom, Israel and Turkey, and foreign direct investment authorities in France and Slovenia. As of the date of this proxy statement, the parties have obtained the applicable approvals of the competition agencies in Germany and Turkey and foreign direct investment authority in Slovenia.
Anticipated Accounting Treatment (see page 87)
The Transaction will be accounted for under the acquisition method of accounting for business combinations in accordance with Accounting Standards Codification 805, Business Combinations (“ASC 805”), with Outbrain considered as the accounting acquirer and Teads as the accounting acquiree. Outbrain will measure the assets acquired and liabilities assumed at their fair values as of the closing date of the Transaction (the “Closing Date”), with any excess of the value of the Total Consideration paid over those fair values being recorded as goodwill.
Legal Proceedings (see page 87)
Between October 9, 2024 and October 31, 2024, Outbrain received three demand letters (the “demand letters”) from purported stockholders of Outbrain alleging disclosure deficiencies in the preliminary proxy statement filed by Outbrain on October 4, 2024. The demand letters demand that Outbrain and the Outbrain Board issue corrective disclosures. Outbrain believes that the disclosures set forth in the preliminary proxy statement comply with applicable law and that the allegations asserted in the demand letters are without merit. Additional demand letters or lawsuits relating to the Transaction may also be received and/or filed in the future.
Outbrain Special Meeting (see page 53)
The special meeting will be on December 5, 2024, at 9:00 a.m., Eastern Time, unless postponed or adjourned to a later date. The special meeting will be held in a virtual-only meeting format. A live audio webcast of the special meeting can be accessed by visiting www.virtualshareholdermeeting.com/OB2024SM, where you will be able to vote your shares and submit questions during the special meeting webcast by logging in to the website listed above using the 16-digit control number included in your proxy card. Online check-in will begin at 8:45 a.m., Eastern Time, and we encourage you to allow ample time for the online check-in procedures. Please note that you will not be able to attend the special meeting in person. For more information on the special meeting, please see the section titled “The Special Meeting of Outbrain’s Stockholders.”

QUESTIONS AND ANSWERS
The following section provides answers to frequently asked questions about the proposed Transaction and the special meeting. These questions and answers do not address all questions that may be important to you as a stockholder of Outbrain. We urge you to read carefully the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents we incorporate by reference into this proxy statement.
Q:	Why am I receiving this proxy statement?
A:
You are receiving this proxy statement in connection with the solicitation of proxies with respect to the issuance of the Acquisition Shares in connection with the Transaction. You have been identified as a holder of Common Stock as of the close of business on the record date, and you are invited to attend the special meeting and are entitled and requested to vote at the special meeting on the matters described in this proxy statement. This proxy statement contains important information about the special meeting, the Transaction and the other business to be considered by Outbrain’s stockholders at the special meeting, and you should read it carefully. The enclosed voting materials allow you to authorize a proxy to vote your shares of Common Stock without attending the special meeting and ensure that your shares of Common Stock are represented and voted at the special meeting. We urge you, as promptly as practicable, to complete, sign, date and mail your proxy card in the pre-addressed postage-paid envelope provided or call the toll-free telephone number listed on your proxy card or access the internet website described in the instructions on the enclosed proxy card.

Q:	What is the Transaction?
A:
On August 1, 2024, Outbrain entered into a Share Purchase Agreement with Teads and Altice Teads, pursuant to which Outbrain will acquire, directly and via certain of its subsidiaries, all of the issued and outstanding equity interests of Teads from Altice Teads, after which Teads will become a wholly owned subsidiary of Outbrain.

Under the terms of the Share Purchase Agreement, Altice Teads will sell and transfer to Outbrain or one of its subsidiaries all of the equity interests of Teads that are issued and outstanding in exchange for the following consideration to be paid at the closing of the Transaction: (a) a cash payment of $725 million, subject to certain customary adjustments; (b) 35 million newly issued shares of Common Stock and (c) 10.5 million newly issued Series A Preferred Shares. Additionally, Altice Teads will be entitled to a deferred cash payment from Outbrain in an amount equal to $25 million payable after the closing of the Transaction in one or more installments, to the extent permitted to be paid in compliance with the covenants under the debt financing agreements to be entered into by Outbrain in connection with the Transaction. For a more complete description of the Total Consideration, including a description of the terms of the Series A Preferred Shares, please see the sections titled “The Share Purchase Agreement—The Transaction and Purchase Price Consideration and Adjustments” and “The Transaction—Certificate of Designation of Series A Preferred Shares.” Based on the number of shares of Common Stock outstanding as of October 28, 2024, Outbrain estimates that, immediately following the closing of the Transaction, Altice Teads will own approximately 41% of the issued and outstanding shares of Common Stock, or approximately 48%, assuming conversion of the Series A Preferred Shares (and based on a conversion price of $10.00 per Series A Preferred Share). The Series A Preferred Shares will vote together with the Common Stock on an as-converted basis on all matters, and not as a separate class.
For a more complete description of the Transaction, please see the section titled “The Transaction.”
Q:	What is required to consummate the Transaction?
A:
To consummate the Transaction, the holders of Common Stock must approve the Share Issuance Proposal. Approval of the Adjournment Proposal is not a closing condition for the consummation of the Transaction.

In addition to the requirement that the holders of Common Stock approve the Share Issuance Proposal, each of the other closing conditions set forth in the Share Purchase Agreement must be satisfied or (to the extent permitted by applicable law) waived. For a complete description of the closing conditions under the Share Purchase Agreement, please see the section titled “The Share Purchase Agreement—Conditions to Closing.”

Q:	How will Outbrain finance the payment of the cash consideration for the Transaction?
A:
We have obtained financing pursuant to the Commitment Letter with the Commitment Parties pursuant to which the Commitment Parties have committed to provide the New Revolving Credit Facility and the Bridge Facility. The Bridge Facility or the debt financing in lieu of the Bridge Facility will be used to fund the cash consideration for the Transaction and to pay fees and expenses related thereto. Additionally, a portion of the New Revolving Credit Facility may be used to fund a portion of the cash consideration for the Transaction and to pay fees and expenses related thereto, and will otherwise be available for working capital and general corporate purposes. For more information on how Outbrain will finance payment of the cash consideration, please see the section titled “The Transaction—Financing of the Transaction.”

Q:	What will happen to Outbrain if, for any reason, the Transaction does not close?
A:
If, for any reason, the Transaction does not close, Outbrain will not acquire Teads and will not pay Altice Teads any portion of the Total Consideration, including the issuance of the Acquisition Shares. Under certain circumstances, Outbrain may be obligated to pay Altice Teads a termination fee of up to $40 million, as more fully described in the sections titled “The Share Purchase Agreement—Termination of the Share Purchase Agreement” and “The Share Purchase Agreement—Termination Fees.”

Q:
What will happen to my shares of Common Stock, my options to purchase a share of Common Stock (“Outbrain Options”) and my restricted stock units of Outbrain (“RSUs”) in connection with the Transaction?

A:
You will continue to hold the same number of shares of Common Stock, Outbrain Options and RSUs upon the completion of the Transaction. As a result of the issuance of the Acquisition Shares, however, the overall ownership percentage of current Outbrain stockholders will be diluted upon completion of the Transaction.

Q:	Will Altice Teads be able to sell the Common Stock issued to it in connection with the Transaction without restrictions?
A:
The Acquisition Shares to be issued to Altice Teads as consideration in the Transaction will be issued in transactions exempt from registration under the Securities Act, in reliance on Section 4(a)(2) of the Securities Act and may not be offered or sold by the holders of those shares absent registration or an applicable exemption from the registration requirements. As a general matter, holders of such shares will not be able to transfer any of their shares until at least six months after receiving such shares, which is when the shares would first be eligible to be sold under Rule 144 promulgated under the Securities Act, assuming the conditions thereof are otherwise satisfied.

Prior to Closing, Altice Teads and Outbrain will enter into the Registration Rights Agreement pursuant to which Outbrain will provide customary demand and piggyback registration rights to the holders of the Altice Registrable Securities (as defined herein), which includes, among other things, all shares of Common Stock held by Altice Teads immediately following Closing and all shares of Common Stock issued or issuable upon conversion of the Series A Preferred Shares.
In addition, pursuant to the Stockholders Agreement, Altice Teads will be subject to restrictions on the transfer of the Acquisition Shares. The Stockholders Agreement provides that Altice Teads may not transfer or agree to transfer any shares of Outbrain for a period of three months after the Closing, without the prior written approval of the Outbrain Board, subject to specified exceptions. Following such three-month period, Altice Teads may not transfer or agree to transfer any such shares to the extent that, as a result of such transfer, any person becomes the beneficial owner of 10% or more of the total voting power of the outstanding capital stock of Outbrain determined on an as-converted basis.
Q:	Who will be the directors of Outbrain following the Transaction?
A:
The current directors of Outbrain are expected to continue after the consummation of the Transaction as directors of the combined company. Pursuant to the Stockholders Agreement, at the Closing, the number of directors on the Outbrain Board shall be increased by two (for a total of 10 directors as of the Closing) and two persons designated by Altice Teads (one of which shall be unaffiliated with Altice Teads and shall qualify as an independent director pursuant to the requirements of the Nasdaq Stock Market, subject to certain exceptions) shall be appointed to the Outbrain Board. For more information, please see the section titled “The Transaction—Directors of the Combined Company Following the Transaction.”
Q:	When do you expect the Transaction to be consummated?
A:
We anticipate that the Transaction will be completed during the first quarter of 2025, assuming that our stockholders approve the Share Issuance Proposal, applicable regulatory approvals are received, and the other conditions to the Transaction set forth in the Share Purchase Agreement are satisfied or waived. However, we cannot predict the exact date on which the Transaction will be completed or that the Transaction will be completed because completion is subject to conditions, many of which are beyond our control. For more information, please see the section titled “The Share Purchase Agreement—Conditions to Closing.”

Q:	What proposals will be considered at the special meeting?
A:	At the special meeting, holders of Common Stock as of the close of business on the record date will be asked to vote on the following proposals:
1.
a proposal to approve, for the purposes of complying with Nasdaq Listing Rule 5635(a) and (b), the issuance of 35 million shares of Common Stock and 10.5 million Series A Preferred Shares, which are convertible into Common Stock, in connection with the Transaction; and

2.
a proposal to postpone or adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the Share Issuance Proposal.

We do not expect that any matter other than the Share Issuance Proposal and the Adjournment Proposal will be brought before the special meeting.
Q:	Why is Outbrain seeking stockholder approval of the Share Issuance Proposal?
A:
The Common Stock is listed on The Nasdaq Global Select Market, and, as a result, we are subject to The Nasdaq Stock Market Listing Rules. Nasdaq Listing Rule 5635(a) requires stockholder approval prior to the issuance of securities in connection with the acquisition of another company where, due to the present or potential issuance of common stock or securities convertible into or exercisable for common stock, other than a public offering for cash, (i) the common stock has or will have upon issuance voting power equal to or in excess of 20% of the voting power outstanding before the issuance of stock or securities convertible into or exercisable for common stock or (ii) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities. Nasdaq Listing Rule 5635(b) requires stockholder approval when any issuance or potential issuance of securities will result in a change of control of the issuer. Although Nasdaq has not adopted any rule on what constitutes a “change of control” for purposes of Nasdaq Listing Rule 5635(b), Nasdaq has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common stock or voting power of an issuer could constitute a change of control.

Pursuant to the Share Purchase Agreement, Outbrain will issue 35 million shares of Common Stock and 10.5 million Series A Preferred Shares to Altice Teads at Closing, which will result in Altice Teads owning approximately 41% of the issued and outstanding shares of Common Stock, or approximately 48%, assuming conversion of the Series A Preferred Shares (and based on a conversion price of $10.00 per Series A Preferred Share), and will hold approximately 48% of Outbrain’s voting power, in each case, based on the amount of issued and outstanding shares of Common Stock as of October 28, 2024. The Series A Preferred Shares will vote together with the Common Stock on an as-converted basis on all matters, and not as a separate class.
The Acquisition Shares issuable to Altice Teads pursuant to the terms of the Share Purchase Agreement (including the shares of Common Stock issuable upon conversion of the Series A Preferred Shares) will exceed 20% of the number of shares of Common Stock outstanding before such issuance, and, upon issuance, will have voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such Acquisition Shares. Additionally, as a result of the issuance of the Acquisition Shares, a change of control of Outbrain under Nasdaq Listing Rule 5635(b) may be deemed to occur. Therefore, we are seeking stockholder approval of the issuance of the Acquisition Shares in connection with the Transaction to comply with Nasdaq Listing Rule 5635(a) and (b).

Q:	How does the Outbrain Board recommend that I vote?
A:
After careful consideration, the Outbrain Board has, among other things, unanimously (i) determined that the Share Purchase Agreement and the transactions contemplated thereby, including the issuance of the Acquisition Shares, are advisable, fair to, and in the best interests of Outbrain and its stockholders; (ii) adopted and approved the Share Purchase Agreement and the execution, delivery and performance by Outbrain of the Share Purchase Agreement and the transactions contemplated thereby, including the issuance of the Acquisition Shares, and (iii) resolved that, subject to the terms and conditions of the Share Purchase Agreement, the Share Issuance Proposal and such other matters as may be necessary or desirable, to facilitate the consummation of the Transaction shall be submitted to a vote at a meeting of the Outbrain stockholders with the recommendation of the Outbrain Board to approve such matters.

The Outbrain Board unanimously recommends that you vote:
•	“FOR” the Share Issuance Proposal; and
•	“FOR” the Adjournment Proposal.
For a discussion of the material factors considered by the Outbrain Board in reaching its determinations and recommendations, please see the section titled “The Transaction—Recommendation of the Outbrain Board; Outbrain’s Reasons for the Transaction.” For more information on the Share Issuance Proposal and the Adjournment Proposal, please see the section titled “Matters Being Submitted to a Vote of Outbrain’s Stockholders.”
Q:	When and where will the special meeting be held?
A:
The special meeting will be held on December 5, 2024, at 9:00 a.m., Eastern Time. We have decided to hold the special meeting in a virtual-only meeting format. We will provide a live audio webcast of the special meeting at www.virtualshareholdermeeting.com/OB2024SM, where you will be able to vote your shares and submit questions during the special meeting webcast by logging in to the website listed above using the 16-digit control number included in your proxy card. Stockholders will not be able to attend the special meeting in person. Online access to the meeting will begin at 8:45 a.m., Eastern Time. We have taken steps to ensure that the format of the special meeting affords stockholders the same rights and opportunities to participate as they would at an in person meeting, including the right to vote and to ask questions. Beginning 15 minutes prior to, and during, the special meeting, stockholders and guests will be able to review the Company’s rules of conduct for the special meeting once logged in to the special meeting. In the event of any technical difficulties concerning the special meeting, we expect that an announcement will be made on www.virtualshareholdermeeting.com/OB2024SM and on the Investor Relations page of our website at investors.outbrain.com. If necessary, the announcement will provide information regarding the date, time, and location of any adjournment or postponement of the special meeting. Any updated information regarding the special meeting will also be posted on the Investor Relations page of our website at investors.outbrain.com.

Q:	How do I vote?
A:	If you are a stockholder of record and your shares are registered directly in your name, you may vote:
•	By Internet. You may vote by proxy via the Internet at www.proxyvote.com and following the online instructions.
•	By Telephone. If you live in the United States or Canada, you may vote by proxy by calling toll-free 1-800-690-6903.
•
By Mail. If you received a printed copy of the proxy materials, you may complete and mail your proxy card in the postage prepaid envelope you received, and return the proxy card to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your proxy will be voted in accordance with your instructions. If you sign and return the enclosed proxy but do not specify how you want your shares voted, they will be voted “FOR” the Share Issuance Proposal and “FOR” the Adjournment Proposal.

•	At the Meeting. If you plan to attend and vote at the special meeting, please see the question titled “How do I vote my shares at the special meeting?” below.

If your shares are held in street name (that is, held for your account by a bank, broker or other nominee), you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Outbrain. In order to vote, complete and mail the proxy card received from your bank, broker or other nominee to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker. Street name holders may vote online at the special meeting only if they obtain a 16-digit control number from their broker (typically found on their voting instruction form).
Q:	How do I attend the special meeting as a stockholder of record?
A:
If you were a stockholder of the record date, you can attend the meeting by accessing www.virtualshareholdermeeting.com/OB2024SM and entering the 16-digit control number which can be found on the proxy card.

Q:	How do I register to attend the special meeting if my shares are held in street name?
A:
Stockholders whose shares are held in street name will need to obtain their 16-digit control number, from their bank, broker or other nominee. If a stockholder whose shares are held in street name has any questions regarding attendance at the meeting or how to obtain their 16-digit control number, they should contact their bank, broker or other nominee who holds their shares.

Q:	How do I vote my shares at the special meeting?
A:
If you are a stockholder as of the close of business on the record date, you may vote your shares electronically during the special meeting by accessing the meeting site at www.virtualshareholdermeeting.com/OB2024SM and following the on-screen instructions for casting your vote. You will need to have your 16-digit control number found in your proxy card.

If you are a stockholder whose shares are held in street name as of the close of business on the record date, see above information (under “How do I register to attend the special meeting if my shares are held in street name?”) for obtaining your 16-digit control number. Whether or not you plan to attend the special meeting, stockholders are urged to vote and submit their proxy in advance of the special meeting by one of the methods described under the question titled “How do I vote?” above.
Q:	Will technical support be available at the special meeting?
A:
Online access to the special meeting will open at 8:45 a.m., Eastern Time on December 5, 2024, to allow you time to log in and test your device’s audio system. We will have technicians ready to assist you with any technical difficulties you may have accessing the special meeting. If you need technical support after you access the meeting site, call the support phone number on the screen. Outbrain recommends that you log in 15 minutes before the special meeting to ensure you are logged in when the special meeting starts.

Q:	How do I ask questions during the special meeting?
A:
Stockholders are encouraged to submit questions during the special meeting at www.virtualshareholdermeeting.com/OB2024SM. To submit questions, you will need to log into the special meeting with your 16-digit control number.

Q:	Who is entitled to vote at the special meeting?
A:
Only holders of record of Common Stock as of the close of business on the record date are entitled to vote at the special meeting. Holders of record of Common Stock are entitled to one vote on each of the proposals presented in this proxy statement for each share of Common Stock that they hold as of the close of business on the record date.

Q:	What happens if I sell my Common Stock before the special meeting?
A:
The record date is earlier than the date of the special meeting. If you own shares of Common Stock as of the close of business on the record date but transfer your shares of Common Stock prior to the special meeting, you will retain your right to vote at the special meeting.

Q:	What vote is required in order for the proposals to be approved?
A:
Approval of each of the Share Issuance Proposal and the Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of Common Stock present at the special meeting in person (virtually) or represented by proxy, and entitled to vote thereon. Quorum is required in order for the Share Issuance Proposal to be approved; however, quorum is not required in order for the Adjournment Proposal to be approved.

Q:	What is the quorum requirement for the special meeting?
A:
The presence at the special meeting, in person (virtually) or by proxy, of the holders of at least one third of Outbrain’s issued and outstanding shares of Common Stock entitled to be cast will constitute a quorum for the special meeting. Abstentions will be counted as present and entitled to vote for purposes of determining whether a quorum is present.

Your shares will be counted towards the quorum if you submit a valid proxy (or one is submitted on your behalf by your bank, broker or other nominee) or if you attend the special meeting and vote your shares during the special meeting. If there is no quorum, the holders of a majority of shares present in person (virtually) or represented by proxy at the special meeting, or the chairperson of the special meeting, may postpone or adjourn the meeting to another date.
Q:	Are there any risks I should consider in connection with the Share Issuance Proposal and the proposed Transaction?
A:
Yes. There are a number of risks and uncertainties relating to the Share Issuance Proposal and the proposed Transaction. You should carefully review the section of this proxy statement titled “Risk Factors,” which discusses these risks and uncertainties in more detail.

Q:	Where can I find the voting results of the special meeting?
A:
The preliminary voting results will be announced at the special meeting. The final results will be disclosed in a Form 8-K filed by Outbrain with the SEC within four business days after the special meeting date.

Q:	What do I need to do now?
A:
We urge you to read this proxy statement carefully, including its annexes and the documents incorporated herein by reference, and to consider how the Transaction affects you. Then, even if you expect to attend the special meeting, please vote your shares as soon as possible to ensure that your shares will be represented at the special meeting. Please follow the instructions set forth on the enclosed proxy card or on the voting instruction form provided by the record holder of your shares if your shares are held in street name.

Q:	What are “broker non-votes”?
A:
Broker non-votes occur when shares held by banks, broker or other nominees (i.e., held in street name) are not voted on a particular proposal because the banks, broker or other nominees do not have discretionary voting power, with respect to that item, and have not received voting instructions from the beneficial owners. Generally, banks, brokers or other nominees may only vote on items deemed “routine” under applicable stock exchange rules without voting instructions from the beneficial owners.

As none of the proposals to be voted upon at the special meeting is considered “routine,” banks, brokers or other nominees do not have the discretion to vote on any proposal for which they do not receive instructions from the beneficial owners. As a result, since there are no matters in which a broker non-vote may be counted, if you fail to provide your bank, broker or other nominee with any instructions regarding how to vote your shares, your shares will not be considered present at the special meeting, will not be counted for purposes of determining the presence of a quorum and will not be voted on any of the proposals.
Q:	What will happen if I return my proxy card without indicating how to vote?
A:
If you properly submit your proxy card without indicating how to vote your shares on any particular proposal, the shares represented by your proxy will be voted as recommended by the Outbrain Board with respect to that proposal.

Q:	What does it mean if I receive more than one proxy card or voting instruction form?
A:
It means that you have multiple accounts at the transfer agent or with banks, brokers or other nominees. Please complete and return all proxy cards or voting instruction forms to ensure that all of your shares are voted.

Q:	Can I change or revoke my vote?
A:
If you are a stockholder of record, you may revoke your proxy at any time before it is voted at the special meeting by notifying the Corporate Secretary of Outbrain of such revocation in writing at our principal executive offices, by returning a signed proxy with a later date, by transmitting a subsequent vote over the Internet or by telephone, or by voting at the special meeting.

If your shares are held in street name, you must contact your bank, broker or other nominee for instructions as to how to change or revoke your vote.
Our proxy tabulator, Broadridge Financial Solutions Inc., must receive any proxy that will not be voted by a stockholder at the special meeting by 11:59 p.m., Eastern Time on December 4, 2024.
Q:	Who is paying for this proxy solicitation?
A:
We will pay all costs relating to the solicitation of proxies. We will also reimburse brokers, custodians, nominees and fiduciaries for reasonable expenses in forwarding proxy materials to stockholders whose shares are held in street name. To the extent that our directors, officers or other employees participate in this solicitation, they will not receive any additional compensation for their participation.

We have retained Sodali & Co to assist in the solicitation of proxies. We estimate that we will pay Sodali & Co a fee of up to $30,000, plus out-of-pocket expenses for its assistance.
Q:	Am I entitled to dissenters’ rights?
A:	No, Outbrain’s stockholders are not entitled to dissenters’ rights in connection with the Transaction or any of the matters to be voted on at the special meeting.
Q:	Who can help answer my questions?
A:
If you have any questions concerning the Transaction, the proposals, the special meeting or this proxy statement, would like additional copies of this proxy statement free of charge or need help submitting your proxy or voting of your shares of Common Stock, please write to the Corporate Secretary of Outbrain at our principal executive offices located at 111 West 19th Street, New York, NY 10011, email the Corporate Secretary at IR@outbrain.com or call the Corporate Secretary at (646) 867-0149.

You may also contact our proxy solicitor at:
Sodali & Co
430 Park Avenue, 14th Floor
New York, NY 10022
Stockholders Call Toll-Free: (800) 662-5200
Banks, Brokers, Trustees and Other Nominees Call Collect: (203) 658-9400
Email: OB@investor.sodali.com
You may also wish to consult your legal, tax or financial advisors with respect to any aspect of the Transaction or other matters discussed in this proxy statement.

MARKET PRICE AND DIVIDEND INFORMATION
The Common Stock is currently listed on The Nasdaq Global Select Market under the symbol “OB.” Upon the Closing of the Transaction, Outbrain’s Common Stock will continue to be listed on The Nasdaq Global Select Market under the symbol “OB.”
Teads is a private company, and the shares of Teads share capital are not publicly traded.
Common Stock
The closing price of the Common Stock on July 31, 2024, the trading day immediately prior to the public announcement of the execution of the Share Purchase Agreement, as reported on The Nasdaq Global Select Market, was $4.78 per share. The closing price of the Common Stock on October 30, 2024, the most recent practicable date before this proxy statement was mailed to our stockholders, as reported on The Nasdaq Global Select Market, was $4.37 per share.
Because the market price of the Common Stock is subject to fluctuation, the market value of the shares of Common Stock that Altice Teads will be entitled to receive in the Transaction may increase or decrease.
As of the close of business on October 31, 2024, the record date for the special meeting, there were approximately 123 holders of record of the Common Stock. The number of record holders was determined from the records of our transfer agent and does not include stockholders whose shares are held in street name.
Dividends
Outbrain has never declared or paid any cash dividends on its capital stock.
Outbrain does not anticipate paying cash dividends on the Common Stock for the foreseeable future. Any future determination to declare dividends on the Common Stock will be made at the discretion of the Outbrain Board and will depend on Outbrain’s financial condition, operating results, capital requirements, general business conditions, and other factors that Outbrain’s Board may deem relevant. Additionally, until the Series A Preferred Shares have, in their entirety, been redeemed or converted into Common Stock, dividends on Common Stock may not be declared or paid.
Pursuant to the Certificate of Designation for the Series A Preferred Shares (the “Certificate of Designation”), holders of the Series A Preferred Shares will have dividend rights. Dividends on the Series A Preferred Shares will accrue on a quarterly basis at a rate of 10% per annum, payable annually in cash or by accrual to the liquidation preference of the Series A Preferred Shares, at Outbrain’s option. For more information on the Series A Preferred Shares, please see the section titled “The Transaction—Certificate of Designation of Series A Preferred Shares.”

RISK FACTORS
In addition to the other information contained or incorporated by reference herein, you should carefully consider the risks relating to the Transaction, Outbrain, Teads and the combined company before deciding how to vote your shares of Common Stock.
Risks Related to the Transaction
The completion of the Transaction is subject to conditions, some or all of which may not be satisfied or completed on a timely basis, if at all. Failure to complete the Transaction could have a material adverse effect on the Company.
The completion of the Transaction is subject to a number of conditions, including, among others, (i) receipt of required regulatory approvals, (ii) Outbrain stockholder approval of the issuance of the Acquisition Shares and (iii) absence of any law or order promulgated by a governmental authority that makes the consummation of the Transaction illegal or that otherwise restrains, prohibits, or prevents the consummation of the Transaction. These conditions make the completion, and timing of the completion, of the Transaction uncertain. For a more detailed discussion of these and other closing conditions, please see the section titled “The Share Purchase Agreement—Conditions to Closing.” Outbrain expects the Transaction to close during the first quarter of 2025, subject to satisfying these closing conditions. However, either Outbrain or Altice Teads may terminate the Share Purchase Agreement if the Closing has not occurred by the date which is nine months after August 1, 2024, which date may be extended, by either Outbrain or Altice Teads, for three additional periods of three months each if the reason for not closing is that the required regulatory approvals have not been obtained.
If the Transaction is not completed, Outbrain’s business may be adversely affected and, without realizing any of the potential benefits of having completed the Transaction, Outbrain will be subject to a number of risks, including the following:
•	the market price of the Common Stock could decline to the extent that the current market price reflects a market assumption that the Transaction will be completed;
•	Outbrain may owe termination fees to Altice Teads under certain circumstances;
•	the manner in which clients, vendors, business partners and other third parties perceive Outbrain may be negatively impacted, which in turn could affect its ability to compete for new business;
•
time and resources committed by Outbrain’s management to matters relating to the Transaction could otherwise have been devoted to pursuing other opportunities that may have been beneficial to Outbrain;

•	Outbrain will be required to pay its costs relating to the Transaction, such as legal, accounting and financial advisory fees, whether or not the Transaction is completed;
•
if Outbrain incurs indebtedness prior to Closing to fund the cash consideration, whether or not the Transaction is consummated, Outbrain will be required to pay certain fees and expenses incurred in connection with such indebtedness, including any accrued interest thereon;

•
the Share Purchase Agreement contains covenants restricting Outbrain’s solicitation of competing acquisition proposals and the conduct of Outbrain’s business between the date of signing the Share Purchase Agreement and the Closing. As a result, significant business decisions and transactions before the Closing require the consent of Teads and Altice Teads. Accordingly, Outbrain may be unable to pursue business opportunities that would otherwise be in its best interest as a standalone company; and

•
as a result of the proposed Transaction, current and prospective employees could experience uncertainty about their future roles within the combined company. This uncertainty may adversely affect Outbrain’s ability to retain its key employees, who may seek other employment opportunities.

In addition, if the Transaction is not completed, Outbrain could be subject to litigation related to any failure to complete the Transaction or related to any enforcement proceeding commenced against it to perform its obligations under the Share Purchase Agreement. Outbrain’s obligations under the Share Purchase Agreement are not conditioned on its receipt of or ability to obtain financing. Accordingly, there is a risk Outbrain could be liable for damages to Altice Teads or subject to litigation or enforcement proceedings where Outbrain’s inability to close the Transaction is due to a failure to timely obtain financing on the terms contemplated by the Commitment Letter or at all.

Similarly, delays in the completion of the Transaction could, among other things, result in additional transaction costs, loss of revenue or other negative effects associated with delay and uncertainty about completion of the Transaction.
Any of these risks could materially and adversely affect Outbrain’s business, financial condition and results of operation.
The Transaction may be completed even though material adverse changes may occur prior to the Closing.
In general, Outbrain can refuse to complete the Transaction if there is a Material Adverse Effect (as defined herein) with respect to Teads and its subsidiaries between the date of the Share Purchase Agreement and the Closing. However, some types of changes do not permit Outbrain to refuse to complete the Transaction, even if such changes would have a material adverse effect on Teads and its subsidiaries, to the extent they resulted from the following:
•	general changes or developments in any of the major industries or markets in which Teads or its subsidiaries operate;
•
changes in regional, national or international political, economic or regulatory general market conditions or in national or international financial or banking markets (including changes in general interest or currency exchange rates, fiscal policy, or inflation);

•
cyberattack or computer, network or system hacking, any outbreak or escalation of hostilities or any acts of war or terrorism, regional, national, or international calamity, crisis or emergency, or any governmental response to any of the foregoing;

•
natural disasters or calamities, including volcanoes, tsunamis, pandemics, epidemics, disease outbreaks or other public health conditions, earthquakes, floods, hurricanes, wildfires, blackouts, tornadoes or other natural disasters, force majeure events or other comparable events, or any worsening of the foregoing;

•	changes in any applicable laws, International Financial Reporting Standards or other accounting regulations or principles or interpretations thereof;
•
the negotiation, execution, announcement, pendency or consummation of the Share Purchase Agreement and the transactions contemplated thereby, including the direct impact thereof on (including loss or impairment of) relationships, contractual or otherwise, with customers, employees, distributors, suppliers and regulators; and

•
the taking of any action required or expressly contemplated by, or failure to take any action due to, the express terms of the Share Purchase Agreement or with the written consent of or at the written direction of Outbrain.

However, in the case of the first five exclusions above, in the event that Teads and its subsidiaries, taken as a whole, are disproportionately affected by such event, development, or change relative to other participants in the industries in which Teads and its subsidiaries operate, the extent (and only the extent) of such adverse effect, relative to such other participants, on Teads or any of its subsidiaries may be taken into account in determining whether there has been a Material Adverse Effect.
If adverse changes occur but the parties must still complete the Transaction, the combined company’s stock price may suffer.
Certain provisions of the Share Purchase Agreement may discourage third parties from submitting competing proposals, including proposals that may be superior to the transactions contemplated by the Share Purchase Agreement. During the pendency of the Transaction, Outbrain may not be able to pursue alternatives to the Transaction or enter into a business combination or acquisition transaction with another party on more favorable terms because of restrictions in the Share Purchase Agreement.
The terms of the Share Purchase Agreement generally prohibit Outbrain from soliciting competing acquisition proposals or discussing or negotiating with, or furnishing information to, persons making unsolicited acquisition proposals, except in limited circumstances. For more information, please see the section titled “The Share Purchase Agreement—Outbrain No Solicitation of Alternative Transactions.”

In addition, under certain circumstances if the Transaction is terminated, Outbrain may be required to pay Altice Teads a termination fee of up to $40 million, as more fully described in the section titled “The Share Purchase Agreement—Termination Fees.”
The foregoing may discourage a third party that might have an interest in Outbrain from considering or proposing a transaction, even if that party were prepared to propose a transaction that would present greater value to Outbrain and its stockholders than does the Transaction.
Outbrain and Teads are subject to various uncertainties while the Transaction is pending that could adversely affect their businesses, financial condition and results of operations.
During the pendency of the Transaction, it is possible that customers, suppliers, business partners and other persons with whom Outbrain or Teads has a business relationship may delay or defer certain business decisions or decide to seek to terminate, change or renegotiate their relationships with Outbrain or Teads, as the case may be, as a result of the Transaction, which could significantly reduce the expected benefits of the Transaction or negatively affect Outbrain’s or Teads’ respective revenues, earnings and cash flows, and the market price of the Common Stock, regardless of whether the Transaction is completed.
In addition, uncertainty about the effects of the Transaction on employees may impair the ability to attract, retain and motivate key personnel during the pendency of the Transaction and, if the Transaction is completed, for a period of time thereafter. If key employees depart because of issues related to the uncertainty and difficulty of integration or a desire not to remain with Outbrain following the completion of the Transaction, Outbrain may have to incur significant costs in identifying, hiring and retaining replacements for departing employees and may lose significant expertise and talent. In addition, no assurance can be given that the combined company will be able to attract or retain key management personnel and other key employees of Outbrain and Teads to the same extent that Outbrain and Teads have previously been able to attract or retain their own employees.
Outbrain and Teads may become involved in securities litigation or stockholder derivative litigation in connection with the Transaction in the future, and this could divert the attention of Outbrain and Teads management and harm the combined company’s business, and insurance coverage may not be sufficient to cover all related costs and damages.
Securities litigation or stockholder derivative litigation frequently follows the announcement of certain significant business transactions, such as a material acquisition like the Transaction. Outbrain and Teads may become involved in this type of litigation in connection with the Transaction, and the combined company may become involved in this type of litigation in the future. The outcome of any litigation is uncertain, and any such potential lawsuits could prevent or delay the completion of the Transaction and/or result in substantial costs. Litigation often is expensive and diverts management’s attention and resources. Further, the defense or settlement of any lawsuit or claim that remains unresolved at the time the Transaction could adversely affect the business of the combined company, and insurance coverage may not be sufficient to cover all related costs and damages.
If the conditions of the Transaction are not met or waived, the Transaction will not occur.
Even if the Share Issuance Proposal is approved by the Outbrain stockholders, specified conditions set forth in the Share Purchase Agreement must be satisfied or waived to complete the Transaction. These conditions are described in the section titled “The Share Purchase Agreement—Conditions to Closing.” Outbrain may determine to waive, in whole or part, to the extent permissible under applicable law, one or more of the conditions to its obligations to consummate the Transaction based on the facts and circumstances as they exist at that time. Outbrain cannot assure you that all of the conditions to the consummation of the Transaction will be satisfied or waived. If the conditions are not satisfied or waived, the Transaction may not occur or the Closing may be delayed, and Outbrain may lose some or all of the intended benefits of the Transaction.

The unaudited prospective financial information included in this proxy statement is inherently subject to uncertainties, the unaudited pro forma combined financial information included in this proxy statement are preliminary and the combined company’s actual financial position and results of operations after Transaction may differ materially from these estimates and the unaudited pro forma combined financial information included in this proxy statement.
The unaudited pro forma combined financial information included in this proxy statement has been presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that actually would have occurred had the Transaction or the Financing (as defined herein) been completed as of the date indicated, nor is it indicative of the combined company’s future operating results or financial position. The unaudited pro forma condensed combined financial statements have been derived from the historical financial statements of Outbrain and Teads, and adjustments and assumptions have been made regarding the combined company after giving effect to the Transaction. The information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments and assumptions are difficult to make with accuracy. Moreover, the unaudited pro forma financial statements do not reflect all costs that are expected to be incurred by the combined company in connection with the Transaction. As a result, the actual financial condition of the combined company following the Closing may not be consistent with, or evident from, these unaudited pro forma financial statements. The assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect the combined company’s financial condition following the Closing. The unaudited pro forma condensed combined financial information included in this proxy statement has not been audited or reviewed by Outbrain’s or Teads’ auditors. For more information, please see the section titled “Unaudited Pro Forma Combined Financial Statements.”
In addition, the unaudited prospective financial information of Outbrain, Teads and the combined company included in this proxy statement in the section titled “The Transaction—Certain Prospective Financial Information,” was prepared solely for internal use, is subjective in many respects and reflects numerous assumptions and estimates that Outbrain’s management made in good faith at the time such prospective financial information was prepared. These assumptions and estimates are predictions about the future, concern matters that may be beyond the control of Outbrain and Teads and were made as of the date such prospective financial information was prepared. As a result, actual results may differ materially from those contained in such prospective financial information. For more information, please see the section titled “The Transaction—Certain Prospective Financial Information.”
Failure to complete the Transaction may result in Outbrain paying a termination fee to Teads and could harm the price of the Common Stock and future business and operations of each company.
Either Outbrain or Altice Teads may terminate the Share Purchase Agreement if the Closing has not occurred by the date which is nine months after August 1, 2024, which date may be extended, by either Outbrain or Altice Teads, for three additional periods of three months each if the reason for not closing is that required regulatory approvals have not been obtained. If the Transaction is not completed, Outbrain may be required to pay Altice Teads a termination fee of up to $40 million, under certain circumstances, as more fully described in the sections titled “The Share Purchase Agreement—Termination of the Share Purchase Agreement” and “The Share Purchase Agreement—Termination Fees.”
The fairness opinion delivered to the Outbrain Board by its financial advisor prior to the entry into the Share Purchase Agreement does not reflect changes in circumstances that may have occurred since the date of the opinion.
The Outbrain Board has not obtained an updated fairness opinion either as of the date of this proxy statement or as of any other date after August 1, 2024, the date of the written opinion from Goldman Sachs, Outbrain’s financial advisor, and does not expect to receive an updated, revised or reaffirmed opinion prior to the completion of the Transaction. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, the date of the opinion. Changes in circumstances, including in the operations and prospects of Outbrain or Teads, stock prices, general market and economic conditions, and other factors, some or all of which may be beyond the control of Outbrain and Teads are not reflected in the opinion. Because Goldman Sachs will not be updating their opinion, their opinion will not address the fairness of the Total Consideration, from a financial point of view, at the time the Transaction is completed. For more information, please see the section titled “The Transaction—Opinion of Outbrain’s Financial Advisor.”

The Transaction is subject to the receipt of approvals, consents or clearances from regulatory authorities, including under the HSR Act and other antitrust laws applicable to Teads or Altice Teads, that may impose conditions that could have an adverse effect on Outbrain or Teads or, if not obtained, could prevent Closing.
Completion of the Transaction is conditioned upon the receipt of certain governmental approvals, including the expiration or termination of the waiting period under the HSR Act and any other applicable antitrust laws, including in France, Germany, Israel, Turkey and the UK. Outbrain and Altice Teads made the filings required under the HSR Act on August 16, 2024, and the initial 30-day waiting period expired at 11:59 p.m. Eastern Time on September 16, 2024. As of the date of this proxy statement, the parties have obtained the applicable approvals of the competition agencies in Germany and Turkey. Although each party has agreed to use its reasonable best efforts to obtain the requisite governmental approvals and expects that all such governmental approvals will be obtained, there can be no assurance that these approvals will be obtained and that the other conditions to completing the Transaction will be satisfied. In addition, the governmental authorities from which the regulatory approvals are required may impose conditions on the Closing or require changes to the terms of the Share Purchase Agreement or other agreements to be entered into in connection with the Share Purchase Agreement which may delay completion of the Transaction or impose additional material costs on or materially limit the revenues of the combined company following the completion of the Transaction. There can be no assurance that regulators will choose not to impose such conditions or changes in terms, and, if imposed, such conditions or changes in terms may delay or lead to the abandonment of the Transaction.
The Transaction may be delayed or ultimately prohibited since it may be subject to regulatory review and approval pursuant to foreign investment regulations.
Certain acquisition and investment transactions outside of the U.S. may be subject to review by foreign investment screening regimes. In deciding whether to grant foreign investment approval, consent or clearance, foreign investment authorities generally will consider the effect of the transactions on national security or national interest within their jurisdictions, in particular with respect to sensitive sectors, critical infrastructure, critical technology, and access to personal identifiable information or sensitive personal data. Many jurisdictions have recently adopted, expanded, and/or are continuing to expand their foreign investment review regimes, and foreign investment authorities can have significant discretion in the interpretation and enforcement of such regimes. If new or existing regimes are enacted or updated prior to closing, or a foreign investment authority determines that the parties have failed to make a mandatory notification, the parties may be required to make additional foreign investment filings and/or be subject to fines, penalties, divestiture, or other regulatory actions.
Completion of the Transaction is subject to the parties obtaining approval to complete the Transaction or applicable waiting periods expiring or terminating under foreign investment laws jurisdictions determined by them to be required, including France and Slovenia. As of the date of this proxy statement, the parties have obtained the applicable approvals of the foreign direct investment authority in Slovenia. Although the parties expect that all such regulatory clearances and approvals will be obtained, there is no assurance that they will obtain all required regulatory clearances or approvals on a timely basis, if at all. The relevant foreign investment authorities could take such actions under the applicable antitrust and foreign investment laws as they deem necessary or desirable, including seeking divestiture of substantial assets of the parties, requiring the parties to license or hold separate assets or terminate existing relationships and contractual rights or impose limitations or restrictions on, or prohibit, investments by certain investors (including, but not limited to, the imposition of limits on purchasing securities, limits on the sharing of information with investors, governance modifications, or forced divestitures, among other things). In addition, other foreign investment authorities may take action under the laws of their jurisdictions, even where we do not believe we meet the thresholds for filing, which could require additional filings or review processes and which could include seeking to enjoin the completion of the transaction.
In addition, certain transactions that involve a U.S. business and a non-U.S. individual or entity may be subject to review and approval by the Committee on Foreign Investment in the United States (“CFIUS”). Whether a transaction is a covered transaction that CFIUS has jurisdiction to review depends on, among other factors, the nature and structure of the transaction, the nationality of the parties, the level of beneficial ownership interest, and the nature of any information or governance rights involved.
For example, transactions that result in control of a U.S. business by a foreign person are subject to CFIUS jurisdiction. CFIUS also has jurisdiction to review non-control transactions that afford a foreign person certain information, governance, and/or access rights in an unaffiliated U.S. business that has a qualifying nexus to critical technologies, covered investment, critical infrastructure and/or sensitive personal data as those terms are defined in the CFIUS regulations. Foreign investments in U.S. businesses that produce, test, design, fabricate, manufacture, or develop critical technology, or that involve certain foreign government interests, may be subject to mandatory pre-closing CFIUS filing requirements. Failure to make a CFIUS filing where one is required may subject the transacting parties to civil fines. The parties do not believe that the Transaction gives rise to a mandatory CFIUS filing obligation. Nevertheless, CFIUS may determine that it has jurisdiction over the Transaction, and may decide to investigate, delay, or block the Transaction, or impose conditions with respect to it, which may delay or prevent the parties from consummating the Transaction.
Because the number of shares of Common Stock to be issued to Altice Teads as a portion of the Closing Consideration is fixed and because the market price of the Common Stock may fluctuate, the parties cannot be certain of the precise value of the shares of Common Stock that Altice Teads will receive at the Closing.
Since the number of shares of Common Stock to be issued to Altice Teads as a portion of the Closing Consideration was determined in the Share Purchase Agreement on the basis of a fixed value without any adjustments for fluctuations in the actual trading price of the Common Stock, changes in the trading price of the Common Stock prior to the Closing will affect the value of the shares of the Common Stock that Altice Teads will receive in Transaction.
The market price of the Common Stock has fluctuated since the date of the announcement of the Transaction and will continue to fluctuate from the date of this proxy statement to the Closing Date. Accordingly, at the time of the special meeting, Outbrain’s stockholders will not know or be able to determine the market value of the shares of the Common Stock to be issued to Altice Teads at Closing.
Changes in stock prices may result from a variety of factors, including general market and economic conditions, changes in U.S. monetary policy and its effect on global financial markets, and on interest rates, changes in Outbrain’s business, operations and prospects, market assessments of the likelihood that the Transaction will be completed, the timing of completing the Transaction, the impact that any of the foregoing may have on Outbrain and its customers, regulatory considerations, and other factors, many of which factors are beyond Outbrain’s or Altice Teads’ control.
As holder of Series A Preferred Shares, Altice Teads will have rights, preferences and privileges that are not held by, and are preferential to, the rights of the holders of Common Stock, which could adversely affect the liquidity and financial condition of the combined company, result in Altice Teads’ interests differing from those of the holders of Common Stock and make any acquisition of the combined company more difficult in the future.
If the Transaction is consummated, Altice Teads will be the holder of the Series A Preferred Shares with (i) a liquidation preference, (ii) rights to dividends, which may not be paid to holders of other classes of capital stock of the combined company so long as any Series A Preferred Shares remain outstanding and (iii) conversion price adjustments upon the occurrence of certain events, each subject to the terms, conditions and exceptions contained in the Certificate of Designation. These dividend and other rights and obligations could impact the liquidity of the shares of Common Stock and reduce the amount of cash flows available for working capital, capital expenditures, growth opportunities, acquisitions and other general corporate purposes.
The terms of the Series A Preferred Shares could also limit the ability of the combined company to obtain additional financing or increase borrowing costs, which could have an adverse effect on the financial condition of the combined company. The preferential rights could also result in divergent interests between Altice Teads and holders of Common Stock. Furthermore, a change of control event may require the combined company to repurchase the Series A Preferred Shares, which could have the effect of making an acquisition of the combined company more expensive and potentially deterring proposed transactions that may otherwise be beneficial to stockholders. For more information on the Series A Preferred Shares, please see the section titled “The Transaction—Certificate of Designation of Series A Preferred Shares.”
The Series A Preferred Shares that will be issued to Altice Teads as part of the Closing Consideration have a liquidation preference over the Common Stock.
Upon Closing, Outbrain will issue 10.5 million Series A Preferred Shares to Altice Teads. The Series A Preferred Shares will have an initial liquidation preference of $10.00 per share (subject to adjustment in the event of a stock dividend, stock split, stock distribution recapitalization or combination with respect to the Series A Preferred Shares), and upon the occurrence of certain liquidation events, the holders of the Series A Preferred Shares shall be entitled to the greater of (i) the liquidation preference plus the aggregate amount of all accrued and accumulated dividends on the Series A Preferred Shares and (ii) the consideration that a holder of Series A Preferred Shares would have received if it had converted its stock into Common Stock immediately prior to the liquidation event. As a result, if the combined company were to liquidate, dissolve or wind up, each holder of the Series A Preferred Shares would have the right to receive payment out of the combined company’s assets available for distribution before any amount is paid to the holders of Common Stock. If the assets of the combined company are not sufficient to pay in full such amounts, then the entire assets to be distributed to the holders of the Series A Preferred Shares shall be ratably distributed among such holders a pro rata basis in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.
The payment of the liquidation preferences on the Series A Preferred Shares could result in holders of shares of Common Stock not receiving any proceeds if it was to liquidate, dissolve or wind up, either voluntarily or involuntarily. Furthermore, the existence of the liquidation preferences may inhibit the trading price of the Common Stock, make it harder for it to sell shares of Common Stock in offerings in the future or prevent or delay a change of control. For more information on the Series A Preferred Shares, please see the section titled “The Transaction—Certificate of Designation of Series A Preferred Shares.”
If our due diligence investigation of Teads was inadequate or if risks related to Teads’ business materialize, it could have a material adverse effect on our stockholders’ investment.
While we conducted a due diligence investigation of Teads, we cannot be sure that our diligence surfaced all material issues or liabilities that may be present inside Teads or its business, or that it would be possible to uncover all material issues or liabilities, or that factors outside of Teads and its business and outside of its control will not arise later. If any such material issues or liabilities arise, they may materially and adversely impact the ongoing business of the combined company and our stockholders’ investment.
Risks Related to the Combined Company After Closing of the Transaction
Outbrain will incur significant transaction and integration-related costs in connection with the Transaction and may not be able to integrate Teads successfully or manage the combined business effectively, and many of the anticipated synergies and other benefits of the Transaction may not be realized or may not be realized within the expected time frame.
The Transaction involves the combination of two companies that currently operate as independent companies. Outbrain entered into the Share Purchase Agreement with the expectation that the Transaction would result in various benefits, including, among other things, operating efficiencies, synergies and cost savings. Achieving the anticipated benefits of the Transaction is subject to a number of uncertainties, including whether the businesses of Outbrain and Teads can be integrated in an efficient and effective manner.
It is possible that the combined company may fail to realize some or all of the anticipated benefits of the Transaction, the integration process could take longer than anticipated, be more costly than expected or that the management of the combined organization and achievement of anticipated synergies could be more difficult than expected. The integration process could result in the disruption of ongoing businesses, processes, systems and business relationships or inconsistencies in standards, controls, procedures, practices, policies and compensation arrangements, any of which could have an adverse effect on Outbrain’s ability to achieve the anticipated benefits of the Transaction. The integration process is subject to a number of risks and uncertainties, and no assurance can be given that the anticipated benefits of the Transaction will be realized or, if realized, the timing of their realization. Failure to achieve these anticipated benefits could adversely affect Outbrain’s future businesses, financial condition, results of operations and prospects.
In addition, Outbrain will incur significant transaction costs related to the Transaction, including investment banking, legal and accounting fees, and significant integration-related fees and costs related to formulating and implementing integration plans which cannot be accurately estimated at this time. Actual transaction costs may substantially exceed estimates and may have an adverse effect on the combined company’s financial condition and operating results. Although we expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, should allow us to offset integration-related costs over time, this net benefit may not be achieved in the near term, or at all.

Unfavorable global economic conditions could adversely affect the combined company’s business, financial condition or results of operations.
The combined company’s results of operations could be adversely affected by general conditions in the global economy and in the global financial markets. A severe or prolonged economic downturn could result in a variety of risks to the combined company’s business, including weakened demand for the combined company’s product and services and the combined company’s ability to raise additional capital when needed on acceptable terms, if at all. A weak or declining economy could also strain the combined company’s suppliers, possibly resulting in supply disruption, or cause the combined company’s customers to delay making payments for its services. Any of the foregoing could harm the combined company’s business and the combined company cannot anticipate all of the ways in which the current economic climate and financial market conditions could adversely impact its business.
The combined company may need to raise additional financing in the future to fund its operations, which may not be available to it on favorable terms or at all.
In addition to incurring indebtedness to finance the Transaction, the combined company will need to fund its ongoing working capital, capital expenditures, debt service requirements and other financing requirements. We expect that the combined company will fund these requirements through its cash flows from operations and the borrowings under the New Revolving Credit Facility. However, in the future, the combined company may require additional sources of financing to fund its operations.
Raising additional capital may be costly or difficult to obtain and could significantly dilute stockholders’ ownership interests or inhibit the combined company’s ability to achieve its business objectives. If the combined company raises additional funds through public or private equity offerings, the terms of these securities may include liquidation or other preferences that adversely affect the rights of its common stockholders. Further, to the extent that the combined company raises additional capital through the sale of Common Stock or securities convertible or exchangeable into Common Stock, its stockholders’ ownership interest in the combined company will be diluted. Further, any debt financing may subject the combined company to fixed payment obligations and covenants limiting or restricting its ability to take specific actions, such as incurring additional debt, making capital expenditures, making investments and certain payments or declaring and paying dividends.
For information pertaining to debt incurred by Outbrain as part of the payment of the Total Consideration to Altice Teads, please see the risk factor titled “Outbrain will incur a substantial amount of indebtedness in connection with the financing for the Transaction. The incurrence by Outbrain of substantial indebtedness in connection with the financing of the Transaction may have an adverse impact on the combined company’s liquidity, limit its flexibility in responding to other business opportunities, and increase the combined company’s vulnerability to adverse economic and industry conditions.”
The market price of the Common Stock may decline as a result of the Transaction.
The market price of the Common Stock may decline as a result of the Transaction for a number of reasons, including if:
•	the combined company does not achieve the perceived benefits of the Transaction as rapidly or to the extent anticipated by financial or industry analysts;
•	the effect of the Transaction on the combined company’s business and prospects is not consistent with the expectations of financial or industry analysts;
•	the transaction costs related to the Transaction are greater than expected; or
•	investors react negatively to the effect on the combined company’s business and prospects from the Transaction.
The market price of the Common Stock is expected to be volatile, and the market price of the Common Stock may drop following the Transaction.
The market price of the Common Stock following the Closing could be subject to significant fluctuations. The results of operations of Outbrain, including the combined company, and the market price of the Common Stock after the Closing may be affected by factors different from those currently affecting the results of operations of each of Outbrain and Teads on a standalone basis.

Moreover, the stock markets in general have experienced substantial volatility that has often been unrelated to the operating performance of individual companies. These broad market fluctuations may also adversely affect the trading price of the Common Stock.
In the past, following periods of volatility in the market price of a company’s securities, stockholders have often instituted class action securities litigation against those companies. If not dismissed, settled or otherwise resolved prior to the Closing, the combined company will need to defend this action. Even if the combined company is successful in defending against this action or any similar claims that may be brought in the future, such litigation could result in substantial costs and a diversion of management’s attention and resources, which could adversely affect the combined company’s business.
Additionally, a decrease in the stock price of the combined company may cause the Common Stock to no longer satisfy the continued listing standards of Nasdaq. If the combined company is not able to maintain the requirements for listing on Nasdaq, it could be delisted, which could have a materially adverse effect on its ability to raise additional funds as well as the price and liquidity of the Common Stock.
The combined company does not expect to pay dividends in the foreseeable future. Any return on investment may be limited to the value of the Common Stock.
The current expectation is that the combined company will retain its future earnings, if any, to reduce its debt and fund the development and growth of the combined company’s business, and, as such, that it will not pay cash dividends on the Common Stock in the foreseeable future. The payment of dividends on the Common Stock will depend on earnings, financial condition, and other business and economic factors affecting it at such time as the combined company’s board of directors may consider relevant. Additionally, the Certificate of Designation will prohibit the combined company from paying any dividends or distributions (subject to limited exceptions for share repurchases in the ordinary course of business) while any Series A Preferred Shares remain outstanding. For a more complete description of the Series A Preferred Shares, please see the section titled “The Transaction—Certificate of Designation of Series A Preferred Shares.”
As a result, capital appreciation, if any, of the Common Stock will be its stockholders’ sole source of gain, if any, for the foreseeable future.
The combined company’s internal control over financial reporting may not meet the standards required by Section 404 of the Sarbanes-Oxley Act, and failure to achieve and maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on the combined company’s business and share price.
The combined company will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and the rules and regulations of Nasdaq. The Sarbanes-Oxley Act requires, among other things, that the combined company maintain effective disclosure controls and procedures and internal control over financial reporting. The combined company must perform system and process evaluation and testing of its internal control over financial reporting to allow management to report on the effectiveness of its internal controls over financial reporting in its Annual Report on Form 10-K filing for that year, as required by Section 404 of the Sarbanes-Oxley Act. As a private company, with limited exceptions Teads has not previously been required to test its internal controls within a specified period. This may require the combined company to divert the attention of management. The combined company may experience difficulty in meeting these reporting requirements in a timely manner.
The combined company may discover weaknesses in its system of internal financial and accounting controls and procedures that could result in a material misstatement of its financial statements. The combined company’s internal control over financial reporting will not prevent or detect all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud will be detected.
If the combined company is not able to comply with the requirements of Section 404 of the Sarbanes-Oxley Act, or if it is unable to maintain proper and effective internal controls, the combined company may not be able to produce timely and accurate financial statements. If that were to happen, investors may lose confidence in the accuracy and completeness of the combined company’s financial reports, the market price of the Common Stock could decline and it could be subject to sanctions or investigations by Nasdaq, the SEC or other regulatory authorities. Failure to remedy any material weakness in the combined company’s internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict the combined company’s future access to the capital markets.
If the combined company fails to attract and retain management and other key personnel, it may be unable to continue to grow effectively.
The combined company’s ability to compete in the highly competitive industry depends upon contributions from its employees, in particular its senior management team. From time to time, there may be changes in the combined company’s senior management team, and such changes may be disruptive to the combined company’s business. The loss of the services of any members of the combined company’s senior management team could impede, delay or prevent the successful growth of the combined company, and its business could be harmed as a result.
The combined company might not be able to attract or retain qualified management and other highly skilled personnel in the future due to intense competition. Identifying, recruiting, training and integrating qualified individuals will require significant time, expense and attention. In addition to hiring new employees, the combined company must continue to focus on retaining the best employees. The combined company may need to invest significant amounts of cash and equity to attract and retain employees. If the combined company is not able to effectively attract and retain employees, its ability to achieve strategic objectives could be adversely impacted, and the combined company business could be harmed.
Outbrain’s current stockholders will have a reduced ownership and voting interest in, and will exercise less influence over the management of, Outbrain following the Closing as compared to their current ownership and voting interest in Outbrain.
After Closing, the stockholders of Outbrain prior to the Closing will own a smaller percentage of the combined company than their ownership in Outbrain prior to the Closing of the Transaction. The stockholders of Outbrain prior to the Closing are estimated to beneficially own approximately 59% of the shares of the Common Stock after the Closing (or 52% assuming conversion of the Series A Preferred Shares), based on the number of issued and outstanding shares as of October 28, 2024. Consequently, the current stockholders of Outbrain will not be able to exercise the same degree of influence over the management and policies of the combined company following the Closing.
In addition, the Stockholders Agreement requires that, for so long as Altice Teads and its affiliates hold in the aggregate at least 15% of the total voting power of the outstanding capital stock of Outbrain on an as-converted basis, Altice Teads and each of its affiliates shall take such action at each meeting of the stockholders of Outbrain or any class thereof as may be required so that all issued and outstanding shares of Common Stock and Series A Preferred Shares beneficially owned by Altice Teads and/or by any of its affiliates are voted in the same manner as recommended by the Outbrain Board, except (i) with Outbrain’s prior written consent or (ii) to the extent that Outbrain is in material breach of certain obligations under the Stockholders Agreement and fails to cure such breach within 10 business days of notice. As a result, for so long as Altice Teads and its affiliates hold in the aggregate at least 15% of the total voting power of the outstanding capital stock of Outbrain on an as-converted basis and vote in the same manner as recommended by the Outbrain Board, you will have less influence as a stockholder. For a more complete description of the Stockholders Agreement, please see the section titled “Agreements Related to the Transaction—Stockholders Agreement.”
Outbrain’s stockholders may not realize a benefit from the Transaction commensurate with the ownership dilution they will experience by reason of the Transaction.
If the combined company is unable to realize the strategic and financial benefits currently anticipated from the Transaction, Outbrain’s stockholders may experience substantial dilution of their ownership interest without receiving a commensurate benefit. Significant management attention and resources will be required to integrate the Teads business. Delays in this process could adversely affect the combined company’s business, financial results, financial condition and stock price following the Closing. Even if the combined company is able to integrate Teads’ business operations successfully, there can be no assurance that this integration will result in the realization of the full benefits of synergies, innovation and operational efficiencies that may be possible from this integration and that these benefits will be achieved within a reasonable period of time.

Following the Transaction, future sales by Altice Teads or other holders of shares of our Common Stock, or the perception that such sales may occur, could cause the market value of the Common Stock to decline.
If the Transaction is consummated, Outbrain will issue 35 million shares of Common Stock and 10.5 million Series A Preferred Shares to Altice Teads. Prior to Closing, Altice Teads and Outbrain will enter into the Registration Rights Agreement pursuant to which Outbrain will provide customary demand and piggyback registration rights to the holders of the Altice Registrable Securities, which includes, among other things, all shares of Common Stock held by Altice Teads immediately following Closing and all shares of Common Stock issued or issuable upon conversion of the Series A Preferred Shares.
In addition, pursuant to the Stockholders Agreement, Altice Teads will be subject to restrictions on the transfer of the Acquisition Shares. The Stockholders Agreement provides that Altice Teads may not transfer or agree to transfer any shares of Outbrain for a period of three months after the Closing, without the prior written approval of the Outbrain Board, subject to specified exceptions. Following such three-month period, Altice Teads may not transfer or agree to transfer any such shares to the extent that, as a result of such transfer, any person becomes the beneficial owner of 10% or more of the total voting power of Outbrain. For a more complete description of the transfer restrictions, please see the section titled “Agreements Related to the Transaction—Stockholders Agreement.” The issuance of shares of Common Stock could on its own have the effect of depressing the market price for the Common Stock. After the completion of the Transaction, Altice Teads will own approximately 41% of Outbrain’s issued and outstanding shares of Common Stock, or approximately 48% assuming conversion of the Series A Preferred Shares (and based on a conversion price of $10.00 per Series A Preferred Share), based on the amount of issued and outstanding shares of Common Stock as of October 28, 2024. The Series A Preferred Shares will vote together with the Common Stock on an as-converted basis on all matters, and not as a separate class. This concentration of ownership may have a negative impact on the trading price for the Common Stock because investors often perceive disadvantages in owning stock in companies with controlling or major shareholders. In addition, Altice Teads may decide not to hold the large shareholding of Common Stock that it will receive in the Transaction, and may instead decide to reduce its investment in Outbrain. Such sales of Common Stock or the perception that these sales may occur, could have the effect of depressing the market price for the Common Stock. This in turn could impair the combined company’s future ability to raise capital through an offering of equity securities.
If the Transaction is completed, Altice Teads will have influence over the combined company, including director nomination rights, and Altice Teads’ interests may not always coincide with the interests of the combined company’s other stockholders.
The Share Purchase Agreement provides that Outbrain and Altice Teads will enter into the Stockholders Agreement at Closing. Pursuant to the Stockholders Agreement, at Closing, the size of the Outbrain Board will be expanded by two, and two persons designated by Altice Teads (one of which shall be unaffiliated with Altice Teads and shall qualify as an independent director pursuant to the requirements of the Nasdaq Stock Market, subject to certain exceptions) shall be appointed to the Outbrain Board. In addition, subject to maintaining certain beneficial ownership thresholds, Altice Teads shall have an ongoing right to nominate directors to the Outbrain Board (a certain number of which shall be unaffiliated with Altice Teads and shall be independent from the Outbrain Board, subject to certain exceptions).
The Stockholders Agreement also requires that for so long as Altice Teads and its affiliates hold in the aggregate at least 15% of the total voting power of the outstanding capital stock of Outbrain on an as-converted basis, Altice Teads and each of its affiliates shall take such action at each meeting of the stockholders of Outbrain or any class thereof as may be required so that all issued and outstanding shares of Common Stock and Series A Preferred Shares beneficially owned by Altice Teads and/or by any of its affiliates are voted in the same manner as recommended by the Outbrain Board, except (i) with Outbrain’s prior written consent or (ii) to the extent that Outbrain is in material breach of certain obligations under the Stockholders Agreement and fails to cure such breach within 10 business days of notice. As a result, for so long as Altice Teads and its affiliates hold in the aggregate at least 15% of the total voting power of the outstanding capital stock of Outbrain on an as-converted basis and vote in the same manner as recommended by the Outbrain Board, you will have less influence as a stockholder. For a more complete description of the Stockholders Agreement, please see the section titled “Agreements Related to the Transaction—Stockholders Agreement.”
If the Transaction is completed, Altice Teads will receive 35 million shares of Common Stock and 10.5 million Series A Preferred Shares. Following the Closing, Altice Teads will own approximately 41% of Outbrain’s issued and outstanding shares of Common Stock, or approximately 48% assuming conversion of the Series A Preferred Shares (and based on a conversion price of $10.00 per Series A Preferred Share), based on the amount of issued and outstanding shares of Common Stock as of October 28, 2024. The Series A Preferred Shares will vote together with the Common Stock on an as-converted basis on all matters, and not as a separate class. The voting by Altice Teads and its affiliates may limit the other stockholders’ ability to influence corporate matters, and as a result, actions may be taken that stockholders may not view as beneficial. In addition, the existence of such requirement over a significant portion of Outbrain’s voting power may have the effect of making it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, the combined company.
In addition, at Closing, Outbrain expects that the Outbrain Board will consist of 10 directors, and as a result, designees of Altice Teads are expected to represent 20% of the Outbrain Board. As a result of such representation, Altice Teads-nominated directors may be able to influence decisions by the Outbrain Board, and recommendation by the Outbrain Board on proposals for Outbrain stockholders to vote on. The ability of Altice Teads to nominate directors may adversely affect the trading price of shares of the Common Stock due to investors’ perception that conflicts of interest may exist or arise with respect to the Altice Teads-nominated directors.
Outbrain will incur a substantial amount of indebtedness in connection with the financing for the Transaction. The incurrence by Outbrain of substantial indebtedness in connection with the financing of the Transaction may have an adverse impact on the combined company’s liquidity, limit its flexibility in responding to other business opportunities, and increase the combined company’s vulnerability to adverse economic and industry conditions.
Outbrain expects to fund the cash portion of the consideration for the Transaction by incurring up to $750 million of third-party indebtedness. Outbrain’s increased indebtedness following the completion of the Transaction could have adverse consequences, including but not limited to:
•
requiring the combined company to use a substantial portion of its cash flow to pay interest and principal, which reduces the amount available for operations, distributions, acquisitions and capital expenditures;

•	making the combined company more vulnerable to economic and industry downturns and reducing its flexibility to respond to changing business and economic conditions;
•
requiring the combined company to agree to less favorable terms, including higher interest rates, in order to incur additional debt, and otherwise limiting the combined company’s ability to borrow for operations, working capital or to finance acquisitions in the future; or

•	limiting the combined company’s flexibility in conducting its business, which may place it at a disadvantage compared to competitors with less debt or debt with less restrictive terms.
In addition, the combined company cannot guarantee that it will be able to generate sufficient cash flow to service and repay this indebtedness, or that it will be able to refinance such indebtedness on favorable terms, or at all. The failure to repay or refinance such indebtedness could have a material adverse effect on the combined company’s business, financial condition, results of operations, cash flows or market price of the Common Stock. If the combined company is unable to service such indebtedness and fund its operations, it may be forced to reduce or delay capital expenditures, seek additional capital, or sell assets. Any such action may not be successful and the combined company may be unable to service such indebtedness and its operations, which could have a material adverse effect on its business, financial condition, results of operations, cash flows or market price of the Common Stock.
Likewise, the agreements that Outbrain expects it will enter into with respect to the indebtedness it will incur to finance the Transaction will contain affirmative and negative covenants that, subject to certain exceptions, will include, among others, limitations on indebtedness, liens, dispositions, investments and mergers. In addition, the New Revolving Credit Facility will require the combined company to maintain a specified financial ratio. The combined company’s ability to comply with these affirmative and negative covenants and maintain the required financial ratio can be affected by events beyond its control. The indebtedness and these negative covenants and financial ratio will also have the effect, among other things, of limiting the combined company’s ability to obtain additional financing, if needed, limiting its flexibility in the conduct of its business and making the combined company more vulnerable to economic downturns and adverse competitive and industry conditions. In addition, a breach of certain affirmative and negative covenants could result in an event of default with respect to the indebtedness, which, if not cured or waived, could result in the indebtedness becoming immediately due and payable and could have a material adverse effect on the combined company’s business, financial condition or operating results. The terms of the New Revolving Credit Facility have not been finalized and are subject to change based on a variety of factors (including finalization of the documentation for the New Revolving Credit Facility).
Furthermore, under the Share Purchase Agreement the combined company has agreed to pay Altice Teads the Deferred Payment of $25 million. The combined company will make the Deferred Payment; provided that it is permitted to do so without violating the covenants under the debt financing agreements to be entered into by Outbrain in connection with the Transaction (including the New Revolving Credit Facility, the Bridge Facility and/or any Permanent Financing (as defined herein)). If the combined company does not make the Deferred Payment within three years of the Closing, then the outstanding amount will be increased by an amount equal to 0.5 multiplied by the then-outstanding amount of the Deferred Payment and will begin to accrue interest at a rate of 10% per annum, compounded annually. In the event that the Deferred Payment is not made in full within six years of the Closing, Altice Teads shall have the right to demand payment irrespective of any restrictions under the New Revolving Credit Facility, and failure to pay all outstanding amounts shall be deemed to constitute a default on the payment obligation.
Outbrain may not be able to obtain its preferred form of debt financing in connection with the Transaction on anticipated terms, or at all.
Outbrain expects to fund the cash consideration for the Transaction using the proceeds of long-term financing, which Outbrain currently expects to include the issuance of debt securities. However, there is a risk that market conditions will not be conducive to Outbrain executing this financing plan with respect to the long-term financing, or that the long-term financing will not be available on favorable terms. As a result, Outbrain may need to pursue other options, including borrowings under the Bridge Facility, which may result in less favorable financing terms that could increase costs or adversely affect the operations of Outbrain.
We cannot assure you that our actual interest expense will not be materially higher than pro forma cash interest expense as presented in this proxy statement.
In calculating our interest expense for purposes of the unaudited pro forma combined financial information included in this proxy statement, we have made certain assumptions with respect to the interest rates that would apply to the debt we will incur at the closing of the Transaction. These adjustments are set forth in the section titled “Unaudited Pro Forma Condensed Combined Financial Statements.” The actual interest rates on the debt we will incur at the closing of the Transaction may differ materially from the assumed interest rates we have used in preparing the unaudited pro forma combined financial information, based on a number of factors, including market conditions at the time of borrowing, the financing terms that we are able to obtain, fluctuations in interest rates and/or variability in actual amounts drawn on financing facilities.
If equity research analysts publish unfavorable research or reports about the combined company, its business or its market, its stock price and trading volume could decline.
The trading market for the Common Stock will be influenced by the research and reports that equity research analysts publish about it and its business. The combined company will not have any control over equity research analysts, or the content and opinions included in their reports. The price of the Common Stock could decline if one or more equity research analysts downgrade its stock or issue other unfavorable commentary or research.
Risks Related to Outbrain
For risks related to the business of Outbrain, please refer to the sections entitled “Item 1A. Risk Factors” set forth in Outbrain’s Form 10-K for the year ended December 31, 2023, filed with the SEC on March 8, 2024, and in Outbrain’s Form 10-Q for the quarter ended June 30, 2024, filed with the SEC on August 8, 2024, which may be updated or supplemented in Outbrain’s subsequently filed Current Reports on Form 8-K, and in other documents incorporated by reference into this proxy statement.

Risks Related to Teads
Teads’ failure to maintain and grow its relationships with customers and publishers and increase spend through its platform may negatively impact its business, results of operations and financial condition.
To sustain or increase its revenue, Teads must regularly add new customers (agencies and advertisers) and encourage existing customers to maintain or increase the amount of advertising spend placed through Teads’ platform. If competitors introduce lower cost or differentiated offerings that compete with or are perceived to compete with Teads’ offerings, Teads’ ability to grow its business with new or existing customers could be impaired. It is possible that Teads may reach a point of saturation at which it cannot continue to grow its revenue because of internal limits that advertisers may place on the allocation of their advertising budgets to digital media to a particular provider. Teads’ customers typically have relationships with different providers and there is limited cost to moving budgets to its competitors. As a result, Teads may have limited visibility as to its future revenue streams. Teads cannot assure that its customers or publishers will continue to use its platform or that it will be able to replace, in a timely or effective manner, departing customers with new customers or publishers that generate comparable revenue.
On the supply side, Teads is subject to the economic health and evolving business strategies of its publisher partners. Teads depends upon publishers to provide advertising space that Teads can then offer to existing and prospective advertisers and agencies. A decline in Teads’ retention of its top 500 publishers (its “Publisher Retention Rate”) could have a material adverse effect on Teads’ ability to grow its revenues and execute on its strategy. If Teads fails to provide sufficient advertising demand and expected levels of monetization, Teads’ publisher partners may consider renegotiating the terms of its contractual exclusivity or establishing relationships with its competitors. Furthermore, independent publishers struggle to compete with advertising platforms, like Meta and Google (known as the “Walled Gardens”), which has driven some publishers out of business. When independent publishers go out of business, Teads experiences a decrease in its access to premium advertising inventory which may make its services less attractive to agencies and advertisers. Publishers may also opt to transition to a subscription model as an alternative method of providing their content which would not include advertisements, which would also contribute to a decrease in Teads’ access to premium inventory. A decline in the market for programmatic advertising or the failure of that market to grow as expected could also adversely affect Teads’ business, results of operations and financial condition.
Teads faces competition from companies that offer services similar or competitive to its own. If Teads is unable to differentiate to compete effectively or continue to improve its competitive advantages over existing and new businesses with similar or competing business models, its business, results of operations and financial condition could be materially adversely impacted.
The market for Teads’ services is competitive, and Teads expects competition to increase from a number of its existing competitors, including the Walled Gardens such as Google, Meta, ByteDance’s TikTok, Microsoft, X (formerly known as Twitter) and Snap. In addition, increased restrictions imposed by the Walled Gardens relating to data accessibility or new policies with respect to first-party data collection could reduce Teads’ access to critical targeting data, which could have an adverse effect on performance, user insights, and campaign success. Teads also competes against many other Open Internet focused vendors including The Trade Desk, Taboola, TripleLift, Kargo, Seedtag, GumGum, Nexxen and other supply side platforms (“SSPs”) and demand side platforms (“DSPs”). Some of these existing and new competitors have varying levels of financial, human and other resources, technological expertise, operating histories and length of relationships. In addition, the continued digital expansion of the services Teads offers and the markets in which it operates will result in new and different competitors, many of which may have significantly greater market recognition than Teads does in the markets it is entering, as well as increased competition with existing competitors who are also expanding their services to cover digital capabilities. Some advertisers and agencies have their own relationships with publishers or are seeking to establish such relationships, and may choose to buy advertising inventory directly from them rather than leverage all the capabilities of Teads’ platform. If Teads was unable to compete successfully against companies that offer services similar to Teads’ services, this could result in increased customer churn, revenue loss, pressures on recruitment and retention of personnel, service price reductions and increased R&D, marketing and promotional expenses or reduced operating margins which could have a material adverse effect on Teads’ business, results of operations and financial condition.
Teads also faces competitive risks in its relationships with publishers. Although Teads maintains exclusivity with a portion of its publisher partners for mid article video, header bidding opportunities (whereby a publisher may offer ad space to numerous demand sources at once) may lead publishers to exit their exclusive arrangements with Teads. Teads also faces competition from alternative service providers who are able to compete directly with Teads on placements and who can offer revenue guarantees that are competitive with Teads. If Teads’ partnerships with publishers decline or become nonexclusive, customers may choose to work with Teads’ competitors which could have a material adverse effect on its business, results of operation and financial condition. Further, Teads may in the future face competition from powerful publishers or alliances of publishers that compete directly with it by building their own technology or using a competitive technology to sell outstream videos on their own or in combination with one of Teads’ competitors.
Teads competes for both supply and demand with larger, well-established companies that may have technological advantages stemming from their broader resources and experience in the market. Teads must continue to adapt and improve its technology to compete effectively, and customers have not always embraced Teads’ offerings due to various factors, including switching costs from pre-existing technology integrations, and lack of awareness of Teads’ end-to-end offerings. Over time, certain customers may make technological or financial demands that Teads is unable to meet. These and other factors may make it difficult for Teads to increase its business with its publisher partners and customers, cause some agencies or advertisers to reduce their spending with Teads and increase Teads’ costs of doing business, any of which would have an adverse effect on Teads’ business, results of operations and financial condition.
Many publishers and customers are large, consolidated organizations that may need to acquire other companies in order to grow. Smaller publishers and customers may need to consolidate in order to compete effectively. There is a finite number of large publishers and customers in Teads’ target markets, and any consolidation of publishers or customers may give the resulting enterprises greater bargaining power or result in the loss of publishers and customers that use Teads’ platform, reducing Teads’ potential base of publishers and customers, each of which would lead to erosion of Teads’ revenue.
If Teads fails to innovate and make the right investment decisions in its offerings and platform, it may not attract and retain advertisers, advertising agencies or publishers and its revenue and results of operations may decline.
Teads’ industry is subject to rapid and frequent changes in technology, evolving customer needs and the frequent introduction by its competitors of new and enhanced offerings. Teads must constantly make investment decisions regarding its existing and future offerings and technology to meet customer demand and evolving industry standards. Teads may make wrong decisions regarding these investments. If new or existing competitors have more attractive offerings, Teads may lose customers or customers may decrease their use of its platform. New customer or publisher demands, superior competitive offerings or new industry standards could require Teads to make unanticipated and costly changes to its platform or business model. If Teads fails to adapt to its rapidly changing industry or to evolving customer needs, demand for its platform could decrease and its business, results of operations and financial condition may be adversely affected.
If Teads is unable to appropriately price its services to meet changing customer demands, its business, results of operations and financial condition may be adversely affected.
The prices Teads is able to charge for its services are affected by a number of factors, including price competition, Teads’ ability to accurately estimate revenues and profitability from customer engagements, its ability to estimate resources and other costs for long-term pricing and cash flows for long-term contracts, its customers’ perceptions of its ability to add value through its services, introduction of new services or products by Teads or its competitors and general economic and political conditions. Therefore, if Teads is unable to appropriately price its services, there could be a material adverse effect on its business, results of operations and financial condition.
Advertisers may choose to shift more spend to Walled Gardens as third-party cookies use has waned among independent publishers operating outside the Walled Gardens, which could adversely affect Teads’ business, results of operations, and financial condition.
Teads leverages cookies to track user activity on publisher websites for targeting purposes and to measure performance of digital advertising campaigns. Cookies are small text files placed on a consumer’s device when an Internet browser is used, as well as mobile device identifiers, to gather user activity data. Prominent Internet companies have discontinued, or announced intentions to discontinue, the use of third-party cookies and to develop alternative methods and mechanisms for tracking users. The most commonly used Internet browsers also allow users to modify their browser settings to block first-party cookies (placed directly by the media partner or website owner that the user intends to interact with) or third-party cookies, and some browsers block third-party cookies by default. This shift by Internet browsers has largely stemmed from pressure from consumers and regulators in light of user privacy considerations. The decline in the use of cookies limits the ability of advertising technology companies to track and target users, potentially resulting in advertising campaigns being less effective. Teads’ ability to collect and use data is critical to the value of its business. Although Teads has developed its own cookieless alternatives such as Teads’ Cookieless Translator, there can be no guarantee that advertisers will find Teads’ alternative solutions to be effective, and the perception that Teads’ or other solutions are not effective may cause advertisers to shift more spend away from Open Internet advertising and towards Walled Gardens such as Meta/Facebook and Google, which do not rely as much on cookies and are able to use logged-in user data for targeting and tracking purposes.
There are many technical challenges relating to Teads’ ability to collect, aggregate and associate data, and Teads cannot assure you that it will be able to do so effectively, which may lead to a material adverse effect on Teads’ business, results of operations and financial condition.
Teads’ senior management team is critical to its continued success and the loss of one or more members of its senior management team could have a material adverse effect on its business, results of operations and financial condition.
Teads’ future success substantially depends on the continued services and performance of the members of its senior management team, and key personnel possessing technical and business capabilities, including industry expertise, that are difficult to replace.
There is competition for experienced senior management and personnel with technical expertise and expertise in the industry in which Teads operates, and Teads may not be able to retain these officers or key personnel. Although Teads has entered into employment and non-competition agreements with the majority of its executive officers, certain terms of those agreements may not be enforceable and in any event these agreements do not ensure the continued service of these executive officers.
In addition, Teads currently does not maintain “key person” insurance covering any member of its management team. The loss of any of Teads’ key personnel, particularly to competitors, could have a material adverse effect on its business, results of operations and financial condition.
Teads and its customers, publisher partners and third-party vendors are subject to laws and regulations globally, including those related to data privacy, data protection, information security, consumer protection across different markets where Teads conducts its business, including in the United States and Europe, and industry requirements and such laws, regulations and industry requirements are constantly evolving and changing. Teads’ actual or perceived failure to comply with such obligations could have an adverse effect on its business, results of operations and financial condition.
The jurisdictions in which Teads operates, as well as its contracts, require Teads to comply with or facilitate its customers’ and partners’ compliance with numerous, complex and sometimes conflicting legal regimes, both domestically and internationally. These laws and regulations relate to a number of aspects of Teads’ business, including anti-corruption, internal and disclosure control obligations, data privacy and protection, wage-and-hour standards, employment and labor relations, trade protections and restrictions, import and export control, tariffs, taxation, sanctions, data, information and transaction processing security, records management, privacy and security practices, data residency, corporate governance, antitrust and competition, personnel and third-party complaints, government affairs and other regulatory requirements affecting trade and investment. Teads’ failure to perform its services in a manner that complies with any such requirements could result in breaches of contracts with its customers. The application of these laws and regulations to Teads’ customers is often unclear and may at times conflict. Further, some regulators have considered placing limits or bans on outstream videos due to bandwidth and energy consumption concerns. Such limits or bans could have an adverse effect on Teads’ business, results of operations and financial condition. The global nature of Teads’ operations increases the difficulty of compliance. For example, in many foreign countries, particularly in those with developing economies, it is common to engage in business practices that are prohibited by regulations applicable to Teads or its customers, including the U.S. Foreign Corrupt Practices Act. Teads cannot provide assurance that its customers will not take actions in violation of its internal policies or U.S. or other laws or regulations. However, Teads has not been subject to such lawsuits to date.
Compliance with these laws and regulations may involve significant costs, consume significant time and resources or require changes in Teads’ business practices that result in reduced revenue and profitability. Teads may also face burdensome and expensive governmental investigations or enforcement actions regarding its compliance. Non-compliance could also result in penalties, fines, damages, criminal sanctions against Teads, its officers or its other personnel, prohibitions on the conduct of its business, damage to its reputation, restrictions on its ability to process information, allegations by customers that it has not performed its contractual obligations or other unintended consequences, any of which could have an adverse effect on Teads’ business, results of operations and financial condition.
In addition, Teads is required under various laws to obtain and maintain accreditations, permits and/or licenses for the conduct of its business in all jurisdictions in which it has operations and, in some cases, where its customers receive its products and services. If Teads does not maintain its accreditations, licenses or other qualifications to provide its products and services or if Teads does not adapt to changes in legislation or regulation, it may have to cease operations in the relevant jurisdictions and may not be able to provide services to existing customers or be able to attract new customers. Any failure by Teads to comply with applicable legal and regulatory requirements could have a material adverse effect on its reputation, as well as its business, results of operations and financial condition.
Changes in laws or regulations relating to privacy, data protection or the protection or transfer of personal data, or any actual or perceived failure by Teads to comply with such laws and regulations or any other obligations relating to privacy, data protection or the protection or transfer of personal data, could adversely affect Teads’ business.
In order to provide Teads’ products and services, Teads receives, stores and processes data about, or related to, its customers, publisher partners, personnel and services providers, and so is subject to a variety of data privacy laws and regulations as well as contractual obligations, which may include obligations to conform to industry standards.
The regulatory framework for data privacy issues worldwide is currently evolving and is likely to remain uncertain for the foreseeable future. Restrictions could be placed upon the collection, storage, management, aggregation and use of personal information, or certain categories thereof, which could result in a material increase in the cost of collecting or otherwise obtaining such data and could limit the ways in which Teads may use or disclose information. In particular, interest-based advertising, or the use of data to draw inferences about a user’s interests and deliver relevant advertising to that user, and similar or related practices (sometimes referred to as behavioral advertising or personalized advertising) have come under increasing scrutiny by legislative, regulatory and self-regulatory bodies in the United States and abroad focused on consumer protection and/or data privacy. Much of this scrutiny has focused on the use of cookies and other technology to collect information about Internet users’ online browsing activity on web browsers, mobile devices and other devices, to associate such data with user or device identifiers or de-identified identities across devices and channels. Because Teads, and its customers and publishers, rely upon large volumes of such data collected primarily through cookies and similar technologies, it is possible that these legislative and regulatory efforts may have a substantial and adverse impact on Teads’ ability to collect and use data from Internet users, which could have an adverse effect on its business, results of operations and financial condition.
The U.S. federal government and various state and foreign governments have adopted or proposed limitations and restrictions on the collection, distribution, use and storage of data relating to individuals, including the use of such data for marketing, advertising and other communications with individuals and businesses. In the United States, various laws and regulations apply to the collection, processing, disclosure and security of certain types of data. Additionally, the Federal Trade Commission and many state attorneys general have interpreted federal and state consumer protection laws as imposing standards for the online collection, use, dissemination, and security of data. If Teads fails to comply with any such laws or regulations, it may be subject to enforcement actions that may not only expose it to litigation, fines and civil and/or criminal penalties, but also require it to change its business practices as well, each of which would have an adverse effect on its business, results of operations and financial condition. Additionally, if Teads faces such enforcement actions or other penalties, it may suffer a reputational risk that could have an adverse effect on its business, results of operations and financial condition.
In the United States, non-sensitive consumer data generally may be used under current rules and regulations, subject to certain restrictions, so long as the consumer does not affirmatively “opt-out” of the collection or use of such data. If an “opt-in” model or other more restrictive regulations were to be adopted in the United States, the cost of data could increase if less data were available as a result. Such increased costs, as well as any increased compliance risks associated with such restrictive regulations, could have an adverse effect on Teads’ business, results of operations and financial condition.
In the United States, the California Consumer Privacy Act (as amended by the California Privacy Rights Act, the “CCPA”) creates individual privacy rights for California residents and increases the privacy and security obligations of businesses handling personal data of such residents. The CCPA has encouraged similar laws in other states across the United States, such as in Nevada, Virginia, New Hampshire, Illinois and Nebraska. The CCPA, or the issuance of subsequent guidance, including a possible new federal data protection and privacy law, to which Teads would become subject if it were enacted, may require Teads to further modify its data processing practices and policies and to incur substantial costs and expenses in an effort to comply. In addition, decreased availability and increased costs of information as a result of compliance with the CCPA or any other data privacy law or regulation could adversely affect Teads’ ability to meet its customers’ requirements and could have an adverse effect on its business, results of operations and financial condition.
In Europe, the General Data Protection Regulation (the “GDPR”) took effect on May 25, 2018 and applies to products and services that Teads provides in Europe, as well as the processing of personal data of European Union citizens, wherever that processing occurs. The GDPR includes operational requirements for companies that receive or process personal data of residents of the European Union. For example, Teads has been required to offer new controls to users in Europe before processing data for certain aspects of Teads’ offerings. Failure to comply with the GDPR may result in significant penalties for non-compliance of up to the greater of €20 million or 4% of an enterprise’s global annual revenue. In addition to the foregoing, a breach of the GDPR could result in regulatory investigations, reputational damage, orders requiring Teads cease or change the processing of its data, enforcement notices and/or assessment notices (for a compulsory audit).
Further, in the European Union, regulators are increasingly focusing on compliance with requirements in the online behavioral advertising ecosystem, and current national laws that implement the E.U. ePrivacy Directive will be replaced by the EU Regulation on Privacy and Electronic Communications, known as the ePrivacy Regulation, which will significantly increase fines for non-compliance and impose burdensome requirements around obtaining user consent. While the text of the ePrivacy Regulation is still under development, a recent European court decision and regulators’ recent guidance are driving increased attention to cookies and tracking technologies. As regulators start to enforce the strict approach seen in recent guidance and decisions, this could lead to substantial costs, require significant systems changes, limit the effectiveness of Teads’ advertising campaigns, divert the attention of Teads’ technology personnel, increase costs and subject Teads to additional liabilities.
Because the interpretation and application of privacy and data protection laws such as the CCPA and GDPR, and the related regulations and standards, are uncertain, it is possible that these laws, regulations and standards may be interpreted and applied in manners that are, or are asserted to be, inconsistent with Teads’ data management practices or the technological features of Teads’ products and services. As such, Teads could inadvertently fail to comply, or be alleged to have failed to comply, with such laws, and consequently be subject to significant statutory damages and negative publicity associated with class action litigation and/or costs associated with modifying Teads’ products, services and business strategies.
Following the United Kingdom’s departure from the European Union, commonly referred to as “Brexit”, the GDPR data protection obligations continue to apply to the United Kingdom in substantially unvaried form under the so-called “U.K. GDPR”. The U.K. GDPR exists alongside the United Kingdom Data Protection Act 2018 which together implement certain principles and derogations from the GDPR into U.K. law. Under the U.K. GDPR, companies not established in the United Kingdom but which process personal data (i.e., information which is relating to an identified individual or from which an individual is identifiable) in relation to the offering of goods or services to individuals in the United Kingdom, or to monitor such individuals’ behavior, will be subject to the U.K. GDPR and will be required to appoint a data protection representative in the United Kingdom, provided certain exceptions are not met. Otherwise, the requirements of the U.K. GDPR are currently in a substantially similar form to those of the GDPR and, although they might be subject to divergence over time, are likely to lead to similar compliance and operational costs. In addition, Brexit has implications for transfers of personal data between the United Kingdom and the European Economic Area (“EEA”), such transfers however would likely be subject to the EU adequacy decision, and other third-party jurisdictions. The GDPR/U.K. GDPR may increase Teads’ responsibility and liability in relation to personal data that Teads’ process where such processing is subject to the GDPR/U.K. GDPR, and Teads may be required to put in place additional mechanisms to ensure compliance with the GDPR/U.K. GDPR, including as implemented by individual countries.
Teads expects the existing legal complexity and uncertainty regarding international personal data transfers to continue. The GDPR and U.K. GDPR, as well as other statutes and/or regulations concerning privacy and data protection, increase compliance obligations, affect Teads’ collection, processing, retention and transfer of personal data and reporting of personal data security breaches, and provide for increased penalties for non-compliance. As the regulatory guidance and enforcement landscape in relation to data transfers continues to develop, Teads could suffer additional costs, complaints and/or regulatory investigations or fines, may have to stop using certain tools and vendors or make other operational changes and will be required to implement revised standard contractual clauses for existing intragroup, customer and vendor arrangements within required time frames.
Given that Teads transfers personal data to the United States based on the EU-U.S. Data Privacy Framework (the “DPF”) and the standard contractual clauses issued by the European Commission and the United Kingdom (the “SCCs”), it is specifically exposed to evolving risks around these mechanisms. The Schrems II ruling and subsequent regulatory developments have heightened scrutiny on such transfers, creating potential challenges around the adequacy of SCCs and DPF compliance. These challenges may include the risk of additional regulatory reviews or enforcement actions that could lead to changes in data transfer mechanisms, increased operational costs, or limitations on transatlantic data flows. Furthermore, any invalidation or modification of the SCCs or the DPF by EU or U.K. regulators could require Teads to reassess its data transfer frameworks, potentially necessitating rapid implementation of alternative safeguards, suspension of certain data flows, or modifications to contractual arrangements with customers and vendors.
Other jurisdictions have adopted laws and regulations addressing privacy, data protection, and cybersecurity, many of which share similarities with the GDPR. For example, Law no. 13.709/2018 of Brazil, the Lei Geral de Proteção de Dados Pessoais or “LGPD”, entered into effect on September 18, 2020, authorizing a private right of action for violations. Penalties may include fines of up to 2% of the organization’s revenue in Brazil in the previous year or 50M reais (approximately $9.5 million). The LGPD applies to businesses (both inside and outside Brazil) that process the personal data of users who are located in Brazil. The LGPD provides users with the similar rights as the GDPR regarding their data.
In addition, as part of the European digital strategy, the European Commission has upgraded the rules governing digital services in the European Union with two legislative initiatives: the Digital Services Act and the Digital Markets Act. Any failure to achieve required data protection standards (which are not currently clear when applied to the online advertising ecosystem) may result in lawsuits, regulatory fines or other actions or liability, all of which may have an adverse effect on Teads’ business, results of operations and financial condition.
In addition to those laws and regulations described above, Teads is also subject to other laws and regulations that dictate whether, how and under what circumstances Teads can transfer, process and/or receive certain data that is critical to its operations, including data shared between countries or regions in which Teads operates and data shared among its products and services.
In addition to government regulation, privacy advocacy and industry groups may propose new and different self-regulatory standards that either legally or contractually apply to Teads or its customers or publishers. Teads and its subsidiaries are members of self-regulatory bodies that impose additional requirements related to the collection, use and disclosure of consumer data. Under the requirements of these self-regulatory bodies, in addition to other compliance obligations, Teads is obligated to provide consumers with notice about its use of cookies and other technologies in connection with the collection or use of consumer data for certain purposes, and to provide consumers with certain choices relating to the use of consumer data. Some of these self-regulatory bodies have the ability to discipline members or participants, which could result in fines, penalties and/or public censure imposed on Teads (which could in turn cause reputational harm). Additionally, some of these self-regulatory bodies might refer violations of their requirements to the Federal Trade Commission or other regulatory bodies. If Teads were to be found responsible for such a violation, it could adversely affect Teads’ reputation, as well as its business, results of operations and financial condition.
Any failure or perceived failure by Teads to comply with these laws, regulations, standards and contractual obligations relating to data privacy or data protection could result in governmental investigations or enforcement actions regarding its compliance. For example, in November 2019 the UK’s Information Commissioner’s Office (the “ICO”) initiated a review of Teads’ use of real-time bidding processes, focusing on potential risks to personal data. ICO’s review is ongoing as of the date of this proxy statement. Although Teads believes that its real-time bidding processes comply with applicable laws and has actively cooperated with the ICO’s investigation, if Teads were found to have failed to comply with applicable laws, regulations or contractual obligations relating to data privacy or protection as a result of ICO’s review or any other investigation or enforcement action in the future, Teads could be subject to penalties, fines, damages, criminal sanctions against Teads, its officers or its other personnel, prohibitions on the conduct of its business, damage to its reputation, restrictions on its ability to process information, allegations by customers that it has not performed its contractual obligations or other unintended consequences, any of which could have an adverse effect on Teads’ business, results of operations and financial condition.
Teads’ business utilizes AI, and laws and regulations governing the use of AI are rapidly evolving. Any failure by Teads to comply with such laws and regulations relating to AI could adversely affect Teads’ business.
Teads’ business increasingly relies on AI, specifically predictive AI, as well as machine learning and automated decision-making. Unlike generative AI, which creates new content or data, Teads’ core technology focuses on predictive analytics to analyze patterns and trends, enhancing the performance and targeting of digital advertising. The European Union has developed a standalone law to govern the offering and use of AI systems in the European Union (the “AI Act”) which entered into force on August 1, 2024. The AI Act imposes regulatory requirements upon AI system providers, importers, distributors, and deployers, in accordance with the level of risk involved with the AI system (“unacceptable”, “high”, “limited”, and “minimal” risk). General-purpose AI systems have also been made subject to a number of requirements under the AI Act, mostly akin to the requirements that apply to high-risk AI systems. The AI Act will become enforceable in a gradual manner, ranging from 6 to 36 months following adoption and entry into force of the AI Act, depending on the regulatory requirement in question. Non-compliance with the AI Act may result in regulatory fines of up to the higher of 7% of a company’s annual worldwide turnover or €35 million. In parallel, the European Union has proposed revisions to the European Union Product Liability Directive and has introduced a new European Union AI Liability Directive to facilitate claims for damages brought by European Union users of AI systems. As of the date of this proxy statement, the United Kingdom has indicated an intention to develop a sector-specific, principle-centered approach to AI regulation, with the relevant regulators for a particular sector (e.g., the U.K. Financial Conduct Authority and U.K. Prudential Regulation Authority) being responsible for issuing guidance and taking enforcement action. However, since the King’s Speech on July 17, 2024, the new U.K. Government has indicated that it will seek to enact legislation to regulate the most powerful AI models. Teads is assessing, and will continue to assess, the scope of application, impact and risk of these AI developments in the European Union and United Kingdom on its business.
In addition to the foregoing, there have been numerous other laws and bills proposed at the U.S. federal and state level, as well as internationally, aimed at regulating the deployment or provision of AI systems and services. This includes the Colorado AI Act, which is the first U.S. state comprehensive law relating to the development and deployment of certain AI systems. The Colorado AI Act will become effective February 1, 2026, and, like the AI Act, provides for a regulatory risk-based framework. The Colorado AI Act may impel other states to adopt similar legislation, potentially creating a patchwork of state AI laws with which companies must comply absent any omnibus federal regulation. At the U.S. federal level, in October 2023 the Biden Administration issued an Executive Order on the Safe, Secure, and Trustworthy Development and Use of Artificial Intelligence that, among other things, articulates certain standards and guidelines for AI safety and security and directs federal agencies and departments to create additional standards and regulations for the use or oversight of AI.
Other jurisdictions may adopt similar or more restrictive laws and regulations that may restrict or hinder the use of AI technologies. These obligations may make it harder for Teads to use AI in its business, which could make Teads’ products and services less efficient or competitive or result in business disruptions. In addition, failure to comply with such laws and regulations could also result in litigation, which may result in penalties or fines being assessed against Teads. Any of the foregoing could result in damage to Teads’ reputation, loss of customers or publishers, loss of goodwill or lower return on advertising spend for Teads’ customers, which would have an adverse effect on Teads’ business, results of operations and financial condition.
Changes in laws and regulations relating to sustainability and environmental, social and governance issues may impose additional costs on Teads or expose Teads to additional risks.
Laws and regulations related to sustainability and environmental, social and governance (“ESG”) issues have become increasingly important for companies in recent years and are subject to rapid and ongoing development. The scope and complexity of these laws and regulations are expanding, and Teads may incur significant costs and diversion of management’s time and attention to comply with them. For example, Teads may face increased regulatory burdens and compliance costs due to the recent introduction of the European Union’s Corporate Sustainability Reporting Directive (“CSRD”) and its implementing laws and regulations. The CSRD requires detailed and stringent reporting on sustainability factors, including ESG practices. Failure to comply with these and any other new reporting standards introduced in the future could result in penalties, increased scrutiny from regulators and stakeholders and reputational damage. Additionally, adapting Teads’ reporting systems and ensuring compliance with these laws and regulations across its operations and supply chains may require a significant investment of resources and infrastructure.
In addition, changes in environmental laws or regulations in any jurisdiction in which Teads operates could increase Teads’ compliance burden or impose limitations on its operations. For example, the imposition of stricter carbon emission standards for data centers or the other third-party operational infrastructure upon which Teads’ business depends could increase Teads’ cost of revenue. While environmental regulations do not normally impose material direct costs upon Teads’ business, any such changes in laws or regulations or other events affecting the environment, including climate change or unforeseen other events, could result in operational limitations or increased compliance and other costs, which could be material.
Seasonal fluctuations in advertising activity could have a material impact on Teads’ revenue, cash flow and operating results.
Teads’ revenue, cash flow, operating results and other key operating and performance metrics may vary from quarter to quarter due to the seasonal nature of its customers’ spending on advertising campaigns. For example, customers tend to devote more of their advertising budgets to the fourth calendar quarter to coincide with consumer holiday spending. Moreover, advertising inventory in the fourth calendar quarter may be more expensive due to increased demand for advertising inventory. Political advertising could also cause Teads’ revenue to increase during election cycles and decrease during other periods. If Teads’ growth rate declines or seasonal spending becomes more pronounced, seasonality could have a material impact on its revenue, cash flow and operating results from period-to-period.
Additionally, for some strategic publishers, Teads offers a minimum revenue guarantee, typically for a one-year period. In some cases, Teads has under-delivered the demand and as a result has had to true-up the difference between the minimum revenue guaranteed and the revenue generated. Changes in demand, whether seasonal or otherwise, could lead to greater true-ups and adversely affect Teads’ business, results of operations and financial condition.
If Teads is unable to meet publisher quality standards for which advertisements appear on their sites, its relationships with publishers may suffer, which could adversely affect its business, results of operations and financial condition.
While Teads has processes and technologies to ensure consistently high-quality advertising, its failure to ensure the advertising that goes through its platform meets the standards of its publisher partners could lead to contract cancellations or other responses by its publisher partners. On Teads’ platform, advertisers can upload their own advertisements, so it is possible that an advertiser could upload content that a publisher deems to be inappropriate for its audience. If Teads’ processes and technologies to prevent this were to fail, its relationships with publishers may suffer, which could adversely affect its business, results of operations and financial condition.
Failure to manage Teads’ growth effectively could cause its business to suffer and have an adverse effect on its financial condition and results of operations.
Since Teads S.A. was founded approximately 18 years ago, it has experienced rapid growth and significantly expanded its operations. To manage this growth effectively, Teads must continually evaluate and evolve its organization. Teads must also manage its personnel, operations, finances, technology and development and capital investments efficiently. Teads’ efficiency, productivity and the quality of its platform and customer service may be adversely impacted if it does not train its new personnel, particularly its engineering, sales and support personnel, quickly and effectively, or if it fails to appropriately coordinate across its organization. Additionally, Teads’ rapid growth may place a strain on its resources, infrastructure and ability to maintain the quality of its platform. Failure to manage Teads’ growth effectively could cause its business to suffer and have an adverse effect on its financial condition and operating results.

Teads’ international operations, particularly as Teads develops in business in emerging markets, subject it to additional costs and risks and may not yield returns, and its continued international expansion may not be successful.
Teads is an international company with 32 operating subsidiaries around the world with approximately 1,100 employees as of June 30, 2024. Teads expects to continue to expand its international operations, and further expansion may require significant management attention and financial resources and may place burdens on its management, administrative, operational, legal and financial infrastructure. The costs and risks inherent in conducting business internationally include:
•
challenges in maintaining an effective internal control environment with operations in multiple international locations, including language and cultural differences, expertise in international locations and multiple financial information systems;

•	adapting its platform and solutions to customers’ and publishers’ preferences and customs;
•	difficulties in staffing and managing foreign operations;
•	difficulties in enforcing its intellectual property rights;
•	difficulties in enforcing agreements or judgments and collecting receivables in foreign jurisdictions;
•	new and different sources of competition;
•	regulatory and other delays and difficulties in setting up foreign operations;
•	compliance with anti-bribery laws, such as the U.S. Foreign Corrupt Practices Act and the United Kingdom Anti-Bribery Act 2010, by Teads, its employees and its business partners;
•	compliance with export and import control and economic sanctions, laws and regulations, such as those administered by the U.S. Office of Foreign Assets Control;
•	compliance with data privacy laws, such as the European Union ePrivacy Directive, GDPR, U.K. GDPR and the CCPA;
•	exchange controls or other currency restrictions and limitations on the movement of funds, such as on the remittance of dividends by subsidiaries;
•	currency exchange rate fluctuations and foreign exchange controls;
•	economic and political instability in some countries;
•
sovereign risk and the risk of government intervention, including through expropriation or regulation of the economy and governmental attempts to control inflation, such as the imposition of wage and price controls and higher interest rates;

•	labor disruptions, civil unrest, significant political instability, wars or other armed conflict;
•	health or similar issues, such as a pandemic or epidemic; and
•
compliance with the laws of numerous taxing jurisdictions where Teads conducts business, potential double taxation of its international earnings and potentially adverse tax consequences due to changes in applicable U.S. and foreign tax laws.

As Teads continues to expand its business globally, its success will depend, in large part, on its ability to anticipate and effectively manage these risks. These factors and others could harm its ability to increase international revenues and, consequently, could adversely affect its business, results of operations and financial condition. The expansion of Teads’ existing international operations and entry into additional international markets, including Europe, the Middle East and Africa (“EMEA”), Latin America (“LatAm”) and Asia Pacific (“APAC”), will require significant management attention and financial resources. Teads’ failure to manage these risks successfully could adversely affect its business, results of operations and financial condition.
These risks may impede Teads’ strategy by limiting the countries and regions into which it is able to expand. The impacts of these risks may also only materialize after Teads has begun preparations and made investments to provide services in a new country or region. The exposure to these risks may require Teads to incur additional costs to mitigate the impact of these risks on its business.

Additionally, international trade and political disputes can adversely affect the operations of multinational businesses like Teads by limiting or disrupting trade and business activity between countries or regions. For example, Teads may be required to limit or halt operations, terminate customer relationships or forego profitable customer opportunities in countries which may in the future be subject to sanctions or other restrictions on business activity, whether by U.S. legislation, executive order or otherwise. Some of Teads’ customers may in the future be subject to such sanctions. Additionally, failure to resolve any trade disputes between such countries may also lead to unexpected operating difficulties in certain countries, including enhanced regulatory scrutiny, greater difficulty transferring funds or negative currency impacts.
Fluctuations in foreign currency exchange rates or inflationary pressures could harm Teads’ financial performance.
The functional currency, which is the currency that best reflects the economic environment in which the subsidiaries of Teads operate and conduct their transactions, is separately determined for each of Teads’ subsidiaries and is used to measure their financial position and operating results. As Teads expands its operations to new countries, its exposure to fluctuations in these currencies may increase and Teads may incur expenses in other currencies. There may be fluctuations in currency exchange rates between the U.S. dollar (which is the reporting currency for Teads) and other currencies in which Teads transacts, which may adversely impact its financial results.
In addition to international expansion, the programmatic business (booked in France) increased Teads’ exposure to U.S. dollar. Teads’ financial performance could be adversely affected over time by certain movements in exchange rates, particularly if currencies in which Teads incurs expenses appreciate against the U.S. dollar or if the currencies in which it receives revenues depreciate against the U.S. dollar. No foreign currency hedging was in place in 2022 and 2023.
Furthermore, some of Teads’ operations are conducted in countries where economic growth has slowed or where economies have suffered hyperinflation, such as Argentina. Inflationary pressures may increase operating and capital costs and lead governments to intervene in the economy, including through the implementation of government policies that may have an adverse effect on Teads.
Teads is subject to payment-related risks if customers dispute or do not pay their invoices, and any decreases in payments could have a material adverse effect on its business, results of operations, and financial condition.
Teads’ business depends on its ability to successfully obtain payment from its customers for work performed and to bill and collect on what are usually relatively short cycles. Teads generates revenue primarily through revenue payments from its customers for advertising spend. Teads invoices agencies, DSPs (“Demand Side Platforms”) and advertisers and collects the full purchase price for the digital ad impressions they purchase. It pays the publishers based on the pricing agreed through online terms and conditions, classic contracts and minimum guarantee contracts. However, in some cases, it is required to pay publishers for digital ad impressions delivered even if it is unable to collect from the advertiser that purchased the digital ad impressions.
Teads evaluates the financial condition of its customers and maintains allowances against receivables. Macroeconomic conditions, such as any domestic or global credit crisis or disruption of the global financial system could result in financial difficulties for its customers, up to and including insolvency or bankruptcy, as well as limit their access to the credit markets and, as a result, could cause customers to delay payments to Teads, request modifications to their payment arrangements that could increase Teads’ receivables balance, or default on their payment obligations to Teads. In the past, certain customers have defaulted on their obligations to Teads, sought to slow their payments to Teads or have been forced into filing for bankruptcy protection (mainly in the United States), resulting in Teads not receiving payment. Teads may experience issues receiving payment from both its DSP customers and performance advertisers, some of which are not as reputable and financially stable as its larger advertising customers and agencies. Thus far, none of the bankruptcies of Teads’ DSP customers have materially impacted it, but if a substantial number of its DSP partners or a large-scale DSP partner were to fail to pay Teads for the products and services it provides, Teads’ business, results of operations and financial condition would be negatively impacted. In addition, Teads is party to certain agreements under which Teads may be responsible for the whole amount of contracted spending, whether or not ultimately paid by the advertiser (though Teads’ contracts generally do not contain such exposure). Teads may experience bad debt in the future, and write-offs for bad debt could have an adverse effect on its business, results of operations and financial condition in the periods in which the write-offs occur. If Teads’ cash collections are significantly diminished as a result of the foregoing events, its revenue and/or cash flow could be adversely affected, and it may need to use working capital to fund its accounts payable pending collection from the affected advertisers. This may result in additional costs and cause Teads to forgo or defer other more productive uses of that working capital.
Moreover, Teads experiences requests from publishers and advertisers for discounts, fee concessions or revisions, or other forms of consideration, refunds and greater levels of pricing transparency and specificity, in some cases as a condition to maintain their relationships with Teads or to increase the amount of advertising spend that an advertiser sends to Teads’ platform. In addition, Teads offers discounts or other pricing concessions in order to attract more inventory or demand, or to compete effectively with other providers that have different or lower pricing structures or that may be able to undercut Teads’ pricing due to greater scale or other factors. If Teads cannot maintain and grow its revenue and profitability through volume increases that compensate for any price reductions, if Teads is forced to make significant fee concessions or refunds, if customers reduce spending with Teads, or if publishers reduce inventory available through its platform due to pricing issues, Teads’ business, results of operations and financial condition could be adversely affected.
Timely collection of customer balances also depends on Teads’ ability to complete its contractual commitments, including delivering on the service level its customers expect, and bill and collect its contracted revenues. If Teads’ customers are not satisfied with its services or are otherwise unable to meet their contractual requirements, Teads might experience delays in collection of and/or be unable to collect its customer balances, and if this occurs, Teads’ business, results of operations and financial condition could be adversely affected. In addition, if Teads experiences an increase in the time to bill and collect for its services, its cash flows could be adversely affected.
Teads may incur liabilities for which it is not insured, and may suffer reputational damage in connection with certain claims against it.
Teads could be sued directly for claims that could be significant, such as claims related to breaches of privacy or network security, infringement of intellectual property rights, violation of wage and hour laws, or systemic discrimination, and its contracts may not fully limit or insulate it from those liabilities. Additionally, in Teads’ contracts with its customers, Teads indemnifies its customers for losses they may incur for Teads’ failure to deliver services pursuant to the terms of service set forth in such service contracts, and a limited number of its service contracts provide for high or unlimited liability for the benefit of its customers related to damages resulting from breaches of privacy or data security in connection with the provision of its services. Although Teads has various insurance coverage plans in place, including coverage for general liability, errors or omissions, property damage or loss and information security and privacy liability, that coverage may not continue to be available on reasonable terms or in sufficient amounts to cover one or more claims. The policies may also have exclusions which would limit Teads’ ability to recover under such policies, the limits under such policies may be insufficient, or insurers may deny coverage following their investigation of a claim. The successful assertion of one or more large claims against Teads that are excluded from its insurance coverage or that exceed available insurance coverage, or changes in Teads’ insurance policies (including premium increases, the imposition of large deductible or co-insurance requirements, changes in terms and conditions or outright cancellation or non-renewal of coverage), could have a material adverse effect on Teads’ business, results of operations and financial condition. Furthermore, the assertion of such claims, whether or not successful, could cause Teads to incur reputational damage, which could have a material adverse effect on its business, results of operations and financial condition.
Teads’ employees, contractors, consultants or other associated parties may behave in contravention of its internal policies or laws and regulations applicable to it, or otherwise act unethically or illegally, which could harm its reputation or subject it to liability.
Teads has implemented and expect to implement a number of internal policies, including a code of ethics and conduct and policies related to security, privacy, respectful behavior in the workplace, anti-bribery and anti-corruption, security, localized labor and employment regulations, health and safety and securities trading in order to promote and enforce ethical conduct and compliance with laws and regulations applicable to it. Compliance with these policies requires awareness and understanding of the policies and any changes therein by the parties to whom they apply. Teads may fail to effectively or timely communicate internal policies or changes therein to its employees, contractors, consultants or other associates, and such persons may otherwise fail to follow its policies for reasons beyond its control. Teads is exposed to the risk that its employees, contractors, consultants or other associates may engage in activity that is unethical, illegal or otherwise contravenes its internal policies or the laws and regulations applicable to it, whether intentionally, recklessly or negligently. It may not always be possible to identify and deter misconduct, and the precautions Teads takes to detect and prevent this activity may be ineffective in controlling unknown or unmanaged risks or losses or in protecting it from governmental investigations or other actions or lawsuits stemming from a failure to comply with these laws or regulations. If any such actions are instituted against Teads, and it is not successful in defending itself or asserting its rights, those actions could have a significant impact on its business, including harm to its reputation and the imposition of significant fines or other sanctions, all of which could have a material adverse effect on its customer relationships, business, results of operations and financial condition.
Teads’ platform could be susceptible to errors, defects or unintended performance problems that could adversely affect its business, results of operations and financial condition.
Teads depends upon the sustained and uninterrupted performance of its platform to operate its business. Software bugs, errors, flaws, faulty algorithms, defects, corrupted data, technical or infrastructure problems or system updates could lead to an inability to process data to place advertisements or price inventory effectively, or cause advertisements to display improperly or be placed in proximity to inappropriate content, or any other performance issues, which could adversely affect Teads’ business, results of operations and financial condition. These risks are compounded by the complexity of Teads’ technology and the large amounts of data Teads utilizes. Because Teads’ platform is complex, undetected material defects, errors, flaws and failures may occur. Despite testing, errors or bugs in Teads’ platform may not be found until it is in Teads’ live operating environment. For example, changes to Teads’ solution have in the past caused errors in the measurements of transactions conducted through its platform, resulting in disputes raised by customers. Errors or failures in Teads’ solution, even if caused by the implementation of changes by publishers or partners to their systems, could also result in negative publicity, damage to Teads’ reputation, loss of or delay in market acceptance of Teads’ offerings, increased costs or loss of revenue or loss of competitive position, or otherwise adversely affect Teads’ business, results of operations and financial condition. In such an event, Teads may be required or choose to expend additional resources in an attempt to mitigate any problems resulting from defects, errors and failures in its platform. As a result, defects or errors in its products or services could harm its reputation, result in significant costs to Teads’, impair the ability of publishers to sell and for advertisers to purchase inventory and impair Teads’ ability to fulfill obligations with publishers and other customers. Any significant interruptions could adversely affect Teads’ business, results of operations and financial condition.
While Teads’ employees undergo what Teads believes to be appropriate training, if any person, including any of Teads’ employees, negligently disregards or intentionally breaches controls or procedures with which Teads is responsible for complying with respect to such data or otherwise mismanages or misappropriates that data, or if unauthorized access to or disclosure of data in Teads’ possession or control occurs, Teads could be subject to significant liability to its customers or its customers’ clients for breaching contractual confidentiality and security provisions or for permitting access to personal information subject to privacy laws, as well as liability and penalties in connection with any violation of applicable privacy laws or criminal prosecution. Unauthorized disclosure of sensitive or confidential customer or data of any of Teads’ employees, contractors or suppliers, whether through breach of computer systems, systems failure, negligence, fraud or misappropriation, or otherwise, could damage Teads’ reputation and cause it to lose customers and result in liability to individuals whose information was compromised. Similarly, unauthorized access to or through Teads’ information systems and networks or those Teads develops or manages for its customers and publisher partners, whether by Teads’ employees or third parties, could result in negative publicity, damage to Teads’ reputation, loss of customers or business, class action or other litigation, costly regulatory investigations and other potential liability, any of which could have an adverse effect on Teads’ business, results of operations and financial condition.
Additionally, remote-working solutions could result in heightened confidentiality and security risks on account of services being delivered in a physically unsupervised environment and via computer systems and networks outside of Teads’ control and management and could create additional opportunities for cybercriminals to exploit vulnerabilities. If any person, including any of Teads’ employees, intentionally or inadvertently penetrates Teads’ perimeter or internal network security, computing infrastructure or otherwise mismanages or misappropriates sensitive data, or discloses or distributes any such data in an unauthorized manner, Teads could be subject to significant liability and class action or other lawsuits from Teads’ customers or their clients for breaching contractual confidentiality provisions or privacy laws, or investigations and penalties from regulators. Under some of Teads’ customer contracts, Teads has from time-to-time agreed to pay for the costs of remediation or notice to end users or credit monitoring, as well as other costs.

In addition, certain third parties to whom Teads outsources certain of its services or functions, or with whom Teads interfaces, may store Teads’ information assets or its customers’ confidential information, and are also subject to the risks outlined above. Although Teads generally requires its vendors to hold sufficient liability insurance and provide indemnification for any liability resulting from a vendor’s breach of its obligations (including with respect to confidentiality) under the applicable agreement, a breach or attack affecting such a third party, or any delays in notifying Teads of a breach or attack affecting such third party, Teads’ or such third party’s inability to promptly remedy such a breach or attack could also harm Teads’ reputation, business, results of operations and financial condition, and could subject Teads to liability for damages to its customers and any other impacted individuals. Failure to select third parties that have robust cybersecurity and privacy capabilities may also jeopardize Teads’ ability to attract new customers, who may factor their assessment of risks associated with such third parties in their decisions.
Cyber-attacks penetrating the network security of Teads’ data centers or any unauthorized disclosure or access to confidential information and data of Teads’ customers or their clients could also have a negative impact on Teads’ reputation and customer confidence, which could have a material adverse effect on Teads’ business, results of operations and financial condition. See “—Platform outages or disruptions, including any interruptions due to cyberattacks or to Teads’ failure to maintain adequate security and supporting infrastructure as it scales, could damage its reputation and its business, results of operations and financial condition.”
If Teads fails to detect or prevent fraud on its platform, or malware intrusions into the systems or devices of its publisher partners and their consumers, advertisers and publishers could lose confidence in its platform, and Teads could face legal claims that could adversely affect its business, results of operations and financial condition.
Teads may be subject to fraudulent or malicious activities undertaken by persons seeking to use its platform for improper purposes. For example, someone may attempt to divert or artificially inflate advertiser purchases through Teads’ platform, or to disrupt or divert the operation of the systems and devices of Teads’ publisher partners and their consumers in order to misappropriate information, generate fraudulent billings or stage cyberattacks or for other illicit purposes. For example, sophisticated bot-nets and other complex forms of click fraud might be used to generate fraudulent impressions and divert advertising revenue from legitimate websites of publishers. Those activities could also introduce malware through Teads’ platform in order to commandeer or gain access to information on consumers’ computers. Teads uses third-party tools and proprietary machine learning algorithms to identify non-human traffic and malware, and it may reduce or terminate relationships with publishers that it finds to be engaging in such activities. Although Teads continually assesses the quality and performance of advertising on publishers’ digital media properties, and relies on its own and third-party tools, as well as the controls of publishers, it may nevertheless be difficult to detect fraudulent or malicious activity. As such, Teads’ platforms and systems may be vulnerable to, and from time to time, experience, unauthorized access, damage or other interruptions. Further, perpetrators of fraudulent impressions and malware frequently change their tactics and may become more sophisticated over time, requiring both Teads and third parties to continually improve processes for assessing the quality of publisher inventory and controlling fraudulent activity. If Teads fails to detect or prevent fraudulent or malicious activity of this sort, its reputation could be damaged, advertisers may contest payment, demand refunds, or fail to give it future business, or Teads could face legal claims from advertisers. Even if Teads is not directly involved in fraud or malicious activity, any sustained failures of others in its industry to adequately detect and prevent fraud could generate the perception that programmatic trading is unsafe and lead its publisher partners to avoid programmatic advertising.
Teads depends on third-party data centers, the disruption of which could adversely affect its business, results of operations and financial condition.
Teads hosts its infrastructure at third-party data centers. Any damage to or failure of Teads’ systems generally would adversely affect its ability to properly allocate resources and timely deliver its products or services, which may prevent it from operating its business. Teads’ business relies on the Internet and, accordingly, depend upon the continuous, reliable, and secure operation of Internet servers, related hardware and software and network infrastructure. While Teads controls and has access to its servers and all of the components of its network that are located in its external data centers, it does not control the operation of these facilities. The owners of Teads’ data center facilities, with whom it may experience problems, have no obligation to renew their agreements with Teads on commercially reasonable terms, or at all. If Teads is unable to renew these agreements on commercially reasonable terms or due to unforeseen circumstances, or if one of its data center operators is acquired, it may be required to transfer its servers and other infrastructure to new data center facilities, and it may incur significant costs and possible service interruption in connection with doing so. Problems faced by Teads’ third-party data center operations, with the telecommunications network providers with whom Teads or they contract or with the systems by which its telecommunications providers allocate capacity among their customers, including Teads, could adversely affect the experience of publishers. Additionally, improving Teads’ platform’s infrastructure and expanding its capacity in anticipation of growth in new channels and formats, as well as implementing technological enhancements to Teads’ platform to improve its efficiency and cost-effectiveness, are key components of its business strategy, and if its data centers are unable to keep up with its growing needs for capacity, this could have an adverse effect on Teads’ business, results of operations and financial condition.
The occurrence of a pandemic, natural disaster, act of terrorism, power outage, vandalism or sabotage, cyberattack or other unanticipated problems at these facilities could result in interruptions in the availability of Teads’ platform. While Teads has disaster recovery arrangements in place, they have not been tested under actual disasters or similar events and may not effectively permit Teads to continue to provide its products and services in the event of any problems with respect to its data centers. If any of these events were to occur to Teads’ business, its business, results of operations and financial condition could be adversely affected.
Platform outages or disruptions, including any interruptions due to cyberattacks or to Teads’ failure to maintain adequate security and supporting infrastructure as it scales, could damage its reputation and its business, results of operations and financial condition.
As Teads grows its business, it expects to continue to invest in its platform infrastructure, including hardware and software solutions, network services and database technologies, as well as potentially increase its reliance on open source software. Without these improvements, Teads’ operations might suffer from unanticipated system disruptions, slow transaction processing, unreliable service levels, impaired quality or delays in reporting accurate information regarding transactions in its platform, any of which could negatively affect its reputation and ability to attract and retain customers and publishers. The steps Teads takes to enhance the reliability, integrity and security of its platform as it scales are expensive and complex, and poor execution could result in operational failures. In addition, maintaining the security and availability of Teads’ platform, network and internal IT systems and the security of information it holds on behalf of its customers is a critical issue for Teads and its customers. Attacks on Teads’ customers and its own network are frequent and take a variety of forms, including distributed denial-of-service attacks, infrastructure attacks, botnets, malicious file attacks, cross-site scripting, credential abuse, ransomware, bugs, viruses, worms and malicious software programs. Sophisticated cyberattacks on Teads’ platform may remain undetected for an extended period of time, which could seriously harm Teads’ reputation and business. Other types of cyberattacks could harm Teads even if its platform operations are left undisturbed. For example, attacks may be designed to deceive employees into releasing control of their systems to a hacker, while others may aim to introduce computer viruses or malware into Teads’ systems with a view to stealing confidential or proprietary data. Teads has historically been the target of phishing attempts, including fraudulent acts by individuals usurping its identity, and Teads may be the target of such attempts in the future. Teads is also vulnerable to unintentional errors or malicious actions by persons with authorized access to its systems that exceed the scope of their access rights, distribute data erroneously or, unintentionally or intentionally, interfere with the intended operations of its platform. Incidents like this can give rise to a variety of losses and costs, including legal exposure, regulatory fines and damage to brand reputation, amongst others. Although Teads maintains insurance coverage, it may be insufficient to protect it against all losses and costs stemming from security breaches, cyberattacks and other types of unlawful activity, or any resulting disruptions from such events. Outages and disruptions of Teads’ platform, including any caused by cyberattacks, may harm its reputation and its business, results of operations and financial condition.
Teads’ use of “open source” software and materials could subject its proprietary software to general release, adversely affect Teads’ ability to sell its products and services and subject it to possible litigation.
Teads uses open source software, content and materials (“Open Source Materials”) in connection with a portion of its software and its product and service offerings and Teads expects to continue to use Open Source Materials in the future. Under certain circumstances, some open source licenses require users of the Open Source Materials to provide the user’s own proprietary source code to third parties upon request, to license the user’s own proprietary source code or other materials for the purpose of making derivative works, prohibit users from charging a fee to third parties in connection with the use of the user’s proprietary code, or require the relicensing of the Open Source Materials and derivatives thereof under the terms of the applicable license. While Teads employs practices designed to ensure compliance with the licenses of third-party Open Source Materials and protect its proprietary source code and content, Teads cannot guarantee that it will be successful, that all Open Source Materials are reviewed prior to use in its products and services, that its developers have not incorporated Open Source Materials into its products or that they will not do so in the future. Accordingly, Teads may face claims from others challenging its use of Open Source Materials or seeking to enforce the license terms applicable to such Open Source Materials, including by demanding public release of the Open Source Materials or derivative works or Teads’ proprietary source code and content that was developed or distributed in connection with such Open Source Materials. Such claims could also require Teads to purchase a commercial license or require Teads to devote additional research and development resources to change its software and content, any of which would have a negative effect on Teads’ business, results of operations and financial condition. In addition, if the license terms for the open source code change, Teads may be forced to re-engineer its software, revise its content or otherwise incur additional costs.
In addition, the use of open source software may entail greater risks than the use of third-party commercial software, as open source licensors generally do not provide warranties or other contractual protections regarding infringement claims or the quality of the code. To the extent that Teads’ platform depends upon the successful operation of the open source software Teads uses, any undetected errors or defects in this open source software could prevent the deployment or impair the functionality of its platform, delay the introduction of new solutions, result in a failure of its platform, and damage Teads’ reputation. For example, undetected errors or defects in open source software could render Teads vulnerable to breaches or security attacks and make its systems more vulnerable to data breaches.
Teads’ exposure to these risks may be increased as a result of evolving its core source code base, introducing new content and offerings, integrating acquired-company technologies, or making other business changes, including in businesses in which Teads does not currently operate or compete. Any of the foregoing could adversely impact the value or enforceability of Teads’ intellectual property, and materially adversely affect its business, results of operations and financial condition.
Teads must scale its platform infrastructure to support anticipated growth and transaction volume. If Teads fails to do so, it may limit its ability to process ad impressions, and it may lose revenue.
Teads’ business depends on processing ad impressions in milliseconds, and it must handle an increasingly large volume of such transactions. The addition of potential new solutions, such as header bidding in mobile and the CTV and over-the-top formats, the need to support evolving advertising formats, Teads’ handling, and use, of increasing amounts of data and overall growth in impressions place growing demands upon Teads’ platform infrastructure. If Teads is unable to grow its platform to support substantial increases in the number of transactions and in the amount of data it processes, on a high-performance, cost-effective basis, its business, results of operations and financial condition could be adversely affected. Teads expects to continue to invest in its platform in order to meet these requirements, and that investment may adversely affect its business, results of operations and financial condition.
If Teads fails to maintain a consistently high level of service experience and implement and communicate high-quality corporate sustainability and social purpose activities, its ability to attract new, and retain existing customers and personnel could be adversely affected.
Teads’ customers’ loyalty and the likelihood that they expand their use of Teads’ products and services, or recommend Teads’ products and services to others, it is dependent upon Teads’ ability to provide a service experience that meets or exceeds their expectations and that is differentiated from Teads’ competitors. Teads believes its focus on customer experience is critical to attracting new customers and retaining and growing its business with its existing customers. If Teads is unable to maintain a consistently high level of service, its customers could change service providers, its revenues and profitability could be negatively impacted and its reputation could suffer.
In addition, Teads believes the corporate sustainability and social purpose activities in which it is involved also assist it in attracting and retaining customers and personnel. These activities in which Teads is involved are important to Teads and are a part of its culture and, Teads believes, a differentiating factor for customers in choosing to work with it. If Teads is unable to meet or exceed the evolving expectations of its customers in these areas or implement high-quality corporate sustainability and social purpose activities on a timely basis, and effectively communicate them to its customers, its reputation may suffer, which may negatively impact its ability to attract new and retain existing customers. Teads’ corporate sustainability and social purpose activities are also important to recruiting and retaining its personnel, and Teads’ failure to meet or exceed the evolving expectations of its personnel in these areas could have adverse impacts on its ability to attract and retain talent upon which its product and service offerings depend.
Although Teads strives to implement a customer-first culture, any failure to maintain a consistently high level of customer service, or a market perception that it does not maintain high-quality customer service, or a failure to communicate effectively or meet its customers’ and personnel’s expectations about its corporate sustainability and social purposes initiatives, could adversely affect its ability to attract new customers and retain existing customers, and increase attrition and other costs associated with retaining talent, all of which could have a material adverse effect on its business, results of operations and financial condition.
Teads’ customer contracts, which can be canceled at any time, do not usually include any commitments to spend any amount of money with it, subjecting it to sudden changes in spend estimates which could have an adverse effect on its business, results of operations and financial condition.
Teads’ customers generally provide estimates of how much they will spend on advertising with it, but they do not usually commit contractually to a specific spend amount, which is typical practice in the digital advertising industry. Though Teads believes that it has a strong revenue forecasting system, there are times when sudden terminations or unforeseen reductions in spend occur due to reasons beyond its control, including sudden changes in a customer’s campaign needs or financial situations unrelated to its relationship with the customer. If Teads is unable to effectively forecast revenue, it may not be able to make the best decisions with respect to investment and management, which could have a material adverse effect on its business, results of operations and financial condition.
In preparing its financial statements, Teads makes certain assumptions, judgments and estimates that affect amounts reported in its consolidated financial statements, which, if not accurate, may significantly impact its financial results.
In preparing its financial statements, Teads makes certain assumptions, judgments and estimates that affect amounts reported in its consolidated financial statements, which, if not accurate, may significantly impact its financial results. Teads makes assumptions, judgments and estimates for a number of items, including those listed in “Note 2.17 – Critical accounting judgements and key sources of estimation uncertainty” in the consolidated financial statements of Teads. These assumptions, judgments and estimates are drawn from historical experience and various other factors that Teads believes are reasonable under the circumstances as at the applicable date of its consolidated financial statements. Actual results could differ materially from its estimates, and such differences could significantly impact Teads’ financial results.
Teads’ business could be materially and adversely affected if it does not protect its intellectual property or if its services are found to infringe on the intellectual property of others.
Teads’ success depends in part on certain methodologies, practices, tools and technical expertise it utilizes in providing its services. Teads engages in designing, developing, implementing and maintaining applications and other proprietary materials. In order to protect its rights in these various materials, Teads may seek protection under trade secret, patent, copyright and trademark laws. Although Teads has registered trademarks, such registrations are subject to complex rules and regulations and can be challenged by third parties. As such, Teads may not be successful in maintaining its registered trademarks or obtaining trademark registration for those for which it has applied or may in the future apply or may otherwise refrain from seeking to obtain trademark registrations. Further, even in the event Teads is successful in maintaining or obtaining such trademark registrations, such registrations may not be effective in preventing infringement or misappropriation by third parties. If its trademarks and trade names are not adequately protected, then Teads may not be able to build and maintain name recognition in its markets of interest and its business may be adversely affected. Effective trademark protection may not be available or may not be sought in every country in which Teads’ products and services are made available, or in every class of goods and services in which Teads operates, and contractual disputes may affect the use of marks governed by private contract. Teads’ registered or unregistered trademarks, tradenames or other intellectual property rights may be challenged, infringed, circumvented or declared generic or determined to be infringing on other marks. The occurrence of any of these events could result in the erosion of Teads’ brands and limit its ability to market its brands using its various domain names and social media handles, as well as impede its ability to effectively compete against competitors with similar technologies or products, any of which could materially adversely affect Teads’ business, results of operations and financial condition.
Teads may be unable to protect its intellectual property and proprietary machine learning algorithms or brand effectively, which may allow competitors to duplicate its technology and products and may adversely affect its ability to compete with them. At the same time, Teads’ competitors may independently develop technology or services that are equivalent or superior to Teads’ own. Given Teads’ international operations, the laws, rules, regulations and treaties in effect in the jurisdictions in which it operates, and the contractual and other protective measures it takes, may not be adequate to protect it from misappropriation or unauthorized use of its intellectual property, or from the risk that such laws could change. Further, the legal systems of certain countries may not favor the enforcement of trademarks, copyrights, trade secrets and other intellectual property protection, which could make it difficult for Teads to stop the infringement, misappropriation or other violation of its intellectual property or marketing of competing products in violation of its intellectual property rights generally.
In addition, Teads cannot be certain that its products and services do not and will not infringe or misappropriate the intellectual property rights of others. Teads has in the past been, and may in the future be, subject to legal disputes and claims, including claims that its systems, processes, marketing, data usage or technologies infringe on the intellectual property rights of third parties. In February 2019, Teads received a notice from a third party alleging that Teads had infringed a patent owned by that third party. Although this matter was settled in June 2019 and did not result in any material or ongoing liability to Teads, if other claims alleging that Teads has infringed the intellectual property rights of others are brought against Teads in the future, Teads may incur significant costs in defending against such claims. Teads could also be required to indemnify its customers if they are sued by a third party for intellectual property infringement arising from materials that Teads has provided to the customers in connection with the provision of its products and services. Teads may not be successful in defending against such intellectual property claims, in which case it could lose valuable property rights, or in obtaining licenses or an agreement to resolve any intellectual property disputes.
From time to time, Teads may introduce new products, product features and services, including in areas in which it currently does not have any offering, which could increase its exposure to patent and other intellectual property claims from competitors and non-practicing entities. Furthermore, intellectual property laws may change over time, and such changes may impair Teads’ ability to maintain, protect or enforce its intellectual property rights. And if Teads cannot develop or license alternative technology for any allegedly infringing aspect of its business, Teads would be forced to limit its products and services and may be unable to compete effectively.
Although Teads tries to ensure that its employees, contractors and consultants do not use the proprietary information or know-how of others in their work for Teads, Teads may be subject to claims that Teads or its employees or consultants have inadvertently or otherwise used or disclosed intellectual property, including trade secrets, software code or other proprietary information, of former personnel or other third parties. Further, while it is Teads’ policy to require its employees, contractors and consultants who may be involved in the conception or development of intellectual property to execute agreements assigning such intellectual property to Teads, Teads may be unsuccessful in executing such an agreement with each party who, in fact, conceives or develops intellectual property that Teads regards as its own.
Teads also relies upon unpatented proprietary information and other trade secrets to protect intellectual property that may not be registrable, or that Teads believes is best protected by means that do not require public disclosure. While it is Teads’ policy to enter into confidentiality agreements with employees, contractors, consultants and third parties to protect its proprietary expertise and other trade secrets, Teads cannot guarantee that it has entered into such agreements with each party that has or may have had access to Teads’ proprietary information or trade secrets and, even if entered into, these agreements may otherwise fail to effectively prevent disclosure of proprietary information, may be limited as to their term and may not provide an adequate remedy in the event of unauthorized disclosure or use of proprietary information. In addition, trade secrets may be independently developed by others in a manner that could prevent legal recourse by Teads. If any of its confidential or proprietary information, such as trade secrets, were to be disclosed or misappropriated, or if any such information was independently developed by a competitor, Teads’ competitive position would be materially adversely affected.

Despite the measures Teads takes to protect its intellectual property rights, its intellectual property rights may still not be adequate and or adequately protected, challenges to contractual rights could arise, third parties could copy or otherwise obtain and use Teads’ intellectual property without authorization, or laws and interpretations of laws regarding the enforceability of existing intellectual property rights may change over time in a manner that provides less protection. The occurrence of any of these events could impede Teads’ ability to effectively compete against competitors with similar technologies, any of which could materially adversely affect Teads’ business, results of operations and financial condition.
If publishers or customers do not have sufficient rights to the content, technology, data or other material that they provide or make available to Teads, Teads’ business and reputation may be harmed.
If publishers or customers do not have sufficient rights to the content, technology, data or other material associated with an ad impression that they provide, or if such material infringes or is alleged to infringe the intellectual property rights of third parties, Teads could be subject to claims from those third parties who own or claim ownership of such rights, which could adversely affect its business, results of operations and financial condition. For example, channel partners may aggregate ad impressions across several publishers, and Teads may not be able to verify that these aggregators own or have rights to all of their digital ad impressions. As a result, Teads may face potential liability for copyright, patent, trademark or other intellectual property infringement, or other claims.
Changes in tax laws or administrative policies related to tax, in particular as it relates to taxation of digital services, could materially affect Teads’ business, results of operations and financial condition.
Changes in tax laws or administrative policies related to tax in the jurisdictions in which Teads operates may increase Teads’ worldwide effective tax rate, create tax and compliance obligations in jurisdictions in which Teads previously had none and adversely affect Teads’ results of operations and financial condition. In addition, Teads’ ability to repatriate surplus earnings from its operating subsidiaries in a tax-efficient manner is dependent upon interpretations of local laws, bilateral tax treaties and European Union law, as well as possible changes in local laws and European Union law and the renegotiation of existing bilateral tax treaties. Changes to any of these may adversely affect Teads’ overall tax rate, or the cost of its services to its customers, which could have a material adverse effect on Teads’ business, results of operations and financial condition. Among the recent and possible future changes to tax laws that may affect Teads’ business are those relating to the taxation of digital services. In March 2018, the European Commission released a proposal for a European Council directive on taxation of specified digital services. The proposal calls for an interim tax on certain revenues from digital activities, as well as a longer-term regime that creates a taxable presence for digital services and imposes a tax on digital profits. Some jurisdictions have enacted a tax on technology companies that generate revenues from the provision of digital services, including the United Kingdom, France, Spain, Italy and Canada, and a number of other jurisdictions are considering enacting similar digital tax regimes.
The Council of the European Union (“EU”) adopted two Anti-Tax Avoidance Directives (Council Directive (EU) 2016/1164 of July 12, 2016 laying down rules against tax avoidance practices that directly affect the functioning of the internal market (“ATAD I”) and Council Directive (EU) 2017/952 of May 29, 2017 amending ATAD I as regards hybrid mismatches with third countries (“ATAD II”)) that address many of the above-mentioned issues. The measures included in ATAD I and ATAD II have been implemented into Luxembourg domestic law by the law of December 21, 2018 (the “ATAD I Law”) and the law of December 20, 2019 (the “ATAD II Law”). Most of the measures have been applicable since January 1, 2019 and January 1, 2020, respectively, while the reverse hybrid rules have been applicable as from tax year 2022.
In addition, the Organisation for Economic Co-operation and Development, as part of its Base Erosion and Profit Shifting (“BEPS”) Project, has issued recommendations intended to provide governments new taxing rights over the digital economy and specific digital services (“Pillar One”), as well as the implementation of a global minimum tax (“Pillar Two”). A number of countries in which Teads has operations are required to, or voluntarily plan to, implement Pillar Two taxes for tax years beginning on or after January 1, 2024. The Luxembourg law of 22 December 2023 implements Directive 2022/2523 by providing for an income inclusion rule (“IIR”), an undertaxed profit rule (“UTPR”) and a qualified domestic minimum top-up tax rule (“QDMTT”). Most provisions will apply to tax years starting on or after December 31, 2023. The provisions on UTPR will in principle apply to tax structures starting on or after December 31, 2024.

Following the adoption of the Luxembourg law of March 25, 2020, as amended from time to time (the “DAC 6 Law”) implementing Council Directive (EU) 2018/822 of May 25, 2018 amending Directive 2011/16/EU as regards mandatory automatic exchange of information in the field of taxation in relation to reportable cross-border arrangements (“DAC 6”), certain intermediaries and, in certain cases, taxpayers have to report to the Luxembourg tax authorities within a specific timeframe certain information on reportable cross-border arrangements.
A reportable cross-border arrangement covers any cross-border arrangement that is linked to one or more of certain types of taxes, and contains at least one hallmark (i.e., a characteristic or feature that presents an indication of a potential risk of tax avoidance) as set out in the DAC 6 Law. A cross-border arrangement will only fall within the scope of the DAC 6 Law if one of the following triggering events occurs: the arrangement is made available, or is ready for implementation, or the first step of the implementation of the arrangement is taken; or aid, assistance or advice is provided with respect to designing, marketing, organising, making available for implementation or managing the implementation of a reportable cross-border arrangement. The reported information will be automatically exchanged by the Luxembourg tax authorities with the competent authorities of all other EU Member States. Failure to provide the necessary information under DAC 6 may result in the application of fines or penalties in the relevant EU jurisdiction(s) involved in the cross-border arrangement at stake. Under the DAC 6 Law, late reporting, incomplete or inaccurate reporting, or non-reporting may be subject to a fine of up to EUR 250,000.
Although Teads is continually assessing the impact of changes in tax laws and regulations, future developments related to some or all of the foregoing proposals could have an adverse impact on Teads’ effective tax rate and/or affect its business by increasing Teads’ future tax obligations.

CAUTIONARY NOTE CONCERNING FORWARD-LOOKING STATEMENTS
This proxy statement and the documents incorporated herein by reference contain forward-looking statements within the meaning of the U.S. federal securities laws and the Private Securities Litigation Reform Act of 1995, which statements involve substantial risks and uncertainties. These statements are based on current expectations, estimates, forecasts and projections about the industries in which Outbrain and Teads operate, and beliefs and assumptions of Outbrain’s management. Forward-looking statements may include, without limitation, statements regarding possible or assumed future results of our business, financial condition, results of operations, liquidity, plans and objectives, expected synergies and statements of a general economic or industry-specific nature. You can generally identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “foresee,” “potential” or “continue” or the negative of these terms or other similar expressions that concern our expectations, strategy, plans or intentions, or are not statements of historical fact.
The outcome of the events described in these forward-looking statements is subject to risks, uncertainties and other factors including, but not limited to:
•	the risk that the conditions to the consummation of the Transaction will not be satisfied (or waived);
•	uncertainty as to the timing of the consummation of the Transaction and Outbrain and Teads’ ability to complete the Transaction;
•	the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the Share Purchase Agreement;
•	the failure to obtain, or delays in obtaining, required regulatory approvals or clearances;
•	the risk that any such approval may result in the imposition of conditions that could adversely affect Outbrain or Teads, or the expected benefits of the Transaction;
•	the effect of the announcement or pendency of the Transaction on Outbrain’s or Teads’ operating results and business generally;
•	risks that the Transaction disrupts current plans and operations or diverts management’s attention from its ongoing business;
•	the initiation or outcome of any legal proceedings that may be instituted against Outbrain or Teads, or their respective directors or officers, related to the Transaction;
•	unexpected costs, charges or expenses resulting from the Transaction;
•	the risk that Outbrain’s stock price may decline significantly if the Transaction is not consummated;
•
the effect of the announcement of the Transaction on the ability of Outbrain and Teads to retain and hire key personnel and maintain relationships with their customers, suppliers and others with whom they do business;

•	the ability of Outbrain to successfully integrate Teads’ operations, technologies and employees;
•
the ability to realize anticipated benefits and synergies of the Transaction, including the expectation of enhancements to Outbrain’s services, greater revenue or growth opportunities, operating efficiencies and cost savings;

•	overall advertising demand and traffic generated by Outbrain and the combined company’s media partners;
•
factors that affect advertising demand and spending, such as the continuation or worsening of unfavorable economic or business conditions or downturns, instability or volatility in financial markets, and other events or factors outside of Outbrain and the combined company’s control, such as U.S. and global recession concerns; geopolitical concerns, including the ongoing war between Ukraine-Russia and conditions in Israel; supply chain issues; inflationary pressures; labor market volatility; bank closures or disruptions; the impact of challenging economic conditions; political and policy uncertainties with the approach of the U.S. presidential election; and other factors that have and may further impact advertisers’ ability to pay;

•	Outbrain and the combined company’s ability to continue to innovate, and adoption by Outbrain and the combined company’s advertisers and media partners of expanding solutions;

•	the success of Outbrain and the combined company’s sales and marketing investments, which may require significant investments and may involve long sales cycles;
•	Outbrain and the combined company’s ability to grow their business and manage growth effectively;
•	the ability to compete effectively against current and future competitors;
•	the loss or decline of one or more large media partners, and Outbrain and the combined company’s ability to expand advertiser and media partner relationships;
•
conditions in Israel, including the ongoing war between Israel and Hamas and other terrorist organizations, may limit Outbrain and the combined company’s ability to market, support and innovate their products due to the impact on employees as well as advertisers and advertising markets;

•	Outbrain and the combined company’s ability to maintain revenues or profitability despite quarterly fluctuations in results, whether due to seasonality, large cyclical events or other causes;
•	the risk that research and development efforts may not meet the demands of a rapidly evolving technology market;
•
any failure of Outbrain or the combined company’s recommendation engine to accurately predict attention or engagement, any deterioration in the quality of Outbrain or the combined company’s recommendations or failure to present interesting content to users or other factors which may cause us to experience a decline in user engagement or loss of media partners;

•	limits on Outbrain and the combined company’s ability to collect, use and disclose data to deliver advertisements;
•	Outbrain and the combined company’s ability to extend their reach into evolving digital media platforms;
•	Outbrain and the combined company’s ability to maintain and scale their technology platform;
•
the ability to meet demands on our infrastructure and resources due to future growth or otherwise; the failure or the failure of third parties to protect Outbrain and the combined company’s sites, networks and systems against security breaches, or otherwise to protect the confidential information of Outbrain and the combined company;

•
outages or disruptions that impact Outbrain or the combined company or their service providers, resulting from cyber incidents, or failures or loss of our infrastructure; significant fluctuations in currency exchange rates;

•	political and regulatory risks in the various markets in which Outbrain and the combined company operate;
•	the challenges of compliance with differing and changing regulatory requirements;
•	the timing and execution of any cost-saving measures and the impact on Outbrain and the combined company’s business or strategy; and
•
the other risk factors and additional information described in this proxy statement in the section entitled “Risk Factors”, as well as our filings with the SEC, including under the heading “Risks Factors” in Item 1A of Outbrain’s Annual Report on Form 10-K filed with the SEC on March 8, 2024 for the year ended December 31, 2023, and the Form 10-Q as filed with the SEC on August 8, 2024 for the period ended June 30, 2024.

Accordingly, you should not rely upon forward-looking statements as an indication of future performance. Outbrain cannot assure you that the results, events and circumstances reflected in the forward-looking statements will be achieved or will occur, and actual results, events or circumstances could differ materially from those projected in the forward-looking statements. The forward-looking statements made in this proxy statement relate only to events as of the date on which the statements are made. Outbrain and the combined company may not actually achieve the plans, intentions or expectations disclosed in the forward-looking statements and you should not place undue reliance on the forward-looking statements. Outbrain undertakes no obligation, and does not assume any obligation, to update any forward-looking statements, whether as a result of new information, future events or circumstances after the date on which the statements are made or to reflect the occurrence of unanticipated events or otherwise, except as required by law.

THE SPECIAL MEETING OF OUTBRAIN’S STOCKHOLDERS
Date, Time and Place
The special meeting will be held on December 5, 2024, at 9:00 a.m., Eastern Time, unless postponed or adjourned to a later date. The special meeting will be held in a virtual-only meeting format. The special meeting can be accessed via a live audio webcast by visiting www.virtualshareholdermeeting.com/OB2024SM where you will be able to vote your shares and submit questions during the special meeting webcast by logging in to the website listed above using the 16-digit control number included in your proxy card. Online check-in will begin at 8:45 a.m., Eastern Time, and Outbrain encourages you to allow ample time for the online check-in procedures. Please note that you will not be able to attend the special meeting in person. A stockholder who does not have a control number may log in to the virtual meeting as a guest but will not have the option to vote or to ask questions.
Purpose of the Special Meeting
At the special meeting, Outbrain’s stockholders will be asked to consider and vote on the following matters:
1.
a proposal to approve, for the purposes of complying with Nasdaq Listing Rule 5635(a) and (b), the issuance of 35 million shares of Common Stock and 10.5 million Series A Preferred Shares, which are convertible into Common Stock, in connection with the Transaction; and

2.
a proposal to postpone or adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the Share Issuance Proposal.

Recommendation of the Outbrain Board
After careful consideration, the Outbrain Board has, among other things, unanimously (i) determined that the Share Purchase Agreement and the transactions contemplated thereby, including the issuance of the Acquisition Shares, are advisable, fair to, and in the best interests of Outbrain and its stockholders; (ii) adopted and approved the Share Purchase Agreement and the execution, delivery and performance by Outbrain of the Share Purchase Agreement and the transactions contemplated thereby, including the issuance of the Acquisition Shares and (iii) resolved that, subject to the terms and conditions of the Share Purchase Agreement, the Share Issuance Proposal and such other matters as may be necessary or desirable, to facilitate the consummation of the Transaction shall be submitted to a vote at a meeting of the Outbrain stockholders with the recommendation of the Outbrain Board to approve such matters.
For a discussion of the material factors considered by the Outbrain Board in reaching its determinations and recommendations, please see the section titled “The Transaction—Recommendation of the Outbrain Board; Outbrain’s Reasons for the Transaction.”
Record Date and Voting Power
Only holders of record of Common Stock as of the close of business on the record date, October 31, 2024, are entitled to notice of, and to vote at, the special meeting. There were approximately 123 holders of record of Common Stock as of the close of business on the record date. As of the close of business on the record date, 49,649,359 shares of Common Stock were issued and outstanding. Each share of Common Stock entitles the holder thereof to one vote on each matter submitted for stockholder approval.
Voting by Company Directors, Executive Officers and Supporting Stockholders
As of October 28, 2024, Outbrain’s executive officers and directors beneficially owned in the aggregate 22.6% of the issued and outstanding shares of Common Stock. We currently expect that each of these individuals will vote all of his or her shares of Common Stock “FOR” each of the proposals to be presented at the special meeting.
In considering the recommendations of the Outbrain Board that the Outbrain stockholders vote to approve the Share Issuance Proposal, Outbrain stockholders should be aware that Outbrain’s directors and executive officers may have certain interests in the Transaction that may be different from, or in addition to, the interests of Outbrain stockholders generally. For more information, please see the section titled “The Transaction—Interests of the Outbrain Directors and Executive Officers in the Transaction.” The Outbrain Board was aware of these interests and considered them when recommending that Outbrain stockholders vote to approve the Share Issuance Proposal.

In addition, as of October 28, 2024, the Supporting Stockholders (one of which is an Outbrain director and the other of which is an affiliate of an Outbrain director) beneficially own in aggregate approximately 20% of the issued and outstanding shares of Common Stock. Pursuant to the Stockholder Support Agreement, the Supporting Stockholders have agreed to be present at the special meeting and vote all their shares of Common Stock in favor of the Share Issuance Proposal and the other transactions and actions contemplated by the Share Purchase Agreement. For more information about the Stockholder Support Agreement, please see the section titled “Agreements Related to the Transaction—Stockholder Support Agreement.”
Voting and Revocation of Proxies
The proxy accompanying this proxy statement is solicited on behalf of the Outbrain Board for use at the special meeting. Only holders of record of Common Stock as of the close of business on the record date will be entitled to notice of, and to vote at, the special meeting or any adjournments or postponements thereof.
Your vote is important. Outbrain expects that many Outbrain stockholders will not attend the special meeting, and instead will be represented by proxy. Most Outbrain stockholders have a choice of submitting a proxy to vote their shares via the internet by following the instructions posted at www.proxyvote.com, by using the toll-free telephone number, or by returning a completed proxy card or voting instruction form. Please check your proxy card or the information forwarded by your bank, broker or other nominee to see which options are available to you. These internet and telephone procedures have been designed to authenticate Outbrain stockholders, to allow you to vote your shares and to confirm that your instructions have been properly recorded.
If you are a stockholder of record and your shares are registered directly in your name, you may revoke your proxy at any time before it is voted at the special meeting by notifying the Corporate Secretary of Outbrain of such revocation in writing at our principal executive offices, by returning a signed proxy with a later date, by transmitting a subsequent vote over the Internet or by telephone, or by voting at the special meeting. Executing your proxy in advance will not limit your right to vote at the special meeting if you decide to attend the special meeting.
If your shares are held in street name, you must contact your bank, broker or other nominee for instructions as to how to change or revoke your vote. Our proxy tabulator, Broadridge Financial Solutions Inc., must receive any proxy that will not be voted by a stockholder at the special meeting by 11:59 p.m., Eastern Time on December 4, 2024. Stockholders whose shares are held in street name will need to obtain their 16-digit control number from their bank, broker or other nominee in order to vote at the special meeting. All shares entitled to vote and represented by properly executed proxies received prior to the special meeting and not revoked will be voted at the special meeting in accordance with your instructions. If you properly submit your proxy card without indicating how to vote your shares on any particular proposal, the shares represented by your proxy will be voted as recommended by the Outbrain Board with respect to that proposal.
A list of Outbrain stockholders of record entitled to vote at the special meeting will be available for examination at our principal executive offices at 111 West 19th Street, New York, NY 10011, during ordinary business hours for a period of 10 days prior to the special meeting.
Quorum
The presence at the special meeting, in person (virtually) or by proxy, of the holders of at least one third of Outbrain’s issued and outstanding shares of Common Stock entitled to be cast will constitute a quorum for the special meeting. Abstentions will be counted as present and entitled to vote for purposes of determining whether a quorum is present. Your shares will be counted towards the quorum if you submit a valid proxy (or one is submitted on your behalf by your bank, broker or other nominee) or if you attend the special meeting and vote your shares during the special meeting. If there is no quorum, the holders of a majority of shares present in person (virtually) or represented by proxy at the special meeting, or the chairperson of the special meeting, may postpone or adjourn the meeting to another date.
Required Vote
Approval of each of the Share Issuance Proposal and the Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of Common Stock present at the special meeting in person (virtually) or represented by proxy and entitled to vote thereon. Quorum is required in order for the Share Issuance Proposal to be approved; however, quorum is not required in order for the Adjournment Proposal to be approved.

Proposal No. 1 (the Share Issuance Proposal) is a condition to the consummation of the Transaction. Therefore, the Transaction cannot be completed without the approval of Proposal No. 1. Proposal No. 2 (the Adjournment Proposal) is not a condition to the consummation of the Transaction. Proposal No. 1 is not conditioned on Proposal No. 2 being approved. Outbrain does not intend to call a vote on the Adjournment Proposal if the Share Issuance Proposal is approved at the special meeting.
Treatment of Abstentions; Failure to Vote; Broker Non-Votes
For purposes of the special meeting, an abstention occurs when an Outbrain stockholder attends the special meeting, in person (virtually) or by proxy, but abstains from voting. An abstention from voting on the Share Issuance Proposal or the Adjournment Proposal will have the same effect as voting against the Share Issuance Proposal or the Adjournment Proposal, as applicable.
The failure of a stockholder to submit a proxy or vote at the special meeting will not be counted or deemed present for purposes of the Share Issuance Proposal or the Adjournment Proposal. All of the proposals in this proxy statement are non-routine matters under applicable stock exchange rules. As a result, since there are no matters in which a broker non-vote may be counted, if you fail to provide your bank, broker or other nominee with any instructions regarding how to vote your shares, your shares will not be considered present at the special meeting, will not be counted for the purposes of determining the presence of a quorum, will not be voted on any of the proposals and will have no effect on the outcome of any of the proposals.
How to Vote Your Shares
If you are a stockholder of record and your shares are registered directly in your name, you may vote:
•	By Internet. You may vote by proxy via the Internet at www.proxyvote.com and following the online instructions.
•	By Telephone. If you live in the United States or Canada, you may vote by proxy by calling toll-free 1-800-690-6903.
•
By Mail. If you received a printed copy of the proxy materials, you may complete and mail your proxy card in the postage prepaid envelope you received, and return the proxy card to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your proxy will be voted in accordance with your instructions. If you sign and return the enclosed proxy but do not specify how you want your shares voted, they will be voted “FOR” the Share Issuance Proposal and “FOR” the Adjournment Proposal.

•	At the Meeting. If you plan to attend and vote at the special meeting, please see the section titled “Questions and Answers—How do I vote my shares at the special meeting?”
If your shares are held in street name, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Outbrain. In order to vote, complete and mail the proxy card received from your bank, broker or other nominee to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker. Street name holders may vote online at the special meeting only if they obtain a 16-digit control number from their broker (typically found on their voting instruction form).
Attendance at the Outbrain Special Meeting and Voting at the Outbrain Special Meeting
You or your authorized proxy may attend the special meeting if you were a registered stockholder or stockholder whose shares are held in street name as of the close of business on the record date. A summary of the information you need to attend the special meeting online is provided below:
•	A live audio webcast of the special meeting can be accessed by visiting www.virtualshareholdermeeting.com/OB2024SM. The webcast will begin at 9:00 a.m., Eastern Time on December 5, 2024.
•
If you were a stockholder of record as of the close of business on the record date, you can attend the special meeting by accessing www.virtualshareholdermeeting.com/OB2024SM and entering the 16-digit control number as set forth in the proxy card or voting instruction form.

•	Stockholders whose shares are held in street name will need to obtain their 16-digit control number from their bank, broker or other nominee.
•	Stockholders who do not have a control number may log in to the virtual meeting as guests but will not have the option to vote or to ask questions.
•	Stockholders may vote and submit questions during the special meeting via live webcast.
We will have technicians ready to assist you with any technical difficulties you may have accessing the special meeting. If you need technical support after you access the meeting site, call the support phone number on the screen. Outbrain recommends that you log in 15 minutes before the special meeting to ensure you are logged in when the special meeting starts.
Solicitation of Proxies; Expenses of Solicitation
We are soliciting proxies for the special meeting from its stockholders and we will pay all costs relating to such solicitation. We will also reimburse brokers, custodians, nominees and fiduciaries for reasonable expenses in forwarding proxy materials to stockholder whose shares are held in street name. To the extent that our directors, officers or other employees participate in this solicitation, they will not receive any additional compensation for their participation.
We have retained Sodali & Co to assist in the solicitation of proxies. We estimate that we will pay Sodali & Co a fee of up to $30,000, plus out-of-pocket expenses for its assistance.
Tabulation of Votes
Broadridge Financial Solutions, Inc. will tabulate the votes cast at the special meeting.
Adjournments or Postponements
Subject to certain restrictions contained in the Share Purchase Agreement, the special meeting may be adjourned to allow additional time for obtaining additional proxies. The holders of a majority of shares present in person (virtually) or represented by proxy at the special meeting, or the chairperson of the special meeting, may postpone or adjourn the meeting to another date.
No notice of an adjourned meeting need be given if the time, place, if any, thereof and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are (i) announced at the meeting at which the adjournment is taken, (ii) displayed, during the time scheduled for the meeting, on the same electronic network used to enable stockholders and proxy holders to participate in the meeting by means of remote communication or (iii) set forth in the notice of meeting. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the original meeting. If the adjournment is for more than 30 days or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.
At any adjourned meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the meeting unless a new record date is established for such adjourned meeting, except for any proxies that have been effectively revoked or withdrawn prior to the adjourned meeting.
Assistance and Additional Information
If you need assistance with submitting a proxy to vote your shares via the internet, by telephone, or by completing your Outbrain proxy card, or have questions regarding the special meeting, please contact our proxy solicitor:
Sodali & Co
430 Park Avenue, 14th Floor
New York, NY 10022
Stockholders Call Toll-Free: (800) 662-5200
Banks, Brokers, Trustees and Other Nominees Call Collect: (203) 658-9400
Email: OB@investor.sodali.com

Your vote is very important, regardless of the number of shares of Common Stock that you own, and the matters to be considered at the special meeting are of great importance to the stockholders of Outbrain. Accordingly, you are urged to read and carefully consider the information contained in or incorporated by reference into this proxy statement and promptly submit your proxy via the internet or by telephone or complete, date, sign and promptly return the enclosed proxy card in the enclosed postage-paid envelope. If you submit your proxy via the internet or by telephone, you do not need to return the enclosed proxy card.
Please vote your shares via the internet or by telephone, or sign, date and return the enclosed proxy card promptly to ensure that your shares can be represented, even if you otherwise plan to attend the special meeting.

MATTERS BEING SUBMITTED TO A VOTE OF OUTBRAIN’S STOCKHOLDERS
PROPOSAL NO. 1 (SHARE ISSUANCE PROPOSAL):

APPROVAL, FOR PURPOSES OF COMPLYING WITH NASDAQ LISTING RULE 5635(A) AND (B), OF THE ISSUANCE OF 35 MILLION SHARES OF COMMON STOCK AND 10.5 MILLION SERIES A PREFERRED SHARES, WHICH ARE CONVERTIBLE INTO COMMON STOCK, IN CONNECTION WITH THE TRANSACTION
At the special meeting, Outbrain’s stockholders will be asked to approve, for the purposes of complying with Nasdaq Listing Rule 5635(a) and (b), the issuance of 35 million shares of Common Stock and 10.5 million Series A Preferred Shares, which are convertible into Common Stock, in connection with the Transaction.
The Common Stock is listed on The Nasdaq Global Select Market, and, as a result, we are subject to Nasdaq Listing Rules. Nasdaq Listing Rule 5635(a) requires stockholder approval prior to the issuance of securities in connection with the acquisition of another company where, due to the present or potential issuance of common stock or securities convertible into or exercisable for common stock, other than a public offering for cash, (i) the common stock has or will have upon issuance voting power equal to or in excess of 20% of the voting power outstanding before the issuance of stock or securities convertible into or exercisable for common stock; or (ii) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities. Nasdaq Listing Rule 5635(b) requires stockholder approval when any issuance or potential issuance of securities will result in a change of control of the issuer. Although Nasdaq has not adopted any rule on what constitutes a “change of control” for purposes of Nasdaq Listing Rule 5635(b), Nasdaq has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common stock or voting power of an issuer could constitute a change of control.
Based on the number of shares of Common Stock outstanding as of October 28, 2024, and the intended issuance to Altice Teads of 35 million shares of Common Stock and 10.5 million Series A Preferred Shares at Closing, Outbrain estimates that, immediately following the Closing, Altice Teads will own approximately 41% of the issued and outstanding shares of Common Stock, approximately 48%, assuming conversion of the Series A Preferred Shares (and based on a conversion price of $10.00 per Series A Preferred Share), and will hold approximately 48% of Outbrain’s voting power. This percentage is subject to certain assumptions and may change prior to the Closing, including as a result of future changes in the number of shares of Common Stock outstanding prior to the Closing. As a result, the current stockholders of Outbrain and Altice Teads could own a greater, or lesser, percentage amount of the outstanding shares of Outbrain immediately after the Closing. The Series A Preferred Shares will vote together with the Common Stock on an as-converted basis on all matters, and not as a separate class. For more information on the Series A Preferred Shares, including the conversion provisions, please see the section titled “The Transaction—Certificate of Designation of Series A Preferred Shares.”
Accordingly, Outbrain is seeking stockholder approval of the Share Issuance Proposal.
Required Vote
Assuming quorum is present, the affirmative vote of the holders of a majority of the shares of Common Stock present at the special meeting in person (virtually) or represented by proxy and entitled to vote thereon, is required to approve the Share Issuance Proposal. An abstention from voting on the Share Issuance Proposal will have the same effect as voting against the Share Issuance Proposal. The failure of a stockholder to submit a proxy or vote at the special meeting will have no effect on the outcome of the Share Issuance Proposal.
THE OUTBRAIN BOARD RECOMMENDS THAT OUTBRAIN’S STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 1 TO APPROVE, FOR THE PURPOSES OF COMPLYING WITH NASDAQ LISTING RULE 5635(A) AND (B), THE ISSUANCE OF THE ACQUISITION SHARES IN CONNECTION WITH THE TRANSACTION.

PROPOSAL NO. 2 (ADJOURNMENT PROPOSAL):

APPROVAL OF POSTPONEMENT OR ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF THE SHARE ISSUANCE PROPOSAL
If Outbrain fails to receive a sufficient number of votes to approve the Share Issuance Proposal, Outbrain may propose to postpone or adjourn the special meeting for the purpose of soliciting additional proxies to approve the Share Issuance Proposal. Outbrain currently does not intend to propose a postponement or adjournment of the special meeting if there are sufficient votes to approve the Share Issuance Proposal.
Required Vote
The affirmative vote of the holders of a majority of the shares of Common Stock present at the special meeting in person (virtually) or represented by proxy, and entitled to vote thereon, is required to approve the Adjournment Proposal. An abstention from voting on the Adjournment Proposal will have the same effect as voting against the Adjournment Proposal. The failure of a stockholder to submit a proxy or vote at the special meeting will have no effect on the outcome of the Adjournment Proposal.
THE OUTBRAIN BOARD RECOMMENDS THAT OUTBRAIN’S STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 2 TO POSTPONE OR ADJOURN THE SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF THE SHARE ISSUANCE PROPOSAL.

THE TRANSACTION
This section describes the material aspects of the Transaction. While Outbrain believes that this description covers the material terms of the Transaction, it may not contain all of the information that is important to you. You should carefully read this entire proxy statement for a more complete understanding of the Transaction and the other documents to which you are referred herein. Please see the section titled “Where You Can Find More Information.”
Overview of the Transaction
On August 1, 2024, Outbrain entered into a Share Purchase Agreement with Teads and Altice Teads, pursuant to which Outbrain will acquire, directly and via certain of its subsidiaries, all of the issued and outstanding equity interests of Teads from Altice Teads, after which Teads will become a wholly owned subsidiary of Outbrain.
Under the terms of the Share Purchase Agreement, Altice Teads will sell and transfer to Outbrain or one of its subsidiaries all of the equity interests of Teads that are issued and outstanding in exchange for the following consideration to be paid at the closing of the Transaction: (a) a cash payment of $725 million, subject to certain customary adjustments; (b) 35 million newly issued shares of Common Stock and (c) 10.5 million newly issued Series A Preferred Shares. Additionally, Altice Teads will be entitled to the Deferred Payment from Outbrain in an amount equal to $25 million, payable after the closing of the Transaction in one or more installments, to the extent permitted to be paid in compliance with the covenants under the debt financing agreements to be entered into by Outbrain in connection with the Transaction.
Based on the number of shares of Common Stock outstanding as of October 28, 2024, Outbrain estimates that, immediately following the closing of the Transaction, Altice Teads will own approximately 41% of the issued and outstanding shares of Common Stock, or approximately 48%, assuming conversion of the Series A Preferred Shares (and based on a conversion price of $10.00 per Series A Preferred Share). The Series A Preferred Shares will vote together with the Common Stock on an as-converted basis on all matters, and not as a separate class.
Background of the Transaction
The following chronology summarizes the key meetings and events that led to the signing of the Share Purchase Agreement, but it does not purport to summarize every conversation and correspondence among representatives of Outbrain, Teads, Altice Teads and their respective advisors.
Outbrain’s management and the Outbrain Board regularly review the performance, strategy, competitive position, opportunities and prospects of Outbrain in light of the then-current business and economic environments, as well as developments in the industry in which Outbrain operates, and the opportunities and challenges facing participants in the industry. In addition, Outbrain’s management and the Outbrain Board regularly review and evaluate potential partnerships, acquisitions, joint ventures, strategic business combinations and other transactions as part of its ongoing efforts to strengthen Outbrain’s overall business and enhance value for Outbrain’s stockholders. As part of these efforts, and consistent with applicable legal constraints, Outbrain regularly explores commercial relationships with industry participants.
In connection with its ongoing evaluation of the business and economic environments, Outbrain’s management and the Outbrain Board considered the potential value that may arise from a business combination with Teads, in light of the complementary nature of the businesses of the two companies. On this basis, from 2021 through early 2022, representatives of Outbrain, Teads and Teads’ owner, Altice Teads, held several preliminary discussions regarding a potential business combination between Outbrain and Teads. Following discussions on governance, structure and economics, the Outbrain Board determined not to proceed with a transaction at that time.
In October 2023, Outbrain’s management became aware that a process for the sale of Teads may be launched soon. On October 23, 2023, at a meeting of the Outbrain Board, members of Outbrain’s management discussed with the Outbrain Board the rationale for a potential acquisition of Teads, including an assessment of Teads’ valuation and potential synergies between Outbrain and Teads. At that meeting, the Outbrain Board approved the submission of a non-binding indication of interest ahead of the launch of a formal sale process.
On October 25, 2023, Outbrain contacted Altice Teads’ controlling shareholder, Patrick Drahi, to express Outbrain’s preliminary interest in combining with Teads and to suggest a framework for a potential transaction. Mr. Drahi responded that Altice Teads was seeking to conduct a full process that would involve evaluating multiple proposals rather than negotiating with a single counterparty, and that it was interested in a transaction that would involve a significant cash component. On October 27, 2023, Altice Teads, with the assistance of its and Teads’ financial advisor, Morgan Stanley & Co. LLC (“Morgan Stanley”), invited Outbrain to participate in the sale process for Teads.
On November 18, 2023, Outbrain entered into a confidentiality agreement with Teads. On the same day, Morgan Stanley provided Outbrain with certain materials and due diligence information regarding Teads.
On November 20, 2023, Morgan Stanley sent a process letter to Outbrain regarding the submission of preliminary, non-binding proposals for an acquisition of Teads.
On December 14, 2023, members of Outbrain’s management team and Teads’ management team discussed, among other things, the background and business of their respective companies, as well as the potential strategic and financial benefits of an acquisition of Teads by Outbrain.
Shortly thereafter, after obtaining consent from Morgan Stanley, on behalf of Altice Teads and Teads, Outbrain held exploratory discussions with a number of potential financing sources to examine the possibility of obtaining debt financing to fund an acquisition of Teads. Following these discussions, Outbrain obtained non-binding highly confident letters from two potential financing sources.
On December 17, 2023, the Outbrain Board held a meeting to consider submitting an initial non-binding proposal to acquire Teads. During that meeting, Outbrain’s management presented to the Outbrain Board the findings from its initial due diligence, the strategic rationale for the potential acquisition, potential approaches to valuation and alternatives for financing the acquisition, as well as various risks related to the potential acquisition. The Outbrain Board concluded that it would be in favor of submitting an initial non-binding proposal as presented by Outbrain’s management.
On December 19, 2023, Outbrain submitted to Altice Teads, through Morgan Stanley, an initial non-binding proposal to acquire Teads for either €1.145 billion in cash or a combination of €893 million in cash and 22.1 million shares of Common Stock. Outbrain’s submission indicated that it was subject to obtaining financing and noted that Outbrain had received non-binding highly confident letters from two potential financing sources.
Following Outbrain’s submission on December 19, 2023, Outbrain was informed that it was invited to the next phase of the sale process.
On January 3, 2024, representatives of Outbrain held a conversation with Morgan Stanley, in which Morgan Stanley indicated that although Altice Teads preferred an all-cash transaction, given potential financing limitations with respect to Outbrain’s bid and in light of the size of Outbrain as compared to Teads, Outbrain should focus on the cash-and-stock proposal it had included in its December 19, 2023 proposal.
In mid-January 2024, Outbrain was granted access to additional information regarding Teads, the purpose of which was to allow Outbrain to conduct additional due diligence in order to make an updated proposal.
On January 21, 2024, Morgan Stanley sent a ‘phase two’ process letter to Outbrain, inviting Outbrain to submit a final, non-binding proposal for an acquisition of Teads by February 27, 2024. On January 22, 2024, the members of the respective management teams of Outbrain and Teads, together with representatives of Altice Teads and certain of the parties’ respective advisors, held discussions to further diligence the general, commercial and financial information of both Teads and Outbrain, and to consider and discuss their respective views regarding a potential transaction.
Beginning in late January 2024, and for several months thereafter, Outbrain, with the consent of Morgan Stanley, initiated confidential discussions with various potential financing sources in order to obtain more clarity and certainty with respect to the terms and availability of debt financing for an acquisition of Teads.
At a meeting of the Outbrain Board on January 31, 2024, Outbrain’s then co-Chief Executive Officer and current Chief Executive Officer, David Kostman, presented an overview to the Outbrain Board on the status of the potential acquisition of Teads, including initial business diligence findings and potential financing for the acquisition.
On February 6, 2024, Mr. Kostman had an initial discussion with representatives of Goldman Sachs regarding the potential transaction and to discuss Goldman Sachs’ potential involvement as financial advisor to Outbrain and as a potential financing source in connection with the potential transaction.

On February 8, 2024, Morgan Stanley posted to the virtual data room the auction form of a share purchase agreement, prepared by Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), counsel to Altice Teads, to be used in connection with the proposed acquisition of Teads, and sought comments from interested bidders. In light of the differences between the parties’ positions on transaction valuation and structuring, Outbrain did not at that time engage in a review of such draft agreement.
On February 9, 2024, the members of the respective management teams of Outbrain and Teads met to conduct further diligence on the financial information of both Teads and Outbrain.
On February 14, 2024, Mr. Kostman had discussions with representatives of Goldman Sachs to discuss its initial high-level view on potential financing structures.
On February 22, 2024, Goldman Sachs provided to Outbrain its updated view on potential financing structures.
On February 28, 2024, as part of the agenda during its quarterly meeting, the Outbrain Board held a discussion in which Outbrain’s management presented its views on a potential acquisition of Teads based on the materials reviewed and information discussed during meetings of the respective managements of Outbrain and Teads. In the meeting, Outbrain’s management presented its views on structuring the potential acquisition of Teads. After discussion, the Outbrain Board decided to form an M&A committee of the Outbrain Board (the “M&A Committee”), comprised of Mr. Kostman, Shlomo Dovrat (an independent director and an affiliate of Viola Ventures, a significant shareholder of Outbrain) and Yaffa Krindel (an independent director), to oversee the ongoing negotiations of a possible transaction with Teads.
In early March 2024, representatives of Outbrain and Altice Teads held various discussions regarding the framework for a potential transaction. Outbrain expressed interest in a transaction with a value of $1 billion (consisting of a mix of cash and a convertible preferred stock instrument) compared to Altice Teads’ interest in a transaction with a value of $1.2 billion (consisting of a mix of cash and Common Stock). Despite the significant gap in valuation and form of consideration, Outbrain’s management continued having conversations with representatives of Altice Teads to evaluate whether there was a path to a potential transaction.
In parallel, on March 14, 2024, Outbrain received preliminary financing terms from Goldman Sachs that were subject to customary qualifications and conditions.
On March 19, 2024, in light of the preliminary financing terms received from Goldman Sachs, the M&A Committee held a meeting in which the financial aspects of a potential acquisition of Teads were discussed with Outbrain’s management, including an analysis of the expected impact of debt financing on the balance sheet and future results of the combined company and impact on Outbrain’s ability to service such debt. In addition, the M&A Committee discussed using a convertible equity instrument to fund a portion of the consideration and potential terms for such an instrument.
On March 20, 2024, following discussions with the M&A Committee on the prior day, representatives of Outbrain reached out to representatives of Altice Teads to discuss an acquisition of Teads that included $725 million in cash, 25 million shares of Common Stock and $160 million of a convertible preferred stock instrument (including a summary of the redemption and conversion features of such instrument).
On March 24, 2024, representatives of Altice Teads responded to Outbrain’s proposal with a counter-proposal for consideration of $750 million in up-front cash, $50 million in deferred cash payment, 37.5 million shares of Common Stock and $150 million of a convertible preferred stock instrument, identifying the various proposed features of such instrument including the redemption and conversion features.
On March 27, 2024, the M&A Committee held a meeting in which the M&A Committee and Outbrain’s management discussed the recent negotiations, the likelihood of a potential transaction, and the various risks and uncertainties associated with such a transaction. The M&A Committee determined that negotiations should continue to be held regarding the transaction.
Over the course of the next few days, representatives of Outbrain and Altice Teads progressed with negotiations regarding Outbrain’s potential acquisition of Teads in which the total valuation of Teads would be between $1.05 billion and $1.10 billion, and would consist of $750 million in up-front cash, $50 million of deferred cash payment based on compliance with certain financial covenants, 30 to 37.5 million shares of Common Stock, assuming for such purpose a value of $4 per share, and $130 million to $150 million of a convertible preferred stock bearing an annual coupon of 10%. The terms of the potential transaction also included the appointment of two representatives of Altice Teads to the Outbrain Board (one of whom would be unaffiliated with Altice Teads), as well as a standstill agreement restricting certain activities by Altice Teads related to control of Outbrain. In parallel to such discussions, representatives of Goldman Sachs verbally conveyed to Outbrain’s management the potential for Outbrain to receive the required financing for the proposed transaction on the terms contemplated by Outbrain, subject to its continued due diligence, review of prospective financial information, internal committee approvals and indications from rating agencies.
On March 30, 2024, Mr. Kostman sent an update to the Outbrain Board describing the recent negotiations with Altice Teads, including with respect to the valuation of Teads, form of consideration and governance terms. Mr. Kostman noted that if the parties were able to come to an agreement and reach an acceptable framework for a potential transaction, then the Outbrain Board would be reconvened to discuss.
On April 7, 2024, Mr. Kostman provided the M&A Committee with an update on the recent negotiations with Altice Teads, including a summary of key economic and governance terms. As part of this update, Mr. Kostman expressed Outbrain’s management’s view that it would be appropriate to continue negotiations with the goal of finalizing a term sheet on terms acceptable to Outbrain, including an exclusivity undertaking by Teads.
On April 8, 2024, Outbrain provided to Mr. Dexter Goei, Special M&A Advisor to the Altice group of companies, a draft non-binding term sheet reflecting the main economic terms that had been discussed between representatives of Outbrain and Altice Teads. This draft term sheet reflected a purchase price of $750 million in up-front cash, $50 million of deferred cash payment, 35 million shares of Common Stock and $130 million in the form of convertible preferred stock, as well as proposed governance provisions. The term sheet also included an exclusivity provision that would limit the ability of Teads and Altice Teads to negotiate with other parties. Over the subsequent two weeks, the draft term sheet was discussed between the parties, and various drafts were exchanged. In the course of these discussions the parties reached a general understanding with respect to the economic terms of the proposed transaction, including the terms that would govern the cash purchase price at closing, adjustment provisions, the deferred cash payment, the terms of the preferred stock to be issued by Outbrain, governance terms relating to board composition, voting rights, transfer restrictions on Altice Teads’ shares of Common Stock and convertible preferred stock, as well as the exclusivity provisions included in the draft term sheet.
On April 13, 2024, the members of the respective management teams of Outbrain and Teads held discussions on Teads’ first quarter 2024 financial results and expectations regarding future performance. The respective management teams met again on April 17 and April 18, 2024, to continue their diligence of the respective businesses.
On April 24, 2024, the Outbrain Board held a meeting to discuss the proposed transaction. During the meeting, the management of Outbrain updated the Outbrain Board on the discussions that took place during the preceding weeks and presented to the Outbrain Board the potential benefits, as well as possible risks, relating to the proposed transaction. Outbrain’s management presented to the Outbrain Board its financial analysis with respect to the proposed transaction, results of initial financial and business due diligence, initial post-transaction integration thoughts, risks relating to the process and the proposed transaction, anticipated required regulatory approvals, as well as a review of the anticipated financing terms and the anticipated cash flow and financial performance of the combined business and Outbrain’s ability to support repayment of the debt to be obtained in connection with the proposed transaction. The Outbrain Board also discussed the proposed transaction, the scope of Outbrain’s and its advisors’ due diligence exercise (including the due diligence conducted to date and the areas that required additional diligence going forward) and other strategic alternatives that may be available to Outbrain, as well as the potential impact of the debt financing to be obtained in connection with the transaction on Outbrain’s results of operations and cash flow. The Outbrain Board expressed the view that, subject to further diligence, business discussions and negotiations, the strategic benefits of the combination could create value for Outbrain’s stockholders. The Outbrain Board also considered the potential dilution to the Outbrain stockholders as a result of the transaction and the proposed governance terms that would ensure that the number of Altice Teads-designated directors would comprise a minority of the Outbrain Board. The Outbrain Board discussed the proposed terms of the debt financing and the outlook on the service and repayment of the debt and the risks involved with the incurrence of such debt and the repayment thereof. The Outbrain Board also discussed the proposed terms of the preferred stock to be issued to Altice Teads in the transaction, and the impact of the preferred stock on dilution, cash analysis and the ability of Outbrain to raise additional financing in the future. In addition, Meitar, Law Offices (“Meitar”), counsel to Outbrain, provided to the Outbrain Board a review of the Outbrain Board’s duties in connection with the transaction, the terms of the proposed term sheet, including the terms of the preferred stock, and anticipated matters that were likely to arise in the continued negotiation of the transaction. During this meeting, the Outbrain Board authorized Outbrain’s management to proceed with executing the term sheet with Altice Teads that was presented to the Outbrain Board and to continue to engage in due diligence and negotiation of definitive agreements. During this meeting, Outbrain’s management also shared with the Outbrain Board its recommendation to engage Goldman Sachs as Outbrain’s financial advisor in connection with the potential transaction based on Goldman Sachs’s qualifications and expertise, as well as its reputation in investment banking and mergers and acquisitions and its overall familiarity with the business of Outbrain and Teads. Outbrain’s management team subsequently discussed with representatives of Goldman Sachs the financial terms of engagement and engaged Goldman Sachs as its financial advisor in connection with the potential transaction.
On April 26, 2024, Outbrain and Altice Teads executed the term sheet (the “term sheet”), and, as a result of the term sheet, Teads and Altice Teads became subject to exclusivity obligations.
During the course of May and June 2024, Outbrain, together with its advisors from Bryan Cave Leighton Paisner LLP (“BCLP”), PricewaterhouseCoopers (“PwC”) and additional legal, financial, consulting, accounting and other advisors performed legal, business, financial, tax, IP, HR and quality of earnings due diligence with respect to Teads and its various subsidiaries.
On May 7, 2024, Mr. Kostman provided to the Outbrain Board an update on the progress of the due diligence exercise and the discussions relating to the proposed transaction.
On May 24, 2024, Meitar provided to Skadden drafts of the certificate of designation of the preferred stock and the stockholders agreement to be entered into in connection with the proposed transaction. On May 27, 2024, Meitar provided to Skadden a revised version of the share purchase agreement. Thereafter, Meitar and Skadden proceeded in negotiating the terms of the share purchase agreement as well as related agreements, exhibits, disclosure schedules and ancillary documents. In addition to negotiations among counsel, throughout such period, discussions with representatives of Outbrain, on the one hand, and Teads and Altice Teads, on the other hand, took place to discuss issues arising under the draft definitive transaction agreements. In parallel, tax advisors of Outbrain, Teads and Altice Teads proceeded in discussions concerning tax aspects of the proposed transaction, and antitrust counsel of the parties engaged in discussions in order to review the appropriate process required in order to receive the various antitrust approvals.
On May 29 and May 30, 2024, members of management of Outbrain and Teads held meetings to discuss potential approaches to matters of post-closing integration.
On June 4, 2024, Ropes & Gray LLP (“Ropes”), financing counsel to Goldman Sachs, provided draft commitment letters for the debt financing to Cravath, Swaine & Moore LLP, financing counsel to Outbrain (“Cravath”), and, thereafter, they engaged in negotiations with respect to such commitment letters as well as the actions and transactions that would take place in connection with implementing the debt financing. In parallel, business discussions with respect to the terms of the debt financing took place between representatives of Outbrain and Goldman Sachs. In addition, representatives of Outbrain and of Goldman Sachs discussed the potential bond offering or incurrence of term loans pursuant to which the cash consideration of the transaction could be financed. These discussions highlighted the need to engage with select ratings agencies in order to obtain indicative ratings for the proposed debt instrument.
During the week of June 17, 2024, discussions took place between representatives of Outbrain and Goldman Sachs, on the one hand, and Teads and Altice Teads, on the other hand, to evaluate the price of the transaction in light of recent financial results of Teads and Outbrain and results of the diligence process.
On June 24, 2024, a meeting of the Outbrain Board took place, with the participation of representatives of Goldman Sachs and Meitar, in which the proposed transaction was discussed, including with respect to the status of due diligence, recent financial results of Teads and Outbrain, financing sources, price discussions, the main outstanding issues in the negotiation of the share purchase agreement (such as indemnification matters, covenants and closing conditions) and employee retention matters. In this meeting, the Outbrain Board held a discussion on the main conclusions resulting from the various meetings with Teads over the preceding days as well as the information learned and diligence performed on Teads to date and potential synergies between the companies, while also considering the risks and uncertainties that may arise from the potential transaction and the proposed debt financing. After deliberation, the Outbrain Board directed management to seek a reduction to the transaction consideration that had been reflected in the term sheet.

During the week of June 24, 2024, further discussions took place between representatives of Outbrain and Goldman Sachs, on the one hand, and Teads and Altice Teads, on the other hand, to finalize the price of the transaction. During these discussions, the parties agreed in principle, that the up-front cash payment in the transaction should be reduced from $750 million to $725 million and that the deferred cash payment should be reduced from $50 million to $25 million. On June 24, 2024, the parties also agreed to extend the exclusivity period provided for in the term sheet until July 19, 2024. This exclusivity period was subsequently further extended until July 31, 2024.
In addition, during May and June 2024, Outbrain conducted discussions with additional potential financing sources to examine the possibility of them joining the financing by Goldman Sachs or supporting alternative debt structures. Two of these financing sources, Jefferies Finance LLC and Mizuho Bank, Ltd, agreed to provide part of the financing commitment at signing.
In addition, in June 2024, in response to a request by Teads for a support agreement, in which certain stockholders of Outbrain would agree to vote their shares of Common Stock in favor of the proposed transaction, Outbrain approached Viola Ventures and Yaron Galai, the Co-Founder of Outbrain and Chairman of the Outbrain Board, who each indicated they would be willing to enter into a support agreement. On July 12, 2024, Skadden sent to Meitar an initial draft of the support agreement. Over the subsequent weeks, the support agreement was discussed and negotiated in the broader context of the share purchase agreement.
On July 2, 2024, in connection with Outbrain’s efforts to finalize the debt financing, representatives of Outbrain met with rating agencies to discuss Outbrain’s and Teads’ businesses and financial performance, the structure of, and financing for, the potential transaction and the expected business operations of the combined company following the potential transaction.
On July 12, 2024, a meeting of the Outbrain Board took place in which the proposed transaction was discussed. Outbrain’s management provided an update on the negotiations and diligence for the transaction and the anticipated timetable, as well as the discussions on the updated price terms. Outbrain’s management also presented Teads’ latest financial results as well as combined company forecasts and discussed the rating agencies’ meetings in connection with the anticipated bond issuance for the debt financing. Representatives of Goldman Sachs provided a presentation on the deal process, terms of the debt financing and expected terms of the bond issuance, the process of issuing bonds and market perception of Outbrain and the industry. The Outbrain Board discussed the risks and uncertainties around the terms of the proposed debt financing and the anticipated pro forma business results that would support the maintenance and repayment of the debt. Meitar reviewed the duties of the Outbrain Board and provided an update on the main issues that were outstanding in the negotiations of the share purchase agreement, support agreement and other ancillary documents. At this meeting, the Outbrain Board determined that Outbrain’s management should continue negotiating with Teads and Altice Teads.
On July 14, 2024, a meeting of the M&A Committee of the Outbrain Board took place, with the participation of representatives of Meitar and Goldman Sachs, in which the proposed transaction was discussed and considered. In this meeting, Meitar provided a review of the terms of the share purchase agreement, the certificate of designation, the stockholders agreement, the support agreement and the related exhibits and schedules, as well as an analysis of the outstanding issues that had not yet been resolved with respect to such documents. The M&A Committee provided guidance on the resolution of the remaining open issues in the transaction agreements. Outbrain’s management provided a review of the anticipated terms of the indemnification provisions in the share purchase agreement and representations and warranty insurance policy to be obtained by Outbrain in connection with the transaction and the expected timeline for obtaining the insurance. The M&A Committee also considered the various risks and uncertainties that may arise from the potential transaction, the transaction-related agreements and the proposed debt financing.
On July 18, 2024, a meeting of the Outbrain Board took place in which representatives of Goldman Sachs presented to the Outbrain Board an update on the meetings with rating agencies (including the outcome of the meeting with one of the major rating agencies), as well as a preliminary financial analysis of the transaction. In addition, Outbrain’s management presented to the Outbrain Board an analysis of potential transaction synergies, including potential cost and revenue synergies.
On July 18, 2024, Cravath provided to Skadden for its review drafts of the debt commitment letters and, thereafter, they conducted discussions with respect to these commitment letters.

On July 22, 2024, Teads notified Outbrain that it had received an unsolicited proposal from a third party to acquire Teads. At that time, the exclusivity provision under the term sheet continued to be in effect and, under that provision, Teads was required to notify Outbrain of any such proposal. Outbrain, Teads and their respective advisors continued their negotiations of the definitive agreements.
On July 25, 2024, a meeting of the M&A Committee took place in which Outbrain’s management and Meitar presented an update on the status of the negotiations and the outstanding issues that remained unresolved, and a discussion took place concerning the outstanding issues and the fiduciary duties of the Outbrain Board with respect to the proposed transaction, including the ability of the Outbrain Board to change its recommendation with respect to required stockholder approvals. At the request of the M&A Committee, Outbrain’s tax director, along with PwC, provided a review of the anticipated tax aspects of the transaction. The M&A Committee discussed the foregoing matters and provided direction to Outbrain’s management on the outstanding issues.
On July 28, 2024, a conversation between representatives of Outbrain and Altice Teads took place to discuss the main outstanding business and legal issues with respect to the transaction and the related definitive agreements. During the conversation, many of the outstanding issues were resolved, and it was further agreed that the principal amount of Outbrain preferred stock to be issued to Altice Teads in the transaction would be reduced from $130 million to $105 million.
During the week of July 29, 2024, representatives of the parties and their respective legal counsel from Meitar and Skadden met in New York to discuss and finalize the definitive agreements.
On July 29, 2024, a meeting of the Outbrain Board took place with the participation of representatives of Goldman Sachs and Meitar. In the meeting, Outbrain’s management provided an update on the status of the transaction and the competing proposal received by Teads. Representatives of Goldman Sachs provided an update on discussions regarding price and value, and Meitar provided a presentation on the transaction documents and the remaining outstanding issues. Paul, Weiss, Rifkind, Wharton & Garrison LLP, antitrust counsel to Outbrain, provided a description of the anticipated antitrust approval process and possible outcomes. Cravath provided a description of the terms of the debt financing and a discussion took place on the proposed terms, the risks and uncertainties relating to the debt financing and Outbrain’s management’s provided an assessment of the expected performance of the combined business post-closing and Outbrain’s ability to support the debt financing. Representatives of Goldman Sachs provided a description of its financial analysis in connection with its fairness opinion and the information relied upon in preparing the opinion. The Outbrain Board also discussed the various risks and uncertainties that may arise from the potential transaction and the transaction-related agreements. Additionally, among other things, the Outbrain Board discussed the inclusion of termination fee provisions in the share purchase agreement and the amounts thereof that would be payable by Outbrain in certain circumstances, their significance for the transaction, the duties of the Outbrain Board in this respect and the risks and other considerations relating to the inclusion of the termination fee provisions.
On July 30, 2024, the boards of directors of Teads, Altice Teads and Altice International S.à r.l., the parent company of Altice Teads, authorized Altice Teads’ and Teads’ entry into the share purchase agreement and ancillary agreements that Altice Teads or Teads are a party to.
On July 31, 2024, the M&A Committee met with Outbrain’s management and representatives of Goldman Sachs and Meitar and an update was provided on the resolution among the parties during the preceding days’ negotiations of the final outstanding issues. Upon the conclusion of the discussion, the M&A Committee resolved unanimously to recommend to the Outbrain Board to approve the transaction.
Following the meeting of the M&A Committee, on July 31, 2024, the Outbrain Board convened a meeting in which members of Outbrain’s management and representatives of Goldman Sachs and Meitar participated. During this meeting, representatives of Meitar provided a presentation to the Outbrain Board of its fiduciary duties in the context of the proposed business combination. Additionally, representatives of Meitar discussed with the Outbrain Board the proposed terms and conditions of the share purchase agreement and the ancillary agreements, including the previously-identified open points with respect thereto and the resolution thereof. In the meeting, the Outbrain Board and members of Outbrain’s management discussed the projected financial information that had been previously provided to the Outbrain Board. After this discussion, the Outbrain Board approved the use of the projected financial information of Outbrain and Teads by Goldman Sachs and directed Goldman Sachs to use and rely on such projected financial information for purposes of its financial analyses and fairness opinion. Additionally, representatives of Goldman Sachs reviewed with the Outbrain Board Goldman Sachs’s financial analysis of the fairness of the transaction and rendered an oral opinion, subsequently confirmed in writing by delivery of a written opinion dated August 1, 2024, to the Outbrain Board that, as of such date, and based upon and subject to the factors and assumptions set forth in Goldman Sachs’ written opinion, the Total Consideration to be paid by Outbrain for all of the outstanding equity interests of Teads pursuant to the share purchase agreement was fair from a financial point of view to Outbrain. For more information, please see the section titled “The Transaction—Opinion of Outbrain’s Financial Advisor.”
Following careful consideration of the proposed transaction, risks related to the terms and conditions of the share purchase agreement, the prospects of continuing to operate Outbrain in its current form, in addition to the other reasons provided herein to approve the share purchase agreement as well as the countervailing factors described in the section titled “The Transaction—Recommendation of the Outbrain Board; Outbrain’s Reasons for the Transaction,” the Outbrain Board, among other things, unanimously (a) determined that the share purchase agreement and the transactions contemplated thereby were advisable, fair to and in the best interests of Outbrain and its stockholders, (b) approved and authorized the execution, delivery and performance by Outbrain of the share purchase agreement and the transactions contemplated thereby, and the support agreement and other transaction-related agreements, and (c) resolved that, subject to the terms and conditions of the share purchase agreement, the issuance of the Common Stock and the Series A Preferred Shares to Altice Teads as consideration for the transaction would be submitted to a vote at a meeting of the Outbrain stockholders with the recommendation of the Outbrain Board to approve such matter.
Late in the evening of July 31, 2024, and during the early morning of August 1, 2024, the parties and their respective advisors resolved the remaining open issues and finalized the share purchase agreement and the ancillary agreements. Also during the day on July 31, 2024, Cravath and Ropes resolved the remaining open issues in, and finalized, the debt commitment letters.
Prior to the opening of the U.S. stock markets on August 1, 2024, and following the finalization of all transaction documents, Outbrain, Teads and Altice Teads executed and delivered the share purchase agreement, and the relevant stockholders of Outbrain executed and delivered the stockholder support agreements. On August 1, 2024, prior to the opening of the U.S. stock markets, Outbrain issued a press release and presentation materials announcing entry into the share purchase agreement and held an investor conference call regarding the transaction.
Subsequent to signing the share purchase agreement, representatives of Outbrain and Teads and their respective advisors have worked together to, among other things, prepare this proxy statement and make the necessary regulatory filings and otherwise move toward closing the transaction.
Recommendation of the Outbrain Board; Outbrain’s Reasons for the Transaction
At a meeting of the Outbrain Board held on July 31, 2024, the Outbrain Board, among other things, unanimously (i) determined that the Share Purchase Agreement and the transactions contemplated thereby, including the issuance of the Acquisition Shares, are advisable, fair to, and in the best interests of Outbrain and its stockholders; (ii) adopted and approved the Share Purchase Agreement and the execution, delivery and performance by Outbrain of the Share Purchase Agreement and the transactions contemplated thereby, including the issuance of the Acquisition Shares, and (iii) resolved that, subject to the terms and conditions of the Share Purchase Agreement, the Share Issuance Proposal and such other matters as may be necessary or desirable, to facilitate the consummation of the Transaction shall be submitted to a vote at a meeting of the Outbrain stockholders with the recommendation of the Outbrain Board to approve such matters.
The Outbrain Board unanimously recommends that you vote:
•	“FOR” the Share Issuance Proposal; and
•	“FOR” the Adjournment Proposal.

In evaluating the Transaction, the Outbrain Board consulted with members of Outbrain’s management and with Outbrain’s outside legal counsel and financial advisor. In reaching its determinations and recommendations, the Outbrain Board considered a number of factors, including the following (not in any order of relative importance), which the Outbrain Board viewed as being generally positive or favorable in coming to its determinations and recommendations:
•
Complementary Businesses. The Outbrain Board’s belief that the two businesses complement each other in a manner that will enable the combined business to offer a comprehensive technology solution to its customers, creating an attractive selling proposition with an end-to-end, omnichannel advertising platform covering brand building, consideration and performance.

•
Operational Scale. The Outbrain Board’s belief that the combined business would benefit from significantly increased global scale, delivering increased breadth and depth to create a more attractive partner to media owners and advertisers who are looking to consolidate their spend with fewer partners and improve their return on investment and audience engagement.

•
Direct Relationships. The Outbrain Board’s recognition that each company brings direct end-to-end access to supply and demand, with more than 10,000 combined media properties across publishing and CTV, reaching over two billion monthly unique users, compounding the combined company’s capabilities across the Open Internet.

•	CTV. The Outbrain Board’s belief that Teads’ foothold in CTV would enable the combined company to further expand its offerings into CTV.
•	Financial Performance. The Outbrain Board’s expectation that the Transaction will be accretive to key financial metrics.
•	Synergies. The Outbrain Board’s expectation that the combined company will be able to realize significant revenue and cost synergies as a result of the Transaction.
•
Technology and Data Asset. The Outbrain Board’s expectation that combining the companies creates a strong combined data asset and comprehensive platform with predictive AI capabilities that will improve business outcomes and drive results at each step of the customer journey.

•
Growth Potential. The Outbrain Board’s belief that there is high growth potential for the combined business, including entering new markets, growing positions in current markets, unlocking new solutions and introducing new products for customers.

•
Proven, Collaborative Team. The Outbrain Board’s expectation that the combined company will benefit from the track record, breadth and depth of experience and talent of the Teads team. The Outbrain Board identified high levels of cultural and organizational synergy across the two companies and expects that the companies’ familiarity with each other’s business will facilitate a successful integration of the companies post-closing.

•
Business Knowledge. The Outbrain Board’s knowledge of, and discussions with Outbrain’s management and financial advisor regarding, Outbrain’s and Teads’ respective business operations, financial condition, earnings and prospects, taking into account the results of Outbrain’s due diligence of Teads.

•
Opinion of Goldman Sachs. The opinion of Goldman Sachs rendered to the Outbrain Board, and subsequently confirmed in writing by delivery of a written opinion dated August 1, 2024, that, as of such date, and based upon and subject to the factors and assumptions set forth in Goldman Sachs’ written opinion, the Total Consideration to be paid by Outbrain for all of the outstanding equity interests of Teads pursuant to the Share Purchase Agreement was fair from a financial point of view to Outbrain. For more information regarding the opinion, please see the section titled “The Transaction—Opinion of Outbrain’s Financial Advisor.”

•
Merger Consideration Mix. The Outbrain Board’s belief that the form and mix of the consideration for the Transaction, including the cash payments, the issuance of Common Stock and the issuance of Series A Preferred Shares, appropriately balances liquidity and cash flow risks, pro forma indebtedness of the combined company and current Outbrain stockholder ownership dilution with the potential of shareholder value creation.

•
Availability and Terms of Financing. The availability of the debt financing, the terms of the debt financing, and the ability to fund the cash portions of the consideration in the Transaction in reliance on the debt financing and cash on hand, as well as the certainty of the commitment of the providers of the debt financing to provide the debt at the Closing of the Transaction.

•
Ability to Service Debt. The Outbrain Board’s view, based on analyses of Outbrain’s management and the Forecasts, that the combined business will generate sufficient cash flow to service and repay the debt to be obtained in order to fund the Transaction.

•
Superior Alternative to Continuing as a Standalone Business. The Outbrain Board considered Outbrain’s performance, strategy, competitive position, opportunities, prospects and the risks of remaining as a standalone business. Based on these considerations, the Outbrain Board believed that the Transaction would be more favorable to Outbrain’s stockholders than the potential value that might have resulted from remaining as a standalone business.

•
Likelihood of Completion of the Transaction. The Outbrain Board considered the likelihood that the parties to the Share Purchase Agreement will be able to satisfy the conditions to Closing and that the Transaction would be completed in a reasonable timeframe.

•
Terms of the Share Purchase Agreement and Transaction-Related Agreements. The Outbrain Board’s belief, from its review and following discussion with Outbrain’s legal and financial advisors, that the terms of the Share Purchase Agreement and the other Transaction-related agreements, taken as a whole, are reasonable and appropriate.

•
Terms of the Series A Preferred Shares. The Outbrain Board’s view that the terms of the Series A Preferred Shares to be issued to Altice Teads in the Transaction, taken as a whole, are reasonable and appropriate.

•	Stockholder Support Agreement. The commitments made by certain Outbrain stockholders under the Stockholder Support Agreement to vote for and otherwise support the Share Issuance Proposal.
•
Interim Operating Covenants. The Outbrain Board’s belief that the restrictions imposed on Outbrain’s business and operations during the pendency of the Transaction are reasonable and not unduly burdensome.

•
Governance Terms. That the governance arrangements agreed with Altice Teads in connection with the Transaction ensure that, although Altice Teads will become the largest stockholder of Outbrain, the Outbrain Board will continue to represent the interests of all Outbrain stockholders, due to, among other things, Altice Teads being bound by certain standstill, voting and transfer restrictions, and the independence requirements for certain of the Altice Teads-nominated directors.

•
Limited Teads Termination Rights. That there are very limited circumstances in which Teads may terminate the Share Purchase Agreement, and that in light of the fact that Teads is a private company wholly owned by Altice Teads and that Altice Teads is a party to the Share Purchase Agreement, no further shareholder approval by Teads is required and that the board of directors of Teads does not have the right to seek, engage or pursue alternative transactions.

•
Competing Proposals; Change in Recommendation. That the Outbrain Board has the ability, in specified circumstances, to change its recommendation to Outbrain stockholders to vote in favor of the Share Issuance Proposal in order to enter into a definitive agreement with a third party, subject to, among other things, the obligation to pay Altice Teads a termination fee of $40 million under certain circumstances.

•
Termination Fees. The Outbrain Board considered the reasonableness of the potential termination fees of up to $40 million, which shall be payable to Altice Teads under certain circumstances described in the Share Purchase Agreement.

•	Stockholder Approval. That the Transaction cannot be consummated without the approval of the Share Issuance Proposal.

In the course of its deliberations, the Outbrain Board also considered a variety of risks, uncertainties and other potentially negative factors, including the following (which are not necessarily presented in order of relative importance):
•	Closing Certainty. The risk that the Transaction may not be completed in a timely manner or at all, and the potential consequences of non-completion or delays in completion.
•
Impact of Transaction Announcement. The effect that the length of time from the execution of the Share Purchase Agreement until the Closing of the Transaction could have on the market price of the Common Stock, Outbrain’s operating results and Outbrain’s relationship with its employees, stockholders, customers, suppliers, regulators and others who do business with Outbrain.

•
Integration Risks and Possible Failure to Achieve Synergies. The risk that the integration of Teads and Outbrain may not be as successful as expected and that the anticipated benefits of the Transaction may not be realized in full or in part, including the risk that the revenue and cost synergies may not be achieved or not achieved in the expected time frame, and the impact thereof on the debt financing and the ability to serve such debt.

•
Impact on Management. The risk of diverting the attention of Outbrain management from other strategic priorities and operational matters to implement the Transaction and make arrangements for the integration of Teads following the Closing of the Transaction, and potential disruption of Outbrain management in connection with such integration efforts.

•
Cost of Debt. The costs associated with the incurrence of a substantial amount of debt to fund the Transaction and the risk that Outbrain may be unable to service or repay the debt to be obtained in connection with the Transaction.

•
Inability to Make Deferred Cash Payment. The risk that Outbrain may be unable to pay the Deferred Payment by the third anniversary of the Closing of the Transaction and that at such time the outstanding amount of Deferred Payment will increase and will start to accrue interest, and the risk that Outbrain may be unable to pay the balance of the Deferred Payment by the sixth anniversary of the Closing of the Transaction, at which time Altice Teads shall have the right to demand payment of the remaining outstanding amount of Deferred Payment.

•
Dividend Impact. The risk that the amount of dividends that accrue on the Series A Preferred Shares, which are payable in cash or “in-kind,” as an accrual to the liquidation preference of the Series A Preferred Shares, at Outbrain’s option, may dilute the holders of Common Stock.

•
Personnel Uncertainty. That the uncertainty pending completion of the Transaction could impact Outbrain’s and Teads’ respective ability to attract, retain and motivate key personnel, and, following the Closing of the Transaction, the challenge of retaining Teads employees.

•	Altice Teads’ Ownership. That Altice Teads will become the largest stockholder of Outbrain following the Closing of the Transaction.
•	Termination Fees. The risk that, under certain specified circumstances, Outbrain may be required to pay Altice Teads a termination fee of up to $40 million.
•	Stockholder Approval. The risk that the Outbrain stockholders may not approve the Share Issuance Proposal.
•
Regulatory Risk. The fact that the completion of the Transaction requires certain regulatory clearances and consents and the risk that antitrust regulatory authorities may not approve the Transaction, delay the Transaction or may impose terms and conditions on their approvals that adversely affect the business and financial results of Outbrain following the Transaction, and the risk that Outbrain may be subject to claims by Altice Teads and Teads that failure to obtain antitrust approvals resulted from a breach of the Share Purchase Agreement by Outbrain and therefore require Outbrain to pay a termination fee as described in the Share Purchase Agreement.

•
Fixed Share Consideration. The fact that the number of shares of Common Stock and Series A Preferred Shares to be issued in the Transaction is fixed and will not fluctuate, despite the fact that the market price of the Common Stock may increase from the execution of the Share Purchase Agreement until the Closing of the Transaction.

•	Restrictions on Solicitation: The fact that the Share Purchase Agreement imposes restrictions on Outbrain’s ability to solicit alternative transactions and make certain acquisitions.
•
Interim Operating Covenants. The fact that the restrictions in the Share Purchase Agreement on the conduct of Outbrain’s business during the period between execution of the Share Purchase Agreement and the Closing of the Transaction, including that Outbrain is required to conduct its business in the ordinary course in all material respects, subject to specific limitations, could delay or prevent Outbrain from pursuing certain business opportunities or strategic transactions that may arise and could have a negative impact on Outbrain’s ability to maintain its existing business and employee relationships.

•
Limited Termination and Board Recommendation Change Rights. The fact that there are limited circumstances in which the Outbrain Board may terminate the Share Purchase Agreement or change its recommendation that Outbrain stockholders approve the Share Issuance Proposal.

•
Transaction Costs and Dilution. The Transaction costs to be incurred by Outbrain in connection with the Transaction and the dilution to be experienced by Outbrain stockholders as a result of the issuance of the Common Stock and Series A Preferred Shares in the Transaction.

•	Potential Litigation. The potential for lawsuits being brought against Outbrain, Altice Teads, Teads or their respective boards in connection with the Transaction.
•	Stock Price Impact. The potential impact on the market price of the Common Stock as a result of the issuance of the Common Stock and the Series A Preferred Shares to Altice Teads in the Transaction.
•
Adequacy of Recourse for Breaches of Representations and Warranties. The risk that the representations and warranty insurance and the Altice Teads indemnification arrangements will not be adequate to address losses that may arise to Outbrain from failure of representations and warranties of Teads and Altice Teads to be correct and from various other specific matters identified in due diligence.

•	Other Risks. Various other risks associated with Outbrain, Teads, the Transaction and the combined company described in the section titled “Risk Factors.”
The foregoing discussion of the information and factors considered by the Outbrain Board is not exhaustive and is meant to include the material factors considered by the Outbrain Board. The Outbrain Board considered all of these factors as a whole, as well as others, and unanimously concluded that they supported a determination to approve the Share Purchase Agreement and the transactions contemplated thereby. In view of the wide variety of factors considered by the Outbrain Board in connection with its evaluation of the Transaction and the complexity of these matters, the Outbrain Board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision.
In considering the factors described above and any other factors, individual members of the Outbrain Board may have viewed factors differently or given different weight or merit to different factors. The Outbrain Board based its recommendations on the totality of the information available to it, including discussions with Outbrain’s management team and outside legal and financial advisors.
In considering the recommendations of the Outbrain Board that the Outbrain stockholders vote to approve the Share Issuance Proposal, Outbrain stockholders should be aware that Outbrain’s directors and executive officers may have certain interests in the Transaction that may be different from, or in addition to, the interests of Outbrain stockholders generally. For more information, please see the section titled “The Transaction—Interests of the Outbrain Directors and Executive Officers in the Transaction.” The Outbrain Board was aware of these interests and considered them when recommending that Outbrain stockholders vote to approve the Share Issuance Proposal.
The foregoing discussion of the information and factors considered by the Outbrain Board is forward-looking in nature and should be read in light of the factors described in the section titled “Cautionary Note Concerning Forward-Looking Statements.”

Closing of the Transaction
The Closing is expected to take place during the first quarter of 2025, subject to the satisfaction or (to the extent permitted by applicable law) waiver of the certain closing conditions, as described in the section titled “The Share Purchase Agreement—Conditions to Closing.”
Opinion of Outbrain’s Financial Advisor
Goldman Sachs rendered its oral opinion, subsequently confirmed in writing by delivery of a written opinion dated August 1, 2024, to the Outbrain Board that, as of such date, and based upon and subject to the factors and assumptions set forth in Goldman Sachs’ written opinion, the (i) $725 million in cash, as adjusted pursuant to Section 2.04 of the Share Purchase Agreement, (ii) 35 million shares of Common Stock (iii) 10.5 million Series A Preferred Shares and (iv) deferred cash payment in an amount in cash equal to $25 million, payable after the Closing in one or more installments, on such terms described in the Share Purchase Agreement, to be paid by Outbrain for all of the outstanding equity interests of Teads pursuant to the Share Purchase Agreement, was fair from a financial point of view to Outbrain.
The full text of the written opinion of Goldman Sachs, dated August 1, 2024 which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Goldman Sachs provided advisory services and its opinion for the information and assistance of the Outbrain Board in connection with its consideration of the Transaction. Goldman Sachs’ opinion is not a recommendation as to how any holder of Common Stock should vote with respect to the Share Issuance Proposal or any other matter.
In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:
•	the Share Purchase Agreement;
•	annual reports to stockholders and Annual Reports on Form 10-K of Outbrain for the three fiscal years ended December 31, 2023;
•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Outbrain as well as preliminary results for the quarter ended June 30, 2024;
•	certain other communications from Outbrain to its stockholders;
•	certain publicly available research analyst reports for Outbrain;
•	audited financial statements for Teads for the three fiscal years ended December 31, 2023;
•	certain internal financial analyses and forecasts for Teads prepared by the management of Teads;
•
certain internal financial analyses and forecasts for Outbrain on a stand-alone basis, which are summarized in the section titled “The Transaction—Certain Prospective Financial Information—Outbrain Standalone Forecasts”; for Teads, on a stand-alone basis, which are summarized in the section titled “The Transaction—Certain Prospective Financial Information—Teads Forecasts Without Synergies”; for Teads giving effect to certain estimates by Outbrain’s management of potential cost and revenue synergies anticipated by Outbrain’s management to result from the Transaction, which are summarized in the section titled “The Transaction—Certain Prospective Financial Information—Teads Forecasts With Synergies”; and the combined company, making certain adjustments to give effect to the Transaction and certain estimates by Outbrains’ management of potential cost and revenue synergies anticipated by Outbrain’s management to result from the Transaction (the “Synergies”), in each case as prepared by the management of Outbrain, approved for Goldman Sachs’ use by Outbrain and summarized in the section titled “The Transaction—Certain Prospective Financial Information;” and

•
certain estimates as to the amount of the adjustment pursuant to Section 2.04 of the Share Purchase Agreement, as prepared by the management of Outbrain and approved for Goldman Sachs’ use by Outbrain (the “Adjustment Estimates”).

Goldman Sachs also held discussions with members of the senior managements of Outbrain, Teads and Altice Teads regarding their assessment of the strategic rationale for, and the potential benefits of, the Transaction and the past and current business operations, financial condition and future prospects of Teads and Outbrain; reviewed the reported price and trading activity for the Common Stock; compared certain financial information for Teads and certain financial and stock market information for Outbrain with similar financial and stock market information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the digital advertising, advertising technology and other industries; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.
For purposes of rendering its opinion, Goldman Sachs, with Outbrain’s consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, Goldman Sachs, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with Outbrain’s consent that the Forecasts (as defined herein), the Synergies and the Adjustment Estimates were reasonably prepared on a basis reflecting the best available estimates and judgments of the management of Outbrain. Goldman Sachs also assumed, at Outbrain’s instruction, that the Deferred Payment will have a value of $25 million, and expressed no opinion regarding the timing of such payment or the potential increase of such amount pursuant to the terms of the Share Purchase Agreement. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of Teads, Outbrain or any of its subsidiaries and was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on Outbrain or Teads or on the expected benefits of the Transaction in any way meaningful to its analysis. Goldman Sachs also assumed that the Transaction will be consummated on the terms set forth in the Share Purchase Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.
Goldman Sachs’ opinion does not address the underlying business decision of Outbrain to engage in the Transaction or the relative merits of the Transaction as compared to any strategic alternatives that may be available to Outbrain; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness from a financial point of view to Outbrain, as of the date of the opinion, of the Total Consideration to be paid by Outbrain for all of the issued and outstanding equity interests of Teads pursuant to the Share Purchase Agreement. Goldman Sachs’ opinion does not express any view on, and does not address, any other term or aspect of the Share Purchase Agreement or the Transaction or any term or aspect of any other agreement or instrument contemplated by the Share Purchase Agreement or entered into or amended in connection with the Transaction, including any ongoing obligations of Outbrain or Teads, any allocation of the Total Consideration, any actions required by or consequences of the Pre-Closing Steps or the Pre-Closing Steps Plan (each as defined in the Share Purchase Agreement), the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any class of securities, creditors, or other constituencies of Outbrain or Teads; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Outbrain, Altice Teads or Teads, or any class of such persons in connection with the Transaction, whether relative to the Total Consideration to be paid by Outbrain for all of the issued and outstanding equity interests of Teads pursuant to the Share Purchase Agreement or otherwise. Goldman Sachs’ opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, the date of its opinion and Goldman Sachs assumes no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. In addition, Goldman Sachs does not express any opinion as to the prices at which shares of Common Stock will trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on Outbrain, Altice Teads, Teads or the Transaction, or as to the impact of the Transaction on the solvency or viability of Outbrain, Altice Teads or Teads or the ability of Outbrain, Altice Teads or Teads to pay their respective obligations when they come due. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.
The following is a summary of the material financial analyses delivered by Goldman Sachs to the Outbrain Board in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before July 30, 2024 and is not necessarily indicative of current market conditions.

Illustrative Discounted Cash Flow Analysis – Teads
Using the Teads Forecasts Without Synergies and the Teads Forecasts With Synergies (each as defined herein), Goldman Sachs performed an illustrative discounted cash flow analysis on Teads to derive a range of illustrative present enterprise values. Using the mid-year convention for discounting cash flows and discount rates ranging from 11.5% to 13.0%, reflecting estimates of Teads’ weighted average cost of capital, Goldman Sachs discounted to present value as of March 31, 2024 (i) estimates of unlevered free cash flow for Teads for the second quarter of 2024 through the end of fiscal year 2029, as reflected in the Teads Forecasts Without Synergies and the Teads Forecasts With Synergies and (ii) a range of illustrative terminal values for Teads, which were calculated by applying perpetuity growth rates ranging from 1% to 2%, to a terminal year estimate of the unlevered free cash flow to be generated by Teads, as reflected in the Teads Forecasts Without Synergies and the Teads Forecasts With Synergies (which analysis implied terminal year Adjusted EBITDA exit multiples ranging from 4.8x to 6.1x (based on the Teads Forecasts Without Synergies)) and 5.3x to 6.7x (based on the Teads Forecasts With Synergies). The range of terminal year exit EV / EBITDA multiples was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account, among other things, historical trading multiples of certain publicly traded companies, as described below in the section titled “The Transaction—Opinion of Outbrain’s Financial Advisor—Selected Public Company Comparables Analysis.” Goldman Sachs derived such discount rates by application of the Capital Asset Pricing Model (“CAPM”), which requires certain company-specific inputs, including Teads’ target capital structure weightings, the cost of long-term debt, future applicable marginal cash tax rate and a beta for Teads, as well as certain financial metrics for the United States financial markets generally.
The discounted unlevered cash flow analysis implied intrinsic Teads enterprise values of between $968 million and $1.190 billion (based on the Teads Forecasts Without Synergies) and between $1.533 billion and $1.902 billion (based on the Teads Forecasts With Synergies).
Selected Transactions Analysis
For reference only, Goldman Sachs analyzed certain information relating to the following selected transactions in the digital advertising and advertising technology industries. For each of the selected transactions, Goldman Sachs calculated and compared the implied enterprise value of the applicable target company based on the consideration paid in the transaction as a multiple of the target company’s last twelve months (“LTM”) Adjusted EBITDA based on information in public filings, press releases and investor relations documents. While none of the companies that participated in the selected transactions are directly comparable to Teads, the companies that participated in the selected transactions are companies with operations that, for the purposes of analysis, may be considered similar to certain of Teads’ results, market sizes and product profile.
The following table presents the results of this analysis:

Announcement Date	Selected Transactions		EV / LTM Adjusted EBITDA
	Acquiror	Target
April 2024	Cadent, LLC	AdTheorent Holding Company, Inc.	11.4x
March 2022	Evergreen Coast Capital Corporation, an affiliate of Elliott Investment Management L.P.	Nielsen Holdings Plc	10.5x
November 2020	Advent International Corporation	Nielsen Global Connect	6.7x
February 2019	Taptica International Ltd.	RhythmOne Plc	5.2x
September 2017	RhythmOne Plc	YuMe, Inc.	7.3x
May 2015	Verizon Communications Inc.	Aol Inc.	8.7x

Based on the results of the foregoing calculations and Goldman Sachs’ professional judgment and experience, Goldman Sachs applied a reference range of EV / LTM Adjusted EBITDA multiples of 5.2x to 11.4x to Teads’ LTM Adjusted EBITDA for the period ending March 31, 2024, as provided by the management of Teads and approved for Goldman Sachs’ use by the management of Outbrain, to derive a range of implied enterprise values for Teads of $879 million to $1.908 billion.

Selected Public Company Comparables Analysis
For reference only, Goldman Sachs reviewed and compared certain financial information for Teads to corresponding financial information, ratios and public market multiples for the following publicly traded corporations in the digital advertising and advertising technology industries, which we refer to in this section of the proxy statement as the “Selected Companies”:
•	Criteo S.A.
•	Digital Turbine, Inc.
•	LiveRamp Holdings, Inc.
•	Magnite, Inc.
•	Nexxen International Ltd.
•	PubMatic, Inc.
•	Taboola.com Ltd.
•	Viant Technology Inc.
Although none of the Selected Companies is directly comparable to Teads, the Selected Companies included were chosen because they are publicly traded companies in the digital advertising and advertising technology industries with operations that, for purposes of analysis, may be considered similar to certain operations of Teads.
Goldman Sachs also calculated and compared various financial multiples and ratios, in each case based on financial and trading data as of July 30, 2024, information Goldman Sachs obtained from public filings, publicly available Wall Street research and the Teads Forecasts Without Synergies. With respect to the Selected Companies, Goldman Sachs calculated multiples of estimated daily next twelve months’ (“NTM”) enterprise value to Adjusted EBITDA over the two years ending July 30, 2024.
The results of these calculations are summarized as follows:

Selected Companies	2-Year NTM EV / Adjusted EBITDA Average
Taboola	6.7x
Criteo	5.5x
Selected Companies average (including Taboola and Criteo)	7.8x

Illustrative Discounted Cash Flow Analysis – Outbrain Standalone
Using the Outbrain Standalone Forecasts (as defined herein), Goldman Sachs performed an illustrative discounted cash flow analysis on Outbrain on a standalone basis to derive a range of illustrative present values per share of Common Stock. Using the mid-year convention for discounting cash flows and discount rates ranging from 11.5% to 13%, reflecting estimates of Outbrain’s weighted average cost of capital, Goldman Sachs discounted to present value as of March 31, 2024 (i) estimates of unlevered free cash flow for Outbrain for the second quarter of 2024 through the end of fiscal year 2029 as reflected in the Outbrain Standalone Forecasts and (ii) a range of illustrative terminal values for Outbrain, which were calculated by applying perpetuity growth rates ranging from 1% to 2%, to a terminal year estimate of the unlevered free cash flow to be generated by Outbrain, as reflected in the Outbrain Standalone Forecasts (which analysis implied terminal year EBITDA exit multiples ranging from 2.9x to 3.7x). The range of terminal year exit EV / EBITDA multiples was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account, among other things, historical trading multiples of Outbrain and of certain publicly traded companies. Goldman Sachs derived such discount rates by application of the CAPM, which requires certain company-specific inputs, including Outbrain’s target capital structure weightings, the cost of long-term debt, future applicable marginal cash tax rate and a beta for Outbrain, as well as certain financial metrics for the United States financial markets generally.
Goldman Sachs derived ranges of illustrative enterprise values for Outbrain by adding the ranges of present values it derived above. Goldman Sachs then subtracted from the range of illustrative enterprise values it derived for Outbrain the amount of Outbrain’s total debt and debt-like items and added the amount of Outbrain’s cash and cash equivalents, in each case, as provided by and approved for Goldman Sachs’ use by the management of Outbrain, to derive a range of illustrative equity values for Outbrain. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding shares of Outbrain, as provided by and approved for Goldman Sachs’ use by the management of Outbrain, using the treasury stock method, to derive a range of illustrative present values per share ranging from $4.53 to $5.36.
Illustrative Present Value of Future Share Price Analysis – Outbrain Standalone
Using the Outbrain Standalone Forecasts, Goldman Sachs performed an illustrative analysis of the implied present value of an illustrative future value per share of Common Stock on a standalone basis. For this analysis, Goldman Sachs first calculated the implied enterprise value for Outbrain as of December 31 for each of the fiscal years 2024 through 2026, by applying a range of multiples of illustrative enterprise value to next twelve months’ Outbrain Standalone Adjusted EBITDA (“EV / Outbrain Standalone NTM Adjusted EBITDA”) of 2.5x to 4.5x to estimates of Outbrain’s Standalone Adjusted EBITDA for each of the fiscal years 2024 through 2026. This illustrative range of EV / Outbrain Standalone NTM Adjusted EBITDA multiple estimates was derived by Goldman Sachs utilizing its professional judgment and experience, taking into account, among other things, current and historical EV / Outbrain Standalone NTM Adjusted EBITDA multiples and current and historical EV / NTM multiples for certain publicly traded companies.
Goldman Sachs then subtracted the amount of Outbrain’s total debt and debt-like items and added the amount of Outbrain’s cash and cash equivalents for each of the fiscal years 2024 to 2026, each as provided by and approved for Goldman Sachs’ use by the management of Outbrain, from the respective implied enterprise values in order to derive a range of illustrative equity values as of December 31 for Outbrain on a standalone basis for each of the fiscal years 2024 to 2026. Goldman Sachs then divided these implied equity values by the projected year-end number of fully diluted outstanding shares of Common Stock on a standalone basis for each of fiscal years 2024 to 2026, calculated using information provided by and approved for Goldman Sachs’ use by the management of Outbrain, to derive a range of implied future values per share of Common Stock (excluding dividends). Goldman Sachs then discounted these implied future equity values per share of Common Stock to March 31, 2024, using an illustrative discount rate of 15%, reflecting an estimate of Outbrain’s standalone cost of equity. Goldman Sachs derived such discount rate by application of the CAPM, which requires certain company-specific inputs, including a beta for Outbrain, as well as certain financial metrics for the United States financial markets generally. This analysis resulted in a range of implied present values of $3.16 to $4.88 per share of Common Stock.
Illustrative Discounted Cash Flow Analysis – Combined Company
Using the Combined Company Forecasts (as defined herein), Goldman Sachs performed an illustrative discounted cash flow analysis on the combined company to derive a range of illustrative present values per share of Common Stock (“Combined Company Common Stock”). Using the mid-year convention for discounting cash flows and discount rates ranging from 11.5% to 13.0%, reflecting estimates of Outbrain’s weighted average cost of capital, Goldman Sachs discounted to present value as of March 31, 2024 (i) estimates of unlevered free cash flow for the combined company for the second quarter of 2024 through fiscal year 2029 as reflected in the Combined Company Forecasts and (ii) a range of illustrative terminal values for the combined company, which were calculated by applying perpetuity growth rates ranging from 1% to 2%, to a terminal year estimate of the unlevered free cash flow to be generated by the combined company, as reflected in the Combined Company Forecasts (which analysis implied terminal year EBITDA exit multiples ranging from 4.5x to 5.7x). The range of terminal year exit EV / EBITDA multiples was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account, among other things, historical trading multiples of Outbrain and of certain publicly traded companies. Goldman Sachs derived such discount rates by application of the CAPM, which requires certain company-specific inputs, including Outbrain’s target capital structure weightings, the cost of long-term debt, future applicable marginal cash tax rate and a beta for Outbrain, as well as certain financial metrics for the United States financial markets generally.
Goldman Sachs derived ranges of illustrative enterprise values for the combined company by adding the ranges of present values it derived above. Goldman Sachs then subtracted from the range of illustrative enterprise values it derived for the combined company the amount of the combined company’s total debt and debt-like items and added the amount of combined company’s cash and cash equivalents, in each case, as provided by and approved for Goldman Sachs’ use by the management of Outbrain, to derive a range of illustrative equity values for the combined company. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding shares of Combined Company Common Stock, as provided by and approved for Goldman Sachs’ use by the management of Outbrain, using the treasury stock method, to derive a range of illustrative present values per share ranging from $8.38 to $12.27.
Illustrative Present Value of Future Share Price Analysis – Combined Company
Using the Combined Company Forecasts, Goldman Sachs performed an illustrative analysis of the implied present value of illustrative future values per share of Combined Company Common Stock. For this analysis, Goldman Sachs first calculated the implied enterprise value for the combined company as of December 31 for each of the fiscal years 2024 through 2026, by applying a range of multiples of illustrative enterprise value to NTM combined company Adjusted EBITDA (“EV / Combined Company NTM Adjusted EBITDA”) of 4.25x to 6.25x to estimates of the combined company’s Adjusted EBITDA for each of the fiscal years 2024 through 2026. This illustrative range of EV / Combined Company NTM Adjusted EBITDA multiple estimates was derived by Goldman Sachs utilizing its professional judgment and experience, taking into account, among other things, current and historical EV / Combined Company NTM Adjusted EBITDA multiples for Outbrain and Teads and current and historical EV / NTM multiples for certain publicly traded companies.
Goldman Sachs then subtracted the amount of the combined company’s total debt and debt-like items and the value of the Series A Preferred Shares and added the amount of the combined company’s cash and cash equivalents for each of the fiscal years 2024 to 2026, each as provided by and approved for Goldman Sachs’ use by the management of Outbrain, from the respective implied enterprise values in order to derive a range of illustrative equity values as of December 31 for the combined company for each of the fiscal years 2024 to 2026. Goldman Sachs then divided these implied equity values by the projected year-end number of fully diluted outstanding shares of the Combined Company Common Stock for each of fiscal years 2024 to 2026, calculated using information provided by and approved for Goldman Sachs’ use by the management of Outbrain, to derive a range of implied future values per share of the Combined Company Common Stock (excluding dividends). Goldman Sachs then discounted these implied future equity values per share of Combined Company Common Stock to March 31, 2024, using an illustrative discount rate of 15%, reflecting an estimate of the combined company’s cost of equity. Goldman Sachs derived such discount rate by application of the CAPM, which requires certain company-specific inputs, including a beta for Outbrain, as well as certain financial metrics for the United States financial markets generally. This analysis resulted in a range of implied present values of $2.87 to $10.56 per share of Combined Company Common Stock.
General
The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Outbrain or Teads or the contemplated transaction.
Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to the Outbrain Board as to the fairness from a financial point of view to Outbrain. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Outbrain, Teads, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.
The Total Consideration was determined through arm’s-length negotiations between Outbrain and Altice Teads and was approved by the Outbrain Board. Goldman Sachs provided advice to Outbrain during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to Outbrain or the Outbrain Board or that any specific amount of consideration constituted the only appropriate consideration for the Transaction.

As described above, Goldman Sachs’ opinion to the Outbrain Board was one of many factors taken into consideration by the Outbrain Board in making its determination to approve the Share Purchase Agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B.
Goldman Sachs and its affiliates are engaged in advisory, underwriting, lending and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of Outbrain, Altice Teads and any of their respective affiliates and third parties, including Viola Ventures, a significant shareholder of Outbrain, and Altice International S.à.r.l. (“Altice International”) and affiliates of Patrick Drahi, each a direct or indirect significant shareholder of Teads, and any of their respective affiliates and, as applicable, portfolio companies or any currency or commodity that may be involved in the transactions contemplated by the Share Purchase Agreement. Goldman Sachs acted as financial advisor to Outbrain in connection with, and participated in certain of the negotiations leading to, the Transaction. Goldman Sachs expects to receive fees for its services in connection with the Transaction, including a $10 million transaction fee upon consummation of the Transaction which is subject to a reduction as result of an agreement by Goldman Sachs to credit toward such transaction fee up to $5 million of the fees that Outbrain expects to pay to an affiliate of Goldman Sachs for services as lender under a bridge facility and lead arranger under a bridge take-out offering relating to the financing of the Transaction. Outbrain expects to pay such affiliate of Goldman Sachs a total of approximately $14.5 million in fees for such Transaction financing-related services, of which $5 million would be credited toward such transaction fee. In addition, Outbrain may, in its sole discretion, pay Goldman Sachs an additional transaction fee of up to $2.5 million. An affiliate of Goldman Sachs is party to the Commitment Letter, pursuant to which it agreed to provide financing for the Transaction in the form of the Bridge Facility and to act as administrative agent and provide commitments under the New Revolving Credit Facility, and related fee letters. In addition, an affiliate of Goldman Sachs has been engaged by Outbrain to perform certain services to assist Outbrain in obtaining permanent financing in lieu of the Bridge Facility. Except as described herein, during the two-year period ended August 1, 2024, Goldman Sachs Investment Banking has not been engaged by Outbrain or its affiliates to provide financial advisory or underwriting services for which Goldman Sachs has recognized compensation. Goldman Sachs has also provided certain financial advisory and/or underwriting services to Altice International, the parent of Altice Teads, and/or its affiliates from time to time for which Goldman Sachs Investment Banking has received, and may receive, compensation, including having acted as advisor to Altice Financing S.A., an affiliate of Altice International (“Altice Financing S.A”), on the amendment and extension of a term loan in December 2022; as bookrunner on a partial extension of a term loan to Altice USA, Inc. (“Altice USA”), an entity controlled by Patrick Drahi, in December 2022; as lead arranger on the extension of a term loan of Altice France S.A., an entity controlled by Patrick Drahi, in January 2023; as bookrunner for an offering of a term loan by Altice Financing S.A. in September 2023; as bookrunner on the private placement of high yield notes of Altice France S.A. in December 2023; as bookrunner for the refinancing of high yield notes of Altice USA in January 2024; and as bookrunner for an offering of high yield notes of Altice USA in April 2024. During the two-year period ended August 1, 2024, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by Goldman Sachs Investment Banking to Altice International and/or its affiliates of approximately $21 million. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to Outbrain, Altice Teads, Viola, Altice International and Patrick Drahi and their respective affiliates and, as applicable, portfolio companies, for which Goldman Sachs Investment Banking may receive compensation. An affiliate of Goldman Sachs holds a 4.9% direct investment interest in the general partner of Viola. Affiliates of Goldman Sachs also may have co-invested with Viola Ventures and its affiliates from time to time and may have invested in limited partnership units of affiliates of Viola Ventures from time to time and may do so in the future.
The Outbrain Board selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Transaction. Pursuant to a letter agreement dated July 31, 2024, Outbrain engaged Goldman Sachs to act as its financial advisor in connection with the possible acquisition of all or a portion of the outstanding equity interests of Teads. The engagement letter between Outbrain and Goldman Sachs provides for fee arrangements as described in the immediately preceding paragraph. In addition, Outbrain has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.
Certain Prospective Financial Information
Outbrain’s management does not as a matter of course publish detailed or long-term financial forecasts or projections as to its future financial performance beyond the then-current fiscal year due to, among other things, the inherent difficulty of accurately predicting financial performance for future periods and the uncertainty, unpredictability and subjectivity as to the underlying assumptions and estimates. However, in connection with the evaluation of the Transaction, Outbrain’s management prepared certain unaudited long-term illustrative financial forecasts with respect to Outbrain’s business through the fiscal year ended December 31, 2029 (the “Outbrain Standalone Forecasts”). The Outbrain Standalone Forecasts were prepared by and are the responsibility of Outbrain’s management, and were prepared on a stand-alone basis assuming Outbrain would continue as an independent company without giving effect to the Transaction.
In connection with the Transaction, Outbrain’s management also prepared certain unaudited long-term illustrative financial forecasts with respect to Teads’ business through the fiscal year ended December 31, 2029 (the “Teads Forecasts Without Synergies”). The Teads Forecasts Without Synergies were prepared by Outbrain’s management based on financial information received from Teads, on a stand-alone basis assuming Teads would continue as an independent company without giving effect to the Transaction.
Based on the Teads Forecasts Without Synergies, Outbrain’s management also prepared certain unaudited long-term illustrative financial forecasts with respect to Teads’ business, giving effect to certain estimates by Outbrain’s management of potential cost and revenue synergies anticipated by Outbrain’s management to result from the Transaction, as well as the estimated costs to achieve such synergies, through fiscal year ended December 31, 2029 (the “Teads Forecasts With Synergies”).
Based on the Outbrain Standalone Forecasts and the Teads Forecasts With Synergies, Outbrain’s management also prepared certain unaudited long-term illustrative financial forecasts with respect to the combined company’s business, making certain adjustments to give effect to the Transaction, as described in the section titled “The Transaction—Certain Prospective Financial Information—Combined Company Forecasts” (the “Combined Company Forecasts” and, collectively with the Outbrain Standalone Forecasts, the Teads Forecasts Without Synergies and the Teads Forecasts With Synergies, the “Forecasts”).
The Forecasts were provided to the Outbrain Board in connection with its evaluation of the Transaction and were also provided to Goldman Sachs for its use and reliance, as directed by Outbrain, in connection with the financial analyses that Goldman Sachs performed in connection with its opinion described in the section titled “The Transaction—Opinion of Outbrain’s Financial Advisor.”
The Forecasts were prepared solely for internal use and are subjective in many respects. The Forecasts reflect numerous assumptions and estimates that Outbrain’s management made in good faith at the time such Forecasts were prepared. The Forecasts were based on expectations, estimates, forecasts and projections about the industries in which Outbrain and Teads operate, and beliefs and assumptions of Outbrain’s management. These assumptions and estimates are predictions about the future, concern matters that may be beyond the control of Outbrain and Teads, were made as of the date the Forecasts were prepared, and may not be reflective of actual results, since the date such prospective information was prepared, now or in the future. In addition to the assumptions made, the Forecasts contain subjective judgements, and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business development. As a result, actual results may differ materially from those contained in the Forecasts. Important factors that may cause the actual results to differ from the Forecasts include risks and uncertainties relating to Outbrain’s and Teads’ businesses and other factors described in the section titled “Risk Factors” and in the section titled “Cautionary Note Concerning Forward-Looking Statements,” as well as the risk factors relating to Outbrain and the Transaction contained in Outbrain’s most recent filings with the SEC. Accordingly, we cannot assure you that the Forecasts will be realized or that actual results will not be significantly different than the Forecasts.
Further, the Forecasts do not take into account all of the possible financial and other effects on Outbrain or Teads of the Transaction, the effect on Outbrain or Teads of any business or strategic decision or action that has been or will be taken as a result of the Share Purchase Agreement having been executed, the effect of any business or strategic decisions or actions which would likely have been taken if the Share Purchase Agreement had not been executed.

By including a summary of certain of the unaudited financial projections regarding the future operating results of Outbrain, Teads or the combined company and potential synergies from the Transaction in this proxy statement, neither Outbrain nor Teads or any of their advisers or other representatives has made or makes any representation to any person regarding the ultimate performance of Outbrain, Teads or the combined company or that the potential results of Outbrain would not exceed those reflected in the Outbrain Financial Information if the Transaction is not consummated. In addition, the Forecasts cover multiple future years, and such information by its nature is less reliable in predicting each successive year.
The Forecasts were not prepared with a view toward complying with GAAP, IFRS or the published guidelines of the SEC regarding projections and forward-looking statements. No independent registered public accounting firm or other independent auditor has audited, reviewed, examined, compiled or applied any agreed-upon procedures with respect to the Forecasts nor has any independent registered public accounting firm or other independent auditor expressed any opinion or any other form of assurance on such information or its achievability, and both Outbrain’s independent registered public accounting firm and Teads’ independent auditor assume no responsibility for, and disclaim any association with, the Forecasts. In addition, the Forecasts contain certain non-GAAP and non-IFRS financial measures, including Adjusted EBITDA, Revenue ex-TAC, Net Operating Profit After Tax and Unlevered Free Cash Flow, that Outbrain believes are helpful in understanding past financial performance and future results. Non-GAAP and non-IFRS financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP or IFRS, as applicable, and non-GAAP and non-IFRS financial measures used by Outbrain may be different from similar measures calculated by other companies. No reconciliation of non-GAAP and non-IFRS financial measures in the Forecasts to GAAP measures or IFRS measures, as applicable, were created or used in connection with preparing the Forecasts, and there would be inherent difficulty in forecasting and quantifying the measures that would be necessary for such reconciliation.
The Forecasts contain forward-looking statements. For information about forward-looking statements and factors that may cause our future financial results to materially vary, please see the section titled “Cautionary Note Concerning Forward-Looking Statements.”
In light of the foregoing, and considering that the special meeting will be held several months after the Forecasts were prepared, the Forecasts should not be considered a guarantee of future operating results. In addition, Outbrain can give no assurance that, had the Forecasts been prepared either as of the date of this proxy statement or as of the date of the special meeting, similar estimates and assumptions would be used. The Forecasts should not be relied upon as being necessarily indicative of future results or for purposes of making any investment decision. You are cautioned not to place undue reliance on such information. The Forecasts are not included in this proxy statement to induce any stockholder to vote in favor of the Share Issuance Proposal or the Adjournment Proposal.
Summary of Outbrain Standalone Forecasts
The following table presents a summary of the Outbrain Standalone Forecasts for each of the fiscal years ended December 31 as listed below:

($ in millions)	2024E	2025E	2026E	2027E	2028E	2029E
Gross Revenue	$929	975	1,024	1,091	1,178	1,278
Revenue ex-TAC(1)	$238	256	278	304	336	365
Adjusted EBITDA (Unburdened by SBC)(2)	$30	44	50	59	69	79
EBIT(3)	$9	19	21	25	31	38
Net Operating Profit After Tax(4)	$(5)	8	9	11	14	19
Unlevered Free Cash Flow(5)	$3	5	7	9	9	16

(1)	We defined Revenue ex-TAC as gross revenue less traffic acquisition costs.
(2)
We define Adjusted EBITDA (Unburdened by SBC) as net income (loss) before: (i) gain related to convertible debt; (ii) interest expense; (iii) interest income and other (expense) income, net; (iv) provision for income taxes; (v) depreciation and amortization; (vi) stock-based compensation (“SBC”); and (vii) other income or expenses that we do not consider indicative of our core operating performance (“One-Time Costs”), including, but not limited to regulatory matter costs, and severance costs related to cost saving initiatives.

(3)	We define EBIT as Adjusted EBITDA (Unburdened by SBC) minus: (i) depreciation and amortization; and (ii) SBC.
(4)	We define Net Operating Profit After Tax as EBIT less cash taxes.
(5)
We define Unlevered Free Cash Flow as Net Operating Profit After Tax plus depreciation and amortization and minus: (i) capitalized software costs; (ii) other capital expenditures; and (iii) changes in net working capital.

Summary of Teads Forecasts Without Synergies
The following table presents a summary of the Teads Forecasts Without Synergies for each of the fiscal years ended December 31 as listed below:

($ in millions)	2024E	2025E	2026E	2027E	2028E	2029E
Gross Revenue	$675	730	784	856	944	1,040
Revenue ex-TAC(1)	$436	455	481	516	563	617
Adjusted EBITDA (Unburdened by SBC)(2)	$159	172	176	185	200	221
EBIT(3)	$146	159	161	168	183	201
Net Operating Profit After Tax(4)	$89	112	118	123	133	147
Unlevered Free Cash Flow(5)	$105	95	100	104	112	123

(1)	We defined Teads Revenue ex-TAC as gross revenue less traffic acquisition costs.
(2)
We define Teads Adjusted EBITDA (Unburdened by SBC) as net income (loss) before: (i) interest income and other (expense) income, net; (ii) provision for income taxes; (iii) depreciation and amortization; (iv) SBC; and (v) One-Time Costs, including, but not limited to IPO and M&A related costs and non-recurring costs related to employee reductions.

(3)	We define Teads EBIT as Adjusted EBITDA (Unburdened by SBC) minus: (i) depreciation and amortization; and (ii) SBC.
(4)	We define Teads Net Operating Profit After Tax as EBIT less cash taxes.
(5)
We define Teads Unlevered Free Cash Flow as Teads Net Operating Profit After Tax plus depreciation and amortization and minus: (i) capitalized software costs; (ii) other capital expenditures; and (iii) changes in net working capital.

Summary of Teads Forecasts With Synergies
The Teads Forecasts With Synergies differ from the Teads Forecasts Without Synergies in that it gives effect to certain estimates of revenue and costs synergies, as well as the estimated cost to achieve such synergies. Consequently, the difference in EBIT value for the Teads Forecasts With Synergies as compared to the Teads Forecasts Without Synergies reflects the anticipated value of the estimated revenue and cost synergies, minus the estimated cost to achieve such synergies.
The following table presents a summary of the Teads Forecasts With Synergies for each of the fiscal years ended December 31 as listed below:

($ in millions)	2024E	2025E	2026E	2027E	2028E	2029E
Gross Revenue	$675	737	811	896	988	1,088
Revenue ex-TAC(1)	$436	466	510	556	606	664
Adjusted EBITDA (Unburdened by SBC)(2)	$159	210	259	281	306	336
EBIT(3)	$146	180	235	265	288	317
Net Operating Profit After Tax(4)	$89	126	172	193	211	231
Unlevered Free Cash Flow(5)	$105	110	154	174	189	207

(1)	We defined Teads Revenue ex-TAC as gross revenue less traffic acquisition costs.
(2)
We define Teads Adjusted EBITDA (Unburdened by SBC) as net income (loss) before: (i) interest income and other (expense) income, net; (ii) provision for income taxes; (iii) depreciation and amortization; (iv) SBC; and (v) One-Time Costs, including, but not limited to IPO and M&A related costs and non-recurring costs related to employee reductions.

(3)
We define Teads EBIT as Adjusted EBITDA (Unburdened by SBC) minus: (i) depreciation and amortization; and (ii) the combined costs to achieve synergies from the Teads Forecasts With Synergies and the Outbrain Standalone Forecasts.

(4)	We define Teads Net Operating Profit After Tax as EBIT less cash taxes.
(5)
We define Teads Unlevered Free Cash Flow as Teads Net Operating Profit After Tax plus depreciation and amortization and minus: (i) capitalized software costs; (ii) other capital expenditures; and (iii) changes in net working capital.

Summary of Combined Company Forecasts
Outbrain’s management prepared the Combined Company Forecasts by combining the Outbrain Standalone Forecasts and the Teads Forecasts With Synergies, and making certain adjustments to expenses relating to SBC and reflecting payment-in-kind yield of the Series A Preferred Shares, in each case in light of the Transaction, as described in footnote 4 and footnote 6 to the table below:

($ in millions)	2024E	2025E	2026E	2027E	2028E	2029E
Gross Revenue(1)	$1,604	1,712	1,835	1,987	2,166	2,366
Revenue ex-TAC(2)	$673	723	788	859	942	1,029
Adjusted EBITDA (Unburdened by SBC)(3)	$189	254	309	340	375	415
EBIT(4)	$155	197	252	282	307	338
Net Operating Profit After Tax(5)	$105	139	180	202	219	241
Unlevered Free Cash Flow(6)	$130	110	149	169	179	199

(1)	Combined Company Gross Revenue was calculated by adding the Gross Revenue from the Teads Forecasts With Synergies and the Gross Revenue from Outbrain Standalone Forecasts.
(2)	Combined Company Revenue ex-TAC was calculated by adding the Revenue ex-TAC from the Teads Forecasts With Synergies and the Revenue ex-TAC from Outbrain Standalone Forecasts.
(3)
Combined Company Adjusted EBITDA (Unburdened by SBC) was calculated by adding the Adjusted EBITDA (Unburdened by SBC) from the Teads Forecasts With Synergies and the Adjusted EBITDA (Unburdened by SBC) from the Outbrain Standalone Forecasts.

(4)
Combined Company EBIT was calculated by subtracting from the Combined Company Adjusted EBITDA (Unburdened by SBC) (i) the combined depreciation & amortization costs from the Teads Forecasts With Synergies and the Outbrain Standalone Forecasts, (ii) the combined costs to achieve synergies from the Teads Forecasts With Synergies and the Outbrain Standalone Forecasts and (iii) the SBC from the Outbrain Standalone Forecasts, as adjusted in light of the Transaction.

(5)	Combined Company Net Operating Profit After Tax was calculated by subtracting cash taxes from the Combined Company EBIT.
(6)
Combined Company Unlevered Free Cash Flow was calculated by adding to the Combined Company Net Operating Profit After Tax the combined depreciation & amortization costs from the Teads Forecasts With Synergies and the Outbrain Standalone Forecasts and subtracting the (i) the combined capitalized software costs from the Teads Forecasts With Synergies and the Outbrain Standalone Forecasts; (ii) the combined other capital expenditures from the Teads Forecasts With Synergies and the Outbrain Standalone Forecasts; (iii) the combined changes in net working capital from the Teads Forecasts With Synergies and the Outbrain Standalone Forecasts; and (iv) payment-in-kind yield of the Series A Preferred Shares.

Financing of the Transaction
Overview
In order to secure financing to (i) pay a portion of the cash consideration required to be paid by Outbrain pursuant to the Share Purchase Agreement, (ii) pay fees and expenses related to the Transaction and (iii) with respect to the New Revolving Credit Facility, provide working capital for general corporate purposes on and after the Closing of the Transaction, Outbrain entered into the Commitment Letter with the Commitment Parties, pursuant to which the Commitment Parties have committed to provide (i) a $100 million senior secured revolving credit facility and (ii) a senior secured bridge facility in an aggregate principal amount of up to $750 million. The availability of the Facilities on the Closing Date is subject to the satisfaction or waiver by the Commitment Parties of certain customary closing conditions, including the completion of the Transaction; non-occurrence of a material adverse effect on Teads; the accuracy of certain representations by Outbrain under the credit documentation with respect to the Facilities and by Teads under the Share Purchase Agreement; delivery of certain financial statements of Outbrain and Teads; the termination of Outbrain’s revolving credit facility currently existing under the Second Amended and Restated Loan and Security Agreement, dated November 2, 2021, among Outbrain, Zemanta Holding USA Inc. and Zemanta Inc., as borrowers, and Silicon Valley Bank, a division of First Citizens Bank & Trust Company; and other conditions more fully set forth in the Commitment Letter.
New Revolving Credit Facility
In connection with the Transaction, Outbrain, as borrower, expects to enter into a senior secured revolving credit agreement (the “New Revolving Credit Agreement”) with Goldman Sachs Bank USA (acting through one or more of its branches or affiliates), as administrative agent and collateral agent, and certain other financial institutions as lenders, providing for a $100 million revolving credit facility (the “New Revolving Credit Facility”) with a letter of credit sub-limit of $10 million. The proceeds of the New Revolving Credit Facility may be used (i) on the Closing Date, to pay a portion of the cash consideration for, and the fees and expenses incurred in connection with, the Transaction in an amount not to exceed $20 million and (ii) after Closing, for working capital and general corporate purposes. The New Revolving Credit Facility will be a senior secured obligation of Outbrain and the guarantors under the New Revolving Credit Agreement; provided, that, with respect to application of proceeds from enforcement or distressed disposals of collateral, the New Revolving Credit Facility is expected to rank senior to the Bridge Facility and/or any Permanent Financing (as defined under “—Bridge Facility and Permanent Financing”) borrowed or issued in lieu of the Bridge Facility.
Borrowings under the New Revolving Credit Facility are expected to bear interest at a rate per annum equal to Term SOFR (to be defined and determined in accordance with the New Revolving Credit Agreement) plus 4.25%. In addition, the New Revolving Credit Facility is expected to accrue an unused commitment fee at a rate equal to 0.50% with a stepdown to 0.375% at a consolidated senior secured net leverage ratio that is 0.50x lower than such ratio as of the Closing Date. Outbrain is expected to be able to voluntarily repay amounts outstanding under, and may voluntarily reduce commitments made under, the New Revolving Credit Facility at any time without premium or penalty.
The New Revolving Credit Facility is expected to be scheduled to mature on the date that is five years following the Closing Date; provided that, in the event of any issuance or borrowing of any Permanent Financing with a scheduled maturity prior to the 91st day after the fifth anniversary of the Closing Date, the scheduled maturity of the New Revolving Credit Facility would be 91 days prior to the earliest scheduled maturity of such Permanent Financing, if, as of the date that is 91 days prior to the fifth anniversary of the Closing, such Permanent Financing is not refinanced with indebtedness that has a scheduled maturity that is later than the 91st day following the fifth anniversary of the Closing.
Outbrain’s obligations under the New Revolving Credit Facility are expected to be (i) initially guaranteed by the Issuer’s and Teads’ wholly owned direct and indirect material subsidiaries, subject to customary exclusions including, among other things, limitations or prohibitions on guarantees under local corporate benefit, financial assistance or other laws in the applicable jurisdictions, exclusions to the extent Outbrain determines there could reasonably be expected to be material and adverse tax consequences and exclusions to the extent Outbrain and the Administrative Agent agree the cost of obtaining such guarantee outweighs the benefit of such guarantee (such subsidiaries providing guarantees, collectively, the “Credit Facility Guarantors”), and (ii) within 90 days after the Closing Date (or on the Closing Date with respect to collateral in which security interests can be perfected by the filing of a UCC financing statement in the United States) secured on a shared first priority basis (subject to permitted liens) by substantially all assets of Outbrain and the Credit Facility Guarantors (including direct equity interests) in which a security interest may be granted and perfected pursuant to the laws of the applicable jurisdictions of organization of the Guarantors, subject in each case to certain exclusions.
The New Revolving Credit Agreement is expected to contain a number of affirmative and negative covenants, that among other things, will restrict, subject to certain exceptions, our ability and the ability of our restricted subsidiaries to:
•	incur or guarantee additional indebtedness;
•	pay dividends on, redeem or repurchase our capital stock;
•	make certain other restricted payments and investments;
•	create or incur certain liens;
•	impose restrictions on the ability of subsidiaries to pay dividends or other payments to Outbrain;
•	transfer or sell certain assets;
•	merge or consolidate with other entities; and
•	enter into certain transactions with affiliates.
Among the affirmative covenants expected in the New Revolving Credit Agreement will be the requirement for the borrowers’ obligations under the New Revolving Credit Facility to be guaranteed on a senior secured basis by subsidiaries of Outbrain accounting for a certain percentage of the consolidated EBITDA and assets of Outbrain, and a requirement for Outbrain to maintain a specified consolidated senior secured net leverage ratio. Such financial covenant is expected to be tested quarterly on a rolling 12-month basis with the first test date for the financial covenant to be in respect of the period ending on the last day of the second complete financial quarter following the Closing, provided that such covenant is only required to be tested if the New Revolving Credit Facility is at least 40% drawn.

The terms of the New Revolving Credit Facility have not been finalized and are subject to change based on a variety of factors (including finalization of the documentation for the New Revolving Credit Facility).
Bridge Facility and Permanent Financing
The Transaction will include $750 million of financing consisting of either (A) the borrowing by OT Midco, Inc., a Delaware corporation and wholly owned subsidiary of Outbrain to be formed after the date hereof (“Midco”), of a term loan (the “Term Loan”) and/or the issuance by Midco of senior secured debt securities (together with the Term Loan, collectively, the “Permanent Financing”) or (B) to the extent Midco does not issue the Permanent Financing on or before the time the Transaction is consummated, a borrowing by Midco of loans (the “Bridge Loans”) under a senior secured 364-day bridge loan facility in an aggregate principal amount equal to $750 million minus the amount of gross proceeds from the Permanent Financing available to Midco on the Closing Date to consummate the Transaction. The availability of the Bridge Facility on the Closing Date is subject to the conditions precedent set forth in the Commitment Letter and the terms of the Bridge Facility will be consistent with the terms set forth in Annex B to the Commitment Letter, which was included as exhibit 10.7 to Outbrain’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2024, filed with the SEC on August 8, 2024.
If funded, the Bridge Loans will mature and be payable in full on the date that is 364 days after the Closing Date; provided that Midco may elect to extend such maturity date by an additional 12 months to the extent that, as of the date of such election (i) no event of default has occurred and is continuing, (ii) all representations and warranties under the documentation in respect of the Bridge Facility (the “Bridge Facility Documentation”) are true and correct in all material respects (provided that any representation or warranty that is qualified by materiality or material adverse effect shall be true and correct in all respects) and (iii) Midco shall have paid certain extension fees set forth in the Commitment Letter. The Bridge Facility Documentation will contain representations and warranties, covenants, events of default and guarantee and collateral requirements that are generally consistent with those of the New Revolving Credit Facility, subject to certain differences described in the Commitment Letter, including additional provisions regarding mandatory prepayments of the Bridge Loans with the proceeds of debt financings and asset dispositions and further restrictions on the incurrence of debt, liens and restricted payments.
Though Outbrain expects to seek Permanent Financing in lieu of the Bridge Facility, the terms of such Permanent Financing, if any, will be subject to market conditions, and there can be no assurances that any Permanent Financing will be available on terms that are favorable to Outbrain, if at all.
Certificate of Designation of Series A Preferred Shares
As part of the consideration to be paid to Altice Teads at Closing, Outbrain will issue to Altice Teads 10.5 million Series A Preferred Shares. At or prior to Closing, Outbrain will file the Certificate of Designation with the Secretary of State of the State of Delaware designating the rights, preferences and limitations of the Series A Preferred Shares. The following summary describes the rights, preferences and limitations of the Series A Preferred Shares and is qualified in its entirety by reference to the Certificate of Designation, the form of which is included as Annex G and incorporated herein in its entirety. Stockholders and other interested parties are urged to read the Certificate of Designation in its entirety prior to voting on the proposals presented at the special meeting.
Designations
A total of 10.5 million shares will be designated as Series A Preferred Shares, each with a par value of $0.001 per share.
Dividends
Holders of Series A Preferred Shares shall be entitled to receive in respect of each Series A Preferred Share cumulative dividends accruing on a quarterly basis at a rate of 10% per annum, payable annually in cash or by accrual to the liquidation preference of such Series A Preferred Share, at Outbrain’s option.

Ranking
The Series A Preferred Shares shall rank, in respect of dividend rights and in respect of any distribution upon any liquidation event, senior in priority of payment to all Common Stock and to each other class or series of capital stock of Outbrain, the terms of which expressly provide that such class or series ranks junior to the Series A Preferred Shares as to payment of dividends and distributions upon any liquidation event.
Until the Series A Preferred Shares have in their entirety been redeemed or converted into Common Stock, no dividends or distributions on, or repurchases or redemptions of, other capital stock of Outbrain shall be made, paid or declared by Outbrain (subject to limited exceptions for share repurchases in the ordinary course of business that are not structured as tender or exchange offers).
Liquidation and Liquidation Preference
The initial liquidation preference of the Series A Preferred Shares will be $10.00 per share (subject to adjustment in the event of a stock dividend, stock split, stock distribution recapitalization or combination with respect to the Series A Preferred Shares).
In the event of any voluntary or involuntary winding-up, liquidation or dissolution of Outbrain, holders of Series A Preferred Shares shall be entitled to receive in full a liquidating distribution in cash and in the amount per share equal to the greater of (i) the then-current liquidation preference, plus accrued and unpaid dividends and (ii) the amount such holder would have received had such holder converted such Series A Preferred Shares into Common Stock immediately prior to such winding-up, liquidation or dissolution.
If the assets of the combined company are not sufficient to pay any amounts to which the holders of the Series A Preferred Shares are entitled, then the entire assets to be distributed shall be ratably distributed among such holders on a pro rata basis in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.
In the event of the sale or disposition of all or substantially all of the assets of Outbrain that is not followed by a dissolution of Outbrain or distribution of the net proceeds in accordance with the liquidation preferences described above, within 45 days following such sale or disposition, Outbrain shall redeem each Series A Preferred Share in exchange for payment in cash of an amount equal to the greater of (i) the then-current liquidation preference, plus accrued and unpaid dividends, and (ii) the amount such holder would have received had such holder converted such Series A Preferred Shares into Common Stock immediately prior to such sale or disposition.
Redemption
Outbrain may elect at any time to redeem any or all of the Series A Preferred Shares upon written notice not less than 15 business days and not more than 45 business days before any date of redemption in cash at the then-current liquidation preference, plus accrued and unpaid dividends, subject to payment of certain premiums if such redemption occurs prior to the five-year anniversary of the issuance of the Series A Preferred Shares (the date of such issuance, the “Issuance Date”).
The applicable redemption price will be calculated as follows if a redemption occurs prior to the five-year anniversary of the Issuance Date. If the redemption occurs prior to the third anniversary of the Issuance Date, the redemption price will equal the then-current liquidation preference, plus (a) an amount equal to the sum of all accrued and unpaid regular dividends for the then-current dividend period and (b) the aggregate amount of all regular dividends (assuming all such dividends were paid in cash and not compounded) that would otherwise accrue from the redemption date through (and including) the third anniversary of the Issuance Date. Where the redemption date occurs on or after the third anniversary of the Issuance Date and prior to the fourth anniversary of the Issuance Date, the redemption price will be 110% of the then-current liquidation preference, plus an amount equal to the sum of all accrued and unpaid regular dividends for the then-current dividend period. Lastly, if the redemption occurs on or after the fourth anniversary of the Issuance Date and prior to the fifth anniversary thereof, the redemption price will be 105% of the then-current liquidation preference as of the redemption date, plus an amount equal to the sum of all accrued and unpaid regular dividends for the then-current dividend period.
If Outbrain redeems less than all of the Series A Preferred Shares at any time, the Series A Preferred Shares of all holders will be redeemed on a pro rata basis in proportion to the aggregate then-current liquidation preference of all

Series A Preferred Shares held by each holder. On the redemption date, Outbrain will deposit funds with each holder sufficient to pay the redemption price of all Series A Preferred Shares to be redeemed on that redemption date for such holder. Dividends will cease to accrue on any Series A Preferred Shares called for redemption.
Optional Conversion
Subject to certain procedures and limitations, each holder of Series A Preferred Shares shall have the right, at any time at such holder’s option, to convert all or a part of such holder’s Series A Preferred Shares into the number of shares of Common Stock equal to the quotient obtained by dividing (i) (a) the then-current liquidation preference for the Series A Preferred Shares subject to conversion, plus (b) an amount equal to the sum of all accrued and unpaid dividends for the then-current dividend period, by (ii) the then-current conversion price, in each case, as of immediately before the close of business on the relevant conversion date.
The Series A Preferred Shares will have an initial conversion price of $10.00 per share, subject to customary anti-dilution adjustments.
Forced Conversion
Commencing on the second anniversary of the issuance of the Series A Preferred Shares, subject to (i) the Common Stock then being listed on either The Nasdaq Stock Market or the New York Stock Exchange and (ii) the last reported sale price per share of Common Stock on either such stock exchange exceeding $14 for 20 trading days in the 30 consecutive trading day period immediately prior to the issuance of the relevant conversion notice, Outbrain may elect to automatically convert all, or any whole number of the Series A Preferred Shares that is greater than 10% of the number of the Series A Preferred Shares then outstanding, of each holder’s Series A Preferred Shares into the number of shares of Common Stock equal to the quotient obtained by dividing (i) the then-current liquidation preference for such Series A Preferred Shares subject to conversion, plus an amount equal to the sum of all accrued and unpaid dividends for the then-current dividend period, by (ii) the relevant conversion price, in each case, as of immediately before the close of business on the relevant conversion date.
Conversion Blocker
The Series A Preferred Shares shall, under certain circumstances, be subject to deduction of dividends and forfeiture for no consideration for purposes of satisfying Altice Teads’ indemnification obligations under the Share Purchase Agreement. Accordingly, for a period of 12 months following the Closing of the Transaction, no holder of Series A Preferred Shares shall elect to convert their Series A Preferred Shares into Common Stock if after the conversion they would hold Series A Preferred Shares having an aggregate liquidation preference of less than $25 million (the “Holdback Amount”), subject to certain exceptions. The Holdback Amount is to remain available for satisfaction of any obligations of indemnification arising under the Share Purchase Agreement. In the event that any claims for losses remain outstanding as of the end of the initial 12-month period, such period will be extended until such time as such claims have been resolved or satisfied in accordance with the Share Purchase Agreement. During the extension period, the Holdback Amount shall be a number of Series A Preferred Shares having a then-current liquidation preference equal to the lesser of (i) $25 million and (ii) the aggregate amount of all losses claimed in claim notices that (a) were pending and unresolved as of the end of the initial 12-month period and (b) remain unresolved as of such date. For more information, please see the section titled “The Share Purchase Agreement—Indemnification.”
Merger or Reorganization
If there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving Outbrain in which the Common Stock (but not the Series A Preferred Shares) is converted into or exchanged for securities, cash or other property that does not constitute a change of control (a “Reorganization Event”), then, following any such Reorganization Event, each Series A Preferred Share shall remain outstanding and thereafter be convertible, in lieu of shares of Common Stock into which it was convertible prior to such Reorganization Event, into the kind and amount of securities, cash or other property of which a holder of the number of shares of Common Stock issuable upon conversion of such Series A Preferred Share immediately prior to such Reorganization Event would have been entitled to receive pursuant to such transaction. In such case, appropriate adjustment (as determined in good faith by the Outbrain Board) shall be made with respect to the rights and interests thereafter of the holders of such Series A Preferred Shares, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of such Series A Preferred Shares, subject to certain exceptions.
If a change of control occurs while any Series A Preferred Shares remain outstanding, then if the price per share of Common Stock in the change of control is less than or equal to the conversion price, Outbrain shall either (i) redeem in cash all of the Series A Preferred Shares for the cash value that the holders would receive in a redemption occurring immediately prior to the closing of such change of control or (ii) cause all outstanding Series A Preferred Shares to be automatically converted to Common Stock at the conversion price, in which case such Common Stock would receive the same consideration as all other Common Stock, subject to certain adjustments, if necessary.
If the price per share of Common Stock in the change of control is greater than the conversion price, then Outbrain shall either (a) cause the Series A Preferred Shares to be redeemed in cash at the value of consideration that would have been payable in the change of control in respect of such Series A Preferred Shares had they been converted into shares of Common Stock immediately prior to the closing of such change of control or (b) cause the holders to receive (i) a portion of the consideration per share payable in such change of control in a cash amount equal to the amount such holders would receive if the Series A Preferred Shares were redeemed at the closing of such change of control, plus (ii) additional consideration per share, in the same form of consideration payable to other holders of Common Stock in such change of control, equal to the excess in value of (x) the consideration payable in respect of the Series A Preferred Shares were they to have been converted at the conversion price immediately prior to the closing of the change of control, minus (y) the value of the consideration paid pursuant to the foregoing clause (i). Any such consideration shall be paid to the holders entitled thereto on a pro rata basis.
Transfer
A holder of Series A Preferred Shares may transfer any Series A Preferred Share as detailed in the Certificate of Designation. Following a transfer, the issuance of new share certificates (if any) will be made without charge to the holder of the Series A Preferred Shares, and Outbrain shall pay for any cost incurred by it in connection with such issuance.
The Series A Preferred Shares will also be subject to restrictions on transfer under applicable securities laws and the terms of the Stockholders Agreement, as described in more detail in the sections titled “The Transaction—Federal Securities Law Consequences; Transfer of Shares” and “Agreements Related to the Transaction—Stockholders Agreement.”
Voting Rights
The Series A Preferred Shares shall be entitled to vote on any matters presented to the holders of Outbrain capital stock together with holders of Common Stock (and not as a separate class). The holders of Series A Preferred Shares shall participate in such vote on an as-converted basis as if the Series A Preferred Shares were converted into shares of Common Stock as of the close of business on the record date for the determination of holders of Common Stock entitled to vote. In addition to any other voting required by applicable law or the Certificate of Incorporation of Outbrain, for so long as any Series A Preferred Shares are outstanding, the affirmative vote or consent of the holders of at least a majority of the outstanding Series A Preferred Shares, voting separately as a single class, will be required (i) to amend, alter or repeal any provision of the Certificate of Designation, (ii) to amend, alter or repeal any provision of Outbrain’s Certificate of Incorporation or bylaws if such amendment would have an adverse effect on the powers, preferences, privileges or rights of the holders of Series A Preferred Shares, other than an amendment of a provision of the Certificate of Incorporation or the bylaws of Outbrain that affects all stockholders of Outbrain in the same manner, (iii) to authorize, create, issue or increase the authorized amount of any class or series of stock the terms of which expressly provide that such class or series of stock ranks senior to or pari passu with the Series A Preferred Shares as to payment of dividends or distributions of assets upon a liquidation event or any obligation or security convertible into, exchangeable for or evidencing a right to purchase any such class or series of stock, (iv) to reclassify any Outbrain authorized stock into any such class or series of stock, or any obligation or security convertible into, exchangeable for or evidencing a right to purchase any such class or series of stock or (v) for any increase or decrease in the authorized number of Series A Preferred Shares or issuance of Series A Preferred Shares after date of first issuance.

Interests of the Outbrain Directors and Executive Officers in the Transaction
Outbrain’s stockholders should be aware that members of the Outbrain Board and executive officers of Outbrain have interests in the Transaction that may be different from, or in addition to, those of Outbrain’s stockholders generally.
These interests include that each of Outbrain’s directors and executive officers are expected to continue, immediately following the consummation of the Transaction, as directors or executive officers of the combined company. The Outbrain Board may also consider new or amended employment arrangements or compensatory awards to the Outbrain executive officers to reward the Outbrain executive officers for the significant expanded work undertaken in connection with the Transaction and/or incentivize them in connection with their roles at the combined company going forward. As of the date of this proxy statement, Outbrain has not entered into any such arrangements and the Transaction is not conditioned upon any such arrangements.
In addition, certain of Outbrain’s directors and officers are entitled to registration rights under an investors’ rights agreement, which is expected to be amended and restated prior to the Closing of the Transaction. For more information, please see the section titled “Agreements Related to the Transaction—Registration Rights Agreement and Amended and Restated Investors’ Rights Agreements.”
Executive Officers of the Combined Company Following the Transaction
Immediately following the Closing of the Transaction, Bertrand Quesada and Jeremy Arditi, current Co-Chief Executive Officers of Teads, will serve as Co-Presidents of the combined company. Outbrain’s current executive officers are expected to continue as executive officers of the combined company, with such additional officers as may be appointed by the combined company.
Directors of the Combined Company Following the Transaction
The current directors of Outbrain are expected to continue after the consummation of the Transaction as directors of the combined company. If the Transaction is consummated, the number of directors on the combined company board of directors shall be increased by two (for a total of 10 directors as of the Closing), and two persons designated by Altice Teads (one of which shall be unaffiliated with Altice Teads and shall qualify as an independent director pursuant to the requirements of the Nasdaq Stock Market, subject to certain exceptions) shall be appointed to the Outbrain Board.
In addition, pursuant to the Stockholders Agreement: (i) until Altice Teads and its affiliates cease to hold at least 25% of the total voting power of the outstanding capital stock of Outbrain on an as-converted basis, Altice Teads shall have the right to nominate two directors to the Outbrain Board (one of which shall be unaffiliated with Altice Teads and shall qualify as an independent director pursuant to the requirements of the Nasdaq Stock Market, subject to certain exceptions) and (ii) for so long as Altice Teads and its affiliates hold at least 10% (but less than 25%) of the total voting power of the outstanding capital stock of Outbrain on an as-converted basis, Altice Teads shall have the right to nominate one director to the Outbrain Board. Additionally, commencing on the three-year anniversary of the Closing, Altice Teads shall have the right to nominate three directors until such time as it and its affiliates cease to own at least 30% of the total voting power of the outstanding capital stock of Outbrain, on an as-converted basis (two of which shall be unaffiliated with Altice Teads and shall qualify as independent directors pursuant to the requirements of the Nasdaq Stock Market, subject to certain exceptions). For more information regarding Altice Teads’ right to nominate directors to the Outbrain Board, please see the section titled “Agreements Related to the Transaction—Stockholders Agreement.”
Regulatory Approvals Required for the Transaction
Under the Share Purchase Agreement, the respective obligations of the parties thereto to complete the Transaction are subject to obtaining certain regulatory approvals, including the expiration or termination of applicable waiting periods under the HSR Act. Outbrain and Altice Teads made the filings required under the HSR Act on August 16, 2024, and the initial 30-day waiting period expired at 11:59 p.m. Eastern Time on September 16, 2024.
Additionally, the parties to the Share Purchase Agreement are required to obtain the applicable approvals of the competition agencies in France, Germany, the United Kingdom, Israel and Turkey and foreign direct investment authorities in France and Slovenia. As of the date of this proxy statement, the parties have obtained the applicable approvals of the competition agencies in Germany and Turkey and foreign direct investment authority in Slovenia.

Although we expect that all required regulatory clearances and approvals will be obtained, we cannot assure you that these regulatory clearances and approvals will be obtained or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions on the completion of the Transaction. In addition, we cannot assure you as to the timing of any such clearances or approvals. For a more complete description of the conditions required to complete the Transaction, please see the section titled “The Share Purchase Agreement—Conditions to Closing.”
Federal Securities Law Consequences; Transfer of Shares
The Acquisition Shares to be issued to Altice Teads as consideration in the Transaction will be issued in transactions exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act and may not be offered or sold by the holders of those shares absent registration or an applicable exemption from the registration requirements. As a general matter, holders of such shares will not be able to transfer any of their shares until at least six months after receiving such shares, which is when the shares would first be eligible to be sold under Rule 144 promulgated under the Securities Act, assuming the conditions thereof are otherwise satisfied.
Prior to Closing, Altice Teads and Outbrain will enter into the Registration Rights Agreement, pursuant to which Outbrain will provide customary demand and piggyback registration rights to the holders of Altice Registrable Securities, which includes, among other things, all shares of Common Stock held by Altice Teads immediately following Closing and all shares of Common Stock issuable upon conversion of the Series A Preferred Shares. For more information, please see the section titled “Agreements Related to the Transaction—Registration Rights Agreement and Amended and Restated Investors’ Rights Agreements.”
Material U.S. Federal Income Tax Consequences of the Transaction
There are no material U.S. federal income tax consequences to Outbrain’s stockholders that will result from the issuance of the Acquisition Shares in the Transaction.
Anticipated Accounting Treatment
The Transaction will be accounted for under the acquisition method of accounting for business combinations in accordance with ASC 805, with Outbrain considered as the accounting acquirer and Teads as the accounting acquiree. Outbrain will measure the assets acquired and liabilities assumed at their fair values as of the Closing Date, with any excess of the value of the Total Consideration paid over those fair values being recorded as goodwill.
Legal Proceedings
Between October 9, 2024 and October 31, 2024, Outbrain received three demand letters from purported stockholders of Outbrain alleging disclosure deficiencies in the preliminary proxy statement filed by Outbrain on October 4, 2024. The demand letters demand that Outbrain and the Outbrain Board issue corrective disclosures. Outbrain believes that the disclosures set forth in the preliminary proxy statement comply with applicable law and that the allegations asserted in the demand letters are without merit. Additional demand letters or lawsuits relating to the Transaction may also be received and/or filed in the future.
Appraisal Rights and Dissenters’ Rights
Outbrain’s stockholders are not entitled to appraisal rights or dissenters’ rights in connection with the Transaction or any of the matters to be voted on at the special meeting.

THE SHARE PURCHASE AGREEMENT
The following section summarizes material provisions of the Share Purchase Agreement, which is included in this proxy statement as Annex A and is incorporated by reference herein in its entirety. The summary of the material provisions of the Share Purchase Agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the Share Purchase Agreement. This summary does not purport to be complete and may not contain all of the information about the Share Purchase Agreement that is important to you. The rights and obligations of Outbrain, Altice Teads and Teads are governed by the Share Purchase Agreement and not by this summary or any other information contained in or incorporated by reference into this proxy statement. Outbrain stockholders are urged to read the Share Purchase Agreement carefully and in its entirety, as well as this proxy statement and the information incorporated by reference into this proxy statement, before making any decisions regarding the Share Purchase Agreement and the Transaction contemplated thereby.
Explanatory Note Regarding the Share Purchase Agreement
The Share Purchase Agreement contains customary representations and warranties by Outbrain and Altice Teads, made solely for the benefit of the other parties for purposes of the Share Purchase Agreement. The representations, warranties and covenants made in the Share Purchase Agreement by each of the respective parties were qualified and subject to important limitations agreed to by Outbrain, Altice Teads and Teads in connection with negotiating the terms of the Share Purchase Agreement. In particular, in your review of the representations and warranties contained in the Share Purchase Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the Share Purchase Agreement may have the right not to consummate the Transaction if the representations and warranties of the other party or parties, as applicable, prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the Share Purchase Agreement, rather than establishing matters as facts about Outbrain, Altice Teads or Teads or any other person at the time they were made or otherwise. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to stockholders and reports and documents filed with the SEC and were qualified by the matters contained in the confidential disclosure statements that certain of the parties delivered in connection with the Share Purchase Agreement and certain documents filed with the SEC. Moreover, information concerning the subject matter of the representations and warranties does not purport to be accurate as of the date of this proxy statement, and may have changed since the date of the Share Purchase Agreement. Accordingly, the representations and warranties and other provisions of the Share Purchase Agreement should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement and in the documents incorporated by reference into this proxy statement. For more information, please see the section titled “Where You Can Find More Information.”
Capitalized terms that appear in this summary and are not defined herein have the respective meanings assigned to them in the Share Purchase Agreement.
Structure of the Transaction
Subject to the terms and conditions set forth in the Share Purchase Agreement, (i) at the Closing but immediately prior to the transactions contemplated by clause (ii), Teads shall sell, assign, transfer, convey and deliver to certain subsidiaries of Outbrain all legal and beneficial right, title and interest in all of the issued and outstanding equity interests of the applicable subsidiaries of Teads and (ii) at the Closing, Altice Teads shall sell, assign, transfer, convey and deliver to Outbrain or the applicable subsidiary of Outbrain all legal and beneficial right, title and interest in 1,250,327,500 ordinary shares, with a nominal value of one Euro cent (€0.01) per share, of Teads (the “Teads Shares”), free and clear of any encumbrances (other than any encumbrance imposed at the Closing by action, or on behalf, of Outbrain or any of its affiliates), and Outbrain shall purchase and acquire the Teads Shares from Altice Teads for the consideration described in the section titled “The Share Purchase Agreement—The Transaction and Purchase Price Consideration and Adjustments.”

The Transaction and Purchase Price Consideration and Adjustments
Outbrain has agreed, on the terms and subject to the conditions set forth in the Share Purchase Agreement, to purchase from Altice Teads all of the issued and outstanding equity interests of Teads. Specifically, Outbrain or one of its subsidiaries will purchase and acquire all of the issued and outstanding share capital of Teads from Altice Teads, for an aggregate consideration, without interest and less taxes withheld, as follows: (i) a cash payment of $725 million, subject to customary adjustments, (ii) 35 million newly issued shares of Common Stock and (iii) 10.5 million newly issued Series A Preferred Shares.
The Share Purchase Agreement provides for a post-closing adjustment, which may be positive or negative, to account for any difference between (a) the estimated amounts of Teads’ cash, indebtedness, transaction expenses and net working capital (relative to a specified target) as estimated prior to the Closing Date for purposes of determining the cash amount to be paid to Altice Teads at the Closing, and (b) the actual amounts of such items as of the Closing.
Additionally, Altice Teads will be entitled to the Deferred Payment in an amount equal to $25 million, payable after the Closing in one or more installments to the extent that these payments comply with the covenants under the debt financing agreements that will be entered into by Outbrain in connection with the Transaction (including the New Revolving Credit Agreement, the Bridge Facility and/or any Permanent Financing). Except as described below, the Deferred Payment will not bear any interest and will not be subject to any linkage, index or any adjustments.
Within 10 business days following the combined company’s approval of its quarterly financial statements for each fiscal quarter following the Closing, the combined company must deliver to Altice Teads a determination of the amount (if any) of the Deferred Payment it is then permitted to make. Each such determination amount will become final on the 45th calendar day following delivery to Altice Teads, subject to any disagreement by Altice Teads with the determination amount and customary dispute resolution provisions set forth in the Share Purchase Agreement.
If any portion of the Deferred Payment has not been paid (the unpaid portion of the Deferred Payment as of any date, the “Unpaid Deferred Payment”) by the third anniversary of the Closing, then the Deferred Payment: (i) shall automatically be increased by an amount equal to 0.5 multiplied by the then-outstanding amount of the Unpaid Deferred Payment, which amount is not permitted to exceed $37.5 million; and (ii) such adjusted Deferred Payment will begin accruing interest on the outstanding balance of the Deferred Payment (subject to deductions) at a rate of 10% per annum, compounded annually. If any portion of the Deferred Payment (as so adjusted) has not been paid by the sixth anniversary of Closing, then Altice Teads shall have the right to demand payment of the unpaid amount regardless of whether such amount is permitted to be paid under the combined company’s Debt Financing Agreements, and such amount must be paid promptly but within no more than two business days.
The Deferred Payment will be subordinated to all senior debts and obligations of the combined company, including in respect of any debt financing contemplated by the Debt Financing Letter, Alternative Financing (each as defined herein) or Anticipated Financing (as defined in the Share Purchase Agreement), and shall rank pari passu with all other unsecured debts thereof.
The Share Purchase Agreement also provides that, during the 12 months following the Closing, in the event that certain restricted cash is distributed by Teads’ subsidiaries to Teads or Outbrain and those subsidiaries incur certain distribution costs relating to such restricted cash that exceeds the amount of such distribution costs as reflected in the calculation of the cash consideration to be paid at Closing (the “Final Closing Cash Consideration”), then Outbrain may seek reimbursement from Altice Teads for such excess amount. In addition, within 90 days following the closing of the statutory accounts of Teads and its subsidiaries for the fiscal year ended December 31, 2024 or 2025, depending on the Closing Date, Outbrain has agreed to provide Altice Teads with a statement setting forth its calculation of the net encumbered cash (which is certain cash of Teads and its subsidiaries that is subject to restrictions on distribution pending completion of their statutory accounts and determination of the amount of distributable reserves held by Teads or its applicable subsidiary), as calculated under the formula described in the Share Purchase Agreement. If the final net encumbered cash amount is higher than the net encumbered cash included in the calculation of the Final Closing Cash Consideration, Outbrain is obligated to pay Altice Teads the difference. If the net encumbered cash is lower than the amount of net encumbered cash included in the calculation of the Final Closing Cash Consideration, then the amount of the deficiency is to be set off against the Deferred Payment, deducted from any then accrued dividend or other distribution that is due and payable in respect of the Series A Preferred Shares or satisfied by forfeiture of Series A Preferred Shares.

Closing of the Transaction
The Share Purchase Agreement provides that, unless another date is agreed to in writing by Outbrain and Altice Teads, the Closing will take place no later than the fifteenth business day after the satisfaction or waiver of the conditions to the Closing contained in the Share Purchase Agreement. Altice Teads may shorten such period by delivering written notice to Outbrain at least five business days prior to the end of such period as so reduced; however, any shorter period must be a minimum of at least ten business days. In addition, unless the Closing is scheduled to occur on the first business day of a calendar month, each of Outbrain and Altice Teads has the right to postpone the Closing until the first business day following the last day of the calendar month in which the Closing would otherwise occur (but not past the Termination Date and taking into account any election by Altice Teads to shorten the fifteen business day period described in the previous sentence).
At the Closing, among other things, Outbrain shall (i) deliver to Altice Teads a cash amount equal to the estimated closing cash consideration and (ii) issue the Acquisition Shares in the name of Altice Teads.
Tax Withholding
Each portion of the total consideration payable or issuable pursuant to the Share Purchase Agreement will be made net of any taxes required by applicable law to be deducted and withheld from such payment, and any amounts deducted or withheld from such payment shall be remitted to the applicable governmental authority and considered as having been paid for the purposes of the Share Purchase Agreement. Outbrain must provide Altice Teads 15 days of advance notice of such deduction. In the event that Altice Teads objects to any such withholding or deduction, Outbrain shall cooperate with Altice Teads to reduce or otherwise eliminate any such deduction or withholding as permitted by applicable law.
Any amount required to be withheld under the Share Purchase Agreement, whether such withholding relates to cash consideration or equity consideration, will first be funded through a reduction from any portion of cash consideration that was to be paid to such recipient on the Closing Date. Additionally, to the extent there is insufficient cash to permit this withholding, the withholding will be funded through the forfeiture or sale of the portion of the Common Stock that would otherwise be deliverable to such recipient to enable the applicable payor to comply with applicable deduction or withholding requirements.
Representations and Warranties
The Share Purchase Agreement contains customary representations and warranties by Outbrain and Altice Teads (relating to itself and with respect to Teads) that are subject, in some cases, to exceptions and qualifications (including exceptions and qualifications related to knowledge, materiality or a “material adverse effect” on the applicable party, as discussed further below).
In particular, the Share Purchase Agreement contains representations and warranties made by Altice Teads, including in relation to: (1) due organization, valid existence, solvency and qualification to do business; (2) corporate power, authority and enforceability of the Share Purchase Agreement; (3) absence of governmental approvals, except for any filings required to be made under the HSR Act and other applicable antitrust laws or FDI Laws (as defined in the Share Purchase Agreement); (4) absence of certain conflicts with organizational documents, other obligations or applicable laws; (5) absence of any other beneficial holders of the Teads Shares, and valid title, ownership, authority and power to transfer the Teads Shares to Outbrain free of any encumbrances; (6) absence of certain legal proceedings, except as would not reasonably be expected, individually or in the aggregate, to have an Altice Teads Material Adverse Effect (as defined herein); (7) investment representations, in particular with respect to the Acquisition Shares; (8) transfer restrictions with respect to the Acquisition Shares; (9) independent investigation and absence of additional representations; (10) broker’s fees and expenses; and (11) no ownership of Common Stock.
The Share Purchase Agreement further contains representations and warranties made by Altice Teads with respect to Teads and its subsidiaries, including in relation to: (1) due organization, valid existence, solvency, good standing and qualification to do business; (2) minute books and organizational documents; (3) corporate power, authority and enforceability of the Share Purchase Agreement; (4) absence of governmental approvals, except for any filings required to be made under the HSR Act and other applicable antitrust laws or FDI Laws; (5) absence of certain conflicts with organizational documents, other obligations or applicable laws; (6) capitalization; (7) Teads’ subsidiaries; (8) financial information; (9) absence of undisclosed liabilities; (10) absence of certain changes or events; (11) compliance with applicable laws; (12) customs and trade laws, anti-bribery and corruption, anti-money laundering and sanctions compliance; (13) possession of and compliance with required permits; (14) absence of certain legal proceedings and governmental orders; (15) employee benefit plans; (16) labor and employment matters; (17) insurance matters; (18) real property and title to assets; (19) intellectual property, information technology, data protection and privacy; (20) artificial intelligence; (21) material contracts; (22) tax matters; (23) environmental, health and safety matters; (24) material contracts; (25) purchasers and users of Teads’ products, along with advertisers, publishers and suppliers; (26) absence of critical technology; (27) broker’s fees and expenses; (28) affiliated party contracts; (29) accuracy and completeness of information supplied in this proxy statement; and (30) absence of additional representations.
The Share Purchase Agreement includes representations and warranties by Outbrain, including in relation to: (1) due organization, valid existence, good standing and qualification to do business; (2) corporate power and authority and enforceability of the Share Purchase Agreement; (3) absence of certain conflicts with organizational documents, other obligations and applicable laws; (4) governmental approvals, except for any filings required to be made under the HSR Act and other applicable antitrust law or FDI Law; (5) valid issuance of Common Stock and Series A Preferred Shares comprising the Acquisition Shares in connection with the Transaction; (6) capitalization; (7) SEC filings and financial statements of Outbrain; (8) compliance with applicable laws; (9) customs and trade laws, anti-bribery and corruption, anti-money laundering and sanctions compliance; (10) possession of and compliance with required permits; (11) absence of certain legal proceedings and governmental orders; (12) listing of Common Stock on the Nasdaq Global Select Market and the absence of any delisting notice; (13) material contracts; (14) financing in connection with the Transaction, including delivery of the debt commitment letter and the existence, validity and enforceability thereof; (15) absence of other debt financing; (16) the absence of any financing condition to the Transaction under the Share Purchase Agreement; (17) broker’s fees and expenses; (18) investment intent and accredited investor status; (19) accuracy and completeness of information supplied in this proxy statement; (20) absence of critical technology; and (21) independent investigation, non-reliance and absence of additional representations.
Many of the representations and warranties in the Share Purchase Agreement are qualified by a “materiality” or “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct would be material to or have a material adverse effect with respect to the relevant party).
As used in this proxy statement, a “Purchaser Material Adverse Effect” means any event, change, occurrence or effect that, individually or in the aggregate, has had or would reasonably be expected to have (a) a material adverse effect on the business, assets, condition (financial or otherwise), operations or results of operations of Outbrain or its subsidiaries, taken as a whole, other than any event, change, occurrence or effect resulting from or arising out of (i) general changes or developments in any of the major industries or markets in which Outbrain or its subsidiaries operate, (ii) changes in regional, national or international political, economic or regulatory general market conditions or in national or international financial or banking markets (including changes in general interest or currency exchange rates, fiscal policy or inflation), (iii) cyberattack or computer, network or system hacking, any outbreak or escalation of hostilities or any acts of war or terrorism, regional, national or international calamity, crisis or emergency, or any governmental response to any of the foregoing, (iv) natural disasters or calamities, including volcanoes, tsunamis, pandemics, epidemics, disease outbreaks or other public health conditions, earthquakes, floods, hurricanes, wildfires, blackouts, tornadoes or other natural disasters, force majeure events or other comparable events, or any worsening of the foregoing, (v) changes in any applicable laws, U.S. GAAP, IFRS or other applicable accounting regulations or principles or interpretations thereof, (vi) the negotiation, execution, announcement, pendency or consummation of the Share Purchase Agreement and the transactions contemplated hereby, including the direct impact thereof on (including loss or impairment of) relationships, contractual or otherwise, with customers, employees, distributors, suppliers and regulators or (vii) the taking of any action required or expressly contemplated by, or failure to take any action due to, the express terms of the Share Purchase Agreement or with the written consent of or at the written direction of Altice Teads or Teads; provided, however, in the case of the first five exclusions above, in the event that Outbrain and its subsidiaries, taken as a whole, are disproportionately affected by such event, development or change relative to other participants in the industries in which Outbrain and its subsidiaries operate, the extent (and only the extent) of such adverse effect, relative to such other participants, on Outbrain or any subsidiary thereof may be taken into account in determining whether there has been a Purchaser Material Adverse Effect, or (b) a material adverse effect on the ability of Outbrain to perform its obligations under the Share Purchase Agreement, or that would reasonably be expected to prevent or materially impede, hinder or delay the consummation by Outbrain of the transactions contemplated hereby.

As used in this proxy statement, a “Material Adverse Effect” with respect to Teads and its subsidiaries means any event, change, occurrence or effect that, individually or in the aggregate, has had or would reasonably be expected to have (a) a material adverse effect on the business, assets, condition (financial or otherwise), operations or results of operations of Teads and its subsidiaries, taken as a whole, or (b) a material adverse effect on the ability of Teads to perform its obligations under the Share Purchase Agreement, or that would reasonably be expected to prevent or materially impede, hinder or delay the consummation by Teads of the transactions contemplated by the Share Purchase Agreement. However, with respect to clause (a), any event, change, occurrence or effect resulting from the following or arising out of any of the following will not be deemed to constitute, or be taken into account in determining whether there has occurred, a Material Adverse Effect with respect to Teads and its subsidiaries:
•	general changes or developments in any of the major industries or markets in which Teads or its subsidiaries operate;
•
changes in regional, national or international political, economic or regulatory general market conditions or in national or international financial or banking markets (including changes in general interest or currency exchange rates, fiscal policy or inflation);

•
cyberattack or computer, network or system hacking, any outbreak or escalation of hostilities or any acts of war or terrorism, regional, national or international calamity, crisis or emergency or any governmental response to any of the foregoing;

•
natural disasters or calamities, including volcanoes, tsunamis, pandemics, epidemics, disease outbreaks or other public health conditions, earthquakes, floods, hurricanes, wildfires, blackouts, tornadoes or other natural disasters, force majeure events or other comparable events, or any worsening of the foregoing;

•	changes in any applicable laws, International Financial Reporting Standards or other accounting regulations or principles or interpretations thereof;
•
the negotiation, execution, announcement, pendency, or consummation of the Share Purchase Agreement and the transactions contemplated thereby, including the direct impact thereof on (including loss or impairment of) relationships, contractual or otherwise, with customers, employees, distributors, suppliers and regulators; and

•
the taking of any action required or expressly contemplated by, or failure to take any action due to, the express terms of the Share Purchase Agreement or with the written consent of or at the written direction of Outbrain.

However, in the case of the first five exclusions above, in the event that Teads and its subsidiaries, taken as a whole, are disproportionately affected by such event, development or change relative to other participants in the industries in which Teads and its subsidiaries operate, the extent (and only the extent) of such adverse effect, relative to such other participants, on Teads or any of its subsidiaries may be taken into account in determining whether there has been a Material Adverse Effect.
As used in this proxy statement, an “Altice Teads Material Adverse Effect” means any event, development or change that has had, or would reasonably be expected to have, a material adverse effect on the ability of Altice Teads to perform its obligations under the Share Purchase Agreement, or would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation by Altice Teads of the transactions contemplated by the Share Purchase Agreement.
Conduct of Business Prior to Completion of the Transaction
Each of the parties has agreed to perform customary covenants in the Share Purchase Agreement that place restrictions on Teads, Outbrain and their respective subsidiaries until the Closing.
In general, from the date of the Share Purchase Agreement until the Closing Date (the “Interim Period”), except as otherwise contemplated by the Share Purchase Agreement, required by applicable law or consented to by Outbrain (which consent may not be unreasonably withheld, conditioned or delayed), and subject to certain agreed exceptions, Teads must conduct its business and that of its subsidiaries in all material respects in the ordinary course of business and use commercially reasonable efforts to preserve: (1) intact the present business operations, organization and goodwill of Teads and its subsidiaries, consistent with past practices; (2) the services of Teads and its subsidiaries’ current officers and employees, subject to specified exceptions; and (3) present relationships with persons having material business dealings with Teads and its subsidiaries.
In addition, during the Interim Period, except as otherwise contemplated by the Share Purchase Agreement, required by the terms of any Company Material Contract (as defined in the Share Purchase Agreement) or required by applicable law or consented to by Outbrain (which consent may not be unreasonably withheld, conditioned or delayed), and subject to certain agreed exceptions, Teads and its subsidiaries have agreed not to:
•	amend any organizational documents of Teads or its subsidiaries;
•
issue, transfer, pledge or sell equity securities of Teads or its subsidiaries, or any derivative securities or other rights to acquire any such securities, except for any phantom stock appreciation right granted to any eligible individual under Altice Teads’ Phantom Stock Plan;

•
pay dividends or other distributions, subject to certain exceptions, in respect of any share capital of Teads or its subsidiaries, or reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, any of its share capital or make any other similar change with respect to the capital structure of Teads or a subsidiary;

•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation or recapitalization of Teads or any of its subsidiaries;
•
acquire, or make any investment in excess of $1 million individually or $5 million in the aggregate in, any business organization or division, or acquire any other properties or assets outside of the ordinary course of business; provided that any transaction otherwise permitted under this covenant must not be reasonably likely to materially delay the consummation of the Transaction or increase the risk of not obtaining any required governmental approval, or adversely affect the possibility of Outbrain obtaining the Debt Financing, in connection with the Transaction;

•	make or agree to make any capital expenditure, or incur any liability in respect thereof, outside the ordinary course of business exceeding $1 million in the aggregate;
•
sell, lease, sublease, mortgage, pledge or otherwise encumber or dispose of any properties or assets of Teads and its subsidiaries with a value in excess of $1 million individually or $5 million in the aggregate, except for non-exclusive licenses and provision of services in the ordinary course of business;

•
create, assume, incur or guarantee any indebtedness for borrowed money or issue any debt securities or any right to acquire debt securities, endorse or otherwise become liable or responsible for the indebtedness of another person, in each case, in excess of $1 million individually or in the aggregate, or enter into any agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, subject to certain exceptions including refinancings or replacements of existing indebtedness, ordinary course of business indebtedness not in excess of $1 million and intercompany indebtedness;

•	place or allow the creation of any encumbrance on any material assets of the business, subject to exceptions;
•	make any loan or advance to any person, except for ordinary business purposes, subject to exceptions;
•
except in the ordinary course of business consistent with past practices, materially amend or voluntarily terminate any material contract, or enter into any contract that would be a material contract if entered into prior to the date of the Share Purchase Agreement or any contract containing any non-compete or similar restriction which materially restricts Outbrain’s and its subsidiaries’ ability to conduct their businesses;

•
subject to specified exceptions, grant any employee of Teads or any of its subsidiaries any increase in compensation or benefits, adopt, enter into, materially amend or terminate any material employee plan of Teads and its subsidiaries or enter into any retention, change of control transaction bonus or similar agreement or arrangement with any employee of Teads and or any of its subsidiaries, other than with respect to routine retention awards for non-executive employees in the ordinary course of business in order to address competing offers of employment;

•
enter into, amend or terminate any collective bargaining agreement or other contract with any trade union or other labor organization or recognize any trade union or other labor organization as the bargaining representative of any employees, in each case without thirty (30) days’ written notice to Outbrain, subject to specified exceptions;

•
except in the ordinary course of business, hire or terminate (other than for cause, as determined in accordance with past practice) the employment of certain employees of Teads or of any of its subsidiaries, except to replace any employee of Teads or any of its subsidiaries who dies, becomes disabled, resigns or whose employment is or was terminated, subject to specified exceptions;

•
(a) make, change or revoke any material tax election if it would have the effect of increasing the tax liability of Teads or any of its subsidiaries for any period ending prior to, on or after the Closing Date, (b) amend any material tax return if such amendment would have the effect of increasing the tax liability of Teads or its subsidiaries for any period ending prior to, on or after the Closing Date or (c) settle or compromise any material claim or material assessment, in each case, relating to the taxes of Teads or its subsidiaries;

•
make any change in any method of accounting (including tax accounting) or accounting practice or policy, or working capital management, except on a basis consistent with past practice and in consultation with Outbrain or as required by law;

•
settle, release or assign any pending or threatened litigation, other than claims or litigations unrelated to the Transaction and that (a) do not involve the payment by Teads or its subsidiaries of monetary damages in excess of $1 million in any individual instance or $2 million in the aggregate or (b) are in the ordinary course of business; provided that any such settlement, release or assignment must be on terms that are not reasonably expected to impair the business of Outbrain or the combined company;

•
except in the ordinary course of business, materially change the amount of, or terminate, any insurance coverage, or fail to maintain or extend any such coverage that is required for the business of Teads and its subsidiaries, subject to specified exceptions;

•	enter into any transaction or take any action the consummation or taking of which may reasonably be expected to impede, interfere with, prevent or materially delay the Transaction; or
•	agree or commit to take any of the foregoing actions.
During the Interim Period, except as otherwise contemplated by the Share Purchase Agreement, required by applicable law or consented to by Altice Teads (which consent may not be unreasonably withheld, conditioned or delayed) and subject to certain agreed exceptions, Outbrain must conduct the business of Outbrain and its subsidiaries in the ordinary course of business and use commercially reasonable efforts to preserve (x) intact the present business operations, organization and goodwill of Outbrain and its subsidiaries and (y) the present relationships with persons having material business dealings with Outbrain and its subsidiaries.
In addition, during the Interim Period, except as otherwise contemplated by the Share Purchase Agreement, required by applicable law or consented to by Altice Teads (which consent may not be unreasonably withheld, conditioned or delayed), and subject to certain agreed exceptions, Outbrain has agreed not to:
•	amend any organizational documents of Outbrain;
•
issue, transfer, pledge or sell equity securities of Outbrain, or any derivative thereof, except for (1) any Common Stock or securities convertible into, or exchangeable or exercisable for, Common Stock issued in a public offering for cash or any bona fide private financing (including in connection with any hedging transactions related thereto) and (2) any grant and issuance in Outbrain’s ordinary course of business of its shares or other equity awards to directors, officers, employees and service providers under any stock incentive plan of Outbrain or its employee share purchase plan;

•	declare, set aside, make or pay any dividends or other distributions (whether in cash, stock, property or otherwise) with respect to any of its equity interests;
•
reclassify or combine, split, subdivide or redeem or purchase or otherwise acquire, directly or indirectly, any of its equity interests or make any other similar change with respect to Outbrain’s capital structure;

•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation or recapitalization of Outbrain;
•	take any action the consummation of which may impede, interfere with, prevent or materially delay the Transaction; or
•	take, commit or agree in writing or otherwise take or make any of the foregoing actions.
Altice Teads/Teads No Solicitation of Alternative Transactions
Between the date of the Share Purchase Agreement and the earlier of the Closing and the termination of the Share Purchase Agreement (the “Non-Solicitation Period”), Altice Teads and Teads have agreed (including in relation to their respective subsidiaries and their respective representatives) not to, directly or indirectly:
•
solicit, initiate or encourage any inquiry, expression of interest, proposal or offer from any person relating to (i) any transaction or series of transactions involving the sale or disposition of the assets of Teads or its subsidiaries representing 20% or more of the consolidated assets, revenues or net income of its business; (ii) the issuance, disposition or acquisition of (a) any share capital or other equity security of Teads representing 20% or more of its voting power, (b) any option, call, warrant or right (whether or not immediately exercisable) to acquire any share capital, unit or other equity security of Teads representing 20% or more of its voting power or (c) any security, instrument or obligation that is or may become convertible into or exchangeable for any share capital, unit or other equity security of Teads representing 20% or more of its voting power; or (iii) any merger, consolidation, business combination, recapitalization, exchange or similar transaction involving Teads or its subsidiaries representing 20% or more of the consolidated assets, revenue or net income of its business, in each case, other than the Transaction (each, an “Acquisition Proposal”);

•	enter into, participate in, maintain or continue any communications, discussions or negotiations with any person regarding any Acquisition Proposal, subject to exceptions;
•
provide certain non-public information concerning Teads or any of its subsidiaries, or access to Teads personnel, to any person (other than Outbrain and its representatives) in connection with any Acquisition Proposal;

•	agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Acquisition Proposal;
•	enter into any letter of intent or any other contract contemplating or otherwise relating to any Acquisition Proposal; or
•	otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal.
During the Non-Solicitation Period, Teads and Altice Teads are required to promptly cease and cause to be terminated any activities, discussions and negotiations with any other person besides Outbrain (including by terminating access to any confidential information previously provided to any such persons), and to provide Outbrain with notice of any expression of interest, inquiry, proposal or offer regarding a potential Acquisition Proposal, which notice must include the identity of the party making such indication of interest or request, and the material terms of such expression of interest, inquiry, proposal or offer. Teads must also provide Outbrain with a copy of each written communication and a complete summary of each other communication transmitted to Teads, Altice Teads or their respective representatives on behalf of any person that submits any such expression of interest, inquiry, proposal or offer.
Teads and Altice Teads are further restricted during the Non-Solicitation Period from: (i) acquiring beneficial ownership and voting authority of Common Stock; (ii) forming or participating in a “group” with respect to Common Stock; (iii) “soliciting” or becoming a “participant” in any “solicitation” of any “proxy” from or by any other Outbrain stockholder; (iv) taking any action to solicit or encourage any proposal for a strategic transaction involving Outbrain, its subsidiaries or the assets thereof; (v) otherwise acting, alone or in concert with others, to seek or propose to seek representation on or to control the management or the Outbrain Board, seek or propose to seek the removal of any member of management or the Outbrain Board, or otherwise seek or propose to seek to control the Outbrain Board or management or the policies of Outbrain; (vi) entering into any discussions with any person with respect to any of the foregoing, or assisting any person in connection with any of the foregoing; (vii) otherwise seeking to control or influence Outbrain or the Outbrain Board; or (viii) taking any action that would require Outbrain to make a public announcement regarding any of the foregoing matters, in each of the foregoing clauses (i) through (viii), except as otherwise contemplated by the Share Purchase Agreement.
Outbrain No Solicitation of Alternative Transactions
During the Non-Solicitation Period, Outbrain and its affiliates agreed to not, and to cause its and their affiliates and representatives not to, directly or indirectly: (1) solicit or induce the making of any expression of interest from any person relating to a Purchaser Acquisition Proposal; (2) enter into or participate in any communications, discussions or negotiations with any person in a manner to induce a Purchaser Acquisition Proposal (as defined herein) (provided that, if Outbrain receives a Purchaser Acquisition Proposal that did not result from a breach of its non-solicitation obligations, Outbrain is permitted to request clarification of any vague or ambiguous terms from the person who made such Purchaser Acquisition Proposal); (3) provide any non-public information or data concerning itself, its business, properties, assets, books, records or any personnel to any person in connection with a Purchaser Acquisition Proposal; (4) agree to or accept or recommend any Purchaser Acquisition Proposal; (5) enter into any Purchaser Acquisition Agreement; (6) otherwise knowingly facilitate any effort or attempt to make a Purchaser Acquisition Proposal; or (7) authorize or commit to do any of the foregoing actions.
In response to a Purchaser Acquisition Proposal, in the event that (1) the Outbrain Board determines, in good faith, after consultation with outside counsel and a financial advisor, that such Purchaser Acquisition Proposal constitutes or would reasonably be expected to lead to a Purchaser Superior Proposal (as defined herein) or (2) a Purchaser Acquisition Proposal (with all of the references to “20%” or “80%” included in the definition of Purchaser Acquisition Proposal being replaced with references to “50%”) is made that is (a) reasonably capable of being consummated if the Transaction is consummated, (b) would not reasonably be expected to prevent or impede, hinder or delay the consummation by parties to the Share Purchase Agreement of the Transaction and (c) contemplates consideration to Outbrain or its stockholders that is payable in cash or marketable securities (each of clauses (1) and (2), a “Qualifying Purchaser Acquisition Proposal”), then, in each such case, Outbrain may, (i) furnish information with respect to Outbrain to the person or group making such Qualifying Purchaser Acquisition Proposal so long as Outbrain provides Altice Teads with any material non-public information furnished to such other person or group that was not previously furnished to Altice Teads (subject to certain exceptions), (ii) participate in discussions or negotiations in connection with such person or group of persons making such Qualifying Purchaser Acquisition Proposal and (iii) solely with respect to a Qualifying Purchaser Acquisition Proposal of the type described in clause (2) of this paragraph, (a) call or convene a meeting of the stockholders of Outbrain to consider and vote on such Qualifying Purchaser Acquisition Proposal and (b) approve, or authorize or enter into any Purchaser Acquisition Agreement providing for such Qualifying Purchaser Acquisition Proposal; provided that Outbrain may only take the actions described in clause (i) through (iii) of this paragraph if the Outbrain Board determines, in good faith, after consultation with outside counsel, that the failure to take any such action would be inconsistent with its fiduciary duties; provided further that Outbrain may take the actions described in clause (iii) of this paragraph with respect to a Qualifying Purchaser Acquisition Proposal of the type described in clause (2) of the definition thereof only after it has notified Altice Teads in writing of such Qualifying Purchaser Acquisition Proposal in accordance with the terms hereof and Altice Teads has consented in writing to the taking of such actions in clause (iii) of this paragraph.
For the purposes of this proxy statement, the following terms have the following meanings:
A “Purchaser Acquisition Agreement” means any merger agreement, acquisition agreement, letter of intent, memorandum of understanding, agreement in principle, option agreement, joint venture agreement, partnership agreement or similar agreement or document providing for any Purchaser Acquisition Proposal.
A “Purchaser Acquisition Proposal” means any bona fide written offer, proposal or inquiry relating to, or indication of interest in, any transaction or series of related transactions (other than the Transaction) involving:
•
any issuance, disposition or acquisition, directly or indirectly, of any share capital or other equity security of Outbrain, or any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any person beneficially owning 20% or more of the voting power of Outbrain;

•
any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving Outbrain and a person pursuant to which the shareholders of Teads immediately preceding such transaction hold less than 80% of the equity interests in the surviving, resulting or ultimate parent entity of such transaction (whether by voting power or number of shares); or

•
any sale, lease, exchange, transfer or other disposition to a person of the assets of Outbrain or its subsidiaries representing 20% or more of the consolidated assets, revenues or net income of Outbrain or its subsidiaries.

A “Purchaser Superior Proposal” means a Purchaser Acquisition Proposal (with all of the references to “20%” or “80%” included in the definition of Purchaser Acquisition Proposal replaced with references to “50%”) by a third party that did not result from a specified breach under the Share Purchase Agreement, which the Outbrain Board determines in good faith after consultation with its outside legal counsel and financial advisors to be (i) reasonably capable of being completed on the terms proposed, taking into account all financial, legal, regulatory and other aspects of such Purchaser Acquisition Proposal, (ii) more favorable to Outbrain’s stockholders from a financial point of view than the transactions contemplated under the Share Purchase Agreement, taking into account all relevant factors (including all the terms and conditions of such proposal or offer (including the transaction consideration, conditionality, timing, form of consideration and certainty of financing and/or regulatory approvals)) and the Share Purchase Agreement (including any proposed changes to the terms of the Share Purchase Agreement or other proposals or information provided by Altice Teads in accordance with the terms of the Share Purchase Agreement) and (iii) based on the assumption that the Transaction is not consummated.
Purchaser Change of Recommendation
Prior to Outbrain obtaining stockholder approval for the Share Issuance Proposal, Outbrain may effect a Purchaser Change of Recommendation for purposes of entering into a Purchaser Acquisition Agreement providing for an unsolicited Purchaser Acquisition Proposal received after execution of the Share Purchase Agreement, subject to fulfillment of certain conditions required by the terms of the Share Purchase Agreement, including a determination by the Outbrain Board that such unsolicited Purchaser Acquisition Proposal constitutes a Purchaser Superior Proposal and that failure to make a Purchaser Change of Recommendation would be inconsistent with the Outbrain Board’s fiduciary duties under applicable Law. In addition, Outbrain must have provided Altice Teads at least three business days’ advance written notice that the Outbrain Board has resolved to effect a Purchaser Change of Recommendation and, during this three business day period, Outbrain must have negotiated with Altice Teads to make such adjustments to the Share Purchase Agreement as would permit the Outbrain Board to avoid a Purchaser Change of Recommendation. After this negotiation period, the Outbrain Board must also determine that (i) the Purchaser Superior Proposal continues to be a Purchaser Superior Proposal and (ii) failing to make a Purchaser Change of Recommendation would be inconsistent with its fiduciary duties pursuant to applicable Law. Notwithstanding any Purchaser Change of Recommendation, Outbrain and Altice Teads must reasonably cooperate with respect to any stockholder litigation against Outbrain or its directors or officers relating to the transactions contemplated by the Share Purchase Agreement.
Efforts to Complete the Transaction; Regulatory Approvals
Under the Share Purchase Agreement, each of the parties must use its best efforts to take all actions necessary, proper or advisable under applicable law to consummate and make effective the Transaction as promptly as possible, including by (i) obtaining all waivers, authorizations or approvals from governmental authorities necessary in order to consummate the Transaction, (ii) making all necessary registrations, submissions and filings and any other submissions required with respect to the Transaction under the HSR Act, any other applicable antitrust law or FDI Law or any other applicable law and (iii) executing and delivering any additional instruments reasonably necessary to consummate the Transaction. The Share Purchase Agreement provides that each Party shall pay its respective filing fees and other regulatory charges incurred in connection with such efforts.
In furtherance of the above, Outbrain has agreed to use best efforts to take, and to use best efforts to cause its subsidiaries and affiliates to take, any and all steps necessary to avoid or eliminate any impediment under any antitrust law or FDI Law that may be asserted by any governmental authority or any other party so as to enable the parties to close the Transaction as promptly as possible and in no event later than would allow the closing conditions set forth in the Share Purchase Agreement to be satisfied prior to the Termination Date (as defined herein), including by:
(i)
proposing, negotiating, committing to and effecting the sale, divestiture, license, hold separate or disposition of Outbrain’s or Teads’ or its affiliates’ assets, properties or businesses or of the assets, properties or businesses to be acquired pursuant hereto, or otherwise offering to commit to any action, non-action, condition, restriction, limitation or conduct requirement and to take or comply with, or commit to take or comply with, such action, non-action, condition or conduct requirement, (ii) terminating, relinquishing, modifying or waiving existing relationships, ventures, contractual rights, obligations or other arrangements of Outbrain or its subsidiaries or affiliates or changing any course of conduct regarding future operations of Outbrain, Teads or their respective affiliates or subsidiaries, (iii) not creating any relationships, ventures, contractual rights, obligations or other arrangements of Outbrain or its subsidiaries or affiliates, (iv) entering or offering to enter into agreements and stipulating to the entry of an order or decree or filing appropriate applications with any governmental authority in connection with any of the actions contemplated by the foregoing items, in each case, as may be necessary to obtain clearance under the HSR Act, other applicable antitrust laws or FDI Laws or other applicable law, to avoid any injunction (or to effect the dissolution thereof), temporary restraining order or other order or decision in any suit or proceeding that would otherwise have the effect of materially delaying, restraining or preventing the consummation of the transactions contemplated by the Share Purchase Agreement, or to otherwise avoid the commencement of any action thereunder that seeks to prevent the consummation of the Transaction, subject to certain exceptions, including as may be agreed between Outbrain and Altice Teads or their respective representatives (each, a “Regulatory Condition”);

(ii)
defending any claim asserted in court by any person, or overturning any regulatory action, in order to avoid entry of, or to have vacated or terminated, any decree, order, law or judgment that would have the effect of delaying, restraining or preventing the consummation of the transactions contemplated by the Share Purchase Agreement, subject to certain exceptions; and

(iii)
not taking any action the effect of which, or refraining from taking any action the effect of refraining from which, would reasonably be expected to delay or impede the ability of the parties hereto to consummate the transactions contemplated by the Share Purchase Agreement by the Termination Date. This further includes directly or indirectly acquiring any person or portion thereof, or any assets, if the entering into of a definitive agreement relating to, or the consummation of, such acquisition, merger or consolidation would reasonably be expected to (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any consent, approval, authorization, declaration, waiver, license, franchise, permit, certificate, order or other approvals of any governmental authority necessary to consummate the transactions contemplated by the Share Purchase Agreement by the Termination Date or the expiration or termination of any applicable waiting period, (ii) materially increase the risk of any governmental authority seeking an order prohibiting the consummation of the transactions contemplated by the Share Purchase Agreement, (iii) materially increase the risk of not being able to remove any such order on appeal or otherwise or (iv) materially delay or prevent the consummation of the transactions contemplated by the Share Purchase Agreement by the Termination Date.

Termination of Affiliated Party Transactions
The Share Purchase Agreement provides that Teads and Altice Teads shall, and shall cause each of their respective affiliates to, prior to the Closing take such actions as are necessary to terminate, eliminate and release, as applicable, each affiliated party contract and any other arrangements, transactions, accounts, commitments or balances between Teads or any of its subsidiaries, on the one hand, and Altice Teads or any of its affiliates (other than Teads and its subsidiaries), on the other hand, subject to certain exceptions.
Teads Employee Benefits Matters
Each Teads employee will receive full credit for all purposes regarding employee benefits under each employee benefit plan, policy, program or arrangement sponsored by Outbrain or any of its affiliates for such Teads employee’s (inclusive of its subsidiaries and affiliates) service prior to the Closing, to the same extent that such service was recognized by Teads, its subsidiaries and affiliates immediately prior to the Closing, subject to certain exclusions.

Teads employees will also be covered by the group health plan(s) maintained by Outbrain or of any of its subsidiaries or affiliates, which may not limit or exclude coverage on the basis of any preexisting condition or on the basis of any other exclusion or waiting period not in effect under the applicable group health company employee plan. Outbrain will further provide each Teads employee full credits under group health plans of Outbrain or its affiliates for the year in which the Closing Date occurs.
Following the Closing, Outbrain will cause its applicable affiliate to pay all unpaid cash incentive amounts to the extent accrued as of the Closing Date and as factored into the final amount of net working capital included in the calculation of the Final Closing Cash Consideration. Outbrain may make adjustments to the post-Closing performance criteria in accordance with the terms of the applicable arrangements in effect immediately prior to the Closing.
Additionally, if requested by Outbrain within ten days prior to the Closing, Teads or, as applicable, its subsidiary will cause Teads or the applicable subsidiary to terminate any tax-qualified defined contribution code Section 401(k) retirement plan effective the day prior to the Closing Date, and contingent upon the occurrence thereof, and provided that participants in Teads’ plan shall become fully vested in any unvested portion of their accounts as of the date that such plan is terminated.
Director and Officer Indemnification and Insurance
Prior to the Closing, Teads is required to obtain a fully prepaid “tail” directors’ and officers’ liability insurance policy, which has an effective term of six years from the Closing, and contains coverage terms comparable to or better than (and that covers those persons who are covered by) the current directors’ and officers’ liability insurance policies of Teads (the “Tail Insurance”). Altice Teads and Outbrain are each required to pay for fifty percent of the cost of the Tail Insurance. Once the Transaction is complete, Outbrain or Teads (through Outbrain) will maintain the Tail Insurance in effect and shall not cancel or modify such insurance for such period of six years from the Closing Date. In addition, after the Closing, the combined company is required to maintain provisions in Teads’ and its subsidiaries’ organizational documents with respect to exculpation, advancement of costs and expenses and indemnification of the directors and officers of Teads and its subsidiaries holding office at or prior to the Closing that are no less favorable than those in effect as of the date of the Share Purchase Agreement. These provisions may not be amended or repealed in a manner adverse to such directors and officers until the six-year anniversary of Closing.
In the event that Outbrain, Teads or any subsidiary of Teads, or any of their respective successors or assigns, ceases to exist due to a consolidation or merger or transfers all or substantially all of its properties and assets to another person, then, in each such case, Outbrain shall take reasonable efforts to ensure that its successors or assigns succeed to the obligations.
Financing
Outbrain agreed to use reasonable best efforts to take all actions to consummate the debt financing contemplated by Debt Financing Letters (as defined herein) in full at or prior to the Closing on the terms and conditions set forth in the debt commitment letter(s) and any fee letters (collectively, the “Debt Financing Letters”). This includes: (1) maintaining the Debt Financing Letters in full force and effect; (2) complying with and perform the obligations applicable to it pursuant to the Debt Financing Letters; (3) causing the funding of the Debt Financing by Closing; (4) complying with the Debt Financing Letters to ensure no adverse impact on the Debt Financing at Closing; and (5) satisfying on a timely basis all conditions in all Debt Financing Agreements, to the extent within Outbrain’s control, and assisting in the satisfaction of all other conditions.
Outbrain also agreed to not withdraw, rescind, terminate (other than in accordance with its terms), replace, amend or waive the Debt Financing Letters unless it receives Altice Teads’ consent where such action would reasonably be expected to: (1) delay, impede or prevent the funding of the Debt Financing on the Closing Date; (2) adversely impact (x) Outbrain’s ability to enforce its rights against the Debt Financing Sources or (y) Outbrain’s ability to consummate, or the likelihood of the consummation of, the Transaction; (3) reduce the Debt Financing amount from that contemplated by the Debt Financing Letters, subject to certain exceptions; or (4) impose new or additional conditions or adversely modify any of the existing conditions to the receipt of the Debt Financing, or otherwise modify the Debt Financing Letters in a manner that would delay or prevent the funding of the Debt Financing at the Closing. Outbrain will provide Altice Teads with prompt notice upon obtaining certain knowledge, including knowledge of certain enumerated events relating to the Debt Financing Agreements and any amendments thereto.

If part of the Debt Financing becomes unavailable, Outbrain shall use reasonable best efforts to obtain alternative financing from alternative sources in an amount sufficient, when added to the portion of the Debt Financing and cash on hand of Outbrain, to cause the applicable representation and warranty of the Share Purchase Agreement to be true, complete and correct (“Alternative Financing”). Certain exceptions apply including (1) where terms are less favorable than those found in the Debt Commitment Letter and (2) where the Alternative Financing may delay the consummation of the Transaction. Moreover, Outbrain is required to deliver to Altice Teads true, correct and complete copies of duly executed debt commitment letter(s) and fee letters, as further described in the Share Purchase Agreement.
R&W Insurance
Outbrain obtained the R&W Insurance Policy (as defined in the Share Purchase Agreement) to provide it with insurance coverage for any inaccuracy or breach of any of the representations and warranties of Altice Teads or Teads, subject to the terms and conditions of the R&W Insurance Policy. Under the Share Purchase Agreement, Outbrain is required to take all actions reasonably necessary (and Altice Teads and Teads must reasonably cooperate with Outbrain) to satisfy the conditions set forth in the conditional binder to the R&W Insurance Policy to maintain the policy in full force and effect. Outbrain is responsible for all costs relating to the R&W Insurance Policy, unless otherwise included in Transaction Expenses, as defined and further described in the Share Purchase Agreement, and it will maintain this policy in effect for its full policy period.
Outbrain Board Matters
At the Closing, the Outbrain Board will take all necessary action to increase the number of directors on the Outbrain Board by two (for a total of 10 directors as of the Closing) and to appoint the two designees of Altice Teads and its affiliates to the Outbrain Board to fill the newly created vacancies. For more information, please see the section titled “Agreements Related to the Transaction—Stockholders Agreement.”
Altice Teads’ Waiver and Release of Certain Claims
Under the Share Purchase Agreement, Altice Teads, on behalf of itself and on behalf of each of its affiliates and representatives, released Outbrain, its affiliates (including Teads) and each of their respective past, present and future representatives, affiliates, shareholders, successors and assigns from any actions and liabilities relating to Teads and its business arising concurrently with or prior to the Closing Date. This release excludes: (i) any Outbrain obligation arising under the Share Purchase Agreement or the Ancillary Agreements; (ii) any right of Altice Teads or its representative thereof to receive any amount under the Tail Insurance, if any; (iii) any rights in the capacity as an employee, director or contractor of Teads with respect to specified employment and labor matters and (iv) any other contracts between Altice Teads (or its affiliates) and any releasee that shall remain in effect following the Closing.
Altice Teads Non-Compete/Non-Solicit
From the date of the Share Purchase Agreement until the three-year anniversary of the Closing (the “Noncompete Period”), Altice Teads and its affiliates are restricted from owning, managing, operating, financing, controlling, participating in the ownership, management, financing, operation, business or control or engaging in any business or person, anywhere in the world in which Teads currently operates, that is substantially similar to, and competes with, the business, operations and activities of Teads and Teads’ subsidiaries of providing digital advertising services, products and technologies to advertising agencies and advertisers and publishers, as conducted as of the Closing Date, subject to certain exceptions.
In addition, during the Noncompete Period, Altice Teads and its affiliates agreed to not (1) encourage any director, officer or employee of Teads or its subsidiaries (a “Restricted Person”) to leave or limit his or her employment with or service to Teads or its subsidiaries or affiliates, (2) hire or engage any person who is at such time a Restricted Person, or who was a Restricted Person during the immediately preceding 12-month period from the Closing Date or (3) encourage, induce or solicit, or attempt to encourage, induce or solicit, any customer or other business relation of Teads or its subsidiaries to cease doing business with or reducing its business activity with Teads or its subsidiaries, in each case subject to certain exceptions.

Other Matters
Prior to the Closing, Outbrain agreed to take such action as may reasonably be necessary to procure the execution and delivery by the requisite parties of the Amended and Restated Investors’ Rights Agreement to, among other things, provide for consistency between the Amended and Restated Investors’ Rights Agreement and registration rights provided for in the Registration Rights Agreement to be entered into between Outbrain and Altice Teads at Closing. For more information, please see the section titled “Agreements Related to the Transaction—Registration Rights Agreement and Amended and Restated Investors’ Rights Agreements.”
In addition, the Share Purchase Agreement provides that, at the Closing, Altice Teads and Teads will enter into a transition services agreement (the “Transition Services Agreement”), pursuant to which Altice Teads will provide Teads with certain transitional services following the Closing. For more information, please see the section titled “Agreements Related to the Transaction—Transition Services Agreement.”
The Share Purchase Agreement also provides that, if requested by Outbrain, Teads must use commercially reasonable efforts to seek all necessary or appropriate consents, waivers and approvals under any of its material contracts and other contracts in connection with the Share Purchase Agreement and the consummation of the Transaction so as to maintain and preserve the benefits under such contracts following the Transaction’s consummation.
Stockholder Meeting
Outbrain has agreed that, as soon as practicable following the completion of the preparation of this proxy statement, it will take all action necessary in accordance with applicable law and its organizational documents to convene and hold the special meeting of the Outbrain stockholders for the purpose of voting upon the Share Issuance Proposal. Outbrain has also agreed to recommend to its stockholders the approval of the Share Issuance Proposal. In connection with the Share Purchase Agreement, Outbrain has agreed to (a) use its reasonable efforts to solicit proxies in favor of the approval of the Share Issuance Proposal and (b) take all other action reasonably necessary or advisable to secure its stockholders’ approval of the Share Issuance Proposal. Outbrain has further agreed that it will not postpone or adjourn the special meeting more than a total of two times without the prior written consent of Altice Teads.
Conditions to Closing
The obligations of each of Outbrain, Teads and Altice Teads to consummate the Transaction are subject to the fulfillment or (to the extent permitted by applicable law) waiver of the following conditions at or prior to the Closing:
•
expiration or termination of any waiting period (or extension thereof) under the HSR Act and receipt of other required governmental approvals, in each case without imposition of any Regulatory Condition;

•
The approval of the issuance of the Acquisition Shares by the requisite vote of Outbrain’s stockholders in accordance with the rules and regulations of the Nasdaq and Outbrain’s organizational documents (the “Purchaser Stockholder Approval”); and

•
absence of any law or order promulgated by a governmental authority that makes the consummation of the transactions contemplated by the Share Purchase Agreement or any Transaction-related agreement illegal or that otherwise restrains, prohibits, or prevents the consummation of the Transaction.

The obligations of Altice Teads and Teads to consummate the Transaction are subject to the fulfilment (or waiver by Altice Teads) of the following conditions:
•
the accuracy of the representations and warranties of Outbrain in the Share Purchase Agreement with respect to organization, corporate authority relating to the Transaction, enforceability of the Share Purchase Agreement and valid issuance of the Acquisition Shares, in each case as of the date of the Share Purchase Agreement and as of the Closing Date (unless any such representation or warranty is made as of a specified date, in which case such representation must be accurate only as of such specified date), in each case except for de minimis inaccuracies;

•
the accuracy of the other representations and warranties of Outbrain contained in the Share Purchase Agreement as of the date of the Share Purchase Agreement and as of the Closing Date (unless any such representation or warranty is made as of a specified date, in which case such representation must be accurate only as of such specified date), except where any failures to be accurate (without giving effect to any “materiality” qualifications set forth therein) have not had and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect;
•
Outbrain’s performance of and compliance with, in all material respects, all covenants under the Share Purchase Agreement required to be performed or complied with by Outbrain prior to the Closing; and

•	Outbrain’s delivery to Altice Teads and Teads of the documents and deliverables specified in the Share Purchase Agreement.
The obligations of Outbrain to consummate the Transaction are subject to the fulfilment (or waiver by Outbrain) of the following conditions:
•
the accuracy of Altice Teads’ representations and warranties relating to organization, corporate authority with respect to the Transaction, enforceability of the Share Purchase Agreement, the shares of Teads held by Altice Teads, absence of conflict with Altice Teads’ organizational documents and investment representations, in each case as of the date of the Share Purchase Agreement and as of the Closing Date (unless any such representation or warranty is made as of a specified date, in which case such representation must be accurate only as of such specified date), in each case except for de minimis inaccuracies;

•
the accuracy of Altice Teads’ other representations and warranties as of the date of the Share Purchase Agreement and as of the Closing Date (unless any such representation or warranty is made as of a specified date, in which case such representation must be accurate only as of such specified date), except where any failures to be accurate (without giving effect to any “materiality” qualifications set forth therein) have not had and would not reasonably be expected to have, individually or in the aggregate, an Altice Teads Material Adverse Effect;

•
the accuracy of Teads’ representations and warranties relating to organization, corporate authority with respect to the Transaction, enforceability of the Share Purchase Agreement, absence of conflict with Teads’ organizational documents, capitalization and Teads’ subsidiaries, in each case as of the date of the Share Purchase Agreement and as of the Closing Date (unless any such representation or warranty is made as of a specified date, in which case such representation must be accurate only as of such specified date), in each case except for de minimis inaccuracies;

•
the accuracy of Teads’ other representations and warranties as of the date of the Share Purchase Agreement and as of the Closing Date (unless any such representation or warranty is made as of a specified date, in which case such representation must be accurate only as of such specified date), except where any failures to be accurate (without giving effect to any “materiality” qualifications set forth therein) have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Teads;

•
Altice Teads’ and Teads’ performance of and compliance with, in all material respects, all covenants under the Share Purchase Agreement required to be performed or complied with by Altice Teads and Teads prior to the Closing;

•	Altice Teads’ and Teads’ delivery to Outbrain of the documents and deliverables specified in the Share Purchase Agreement;
•	the absence of any Material Adverse Effect with respect to Teads and its subsidiaries; and
•	the continued employment of certain key employees of Teads as of Closing.
Termination of the Share Purchase Agreement
The Share Purchase Agreement may be terminated at any time prior to the Closing as follows:
•	by mutual written agreement of Outbrain and Altice Teads;
•
by Altice Teads, if Outbrain breaches or fails to perform any of its representations, warranties, covenants or agreements contained in the Share Purchase Agreement and such breach or failure to perform (i) would give rise to the failure of Altice Teads’ and Teads’ conditions to consummating the Transaction from being satisfied, (ii) is incapable of being cured or has not been cured by the earlier of (a) the Termination Date (as defined herein) and (b) the date that is twenty business days after Outbrain’s receipt of written notice from Altice Teads of such breach or failure to perform and (iii) has not been expressly waived in writing by Altice Teads; provided, however, that this termination right will not be available to Altice Teads if it or Teads are then in material breach of any of their representations, warranties, covenants or agreements and such breach would result in the failure of any of the related conditions to Outbrain’s obligations to consummate the Transaction from being satisfied;
•	by Altice Teads, prior to the Purchaser Stockholder Approval, if the Outbrain Board effects a Purchaser Change of Recommendation;
•
by Outbrain, if Altice Teads or Teads have breached or failed to perform any of their representations, warranties, covenants or agreements contained in the Share Purchase Agreement and such breach or failure to perform (A) would give rise to the failure of any of the related conditions to Altice Teads’ and Teads’ obligations to consummate the Transaction from being satisfied, (B) is incapable of being cured or has not been cured by the earlier of (i) the Termination Date and (ii) the date that is twenty business days after Altice Teads’ and Teads’ receipt of written notice from Outbrain of such breach or failure to perform and (C) has not been expressly waived in writing by Outbrain; provided, however, that this termination right will not be available to Outbrain if Outbrain is then in material breach of any of its representations, warranties, covenants or agreements and that breach would result in the failure of any of the related conditions to Altice Teads’ and Teads’ obligations to consummate the Transaction from being satisfied;

•
by either Altice Teads or Outbrain, if the Closing has not occurred on or prior to the Termination Date; provided that this termination right shall not be available to such party whose breach of any representation, warranty, covenant or agreement is the primary cause of or primarily resulted in the failure of the Closing to occur prior to the Termination Date;

•
by either Altice Teads or Outbrain, if (i) any governmental authority shall have imposed a final, nonappealable order providing that it would not grant a required approval or that it would impose a Regulatory Condition; (ii) any permanent injunction, order or action by any governmental authority that restrains, enjoins or otherwise prohibits the consummation of the Transaction becomes final and nonappealable; (iii) any law of a governmental authority makes the Transaction consummation illegal or otherwise prohibited; or (iv) the consummation of the Transaction would violate any nonappealable final order of any governmental authority having competent jurisdiction;

•
by Outbrain, if any governmental authority shall have entered any order imposing any Regulatory Condition in connection with consummation of the transactions contemplated by the Share Purchase Agreement and such order shall have become final and nonappealable;

•
by Altice Teads, if (i) all of the conditions to Outbrain’s obligations to consummate the transaction have been satisfied or waived, (ii) Altice Teads has delivered written confirmation to Outbrain that (A) all such conditions have been satisfied or waived and (B) Altice Teads is ready, willing and able to consummate the Closing if Outbrain performs its obligations under the Share Purchase Agreement and (iii) Outbrain fails to consummate the Closing on or before the later of (A) the date on which the Closing should have occurred pursuant to the Share Purchase Agreement and (B) the third business day following delivery by Altice Teads of the notice referred to in clause (ii) above (or, if earlier, the Termination Date); and

•	by either Altice Teads or Outbrain, if the Purchaser Stockholder Approval has not been obtained upon a vote held at a duly held meeting, or at any adjournment or postponement thereof.
If the Share Purchase Agreement is validly terminated, the Share Purchase Agreement and all rights and obligations thereunder will become void and there will be no further liability or obligation on the part of any party to the Share Purchase Agreement; provided that (i) the parties remain liable for any fraud and any willful breach of the Share Purchase Agreement or any related agreement occurring prior to such termination (however, only the non-breaching party shall be entitled to all rights and remedies available at law or in equity) and (ii) the provisions of the Share Purchase Agreement related to confidentiality, public disclosure, certain general provisions and the obligation (if any) to pay a termination fee, remain in full force and effect and survive any termination of the Share Purchase Agreement.

Termination Fees
If the Share Purchase Agreement is terminated (i) by Altice Teads following a Purchaser Change of Recommendation but prior to receipt of the Outbrain stockholder approval or (ii) by Altice Teads or Outbrain where the Purchaser Stockholder Approval is not obtained at a stockholders’ meeting held after a Purchaser Change of Recommendation, then Outbrain shall pay Altice Teads a fee in an amount equal to $40 million within 20 business days of the termination.
In the event that Altice Teads terminates the Share Purchase Agreement due to a material breach by Outbrain of its obligations in respect of certain governmental consents and related steps required to be taken in connection with obtaining such consents, then Outbrain must pay to Altice Teads a termination fee of $30 million within 20 business days of such termination.
In the event that Altice Teads terminates the Share Purchase Agreement pursuant to a Financing Termination, then upon actual receipt by Outbrain of the Financing Damages, if any, such Financing Damages shall be paid in the following order: (1) first, Outbrain will be reimbursed for the reasonable and documented out-of-pocket legal costs and expenses and litigation-related costs and expenses actually incurred in pursuing the recovery of the Financing Damages, including its pursuit of any actions against the Debt Financing Sources for breach of the Debt Financing Agreements; (2) second, Outbrain will pay to Altice Teads, out of the Financing Damages (after recovery of the amounts reimbursed under clause (1)), a fee in an amount equal to the lower of (i) $40 million and (ii) the remaining amount of the Financing Damages; and (3) third, the remaining balance of the Financing Damages, if any, will be equally shared between Outbrain and Altice Teads. Any such payment to Altice Teads will be made within five business days after the receipt by Outbrain of the Financing Damages from the Debt Financing Sources. In connection with the foregoing, Outbrain shall use reasonable efforts to recover from the Debt Financing Sources such monetary damages, remedies and reimbursements as may be available arising from or relating to such termination (or the reasons therefor), including as a result of any breach by the Debt Financing Sources of the Debt Financing Agreements, and shall keep Altice Teads reasonably apprised on a regular basis of the status of such recovery.
The Share Purchase Agreement provides that Outbrain will not be required to pay the Alternative Transaction Termination Fee, the Regulatory Termination Fee or the Financing Termination Fee, as applicable, on more than one occasion (and if more than one such fee is payable, only the highest of such fees will be the one payable). The parties further agreed that none of the Alternative Transaction Termination Fee, the Regulatory Termination Fee or the Financing Termination Fee is a penalty and that these amounts are reasonable amounts designed to compensate Altice Teads, in the circumstances in which any such fee is due and payable, for the efforts and resources expended and opportunities forgone with respect to the consummation of the Transaction.
Indemnification
From and after the Closing, Altice Teads agreed to indemnify each of Outbrain, its affiliates (including Teads and its subsidiaries after the Closing) and each of their respective representatives, successors and assigns (the “Indemnified Parties”) against any and all losses incurred or sustained by them resulting from: (i) Fraud (as defined in the Share Purchase Agreement) of Teads or Altice Teads; (ii) certain specific indemnity matters agreed by the Outbrain, Altice Teads and Teads (the “Specific Indemnities”), subject to certain exceptions with respect to coverage under the R&W insurance policy, to the extent applicable; or (iii) any breach of or inaccuracy of Altice Teads’ or Teads’ representations and warranties.
Except with respect to fraud of Altice Teads or Teads, no Indemnified Party shall assert any indemnification claim against Altice Teads with respect to breaches of Teads’ or Altice Teads’ representations and warranties unless and until the aggregate amount of losses incurred for such breaches exceeds $2,048,000, and following the first anniversary of the Closing, $1,536,000 (the “Basket”), in which event the Indemnified Parties may recover only such losses in excess of the Basket. The aggregate liability of Altice Teads in respect of any claims for breaches of Altice Teads’ or Teads’ representations and warranties shall not exceed a cumulative amount equal to the difference of (i) an amount equal to the Basket minus (ii) any portion of the retention amount under the R&W Insurance Policy otherwise previously paid by Altice Teads pursuant to the Share Purchase Agreement with respect to the Specific Indemnities.
Certain liability caps apply for the Specific Indemnities, subject to qualifications as further described in the Share Purchase Agreement. There is no limit on the liability of Altice Teads for indemnification claims arising from Fraud.
Any losses payable to an Indemnified Party with respect to any indemnifiable claim shall be satisfied, to the extent not covered by the R&W Insurance Policy, in the following order of priority (subject to any applicable Basket or cap):

(i) first, as a deduction from the Deferred Payment payable to Altice Teads; (ii) second, as a deduction from any then-accrued dividend or other distribution that is due and payable in respect of Altice Teads’ Series A Preferred Shares at the time of indemnification; (iii) third, by forfeiture by Outbrain for no consideration (with no further action or consent required by Altice Teads) of a number of Series A Preferred Shares issued in the name of Altice Teads equal to the applicable amount of losses divided by the then-current liquidation preference of such Series A Preferred Shares; and (iv) thereafter, directly from Altice Teads.
For purposes of calculating the amount of indemnifiable losses incurred by an Indemnified Party, such amount shall be reduced by the amount of any insurance proceeds actually received or realized by any Indemnified Party, if any. The Indemnified Parties shall take all actions required by applicable law, and shall otherwise seek, to mitigate the amount of any losses after becoming aware of any indemnifiable matter, including, to the extent that such losses are covered by the R&W Insurance Policy, by using commercially reasonable efforts to recover under the R&W Insurance Policy.
The Indemnified Parties are not entitled to indemnification for a loss where it is a component of any liability taken into account in the post-closing adjustment to the cash consideration payable to Altice Teads at Closing, subject to an exception.
Amendments and Waivers
Any provision of the Share Purchase Agreement may be amended provided that the amendment is in writing and signed by Outbrain and Altice Teads. Any party to the Share Purchase Agreement may waive any inaccuracies in the representations and warranties of the other parties or compliance by the other parties with any of the agreements or conditions contained therein.
Specific Performance
The parties agreed that irreparable harm would occur if any provision of the Share Purchase Agreement was not performed in accordance with its specific terms. The parties further agreed that each party is entitled to an injunction or injunctions to prevent breaches of the Share Purchase Agreement or to enforce specifically the performance of its terms and provisions in addition to any other remedy to which they are entitled to at law or in equity, in each case without the necessity of posting any bond or other type of security.
Governing Law
Except to the extent that the laws of the Grand Duchy of Luxembourg mandatorily apply, the Share Purchase Agreement and all disputes or controversies arising out of or relating to the Share Purchase Agreement or the transactions contemplated thereby are governed by the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the principles of conflicts of laws or choice of laws.
However, each of the parties has agreed that any action, whether in law or in equity involving any Debt Financing Sources-related party in any way arising out of or relating to the Share Purchase Agreement, any Transaction-related agreement, any Debt Financing Agreements, the Debt Financing or any of the transactions contemplated by the foregoing or the performance of any services hereunder or thereunder, shall be subject to the exclusive jurisdiction of, and shall be brought exclusively in, the U.S. District Court for the Southern District of New York, subject to limitations, except as otherwise expressly provided in the Debt Commitment Letter or the applicable Debt Financing Agreement.

AGREEMENTS RELATED TO THE TRANSACTION
This section describes the material provisions of certain additional agreements entered into, or to be entered into, in connection with the Share Purchase Agreement, which we refer to as the “Related Agreements,” but does not purport to describe all of the terms thereof. Each of the following summaries is qualified in its entirety by reference to the complete text of each of their respective Related Agreements. The Related Agreements include the Stockholder Support Agreement, the Stockholders Agreement, the Registration Rights Agreement and the Amended and Restated Investors’ Rights Agreement and are included as Annexes C, D, E and F, respectively, and are incorporated herein in their entirety. Stockholders and other interested parties are urged to read the Related Agreements in their entirety prior to voting on the proposals presented at the special meeting.
Stockholder Support Agreement
Contemporaneously with the execution of the Share Purchase Agreement, the Supporting Stockholders entered into the Stockholder Support Agreement with Altice Teads, Teads and Outbrain, pursuant to which, among other things, the Supporting Stockholders agreed to, among other things, (i) be present for quorum purposes at any Outbrain stockholder meeting called for the purpose of approving the stockholder proposals necessary to consummate the Transaction pursuant to the Share Purchase Agreement; (ii) vote all of their shares of Common Stock in favor of the Share Issuance Proposal and any other proposals brought to a vote or consent by Outbrain in furtherance of the Transaction; (iii) vote all of their shares of Common Stock against any alternative transaction, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Outbrain or other similar transactions (other than the Transaction and the Share Purchase Agreement) (an “Alternative Transaction”); and (iv) vote all of their shares of Common Stock against any proposal, action, or agreement that would (a) impede, frustrate, prevent or nullify any provision of the Share Purchase Agreement, (b) result in a breach of any covenant, representation or warranty of Outbrain under the Share Purchase Agreement, (c) result in specified conditions set forth in the Share Purchase Agreement not being satisfied or (d) change the dividend policy or capitalization of Outbrain, including the voting rights of any class of capital stock or securities convertible into capital stock thereof, subject to exceptions set forth in the Share Purchase Agreement.
Each Supporting Stockholder is bound by and must comply with certain specified sections of the Share Purchase Agreement relating to Outbrain’s obligation not to solicit any Purchaser Acquisition Proposal. However, in cases where Outbrain is permitted to engage in discussions or negotiations with a third party about a Purchaser Acquisition Proposal or Qualifying Purchaser Acquisition Proposal in accordance with the terms of the Share Purchase Agreement, the Supporting Stockholders and their affiliates and representatives will also be free to participate in those discussions or negotiations regarding such Purchaser Acquisition Proposal or Qualifying Purchaser Acquisition Proposal. The obligations described above do not apply in a case where the Outbrain Board effects a Purchaser Change of Recommendation.
The Stockholder Support Agreement also provides that from the date of the Stockholder Support Agreement until the earlier of (i) the meeting of Outbrain’s Stockholders to approve the Share Issuance Proposal and (ii) the termination of the Share Purchase Agreement (the earlier of (i) and (ii), the “Expiration Time”), the Supporting Stockholders are (a) subject to transfer restrictions on their shares of Common Stock, (b) subject to restrictions on entering into any swap or other arrangement that transfers to another person any of the economic consequences of ownership of their shares of Common Stock and (c) not permitted to publicly announce any intention to effect any of the foregoing actions.
Notwithstanding these limitations, each Supporting Stockholder may (1) if the Supporting Stockholder is an individual, transfer its shares of Common Stock to its immediate family members or a trust for the benefit of the specific Supporting Stockholder or its immediate family members, by operation of law, by will or under intestacy; (2) if the Supporting Stockholder is a corporate entity, limited liability company, or partnership, transfer its shares of Common Stock to other corporate entities controlled by, under the control of, or under common control with the Supporting Stockholder; (3) release its shares of Common Stock from, or transfer its Common Stock in connection with the involuntary realization of, any pledge, lien or encumbrance existing on the date of the Stockholder Support Agreement; (4) pledge, lien or encumber any portion of its Common Stock so long as such pledge, lien or encumbrance would not prohibit, limit, otherwise conflict with or impede (in any respect) the Supporting Stockholder’s compliance with its obligations pursuant to the Stockholder Support Agreement; in the case of each of the foregoing clauses (1), (2) and (4), only if the transferees agree in writing to be bound by the obligations set forth in the Stockholder Support Agreement with respect to the shares of Common Stock as if they were the Supporting

Stockholder thereunder, with Teads and Altice Teads named as an express third-party beneficiary of such agreements; (5) with respect to any options and other equity awards of Outbrain held by the Supporting Stockholder that expire on or prior to the Expiration Time, transfer, sell or dispose of its Common Stock to Outbrain as payment for the exercise price or for settlement of any taxes applicable to the exercise or settlement of such options and equity awards or (6) transfer, sell or dispose of its Common Stock pursuant to an effective Rule 10b5-1 plan.
As of October 28, 2024, the Supporting Stockholders beneficially own in aggregate approximately 20% of the issued and outstanding shares of Common Stock.
Stockholders Agreement
The Share Purchase Agreement provides that, at the Closing, Altice Teads and Outbrain will enter into the Stockholders Agreement, in which Altice Teads and Outbrain will agree, among other things, to the following corporate governance terms and other related corporate matters.
Board Composition
At the Closing, the Outbrain Board will take all necessary action to expand the number of its directors by two (for a total of ten directors as of the Closing) and to cause to be appointed to the Outbrain Board two designees of Altice Teads and its affiliates (any persons designated by Altice Teads, “Teads Designees”).
Unless otherwise determined by the Outbrain Board, the Outbrain Board shall at all times consist of a majority of directors who are independent, as defined under the applicable listing rules of the Nasdaq Stock Market. In addition, unless otherwise determined by the Outbrain Board, a majority of the Outbrain directors shall not be affiliates of any stockholder of Outbrain that beneficially owns, together with its affiliates, 10% or more of the voting rights in Outbrain (the “Non-Affiliated Directors”).
In addition, (i) until Altice Teads and its affiliates cease to hold at least 25% of the total voting power of the outstanding capital stock of Outbrain on an as-converted basis, Altice Teads shall have the right to nominate two directors to the Outbrain Board (one of which shall be unaffiliated with Altice Teads and shall qualify as an independent director pursuant to the requirements of the Nasdaq Stock Market, unless the Outbrain Board determines to terminate the requirement for a majority of independent directors or a majority of Non-Affiliated Directors) and (ii) for so long as Altice Teads and its affiliates hold at least 10% (but less than 25%) of the total voting power of the outstanding capital stock of Outbrain on an as-converted basis, Altice Teads shall have the right to nominate one director to the Outbrain Board. Additionally, commencing on the three-year anniversary of the Closing, Altice Teads shall have the right to nominate three directors to the Outbrain Board until such time as it and its affiliates cease to own at least 30% of the total voting power of the outstanding capital stock of Outbrain, on an as-converted basis (two of which shall be unaffiliated with Altice Teads and shall qualify as independent directors pursuant to the requirements of the Nasdaq Stock Market, unless the Outbrain Board determines to terminate the requirement for a majority of independent directors or a majority of Non-Affiliated Directors). All Teads Designees nominated to the Outbrain Board must be acceptable to the Outbrain Board in its reasonable, good-faith determination.
Under the Stockholders Agreement, Outbrain will be required, among other things, to include the Teads Designees in the slate of nominees recommended by the Outbrain Board for election at any relevant meeting of stockholders called for the purpose of electing directors, recommend that such Teads Designees be elected as directors and include information relating thereto in its proxy materials and form of proxy disseminated to stockholders in connection with the election of directors at each applicable meeting of stockholders.
Altice Teads’ nomination rights shall cease upon a material breach by Altice Teads or its affiliates of certain specified sections of the Stockholders Agreement, provided that Altice Teads or such affiliate fails to cure such breach within ten business days of notice of such breach.
Altice Teads undertakes to inform Outbrain in writing no later than 24 hours after any disposition of Common Stock that results in the loss of any of its board designation or nomination rights.
Resignation; Removal; Vacancies
The parties agreed that Altice Teads will have the exclusive right to nominate and remove Teads Designees from the Outbrain Board and will have the exclusive right to designate new directors for election to the Outbrain Board to fill any vacancy of any Teads Designees. This right exists for as long as Altice Teads retains its right to designate a director to such seat on the Outbrain Board by virtue of Altice Teads’ and its affiliates’ ownership of Outbrain shares. In the event of mid-term replacement of a serving Teads Designee, the Outbrain Board is required to have any new Teads Designee appointed as a director by the Outbrain Board as promptly as practicable after such designation by Altice Teads.
Upon any decrease in the number of directors that Altice Teads is entitled to designate for nomination to the Outbrain Board based on the beneficial ownership thresholds discussed above, Altice Teads agreed to take all necessary action to ensure that the appropriate designee tenders his resignation as promptly as practicable following the date on which such designation right is reduced.
Voting
For so long as Altice Teads and its affiliates hold in the aggregate at least 15% of the total voting power of the outstanding capital stock of Outbrain determined on an as-converted basis, Altice Teads and each of its affiliates shall take such action at each meeting of the stockholders of the Company or any class thereof as may be required so that all of the Acquisition Shares beneficially owned by Altice Teads and/or by any of its affiliates (including any Common Stock issuable upon conversion of Series A Preferred Shares) are voted in the same manner as recommended by the Outbrain Board, except (i) with Outbrain’s prior written consent or (ii) to the extent that Outbrain is in material breach of certain obligations under the Stockholders Agreement and fails to cure such breach within 10 business days of notice.
Standstill
For so long as Altice Teads and any of its affiliates that hold Common Stock or Series A Preferred Shares hold in the aggregate at least 15% of the total voting power of the outstanding capital stock of Outbrain determined on an as-converted basis, each of Altice Teads and such of its affiliates shall not, and shall cause their other affiliates that are legal entities, as well as their respective controlling individual shareholders (but excluding directors and officers), to not, subject to certain exceptions and the right of any Teads Designee serving as a director of Outbrain to act in his or her capacity as such: (i) acquire or agree to acquire or make any proposal to acquire, directly or indirectly, beneficial ownership of any Outbrain shares (including a derivative thereof) other than the shares issued in the Transaction and other than in connection with a stock split, stock dividend, conversion of Series A Preferred Shares, or other similar transaction, subject to certain exceptions; (ii) form, join or in any way participate in a “group” with respect to Outbrain’s shares, subject to a limited exception; (iii) call or seek to have called any annual or special meeting of the Company’s stockholders, or to submit a stockholder proposal for action in connection thereto; (iv) “solicit” or become a “participant” in any “solicitation” of any “proxy” from or by any other stockholder in connection with any vote on any matter; (v) seek, make or take any action, publicly or otherwise, to solicit or knowingly encourage any offer or proposal for a strategic transaction involving Outbrain, its assets, business or subsidiaries; (vi) otherwise act, alone or in concert with others, to (a) seek or propose to seek representation on or to control Outbrain’s management or the Outbrain Board, (b) seek or propose to seek the removal of any member of Outbrain’s management or the Outbrain Board, (c) otherwise seek or propose to seek to control the Outbrain Board or (d) Outbrain’s management or the policies of Outbrain; (vii) enter into discussions, negotiations, arrangements or understandings with any third party in connection with any of the foregoing; or (viii) otherwise seek to control or influence the Outbrain Board or Outbrain. The foregoing restrictions do not prohibit Altice Teads from exercising its rights under the Share Purchase Agreement or related transaction documents, submitting confidential proposal(s) for a potential non-hostile negotiated transaction to Outbrain’s chief executive officer or the chairman of the Outbrain Board or taking actions to the extent invited to do so by the Outbrain Board. The foregoing restrictions likewise do not prohibit a director in a personal capacity from exercising any rights and fiduciary duties as an Outbrain director or restrict any discussions solely among other members of the Outbrain Board and/or management, advisors, representatives or agents of Outbrain.
Transfer Restrictions
For a period of three months from Closing, Altice Teads and its affiliates may not transfer any shares of Outbrain (whether Common Stock or Series A Preferred Shares) to any other person without prior Outbrain Board authorization. After this period, Altice Teads and its affiliates may not transfer any Common Stock or Series A Preferred Shares to a person that would, as a result of such transfer, become a beneficial owner of 10% or more of the total voting power of Outbrain’s capital stock, determined on an as-converted basis, subject to certain exceptions, including public resales pursuant to a registration statement and transfers to certain affiliates, and transfers to financial institutions for the purpose of subsequent dispositions.

With respect to Altice Teads’ Series A Preferred Shares, for the 12-month period following the Closing Date (the “Holdback Period”), Altice Teads shall not transfer its Series A Preferred Shares to any person if, after giving effect to such transfer, Altice Teads shall hold Series A Preferred Shares (the “Holdback Shares”) having an aggregate then-current liquidation preference of less than the Holdback Amount, subject to certain exceptions. The Holdback Amount is required to remain available for satisfaction of Altice Teads’ indemnification obligations under the Share Purchase Agreement (and in accordance with the Certificate of Designation). In the event that any claims for indemnification under the Share Purchase Agreement remain outstanding as of the end of the initial 12-month Holdback Period, the Holdback Period will be extended (the “Holdback Extension Period”) until such time as such claims have been resolved or satisfied in accordance with the Share Purchase Agreement. As of any date during the Holdback Extension Period, the Holdback Shares shall be a number of Series A Preferred Shares having an aggregate liquidation preference under the Certificate of Designation equal to the lesser of (i) $25 million and (ii) the aggregate amount of all losses claimed that (A) were pending and unresolved as of the end of the initial Holdback Period and (B) remain unresolved as of such date. In no event will any Holdback Extension Period extend past the third anniversary of Closing.
Information Rights
Provided that Altice Teads holds at least 10% of the total voting power of the outstanding capital stock of Outbrain (on an as-converted basis), Altice Teads has the right to receive any reports and information relating to the financial condition, business and corporate affairs of Outbrain as Altice Teads reasonably requests in writing, subject to certain exceptions.
Termination
In the event that the Deferred Payment has not been paid in full by the third anniversary of the Closing, the transfer restrictions described above as applicable to Altice Teads’ and its affiliates’ Acquisition Shares will terminate, subject to certain exceptions. In particular, any transfer to a person that will, as a result of that transfer, own 10% or more of the total voting power of Outbrain shall continue to require prior Outbrain Board approval, unless such transfer is effected through a national securities exchange, to a financial institution for the purpose of subsequent dispositions, or through a resale registration statement.
In the event that the Deferred Payment has not been paid in full by the sixth anniversary of the Closing, or an Event of Default (as defined herein) occurs and is not remedied within 90 days, the voting requirements and standstill terms and conditions described above will also terminate. “Event of Default” means Outbrain’s failure to pay any principal of, or premium or interest on, any Material Indebtedness (as shall be defined in the New Revolving Credit Agreement).
Registration Rights Agreement and Amended and Restated Investors’ Rights Agreements
At the Closing, Altice Teads and Outbrain will enter into the Registration Rights Agreement pursuant to which the Company will provide customary demand and piggyback registration rights, as summarized below, to the holders of the Altice Registrable Securities (as defined herein), which includes, among other things, all shares of Common Stock held by Altice Teads immediately following the Closing and all shares of Common Stock issuable upon conversion of the Series A Preferred Shares.
Separately, Outbrain is party to the Investors’ Rights Agreement, which entitles those stockholders who are a party thereto to certain registration rights. In accordance with the Investors’ Rights Agreement, and subject to conditions listed below, certain entities that beneficially own or owned more than 5% of the Common Stock or are Outbrain’s directors or executive officers are entitled to certain registration rights under the agreement, namely Viola Ventures, RM Hamburg Holding GmbH (formerly Gruner + Jahr GmbH), and our Co-Founder and Board Chair, Yaron Galai (the “IRA Holders”). Prior to the Closing, Outbrain has agreed to take such action as may reasonably be necessary to procure the execution and delivery by the requisite parties of the Amended and Restated Investors’ Rights Agreement to, among other things, provide for consistency between the registration rights provided for in the Registration Rights Agreement and those provided for in the Amended and Restated Investors’ Rights Agreement, as described below.
Altice Teads Demand Rights
The Registration Rights Agreement provides that, upon the written request of the holders of more than 35% of (i) the Common Stock issued or issuable upon conversion of the Series A Preferred Shares or as dividends on the Series A Preferred Shares and (ii) the Common Stock held by Altice Teads or an assignee thereof (an “Altice Teads Holder” and together with the IRA Holders, the “Holders”) immediately following the Closing (such Common Stock, subject to certain exceptions set forth in the Registration Rights Agreement, the “Altice Registrable Securities”), Outbrain is required to file a registration statement in respect of the Common Stock held by the Holders (an “Altice Teads Demand Registration”). Within 10 days following a request to effect such a registration, Outbrain is required to give written notice of the request to the Holders of securities of the Company (other than the Altice Registrable Securities), if any, which may be requested to be included in a registration pursuant to the Amended and Restated Investors’ Rights Agreement (and other contractual registration rights, if any) (the “IRA Registrable Securities” and together with the Altice Registrable Securities, the “Registrable Securities”), and offer them an opportunity to include their stock in the registration statement. We are not required to effect more than two Altice Teads Demand Registrations under the Registration Rights Agreement and we are only required to do so if the anticipated minimum aggregate offering price stated in any such Altice Teads Demand Registration is at least $5 million.
IRA Demand Rights
At any time until July 27, 2026 (the fifth anniversary of the closing of our IPO), upon the written request of the holders of more than 35% of the Common Stock held by the IRA Holders, we are required to file a registration statement in respect of the Common Stock held by such IRA Holders (an “IRA Demand Registration” and together with an Altice Teads Demand Registration, a “Demand Registration”). Within 10 days following a request to effect such a registration, we are required to give written notice of the request to the other holders of IRA Registrable Securities and to the Altice Teads Holders and offer them an opportunity to include their stock in the registration statement. We are not required to effect more than two IRA Demand Registrations under the Registration Rights Agreement and we are only required to do so if the anticipated minimum aggregate offering price stated in any such IRA Demand Registration is at least $5 million.
Altice Teads S-3 Demand Rights
Upon the written request of any Altice Teads Holder, we are required to file a registration statement on Form S-3 in respect of the Altice Registrable Securities (an “Altice Teads Form S-3” and such registration, an “Altice Teads S-3 Registration”). Following a request to effect such a registration, we are required to give written notice of the request to the IRA Holders within 20 days and offer them an opportunity to include their stock in the Altice Teads Form S-3. We are not required to effect an Altice Teads S-3 Registration if we have already effected, within the preceding 90-day period, a Demand Registration, an Altice Teads S-3 Registration, a registration pursuant to the Amended and Restated Investors’ Rights Agreement or a Piggy-Back Underwritten Offering (as defined herein) in which the Altice Teads Holders were able to include at least 80% of the Altice Registrable Securities they requested to include and are only required to do so if the aggregate price to the public, net of any underwriters’ discounts or commissions, from any such Altice Teads S-3 Registration is estimated to be at least $1 million. In addition, in the event of a request from any Altice Teads Holder that is entitled to sell securities pursuant to such Altice Teads Form S-3 without filing a post-effective amendment that the Company effect an offering with respect to Altice Registrable Securities (an “Altice Teads Shelf Takedown”), the Company shall not be required to do so if the Company has within the 12-month period preceding the date of such request already effected two Altice Teads Shelf Takedowns.
IRA S-3 Demand Rights
Upon the written request of any IRA Holder, we are required to file a registration statement on Form S-3 in respect of the IRA Registrable Securities (an “IRA Form S-3” and such registration, an “IRA S-3 Registration”). Following a request to effect such a registration, we are required to give written notice of the request to the holders of the other IRA Registrable Securities and to the Altice Teads Holders within 20 days and offer them an opportunity to include their stock in the IRA Form S-3. We are not required to effect an IRA S-3 Registration if we have already effected, within the preceding 90-day period, a Demand Registration, an IRA S-3 Registration, a registration pursuant to the Registration Rights Agreement or a Piggy-Back Underwritten Offering in which the IRA Holders were able to include at least 80% of the IRA Registrable Securities they requested to include and are only required to do so if the aggregate price to the public, net of any underwriters’ discounts or commissions, from any such IRA S-3 Registration is estimated to be at least $1 million. In addition, in the event of a request from any IRA Holder that is entitled to sell securities pursuant to such IRA Form S-3 without filing a post-effective amendment that the Company effect an offering with respect to IRA Registrable Securities (a “IRA Shelf Takedown”), the Company shall not be required to do so if the Company has within the 12-month period preceding the date of such request already effected two IRA Shelf Takedowns.

Piggyback Registration Rights
Holders also have the right to request that we include their Registrable Securities in any registration statement filed by us in the future for the purposes of a public offering for cash, subject to specified exceptions (a “Piggy-Back Underwritten Offering”). Holders of Registrable Securities continue to have the right to include any Registrable Securities in subsequent Piggy-Back Underwritten Offerings regardless of whether the Holder has opted out of such past registration statements.
Cutback
In the event that the managing underwriter in any registered offering advises us in writing that marketing factors require a limitation on the number of shares that can be included in such offering, shares will be included in the registration statement for such offering in an agreed order of preference among the Holders, with the Altice Registrable Securities and the IRA Registrable Securities being treated on a pari passu basis except that in the event of an Altice Teads Demand Registration, the Altice Registrable Securities requested to be included by the Holders initiating such demand shall have a preference over any other Altice Registrable Securities or IRA Registrable Securities, and in the event of an IRA Demand Registration, the IRA Registrable Securities requested to be included by the Holders initiating such demand shall have a preference over any other IRA Registrable Securities or Altice Registrable Securities. In addition, Outbrain has first preference in any registration initiated by Outbrain, but the aggregate amount of either Altice Registrable Securities or IRA Registrable Securities that may be included in such offering pursuant to the piggy-back registration rights under the Registration Rights Agreement and the Amended and Restated Investors’ Rights Agreement, respectively, may not be reduced below 25% of the aggregate amount of securities included in that offering.
Termination
With respect to any Holders of Registrable Securities that hold less than 5% of our outstanding equity securities, registration rights terminate when the shares held by such Holder can be sold within a three-month period under Rule 144.
Expenses
We will pay all expenses in carrying out the foregoing registrations, other than any underwriting discounts and commissions (for which each of the Holders participating in such registration shall pay its pro rata portion) and the fees and expenses of a Holder’s own advisors.
Transition Services Agreement
At the Closing, Altice Teads and Teads will enter into the Transition Services Agreement. Under the Transition Services Agreement, Altice Teads will provide certain data, hosting and support services designed to support the ability of Teads and its subsidiaries (including Outbrain following Closing, as it relates to Teads and its subsidiaries) to maintain and access their records, information and financial statements for the purpose of facilitating the Transaction contemplated by the Share Purchase Agreement and to enable continued operations of Teads and its subsidiaries in the ordinary course.
Specifically, Altice Teads will provide various data and hosting services designed to assist and enable the accounting and financial control functions of Teads and its subsidiaries, including regular support and maintenance for underlying software, as well as periodic auditor support and reasonable cooperation to provide historical audit records and historical information in connection with any required submissions to regulatory authorities (the “Services”).
The Services shall be substantially equivalent in nature, scope, volume and quality, as provided by Altice Teads in the ordinary course in the twelve months immediately prior to Closing; subject to reasonable changes. The Services will be provided to Teads and its subsidiaries for periods set forth in the Transition Services Agreement and will be provided on a cost plus basis. Either party may terminate the Transition Services Agreement in the event the other party commits a material breach (i) if such breach is able to be cured, upon written notice if the breaching party fails to cure such breach within thirty days after its receipt of written notice thereof, or (ii) if such breach is incapable of cure, immediately upon written notice.

DESCRIPTION OF OUTBRAIN’S BUSINESS
Outbrain was incorporated in August 2006 in Delaware. Outbrain is headquartered in New York, New York with various wholly owned subsidiaries, including in Israel, Europe and Asia. Outbrain’s Common Stock began trading on The Nasdaq Stock Market LLC on July 23, 2021.
Outbrain’s mission is to connect businesses with engaged audiences.
Outbrain is a leading technology platform that drives business results by connecting media owners and advertisers with engaged audiences to drive business outcomes, reaching over a billion unique consumers around the world. Outbrain’s AI prediction engine powers a two-sided platform for advertisers and media owners that delivers concrete business outcomes. Outbrain’s platform enables thousands of digital media owners to provide tailored experiences to their audiences, delivering audience engagement and monetization. For tens of thousands of advertisers, from enterprise brands to performance marketers, Outbrain’s platform optimizes audience attention and engagement to deliver greater return on investment at each step of the marketing funnel.
Over the past decade, consumers have become increasingly accustomed to seeing highly curated content that aligns with their unique interests. Social media and search have simplified discovery by leveraging billions of data points to offer personalized experiences. In a similar fashion, Outbrain’s prediction engine ingests billions of data points each minute to provide digital media owners with a platform to deliver curated editorial and advertiser experiences to their audiences. Outbrain has been leveraging AI to enhance its ingestion of data and the performance of its prediction engine since its inception. This type of AI, known as traditional or predictive AI, uses machine learning to filter and better understand data to forecast consumer preferences. By contrast, generative AI turns machine learning inputs into actual content. Throughout this proxy statement, when referring to “AI,” we are referring to traditional or predictive AI, unless the term “generative AI” is specified.
According to Statista, consumption of content continues to shift online, with over five billion consumers accessing the Internet, primarily through mobile devices, where the ability to scroll through a feed has come to be expected by consumers on every page. This means the method in which audiences discover and engage with editorial content must evolve. Outbrain’s media partners are media owners that use Outbrain’s technology to help their audiences navigate what to read, watch, consider and buy next.
Outbrain’s platform is built for user engagement and, as a mobile-first company, is designed to be highly effective on mobile devices. Outbrain’s technology is deployed on the mobile apps and websites of most of our media partners, generating 73% of our revenue in 2023.
Outbrain operates a two-sided marketplace, which means it usually has exclusive control over all aspects of the consumer experience, allowing it to quickly test and deploy new formats for its advertisers and media owners. Since its inception, Outbrain has been guided by the same core principles pertaining to its three constituents: consumers, media partners and advertisers.
•
Consumers. Outbrain’s platform is centered on predicting consumer attention and engagement. Outbrain believes that by focusing its algorithm on optimizing toward these consumer-centric factors, it is able to cultivate user behavior patterns that compound over time, delivering greater effectiveness and efficiency for its advertisers, superior long-term monetization for its media partners, as well as increased value for Outbrain.

•
Media Partners. Outbrain is committed to supporting the long-term success of its media partners. Outbrain strives to develop multi-year contracts with media partners, with the objective of delivering long-term revenue and deeper audience engagement. Outbrain’s media partners include both traditional publishers and companies in new and rapidly evolving categories, such as mobile device manufacturers.

•
Advertisers. Outbrain offers unique advertising solutions across the marketing funnel and provides a single access point to not only reach, but drive real business outcomes from consumers across the Open Internet. Outbrain provides advertisers from enterprise brands to performance marketers with solutions to optimize consumer attention and engagement, to deliver accountable business results and greater return on investment.

Outbrain partners with thousands of the world’s most trusted digital media owners. Outbrain believes it is an important technology and monetization partner to these media owners, delivering over $5 billion in direct revenue to its partners since its inception. Some key partners with which Outbrain has long-standing relationships with, across its various regions, include Asahi Shimbun, CNN, Der Spiegel, Le Monde, MSN, New York Post, Sky News and Sky Sports and The Washington Post. The average tenure of Outbrain’s top 20 media partners (based on Outbrain’s 2023 revenue), which also include its more recent partnerships, such as Axel Springer and Fox News, is approximately seven years.
Through Outbrain’s direct, usually exclusive code-on-page integrations with media owners, it has become one of the largest online advertising platforms on the Open Internet. In 2023, Outbrain provided personalized ads to over a billion monthly unique consumers, delivering on average over 12 billion experiences promoting content, services and products per day, with tens of thousands of advertisers directly using Outbrain’s platform.
Outbrain is one of the few technology companies who provide a single point of access to consumers as they engage with thousands of media properties across the Open Internet. As a result, Outbrain provides a platform that delivers a consistent experience to these consumers, giving advertisers confidence in how they reach their audiences at valuable moments of engagement and consideration.
Outbrain’s AI prediction engine is fundamental to how it optimizes experiences and outcomes for consumers, media owners and advertisers. Outbrain processes billions of data signals per minute, powering more than one billion predictions and over 100,000 experiences per second. The growth of Outbrain’s platform, access to audiences, and analysis of marketer results provides Outbrain with greater data, which enables Outbrain to continually improve the efficacy of its AI prediction engine. Outbrain’s ability to collect and synthesize large data sets using AI is a key differentiator, and enables Outbrain to deliver advertiser outcomes, consumer experiences and media owner value.

5
Media owners benefit from increased engagement with their content and improved monetization
1
User scrolls through the media owner's content, powered by Outbrain's Smartlogic
AI Prediction Engine, powering Smartlogic
Editorial Content
Ad
Our Top Picks to Add to Your Bookshelf Updated Weekly
Accessories for Every Occasion. Shop the New Collection Today.
4
User engages with content and ads, and algorithms fine tune based on those interactions
2
Advertisers bid to show their ads
3
AI Prediction Engine predicts and serves the most relevant media owner content and ads, based on proprietary data and advanced AI

Navigating the Transforming Media Landscape for Media Owners and Advertisers
Outbrain is targeting a large, fragmented and growing market. According to an Insider Intelligence forecast, global digital advertising is expected to grow by 26% from 2023 to 2025, accounting for $767 billion in spend in 2025. The addressable market for advertising on the Open Internet is tremendous: Insider Intelligence data from January 2024 shows that the programmatic advertising sector is still growing significantly, especially on the Open Internet, where spending in the U.S. alone is rising at a faster rate than in walled gardens and could surpass $50 billion by 2025.
The media landscape is undergoing a substantial transformation, primarily due to the increased consumption of video on social platforms. This shift is shaping how consumers engage with digital media and influencing advertisers in budget allocation.
Global digital advertising revenues have historically been concentrated by the walled gardens, particularly within Google, Meta and their platforms. According to an Insider Intelligence (e-marketer) forecast from October 2023, the relative shares of Google and Meta are expected to decline year over year through 2025, despite their revenue growth. Other channels are capturing share of digital advertising spend, including TikTok, Amazon and Roku, supporting Outbrain’s belief that advertiser dollars will shift and overall spend will increase to platforms delivering incremental reach, engaged consumers and return on investment for advertisers.

Additionally, while consumers are spending a large proportion of their time on social media, Insider Intelligence’s data shows that growth of time spent is plateauing, as consumers seek longer-form content to engage with (rather than short-form social content alone). Outbrain believes this represents an opportunity as the broader ecosystem of advertisers seek partners to support continued growth of editorial and journalistic content.
Accordingly, Outbrain is executing on strategies to draw both consumers and advertisers to the Open Internet. Outbrain’s long-standing approach to navigating this changing landscape includes its efforts to become the leading prediction platform on the Open Internet, continually optimizing for user attention and engagement.
Outbrain’s Offering for Media Partners
Outbrain’s extensive platform provides a suite of solutions tailored specifically to meet the needs of media owners. Outbrain’s comprehensive media owner suite brings advanced AI-backed prediction technology to the Open Internet, enabling Outbrain’s media partners to enhance their businesses through sustainable monetization, robust audience development and efficient revenue diversification. This data-driven decision-making allows Outbrain’s media partners to position themselves for success in 2024 and beyond.
•
Monetization that Balances Content and Ads: Outbrain facilitates content discovery and seamless monetization for Outbrain’s media partners on their own sites. Outbrain’s sophisticated algorithms optimize the editorial recirculation of content, resurfacing high-quality material for consumers and driving longer sessions on the site. This approach also enhances the value of audience interactions, as consumers engaged with editorial content are more likely to interact with paid advertisements.

•
Fueling Publisher Business with Outbrain’s Demand Strategy: Outbrain’s branding platform, Onyx by Outbrain™, is designed to maximize brand impact on the Open Internet. Collaborating with premium brands, Outbrain optimizes for user attention to captivate audiences, boost engagement and unlock increased monetization opportunities for media owners. This reinforces Outbrain’s value proposition to media owners and drives sustainable success for the industry.

•
Customized Layouts: Outbrain’s AI-first platform delivers customized experiences. By leveraging machine learning to analyze audience behavior, contextual insights and campaign performance data, Outbrain dynamically optimizes its media partners’ digital properties for user experience. Outbrain’s AI-powered prediction engine surfaces the most relevant editorial content and Outbrain’s ad delivery is optimized for campaign performance to increase engagement and drive higher ROAS. Outbrain’s Smartlogic technology dynamically selects the right experience and layouts according to the audience’s interests and the media owner’s own key performance indicators, from engagement to monetization.

•
Engaging Experiences: Outbrain offers a range of formats for strong monetization, including premium pre-roll video ads contextually matched with relevant editorial video content, high-impact display creatives, standard IAB banners and classic native formats. Combined with Outbrain’s prediction engine, these experiences provide reliable and stable monetization across the entirety of media owner digital properties. Outbrain is particularly focused on creating engaging video experiences for both publisher audience development and advertiser purposes, to directly address the desire of consumers to “watch” rather than read: According to Insider Intelligence, digital video was estimated to comprise 52.3% of total time spent on screen in 2023, with entertainment and news as the preferred categories for that “consumption.”

•
Efficient Audience Development: A significant proportion of the engagement created by Outbrain’s platform is with the content of the media partner, which Outbrain refers to as an “organic experience.” Outbrain equips its media partners with essential tools and services to promote relevant organic editorial experiences to their audiences, improving audience engagement, recirculation and monetization opportunities as a result. This offering is crucial to support continued audience acquisition and retention across the Open Internet.

•
Powerful Revenue Diversification: Keystone by Outbrain™ technology extends ad server optimization capabilities beyond direct campaigns to various campaign types, allowing media owners to effectively diversify their revenue streams. With Outbrain’s total revenue optimization tool, media owners can execute subscription campaigns or optimize their own eCommerce and affiliate campaigns with Outbrain’s distinctive capability for driving engagement.

Outbrain serves as a technology partner for media owners, and their success is integral to Outbrain’s. With journalism embedded in Outbrain’s DNA and a strong prioritization of supporting publishing since its inception, Outbrain possesses a unique understanding of the industry. Outbrain’s long-lasting partnerships, averaging seven years, despite their typical contract length being two to four years, currently extend to over 8,000 media owners worldwide, with over $5 billion invested back into Outbrain’s media partners through Outbrain’s business model to date, contributing to the sustainability of the publishing industry.
Outbrain documents most of its media partner arrangements using standard contract terms, which are comprised of a partner enrollment form, completed by media partners seeking Outbrain’s services, that hyperlinks to Outbrain’s publicly available standard partner distribution terms. The partner enrollment form contains the commercial terms of Outbrain’s arrangements: term length (initial, auto-renewal and notice period), the specified percentage of the revenue earned from implementing Outbrain’s technology on the media partner pages, the payment terms, and any additional terms agreed upon by the parties. The hyperlinked standard partner distribution terms include terms related to the license and use of the platform and technology, limitations on use of similar technologies, and customary terms and conditions.

Advertiser ROAS
AI powered optimization of advertiser landing page, to deliver maximum business results.
User engagements with ads
Return on Ad Spend
Measured business value to advertiser

In addition, certain media partner arrangements include additional commercial terms such as variable revenue percentages based on page view volume or revenue, or a guaranteed minimum rate of payment if the media partner meets certain additional criteria, including the implementation of advertisement spaces in defined placements across the media partner sites. Outbrain also has arrangements with media partners on a programmatic basis such that the contract defines the mechanics to participate in the media partner’s real-time auction for access to the media partner’s inventory, with neither party committing to provide or bid on inventory. The commercial terms of these arrangements, such as revenue percentages, tiering of such percentages, guaranteed minimum rates of payment or programmatic, are all factors, among others, such as geography and size of the media partners, that contribute to Outbrain’s revenue mix.
Outbrain’s Offering for Advertisers
Outbrain provides a full-stack, cross-funnel advertising solution for advertisers of all sizes—from enterprise brands and the agencies who serve them, to direct-to-consumer brands, performance marketers and beyond. Outbrain drives ROAS for advertisers by connecting them with audiences when they are most likely to pay attention, engage and convert. This enables advertisers to not only reach, but drive real business outcomes from consumers across the Open Internet.

Outbrain has several proprietary buying platforms that enable Outbrain’s advertiser partners to deliver measurable results across each step of the purchase funnel. Amplify, Outbrain’s performance advertising platform, drives engagement and conversion with native ad experiences. Outbrain’s DSP (“Outbrain DSP”), previously known as Zemanta, enables advertisers to optimize their media spend for engagement and outcomes with programmatic buying methods. In 2023, Outbrain launched its new branding platform, Onyx by Outbrain™ (“Onyx”), applying Outbrain’s AI prediction engine to a viewable, brand-safe environment that delivers greater consumer attention. Outbrain believes this presents a significant opportunity to both provide brands with more accountable methods of measurement for their upper and mid-funnel marketing objectives, while also providing the tailored, relevant experience consumers have come to expect.
Regardless of the buying channel advertisers choose to use, Outbrain’s product offerings provide differentiated value by delivering accountable results beyond views, such as attention, engagement and conversions.
Outbrain’s unique inventory is also programmatically accessible via leading third-party demand side platforms, which enables advertisers to access the value of Outbrain and Onyx environments on their platform of choice. Outbrain’s proprietary buying platforms, described above, provide unique value through AI-powered campaign tools, unique formats and targeting capabilities, all of which are designed to deliver better ROAS.
Outbrain’s offerings provide advertisers with:
•
Seamless and engaging ad experiences. Outbrain features ad inventory and formats that blend seamlessly with the page experience, and are relevant and engaging to the user based on their interests. Outbrain formats are available in a range of variations tailored to achieving specific engagement and performance goals. Onyx formats are designed for attention and are large-format and high-impact in nature. Outbrain’s suite of ad experiences includes standard native, carousel and app install ads, outstream video, contextual pre-roll video and high-impact display.

•
AI-powered prediction engine. Outbrain’s deep and direct integrations with thousands of media properties provide Outbrain with a wealth of consumer interest and engagement data points. Outbrain’s proprietary prediction engine ingests billions of data points each minute, utilizing AI and machine learning to make real-time ad serving decisions based on which opportunities are most likely to yield optimal results for the advertiser. This unique engine differentiates Outbrain’s offering beyond typical programmatic platforms, and consistently delivers ROAS for Outbrain’s advertisers.

•
Performance tools driven by automation and AI. Use of AI to power better performance is part of Outbrain’s DNA. Outbrain’s Conversion Bid Strategy (“CBS”) tool harnesses Outbrain’s wealth of engagement data and machine learning to optimize bid strategies to hit the advertiser’s desired campaign goals. CBS has proven so effective that approximately 75% of advertiser campaigns in 2023 utilized CBS to optimize campaign performance. Outbrain is also leveraging generative AI in dynamic new features like AI-powered headline generation, which simplifies ad creation and produces tailored, engaging content, elevating click-through rates and overall performance.

•
Unique interest and contextual data. Outbrain’s relationships with its media partners also provide Outbrain with a wealth of consumer interest and contextual data, which Outbrain uses to build unique targeting products. Outbrain’s data offering includes targeting offerings based on consumer interest segments, as well as complex offerings that predict audience characteristics based on contextual and interest data. This supports Outbrain’s advertisers reaching relevant audiences without reliance on third-party cookies, and powers greater performance.

•
Concrete business outcomes. The Outbrain platform enables advertisers to optimize specific campaign goals, guaranteeing engagement and delivering other measurable business outcomes beyond traditional ad views. This includes sales, conversions, traffic, sign-ups, leads, attention and more. Advertisers are able to view progress, manage ongoing campaigns and maximize ROAS. Outbrain’s Onyx platform similarly optimizes towards an accountable outcome: attention. Onyx enables advertisers to deliver concrete ROAS with their branding campaigns, by providing high audience attention and corresponding incremental outcomes as a result, rather than ad views alone.

•
Full-stack buying solutions. As referenced above, Outbrain provides a full suite of buying capabilities for advertisers. Outbrain owns and operates its own proprietary performance platform, Amplify, as well as its own DSP, Outbrain DSP. Outbrain also connects with leading third-party DSPs via its own programmatic platform, a supply-side platform (“SSP”), providing agency holding companies and brands with programmatic access to Outbrain’s platform on their buying platform, a DSP, of choice. Outbrain is one of the few Open Internet advertising companies with an end-to-end buying stack, including Outbrain’s own SSP, DSP and performance buying platform. This enables advertisers to benefit from greater supply-path optimization, efficiency and transparency—and enables a more sustainable advertising ecosystem.
•
Quality. Outbrain works with established media partners, employing rigorous selection criteria, onboarding standards, controls, processes and ongoing monitoring. As a result, Outbrain’s platform provides predominantly exclusive access to engaged consumers in high quality content environments across many of the world’s most trusted media properties.

Advertiser Results Driven by Tailored Consumer Experience
Outbrain’s relationships with media owners notably differentiate Outbrain’s offering for advertisers. Outbrain’s Smartlogic product dynamically optimizes the arrangement and format of experiences delivered to each consumer, predicting which experiences they are most likely to be interested in and engage with. This ensures optimal performance for Outbrain’s advertising partners, and allows them to reach consumers at incremental, exclusive moments of high attention and engagement.

AI and Machine Learning backed bidding automation, optimizing advertiser ROAS and minimizing manual work.

Amplify
Overview
Campaigns
Conversions
Audiences
Scheduled Reports
Realtime Data
Amplify Labs
Video Creative Studio New
Account Settings
User Management New
Payments
Details
Campaign name
Campaign objective
Creative Format
Platform
Budget & bidding
Bid strategy
Budget
Schedule
Start date
Start time
Target
Location
Language
Audience targeting
Advanced targeting
Track
Suffix
3rd party pixel
Device
Smartphone
Tablet
Desktop
OS, browser & WiFi targeting
Conversion bid strategy
Max conversions
Target ROAS
Target CPA
Generate as many conversions as possible given your allotted budget
Primary conversion for optimization
convert
Supporting soft conversions
Select additional conversions that are part of the same funnel (recommended)
Additional options
Budget & Bidding
Reach Estimator
Available Daily Impressions
6.69M - 8.95M
Fairly Broad
Your reach is fairly broad. If you're looking to increase scale, consider expanding your targeting.
Campaign Settings
2 Content
Cancel
Next: Content

AI Prediction Engine, Powering Onyx Placement: Experiences served at moments of high attention, with high relevance to the page and consumer.
Ad: Rich media formats tailored for branding objectives.
Perfection in every detail.
Fuel your wildest creations.

Outbrain’s Competition
The digital advertising industry is highly competitive and fragmented. Many of Outbrain’s competitors provide only one element of the full demand offering Outbrain has now created. Outbrain believes it is in a differentiated position due to its ability to service advertiser objectives from branding to performance and provide media owners with full-page monetization as a result. Outbrain competes for advertising dollars and media owner partnerships with advertising technology platforms who have traditionally been performance focused, such as Criteo, Taboola and RevContent. With the creation of Outbrain’s branding platform, Onyx, and Outbrain’s programmatic tech stack, Outbrain also competes with companies such as Magnite, PubMatic, Teads and TripleLift. The Open Internet category, which Outbrain and the competitors listed above are placed within, also competes with large consumer-facing digital platforms for ad dollars. These include companies such as Amazon, Meta, TikTok, Google and X (formerly known as Twitter).
The key factors that differentiate Outbrain from competitors and secure long-term media owner partnerships as a result include: (i) Outbrain’s unique media owner suite which includes audience engagement and revenue diversification offerings that provide valuable tools that extend far beyond monetization alone, and increasingly (ii) Outbrain’s ability to offer full-page monetization solutions, with an array of advertiser demand types from branding dollars to performance dollars, which are optimized by differentiated AI-backed Smartlogic technology.
The key factors that enable Outbrain to compete effectively for advertising dollars include: (i) deep understanding of consumer interest and intent across editorial environments, as a result of Outbrain’s unique media owner offering; (ii) utilization of Outbrain’s core AI prediction technology to leverage this data to deliver better branding, consideration and performance outcomes; (iii) access to massive audience scale on premium media owner properties across the globe; and (iv) supply-path optimization by design, offering advertisers efficient, direct access to media owner inventory at scale.
Outbrain’s Technology
Outbrain has designed its platform to process real-time content and advertising transactions quickly and efficiently at a massive scale. In 2023, Outbrain’s platform delivered on average over 12 billion recommendations daily, in 20 languages. Outbrain designed its platform using a microservices-based architecture, which enables the rapid deployment of new features with high availability, reliability and redundancy.
Outbrain’s platform consists of the following key technology components:
•
Infrastructure. To support Outbrain’s business needs, Outbrain operates its own proprietary cloud infrastructure, and also utilizes other public clouds. Outbrain’s proprietary infrastructure includes over 7,000 servers, with storage capacity exceeding several petabytes. Outbrain’s servers are primarily located in three third-party data centers, on a co-location basis, in Secaucus, NJ, Sacramento, CA, and Chicago, IL. Each of Outbrain’s data centers is operated by a different vendor, in order to minimize the impact of any outage on Outbrain’s platform. While all three data centers actively serve recommendations to consumers, Outbrain is able to serve all of its traffic from two of the three data centers if needed. Outbrain utilizes a global content delivery network, and dynamic acceleration, for additional performance optimization and redundancy. In 2022, Outbrain also started serving recommendations from a public cloud based in the Netherlands to several countries in Europe. Outbrain uses architecture similar to its primary third-party data centers and deploys over two availability zones for high availability. Outbrain’s infrastructure is designed such that Outbrain does not have any known single point of failure at any level. Within each data center, Outbrain has load-balanced servers on each layer of the system, so that a failure in one server or component will not impact performance or availability. Some of these clusters are dedicated to handling incoming traffic and delivering content, including web servers, caches and real-time database applications. Other clusters are devoted to the data analytics and algorithm modeling involved in creating content recommendations. The design also includes load balancers, firewalls and routers that connect the components and provide connections to the Internet. In particular, Outbrain uses software specifically designed for processing large data sets to provide real-time data analysis, the results of which are then fed back to refresh and improve Outbrain’s recommendation algorithms. Outbrain monitors its system using several tools, both internal and external, to gauge its uptime and performance. Outbrain also uses multiple layered security controls to protect its recommendation engine and Outbrain’s data assets, including software-based access controls for Outbrain’s source code and production systems and centralized production systems management. Outbrain believes that the failure of any individual component will not affect the overall availability of Outbrain’s platform, having maintained an uptime of 99.9% from 2018 to 2023.

•	Data. One of the key benefits of Outbrain’s platform is the management, analysis, and structuring of valuable user engagement and advertising data.
○
Outbrain’s data scale: Outbrain gathers billions of data events per minute delivering over 12 billion recommendations per day in 2023. During 2023, Outbrain improved its data efficiency by reducing the overall terabytes of data collected per day, while increasing overall click-through-rates by focusing on the most impactful data such as contextual signals, advertiser data and user engagement data (typically clicks on recommendations). Outbrain leverages its data to improve its algorithms and prediction capabilities.

○
Outbrain’s automated content index: To operate its platform, Outbrain has created its automated content index, comprising over five billion content elements. Outbrain’s technology automatically classifies and analyzes content at a rate of over one million pages a day in 20 different languages. Outbrain indexes content through RSS feeds and JavaScript triggers to continuously identify new content and changes to existing content. Outbrain’s automated index deconstructs content into base elements including titles, images and topics in order to recombine the elements into targeting data and formatted recommendations and ads.

•
Artificial Intelligence and Machine Learning. Outbrain’s proprietary artificial intelligence and machine learning capabilities enable Outbrain to harness the vast volume of data Outbrain collects in order to effectively match consumers to relevant content and ads based on Outbrain’s content index. AI is at the heart of Outbrain’s key prediction engine, which backs all of Outbrain’s advertiser and media owner offerings. Leveraging AI to ingest and analyze the billions of data points Outbrain accesses daily, and effectively utilizing them to make predictions that deliver better business outcomes, is a key tenet of Outbrain’s business. Outbrain’s algorithms make over 1,000 click and conversion rate predictions per second, on average, before selecting which recommendations to present on each page view.

Sales and Marketing
Outbrain focuses its sales and marketing efforts on supporting, advising and training its media partners and advertisers. Outbrain strives to add value for its partners through education of the best uses of new metrics such as attention, as well as providing key insights around consumer engagement and interest which are accessible to Outbrain through its platform. Outbrain employs in-market sales teams across its markets, helping Outbrain attract premium digital media owners and advertisers to its platforms, as well as global support hubs to manage small and medium clients. In addition, Outbrain has developed and currently utilizes online acquisition channels to attract new advertisers, whom Outbrain is able to onboard and serve in an automated manner, using self-serve tools and technologies.
Outbrain’s sales teams educate prospective media owners, partners and advertisers on the use, technical capabilities and benefits of Outbrain’s platform. Outbrain’s dedicated teams work with potential customers through the entire sale cycle, from initial contact to contract execution and implementation. Throughout the process, Outbrain’s teams provide guidance as to how its platform can optimize the value of a media owner’s audience or how an advertiser can reach relevant consumers. Additionally, following contract execution and implementation, Outbrain’s account management teams guide Outbrain’s media partners on how additional platform deployment and optimizations can deliver incremental monetization. Outbrain engages advertisers and their agencies in order to educate them on how to increase reach and ROAS using Outbrain’s solutions.
Outbrain’s marketing team is focused on delivering strategies that drive efficient new media partner and advertiser acquisition, increasing awareness of Outbrain’s brand and its evolving solutions, and educating the market in order to enhance Outbrain’s position as key industry thought leaders.
Human Capital Resources
Much of Outbrain’s success can be directly attributed to Outbrain’s global team of technology, business and data science experts who work out of Outbrain’s 15 locations worldwide. Outbrain is comprised of a diverse, intelligent and driven group of individuals who are passionate and excited to be leading continued innovation in Open Internet technology and advertising.
Outbrain’s culture and team are a critical asset in building and expanding Outbrain’s business. Outbrain believes that its strong and diverse teams deepen customer relationships, promote innovation and increase productivity. Outbrain’s Culture Manifesto, available publicly on the Outbrain website, is one of many important expressions of the values and principles that reflect how Outbrain behaves, collectively and individually.
Outbrain’s people strategy revolves around creating employee experiences. Outbrain strives to foster deep employee engagement built upon personal development and achievement that is supported by continuous feedback, learning and team building. As Outbrain continues growing its team, and becomes more diverse culturally and geographically, Outbrain wants to make sure it retains a shared mission among the people that become part of Outbrain. In particular, there are certain characteristics that Outbrain seeks out in prospective employees:
○
Intelligent and productive. There are many great attributes companies can seek in the candidates they hire—academic degrees, deep industry expertise, hands-on work experience, etc. While these attributes are an important part of Outbrain’s screening process, Outbrain seeks, above all else, a combination of smarts and a “get stuff done” attitude.

○
Collaborative. Outbrain loves hiring and nurturing professionals who are great at their craft. At the same time, Outbrain is cognizant that it is ultimately playing a team sport and Outbrain therefore looks for people who strive to be amazing team players. A self-described “Superstar” focused on personal status is not likely to fit Outbrain’s team, even if they are very good at their profession.

○
Passionate. People who have a passion for something typically have that spark in their eyes when they engage in the work they love. They bring their best self to work, possess the desire to improve and learn, and focus on opportunities rather than obstacles. Through their passion, they set the tone for the rest of the team and become excellent examples for everyone to follow.

Outbrain also strives to make Outbrain diverse at all levels of the Company, and in all types of jobs. Outbrain’s priority is to always hire and promote people based on qualifications and merit, and Outbrain believes that this approach does not conflict with the objectives of inclusion and empowerment. Outbrain’s team consists of people from many different nationalities and cultures with different perspectives, opinions and ideas which Outbrain believes is undeniably powerful and ultimately drives shareholder value. Outbrain supports employee-led employee resource groups (“ERGs”), which foster a diverse and inclusive workplace. Outbrain currently has four ERGs: OB Good, OB Green, OB WE and OB-4-Equality, focusing on social responsibility, environmental sustainability, women’s empowerment, and diversity equity and inclusion, respectively, all of which are open to people of all backgrounds.
As of June 30, 2024, Outbrain had 975 employees and contractors. Based on where data is available, 51% were male, 48% were female and 1% undisclosed. Approximately 40% of Outbrain’s workforce is located in Israel, 12% is located in the United States, 13% is located in Slovenia, and the remaining 35% is located across Outbrain’s other global offices. Outbrain has a hybrid schedule under which employees work three days a week in office and two days from their homes.

Intellectual Property
The protection of Outbrain’s technology and intellectual property is an important component of Outbrain’s success. Outbrain protects its intellectual property rights by relying on federal and state statutory and common law rights, foreign laws where applicable, and contractual restrictions. Outbrain seeks to control access to its proprietary technology by entering into non-disclosure agreements with third parties and disclosure and invention assignment agreements with Outbrain’s employees and contractors.
Outbrain considers its trademarks, patents, copyrights, trade secrets and other intellectual property rights to be, in the aggregate, material to its business. In addition to its intellectual property rights, Outbrain also considers the skills and ingenuity of its employees and the functionality and frequent enhancements to its solutions to be contributors to Outbrain’s success. Outbrain believes its platform would be difficult, time consuming and costly to replicate. Outbrain protects its competitive technology position through innovation and by continually developing new intellectual property.
Outbrain has built an extensive intellectual property portfolio to date. This portfolio includes 17 granted U.S. utility patents, 35 granted U.S. design patents, 15 European registered community designs and 14 UK registered designs.
Regulatory Environment
Outbrain is subject to a variety of laws and regulations in the United States and abroad that involve matters central to its business, many of which are still evolving and being tested in courts, and could be interpreted or enforced in ways that could harm Outbrain’s business. These laws and regulations involve matters including privacy, use of artificial intelligence, data use, data protection and personal information, content, intellectual property, advertising, marketing, distribution, data security, data retention and deletion, data localization and storage, data disclosure, competition, protection of minors, consumer protection, accessibility, taxation, environmental reporting and economic or other trade controls including sanctions, and securities law compliance. Foreign laws and regulations can impose different obligations, or penalties or fines for non-compliance, or be more restrictive than those in the United States. More generally, the application, interpretation and enforcement of applicable laws and regulations are often uncertain, particularly in the new and rapidly evolving industry in which Outbrain operates, and may be interpreted and applied inconsistently from jurisdiction to jurisdiction, industry or size of company. For example, the Digital Services Act (“DSA”) in the European Union, which became enforceable in February 2024, is aimed at protecting users and the digital space from harmful and illegal content. Although Outbrain has not been named a “Very Large Online Platform” under the DSA, Outbrain is required to meet certain content transparency requirements which require technical and compliance changes. The DSA includes significant penalties for non-compliance. In addition, the rising global adoption of artificial intelligence technologies has resulted in the European Union reaching a provisional political agreement on the Artificial Intelligence Act, 2023 (“EU AI Act”). The EU AI Act imposes multiple new requirements on the utilization of generative artificial intelligence technologies which may adversely impact Outbrain’s business practices and affect its ability to adopt new technologies.
Orders issued by, or inquiries or enforcement actions initiated by, government or regulatory authorities have caused Outbrain, and in the future will likely continue to cause Outbrain, to incur substantial costs and expose Outbrain to civil and criminal liability (including liability for Outbrain’s personnel) or penalties (including substantial monetary remedies). Such orders, inquiries or enforcement actions could be materially adverse to Outbrain’s business, result in negative publicity and reputational harm, divert resources and the time and attention of management from Outbrain’s business, or subject Outbrain to other structural or behavioral remedies that adversely affect Outbrain’s business.
Outbrain has been subject to significant legislative and regulatory developments in the past, and proposed or new legislation and regulations could significantly affect its business in the future. For example, Outbrain implemented a number of changes and controls as a result of requirements under the General Data Protection Regulation ((EU) 2016/679) (“GDPR”), and may implement additional changes in the future. The GDPR also requires submission of personal data breach notifications to Outbrain’s lead European Union privacy regulator, and includes significant penalties for non-compliance with the notification obligation as well as other requirements of the regulation. The interpretation of the GDPR is still evolving and draft decisions of regulators are subject to review by other European privacy regulators as part of the GDPR’s consistency mechanism, which may lead to significant changes in the final outcome of such investigations. As a result, the interpretation and enforcement of the GDPR, as well as the imposition and amount of penalties for non-compliance, are subject to significant uncertainty. In addition, the United Kingdom, Brazil, Japan, Singapore and other countries have enacted similar data protection regulations imposing data privacy-related requirements on products and services offered to users in their respective jurisdictions that could increase the cost and complexity of delivering Outbrain’s services, cause Outbrain to cease the offering of its products and services in certain countries, or result in fines or other penalties. The California Consumer Privacy Act, as amended by the California Privacy Rights Act, and similar laws recently enacted by other states also establish certain transparency rules and create certain data privacy rights for users. In addition, the European Union’s ePrivacy Directive and national implementation laws impose additional limitations. Changes to Outbrain’s products or business practices as a result of these or similar developments have in the past adversely affected, and may in the future adversely affect, Outbrain’s business and add complexity to Outbrain’s and Outbrain’s partners’ compliance programs.
Outbrain is also subject to evolving laws and regulations that dictate whether, how and under what circumstances Outbrain can transfer, process and/or receive certain data that is critical to Outbrain’s operations, including the collection of data and the data shared between countries or regions in which Outbrain operates. If Outbrain is unable to collect data and/or transfer data between and among countries and regions in which Outbrain operates, it could affect Outbrain’s ability to provide Outbrain’s services or Outbrain’s ability to target ads, which could adversely affect Outbrain’s financial results. For example, in July 2023, the E.U.-U.S. Data Privacy Framework (“DPF”), a voluntary certification program for the transfers of personal data from the EU to the U.S., became effective. The DPF replaced the prior transfer framework that was invalidated in July 2020 by the Court of Justice of the European Union. Though Outbrain has been certified under the DPF, these mechanisms, including the Standard Contractual Clauses, for transfers of data continue to face legal challenges and invalidation of such schemes or restrictions on data transfers could materially and adversely affect Outbrain’s business, financial condition and results of operations.
Interest-based advertising specifically, or the use of data to draw inferences about a consumer’s interests and deliver relevant advertising to that consumer, is under increasing scrutiny by legislative bodies, regulatory bodies, self-regulatory bodies, privacy advocates, academics and the press in the United States and abroad. In particular, much of this scrutiny has focused on the use of cookies and other tracking technologies that collect or aggregate information regarding consumers’ online browsing and mobile app activity. Outbrain, Outbrain’s media partners and advertisers rely upon large volumes of such data collected primarily through cookies and other tracking technologies. It is essential that Outbrain monitor legal requirements and other developments in this area, both domestically and globally, maintain a robust privacy and security compliance program, anticipate the evolution of regulations applicable to Outbrain and engage in responsible privacy practices, including providing consumers with notice of the types of data Outbrain collects, how Outbrain collects it, with whom Outbrain shares it, how Outbrain uses that data to provide Outbrain’s solutions and how consumers can exercise their rights and personalization choices. Outbrain typically collects IP addresses and device identifiers that are considered to be personal data or personal information under the privacy laws of some jurisdictions or otherwise may be the subject of current or future data privacy legislation or regulation. The definition of personally identifiable information, personal information or personal data varies by jurisdiction and continues to evolve in ways that may require Outbrain to adapt its practices to comply with laws and regulations related to the collection, storage, use and sharing of consumer data. As a result, Outbrain’s technology platform and business practices must be assessed regularly against a continuously evolving legal, regulatory and technology landscape.
Beyond laws and regulations, Outbrain is also a member of self-regulatory bodies that impose additional requirements related to the collection, use and disclosure of consumer data. Outbrain is a member in good standing of the Network Advertising Initiative (the “NAI”), an association dedicated to responsible data collection and its use for digital advertising. Outbrain adheres to the NAI Code of Conduct, along with the IAB Self-Regulatory Principles for Online Behavioral Advertising, and the IAB Europe OBA Framework. Outbrain is a participant in the Digital Advertising Alliance and the European Interactive Digital Advertising Alliance and adheres to the Self-Regulatory Principles set forth by these organizations. Some of these self-regulatory bodies have the ability to review or sanction members or participants, which could result in penalties and cause reputational harm. Additionally, some of these bodies might refer violations of their requirements to the Federal Trade Commission or other regulators.
For additional information regarding the current regulatory environment and how it may impact Outbrain, see Item 1A. “Risk Factors” under “Risks Relating to Legal or Regulatory Matters” included in Outbrain’s Form 10-K for the year ended December 31, 2023, filed with the SEC on March 8, 2024, which report is incorporated by reference in this proxy statement.

Security
Being a trusted partner is a key value for Outbrain and, as such, security is an ongoing commitment. Outbrain’s products are designed with security and privacy at the forefront. Outbrain maintains tight controls over the personal data Outbrain collects, encrypting it where necessary, and retaining it in Outbrain’s databases with strictly limited and controlled access rights, to ensure it is secure while utilizing advanced monitoring over Outbrain’s environment. All traffic to and between Outbrain’s data centers is encrypted, along with all sensitive configurations, while Outbrain’s users and customers have their passwords hashed.
Secure advertising is a building block of user trust. In order to provide secure ads, Outbrain integrated an advanced industry leading third-party technology to scan live ads looking for potential security violations either in the ads themselves or on the pages to which they directly link. Combined with internally developed capabilities and Outbrain’s content review process, Outbrain is tackling both malicious ads and the bad actors behind them.
Providing a clean, non-fraudulent premium network for media owners, advertisers and consumers is a top priority at Outbrain. Outbrain’s dedicated anti-fraud team monitors Outbrain’s platform to identify and investigate unusual web traffic patterns. Outbrain detects, blocks and prevents fraudulent web traffic by using both internal and external third-party TAG Anti-Fraud certified solutions. Outbrain has been a Trustworthy Accountability Group Brand Safety Certified member since 2018. Outbrain also implements certain Media Rating Council Invalid Traffic Detection and Filtration Standards in its internal fraud detection technological ecosystem.

DESCRIPTION OF TEADS’ BUSINESS
Teads was incorporated under Luxembourg laws in 2006, with its registered office located at 5, rue de la Boucherie, L-1247 Luxembourg, Grand Duchy of Luxembourg. Teads is a subsidiary of Altice Teads S.A., a public limited liability company (société anonyme) incorporated and existing under the laws of the Grand Duchy of Luxembourg.
Teads operates an end-to-end, omnichannel technology platform that enables digital advertising for a global, curated ecosystem of quality advertisers and their agencies and premium publishers. Teads omnichannel platform directly connects leading advertisers and their agencies to premium inventory at scale across online, CTV and app environments. Teads provides solutions that address the entirety of the marketing funnel including both branding and performance marketing budgets and offers a range of buying options. As an end-to-end solution, Teads’ platform consists of buy-side, sell-side, creative, data and AI optimization modules. As a result, Teads has built deep partnerships with both the demand and supply sides of digital advertising.
For advertisers and their agencies, Teads’ omnichannel platform, Teads Ad Manager, offers a direct connection to buy the inventory of many of the world’s premium publishers across a variety of advertising channels. Teads is directly connected to approximately 2,700 publishers across online, CTV and app environments offering advertisers access to exclusive, premium inventory at scale, while improving the efficiency, quality and cost of digital ad transactions. As of December 31, 2023, Teads had approximately 7,000 customers, defined as an advertiser group in a local market.
For publishers, Teads is a trusted monetization partner, providing the technology required to monetize their most valuable ad inventory programmatically. Teads pioneered an industry-defining video advertising format that is embedded within the article, specifically in between two paragraphs of editorial text. This invention immediately solved one of the biggest problems in digital advertising related to the lack of quality video inventory. Teads’ platform has since expanded offering a suite of engaging and innovative ad formats and placements while ensuring a respectful user experience.
By connecting the advertising and publishing sides through Teads’ integrated platform, Teads addresses some of the industry’s most significant problems related to value chain fragmentation, inefficient digital advertising pricing and quality and scale of inventory.
Teads Platform Overview

Teads generates revenue from customers who book programmatic advertising campaigns by using Teads’ platform to place ads on Teads’ high-quality ad placements across online, CTV and app properties. In 2023, 84% of Teads’ gross revenue was generated by advertisers and their agencies utilizing Teads’ proprietary buying platform, Teads Ad Manager. Teads also provides flexibility to its customers to use a third-party demand side platform (“DSP”) to book campaigns since Teads is integrated into major DSPs. Customers that use Teads Ad Manager benefit from the data and insights of Teads’ platform, which Teads believes results in better outcomes than when they use a third-party DSP. Teads Ad Manager enables customers to set up their campaigns, upload creative assets to produce ad creatives, target users, set optimization criteria, control where their ads will be placed, schedule their campaigns and monitor the performance of the campaigns in the reporting interface. Teads believes its customers continue to choose it due to its scale and reach, high-quality ad placements across online, CTV and app environments and integrated technology platform. As part of Teads’ go-to-market strategy, it focuses on large, enterprise brands and in some cases establishes strategic joint business partnerships (“JBPs”) that include non-contractual commitments of spend and utilize the full breadth of Teads platform across data, creative and measurement. Large customers who spend more than $1 million annually with Teads represented 62% of its total revenue at the year ended December 31, 2023. Despite its focus on large advertisers, Teads has limited customer concentration as its largest advertiser group represented less than 5% of total revenue for the year ended December 31, 2023. Teads continues to grow the number of JBPs with the world’s largest advertisers globally and expects this to continue to be a meaningful growth driver.
Teads enables publishers to monetize their digital advertising inventory through its Teads for Publishers platform. This full monetization platform is comprised of its proprietary supply side platform (“SSP”), ad exchange, ad server, video player, ad quality management, a comprehensive self-serve interface, a full set of ad formats and audience and other targeting capabilities. The Teads for Publishers platform is also connected with DSPs and Teads’ own buying platform, Teads Ad Manager. As a result, Teads is deeply embedded with its publisher partners, who rely upon its technology platform to monetize its most valuable sources of ad inventory. Teads believes this drives publisher retention. For the year ended December 31, 2023, Teads’ Publisher Retention Rate was approximately 96% for its top 500 publishers. Its longstanding publisher partnerships are aggregated into a highly curated version of the Open Internet that includes many of the world’s leading publishers including The BBC, ESPN, The Guardian, The Washington Post, Vogue, L’Equipe, El Mundo, Der Spiegel, South China Morning Post, Manzoni, Unidad Editorial and El Financiero. The Teads for Publishers platform reached two billion unique monthly users worldwide in April 2024 and presents a significant value proposition to advertisers and agencies.
Growth of the programmatic advertising market is important for Teads’ ability to grow its business. Adoption of programmatic advertising by advertisers allows Teads to acquire new customers and grow revenue from existing customers. Although Teads’ customers include some of the largest advertising agencies in the world, Teads believes there is significant room for Teads to expand further within these customers and gain a larger share of their advertising spend through its interface.
Unlike many digital advertising companies that tend to be strong in only a few markets with limited presence and penetration in most other markets, Teads has built strong infrastructure, teams, partnerships and customer bases in many major digital advertising markets globally. Teads’ revenue corresponds to the size of the market opportunity in each market/region. The geographic breakdown of Teads’ customers is highly diverse with 46% from EMEA, 37% from North America, 10% from APAC and 6% from LatAm for the year ending December 31, 2023. Similarly, the verticals in which Teads operates are highly diverse across multiple segments including FMCG, TMT, Finance, Beauty and Luxury, Auto, Entertainment and Travel with no given segment representing more than 20% of revenue for the year ended December 31, 2023. Teads is also strongly positioned as a global premium provider because it has significant premium publisher partnerships in all markets in which it operates, which is a result of strong publisher development teams based locally and region. Teads believes each region has significant growth potential and Teads can utilize assets it has built in these markets for growth.
Teads’ Omnichannel Strategy Enhanced by Its CTV Offering
In 2022, Teads launched its CTV offering as part of its omnichannel strategy to capture the ongoing shift of ad budgets from linear TV to CTV. Teads’ premium positioning, strong legacy in brand awareness advertising, existing partnerships with customers and publishers and its end-to-end digital advertising platform is strongly aligned with CTV and has allowed Teads to quickly scale its CTV offering. CTV continues to be a major area of technology development for Teads. By combining with Teads’ CTV inventory, Teads’ omnichannel offering delivers significant benefits to its advertiser and agency customers including:
•	Segment and target audiences by device;
•	Expanded, deduplicated reach;
•	Increased audience recall and amplified impact; and
•	Reduced user fatigue and wasted budgets due to frequency capping.

Teads has grown its CTV inventory through integrations with key CTV ad servers and with smart TV original equipment manufacturers (“OEMs”). In addition to standard in-stream CTV inventory with CTV apps, Teads has pursued integrations with leading OEMs offering advertisers access to CTV native inventory. In some cases, Teads has exclusive access to CTV native inventory through specific OEMs in certain markets including LG and Hisense. Below is a summary of Teads’ CTV inventory strategy:

CTV Homescreen

Access to the homescreen inventory of any smart TV

CTV Standard

Access TV content on big screens

CTV Flex

Access to TV content on any device

Teads has launched its CTV offering across all of its four major regions in North America, EMEA, APAC and LatAm.
Teads Ad Manager Delivers Full Suite of Capabilities for Advertisers and their Agencies
Teads Ad Manager offers many benefits to advertisers and their agencies to access Teads’ media versus utilizing a third-party DSP. Teads Ad Manager as a source of revenue has grown substantially over the past several years and, in 2023, 84% of Teads’ revenue was generated by advertisers and their agencies utilizing Teads Ad Manager.
•
Provides Direct Access to Premium Media and Users at Scale: Teads offers a single access point to reach two billion unique monthly users (as of April 2024) through the high quality publishers across online, CTV and app environments. Teads Ad Manager enables customers to plan and purchase digital media programmatically across the Open Internet using creative, data and measurement solutions. Teads’ solutions optimize outcomes for the full marketing funnel from awareness to consideration to conversion. Teads maintains direct integrations with premium publishers and in 2022 was ranked #1 in direct supply by Jounce Media, a programmatic advertising consultancy for supply chain management. According to ANA (ANA Programmatic Media Supply Chain Transparency Study, 2023), many programmatic campaigns run across tens of thousands of websites, which is unmanageable for the customer, and a significant portion of each campaign may be allocated to undesirable, made-for-advertising (“MFA”) websites. Teads curates premium websites globally and has announced it offers 100% MFA-free inventory, delivering quality and impactful content that drives outcomes.

•
Teads Studio Optimizes Client Creative Assets: Teads Studio, Teads’ main creative tool, and powered by Teads’ AI, offers an integrated creative and data platform to enable advertisers to easily personalize their creative assets based on dynamic signals, such as time, location, weather, device and audience segment. Moreover, Teads offers pre- and post-testing tools to determine the best creative decisions and work closely with creative teams to understand their specific objectives in reaching and engaging the target audience. The scope of Teads’ creative capabilities extends to dynamic creative optimization, interactive display and augmented reality—all with a singular focus on driving superior outcomes for Teads’ customers and partners. Teads offers innovative, custom formats across screens including desktop, mobile and CTV devices that are easily adapted to campaign objectives.

•
Sustainable Audience Targeting Solutions Designed to Reach Consumers with Accuracy at Scale: Aligned with Teads’ respectful user experience in its advertising formats, Teads takes a privacy-first approach to the consumer. As Teads’ industry grapples with the challenges of the deprecation of cookies for targeting and tracking, Teads has taken a proactive approach to building cookieless solutions that respect consumer privacy. There are several structural and operational factors driving Teads’ approach. Being integrated with the best content, Teads has always leveraged the context of an article to ensure relevance to an ad that will appear next to it. By analyzing the content semantically, Teads can develop audience profiles in real-time without a cookie. Teads’ direct integrations with its publisher partners allow Teads to access to more data signals not tied to a user ID that can feed Teads’ advanced machine learning algorithms. Teads believes it was one of the first in the industry to begin building sustainable audience targeting solutions, Teads Audiences, that include a) real-time profiling, which uses data signals in real-time to profile a user without using any individual identifiers, and b) a next generation contextual targeting solution, which utilizes a multitude of real-time data signals to select placements for the advertiser to generate optimal results.

•
Teads Artificial Intelligence and Machine Learning at the Core of Teads Ad Manager: Teads’ AI solutions enable advertisers to effectively and efficiently reach their target audiences powering media planning, data, and creativity across screens. For the past nine years, Teads has utilized predictive AI technologies to achieve:

○	Efficiency: Automate repetitive tasks to increase productivity;
○	Effectiveness: Achieve client objectives and deliver media performance;
○	Monetization: Enhance profitability through guaranteed outcomes; reduce costs on unprofitable traffic; and
○	Innovation: Bring to market innovative and differentiated solutions like audience targeting.
Recently, Teads has begun to incorporate generative AI technologies for select use cases. For example, to propose ad campaigns and generate creative assets based on simple text.

Teads AD MANAGER

CAMPAIGNS | REPORTS | DATA MANAGEMENT | EVENTS MANAGER

Electra - New Car Launch 2024 - Campaign

Active

Campaign objective	Total budget	Delivered	Remaining	Flight	Advertiser	Agency
Branding	200,000 USD	40,000 USD	160,000 USD	01 Jan 2024 - 31 Jan 2024	Electra Drive	Client Direct

Generate Screenshots | Edit Campaign

- Budget
- Delivery
- Clicks
- Viewability
- Attention
- Carbon Footprint NEW
- Auction
- Summary

Budget report

01 Jan 2024 → 08 Jan 2024

Clearing price | video CPCV 15 second line items

Compare to

Line items | Creatives | Locations | Devices | Websites / Apps | Days

Search

	ID	Line item	Total budget	Delivered	Flight	Video CPCV 15 second: Results (15 second views)	Video CPCV 15 second: Clearing price
			100,000 USD Total	-	-	50,242 total	0.79$ average
	1100962	Electra - New Car Launch 2024 - Outstream Campaign OutStream Video	100,000 USD	40000$ 0%	8/31 days 26%	50,242 total	0.79$ average

Teads Full Stack Monetization Platform for Publisher Partners
Teads for Publishers enables publishers to manage and monetize their in-article inventory that can be operated by publishers on a fully self-serve basis to:
•
Manage demand sources via Teads’ proprietary SSP, which provides seamless management and integration with all demand sources. This includes the publisher’s own direct sold demand and Teads’ generated demand through Teads Ad Manager.

•	Manage yield through advanced trafficking and real-time analytics. Publishers are provided with hourly reporting and insights on all advertiser campaigns running across their websites.
•
Improve inventory suitability for advertising by ensuring compliance with Interactive Advertising Bureau transparency requirements and user privacy compliance related to the GDPR, the CCPA and other regulations. The platform also provides integrated brand safety monitoring and fraud filtering tools.

•
Deliver direct sold campaigns via Teads’ publisher ad server and a video player that is directly integrated into publishers’ pages and supports a wide range of technical contexts. Similar to Teads’ advertiser solution, publishers also have access to Teads Audiences (its comprehensive suite of data solutions) and Teads Studio (Teads’ dynamic creative optimization and building tool). Like Teads’ advertiser solution, Teads for Publishers is underpinned by Teads’ data and machine learning algorithms.

Teads
FOR PUBLISHERS
REPORT
BETA
CAMPAIGNS
INVENTORY
MONETIZATION
PAYMENTS
SETTINGS
BY CAMPAIGN, LINE ITEM AND CREATIVES
CREATE REPORT
BACK TO LIST
Campaign
Tang Media Partners_Collide
Earnings
$12,568
Advertiser
Teads
status
Active
Entire Campaign Running Time
Oct 14, 2019
Oct 25, 2019
Starts
632
Billables
628
Delivery forecast
Bad
VTR
35%
Completes:195
CTR
0,39%
Clicks: 26
Delivery forecast
Overview
Creative
Devices
Website
Progress: 37%
Delivery forecast: 68%
Extend booking: 6 days
12/02 12/04 12/06 12/08 12/10 12/12 12/14 12/16 12/18 12/20 12/22 12/24 12/26 12/28 12/30 01/01 01/03 01/05 01/07 01/09 01/11 01/13 01/15 01/17 01/19 01/21
Goal
Extend booking
Line item name
Line item id
Billable event
Progress
Delivery forecast
Extend booking
47844 - Chicago Bears_4/7/17-4/14/17
63417
Start
85%
110%
164507 - CHI

Go-to-Market Strategy
As a global, curated end-to-end advertising platform, Teads’ go-to-market strategy focuses on both increasing its advertiser and agency customer base and spend and on increasing Teads’ inventory with premium publishers across online, CTV and app environments.
On the advertiser end of Teads’ business model, Teads operates a two-pronged approach that targets both brands and their media planning and buying agencies. Teads manages relationships with its large, strategic advertisers through its strategic accounts team, which secures new strategic advertiser partners as well as grows spend from existing ones. The strategic accounts team offers a range of in-house consultative services for Teads’ largest advertisers, including an account strategist to advise on how to utilize the Teads product portfolio, creative consultancy to help maximize campaign effectiveness, data consultancy to improve an advertiser’s targeting strategy and research and insights services to measure campaign effectiveness. Teads believes that the value it adds to its most strategic customers through Teads’ consultative approach has a positive impact on average spend per customer and on customer retention.
In addition to Teads’ direct relationships with advertisers, Teads is also deeply integrated into the agency ecosystem. Teads has long-standing relationships with the big six agency holding companies, namely Publicis, WPP, Omnicom, Vivendi’s Havas, IPG and Dentsu as well as a range of smaller agencies. Teads employs a combination of global and local account management in order to manage its relationship with the agencies. Finally, Teads has master service agreements in place with agency holding companies for Teads’ proprietary buying interface, Teads Ad Manager. These agency partnerships provide Teads efficient centralized management of smaller advertisers who mostly leverage these agencies to manage their advertising spend.

Teads also deploys a team exclusively focused on partnerships with third-party DSPs. Some of Teads’ advertiser and agency customers leverage DSPs to access Teads’ platform and supply. The demand development team manages Teads’ partnership agreements, integrations and product modifications and upgrades with DSPs and troubleshoots any issues with demand flow.
On the supply side, Teads manages its relationships with publishers via its publisher account management team, which secures, manages and retains Teads’ partnerships with all of its publisher partners, including negotiating exclusive contracts. Teads has locally-based publishing teams in most of its markets in which Teads operates. Teads’ ability to have close, local relationships helps it secure and retain its relationships with premium publishers across online, CTV and app environments.
Competition
Teads’ industry is highly competitive, and Teads has peers of varying sizes and ranges of establishment. Teads faces competition from numerous players, including the major Big Tech platforms (e.g., Google, Meta, Amazon, Apple, ByteDance and Microsoft), major independent players such as The Trade Desk, players of more comparable size like Taboola, Magnite, Connatix, TripleLift, Kargo, Ogury, SeedTag and GumGum, and many others. Teads believes its differentiation of providing quality at scale through an end-to-end platform positions Teads well to succeed. Teads constantly monitors the industry to understand what its peers are executing and how Teads can deliver a superior all-encompassing offering.
Teads’ competitive advantages include:
•	global scale;
•	end-to-end technology solution across the value chain;
•	omnichannel and full funnel offering;
•	innovation;
•	independence and customer alignment;
•	guaranteed outcome pricing models;
•	tenure of customer relationships;
•	exclusive publisher partnerships and premium inventory; and
•	data assets including sustainable audience targeting solutions.
Seasonality
In the advertising industry, companies commonly experience seasonal fluctuations in revenue. For example, many advertisers allocate the largest portion of their budgets to the fourth quarter of the year in order to coincide with increased holiday purchasing. Historically, the fourth quarter of the year reflects Teads’ highest level of advertising activity and the first quarter reflects the lowest level of such activity. Teads expects its revenue to continue to fluctuate based on seasonal factors that affect the advertising industry as a whole.
Technology and Development
Teads’ ability to compete depends in large part on its continuous commitment to technology and development and Teads’ ability to rapidly introduce new technologies, features and functionality. Teads’ technology and development team is responsible for the design, architecture, testing and quality of its technologies/solutions. Teads focuses its efforts on enhancing its existing technologies/solutions and developing new technologies/solutions for Teads’ customers and publishers.
Teads’ technology and development teams are primarily located in Montpellier (France), Paris (France) and Bucharest (Romania). Teads’ technology and development personnel are highly credentialed with a majority of its personnel possessing advanced engineering degrees. As of June 30, 2024, Teads had 206 employees engaged in technology research and development.

Intellectual Property
Teads relies on a combination of copyright, trademark and trade secret laws in the United States and other jurisdictions, as well as license agreements and other contractual provisions, to protect Teads’ proprietary machine learning algorithms. Teads also relies on a number of international and domestic registered, pending and common law trademarks to protect its brand. Teads actively manages and maintains all of its intellectual property rights to ensure they remain in effect. This includes regularly renewing trademarks, enforcing copyrights, and monitoring contractual agreements for licenses and other proprietary rights to safeguard their validity and enforceability. The duration of Teads’ registered trademarks typically lasts for ten years, subject to renewal. Teads’ copyrights remain in effect for the life of the author plus 70 years or for 95 years from the date of publication for works made for hire. Teads relies on contractual licenses, which are maintained for the duration necessary to provide its services.
In addition, Teads seeks to protect its intellectual property rights by requiring its employees and independent contractors involved in development of intellectual property on Teads’ behalf to enter into agreements acknowledging that all works or other intellectual property generated or conceived by them on Teads’ behalf are Teads’ property, and assigning to Teads any rights, including intellectual property rights, that they may claim or otherwise have in those works or property, to the extent allowable under applicable law.
Despite Teads’ efforts to protect its technology and proprietary rights through intellectual property rights, licenses and other contractual protections, unauthorized parties may still copy or otherwise obtain and use Teads’ software and other technology. In addition, Teads intends to continue to expand its international operations, and copyright, trademark, trade secret and other intellectual property protection may not be available or may be limited in foreign countries. Any significant impairment of Teads’ intellectual property rights could harm its business or its ability to compete. Further, many companies in the technology advertising industry own large numbers of patents, copyrights and trademarks and may threaten litigation or file suit against Teads based on allegations of infringement or other violations of intellectual property rights. Teads has in the past and may face allegations in the future that Teads has infringed the intellectual property rights of third parties. See “Risk Factors—Risks Related to Teads.” Teads may incur liabilities for which it is not insured, and may suffer reputational damage in connection with certain claims against it.
Privacy and Data
There is an increasing awareness of how Internet user data is being leveraged to target ads, resulting in a growing number of privacy laws and regulations being established globally, including the GDPR in the European Union and the CCPA and similar state-level laws in the United States. Teads believes these trends will continue locally and globally. There have also been a growing number of consumer-focused non-profit organizations and commercial entities advocating for privacy rights. These institutions are enabling Internet consumers to assert their rights over the use of their online data in advertising transactions, a trend which Teads supports.
The digital advertising landscape must continue to adapt to these trends and incorporate awareness of consumer privacy and compliance with regulatory authorities. For example, publishers, and their downstream supply and demand partners, are required to obtain unambiguous consent from European Union data subjects to process their personal data. Further, the European Union is currently in discussions to replace the ePrivacy Directive (commonly called the “Cookie Directive”) with an ePrivacy Regulation that governs the use of technologies that collect, access and store consumer information and may create additional compliance burdens for Teads in Europe. Other jurisdictions have enacted legislation that closely tracks the concepts, obligations and consumer rights described in the GDPR, including, among others, Brazil’s General Data Protection Law, the Canadian Personal Information Protection and Electronic Documents Act, Thailand’s Personal Data Protection Act, the CCPA and similar laws enacted by other U.S. states.
Also, as part of the Digital Europe Programme, which includes the “Shaping Europe’s Digital Future” initiative, the European Union adopted the Digital Services Act (“DSA”) and Digital Markets Act (“DMA”), two new EU regulations designed to create a safer digital space by protecting users’ fundamental rights and establishing fair competition for businesses. The DSA focuses on online platforms, such as social networks and marketplaces, and imposes stricter rules on large platforms with over 45 million users in the EU. The DMA targets “gatekeeper” platforms, which control key digital markets, to ensure fair conditions for businesses and consumers. These laws address challenges like unfair business practices by dominant platforms, illegal content, disinformation, and harmful algorithmic systems. Together, they aim to safeguard users, promote transparency, and foster innovation and competition in the digital economy.

In addition to legal and policy requirements, participants in the digital advertising supply chain were encouraged to agree upon technical specifications to collect and transmit detailed records of consent (or an alternative basis for the processing of personal data) and the purposes of that data processing. In the European Union, this demand resulted in widespread adoption of the Interactive Advertising Bureau (“IAB”) Transparency & Consent Framework 2.2 (“TCF”) in August 2020. As of today, Teads is able to read and respond to the latest TCF v2.2 consented signals.
Over the years, Apple has greatly limited the use of third-party cookies within its web browser (“Safari’s Intelligent Tracking Prevention”) and made the app-based identifier opt-in by consumers rather than opt-out, a change implemented in 2021. Google recently announced that it will no longer phase out third-party cookies in Chrome, but will introduce new privacy options instead. Google and Apple are leading an active industry dialogue to deliver the next wave in privacy compliant advertising solutions. Teads believes that the cookie landscape will continue to evolve and it is critical to understand what this could mean for advertisers. Teads has proactively developed cookieless solutions in anticipation of these changes and Teads believes it is well-positioned to not only comply with the changes but also benefit from additional spend shifted to Teads from other suppliers who are not ready with alternative solutions. For additional information, see the section of this proxy statement titled “Risk Factors—Risks Related to Teads and its customers, publisher partners and third-party vendors are subject to laws and regulations globally, including those related to data privacy, data protection, information security, consumer protection across different markets where Teads conducts its business, including in the United States and Europe, and industry requirements and such laws, regulations and industry requirements are constantly evolving and changing. Teads’ actual or perceived failure to comply with such obligations could have an adverse effect on its business, results of operations and financial condition.”
Culture, Employees and Human Capital Management
Teads’ culture and its team are the most important assets in building and expanding Teads’ business. Teads has built its culture around the success of its customers, its partners, its employees and its investors. Teads has carefully recruited, selected and developed employees who are highly focused on delivering success for Teads’ customers. This strategy is a crucial element of Teads’ hiring and evaluation processes throughout all departments. Teads believes this approach produces high levels of both customers’ and publishers’ success and employee engagement.
Teads’ people strategy revolves around creating employee experiences that foster deep employee engagement built upon personal development and achievement that is supported by continuous feedback, learning and team building. Teads retains and develops its employees by delivering custom learning programs and creating opportunities for advancement that align with the dynamic needs of Teads’ business. Teads’ practice of open and transparent communication coupled with a performance-based approach to compensation has created a culture in which employees feel empowered in their ability to influence and impact Teads’ business and be rewarded for their efforts.
As of June 30, 2024, Teads employed approximately 1,100 full-time employees across Teads and its 32 operating subsidiaries.
Teads’ employees are primarily located in the U.S., the United Kingdom, Europe and APAC. From time to time, Teads also utilizes independent contractors, brokers and consultants. None of Teads’ employees are represented by a labor union but, in some countries, Teads is a party to a collective bargaining agreement. Teads considers its relationship with its employees to be strong.

TEADS MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
You should read the following discussion and analysis of Teads’ financial condition and results of operations together with Teads’ audited consolidated annual financial statements for the years ended December 31, 2023, 2022 and 2021 and Teads’ unaudited interim condensed consolidated financial statements for the six month periods ended June 30, 2024 and 2023, and the related notes, which are included elsewhere in this proxy statement.
In addition to historical financial information, the following discussion contains forward-looking statements that reflect Teads’ plans, estimates, beliefs and expectations, and involve risks and uncertainties that could cause actual results, events, or circumstances to differ materially from those projected in the forward-looking statements. Factors that could cause or contribute to these differences include those set forth in the sections entitled “Risk Factors—Risks Related to Teads” and “Cautionary Note Concerning Forward-Looking Statements” in this proxy statement.
The purpose of this Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) is to provide the readers of Teads’ financial statements with narrative information from Teads’ management, which is necessary to understand Teads’ business, financial condition, and results of operations. The MD&A should be read in conjunction with Teads’ consolidated financial statements and notes thereto. Teads’ consolidated financial statements are prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”), whereas Outbrain’s consolidated financial statements are prepared in accordance with U.S. GAAP. IFRS differs from U.S. GAAP in a number of significant respects.
Overview
Teads was incorporated under Luxembourg laws in 2006, with its registered office located at 5, rue de la Boucherie, L-1247 Luxembourg, Grand Duchy of Luxembourg. Teads is a subsidiary of Altice Teads.
Teads operates an end-to-end, omnichannel technology platform that enables digital advertising for a global, curated ecosystem of quality advertisers and their agencies and premium publishers. Teads’ omnichannel platform directly connects leading advertisers and their agencies to exclusive, premium inventory at scale across online, Connected TV (“CTV”) and app environments. Teads provides solutions that address the entirety of the marketing funnel including both branding and performance marketing budgets and offers a range of buying options. As an end-to-end solution, Teads’ platform consists of buy-side, sell-side, creative, data and AI optimization modules. As a result, Teads has built deep partnerships with both the demand and supply sides of digital advertising.
For advertisers and their agencies, Teads’ omnichannel platform, Teads Ad Manager, offers a direct connection to buy the inventory of many of the world’s premium publishers across a variety of advertising channels. Teads is directly connected to approximately 2,700 publishers across online, CTV and app environments offering advertisers access to exclusive, premium inventory at scale, while improving the efficiency, quality and cost of digital ad transactions. As of December 31, 2023, Teads had approximately 7,000 customers, defined as an advertiser group in a local market.
For publishers, Teads is a trusted monetization partner, providing the technology required to monetize their most valuable ad inventory programmatically. Teads pioneered an industry-defining video advertising format that is embedded within the article, specifically in between two paragraphs of editorial text. This invention immediately solved one of the biggest problems in digital advertising related to the lack of quality video inventory. Teads’ platform has since expanded offering a suite of engaging and innovative ad formats and placements while ensuring a respectful user experience.
By connecting the advertising and publishing sides through Teads’ integrated platform, Teads addresses some of the industry’s most significant problems related to value chain fragmentation, inefficient digital advertising pricing and quality and scale of inventory.
Trends, Opportunities and Challenges
Macroeconomic environment
Teads’ business depends upon overall demand for advertising and the economic health of its current and prospective advertiser customers. If advertisers reduce their overall spending on advertising, Teads’ revenue and results of operations are directly affected. As a result, Teads’ business has been, and may in the future be, negatively impacted by macroeconomic challenges, such as global conflict, capital market disruptions and instability of financial institutions, inflation, the risk of a recession and labor strikes. These and other macroeconomic factors generally have negatively impacted advertising budgets, and in turn have led to lower advertising spend. Any worsening of macroeconomic conditions in future periods would likely have a negative effect on Teads’ business, results of operations and financial condition, the magnitude of which is difficult to predict.
Growth and retention of customer spend
Teads’ recent growth has been driven by retaining and expanding its share of spend by its existing customers and adding new customers. Teads’ customers include some of the largest advertising agencies in the world and Teads believes there is significant room for it to expand further within these customers, including growing existing budgets allocated to Teads as it continues to see strong returns from Teads’ solutions and growing its suite of solutions offered to them. Teads’ future revenue growth depends upon its ability to retain its existing customers and to gain a larger share of their advertising spend through Teads’ platform.
Growth and retention of publisher inventory
Teads’ growth has been driven by retaining and expanding the volume of inventory from its existing publisher partners and adding new ones. Teads’ publisher partners include many large and prestigious publisher groups, including the BBC, ESPN, The Guardian, The Washington Post, Vogue, L’Equipe, El Mundo, Der Spiegel, South China Morning Post, Manzoni, Unidad Editorial and El Financiero. Retaining these publisher partners is key for Teads to continue to attract advertiser spend. Teads’ Publisher Retention Rate was approximately 96% for its top 500 publishers for the year ended December 31, 2023 and Teads believes it will continue to maintain a high level of retention. Additionally, Teads believes it can grow the volume of inventory from existing publishers as digital content consumption grows amongst consumers and Teads continues to access additional placements on publisher’s pages. Although Teads already has a significant number of publishers, including what it believes to be the highest share of premium publishers in the industry, there are still opportunities with new publishers to pursue, especially in emerging markets. Teads’ future revenue growth depends upon its ability to retain its existing publishers, grow the volume of inventory from these publishers and add new publishers.
Growth of emerging and new product offerings
A key strategy to increase spend from customers is to access additional advertising spend by offering new products to them. One of Teads’ newer products which represents the largest recent growth area for Teads is its CTV offering. Teads launched CTV advertising two years ago and it has become a significant driver of Teads’ revenue growth. Teads offers innovative CTV advertising experiences at scale through traditional in-stream formats and native advertising placements through partnerships with smart TV manufacturers such as LG and HiSense. Teads believes it will continue to grow at a rapid rate because Teads believes it has generated strong returns for customers and there is significant potential to extend Teads’ existing relationships with customers into this type of advertising. Teads’ future revenue growth will be impacted by its ability to grow its CTV advertising business and other new products.
Ability to compete successfully with current and future competitors
Teads’ industry and business are subject to rapid and frequent changes in technology, evolving customer needs and the frequent introduction by competitors of new and enhanced offerings. Teads’ future success will depend on its ability to continuously enhance and improve its offerings to meet customer needs, build Teads’ brand, scale its technology capabilities, add functionality to and improve the performance of the Teads platform and address technological and industry advancements. Teads needs to continuously enhance its solutions and keep up with new technology, to meet market demand in a timely manner and to maintain existing customers or attract new customers.
For additional information relating to Teads’ competitive environment and related risks, please see the section titled “Risk Factors—Risks Related to Teads”, and in particular the risks described under the heading “—Teads faces competition from companies that offer services similar or competitive to its own. If Teads is unable to differentiate to compete effectively or continue to improve its competitive advantages over existing and new businesses with similar or competing business models, its business, results of operations and financial condition could be materially adversely impacted.”

Ability to respond to industry trends
Teads’ development and growth as a company has been the result of successfully responding to shifts in industry trends. Teads’ future revenue will continue to be driven by Teads’ nimbleness in a dynamic industry landscape. One particularly important development in the industry is the deprecation of the third-party cookie, a piece of code placed on websites to allow advertising technology companies like Teads to identify users for targeting and tracking purposes. In the past several years, many internet browsers have blocked third-party cookies. Teads has been proactive on privacy issues and it believes it has been a first mover in developing alternative, cookieless solutions, such as Teads’ Cookieless Translator, that not only allow for targeting and tracking without third-party cookies but also do so without the need to individually identify users.
Continuous innovation and ability to attract new talent
Teads has established a reputation in the industry as an innovator since it pioneered in-article video advertising and Teads has continued to develop and roll out new innovations in all parts of its business, including guaranteed outcome solutions, ground-breaking new ad formats in channels like CTV and unique targeting solutions. Teads believes that this has not only helped it attract customers and publishers but also new talent which in turn drive further innovations. Teads’ future revenue is dependent on its ability to continue to innovate.
Growth of adoption of Teads Ad Manager
The growth of adoption of Teads Ad Manager, Teads’ buy-side platform that enables customers to leverage its full end-to-end solution, has been significant in the last three years. Although customers can access Teads’ platform and Teads’ publishers through a third-party DSP, Teads believes that when they use Teads Ad Manager as their access tool, they generally achieve better results and better return on investment (“ROI”). Teads generated 84% of its revenue through Teads Ad Manager for the year ended December 31, 2023. Consequently, Teads believes that customers spend more with Teads once they adopt Teads Ad Manager. Therefore, Teads’ future revenue is driven by its ability to continue to drive adoption of Teads Ad Manager as a buying platform.
Development of international markets
For the last ten years, Teads has consistently increased its focus on markets outside of the U.S. and Europe to serve the global needs of its customers. As of June 30, 2024, Teads has 32 operating subsidiaries located across EMEA, North America, LatAm and APAC. As a result of Teads’ significant international operations, the majority of its business is outside of Europe. Teads believes that the global opportunity for programmatic advertising is significant and should continue to expand as publishers and advertisers outside of the U.S. and Europe seek to take advantage of the benefits that it provides. To capitalize on this opportunity, Teads intends to invest further to grow its presence internationally, especially in Asia. Teads’ growth and the success of its initiatives in newer markets will depend on the continued adoption of Teads’ platform by its existing customers, as well as new customers, in these markets.
Those global operations and future initiatives involve a variety of risks, including but not limited to operational and execution risk, risks relating to compliance with applicable local laws and regulations, changes in a specific country’s political and other macroeconomic risks. For additional discussion of these risks, please see the section titled “Risk Factors—Risks Related to Teads”, and in particular the risks described under the heading “—Teads’ international operations subject it to additional costs and risks and may not yield returns, and its continued international expansion may not be successful.”
Seasonality
In the advertising industry, companies commonly experience seasonal fluctuations in revenue. For example, many advertisers allocate the largest portion of their budgets to the fourth quarter of the year in order to coincide with increased holiday purchasing. Historically, the fourth quarter of the year reflects Teads’ highest level of advertising activity and the first quarter reflects the lowest level of such activity. Teads expects its revenue to continue to fluctuate based on seasonal factors that affect the advertising industry as a whole.

The impact of regulatory, legislative or self-regulatory developments regarding internet and online matters
In order to provide its products and services, Teads receives, stores and processes data about its customers, publisher partners, personnel and services providers, and so is subject to a variety of data privacy laws and regulations. Governmental authorities around the world have adopted or proposed limitations and restrictions on the collection, distribution, use and storage of data relating to individuals, including the use of such data for marketing, advertising and other communications with individuals and businesses. If Teads fails to comply with any such laws or regulations, it may be subject to enforcement actions that may not only expose it to litigation, fines and civil and/or criminal penalties, but also require it to change its business practices as well, each of which would have an adverse effect on its business, results of operations and financial condition. As such, Teads expects that its ability to manage relationships with regulators in each of the markets in which it operates, as well as its ability to adapt to evolving regulations, will continue to impact its results in the future.
For additional discussion of the risks Teads faces relating to these laws and regulations, please see the section titled “Risk Factors—Risks Related to Teads”, and in particular the risks described under the heading “—Teads and its customers, publisher partners and third-party vendors are subject to laws and regulations globally, including those related to data privacy, data protection, information security, consumer protection across different markets where Teads conducts its business, including in the United States and Europe, and industry requirements and such laws, regulations and industry requirements are constantly evolving and changing. Teads’ actual or perceived failure to comply with such obligations could have an adverse effect on its business, results of operations and financial condition.”
Critical Accounting Judgments and Key Sources of Estimation Uncertainty
Teads’ consolidated financial statements have been prepared in accordance with IFRS as issued by the IASB.
In the application of the accounting policies of Teads and its subsidiaries, the board of directors of Teads is required to make judgments, estimates and assumptions about the carrying amounts of assets and liabilities that are not clear from other sources. The estimates and associated assumptions are based on historical experience and other factors that are relevant. Actual results may differ from these estimates.
The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that period, or in the period of the revision and future periods if the revision affects both current and future periods.
For additional information regarding critical accounting judgments and key sources of estimation uncertainty, refer to “Note 2.17—Critical accounting judgements and key sources of estimation uncertainty” in the consolidated financial statements of Teads.
Critical accounting judgments
The following are the critical judgments, apart from those involving estimations (which are presented separately below), that the board of directors of Teads has made in the process of applying the accounting policies of Teads and its subsidiaries and that have the most significant effect on the amounts recognized in the consolidated financial statements of Teads.
Revenue recognition
Judgment and estimates are made for presentation as net or gross revenues depending on whether Teads and its subsidiaries are acting as agent or principal.
For revenue generated from arrangements that involve purchasing inventory from media owners, there is significant judgment in evaluating whether Teads is the principal, and reports revenue on a gross basis, or the agent, and reports revenue on a net basis. In this assessment, Teads considers whether it obtains control of the specified goods or services before they are transferred to the customer, as well as other indicators such as the determination of the party primarily responsible for fulfillment of the promised service, inventory risk, and discretion in establishing price. The assessment of whether Teads is considered the principal or the agent in a transaction could impact Teads’ revenue and cost of revenue recognized in its consolidated statements of income.
For additional information regarding revenue and the assumptions used for determining Teads’ revenue recognition, refer to “Note 2.3.—Significant accounting policies” in the consolidated financial statements of Teads.

Key sources of estimation uncertainty
The key assumptions concerning the future, and other key sources of estimation uncertainty at the reporting period that may have a significant risk of causing a material adjustment to the carrying amount of assets and liabilities within the next financial year, are discussed below.
Deferred tax assets
Deferred tax assets relate primarily to tax loss carried forwards and to deductible temporary differences between reported amounts and the tax bases of assets and liabilities. The assets relating to the tax loss carried forwards are recognized if it is probable that Teads and its subsidiaries will generate future taxable profits against which these tax losses can be set off. Evaluation of Teads’ and its subsidiaries’ capacity to utilize tax loss carried forward relies on significant judgment. Teads and its subsidiaries analyze past events, and the positive and negative elements of certain economic factors that may affect its business in the foreseeable future to determine the probability of its future utilization of these tax losses carried forward.
Determination of the right-of-use and lease liabilities
The right-of-use and the lease liabilities are determined based on the lease term and the discount rate.
•
For the lease term, Teads and its subsidiaries determine the lease term as the non-cancellable term of the lease, together with any periods covered by an option to extend the lease if it is reasonably certain to be exercised, or any periods covered by an option to terminate the lease, if it is reasonably certain not to be exercised.

•
The discount rate is the rate of interest that a lessee would have to pay to borrow over a similar term, and with a similar security, the funds necessary to obtain an asset of a similar value to the right-of-use asset in a similar economic environment.

Impairment of financial assets
When measuring expected credit loss (“ECL”), Teads and its subsidiaries use reasonable and supportable forward-looking information, which is based on assumptions for the future movement of different economic drivers and how these drivers will affect each other.
Loss given default is an estimate of the loss arising on default. It is based on the difference between the contractual cash flows due and those that the lender would expect to receive, taking into account cash flows from collateral and integral credit enhancements.
Probability of default constitutes a key input in measuring ECL. Probability of default is an estimate of the likelihood of default over a given time horizon, the calculation of which includes historical data, assumptions and expectations of future conditions.
Share-based compensation
The Altice Teads Phantom Stock Appreciation Right Plan (“PSAR Plan”) gives to its beneficiaries awards, which represent a right to receive a value equal to the excess of the fair market value over the base price of a specific number of Teads’ shares, subject to the terms and conditions of the PSAR Plan.
The valuation at the grant date was performed based on a Monte Carlo model. Monte Carlo numerical models determine fair value through estimating the present value of the awards’ payoffs as derived from a large number of risk-neutral expected share prices over the life of the awards.
Components of Teads’ Results of Operations
Teads has one primary business activity and operates in one operating and reportable segment.
Revenue
Teads sells space to display advertising online to advertising agencies, advertisers or DSPs, which Teads collectively refers to as its customers, and generates revenue when a user views an ad or clicks on it.

Teads prices its advertising campaigns in a variety of ways. The most common pricing model in the industry is cost per thousand impressions whereby a customer pays per impression, which is deemed to have occurred when an ad is displayed to a user. However, due to Teads’ ability to optimize for results successfully leveraging its machine learning algorithms, Teads also offers guaranteed outcome pricing models such as cost per completed view, cost per click and cost per incremental visit. Customers are invoiced monthly or at the end of their campaign activities.
Cost of Revenue
Teads’ cost of revenue includes inventory costs from its publisher contracts, headcount-related costs (such as salaries, bonuses and employee benefit costs), which are directly related to the operations of advertising campaigns. Cost of revenue also includes expenses to third-party hosting fees, data purchased from third parties and insight costs, which are all also directly related to the operations of advertising campaigns.
Operating Expenses
Technology and Development. Teads’ technology and development expense consists primarily of headcount-related costs (including salaries, bonuses and employee benefits costs), third-party consultant costs associated with the ongoing development and maintenance of Teads’ platform, amortization of capitalized third-party software used in the development of Teads’ platform and allocated overhead. Teads allocates overhead such as information technology infrastructure, rent and occupancy charges based on headcount. Technology and development expenses are expensed as incurred, except to the extent that such costs are associated with software development that qualifies for capitalization, which are recorded as capitalized software development costs included in intangibles, net, on Teads’ consolidated balance sheet. Teads amortizes capitalized software development costs related to platform development.
Teads believes that continued investment in its platform is critical to attaining its strategic objectives and long-term growth. Teads therefore expects technology and development expenses to increase as it continues to invest in the development of Teads’ platform to support additional features and functions, increase the number of advertising and data inventory suppliers and ramp up the volume of advertising spending on Teads’ platform. Teads’ development efforts also include additional platform functionality to support its international expansion. Teads also intends to invest in technology to further automate its business processes.
Sales and Marketing. Sales and marketing expense consists primarily of headcount-related costs, including salaries, bonuses, employee benefits costs and commission costs for Teads’ sales and marketing personnel. Sales and marketing expense also includes costs for market development programs, advertising, promotional and other marketing activities and allocated overhead. Teads allocates overhead such as information technology infrastructure, rent and occupancy charges based on headcount.
Teads’ sales organization focuses on marketing its products to increase their adoption by existing and new customers. Teads is also focused on expanding its international business by growing its sales teams in countries in which Teads currently operates, as well as establishing a presence in additional countries. As a result, Teads expects sales and marketing expenses to increase in absolute dollars in future periods. Sales and marketing expense as a percentage of revenue may fluctuate from period-to-period based on revenue levels and the timing of Teads’ investments in its sales and marketing functions as these investments may vary in scope and scale over periods and are impacted by the revenue seasonality in Teads’ industry and business.
General and Administrative. Teads’ general and administrative expenses consists primarily of headcount-related costs, including salaries, bonuses, and employee benefits costs associated with Teads’ executive, finance, legal, human resources, compliance, and other administrative personnel, as well as accounting and legal professional service fees, bad debt expense and allocated overhead. Teads allocates overhead such as information technology infrastructure, rent and occupancy charges based on headcount.
Share-based Compensation
In October 2023, the board of directors of Altice Teads, the direct parent company of Teads, adopted the PSAR Plan for certain managers of Teads and its subsidiaries. The total value of the PSAR Plan is estimated to amount to $82.9 million as of June 30, 2024.
Teads considered the PSAR Plan as an equity-settled plan. The amounts charged through profit and loss amounted to $31.4 million for the six month period ended June 30, 2024 and $17.9 million for the year ended December 31, 2023.

Finance Costs and Other Financial Income and (Expense)
Finance costs and other financial income primarily consists of the interest income from advance payments made to Altice Teads under the cash management agreement (as defined herein). For a discussion of the cash management agreement, please see the section below titled “—Historical Cash Flows—Investing Activities.”
Other financial expense is mainly composed of the expected credit loss provision on these advance payments, reaching $23.3 million as of June 30, 2024.
Provision for Income Taxes
The provision for income taxes consists primarily of income taxes from each of the countries of Teads’ operations. Teads’ income tax provision may be significantly affected by changes to its estimates for tax in jurisdictions in which it operates and other estimates utilized in determining the global effective tax rate. Actual results may also differ from Teads’ estimates based on changes in economic conditions. Such changes could have a substantial impact on the income tax provision. Teads reevaluates the judgments surrounding its estimates and makes adjustments, as appropriate, each reporting period.
Teads’ effective tax rate differs from the statutory income tax rates due to local taxes, fair value adjustments and tax rate differences.
In 2023, a tax audit in Switzerland was closed with no major changes. As of June 30, 2024, a tax audit in the United States of America is ongoing with respect to Teads’ U.S. federal income tax return for the year ended December 31, 2021.
Teads did not identify any uncertain tax positions as of December 31, 2023 or as of June 30, 2024.
Results of Operations
The following tables set forth Teads’ consolidated results of operations for the periods presented:

	Years Ended December 31,			Six Months Ended June 30,
	2023	2022	2021	2024	2023
	(in thousands)
Revenue	$649,812	$657,481	$678,165	$279,106	$282,179
Cost of revenue	$(328,635)	$(324,560)	$(302,863)	$(155,763)	$(150,141)
Sales and marketing expenses	$(108,534)	$(107,454)	$(97,028)	$(61,235)	$(54,862)
Technology and development expenses	$(31,181)	$(17,675)	$(20,268)	$(22,209)	$(12,173)
General and administrative expenses	$(47,072)	$(42,432)	$(37,243)	$(32,985)	$(19,718)
Profit from operations	$134,389	$165,359	$220,764	$6,915	$45,286
Finance costs	$(929)	$(848)	$(911)	$(527)	$(688)
Other financial income and (expenses)	$4,549	$15,606	$1,299	$(8,099)	$3,419
Profit before tax	$138,009	$180,117	$221,153	$(1,711)	$48,017
Income tax expense	$(42,186)	$(49,130)	$(61,297)	$(11,516)	$(14,650)
Profit for the year/period	$95,823	$130,987	$159,856	$(13,228)	$33,367
Attributable to non-controlling interests	—	—	$3	—	—
Attributable to equity holders of Teads	$95,823	$130,987	$159,858	$(13,228)	$33,367

Comparison of the Years Ended December 31, 2023, 2022 and 2021 and of the Six Months Ended June 30, 2024 and 2023
Revenue

	Years Ended December 31,			Six Months Ended June 30,
	2023	2022	2021	2024	2023
	(in thousands)
Revenue	$649,812	$657,481	$678,165	$279,106	$282,179

Comparison of Six Months Ended June 30, 2024 and 2023. Revenue for the six months ended June 30, 2024 decreased by $3.1 million, or 1.1%, compared to the six months ended June 30, 2023. This decrease was due primarily to weaker demand on Teads’ platform related to competition that led to a decrease in revenue from Teads’ Video offering which was only partially offset by the growth of CTV of over 700%, which reached $22.6 million for the six months ended June 30, 2024. Certain geographic regions also contributed to weaker revenue growth, including North America and Latin America.
Comparison of Year Ended December 31, 2023 and 2022. Revenue for the year ended December 31, 2023 decreased by $7.7 million, or 1.2%, compared to the year ended December 31, 2022. This decrease was due primarily to weaker demand on Teads’ platform related to slower spend from the North America and United Kingdom markets. Teads also experienced turnover of key commercial personnel that had a negative impact on results. The roles have since been filled.
Comparison of Year Ended December 31, 2022 and 2021. Revenue for the year ended December 31, 2022 decreased by $20.7 million, or 3.0%, compared to the year ended December 31, 2021. This decrease was due primarily to the impact of foreign exchange fluctuations and weaker demand in the United Kingdom (-17%) and Germany (-6%), as well as certain macroeconomic factors that have impacted the broader advertising market, including the Russia-Ukraine conflict, higher inflation, interest rates and weakening consumer confidence.
Cost of Revenue

	Years Ended December 31,			Six Months Ended June 30,
	2023	2022	2021	2024	2023
	(in thousands)
Cost of revenue	$(328,635)	$(324,560)	$(302,863)	$(155,763)	$(150,141)

Comparison of Six Months Ended June 30, 2024 and 2023. Cost of revenue for the six months ended June 30, 2024 increased by $5.6 million, or 3.7%, compared to the six months ended June 30, 2023. This increase was primarily related to share-based compensation under the PSAR Plan of $2.9 million for the six-month period ended June 30, 2024, higher non-monetized inventory related to minimum guarantees made to publishers ($6.7 million for the six month period ended June 30, 2024 and $5.8 million for the six month period ended June 30, 2023) and shift in product mix due to the growing contribution of CTV, which has a lower gross profit margin compared to Teads’ other offerings.
Comparison of Year Ended December 31, 2023 and 2022. Cost of revenue for the year ended December 31, 2023 increased by $4.1 million, or 1.3%, compared to the year ended December 31, 2022. This increase was due primarily to an increase in headcount-related costs (of which $1.7 million was attributable to share-based compensation under the PSAR Plan), as well as higher post-campaign research and insights costs (which increased by $1.3 million).
Comparison of Year Ended December 31, 2022 and 2021. Cost of revenue for the year ended December 31, 2022 increased by $21.7 million, or 7.2%, compared to the year ended December 31, 2021. This increase was primarily driven by additional headcount-related costs ($11.7 million), higher inventory purchase prices ($3.2 million) as a result of pricing renegotiation in the post COVID-19 period, and higher hosting costs ($1.7 million).
Sales and Marketing Expenses

	Years Ended December 31,			Six Months Ended June 30,
	2023	2022	2021	2024	2023
	(in thousands)
Sales and marketing expenses	$(108,534)	$(107,454)	$(97,028)	$(61,235)	$(54,862)

Comparison of Six Months Ended June 30, 2024 and 2023. Sales and marketing expenses for the six months ended June 30, 2024 increased by $6.4 million, or 11.6%, compared to the six months ended June 30, 2023. This increase was primarily due to an increase in headcount-related costs (including share-based compensation under the PSAR Plan in the amount of $8.7 million), partially offset by a reduction in marketing and events expenses.

Comparison of Year Ended December 31, 2023 and 2022. Sales and marketing expenses for the year ended December 31, 2023 increased by $1.1 million, or 1.0%, compared to the year ended December 31, 2022. Teads was able to maintain sales and marketing costs for the year ended December 31, 2023 largely in line with levels for the prior year, as headcount-related costs were close to unchanged.
Comparison of Year Ended December 31, 2022 and 2021. Sales and marketing expenses for the year ended December 31, 2022 increased by $10.4 million, or 10.7%, compared to the year ended December 31, 2021. This increase was primarily due to an increase in headcount-related costs ($9.6 million) and discretionary spend measures on marketing and events ($0.8 million). Certain expense items such as client entertainment increased during this period as work arrangements normalized following the impact of the COVID-19 pandemic in the prior year.
Technology and Development Expenses

	Years Ended December 31,			Six Months Ended June 30,
	2023	2022	2021	2024	2023
	(in thousands)
Technology and development expenses	$(31,181)	$(17,675)	$(20,268)	$(22,209)	$(12,173)

Comparison of Six Months Ended June 30, 2024 and 2023. Technology and development expenses for the six months ended June 30, 2024 increased by $10.0 million, or 82.4%, compared to the six months ended June 30, 2023. This increase is primarily due to the impact of share-based compensation under the PSAR Plan, which amounted to $6.3 million. The other factors leading the increase in technology and development expenses are an increase in headcount-related costs, partially offset by an increase in amortization of capitalized costs and fewer projects capitalized.
Comparison of Year Ended December 31, 2023 and 2022. Technology and development expenses for the year ended December 31, 2023 increased by $13.5 million, or 76.4%, compared to the year ended December 31, 2022, which is primarily due to an increase in headcount-related costs, higher amortization of capitalized costs ($5.3 million) and due to the impact of share-based compensation under the PSAR Plan, which amounted to $3.6 million.
Comparison of Year Ended December 31, 2022 and 2021. Technology and development expenses for the year ended December 31, 2022 decreased by $2.6 million, or 12.8%, compared to the year ended December 31, 2021, primarily due to a decrease in headcount-related costs and higher capitalized costs, before amortization for the year ended December 31, 2022 ($13.3 million as compared to $7.5 million for the year ended December 31, 2021).
General and Administrative Expenses

	Years Ended December 31,			Six Months Ended June 30,
	2023	2022	2021	2024	2023
	(in thousands)
General and administrative expenses	$(47,072)	$(42,432)	$(37,243)	$(32,985)	$(19,718)

Comparison of Six Months Ended June 30, 2024 and 2023. General and administrative expenses for the six months ended June 30, 2024 increased by $13.3 million, or 67.3%, compared to the six months ended June 30, 2023. The increase is mainly due to the impact of share-based compensation under the PSAR Plan, which amounted to $13.5 million, slightly offset by a decrease in other operating expenses, composed of merger and acquisition costs (which amounted to $1.9 million and $3.5 million for the six months ended June 30, 2024 and June 30, 2023, respectively).
Comparison of Year Ended December 31, 2023 and 2022. General and administrative expenses for the year ended December 31, 2023 increased by $4.6 million, or 10.9%, compared to the year ended December 31, 2022. The increase is mainly due to the impact of share-based compensation under the PSAR Plan, which amounted to $7.7 million, partially offset by lower other operating expenses due to strict cost control measures (mainly composed of severance and merger and acquisition costs), which amounted to $6.1 million for the year ended December 31, 2023 and $8.7 million for the year ended December 31, 2022.

Comparison of Year Ended December 31, 2022 and 2021. General and administrative expenses for the year ended December 31, 2022 increased by $5.2 million, or 13.9%, compared to the year ended December 31, 2021. This increase was due to headcount-related costs and expenses related to the formation of new Teads subsidiaries.
Finance Costs and Other Financial Income and (Expenses)

	Years Ended December 31,			Six Months Ended June 30,
	2023	2022	2021	2024	2023
	(in thousands)
Finance costs	$(929)	$(848)	$(911)	$(527)	$(688)
Other financial income and (expenses)	$4,549	$15,606	$1,299	$(8,099)	$3,419
Total finance costs and other financial income and (expenses)	$3,620	$14,758	$388	$(8,626)	$2,731

Comparison of Six Months Ended June 30, 2024 and 2023. Other financial expenses, net for the six months ended June 30, 2024 increased by $11.4 million compared to the six months ended June 30, 2023, primarily due to the additional expected credit loss provision recorded in the amount of $23.4 million, resulting from a downgrade of the credit rating of Teads’ indirect parent Altice International S.à r.l., partially offset by $11.8 million of interest income from advance payments made to Altice Teads under the cash management agreement (as defined in the subsection titled “Historical Cash Flows—Investing Activities”).
Comparison of Year Ended December 31, 2023 and 2022. Other financial income, net for the year ended December 31, 2023 decreased by $11.0 million compared to the year ended December 31, 2022, primarily due to higher foreign exchange losses (a net change of $17.1 million) and additional expected credit loss provision ($7.1 million), partially offset by higher financial income ($13.2 million).
Comparison of Year Ended December 31, 2022 and 2021. Other financial income, net for the year ended December 31, 2022 increased by $14.2 million compared to the year ended December 31, 2021, primarily due to the interest income from advance payments made to Altice Teads under the cash management agreement.
Income Tax Expenses

	Years Ended December 31,			Six Months Ended June 30,
	2023	2022	2021	2024	2023
	(in thousands)
Income tax expense	$(42,186)	$(49,130)	$(61,297)	$(11,516)	$(14,650)

Comparison of Six Months Ended June 30, 2024 and 2023. Income tax expenses decreased by $3.1 million in the six months ended June 30, 2024 over the same period in the previous year, mainly resulting from lower profit from operations. Teads had an effective income tax rate of -673% for the six months ended June 30, 2024, compared to an effective income tax rate of 30.5% in the six months ended June 30, 2023. This change mainly resulted from an increase in non-deductible expenses (such as share based compensation for $31.4 million, while there was no such expense in the corresponding prior period) and from a different geographical contribution and a higher tax rate for Teads Japan K.K (Teads’ wholly owned Japanese subsidiary).
Comparison of Year Ended December 31, 2023 and 2022. Income tax expenses decreased by $6.9 million in the year ended December 31, 2023 over the previous year, mainly resulting from lower profit from operations (before any impact of share-based compensation). Teads had an effective income tax rate of 30.6% in the year ended December 31, 2023 compared to an effective income tax rate of 27.3% in the year ended December 31, 2022. The increase in Teads’ effective tax rate is mainly due to an increase in non-deductible expenses, such as share based compensation for $17.9 million, while there was no such expense in 2022.
Comparison of Year Ended December 31, 2022 and 2021. Income tax expenses decreased by $12.2 million in the year ended December 31, 2022 over the previous year, resulting mainly from lower profit from operations. Teads had an effective income tax rate of 27.3% in the year ended December 31, 2022 compared to an effective income tax rate of 27.7% in the year ended December 31, 2021. The effective tax rate remained stable in 2022 compared with 2021.

Profit for the Year/Period

	Years Ended December 31,			Six Months Ended June 30,
	2023	2022	2021	2024	2023
	(in thousands)
Profit for the year/period	$95,823	$130,987	$159,856	$(13,228)	$33,367

Comparison of Six Months Ended June 30, 2024 and 2023. Teads’ profit for the period decreased by $46.6 million, from $33.4 million for the six months ended June 30, 2023 to $(13.2) million for the six months ended June 30, 2024. This decrease was the result of the following factors: lower profit from operations, the impact of share-based compensation ($31.4 million) and additional other financial expenses, as previously described.
Comparison of Year Ended December 31, 2023 and 2022. Teads’ profit for the year decreased by $35.2 million, from $131.0 million in 2022 to $95.8 million in 2023 as a result of lower profit from operations and impact of share-based compensation ($17.9 million), as previously described.
Comparison of Year Ended December 31, 2022 and 2021. Teads’ profit for the year decreased by $28.9 million, from $159.9 million in 2021 to $131.0 million in 2022 as a result of lower profit from operations partially offset by the other financial income ($15.6 million in 2022).
Key Operating and Financial Performance Metrics
In addition to its IFRS results, Teads monitors Adjusted EBITDA to help evaluate its business on a consistent basis and project future performance.

	Years Ended December 31,			Six Months Ended June 30,
	2023	2022	2021	2024	2023
	(in thousands)
Adjusted EBITDA	$170,541	$180,693	$235,887	$46,704	$54,545

Teads defines Adjusted EBITDA, which is a non-GAAP financial measure, as profit for the year/period before income tax expense, finance costs, other financial income and expenses, depreciation and amortization, other expenses and income (capital gains, non-recurring litigation, restructuring costs) and share-based compensation. This may not be comparable to similarly titled measures used by other companies. Further, this measure should not be considered as an alternative for net income as the effects of income tax expense, finance costs, other financial income and expenses, depreciation and amortization, other expenses and income (capital gains, non-recurring litigation, restructuring costs) and share-based expenses excluded from Adjusted EBITDA, do ultimately affect the operating results.
Teads believes that Adjusted EBITDA is a useful supplementary measure for evaluating the operating performance of Teads’ business. Adjusted EBITDA and similar measures with similar titles are common performance measures used by investors, analysts and peers to compare performance in Teads’ industry.
Internally, Teads uses revenue and Adjusted EBITDA measures as important indicators of business performance, and evaluates management’s effectiveness with specific reference to these indicators. Teads believes Adjusted EBITDA provides management and investors a useful measure for period-to-period comparisons of Teads’ core business and operating results by excluding items that are not comparable across reporting periods or that do not otherwise relate to Teads’ ongoing operating results.
The following table provides a reconciliation of profit (loss) for the year/period to Adjusted EBITDA:

	Years Ended December 31,			Six Months Ended June 30,
	2023	2022	2021	2024	2023
	(in thousands)
Profit for the year/period	$95,823	$130,987	$159,856	$(13,228)	$33,367
Income tax expense	$(42,186)	$(49,130)	$(61,297)	$(11,516)	$(14,650)
Finance costs	$(929)	$(848)	$(911)	$(527)	$(688)

	Years Ended December 31,			Six Months Ended June 30,
	2023	2022	2021	2024	2023
	(in thousands)
Other financial income and (expenses)	$4,549	$15,606	$1,299	$(8,099)	$3,419
Share-based compensation	$(17,943)	$—	$—	$(31,372)	$—
Other expenses	$(6,067)	$(8,688)	$(8,989)	$(1,887)	$(3,514)
Depreciation and amortization	$(12,141)	$(6,646)	$(6,134)	$(6,530)	$(5,745)
Adjusted EBITDA	$170,541	$180,693	$235,887	$46,704	$54,545

Liquidity and Capital Resources
Teads continued to finance its operations and capital expenditures primarily through its utilization of cash generated from operations as well as one non-recourse factoring contract and one overdraft facility with HSBC. As of June 30, 2024, Teads had cash and cash equivalents of $61.8 million and $15.8 million of available borrowings under the overdraft facility with HSBC.
Teads did not pay any cash dividends on its ordinary shares for the six months ended June 30, 2024.
Teads believes its existing cash and cash flow from operations will be sufficient to meet its present working capital requirements.
Teads believes that its geographical expansion plans can be financed autonomously through the cash generated from related operations.
Commitments
Teads and its subsidiaries have signed legally binding contracts with premium publishers and TV manufacturers with commitments for access to their inventory. The total committed amount was $129.0 million as of June 30, 2024 ($122.1 million as of December 31, 2023). Due to lower than expected advertiser demand and revenue, Teads faced some challenge in the delivery of its commitments and recorded the shortfall as a cost of revenue.
Quantitative and Qualitative Disclosure about Market Risk
Teads has operations both within the U.S. and internationally, and Teads is subject to market risks in the ordinary course of its business. These risks include primarily foreign currency exchange and inflation risks.
Foreign Currency Exchange Risk
Teads’ functional currency, which is the currency that best reflects the economic environment in which the subsidiaries of Teads operate and conduct their transactions, is separately determined for each of these subsidiaries and is used to measure their financial position and operating results. Teads’ reporting currency is the U.S. dollar.
This risk is linked to Teads and its subsidiaries’ activities outside of the euro zone, which increased significantly within the last two years with the development of the North America, LatAm and Asia businesses. In addition to the international expansion, the programmatic business (booked in France) increased the exposure to USD currency.
At December 31, 2023:
39.2% of the balance sheet total was denominated in a currency other than the euro (40.0% in 2022); and
59.9% of the total revenue was denominated in a currency other than the euro (59.0% in 2022).
No foreign currency hedging was in place in 2022 and 2023.
Inflation Risk
Teads does not believe that inflation has had a material effect on its business, financial condition or results of operations. If Teads’ costs were to become subject to significant inflationary pressures, Teads might not be able to fully offset such higher costs through price increases. Teads’ inability or failure to do so could harm its business, financial condition and results of operations.

Historical Cash Flows
The following table summarizes Teads’ cash flows for the periods presented:

	Years Ended December 31,			Six Months Ended June 30,
	2023	2022	2021	2024	2023
	(in thousands)
Cash flow from operating activities	$122,440	$133,307	$135,442	$56,749	$58,750
Cash flow from investing activities	$(123,641)	$(92,202)	$(125,129)	$(92,488)	$(71,971)
Cash flows from financing activities	$(4,099)	$(5,917)	$(4,846)	$10,260	$3,658
Increase (decrease) in cash and cash equivalents	$(5,300)	$35,188	$5,467	$(25,479)	$(9,563)

Operating Activities
Teads’ cash flows from operating activities are primarily influenced by growth in Teads’ operations, increases or decreases in collections from its customers and related payments to its suppliers of advertising inventory and data, as well as its investment in personnel to support the anticipated growth of its business. Cash flows from operating activities have been affected by changes in Teads’ working capital, particularly changes in accounts receivable and accounts payable due to the seasonality of its business (strong contribution of the fourth quarter). Thus, Teads’ collection and payment cycles can vary from period-to-period.
For the six months ended June 30, 2024, cash from operating activities decreased by $2.0 million, to $56.7 million net as compared to $58.8 million net for the six months ended June 30, 2023. This resulted primarily from a $19.3 million reduction in cash generation from the operations partially offset by a $13.8 million increase due to net changes in Teads’ working capital, largely related to a decrease in accounts receivable primarily due to the strong cash collection across Teads’ main markets (the United States, the United Kingdom, France and Asia).
For the year ended December 31, 2023, cash from operating activities decreased by $10.9 million to $122.4 million, net, as compared to $133.3 million net for the year ended December 31, 2022. This resulted primarily from the profit for the year declining $35.1 million, largely offset by non-cash add backs of $34.6 million. The decrease in cash from operating activities was also due to a net decrease in working capital of $10.7 million.
For the year ended December 31, 2022, cash from operating activities decreased by $2.1 million, to $133.3 million net as compared to $135.4 million net for the year ended December 31, 2021. This resulted primarily from the decrease in profit for the year of $28.9 million and unfavorable non-cash adjustments of $26.7 million, largely offset by favorable changes in working capital that amounted to $51.4 million (mainly attributable to the favorable year-over-year change in trade receivables).
Investing Activities
Teads’ primary driver of the changes in investing activities have consisted of the cash management agreement with Altice Teads (the “cash management agreement”), entered into with several of Teads’ subsidiaries on September 23, 2019, with effect as of April 1, 2018, with several other subsidiaries joining subsequently, to establish and maintain a cash management system to avoid retaining costly financial fixed assets and to promote the coordinated and optimal use of surplus cash or to cover cash requirements globally among the signatories for an unlimited period of time.
For the periods ended June 30, 2024 and June 30, 2023, the amounts lent to Altice Teads by the Teads subsidiaries under the cash management agreement were $86.3 million and $65.1 million, respectively.
For the years ended December 31, 2023, December 2022 and December 31, 2021, the amounts lent, to Altice Teads by the Teads subsidiaries under the cash management agreement were $110.5 million, $77.7 million and $108.4 million, respectively.
The cash management agreement is expected to be terminated in connection with the Closing.

Financing Activities
In the six months ended June 30, 2024, net cash provided by financing activities was $10.3 million, mainly resulting from borrowings under Teads’ overdraft facility in a cumulative amount of $13.5 million, partly offset by lease payments of $2.7 million. In the six months ended June 30, 2023, net cash provided by financing activities was $3.7 million, mainly resulting from borrowings under Teads’ overdraft facility for a net cumulative amount of $6.9 million, partly offset by lease payments of $2.5 million.
In the year ended December 31, 2023, net cash used by financing activities was $(4.1) million mainly resulting from lease payments, partially offset by an increase in net borrowings under the overdraft facility. In the year ended December 31, 2022, net cash used by financing activities was $(5.9) million, mainly resulting from lease payments. In the year ended December 31, 2021, net cash used by financing activities of $(4.8) million, mainly resulting from lease payments.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
On August 1, 2024, Outbrain entered into a definitive share purchase agreement with Teads and Altice Teads, whereby Outbrain agreed to acquire 100% of the issued and outstanding share capital of Teads. The following unaudited pro forma condensed combined financial statements and related notes are derived from the historical consolidated financial statements of Outbrain and the historical financial statements of Teads, and give effect to the Transaction and the related contemplated financing transactions (the “Financing”) on a pro forma basis as described herein.
The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2024 and the year ended December 31, 2023 have been prepared as if the Transaction and the Financing had been completed on January 1, 2023, and the unaudited pro forma condensed combined balance sheet as of June 30, 2024 has been prepared as if the Transaction and the Financing had been completed on June 30, 2024.
The unaudited pro forma condensed combined financial statements and the accompanying notes should be read in conjunction with:
•
The unaudited historical condensed consolidated financial statements and related notes of Outbrain in its Quarterly Report on Form 10-Q as of and for the period ended June 30, 2024, as filed with the SEC on August 8, 2024 (“Outbrain’s Second Quarter 2024 10-Q”);

•
The audited historical consolidated financial statements and related notes of Outbrain in its Annual Report on Form 10-K as of and for the year ended December 31, 2023, as filed with the SEC on March 8, 2024 (“Outbrain’s 2023 Annual Report”);

•	The unaudited historical condensed interim consolidated financial statements of Teads as of and for the six months ended June 30, 2024, which are included in this proxy statement; and
•
The audited historical consolidated financial statements of Teads as of December 31, 2023 and for each of the three years in the three-year period then ended, which are included in this proxy statement.

The following unaudited pro forma condensed combined financial information and related notes has been prepared in accordance with Article 11 of Regulation S-X as amended by the Final Rule, Release No. 33-10786, to give effect to the following:
•
Application of the acquisition method of accounting under the provisions of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification 805 (“ASC 805”), Business Combinations, where certain assets and liabilities of Teads will be recorded by Outbrain at their respective fair values as of the date the acquisition was completed;

•	Adjustments to conform the financial statement presentation of Teads to Outbrain, based upon a preliminary assessment by Outbrain;
•	Adjustments to reflect the following financing transactions and other adjustments:
•	Issuance of term loans or debt securities in an aggregate principal amount of $750 million;
•	Issuance of 35 million newly issued shares of Outbrain Common Stock; and
•	Issuance of 10.5 million shares of Series A redeemable convertible preferred stock.
•	Adjustments to reflect transaction costs in connection with the acquisition.
The historical financial statements of Outbrain have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) and in its reporting currency of U.S. dollars. The historical financial statements of Teads have been prepared in accordance with IFRS, as issued by IASB, and in its reporting currency of U.S. dollars. Accordingly, the unaudited pro forma condensed combined financial statements reflect certain adjustments to Teads’ historical consolidated financial statements to align those financial statements with U.S. GAAP, based on Outbrain management’s preliminary analysis. In addition, certain items within Teads’ historical consolidated financial statements have been reclassified to align with Outbrain’s financial statement presentation.
As of the date of this proxy statement, the Company has not completed the detailed valuation necessary to arrive at the final estimates of the fair value of Teads’ assets to be acquired and liabilities to be assumed, and the related allocation of the purchase price, nor has it identified all of the adjustments necessary to conform Teads’ accounting policies to those of Outbrain. Accordingly, the adjustments to the historical book values of assets and liabilities reflect the Company’s best estimates of the fair values, with the excess of the purchase price over the preliminary estimates of fair value recorded as goodwill. Actual results may differ once the Transaction is completed and the Company has completed the detailed valuations necessary to finalize the purchase price allocation. In addition, the Company’s preliminary value of the Series A Preferred Shares is based on the initial liquidation preference, which is Outbrain management’s current best estimate at this time. The final calculation of consideration transferred could significantly differ from the amounts presented in the unaudited pro forma condensed combined financial statements due to movements in the value of the Company’s common stock and volatility, among other valuation inputs. Under applicable guidance, the Company is not required to finalize its acquisition accounting until all information is available, but no later than one year after the Transaction is completed, and any subsequent adjustments made in connection with the finalization of the Company’s acquisition accounting may be material. There can be no assurance that such finalization will not result in material changes.
The pro forma condensed combined financial statements are unaudited, are presented for illustrative and informational purposes only, and are not necessarily indicative of the financial position or results of operations that would have occurred had the Transaction and the Financing actually been completed as of the dates presented. In addition, the unaudited pro forma condensed combined financial statements do not purport to project the future consolidated financial position or operating results of the combined company. The unaudited pro forma condensed combined financial statements do not reflect any potential cost savings, operating efficiencies or synergies related to the Transaction. The pro forma adjustments represent Outbrain management’s best estimates and are based upon currently available information and certain assumptions that the Company believes are reasonable. For more information, please see the section titled “Risk Factors — Risks Related to the Combined Company After Closing of the Transaction — Outbrain will incur significant transaction and integration-related costs in connection with the Transaction and may not be able to integrate Teads successfully or manage the combined business effectively, and many of the anticipated synergies and other benefits of the Transaction may not be realized or may not be realized within the expected time frame.”

Unaudited Pro Forma Condensed Combined Balance Sheet
As of June 30, 2024
(in thousands)

	Outbrain Historical	Teads Historical After Reclassifications (see Note 3)	GAAP & Policy Adjustments	Notes	Transaction Accounting and Financing Adjustments	Notes	Pro Forma Combined
ASSETS:
Current assets:
Cash and cash equivalents	$75,080	$61,768	$—		$(725,000)	5	$146,011
					734,163	7(a)
Short-term investments in marketable securities	87,592	—	—		—		87,592
Accounts receivable, net of allowances	153,809	203,543	—		(230)	6(a)	357,122
Prepaid expenses and other current assets	40,080	35,497	—		(12,677)	6(b)	62,900
Total current assets	356,561	300,808	—		(3,744)		653,625
Non-current assets:
Long-term investments in marketable securities	66,217	—	—		—		66,217
Property, equipment and capitalized software, net	42,858	4,186	20,312	4(a)	(20,312)	6(c)	47,044
Operating lease right-of-use assets, net	16,031	14,634	448	4(c)	(56)	6(d)	31,057
Intangible assets, net	18,654	21,066	(20,312)	4(a)	447,246	6(e)	466,654
Goodwill	63,063	35,540	—		466,213	6(f)	564,816
Deferred tax assets	42,651	17,406	—		33,768	6(j)	93,825
Other assets	20,175	544,762	—		(542,291)	6(b)	130,238
					2,767	7(a)
					104,825	6(k)
TOTAL ASSETS	$626,210	$938,402	$448		$488,416		$2,053,476

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$129,377	$121,655	$—		$(230)	6(a)	$250,802
Accrued compensation and benefits	17,714	25,438	—		—		43,152
Accrued and other current liabilities	107,611	43,297	(559)	4(c)	(805)	6(d)	184,714
					22,407	6(g)
					12,763	7(a)
Deferred revenue	6,644	2,849	—		—		9,493
Total current liabilities	261,346	193,239	(559)		34,135		488,161
Non-current liabilities:
Long-term debt	118,000	—	—		737,188	7(a)	855,188
Operating lease liabilities, non-current	13,191	12,522	(1,201)	4(c)	(139)	6(d)	24,373
Uncertain tax positions	5,136	—	—		99,825	6(k)	104,961
Deferred tax liabilities	3,626	1,344	557	4(c)	87,062	6(j)	92,589
Other liabilities	8,935	1,833	—		25,000	5	40,768
					5,000	6(k)
TOTAL LIABILITIES	$410,234	$208,938	$(1,203)		$988,071		$1,606,040

	Outbrain Historical	Teads Historical After Reclassifications (see Note 3)	GAAP & Policy Adjustments	Notes	Transaction Accounting and Financing Adjustments	Notes	Pro Forma Combined
Commitments and Contingencies

Redeemable convertible preferred stock	—	—	—		105,000	7(b)	105,000

STOCKHOLDERS’ EQUITY:
Common stock	63	17,379	—		(17,379)	6(i)	98
					35	7(b)
Additional paid-in capital	476,253	99,178	—		(99,178)	6(i)	637,218
					160,965	7(b)
Treasury stock, at cost	(73,911)	—	—		—		(73,911)
Accumulated other comprehensive loss	(10,407)	49,938	—		(49,938)	6(i)	(10,407)
Accumulated deficit	(176,022)	562,969	1,651	4(c)	888	6(d)	(210,562)
					(22,407)	6(g)
					(564,620)	6(i)
					(258)	7(a)
					(12,763)	7(a)
TOTAL STOCKHOLDERS’ EQUITY:	215,976	729,464	1,651		(604,655)		342,436
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY:	$626,210	$938,402	$448		$488,416		$2,053,476

See Accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Six Months Ended June 30, 2024
(in thousands, except share and per share data)

	Outbrain Historical	Teads Historical After Reclassifications (see Note 3)	GAAP & Policy Adjustments	Notes	Transaction Accounting and Financing Adjustments	Notes	Pro Forma Combined
Revenue	$431,112	$279,106	$—		$(76)	6(a)	$710,142
Cost of revenue:
Traffic acquisition costs	323,001	135,972	(33,316)	4(b)	(76)	6(a)	425,581
Other cost of revenue	20,940	19,791	5,657	4(a)	(5,657)	6(c)	50,302
					9,571	6(e)
Total cost of revenue	343,941	155,763	(27,659)		3,838		475,883
Gross profit	87,171	123,343	27,659		(3,914)		234,259
Operating expenses:
Research and development	18,593	22,209	(5,657)	4(a)	(6,288)	6(h)	28,888
			31	4(c)
Sales and marketing	48,561	61,235	33,316	4(b)	20,655	6(e)	153,263
			280	4(c)	(11,617)	6(h)
					833	6(k)
General and administrative	32,241	32,985	40	4(c)	(13,467)	6(h)	53,248
			1,449	4(d)
Total operating expenses	99,395	116,429	29,459		(9,884)		235,399
(Loss) income from operations	(12,224)	6,914	(1,800)		5,970		(1,140)
Other income (expense):
Interest expense	(1,506)	(527)	521	4(c)	(34,478)	7(a)	(35,990)
Interest income and other income, net	4,151	(8,099)	1,449	4(d)	10,111	6(b)	7,612
Total other income (expense), net	2,645	(8,626)	1,970		(24,367)		(28,378)
(Loss) income before income taxes	(9,579)	(1,712)	170		(18,397)		(29,518)
(Benefit) provision for income taxes	(2,339)	11,516	43	4(c)	(12,166)	6(j)	(1,371)
					1,575	6(k)
Net (loss) income	$(7,240)	$(13,228)	$127		$(7,806)		$(28,147)

Weighted average common shares outstanding (Note 8):
Basic	49,093,515				35,000,000		84,093,515
Diluted	49,093,515				35,000,000		84,093,515

Net loss per common share (Note 8):
Basic	$(0.15)						$(0.40)
Diluted	$(0.15)						$(0.40)

See Accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2023
(in thousands, except share and per share data)

	Outbrain Historical	Teads Historical After Reclassifications (see Note 3)	GAAP & Policy Adjustments	Notes	Transaction Accounting and Financing Adjustments	Notes	Pro Forma Combined
Revenue	$935,818	$649,812	$—		$(171)	6(a)	$1,585,459
Cost of revenue:
Traffic acquisition costs	708,449	286,086	(62,830)	4(b)	(171)	6(a)	931,534
Other cost of revenue	42,571	42,549	10,295	4(a)	(10,295)	6(c)	104,263
					19,143	6(e)
Total cost of revenue	751,020	328,635	(52,535)		8,677		1,035,797
Gross profit	184,798	321,177	52,535		(8,848)		549,662
Operating expenses:
Research and development	36,402	31,181	(10,295)	4(a)	(3,596)	6(h)	53,751
			59	4(c)
Sales and marketing	98,370	108,534	62,830	4(b)	41,310	6(e)	306,586
			520	4(c)	(6,645)	6(h)
					1,667	6(k)
General and administrative	58,665	47,073	74	4(c)	22,407	6(g)	122,933
			2,416	4(d)	(7,702)	6(h)
Total operating expenses	193,437	186,788	55,604		47,441		483,270
(Loss) income from operations	(8,639)	134,389	(3,069)		(56,289)		66,392
Other income (expense), net:
Gain on convertible debt	22,594	—	—		—		22,594
Interest expense	(5,393)	(929)	891	4(c)	(81,716)	7(a)	(87,147)
Interest income and other income (expense), net	7,793	4,549	2,416	4(d)	(14,909)	6(b)	(151)
Total other income (expense), net	24,994	3,620	3,307		(96,625)		(64,704)
Income (loss) before provision for income taxes	16,355	138,009	238		(152,914)		1,688
Provision (benefit) for income taxes	6,113	42,186	60	4(c)	(37,368)	6(j)	14,141
					3,150	6(k)
Net income (loss)	$10,242	$95,823	$178		$(118,696)		$(12,453)
Weighted average common shares outstanding (Note 8):
Basic	50,900,422				35,000,000		85,900,422
Diluted	56,965,299				35,000,000		91,965,299
Net income (loss) per common share (Note 8):
Basic	$0.20						$(0.27)
Diluted	$(0.06)						$(0.40)

See Accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

1. Description of the Transaction and the Financing
On August 1, 2024, Outbrain entered into the Share Purchase Agreement, pursuant to which Outbrain agreed to acquire, directly and via certain of its subsidiaries, all of the issued and outstanding share capital of Teads upon the terms and subject to the conditions set forth in the Share Purchase Agreement.
The Share Purchase Agreement provides for the following consideration to be paid to Altice Teads at closing of the Transaction: (1) a cash payment of $725 million, subject to certain customary adjustments as set forth in the Agreement, (2) 35 million newly issued shares of Outbrain Common Stock, par value $0.001, and (3) 10.5 million newly issued shares of the Company’s Series A redeemable convertible preferred shares, par value $0.001 (“Preferred Shares”). Additionally, Altice Teads will be entitled to a deferred cash payment in an amount equal to $25 million payable after the closing of the Transaction in one or more installments, to the extent permitted to be paid in compliance with the covenants under the debt financing agreements to be entered into by Outbrain in connection with the Transaction.
In connection with entering into the Share Purchase Agreement, the Company entered into a debt commitment letter, dated August 1, 2024, with Goldman Sachs Bank USA, Jefferies Finance LLC and Mizuho Bank, LTD, pursuant to which the Commitment Parties have committed to provide (i) a $100 million senior secured revolving credit facility and (ii) a senior secured bridge facility in an aggregate principal amount of up to $750 million (see Note 7). Subject to satisfactory market conditions and other factors, the Company currently anticipates issuing debt securities or term loans in lieu of drawing the Bridge Facility.
2. Basis of Presentation
The Company and Teads both operate on a calendar year-end basis. The unaudited pro forma condensed combined financial statements have been derived from (i) the unaudited historical condensed consolidated financial statements of Outbrain in its Quarterly Report on Form 10-Q as of and for the period ended June 30, 2024, as filed with the SEC on August 8, 2024, (ii) the audited historical consolidated financial statements of Outbrain in its Annual Report on Form 10-K as of and for the year ended December 31, 2023, as filed with the SEC on March 8, 2024, (iii) the unaudited historical interim condensed consolidated financial statements of Teads as of and for the six months ended June 30, 2024, which are included in this proxy statement, and (iv) the audited historical consolidated financial statements of Teads as of December 31, 2023 and for each of the three years in the three-year period then ended, which are included in this proxy statement. All historical financial statements have been prepared in U.S. dollars.
The unaudited pro forma condensed combined financial statements show the impact of the Transaction on the financial statements under the acquisition method of accounting, in accordance with ASC 805, Business Combinations, with Outbrain treated as the accounting acquirer of Teads.
The pro forma adjustments are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effects of the Transaction and the Financing and certain other adjustments. The final determination of the consideration transferred and acquisition accounting will be based on the fair values of the Teads assets acquired and liabilities assumed at the date of the completion of the Transaction, and using the fair value concepts defined in ASC 820, Fair Value Measurements. The Company is not required to finalize its acquisition accounting until all information is available, but no later than one year after the Transaction is completed, and any subsequent adjustments made in connection with the finalization of the Company’s acquisition accounting may be material. There can be no assurance that such finalization will not result in material changes.
The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2024 and the year ended December 31, 2023 have been prepared as if the Transaction and the Financing had been completed on January 1, 2023, and the unaudited pro forma condensed combined balance sheet as of June 30, 2024 has been prepared as if the Transaction and the Financing had been completed on June 30, 2024.
The accounting policies of Teads under IFRS as issued by the IASB, which are described in Note 2 to Teads’ historical consolidated financial statements included in this proxy statement, are not expected to be significantly different from U.S. GAAP, except for those adjustments discussed further in Note 4 below. Although the adjustments to Teads’ historical financial statements represent the currently known material adjustments to conform to U.S. GAAP, the accompanying unaudited pro forma IFRS to U.S. GAAP adjustments are preliminary and are subject to further adjustments as additional information becomes available and as additional analyses are performed. In addition, the accounting policies of Outbrain may vary materially from those of Teads outside of differences between U.S. GAAP and IFRS. During the preparation of the unaudited pro forma condensed combined financial statements, certain conforming adjustments were made based on the initial analysis of the differences in accounting policies. The Company is in the process of evaluating Teads’ accounting policies, and as a result of that review, additional differences may be identified that, when conformed, could have a material impact on the unaudited pro forma condensed combined financial information.
3. Reclassifications of Teads’ Historical Financial Information
Certain reclassifications have been made to Teads’ historical balance sheet to conform to Outbrain’s balance sheet presentation, as follows:

		As of June 30, 2024
Teads Historical Consolidated Balance Sheet Line Items	Outbrain Historical Consolidated Balance Sheet Line Items	Teads Before Reclassifications	Reclassification Adjustments	Notes	Teads After Reclassifications
		(in thousands)
ASSETS	ASSETS
Cash and cash equivalents	Cash and cash equivalents	$61,768	$—		$61,768
Trade receivables	Accounts receivable, net of allowances	203,543	—		203,543
Financial assets (current)		11	(11)	(a)	—
Other receivables	Prepaid expenses and other current assets	35,486	11	(a)	35,497
Property, plant and equipment	Property, equipment and capitalized software, net	4,186	—		4,186
Right-of-use assets	Operating lease right-of-use assets, net	14,634	—		14,634
Intangible assets	Intangible assets, net	21,066	—		21,066
Goodwill	Goodwill	35,540	—		35,540
Deferred tax assets	Deferred tax assets	17,406	—		17,406
Financial assets (non-current)	Other assets	544,762	—		544,762
Total assets	Total assets	$938,402	$—		$938,402

EQUITY AND LIABILITIES	LIABILITIES AND STOCKHOLDERS’ EQUITY
Trade and other payables	Accounts payable	$121,655	$—		$121,655
	Accrued compensation and benefits	—	25,438	(b)	$25,438
Short-term borrowings		15,906	(15,906)	(c)	—
Lease liabilities		5,145	(5,145)	(c)	—
Current tax liabilities		9,439	(9,439)	(c)	—
Contract liabilities	Deferred revenue	2,826	23	(c)	2,849
Other current liabilities	Accrued and other current liabilities	38,268	5,029	(b),(c)	43,297
Lease liabilities	Operating lease liabilities, non-current	12,522	—		12,522
Non-current provisions		1,829	(1,829)	(d)	—
Deferred tax liabilities		1,344	—		1,344
Other non-current liabilities	Other liabilities	4	1,829	(d)	1,833
	Total liabilities	208,938	—		208,938
Share capital	Common stock	17,379	—		17,379
Share premium	Additional paid-in capital	99,178	—		99,178
	Accumulated other comprehensive income	—	49,938	(e)	49,938
Reserves		(51,120)	51,120	(f)	—

		As of June 30, 2024
Teads Historical Consolidated Balance Sheet Line Items	Outbrain Historical Consolidated Balance Sheet Line Items	Teads Before Reclassifications	Reclassification Adjustments	Notes	Teads After Reclassifications
		(in thousands)
Retained earnings	Accumulated retained earnings (deficit)	664,027	(101,058)	(e),(f)	562,969
Total equity	Total stockholders’ equity	$729,464	$—		$729,464
Total equity and liabilities	Total liabilities and stockholders’ equity	$938,402	$—		$938,402

(a)	Reclassifications of financial assets to prepaid expenses and other current assets to conform to Outbrain’s presentation.
(b)	Reclassification to separately break out accrued compensation and benefits from other current liabilities to conform to Outbrain’s presentation.
(c)
Reclassifications to condense the presentation of certain Teads’ historical financial statement line items within current liabilities to be included in accrued and other current liabilities, consistent with Outbrain’s presentation.

(d)	Reclassifications to condense the presentation of certain Teads’ historical balance sheet line items within non-current liabilities to be included in other liabilities.
(e)	Reclassification to separately break out accumulated other comprehensive income from retained earnings, consistent with Outbrain’s presentation.
(f)	Reclassification to condense the presentation of certain Teads’ historical balance sheet line items within stockholder’s equity to be included within accumulated retained earnings (deficit).
Certain reclassifications have been made to Teads’ historical statements of operations to conform to Outbrain’s presentation, as follows:

		For the Six Months Ended June 30, 2024
Teads Historical Consolidated Statement of Operations Line Items	Outbrain Historical Consolidated Statement of Operations Line Items	Teads Before Reclassifications	Reclassification Adjustments	Notes	Teads After Reclassifications
		(in thousands)
Revenue	Revenue	$279,106	$—		$279,106
	Cost of revenue:
Cost of revenue	Traffic acquisition costs	155,763	(19,791)	(a)	135,972
	Other cost of revenue		19,791	(a)	19,791
	Total cost of revenue				155,763
	Gross profit				123,343
	Operating expenses:
Technology and development expenses	Research and development	22,209	—		22,209
Sales and marketing expenses	Sales and marketing	61,235	—		61,235
General and administrative expenses	General and administrative	32,985	—		32,985
	Total operating expenses				116,429
Profit from operations	Income from operations	6,914	—		6,914
	Other income (expense), net
Finance costs	Interest expense	(527)	—		(527)
Other financial income and (expenses)	Interest income and other income (expense), net	(8,099)	—		(8,099)
	Total other income (expense), net				(8,626)
Profit before tax	Loss before income taxes	(1,712)	—		(1,712)
Income tax expense	Provision for income taxes	11,516	—		11,516
Profit for the period	Net loss	$(13,228)	$—		$(13,228)

(a)	Reclassification to separately break out Teads’ cost of revenue between traffic acquisition costs and other cost of revenue, consistent with Outbrain’s presentation.

		For the Year Ended December 31, 2023
Teads Historical Consolidated Statement of Operations Line Items	Outbrain Historical Consolidated Statement of Operations Line Items	Teads Before Reclassifications	Reclassification Adjustments	Notes	Teads After Reclassifications
		(in thousands)
Revenue	Revenue	$649,812	$—		$649,812
	Cost of revenue:
Cost of revenue	Traffic acquisition costs	328,635	(42,549)	(a)	286,086
	Other cost of revenue		42,549	(a)	42,549
	Total cost of revenue				328,635
	Gross profit				321,177
	Operating expenses:
Technology and development expenses	Research and development	31,181	—		31,181
Sales and marketing expenses	Sales and marketing	108,534	—		108,534
General and administrative expenses	General and administrative	47,073	—		47,073
	Total operating expenses				186,788
Profit from operations	Income from operations	134,389	—		134,389
	Other income (expense), net
Finance costs	Interest expense	(929)	—		(929)
Other financial income and (expenses)	Interest income and other income (expense), net	4,549	—		4,549
	Total other income (expense), net				3,620
Profit before tax	Income before income taxes	138,009	—		138,009
Income tax expense	Provision for income taxes	42,186	—		42,186
Profit for the year	Net income	$95,823	$—		$95,823

(a)	Reclassifications to separately break out Teads’ cost of revenue between traffic acquisition costs and other cost of revenue, consistent with Outbrain’s presentation.
4. IFRS to U.S. GAAP and Accounting Policy Adjustments
Teads’ historical consolidated financial statements have been prepared in accordance with IFRS, which differs in certain respects from U.S. GAAP. The unaudited pro forma condensed combined financial statements include the statement of operations of Teads from the audited historical consolidated financial statements for the year ended December 31, 2023, the statement of operations of Teads from the historical unaudited condensed interim consolidated financial statements for the six months ended June 30, 2024, and the balance sheet of Teads from the historical unaudited condensed interim consolidated financial statements as of June 30, 2024, in each case prepared in accordance with IFRS as issued by the IASB.
The historical figures have been adjusted to reflect Teads’ consolidated statements of operations and balance sheet on a U.S. GAAP basis for the preparation of the unaudited pro forma condensed combined financial statements herein.
The following adjustments have been made to Teads’ historical financial statements to present them on a U.S. GAAP basis and conform them to the Company’s accounting policies for the purposes of the unaudited pro forma condensed combined financial statements:
a.
to reclassify capitalized software, which is classified as an intangible asset on Teads’ balance sheet under IFRS to property and equipment and capitalized software, net, to conform to Outbrain’s accounting policy of presenting it within fixed assets, as permitted by U.S. GAAP. The related amortization expenses have been reclassified from research and development costs within operating expenses to other cost of revenue, as required under U.S. GAAP;

b.	to present certain allocated compensation-related costs within sales and marketing operating expenses rather than cost of revenue, in accordance with Outbrain’s accounting policies;
c.
Under IFRS, lessees account for all leases as finance leases, with the associated lease expenses recorded within interest expense and depreciation expense. Under U.S. GAAP, Teads’ leases, which were analyzed under Accounting Standards Codification 842, “Leases,” would be classified as operating leases with lease expense recognized on a straight-line basis as part of operating expenses. Accordingly, the below adjustments were reflected to derecognize the lease assets and liabilities recorded for Teads’ finance leases in accordance with IFRS and recognize the corresponding operating lease assets and liabilities in accordance with U.S. GAAP in the unaudited pro forma condensed combined balance sheet:

	June 30, 2024
	Teads Finance Leases under IFRS	Teads Operating Leases Under U.S. GAAP	Adjustment
		(in thousands)
Operating lease right-of-use assets, net	$14,565	$15,013	$448
Accrued and other current liabilities	5,139	4,580	(559)
Operating lease liabilities, non-current	12,522	11,321	(1,201)
Net adjustment	$(3,096)	$(888)	$2,208

In the unaudited pro forma condensed combined statement of operations, Teads’ interest expense for lease liabilities classified as finance leases was removed and the allocated operating expenses were adjusted for the differences between the departmental expenses recognized under IFRS to the amounts to be recognized under U.S. GAAP, as summarized below:

	Year Ended December 31, 2023			Six months ended June 30, 2024
	Teads Finance Leases under IFRS	Teads Operating Leases Under U.S. GAAP	Difference	Teads Finance Leases under IFRS	Teads Operating Leases Under U.S. GAAP	Difference
			(in thousands)
Interest expense - finance leases	891	—	(891)	521	—	(521)
Operating expenses - finance lease depreciation	$5,256	$—	$(5,256)	$2,674	$—	$(2,674)
Operating expenses - fixed lease costs	—	5,909	5,909	—	3,025	3,025
	$5,256	$5,909	$653	$2,674	$3,025	$351
Research and development			$59			$31
Sales and marketing			$520			$280
General and administrative			$74			$40
			$653			$351

The tax effects of the above adjustments were calculated using a blended U.S. federal and state tax rate and statutory rates of the respective foreign jurisdictions in which Teads operates; and
d.	to present bank charges within general and administrative expenses, in accordance with U.S. GAAP, rather than within finance costs under IFRS.
We continue to perform a detailed review of Teads’ historical financial statements prepared under IFRS, as issued by IASB. As a result of that review, the Company may identify additional differences between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial statements.

5. Preliminary Purchase Price Allocation
The aggregate purchase price to be paid by the Company to acquire Teads is approximately $1 billion and is comprised of (i) a cash payment of $725 million, (ii) 35 million newly issued shares of Outbrain Common Stock, (iii) 10.5 million newly issued Series A Preferred Shares, and (iv) a deferred cash payment in an amount equal to $25 million, payable after the closing of the Transaction in one or more installments, to the extent permitted to be paid in compliance with the covenants under the debt financing agreements to be entered into by Outbrain in connection with the Transaction.
The following summarizes the preliminary calculation of consideration transferred. The final calculation of consideration transferred is subject to future adjustments, including changes in the fair value of equity consideration:

Amount (in thousands)
Cash consideration	$725,000
Common Stock(1)	161,000
Series A Preferred Shares(2)	105,000
Deferred cash payment	25,000
Preliminary Aggregate Purchase Consideration	$1,016,000

(1)
Represents a preliminary value of Outbrain Common Stock based on the closing stock price as of September 24, 2024 of $4.60 per share. The actual value of the stock consideration will change based on fluctuations in the value of Outbrain Common Stock on the closing date of the Transaction.

(2)
Represents a preliminary value of the Series A Preferred Shares equal to $105 million, based on the initial liquidation preference as negotiated between Outbrain and Altice Teads (which is Outbrain management’s current best estimate given the absence of quantifiable inputs for the valuation at this time, and excludes any related dividend rights). The final calculation of consideration transferred could significantly differ from the amounts presented in the unaudited pro forma condensed combined financial statements due to movements in the value of Outbrain Common Stock and volatility, among other valuation inputs.

Under the acquisition method of accounting, the estimated purchase price, calculated as described above, is allocated to the identifiable assets acquired and the identifiable liabilities assumed with any excess being allocated to goodwill.
The allocation of the purchase price is preliminary, and the final determination will be based on the fair values of assets acquired and liabilities assumed, including the fair values of identifiable intangible assets and the fair values of liabilities assumed on the date the Transaction is consummated. The purchase price allocation is dependent upon certain valuation and other studies that have not yet been completed. Accordingly, the preliminary purchase price allocation is subject to further adjustments as additional information becomes available and as additional analyses and final valuations are conducted at and following the completion of the Transaction. The final valuations could differ materially from the preliminary valuations presented below and, as such, no assurances can be provided regarding the preliminary purchase price allocation.
The preliminary purchase price allocation was estimated based on Teads’ historical financial statements reflecting IFRS to U.S. GAAP and accounting policy adjustments for pro forma purposes. The following tables summarize the preliminary purchase price allocation to the identifiable assets acquired and liabilities assumed of Teads as well as the identifiable intangible assets recognized as part of the Transaction (in thousands):

As of June 30, 2024
(in thousands)
Purchase consideration	$1,016,000

Amounts of identifiable assets acquired and liabilities assumed
Book value of Teads’ net assets(1)	$731,115
Less:
Elimination of intercompany transactions with Altice Teads	(554,968)
Elimination of historical goodwill	(35,540)
Elimination of historical intangible assets	(20,312)
Elimination of historical capitalized software	(754)
Add:
Preliminary value of identifiable intangible assets	448,000
Deferred tax impact of identifiable intangible assets	(53,294)
Preliminary estimate of fair value of identifiable net assets acquired	$514,247
Preliminary estimate of goodwill	$501,753

(1)
The book value of Teads’ net assets reflects preliminary IFRS to U.S. GAAP and accounting policy adjustments. The final goodwill amount that will be recorded in connection with the Transaction is subject to change due to changes in the book value of Teads’ assets and liabilities at acquisition.

For purposes of determining the consideration transferred, the closing price of Outbrain Common Stock from September 24, 2024 has been utilized. An increase or decrease of 10% in the closing price of the Common Stock would increase or decrease the total consideration by $16.1 million, which would result in a corresponding increase or decrease to goodwill in the unaudited pro forma condensed combined financial statements.
See Note 6 for the preliminary fair value of the identifiable intangible assets.
6. Transaction Accounting Adjustments
The preliminary pro forma adjustments included in the unaudited pro forma condensed combined financial statements are as follows:
a.
Reflects the elimination of Teads’ historical intercompany balances with Outbrain, which will be eliminated in consolidation of the combined company, as well as the related revenue and traffic acquisition costs.

b.
Reflects the elimination of Teads’ intercompany balances with Altice Teads, which is required to be settled prior to the consummation of the Transaction through a series of intercompany movements and distributions. The unaudited pro forma condensed combined balance sheet reflects the eliminations of $12.7 million interest receivable within prepaid expenses and other current assets and intercompany loans receivable of $542.3 million, net of provision for credit losses, within other assets. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2024 and the year ended December 31, 2023 reflect the elimination of net expenses of $10.1 million and income of $14.9 million, respectively, from interest income and other income (expense), net. These adjustments eliminate the impacts of the interest income, as well as the provision for credit losses on the intercompany loans.

c.
Reflects an adjustment to eliminate the $20.3 million balance of Teads’ capitalized software included in its consolidated balance sheet as of June 30, 2024, as well to eliminate the related amortization expense of $5.7 million and $10.3 million for the six months ended June 30, 2024 and the year ended December 31, 2024, respectively, as it is included in the preliminary fair value of the technology intangible asset in (e) below.

d.
Reflects the re-measurement of Teads’ lease portfolio as of June 30, 2024, updated for discount rates as of such date. The Company also reflected the impact of the practical expedient that it plans to adopt at the Closing, whereby it will not recognize right-of-use operating lease assets and liabilities for leases with a remaining lease term of twelve months or less. As a result of this re-measurement, operating lease right of use assets, net declined by $0.1 million, accrued and other current liabilities declined by $0.8 million and operating lease liabilities, non-current declined by $0.1 million. The statements of operations impact of this re-measurement was not material for the six months ended June 30, 2024 or the year ended December 31, 2023.
e.
Reflects the net increase in intangible assets based on a preliminary estimated fair value, partially offset by an elimination of historical intangible assets. The preliminary estimated fair value is allocated to intangible assets primarily consisting of customer relationships, publisher relationships, technology and a trade name. The estimated fair values and useful lives of identifiable intangible assets are preliminary and have been performed based on publicly available benchmarking information given the limited time available to perform a full valuation study and limitations of information for the valuation study prior to the Closing. The amount that will ultimately be allocated to identifiable intangible assets and the related amount of amortization, may differ materially from this preliminary allocation. Any change in the valuation of intangible assets would cause a corresponding increase or decrease in the balance of goodwill. A hypothetical 10% change in the valuation of intangible assets would result in a change to annual amortization expense of approximately $6.1 million.

These estimated useful lives are preliminary and were determined based on our review of the time period over which economic benefit is estimated to be generated and other factors, including Outbrain management’s view based on historical experience with similar assets and market-based analysis.

				Estimated Amortization
	Teads Historical Amounts After Reclassifications, net	Estimated Fair Value	Increase/ Decrease	Year Ended December 31, 2023	Six Months Ended June 30, 2024	Estimated Weighted Average Useful Life (Years)
	(dollars in thousands)
Publishers(2)	$—	$67,000	$67,000	$13,400	$6,700	5
Customers(2)	345	202,000	201,655	22,444	11,222	9
Technology(1)	—	134,000	134,000	19,143	9,571	7
Trade name(2)	—	45,000	45,000	5,625	2,813	8
Other intangible assets	409	—	(409)	—	—
Total estimated intangible assets	$754	$448,000	$447,246	$60,612	$30,306
Less: elimination of historical amortization(2)				159	80
Total increase in amortization of intangible assets				$60,453	$30,226

(1)	Amortization expense is recorded within cost of revenue.
(2)
Amortization expense is recorded within sales and marketing expenses within operating expenses. This amount excludes the amortization of capitalized software, which is separately eliminated in (c) above.

f.
Reflects the adjustment to eliminate Teads’ historical goodwill and record the preliminary estimate of goodwill related to the Transaction, which is calculated as the difference between the fair value of the consideration transferred and the estimated fair values assigned to the identifiable tangible and intangible assets acquired and liabilities assumed. The goodwill amount is subject to change due to various factors, including the fair values of assets and liabilities at acquisition date and foreign exchange currency impacts.

As of June 30, 2024
(in thousands)
Preliminary estimate of goodwill	$501,753
Teads’ historical goodwill	(35,540)
Adjustment to goodwill	$466,213

g.
Total transaction-related costs are estimated at approximately $25.6 million, $3.2 million of which has been reflected within general and administrative expenses in the Company’s historical consolidated statement of operations for the six months ended June 30, 2024. The remainder of transaction costs of $22.4 million has been reflected as an adjustment to accounts payable in the unaudited pro forma condensed combined balance sheet as of June 30, 2024, as well as an adjustment to general and administrative expenses in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2023.
h.
Reflects the elimination of stock-based compensation expense for the PSAR Plan, as the related awards are required to be cancelled prior to the Closing and the holders will not receive any cash compensation or replacement awards.

	Year Ended December 31, 2023	Six Months Ended June 30, 2024
	(in thousands)
Sales and marketing	$6,645	$11,617
Research and development	3,596	6,288
General and administrative	7,702	13,467
Total stock-based compensation expense	$17,943	$31,372

i.	Reflects the elimination of Teads’ historical equity accounts;

As of June 30, 2024
(in thousands)
Common stock	$17,379
Additional paid-in capital	99,178
Accumulated other comprehensive loss	49,938
Accumulated deficit	564,620
Total stockholders’ equity	$731,115

j.
Represents the tax effect of the above adjustments using a blended U.S. federal and state tax rate and statutory tax rates of the respective foreign jurisdictions in which Teads operates and reflects any anticipated changes to the tax filing statuses of the acquired entities. The statutory tax rates range from 9% to 35%, which are in effect as of the pro forma balance sheet date. The actual effective tax rate could be materially different (either higher or lower) from the rate presented in the unaudited pro forma condensed combined financial information. These assumptions could change depending on post-acquisition activities, the geographical mix of income, changes in tax law, as well as the final determination of the fair value of the identifiable intangible assets and liabilities.

k.
Represents adjustments to increase uncertain tax positions by $99.8 million and to increase tax contingencies by $5.0 million, with an offsetting increase to other assets of $104.8 million relating to an indemnification provided by the Share Purchase Agreement. The corresponding tax effects have been reflected within the provision for income taxes and sales and marketing expenses in the unaudited pro forma condensed combined statements of operations.

Actual adjustments may differ materially based on the final determination of fair value and are subject to change.
7. Financing Adjustments
The unaudited pro-forma condensed combined financial statements have been adjusted to record the effects of incurring new indebtedness to finance the Transaction. In connection with entering into the Share Purchase Agreement, the Company entered into the Commitment Letter, pursuant to which the Commitment Parties have committed to provide (i) the New Revolving Credit Facility of $100 million and (ii) the Bridge Facility in an aggregate principal amount of up to $750 million. The Bridge Facility may be used solely to fund the cash consideration for the Transaction and to pay fees and expenses related thereto. Additionally, a portion of the New Revolving Credit Facility not to exceed $20 million may be used to fund a portion of the cash consideration for the Transaction and to pay fees and expenses related thereto, and will otherwise be available, for working capital and general corporate purposes. The obligation of Commitment Parties to provide the contemplated financings is subject to a number of customary conditions contained in the Commitment Letter, including the execution of definitive debt financing documentation contemplated by the Commitment Letter and the Transaction being consummated substantially contemporaneously with the initial funding of the Bridge Facility.

The Company currently anticipates issuing debt securities or term loans in lieu of drawing the Bridge Facility. As such, the unaudited pro forma condensed combined balance sheet assumes that $750 million aggregate principal amount of senior secured notes or term loans are issued on June 30, 2024 and the unaudited pro forma condensed combined statements of operations assume that the senior secured notes or term loans are issued on January 1, 2023.
(a) Debt Financing
The following debt financing adjustments were made in the unaudited pro forma condensed combined balance sheet and statements of operations:

	Balance Sheet	Statement of Operations
(in thousands)	June 30, 2024	Year Ended December 31, 2023	Six Months Ended June 30, 2024
Long-term debt(1)	$750,000	$65,625	$32,813
Deferred issuance costs	$(12,812)	$2,562	$1,281
Total long-term debt	$737,188(2)
Deferred issuance costs - New Revolving Credit Facility	$3,025(3)	$605	$303
Deferred issuance costs - prior facility	(258)	(111)	(55)
Increase in deferred financing fees	$2,767
Bridge Facility fees	$12,763(4)	$12,763	$—
Commitment fee - New Revolving Credit Facility		500	250
Commitment fee - prior facility		(228)	(114)
Total incremental expenses		$81,716	$34,478

(1)
The interest expense on the senior secured notes/term loans was calculated using an estimated interest rate of approximately 8.75%. The actual interest rate could be materially different from this estimate based on the market conditions at the time of borrowing. A change of 0.125% in the interest rate would increase or decrease interest expense on a pro forma basis by $0.5 million for the six months ended June 30, 2024 and $0.9 million for the year ended December 31, 2023.

(2)	Recorded as an increase in cash and cash equivalents with a corresponding increase in long-term debt.
(3)	Recorded as a reduction in cash and cash equivalents and an increase in other assets.
(4)	Recorded within accrued and other current liabilities.
(b) Equity Financing
As previously described above, the unaudited pro forma condensed combined financial statements assume that the Company issued 35 million shares of Common Stock and 10.5 million Series A Preferred Shares. The Company expects the Series A Preferred Shares to be accounted for as mezzanine equity, which is subject to further evaluation and analysis. The Company has not completed its analysis of any potential derivative financial instruments as part of these unaudited pro forma condensed combined financial statements and the fair value of Series A Preferred Shares is based on their liquidation value and is subject to a detailed valuation, as previously described.

6/30/2024
(in thousands)
Adjustment to mezzanine equity:
Issuance of Series A Preferred Shares	$105,000
Stockholders’ equity:
Issuance of common stock, par value of $0.001 per share	$35
Issuance of common stock, additional paid-in capital	160,965
Pro-forma adjustment to stockholders’ equity	$161,000

8. Earnings per Share
The following unaudited pro forma condensed combined basic and diluted earnings per share calculations are based on unaudited pro forma net income for the combined company and historical basic and diluted weighted average shares of Outbrain, adjusted to give effect to the issuance of consideration in the form of Common Stock and Series A Preferred Shares.

	Six Months Ended June 30, 2024	Year Ended December 31, 2023
	(Dollars in thousands)
Numerator:
Pro-forma net loss	$(28,147)	$(12,453)
Dividends on Series A preferred stock	(5,250)	(10,500)
Pro-forma net loss attributable to common stockholders - basic	$(33,397)	$(22,953)
Adjustments related to convertible debt(1)	—	(13,930)
Pro-forma net loss attributable to common stockholders - diluted	$(33,397)	$(36,883)
Denominator:
Basic weighted average number of common shares outstanding - reported	49,093,515	50,900,422
Common shares issued as part of the Transaction	35,000,000	35,000,000
Pro-forma weighted average shares - basic	84,093,515	85,900,422
Convertible debt(1)	—	6,064,877
Pro-forma weighted average shares - diluted	84,093,515	91,965,299
Pro Forma net loss per share attributable to common stockholders:
Basic	$(0.40)	$(0.27)
Diluted	$(0.40)	$(0.40)

(1)
The Company uses the if-converted method to calculate the dilutive impact of the Convertible Notes, which assumes share settlement as of the beginning of the period if the effect is more dilutive than cash settlement.

The following potentially dilutive weighted-average shares have been excluded from the calculation of diluted net loss per share for each period presented because they are anti-dilutive:

	Six Months Ended June 30, 2024	Year Ended December 31, 2023
Series A Preferred Shares issued in Transaction(1)	10,500,000	10,500,000
Convertible debt	4,720,000	—
Options to purchase common stock	2,368,800	2,523,643
Warrants	188,235	188,235
Restricted stock units	3,465,054	3,275,183
Performance-based stock units	230,507	51,781
Total shares excluded from diluted loss per share	21,472,596	16,538,842

(1)
The Series A Preferred Shares is subject to subsequent dividends that could be paid in kind, which are not contemplated above. As cumulative dividends accrue and to the extent they remain unpaid, such dividends are also convertible into common stock based on the $10 per share conversion price.

BENEFICIAL OWNERSHIP OF COMMON STOCK
The following table sets forth certain information with respect to the beneficial ownership of Common Stock as of October 28, 2024 for:
•	each of our named executive officers;
•	each of our directors;
•	all of our directors and executive officers as a group; and
•	each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of Common Stock.
Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. Shares of Common Stock issuable upon the exercise of stock options that are immediately exercisable or exercisable within 60 days of October 28, 2024, and shares of common stock underlying unvested RSUs which are scheduled to vest within 60 days of October 28, 2024, are deemed to be outstanding and to be beneficially owned by the person holding the stock option or RSU for the purpose of computing the ownership and percentage ownership of that person and the ownership and percentage ownership of all directors and executive officers as a group. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Except as otherwise indicated, all of the shares reflected in the table are shares of Common Stock and all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. The information is not necessarily indicative of beneficial ownership for any other purpose.
Percentage ownership calculations for beneficial ownership are based on 49,649,359 shares of Common Stock outstanding as of October 28, 2024, adjusted as required by rules promulgated by the SEC. Except as otherwise indicated in the table below, addresses of the beneficial owners are c/o Outbrain Inc., 111 West 19th Street, New York, NY 10011.

	Owned
Name of Beneficial Owner	Number	%
5% Stockholders
Viola Ventures, III L.P.(1)	6,345,789	12.78%
RM Hamburg Holding GmbH(2)	3,603,179	7.26%
Value Base Ltd.(3)	2,970,670	5.98%
BlackRock, Inc.(4)	2,673,498	5.38%
Named Executive Officers and Directors
David Kostman(5)	650,638	1.30%
Jason Kiviat(6)	98,755	*
Yaron Galai(7)	3,660,916	7.35%
Shlomo Dovrat(8)	6,368,290	12.83%
Arne Wolter(9)	29,168	*
Kathryn Taneyhill Jhaveri(10)	29,168	*
Yaffa Krindel(11)	37,316	*
Nithya B. Das(12)	22,501	*
Mark S. Zagorski(13)	7,500	*
Asaf Porat(14)	415,562	*
All executive officers, directors and director nominees as a group (10 persons)	11,319,814	22.56%

*	Represents beneficial ownership of less than 1% of the applicable class of our outstanding capital stock.
(1)
As reported on Schedule 13G filed with the SEC and dated February 8, 2024, consists of 6,345,789 shares held by Viola Ventures. Viola Ventures GP 3 Ltd. (“Viola”) is the general partner of Viola Ventures (together with Viola, the “Viola Entities”). Viola Ventures possesses sole voting and dispositive power over these shares. Viola, together with Shlomo Dovrat, a member of our board of directors, Harel Beit-On and Avi Zeevi, as directors of Viola, share voting and dispositive power with respect to the shares held by Viola Ventures. Each Reporting Person disclaims beneficial ownership of these securities except to the extent of its or his or her pecuniary interest therein. The business address of each of the Viola Entities is 12 Abba Eban Avenue, Herzliya 4672530, Israel.

(2)
Consists of 3,603,179 shares held by RM Hamburg Holding GmbH (formerly Gruner + Jahr GmbH) pursuant to the Company’s acquisition of Ligatus on April 1, 2019. The shares of RM Hamburg Holding GmbH are held by Bertelsmann SE & Co. KGaA, a privately held Kommanditgesellschaft auf Aktien (KGaA; a partnership limited by shares), and 80.9% of the capital shares in Bertelsmann SE & Co. KGaA are held indirectly by foundations (Bertelsmann Stiftung, Reinhard Mohn Stiftung, BVG-Stiftung), and 19.1% are held indirectly by the Mohn family. All voting rights at the General Meeting of Bertelsmann SE & Co. KGaA and Bertelsmann Management SE (general partner) are controlled by Bertelsmann Verwaltungsgesellschaft (BVG). BVG controls 100% of the voting rights in the annual general meeting of Bertelsmann SE & Co. KGaA, which it exercises for these purposes, as well as 100% of the voting rights in the annual general meeting of Bertelsmann Management SE. Christoph Mohn has voting control of Bertelsmann Verwaltungsgesellschaft mbH (a veto right) and therefore exercises voting and dispositive power with respect to such shares. The business address of Bertelsmann is Carl-Bertelsmann-Strasse 270, 33311 Gütersloh, Germany.

(3)
As reported on Schedule 13G filed with the SEC and dated August 7, 2024, Value Base Ltd., Victor Shamrich, Ido Nouberger and Value Base Fund General Partner Ltd., acting as the general partner to Value Base Fund Limited Partnership, share voting and dispositive power with respect to these shares. The business address of Value Base Ltd., Victor Shamrich, Ido Nouberger and Value Base Fund General Partner Ltd. is 23 Yehuda Halevi St., Tel-Aviv 6513601, Israel.

(4)
As reported on Schedule 13G filed with the SEC and dated February 2, 2024, BlackRock, Inc. (“BlackRock”) has sole voting power over 2,615,598 shares, shared voting power over no shares, sole dispositive power over 2,673,498 shares, and shared dispositive power over no shares. The business address of BlackRock is 50 Hudson Yards, New York, New York 10001.

(5)
Consists of 400,317 shares directly held, outstanding options to purchase 220,588 shares that are exercisable within 60 days of October 28, 2024 and 29,733 RSUs that will vest within 60 days of October 28, 2024.

(6)
Consists of 75,373 shares directly held, outstanding options to purchase 8,529 shares that are exercisable within 60 days of October 28, 2024 and 14,853 RSUs that will vest within 60 days of October 28, 2024.

(7)
Consists of 3,502,368 shares directly held, outstanding options to purchase 147,059 shares that are exercisable within 60 days of October 28, 2024 and 11,489 RSUs that will vest within 60 days of October 28, 2024. Of these shares, 2,200,000 are subject to pledge in connection with a loan agreement.

(8)	Consists of 18,334 shares directly held, indirect holdings described in Footnote 1 and 4,167 RSUs that will vest within 60 days of October 28, 2024.
(9)	Consists of 25,834 shares directly held and 3,334 RSUs that will vest within 60 days of October 28, 2024.
(10)	Consists of 25,834 shares directly held and 3,334 RSUs that will vest within 60 days of October 28, 2024.
(11)	Consists of 31,917 shares directly held and 5,399 RSUs that will vest within 60 days of October 28, 2024.
(12)	Consists of 18,334 shares directly held and 4,167 RSUs that will vest within 60 days of October 28, 2024.
(13)	Consists of 5,000 shares directly held and 2,500 RSUs that will vest within 60 days of October 28, 2024.
(14)
Consists of 333,435 shares directly held, outstanding options to purchase 61,765 shares that are exercisable within 60 days of October 28, 2024 and 20,362 RSUs that will vest within 60 days of October 28, 2024.

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our proxy materials, unless the affected stockholder has provided other instructions. This procedure reduces printing costs and postage fees, and helps protect the environment as well.
We expect that a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from one or more of the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Stockholders may revoke their consent at any time by contacting their brokers.
Upon written or oral request, we will undertake to promptly deliver a separate proxy statement to any stockholder at a shared address. To receive a separate copy of the proxy statement, you may write the Corporate Secretary of Outbrain at our principal executive offices at 111 West 19th Street, New York, NY 10011, e-mail the Corporate Secretary at IR@outbrain.com or call the Corporate Secretary at (646) 867-0149.
OTHER MATTERS
As of the date of this proxy statement, the Outbrain Board does not expect that any matters other than the proposals described in this proxy statement will be brought before the special meeting. If, however, other matters are properly brought before the special meeting for action by the stockholders, proxies will be voted, to the extent permitted by applicable law and regulation, in accordance with the recommendation of the Outbrain Board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder to the extent permitted by applicable law and regulations.
FUTURE STOCKHOLDER PROPOSALS
Under Rule 14a-8 of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), any stockholder proposal submitted for inclusion in our proxy statement for the 2025 Annual Meeting of Stockholders must be received by our Corporate Secretary at our principal executive offices at 111 West 19th Street, New York, NY 10011, no later than the close of business on December 30, 2024.
Our bylaws provide that, in order for a stockholder to bring a proposal of other business to be considered at the 2025 Annual Meeting of Stockholders, the stockholder must give timely notice thereof in writing to the Corporate Secretary at Outbrain, 111 West 19th Street, New York, NY 10011. To be timely, a stockholder’s notice must be delivered to, or mailed to and received at, the principal executive office of Outbrain not less than 90 days nor more than 120 days prior to the anniversary of the annual meeting for the preceding year (for the 2025 Annual Meeting of Stockholders, any such notice must be received no earlier than February 13, 2025 and no later than March 15, 2025); provided, however, that in the event that the date of the 2025 Annual Meeting of Stockholders is earlier than May 14, 2025 or later than August 12, 2025, notice by the stockholder to be timely must be so delivered or received not earlier than 120 days prior to the 2025 Annual Meeting of Stockholders and not later than the close of business on the later of the 90 days prior to the 2025 Annual Meeting of Stockholders or the 10th day following the day on which public announcement of the date of the 2025 Annual Meeting of Stockholders is first made. Such notice must provide the information required by Article I, Section 2 of the bylaws with respect to each matter the stockholder proposes to bring before the 2025 Annual Meeting of Stockholders.
Further, our bylaws provide that, in order for a stockholder to nominate a director for election to the Outbrain Board to be considered at the 2025 Annual Meeting of Stockholders, the stockholder must give timely notice thereof in writing to the Corporate Secretary or Assistant Secretary at Outbrain, 111 West 19th Street, New York, NY 10011. To be timely, a stockholder’s notice must be delivered to, or mailed to and received at, the principal executive office of Outbrain not less than 90 days nor more than 120 days prior to the first anniversary of the date of the immediately preceding annual meeting (for the 2025 Annual Meeting of Stockholders, any such notice must be received no earlier than February 13, 2025 and no later than March 15, 2025); provided, however, that in the event that the date of the 2025 Annual Meeting of Stockholders is earlier than May 14, 2025 or later than August 12, 2025, notice by the stockholder to be timely must be so delivered or received not earlier than 120 days prior the 2025 Annual Meeting of Stockholders and not later than the close of business on the later of the 90 days prior to the 2025 Annual Meeting of Stockholders or the 10th day following the day on which public announcement of the date of the 2025 Annual Meeting of Stockholders is first made. Such notice must provide the information required by Article II, Section 3 of the bylaws with respect to each nomination the stockholder proposes to bring before the 2025 Annual Meeting of Stockholders.
In addition, to comply with the new universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than Outbrain’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act by no later than Thursday, April 24, 2025, except that, if the date of the 2025 Annual Meeting of Stockholders is more than 30 days earlier or later than June 13, 2025, then such notice must be provided no later than 50 calendar days prior to the date of the 2025 Annual Meeting of Stockholders. This deadline under Rule 14a-19 does not supersede or replace any of the timing requirements for advance notice under our bylaws.
STOCKHOLDER COMMUNICATION WITH THE OUTBRAIN BOARD
Outbrain’s stockholders wishing to communicate with the Outbrain Board or any individual director may do so by writing to the Corporate Secretary at our principal executive offices at 111 West 19th Street, New York, NY 10011 or by emailing the Corporate Secretary at IR@outbrain.com. The communication should prominently display the legend “Board Communication” in order to indicate to the Corporate Secretary that it is a communication for the Outbrain Board. Upon receiving such a communication, the Corporate Secretary will promptly forward the communication to the relevant individual or group to which it is addressed. Certain items that are unrelated to the Outbrain Board’s duties and responsibilities may be excluded, such as spam, junk mail and mass mailings, resumes and other forms of job inquiries, surveys and business solicitations or advertisements. The Corporate Secretary will not forward any communication determined in good faith to be frivolous, unduly hostile, threatening, illegal or similarly unsuitable.

WHERE YOU CAN FIND MORE INFORMATION
Outbrain files annual, quarterly and current reports, proxy statements and other information with the SEC. Outbrain’s SEC filings are also available to the public at http://www.sec.gov.
In addition, the SEC allows Outbrain to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this proxy statement, except for any information that is superseded by information included directly in this proxy statement or incorporated by reference subsequent to the date of this proxy statement as described below.
This proxy statement incorporates by reference the documents listed below that Outbrain has previously filed with the SEC (other than, in each case, information, documents or portions thereof that are furnished, including under Item 2.02 or Item 7.01 (including any related exhibit under Item 9.01) of a Current Report on Form 8-K).
•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on March 8, 2024;
•
the information specifically incorporated by reference into the Annual Report on Form 10-K for the fiscal year ended December 31, 2023 from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 26, 2024;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2024 and June 30, 2024, filed with the SEC on May 9, 2024 and August 8, 2024, respectively;
•	our Current Reports on Form 8-K filed with the SEC on February 29, 2024, April 25, 2024, June 14, 2024, August 1, 2024 (Film No. 241167763), September 19, 2024 and September 23, 2024; and
•
the description of Outbrain’s Common Stock contained in our registration statement on Form 8-A, filed with the SEC on July 20, 2021, as updated by the description of Outbrain’s Common Stock contained in Exhibit 4.7 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on March 18, 2022, including any amendment or report filed for the purpose of updating such description.

To the extent that any information contained in any report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the SEC by Outbrain, such information or exhibit is specifically not incorporated by reference.
In addition, Outbrain also incorporates by reference into this proxy statement any future filings it may make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting (other than, in each case, information, documents or portions thereof that are furnished, including under Item 2.02 or Item 7.01 (including any related exhibit under Item 9.01) of a Current Report on Form 8-K). Those documents are considered to be a part of this proxy statement, effective as of the date they are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.
Outbrain has supplied all information contained in this proxy statement relating to Outbrain, and Teads has supplied all information contained in this proxy statement relating to Teads.

If you would like to request documents from us, please do so at least five business days before the date of the special meeting in order to receive timely delivery of those documents prior to the special meeting. To request documents, please send a request to us by telephone or in writing at the following addresses:
Outbrain Inc.
111 West 19th Street
New York, NY 10011
Attn: Corporate Secretary
Telephone: (646) 867-0149
Email: IR@outbrain.com
THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE IT WAS FIRST MAILED, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS SHALL NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Deloitte Audit Société à responsabilité limitée 20 Boulevard de Kockelscheuer L-1821 Luxembourg Tel: +352 451 451 www.deloitte.lu

To the Board of Directors of
Teads S.A.
5, rue de la Boucherie
L-1247 Luxembourg
INDEPENDENT AUDITOR’S REPORT
Opinion
We have audited the consolidated financial statements of Teads S.A. and subsidiaries (the “Group”), which comprise the consolidated balance sheets as of December 31, 2023 and 2022, and the related consolidated statements of operations, comprehensive income, changes in equity, and cash flows for each of the three years in the period ended December 31, 2023, and the related notes to the consolidated financial statements (collectively referred to as the “financial statements”).
In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Group as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2023 in accordance with IFRS Accounting Standards as issued by the International Accounting Standards Board (IASB).
Basis for Opinion
We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Group and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Responsibilities of Management for the Financial Statements
Management is responsible for the preparation and fair presentation of the financial statements in accordance with IFRS Accounting Standards as issued by the IASB, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.
In preparing the financial statements, management is responsible for assessing the Company’s ability to continue as a going concern at least, but not limited to, twelve months from the end of the reporting period, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Company or to cease operations, or has no realistic alternative but to do so.
Auditor’s Responsibilities for the Audit of the Financial Statements
Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:
•	Exercise professional judgment and maintain professional skepticism throughout the audit.
•
Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•
Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control. Accordingly, no such opinion is expressed.

•
Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•
Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Group’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with the Board of Directors regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.
/s/ Deloitte Audit S.à r.l.
Luxembourg, Grand Duchy of Luxembourg
September 13, 2024

Teads S.A.
Consolidated Statements of Operations For the Years Ended
December 31, 2023, 2022 and 2021

(In thousands of USD)	2023	2022	2021	Note no.
Revenue	649,812	657,481	678,165	19
Cost of revenue	(328,635)	(324,560)	(302,863)
Sales and marketing expenses	(108,534)	(107,454)	(97,028)	20 - 21
Technology and development expenses	(31,181)	(17,675)	(20,268)	20 - 21
General and administrative expenses	(47,072)	(42,432)	(37,243)	20 - 21
Profit from operations	134,389	165,359	220,764
Finance costs	(929)	(848)	(911)	22
Other financial income and (expenses)	4,549	15,606	1,299	22
Profit before tax	138,009	180,117	221,153
Income tax expense	(42,186)	(49,130)	(61,297)	23
Profit for the year	95,823	130,987	159,856	4
Attributable to non-controlling interests	—	—	3
Attributable to equity holders of the parent	95,823	130,987	159,858

The accompanying notes are an integral part of these Consolidated Financial Statements.

Teads S.A.
Consolidated Statements of Comprehensive Income For the Years Ended
December 31, 2023, 2022 and 2021

(In thousands of USD)	2023	2022	2021
PROFIT FOR THE YEAR	95,823	130,987	159,856
Items that may not be reclassified to profit or loss
Actuarial gain or loss	(207)	752	111
Items that may be reclassified subsequently to profit or loss
Foreign exchange differences on translation of foreign operations	16,200	(18,677)	(14,383)
TOTAL COMPREHENSIVE INCOME FOR THE YEAR	111,816	113,062	145,584
Attributable to the non-controlling interests	—	—	(3)
Attributable to owners of the company	111,816	113,062	145,587

The accompanying notes are an integral part of these Consolidated Financial Statements.

Teads S.A.
Consolidated Balance Sheets as of
December 31, 2023 and 2022

(In thousands of USD)	As of December 31, 2023	As of December 31, 2022	Note no.
ASSETS
Goodwill	36,597	35,476	5
Intangible assets	21,902	19,488	6
Right-of-use assets	13,215	15,099	7
Property, plant and equipment	4,437	5,099	8
Financial assets	467,631	280,742	9 - 12
Deferred tax assets	13,362	9,115	23
Non-current assets	557,145	365,019
Trade receivables	291,024	288,817	10
Other receivables	35,790	17,770	11
Financial assets	35	74,890	12
Cash and cash equivalents	90,441	93,574	13
Current assets	417,290	475,051
TOTAL ASSETS	974,435	840,070

(In thousands of USD)	As of December 31, 2023	As of December 31, 2022	Note no.
EQUITY AND LIABILITIES
Share capital	17,379	17,379	14
Share premium	99,178	99,178	14
Retained earnings	651,062	536,956	14
Reserves	(34,832)	(50,484)	14
Equity attributable to owners of the Company	732,787	603,028	14
Non-controlling interests	—	—
Total equity	732,787	603,028
Long term borrowings	7	12	16
Lease liabilities	12,074	13,686	7 -16
Non-current provisions	1,909	883	15
Deferred tax liabilities	1,223	773	23
Other non-current liabilities	4	4
Non-current liabilities	15,217	15,358
Trade and other payables	156,045	149,608	18
Short-term borrowings	2,725	625	16
Lease liabilities	4,150	4,295	7 -16
Current tax liabilities	15,047	21,465
Contract liabilities	4,593	3,279
Other current liabilities	43,872	42,412	17
Current liabilities	226,431	221,684
TOTAL EQUITY AND LIABILITIES	974,435	840,070

The accompanying notes are an integral part of these Consolidated Financial Statements.

Teads S.A.
Consolidated Statements of Changes in Equity as of
December 31, 2023, 2022 and 2021

				Reserves
(In thousands of USD)	Share capital	Share premium	Retained earnings	Employee benefits	Foreign currency translation	Group interest	Non- controlling interests	Total of equity
Balance as at January 01, 2021	17,379	115,691	226,815	(1,588)	(13,899)	344,397	10	344,407
Profit for the year	—	—	160,180	(322)	—	159,858	(3)	159,856
Other comprehensive income	—	—	—	111	(14,383)	(14,271)	—	(14,271)
Comprehensive income for the year	—	—	160,180	(210)	(14,383)	145,587	(3)	145,584
Warrant Redemption	—	(16,513)	16,513	—	—	—	—	—
Other	—	—	2,323	569	(2,891)	1	—	1
Balance as at January 01, 2022	17,379	99,178	405,831	(1,229)	(31,173)	489,986	7	489,993
Profit for the year	—	—	131,227	(240)	—	130,987	—	130,987
Other comprehensive income	—	—	—	752	(18,677)	(17,925)	—	(17,925)
Comprehensive income for the year	—	—	131,227	512	(18,677)	113,063	—	113,063
Transactions with non-controlling interests	—	—	6		—	6	(7)	—
Other	—	—	(109)	82	—	(27)	—	(27)
Balance as at January 01, 2023	17,379	99,178	536,956	(635)	(49,849)	603,028	—	603,028
Profit for the year	—	—	96,132	(309)	—	95,823	—	95,823
Other comprehensive income	—	—	—	(207)	16,200	15,993	—	15,993
Comprehensive income for the year	—	—	96,132	(516)	16,200	111,816	—	111,816
Share-Based compensation	—	—	17,943	—	—	17,943	—	17,943
Other	—	—	31	(31)	—	—	—	—
Balance as at December 31, 2023	17,379	99,178	651,062	(1,182)	(33,650)	732,787	—	732,787

The accompanying notes are an integral part of these Consolidated Financial Statements.

Teads S.A.
Consolidated Statements of Cash Flows For the Years Ended
December 31, 2023, 2022 and 2021

(In thousands of USD)	2023	2022	2021
Profit for the year	95,823	130,987	159,856
Adjustments for
Amortization of intangible assets	10,455	5,160	4,780
Depreciation of right-of-use assets	5,256	5,356	5,864
Amortization of tangible assets	1,687	1,486	1,353
Impairment losses, net of reversals, on financial assets	5,246	(1,875)	2,428
Depreciation on Trade receivables, net of reversals	(2,056)	(710)	1,924
Provisions booked to liabilities	1,435	350	(293)
Foreign exchange loss (gain) on advances granted	6,090	(15,446)	(13,409)
Gain hyperinflation Argentina	(430)	(251)	—
Gain sale of property, plant and equipment	(278)	(190)	1,147
Share-based compensation	17,943	—	—
Income tax expense	42,186	49,130	61,297
Finance cost (income)	(13,643)	(3,696)	911
Tax paid	(54,678)	(55,121)	(57,137)
Changes in working capital:	7,404	18,128	(33,277)
Effect of change in Trade receivables	7,795	(6,291)	(58,402)
Effect of change in Other receivables	36	2,661	7,970
Effect of change in Trade and other payables	2,300	15,493	9,613
Effect of change in Contract liabilities	1,238	(1,270)	(284)
Effect of change in Other liabilities	(3,965)	7,534	7,826
CASH FLOW FROM OPERATING ACTIVITIES	122,440	133,307	135,442
Acquisition of assets	(13,140)	(14,535)	(9,510)
Proceeds on disposal of assets	—	11	—
Debt on purchase of assets	—	—	(7,253)
Change in loans and advances granted	(110,501)	(77,679)	(108,366)
CASH FLOW FROM INVESTING ACTIVITIES	(123,641)	(92,202)	(125,129)
Increase in borrowings	22,954	49,740	32,808
Decrease in borrowings	(20,972)	(49,773)	(31,840)
Decrease in lease payments	(5,163)	(5,158)	(4,903)
Net Financial interest	(919)	(726)	(911)
CASH FLOW FROM FINANCING ACTIVITIES	(4,099)	(5,917)	(4,846)
CHANGE IN CASH AND CASH EQUIVALENTS	(5,300)	35,188	5,467
Cash and cash equivalents on opening	93,574	61,815	58,390
Cash and cash equivalents at closing	90,441	93,574	61,815
Effect of exchange-rate changes	2,167	(3,429)	(2,042)

The accompanying notes are an integral part of these Consolidated Financial Statements.

Teads S.A.
Notes to Consolidated Financial Statements As of and
For the Years Ended December 31, 2023, 2022 and 2021
1 Organization and description of business
Teads SA (the “Company”) is the parent company of the Teads group (the “Group”). The Company was incorporated under Luxembourg laws in 2006, with its registered office located at 5, rue de la Boucherie, L-1247 Luxembourg, Grand Duchy of Luxembourg.
The Group operates a cloud-based, end-to-end technology platform that enables programmatic advertising for the Open Web. Teads’ platform powers a global, curated ecosystem connecting quality advertisers and agencies with quality publishers. As an end-to-end platform, the Group built deep partnerships with both the demand and supply sides of digital advertising. For advertisers, its platform offers a single access point to buy the inventory of many of the world’s best publishers. Through exclusive partnerships with these premium publishers, the Group enables advertisers to reach 2.0 billion monthly unique users, while improving the efficiency, quality and cost of digital ad transactions. The Group provides the technology required to monetize publishers’ most valuable ad inventory programmatically. By connecting both sides through its integrated platform, known as the Teads Global Media Platform, the Group solves the digital, programmatic advertising industry’s most significant problems related to fragmentation inefficiencies, inflated digital advertising costs and quality and scale of inventory.
The Group operates in 32 countries, located in European countries, the United States of America, Canada, South America, Asia, Middle East, and Africa.
On June 22, 2017, Altice International S.à r.l. completed the acquisition of the Company, through Altice Teads S.A. As of December 31, 2023, Altice Teads S.A. holds a 100% financial interest in the Company. The controlling shareholder of Altice International S.à r.l. is Next Alt S.à r.l., which is itself controlled by Mr. Patrick Drahi. As of December 31, 2023, Next Alt S.à r.l. indirectly held 91.33% of the share capital of Altice International S.à r.l..
1.1 Basis of presentation of the Consolidated Financial Statements
The consolidated financial statements of the Group were previously approved by the Board of Directors of the Company (the “Board of Directors”) and authorized for issue on:
•	June 25, 2024 for the December 31, 2023 consolidated financial statements,
•	March 20, 2023 for the December 31, 2022 consolidated financial statements,
•	June 15, 2022 for the December 31, 2021 consolidated financial statements, and were authorized for reissuance on September 12, 2024. The reissued consolidated financial statements include the following changes within the consolidated statement of operations:
•	reclassification of the lines Share-Based Compensation and Other Expenses, to operating expenses in accordance with their respective functions; and
•	the distinct presentation of the line Finance Costs.
The Consolidated Financial Statements are presented in thousands of United States Dollars (USD), except as otherwise stated, and have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).
The Consolidated Financial Statements have been prepared on the historical cost basis except for certain properties and financial instruments that are measured at fair values at the end of each reporting period, as explained in the accounting policies. Historical cost is generally based on the fair value of the consideration given in exchange for goods and services.
Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, regardless of whether that price is directly observable or estimated using another valuation technique. In estimating the fair value of an asset or a liability, the Company considers the characteristics of the asset or liability if market participants would take those characteristics into account when pricing the asset or liability at the measurement date. Fair value for measurement and/or disclosure purposes in these Consolidated Financial Statements is determined on such a basis, except for leasing transactions that are within the scope of IFRS 16 Leases, and measurements that have some similarities to fair value but are not fair value, such as value in use in IAS 36 Impairment of Assets.
Where the accounting treatment of a specific transaction is not addressed by any accounting standard and interpretation, the Board of Directors applies its judgment to define and apply accounting policies that provide information consistent with the general IFRS concepts: faithful representation and relevance.
1.2 Significant accounting judgments and estimates
In the application of the Group’s accounting policies, the Board of Directors is required to make judgments, estimates and assumptions about the carrying amounts of assets and liabilities that are not clear from other sources. The estimates and associated assumptions are based on historical experience and other factors that are relevant. Actual results may differ from these estimates.
The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that period, or in the period of the revision and future periods if the revision affects both current and future periods.
These judgments and estimates relate principally to the deferred taxes, right-of-use assets and lease liabilities.
For the year ended December 31, 2023, the impact of rising inflation and interest rates in many geographies was considered in the determination of the fair value of assets and liabilities in the Consolidated Financial Statements, including, but not limited to, financial instruments, goodwill and other non-current assets impairment testing (please refer to Note 5), post-employee benefit obligations and termination benefits (please refer to Note 15). As of December 31, 2023, the Group believes the impact of inflation and interest rates is appropriately reflected in the determination of the fair value of assets and liabilities in the Consolidated Financial Statements.
These estimates and assumptions are described in Note 2.17.
1.3 Application of new and revised International Financial Reporting Standards (IFRS)
1.3.1 Standards applicable for the reporting period
The following standards and amendments have mandatory application for periods beginning on or after January 1, 2023:
•	Amendments to IAS 12 Income Taxes, International Tax Reform - Pillar Two Model Rules, effective on or after January 1, 2023;
•	Amendments to IAS 1 and IFRS Practice Statement 2 titled Disclosure of Accounting Policies, effective on or after January 1, 2023;
•	Amendments to IAS 8 Definition of Accounting Estimates, effective on or after January 1, 2023; and
•	Amendments to IAS 12 Deferred Tax related to Assets and Liabilities arising from a Single Transaction, effective for annual periods beginning on or after January 1, 2023.
The application of these amendments had no material impact on the amounts recognised and on the disclosures in the Consolidated Financial Statements. Pillar Two Rules implementation is described below.
Pillar Two Rules
As of December 2023, the government of the Grand Duchy of Luxembourg, where the ultimate parent company of the Group, Next Alt S.à r.l., is incorporated, has enacted the Pillar Two corporate income tax legislation as per “European Union Directive on ensuring a global minimum level of taxation for multinational enterprise groups and large-scale domestic groups in the Union” which aims to ensure an effective tax rate of at least 15 per cent for in-scope multinationals. Several jurisdictions in which the Group operates have enacted or substantially enacted similar legislation.
According to these rules, Next Alt S.à r.l. will be considered as the parent company of a multinational enterprise group to which the Pillar Two model shall be applied.

The Group’s assessment has considered the rules established by the Organization for Economic Cooperation and Development (OECD) released guidance. At this stage, the Group does not expect any material impact on the amounts recognized in its consolidated financial statements. The Group is continuing to assess the impact of the Pillar Two corporate income tax legislation on its future financial performance.
Regarding the International Tax reform - Pillar Two Model Rules, the Group has adopted the amendments to IAS 12 for the first time in the current year. The IASB amends the scope of IAS 12 to clarify that the Standard applies to income taxes arising from tax law enacted or substantively enacted to implement the Pillar Two model rules published by the OECD, including tax law that implements qualified domestic minimum top-up taxes described in those rules. The amendments introduce a temporary exception to the accounting requirements for deferred taxes in IAS 12, so that an entity would neither recognise nor disclose information about deferred tax assets and liabilities related to Pillar Two income taxes. The Group has elected to apply this exception and would not recognise or disclose information about deferred tax assets and liabilities related to Pillar Two income taxes.
1.3.2 Standards and interpretations not applicable as of the reporting date
The Group has not early adopted the following standards and interpretations, for which application is not mandatory for periods starting from January 1, 2023 and that may impact the amounts reported, as well as related disclosures:
•	Supplier Finance Arrangements (Amendments to IAS 7 and IFRS 7), effective on or after January 1, 2024;
•	Amendments in Classification of Liabilities as Current or Non-Current (Amendments to IAS 1), effective on or after January 1, 2024;
•	Amendments to IFRS 16 Lease Liability in a Sale and Leaseback, effective on or after January 1, 2024;
•	Amendments to IFRS 10 and IAS 28 Sale or Contribution of Assets between an Investor and its Associate or Joint Venture, effective date of the amendments has not yet been determined by the IASB;
•	Amendments to IAS 21: Lack of Exchangeability, effective on or after January 1, 2025; and
•
IFRS 18 Presentation and disclosure in Financial Statements, Retrospective application of the standard is mandatory for annual reporting periods starting from 1 January 2027 onwards with earlier application permitted.

The Board of Directors anticipates that the application of those amendments will not have a material impact on the amounts recognized in the Consolidated Financial Statements.
1.4 Macroeconomic and geopolitical context
Macroeconomic issues such as the wars in Ukraine and Israel, higher inflation, interest rates and weakening consumer confidence are impacting the broader advertising market and the Group.
The longer-term impacts may also affect the Group’s future revenues, cash flows, profitability and changes in the credit risk of some of its customers.
In this economic and geopolitical context, the Group is not able to reliably estimate the future indirect impacts as events are unfolding on a day-by-day basis.
The Group will continue to monitor the current situation and its developments carefully.
1.5 Climate-related matters
The Group continues to develop its assessment of the potential impacts of climate change and has considered such impacts when preparing its Consolidated Financial Statements. As part of its assessment for the current year, the key assumptions considered in accounting estimates have not been significantly impacted.
However, assumptions in respect of climate change and the transition to a low carbon economy may impact the Group’s judgements and key estimates and result in changes to financial results and the carrying values of certain assets and liabilities in future reporting periods.
The Group will continue to monitor the current situation and its developments.

2 Significant accounting policies
2.1 Basis of consolidation
2.1.1 Subsidiaries
Entities are fully consolidated if the Group has:
•	power over the investee;
•	exposure or rights to variable returns from its involvement with the investee; and
•	the ability to use its power to affect its returns.
The Group reassesses whether it controls an investee if facts and circumstances indicate that there are changes to one or more of the three elements of control listed above. If the Group does not have a majority of the voting rights of an investee, it has power over the investee when the voting rights are sufficient to give it the practical ability to direct the relevant activities of the investee unilaterally.
The Group considers all relevant facts and circumstances in assessing whether the Group’s voting rights in an investee are sufficient to give it power, including:
•	the size of the Group’s holding of voting rights relative to the size and dispersion of holdings of the other holders of voting rights;
•	potential voting rights held by the Group;
•	rights arising from other contractual arrangements; and
•
any additional facts and circumstances that indicate that the Group has, or does not have, the current ability to direct the relevant activities at the time that decisions need to be made, including voting patterns at previous shareholders’ meetings.

Consolidation of a subsidiary begins when the Group obtains control over the subsidiary and ceases when the Group loses control of the subsidiary. Specifically, income and expenses of a subsidiary acquired or disposed of during the year are included in the consolidated statements of income and other comprehensive income from the date the Group gains control until the date when the Group ceases to control the subsidiary.
Profit or loss and each component of other comprehensive income are attributed to the owners of the Group and to the non-controlling interests. Total comprehensive income of subsidiaries is attributed to the owners of the Group and to the non-controlling interests even if this results in the non-controlling interests having a deficit balance. Non-controlling interests in subsidiaries are identified separately from the Group’s equity therein.
Adjustments are made to the financial statements of subsidiaries to bring their accounting policies in line with the Group’s accounting policies. All intragroup transactions, balances, income and expenses are eliminated in full in consolidation.
2.1.2 Joint arrangements
In accordance with IFRS 11 Joint Arrangements, arrangements subject to joint control are classified as either a joint venture or a joint operation. The classification of a joint arrangement as a joint operation or a joint venture depends upon the rights and obligations of the parties to the arrangement.
A joint operation is a joint arrangement whereby the parties that have joint control of the arrangement have rights to the assets, and obligations for the liabilities, relating to the arrangement. Investments in which the Group is a joint operator are recognized for their shares in the assets, liabilities, revenues and expenses.
A joint venture is a joint arrangement whereby the parties that have joint control of the arrangement have rights to the net assets of the arrangement. Investments in which the Group is a joint venturer are recognized in accordance with the equity method.
2.1.3 Associates
Investments over which the Company exercises significant influence, but not control, are accounted for under the equity method. Such investees are referred to as “associates” throughout these Consolidated Financial Statements.

Significant influence is the power to participate in the financial and operating policy decisions of the investee but is not control or joint control over these policies. Associates are initially recognized at cost at the acquisition date. The Consolidated Financial Statements include the Group’s share of income and expenses, from the date significant influence commences until the date that significant influence ceases.
The interest income and expenses recorded in the Consolidated Financial Statements on loans with associates have not been eliminated in the consolidated statement of income and therefore are still recorded in the Consolidated Financial Statements.
2.1.4 Fair value measurements
For financial assets and liabilities measured at fair value on a recurring basis, fair value is the price the Group would receive to sell an asset or pay to transfer a liability in an orderly transaction with a market participant at the measurement date. In the absence of active markets for identical assets or liabilities, such measurements involve developing assumptions based on market observable data and, in the absence of such data, internal information that is consistent with what market participants would use in a hypothetical transaction that occurs at the measurement date. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Group’s market assumptions. All assets and liabilities for which fair value is measured or disclosed in the Consolidated Financial Statements are categorized within the fair value hierarchy, and are described as follows, based on the lowest level input that is significant to the fair value measurement as a whole:
•	Level 1: quoted (unadjusted) prices in active markets for identical assets or liabilities;
•
Level 2: other techniques for which inputs are based on quoted prices for identical or similar instruments in markets that are not active, quoted prices for similar instruments in active markets, and model-based valuation techniques for which all significant assumptions are observable in the market or can be corroborated by observable market data for substantially the full term of the asset or liability; and,

•	Level 3: techniques which use inputs that have a significant effect on the recognized fair value that require the Group to use its own assumptions about market participant assumptions.
The Group maintains policies and procedures to determine the fair value of financial assets and liabilities using what it considers to be the most relevant and reliable market participant data available. It is the Group’s policy to maximize the use of observable inputs in the measurement of its Level 3 fair value measurements. To the extent observable inputs are not available, the Group utilizes unobservable inputs based upon the assumptions market participants would use in valuing the asset or liability. In determining the fair value of financial assets and liabilities employing Level 3 inputs, the Group considers such factors as the current interest rate, equity market, currency and credit environments, expected future cash flows, the probability of certain future events occurring, and other published data. The Group performs a variety of procedures to assess the reasonableness of its fair value determinations, including the use of third parties.
2.2 Functional currency
The presentation currency of the Consolidated Financial Statements is the United States Dollar (USD). The functional currency, which is the currency that best reflects the economic environment in which the subsidiaries of the Group operate and conduct their transactions, is separately determined for the Group’s subsidiaries and associates and is used to measure their financial position and operating results.
Transactions in currencies other than the functional currency of a subsidiary are recorded at the rates of exchange prevailing at the date of the transaction. Monetary assets and liabilities in currencies other than the functional currency are remeasured at the rates of exchange prevailing on the date of the consolidated statements of financial position and the related translation gains and losses are recognized in the consolidated statements of operations. Non-monetary items that are carried at cost are translated using the rate of exchange prevailing at the date of the transaction. Non-monetary items that are carried at fair value are translated using the exchange rate prevailing when the fair value was determined, and the related translation gains and losses are reported in the consolidated statements of comprehensive income.
Upon consolidation, the results of operations of subsidiaries whose functional currency is other than the USD are translated into USD at the monthly average exchange rates and assets and liabilities are translated at the year-end exchange rates. Translation adjustments are recognized directly in other comprehensive income.

2.3 Revenue
The Group sells space to display advertisements online to media agencies and advertisers, which it collectively refers to as its customers. The Group bills its customers when a user is exposed to an ad or clicks on it. The Group prices its advertising campaigns on a cost per thousand impressions (CPM) model or a cost per view (CPV) model based on the number of completed video views or a cost per click (CPC) model based on the number of click or a cost per incremental action (CPA) based on the number of incremental visits generated by users on each advertising campaign. Revenue is shown net of value-added tax, returns, discounts and after eliminating intercompany sales within the entities.
The Group generates revenue either directly from its customers or indirectly via demand-side platforms (“DSPs”). Revenue generated directly from its customers can be either on a self-serve basis, where the customer logs into the buying interface and sets up and manages a campaign, or on a managed basis where Teads’ teams will log into the buying interface, set up and manage the campaign on behalf of the customers. In these situations, the Group uses master service agreements or purchase orders to establish the terms, conditions and detail the performance obligations. The customers are billed monthly or at the end of the advertising campaign for this service. For some managed services campaigns, the Group uses Insertion Orders (IOs), which represent a commitment to run an advertising campaign. The IOs specify the insertion dates, number of insertions in a period and specific product that is purchased.
Some of the Group’s customers prefer to use their DSP to access Teads’ platform. In this case, the customers log onto the DSP’s interface to set up and manage campaigns. Teads is integrated with the DSPs such that the DSP is accessing Teads’ advertising inventory as well as other solutions such as audience data. In these situations, the billing relationship is with the DSP; the Group has master service agreements with the DSPs and bills them on a monthly basis.
The Group has also developed a self-serve solution for its publishers. The Group generates revenue from publishers who use its platform for the sale of advertising inventory that the publisher sells directly to its customers.
Revenue recognition criteria
The Group recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services, and determines revenue recognition using the following steps:
•	identification of a contract with a customer;
•	identification of the performance obligations in the contract;
•	determination of the transaction price;
•	allocation of the transaction price to the performance obligations in the contract; and
•	recognition of revenue when or as the performance obligations are satisfied.
The Group is deemed to be the principal when it controls its services prior to being transferred to its customers. Indications of control include its responsibility for fulfilling service, inventory risk from purchases from its publishers and its pricing discretion. When the Group acts as the principal, revenue is presented on a gross basis.
The Group is deemed an agent when it does not control the services before they are transferred to buyers of the advertising inventory, which is the case when publishers sell the inventory directly to their customers. The Group does not control the advertising inventory and it does control the pricing. When the Group acts as the agent, revenue is presented on a net basis in the statement of profit and loss.
The Group records deferred revenues when cash payments are received or due in advance of its performance obligation, excluding any amounts presented as a receivable.
For some of its customers, the Group provides discounts based on the customers achieving certain volumes. The Group accounts for these discounts as customer options to acquire additional services and these discounts are not deemed as material rights because they are provided to all customers that meet the volume requirements and are applied to current or future purchases.

Practical expedients
Although the Group has three types of revenue streams, they all share the same nature, timing and uncertainties. The performance obligations of all three revenue streams are satisfied over time and they all are linked directly to the advertisement being done. The Group’s chief operating decision-maker (CODM) is not reviewing these different streams separately and therefore the Group has not disaggregated the revenue presentation by revenue stream but has shown the disaggregation by geography.
The Group does not adjust the promised amount of consideration for the effects of a significant financing component because at contract inception, the period between when the Group provides services to its clients and when its customers pay for the service will be one year or less.
2.4 Cost of revenue
The Group’s cost of revenue primarily includes traffic acquisition costs and other cost of revenue:
•
Traffic acquisition costs: consist primarily of fees paid to third-party publishers or media owners and strategic partners that are directly related to a revenue-generating event. The Group pays these third-party publishers, media owners and strategic partners on cost-per-thousand-impressions basis. Traffic acquisition costs includes also some minimum guarantee contracts signed with premium publishers. It allows the Group to have a direct and exclusive access to the inventory. Any related costs are recorded as cost of revenue for the minimum guarantee amount or, if higher, the real consumption. For a few contracts, the Group or the publisher has the opportunity to carry-forward commitments from a quarter to another one. If the publisher is not able to deliver the appropriate amount of ad opportunities, the Group pays a pro rata of the minimum guarantee. Thus, the carry-forward and the shortage of ad opportunities (if any) offer flexibility in the commitments.

•	Other cost of revenue includes expenses to third-party hosting fees, data purchased from third parties, insights cost and platform operation (salaries, bonuses and employee benefits).
2.5 Technology and development
Technology and development expenses consist primarily of personnel costs, including salaries and bonuses, and employee benefit costs, allocated facilities costs, and professional services. Some of the technology and development costs meet the criteria for capitalization, as per IAS 38.
In addition, research tax credits are awarded to businesses by the French State to encourage them to carry out scientific and technical research. Businesses able to provide proof of expenditure that meets the criteria required (research spending located in France or, since January 1, 2005, within the European Union or another European Economic Area Member State which has entered into a tax agreement with France, including an administrative assistance clause) are entitled to a tax credit which may be used for paying the corporate income tax due for the year when expenses were incurred and the following three years or may lead to repayment of its excess amount, if any.
In accordance with IAS 20, as income from the research tax credit relating to research costs and potentially development costs and subsidies does not meet the criteria for capitalization, it is recognized as and when the qualifying expenditures are incurred and credited against technology and development expenses.
2.6 Income tax
Tax (expense or income) consists of current tax and deferred tax. Tax is recognized in profit or loss except when it relates to items that are recognized directly in equity.
Current tax refers to the estimated amount of tax due on the taxable profit for a period, determined using the tax rates adopted or virtually adopted as of the reporting date.
Deferred tax is calculated and recognized for each tax entity based on the temporary differences between the carrying amount of the assets and liabilities recognized and their corresponding tax base. The tax base depends on the tax rules in force in each of the countries concerned.

Deferred tax assets and liabilities are valued at the tax rates that are expected to apply for the year during which the asset will be realized or the liability settled, based on the tax rates adopted or virtually adopted as of the reporting date. The tax rates used depend on the timing of reversals of temporary differences, tax losses and other tax credits. The impact of a change in tax rate is recognized in profit or loss or in other comprehensive income, depending on the item it relates to.
Assets and liabilities are netted for each tax entity overseen by a single tax authority. Deferred tax assets are only recognized when it is probable that the Group will have future taxable profits against which the unused tax losses may be utilized. Tax assets are generally not recognized for companies that have posted tax losses in the previous years. However, they may be recognized in cases when the probability of recovery is considered to be sufficient.
Deferred taxes are recognized in the event of temporary differences between the value of the securities of equity affiliates and their tax value. Deferred taxes are calculated based on the expected future tax consequences (dividend pay-out rate or tax rate for capital gains on disposals).
2.7 Goodwill
Goodwill recorded on the consolidated balance sheet represents the difference between:
•	the sum of the following elements:
–	the consideration transferred;
–
the amount of the non-controlling interest in the company acquired, determined by its share in the fair value of the identifiable net assets and liabilities acquired (partial goodwill method). Opting for the partial goodwill method, reviewed on a transaction-by-transaction basis, may be treated differently with future acquisitions (i.e., possibly opting for the full goodwill method); and

–	if the business combination is carried out in stages, the fair value on the acquisition date of the interest previously held by the Group; and
•	the net amount of identifiable assets acquired, and liabilities assumed, measured at their fair value on the acquisition date.
When the difference between the consideration transferred and the fair value of the Group’s share in the identifiable assets acquired and identifiable contingent liabilities of the subsidiary acquired is negative, the difference is recognized directly in profit or loss.
Costs relating to business combinations are recognized as expenses when they arise. Following its initial recognition, goodwill is tested for impairment at least once a year.
2.8 Intangible assets
The intangible assets acquired by the Group are measured at their historical cost, after deducting accumulated amortization and any impairment charges.
Intangible assets other than goodwill primarily include the customer relationship valued in connection with the business combinations.
According to IAS 38, an intangible asset arising from development (or from the development phase of an internal project) shall be recognized if, and only if, an entity can demonstrate all of the following:
a)	the technical feasibility of completing the intangible asset so that it will be available for use or sale;
b)	its intention to complete the intangible asset and use or sell it;
c)	its ability to use or sell the intangible asset;
d)
how the intangible asset will generate probable future economic benefits. Among other things, the entity can demonstrate the existence of a market for the output of the intangible asset or the intangible asset itself or, if it is to be used internally, the usefulness of the intangible asset;

e)	the availability of adequate technical, financial and other resources to complete the development and to use or sell the intangible asset; and

f)	its ability to measure reliably the expenditure attributable to the intangible asset during its development.
In accordance with this standard, the Company recognizes some of its technology and development costs as expenses. It is the Company’s view that the expenses incurred by the Group are intended to acquire new scientific knowledge and techniques and are recognized as expenses as soon as they are incurred unless they start to meet the capitalization criteria mentioned above.
Amortization is recognized so as to write off the cost or valuation less their residual values over their useful lives, using the straight-line method, on the following basis:

Description	Useful life
Technology and development	1 to 5 years
Customer relationships	8 years
Other intangible assets	1 to 5 years

2.9 Right-of-use assets
The Group assesses whether a contract is or contains a lease, at inception of the contract. The Group recognizes right-of-use assets at the commencement date of the lease (i.e., the date the underlying asset is available for use). Right-of-use assets are measured at cost, less any accumulated depreciation and impairment losses, and adjusted for any remeasurement of lease liabilities. The cost of right-of-use assets includes the amount of lease liabilities recognized, initial direct costs incurred, and lease payments made at or before the commencement date less any lease incentives received. Unless the Group is reasonably certain to obtain ownership of the leased asset at the end of the lease term, the recognized right-of-use assets are depreciated on a straight-line basis over the shorter of its estimated useful life and the lease term. Right-of-use assets are subject to impairment.
At the commencement date of the lease, the Group recognizes lease liabilities measured at the present value of lease payments to be made over the lease term. The lease payments include fixed payments less any lease incentives receivable, variable lease payments that depend on an index or a rate, and amounts expected to be paid under residual value guarantees. The lease payments also include the exercise price of a purchase option reasonably certain to be exercised by the Group and payments of penalties for terminating a lease, if the lease term reflects the Group exercising the option to terminate. The variable lease payments that do not depend on an index or a rate are recognized as expenses in the period on which the event or condition that triggers the payment occurs.
In calculating the present value of lease payments, the Group uses the incremental borrowing rate at the lease commencement date if the interest rate implicit in the lease is not readily determinable. After the commencement date, the amount of lease liabilities is increased to reflect the accretion of interest and reduced for the lease payments made. In addition, the carrying amount of lease liabilities is remeasured if there is a modification, a change in the lease term, a change in the in-substance fixed lease payments or a change in the assessment to purchase the underlying asset.
The Group determines the lease term as the non-cancelable term of the lease, together with any periods covered by an option to extend the lease if it is reasonably certain to be exercised, or any periods covered by an option to terminate the lease, if it is reasonably certain not to be exercised.
The Group has the option, under some of its leases, to lease the assets for additional terms. The Group applies judgement in evaluating whether it is reasonably certain to exercise the option to renew. That is, it considers all relevant factors that create an economic incentive for it to exercise the renewal.
After the commencement date, the Group reassesses the lease term if there is a significant event or change in circumstances that is within its control and affects its ability to exercise (or not to exercise) the option to renew (e.g., a change in business strategy). The Group includes the renewal period as part of the lease term for leases of technical sites due to the significance of these assets to its operations. The average lease term is five years in 2023 (four years in 2022).
2.10 Property, plant and equipment
Property, plant and equipment are measured at their historical cost, after deducting accumulated depreciation and any impairment charges.

Maintenance and repair costs are recognized as expenses for the period in which they are incurred. Other subsequent expenditure relating to an item of property, plant and equipment is recognized as an asset when it increases the asset’s future economic benefits above its level of performance that had initially been defined. All other subsequent expenditure is recognized directly as expense when it arises.
Depreciation is recognised so as to write off the cost or valuation less their residual values over their useful lives, using the straight-line method, on the following basis:

Description	Useful life
Technical installations, equipment & tools	3 to 10 years
Other property, plant and equipment	3 to 10 years

The estimated useful lives, residual values and depreciation method are reviewed at the end of each reporting period, with the effect of any changes in estimate accounted for on a prospective basis.
2.11 Financial assets
Except for certain trade receivables, under IFRS 9, the Group initially measures a financial asset at its fair value.
The classification is based on two criteria: the Group’s business model for managing the assets; and whether the instruments’ contractual cash flows represent ‘solely payments of principal and interest’ on the principal amount outstanding (the ‘SPPI criterion’).
The classification and measurement of the Group’s debt financial assets are, as follows:
•
Debt instruments at amortized cost for financial assets that are held within a business model with the objective to hold the financial assets in order to collect contractual cash flows that meet the SPPI criterion. This category includes the Group’s trade and other receivables, and loans included under balance sheet caption “Financial assets” (non-current and current portion).

•	Debt instruments at FVOCI, with gains or losses recycled to profit or loss on derecognition. The Group has no instrument in this new category.
Other financial assets are classified and subsequently measured as follows:
•
Equity instruments at FVOCI, with no recycling of gains or losses to profit or loss on derecognition. This category only includes equity instruments, which the Group intends to hold for the foreseeable future and which the Group has irrevocably elected to so classify upon initial recognition or transition. The Group classified its quoted and unquoted equity instruments as equity instruments at FVOCI. Equity instruments at FVOCI are not subject to an impairment assessment under IFRS 9.

•
Financial assets at FVPL comprise derivative instruments. This category would also include debt instruments whose cash flow characteristics fail the SPPI criterion or are not held within a business model whose objective is either to collect contractual cash flows, or to both collect contractual cash flows and sell. Financial assets at FVPL are stated at fair value, with any gains and losses arising on remeasurement recognized in the caption “Other Financial income and expense” in the income statement. The Group has no instrument in this new category.

Impairment of financial assets
Under IFRS 9, accounting for impairment losses for financial assets is based on a forward-looking expected credit loss (“ECL”) approach. IFRS 9 requires the Group to record an allowance for ECLs for all loans and other debt financial assets not held at FVPL. ECLs are based on the difference between the contractual cash flows due in accordance with the contract and all the cash flows that the Group expects to receive. The shortfall is then discounted at an approximation to the asset’s original effective interest rate.
For trade and other receivables, the Group has applied the standard’s simplified approach and has calculated ECLs based on lifetime expected credit losses. To measure the expected credit losses, trade receivables and contract assets have been grouped based on shared credit risk characteristics and the days past due. The Group records provision for doubtful debt based on the Group’s historical credit loss experience, adjusted for forward-looking factors specific to the debtors and the economic environment.

2.12 Impairment of assets
At the end of each reporting period, the Group reviews the carrying amounts of its tangible and intangible assets to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated to determine the extent of the impairment loss (if any). When it is not possible to estimate the recoverable amount of an individual asset, the Group estimates the recoverable amount of the cash-generating unit to which the asset belongs. When a reasonable and consistent basis of allocation can be identified, corporate assets are also allocated to individual cash-generating units, or otherwise they are allocated to the smallest group of cash-generating units for which a reasonable and consistent allocation basis can be identified.
Intangible assets with indefinite useful lives and intangible assets not yet available for use are tested for impairment at least annually, and whenever there is an indication that the asset may be impaired.
Recoverable amount is the higher of fair value less costs of disposal and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset or cash-generating unit (“CGU”) for which the estimates of future cash flows have not been adjusted.
If the recoverable amount of an asset (or cash-generating unit) is estimated to be less than its carrying amount, the carrying amount of the asset (or cash-generating unit) is reduced to its recoverable amount. An impairment loss is recognized immediately in profit or loss.
When an impairment loss subsequently reverses, the carrying amount of the asset (or a cash-generating unit) is increased to the revised estimate of its recoverable amount, but so that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognized for the asset (or cash-generating unit) in prior years. A reversal of an impairment loss is recognized immediately in profit or loss.
2.13 Cash and cash equivalents
Cash and cash equivalents include liquid assets and short-term investments with a maturity of less than three months from the acquisition date and a negligible risk of fluctuation in value. As a result, this primarily concerns cash in hand and deposits.
Short-term investments are measured at their market value at each reporting date. The gains or losses resulting from this measurement are recognized directly in profit or loss as income from cash and cash equivalents.
The restricted cash is classified under other current receivables.
2.14 Measurement and recognition of financial liabilities
Financial liabilities are classified as either financial liabilities at fair value through profit or loss or other financial liabilities at amortized cost.
2.14.1 Financial liabilities at amortized cost
These financial liabilities are measured at amortized cost calculated based on the effective interest rate method. The effective interest rate is the internal yield rate that exactly discounts future cash flows through the term of the financial liability. Fees, debt issuance and transaction costs are included in the calculation of the effective interest rate over the expected life of the instrument.
2.14.2 Financial liabilities measured at fair value through profit or loss (FVPL)
Financial liabilities at fair value through profit or loss include financial liabilities designated upon initial recognition as at fair value through profit or loss.
Financial liabilities are classified as financial liabilities at FVPL if they are acquired for sale in the near term. Gains or losses on liabilities held for trading are recognized in profit or loss. For the years ended December 31, 2023 and 2022, the Group did not have any financial liabilities measured at fair value through profit or loss.

The Group assesses whether embedded derivatives are required to be bifurcated from host contracts when the Group first becomes party to the contract. Reassessment only occurs if there is a change in the terms of the contract that significantly modifies the cash flows that would otherwise be required.
The fair value of financial instruments that are traded in an active market is determined by reference to quoted market prices at the close of business on the balance sheet date. For financial instruments for which there is no active market, fair value is determined using valuation techniques. Such techniques include evaluation based on transactions that have been executed recently under market terms, reference to the current market value of another instrument, which is substantially the same, discounted cash flow analysis or other valuation models.
2.15 Provisions
A provision is recognized in the statement of financial position when the Group has a present obligation (legal or contractual) as the result of a past event and it is expected that the use of economic resources will be required to settle the obligation and it is possible to reliably estimate it. Where the impact is significant, the provision is measured by discounting the forecasted future cash flows, using a pre-tax interest rate that reflects the expectations of the market in respect of the time frame of the money and in certain cases, the risks that are specific to the liability.
The following types of provisions are recorded in the Consolidated Financial Statements:
2.15.1 Claims
A provision regarding claims is recognized when the Group has a present legal commitment or an implicit commitment resulting from a past event; when it is more likely than not that the Group will be required to expand economic resources to clear the commitment, when it is possible to estimate it reliably and when the effect of time is significant, the provision is measured according to the present value.
2.15.2 Onerous contracts
Present obligations arising under onerous contracts are recognized and measured as provisions. An onerous contract is considered to exist where the Group has a contract under which the unavoidable costs of meeting the obligations under the contract exceed the economic benefits expected to be received from the contract.
2.16 Liabilities for employment benefits
2.16.1 Retirement benefit costs and termination benefits
Payments to defined contribution retirement benefit plans are recognized as an expense when employees have rendered service entitling them to the contributions. For defined benefit retirement plans, the obligation of providing benefits is determined using the projected unit credit method, with actuarial valuations being carried out at the end of each annual reporting period. Re-measurement, comprising actuarial gains and losses, the effect of the changes to the asset ceiling (if applicable) and the return on plan assets (excluding interest), is reflected immediately in the statement of financial position with a charge or credit recognized in other comprehensive income in the period in which they occur. Re-measurement recognized in other comprehensive income is reflected immediately in retained earnings and will not be reclassified to profit or loss. Past service cost is recognized in profit or loss in the period of a plan amendment. Net interest is calculated by applying the discount rate at the beginning of the period to the net defined benefit liability or asset.
Defined benefit costs are categorized as follows:
•	service cost (including current service cost, past service cost, as well as gains and losses on curtailments and settlements);
•	net interest expense or income; and
•	re-measurement.
The Group presents the service cost and the net interest expense in profit or loss in the line item “Cost of revenue”, “Sales and marketing expenses”, “Technology and development expenses”, “General and administrative expenses” and “Other expenses” respectively. Curtailment gains and losses are accounted for as past service costs.

The retirement benefit obligation recognized in the consolidated statement of financial position represents the actual deficit or surplus in the Group’s defined benefit plans. Any surplus resulting from this calculation is limited to the present value of any economic benefits available in the form of refunds from the plans or reductions in future contributions to the plans.
A liability for a termination benefit is recognized at the earlier of when the entity can no longer withdraw the offer of the termination benefit and when the entity recognizes any related restructuring costs.
2.16.2 Short-term and other long-term employee benefits
A liability is recognized for benefits accruing to employees in respect of wages and salaries, annual leave and sick leave in the period the related service is rendered at the undiscounted amount of the benefits expected to be paid in exchange for that service.
Liabilities recognized in respect of short-term employee benefits are measured at the undiscounted amount of the benefits expected to be paid in exchange for the related service.
Liabilities recognized in respect of other long-term employee benefits are measured at the present value of the estimated future cash outflows expected to be made by the Group in respect of services provided by employees up to the reporting date.
2.17 Critical accounting judgements and key sources of estimation uncertainty
In the application of the Group’s accounting policies, which are described above, the Board of Directors is required to make judgements, estimates and assumptions about the carrying amounts of assets and liabilities that are not clear from other sources. The estimates and associated assumptions are based on historical experience and other factors that are relevant. Actual results may differ from these estimates.
The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that period, or in the period of the revision and future periods if the revision affects both current and future periods.
2.17.1 Critical accounting judgements
The following are the critical judgements, apart from those involving estimations (which are presented separately below), that the Board of Directors has made in the process of applying the Group’s accounting policies and that have the most significant effect on the amounts recognized in the Consolidated Financial Statements.
–	Revenue recognition
Judgement and estimates are made for presentation as net or gross revenues depending on whether the Group is acting as agent or principal.
2.17.2 Key sources of estimation uncertainty
In the application of the Group’s accounting policies, which are described above, the Board of Directors is required to make judgements, estimates and assumptions about the carrying amounts of assets and liabilities that are not clear from other sources. The estimates and associated assumptions are based on historical experience and other factors that are relevant. Actual results may differ from these estimates.
The key assumptions concerning the future, and other key sources of estimation uncertainty at the reporting period that may have a significant risk of causing a material adjustment to the carrying amount of assets and liabilities within the next financial year, are discussed below.
–	Deferred tax assets
Deferred tax assets relate primarily to tax loss carried forwards and to deductible temporary differences between reported amounts and the tax bases of assets and liabilities. The assets relating to the tax loss carried forwards are recognized if it is probable that the Group will generate future taxable profits against which these tax losses can be set off. Evaluation of the Group’s capacity to utilize tax loss carried forward relies on significant judgment. The Group analyses past events, and the positive and negative elements of certain economic factors that may affect its business in the foreseeable future to determine the probability of its future utilization of these tax losses carried forward.
–	Determination of the right-of-use and lease liabilities
The right-of-use and the lease liabilities are determined based on the lease term and the discount rate.
•
For the lease term, the Group determines the lease term as the non-cancellable term of the lease, together with any periods covered by an option to extend the lease if it is reasonably certain to be exercised, or any periods covered by an option to terminate the lease, if it is reasonably certain not to be exercised.

•
The discount rate is the rate of interest that a lessee would have to pay to borrow over a similar term, and with a similar security, the funds necessary to obtain an asset of a similar value to the right-of-use asset in a similar economic environment.

–	Impairment of financial assets
When measuring ECL, the Group uses reasonable and supportable forward-looking information, which is based on assumptions for the future movement of different economic drivers and how these drivers will affect each other.
Loss given default is an estimate of the loss arising on default. It is based on the difference between the contractual cash flows due and those that the lender would expect to receive, taking into account cash flows from collateral and integral credit enhancements.
Probability of default constitutes a key input in measuring ECL. Probability of default is an estimate of the likelihood of default over a given time horizon, the calculation of which includes historical data, assumptions and expectations of future conditions.
3 Consolidated entities
The subsidiaries are all, directly or indirectly, controlled by the Company and consequently are all fully consolidated. The table below presents at each period’s end and for all entities included in the consolidation scope the following information:

Entities	Country	Details		Percentage of interest as at December 31, 2023	Consolidation method (*)
Parent company
Teads SA	Luxembourg	2006	creation	Consolidating company	Consolidating company
Subsidiaries
Europe- Middle East - Africa (EMEA)
Teads France SAS	France	2006	acquisition	100%	FC
Teads Italia SRL	Italy	2010	acquisition	100%	FC
Teads Ltd	Great Britain	2010	creation	100%	FC
Teads Espana SLU	Spain	2011	creation	100%	FC
Teads Deutschland GmbH	Germany	2011	creation	100%	FC
Teads Rus LLC	Russia	2015	creation	100%	FC
Teads Schweiz Gmbh	Switzerland	2015	creation	100%	FC
Teads Studio Ltd	Great Britain	2016	acquisition	100%	FC
Teads Studio SRL	Romania	2016	acquisition	100%	FC
Teads NL B.V.	Netherlands	2019	creation	100%	FC
Teads Poland sp. z o.o	Poland	2023	creation	100%	FC
Teads MENA S.A.	Luxembourg	2019	acquisition	100%	FC
Teads Middle East FZ-LLC	Dubai	2019	acquisition	100%	FC
Teads North Africa SARL	Morocco	2019	acquisition	100%	FC
Teads South Africa Proprietary Limited	South Africa	2023	creation	100%	FC
Teads Arabia for Advertising”,	Saudi Arabia	2023	creation	100%	FC

Entities	Country	Details		Percentage of interest as at December 31, 2023	Consolidation method (*)
North America
Teads Inc.	United States	2012	creation	100%	FC
Teads Canada Inc	Canada	2016	creation	100%	FC
South America
Teads Mexico SA de CV	Mexico	2014	creation	100%	FC
Teads Brasil Solucoes Em Propaganda e Video Ltd	Brazil	2015	creation	100%	FC
Teads Colombia SAS	Colombia	2015	creation	100%	FC
Teads Argentina SA	Argentina	2015	creation	100%	FC
Teads Peru S.A.C	Peru	2022	acquisition	100%	FC
Teads Chile Spa	Chile	2022	acquisition	100%	FC
Asia
Teads Korea Ltd	Korea	2015	creation	100%	FC
Teads Japan K.K.	Japan	2015	creation	100%	FC
Teads Singapore Pte Ltd	Singapore	2016	creation	100%	FC
Teads Hong Kong Limited	Hong Kong	2019	creation	100%	FC
Teads Australia Pty Ltd	Australia	2019	creation	100%	FC
PT Teads Indonesia Advertising	Indonesia	2022	creation	100%	FC
Teads Taiwan Co., Ltd	Taiwan	2022	creation	100%	FC
Teads India Advertising Private Limited	India	2023	creation	100%	FC

(*)	FC = Full Consolidation
The Group incorporated four new entities (Teads India Advertising Private Limited, Teads South Africa Proprietary Limited, Teads Arabia for Advertising and Teads Poland sp z.o.o) in 2023.
4 Profit of the year
Profit of the year has been arrived after charging / crediting the follow

(In thousands of USD)	2023	2022	2021
Net foreign exchange gains/ losses	(7,961)	9,172	3,667
Depreciation of tangible assets	(1,687)	(1,486)	(1,370)
Depreciation of right-of-use assets	(5,256)	(5,356)	(5,864)
Depreciation of financials assets	(5,246)	(292)	—
Share-based payment	(17,943)	—	—
Amortization of intangible assets	(10,455)	(5,160)	(4,550)
Employee benefit expense	(155,877)	(156,651)	(139,478)
Reversal / (Loss) allowance on trade receivables	2,046	710	(1,924)

5 Goodwill
Change in goodwill from December 31, 2022 to December 31, 2023:

(In thousands of USD)	2022	Foreign exchange adjustments	2023
Goodwill	35,476	1,120	36,597

Change in goodwill from December 31, 2021 to December 31, 2022:

(In thousands of USD)	2021	Foreign exchange adjustments	2022
Goodwill	37,755	(2,279)	35,476

The Company aggregates its CGUs in one group-cash generating unit (“GCGU”), where the total amount of goodwill is allocated. Each year, the Company performs an impairment test to assess the recoverable amount of GCGU and no impairment has been identified as of September 30, 2023.
The value in use of GCGU was determined using the following method:
•	Cash flow projections to 5 years, net of tax, based on mid-term budgets and business plans prepared by the Group’s entities and approved by management, are discounted;
•
Beyond these 5 years, perpetual cash flows are extrapolated using a perpetual growth rate applied to normative cash flow, which corresponds to cash flow in the last year of the mid-term business plan, adjusted if necessary for non-recurring items;

•
Cash flow discounting is performed using a rate that reflects current market assessments of the time value of money and the risks specific to the asset (or group of assets). This rate corresponds to the weighted average cost of capital (WACC), post-tax. By applying a post-tax discount rate to taxable cash flows, it is possible to determine similar recoverable amounts to those which would have been obtained if a pre-tax rate were applied to non-taxable cash flows.

The key assumptions used to estimate value in use are as follows:

	Weighted average cost of capital	Growth rate to determine terminal value	Nominative EBITDA margin to determine terminal value
December 31, 2023	11.0%	1.75%	22.6%

The sensitivity of impairment tests was verified on December 31, 2023 with regard to changes in the following two assumptions:
•	increase of 100 basis points in discount rate;
•	decrease of 100 basis points in perpetual growth rate.
No impairment loss arises whether these changes are taken individually or in the aggregate. Parameters for which value in use is equal to carrying amount are as follows: the weighted average cost of capital (WACC) shall reach 68.7% while the EBITDA margin shall decrease by 18.7 points.
The test margin, which corresponds to the difference between value in use and the carrying amount, and the impacts of changes in the key assumptions used on December 31, 2023 are as follows:

Difference between value in use and carrying value	Sensitivity - Long term growth rate decreased by 100 basis points	Sensitivity - WACC increased by 100 basis points
1,597,449	(136,714)	(184,251)

6 Intangible assets
Change in intangible assets from December 31, 2022 to December 31, 2023:

(In thousands of USD)	2022	Additions	Foreign exchange adjustments	2023
Gross values
Technology and development expenses	23,138	11,833	1,004	35,975
Concessions, patents, licences	331	4	11	346
Customer relationships	5,662	—	179	5,841
Other intangible assets	3,293	—	114	3,407
Intangible assets in progress	9,195	380	298	9,874
Total	41,619	12,217	1,606	55,442
Amortisation
Technology and development expenses	(13,586)	(10,296)	(671)	(24,552)

(In thousands of USD)	2022	Additions	Foreign exchange adjustments	2023
Concessions, patents, licences	(198)	(2)	(6)	(205)
Customer relationships	(5,131)	(126)	(165)	(5,422)
Other intangible assets	(3,218)	(31)	(112)	(3,361)
Total	(22,132)	(10,455)	(954)	(33,540)
Net carrying amounts
Technology and development expenses	9,552	1,537	334	11,423
Concessions, patents, licences	134	3	4	141
Customer relationships	531	(126)	14	419
Other intangible assets	75	(31)	2	46
Intangible assets in-progress	9,195	380	298	9,874
Total	19,488	1,763	652	21,902

The technology and development are mainly composed by the software capitalization. Each year the Group performs a review of the eligible projects.
The customer relationships include the valuation of the customer portfolio of the past acquisitions.
Change in intangible assets from December 31, 2021 to December 31, 2022:

(In thousands of USD)	2021	Additions	Disposals	Foreign exchange adjustments	2022
Gross values
Technology and development	13,290	10,555	—	(707)	23,138
Concessions, patents, licences	352	2	(1)	(21)	331
Customer relationships	6,026	—	—	(364)	5,662
Other intangible assets	3,528	1	—	(236)	3,293
Intangible assets in progress	6,817	2,747	—	(369)	9,195
Total	30,012	13,305	(1)	(1,697)	41,619
Amortisation
Technology and development	(9,124)	(5,003)	—	541	(13,586)
Concessions, patents, licences	(209)	(1)	—	13	(198)
Customer relationships	(5,327)	(123)	—	320	(5,131)
Other intangible assets	(3,414)	(33)	—	229	(3,218)
Total	(18,074)	(5,160)	—	1,102	(22,132)
Net carrying amounts
Technology and development	4,166	5,552	—	(166)	9,552
Concessions, patents, licences	142	1	(1)	(9)	134
Customer relationships	699	(123)	—	(44)	531
Other intangible assets	114	(32)	—	(7)	75
Intangible assets in-progress	6,817	2,747	—	(369)	9,195
Total	11,938	8,145	(1)	(595)	19,488

7 Right-of-use assets and lease liabilities
Change in right-of-use assets from December 31, 2022 to December 31, 2023:

(In thousands of USD)	2022	Additions	Reversals / Disposals	Foreign exchange adjustments	2023
Gross values
Buildings	29,127	3,288	(1,041)	383	31,758
General equipment, fixtures and fittings	179	8	(7)	6	185
Total	29,306	3,296	(1,048)	389	31,943
Amortization & Depreciation
Buildings	(14,160)	(5,210)	938	(201)	(18,633)
General equipment, fixtures and fittings	(46)	(47)	0	(2)	(95)
Total	(14,206)	(5,256)	939	(204)	(18,728)
Net carrying amounts
Buildings	14,967	(1,921)	(103)	182	13,125
General equipment, fixtures and fittings	133	(39)	(7)	3	90
Total	15,099	(1,960)	(109)	185	13,215

Information regarding lease liabilities:

(In thousands of USD)	2022	Additions	Payments	Reclassification	Reversal	Foreign exchange adjustments	2023
Non current lease liabilities	13,685	3,296	—	(4,960)	(108)	160	12,074
Current lease liabilities	4,295	—	(5,163)	4,960	—	58	4,150
Total	17,980	3,296	(5,163)	—	(108)	218	16,224

The interest expenses were USD 845 and USD 891, in 2022 and 2023, respectively. There is no expense related to variable lease payments.
Change in right-of-use assets from December 31, 2021 to December 31, 2022:

(In thousands of USD)	2021	Additions	Reversals / Disposals	Foreign exchange adjustments	2022
Gross values
Buildings	33,277	3,003	(5,965)	(1,188)	29,127
General equipment, fixtures and fittings	55	126	—	(1)	179
Total	33,331	3,129	(5,965)	(1,189)	29,306
Amortization & Depreciation
Buildings	(12,478)	(5,329)	3,075	572	(14,160)
General equipment, fixtures and fittings	(21)	(27)	—	1	(46)
Total	(12,498)	(5,356)	3,075	573	(14,206)
Net carrying amounts
Buildings	20,799	(2,326)	(2,890)	(616)	14,967
General equipment, fixtures and fittings	34	99	—	(1)	133
Total	20,833	(2,227)	(2,890)	(616)	15,099

Other information regarding leases liabilities:

(In thousands of USD)	2021	Additions	Payments	Reclassification	Reversal	Foreign exchange adjustments	2022
Non current lease liabilities	19,501	3,082	—	(5,301)	(3,074)	(523)	13,685
Current lease liabilities	4,288	47	(5,158)	5,301	—	(183)	4,295
Total	23,789	3,128	(5,158)	—	(3,074)	(706)	17,980

8 Property, plant and equipment
Change in property, plant and equipment from December 31, 2022 to December 31, 2023:

(In thousands of USD)	2022	Additions	Foreign exchange adjustments	Other movements	2023
Gross values
Technical installations, equipment & tools	1,258	117	55	—	1,430
General equipment, fixtures and fittings	12,205	806	285	(505)	12,792
Total	13,463	923	340	(505)	14,222
Amortisation & Depreciation
Technical installations, equipment & tools	(1,062)	(167)	(46)	—	(1,275)
General equipment, fixtures and fittings	(7,302)	(1,520)	(194)	506	(8,510)
Total	(8,364)	(1,687)	(240)	506	(9,785)
Net carrying amounts
Technical installations, equipment & tools	196	(50)	9	—	155
General equipment, fixtures and fittings	4,903	(714)	92	1	4,282
Total	5,099	(764)	100	1	4,437

Change in property, plant and equipment from December 31, 2021 to December 31, 2022:

(In thousands of USD)	2021	Additions	Disposals	Foreign exchange adjustments	Other movements	2022
Gross values
Technical installations, equipment & tools	1,277	87	—	(105)	—	1,258
General equipment, fixtures and fittings	11,578	1,143	(3)	(519)	7	12,205
Total	12,854	1,229	(3)	(624)	7	13,463
Amortisation & Depreciation
Technical installations, equipment & tools	(1,100)	(48)	—	86	—	(1,062)
General equipment, fixtures and fittings	(6,170)	(1,438)	—	309	(3)	(7,302)
Total	(7,270)	(1,486)	—	395	(3)	(8,364)
Net carrying amounts
Technical installations, equipment & tools	177	39	—	(19)	—	196
General equipment, fixtures and fittings	5,408	(295)	(3)	(210)	4	4,903
Total	5,584	(257)	(3)	(229)	4	5,099

The Group does not have any property, plant and equipment with restrictions or pledged.
9 Other non-current assets
Other non-current assets can be broken down as follows:

(In thousands of USD)	2022	Additions	Disposals / Refund	Foreign exchange adjustments	Others movements	2023
Amounts owed by sole shareholder	278,762	104,098	(10)	12,133	75,682	470,665
Expected credit loss	(292)	(5,246)	—	(118)	—	(5,656)
Loans, security deposits and other receivables	2,273	361	(38)	26	—	2,622
Total	280,742	99,213	(48)	12,041	75,682	467,631

Other movements are the reclassification of the receivable from Altice Teads S.A. to noncurrent assets (please refer to Note 12).

Change in non-current assets from December 31, 2021 to December 31, 2022:

(In thousands of USD)	2021	Additions	Reversals / Refunds	Foreign exchange adjustments	Others movements	2022
Amounts owed by sole shareholder	274,794	93,445	(112)	(15,614)	(73,751)	278,762
Expected credit loss	(2,337)	—	1,875	170	—	(292)
Loans, security deposits and other receivables	2,306	212	(114)	(131)	—	2,273
Total	274,762	93,657	1,649	(15,575)	(73,751)	280,742

Other movements are the reclassification of the receivable from Altice Teads S.A. to current assets (please refer to Note 12).
For amounts owed by the sole shareholder (please refer to Note 24): they represent the advances payments made to Altice Teads S.A., under a cash management agreement. There are contractually no payment terms or conditions included in the cash management agreement covering the amounts owed by the sole shareholder. A part of these amounts has been classified as non-current assets as Teads’ management does not expect to require the repayment of the advances within twelve months after the reporting date. Another part has been reclassified from non-current to current assets in the third quarter of 2022 as it was expected to settle it in less than one year. In 2023, the reassessment made by the Company resulted in the reclassification of these advance payments to Altice Teads S.A. from current assets to non-current assets.
The Group assesses the ECL of the non-current assets. The expected credit losses on these financial assets are estimated based on the Group’s historical credit loss experience, adjusted for factors that are specific to the shareholders and general economic conditions.
ECL represents the expected credit losses that will result from all possible default events over the expected life of the non-current assets. Management recorded an impact of USD 5,656 (compared to USD 292 as of December 31, 2022) on the value booked in the Consolidated Financial Statements.
10 Trade receivables

(In thousands of USD)	Gross trade receivables	Expected credit losses	Total
Opening balance as at January 01, 2023	294,397	(5,580)	288,817
Net increase / decrease	295	1,911	2,207
Closing balance as at December 31, 2023	294,693	(3,669)	291,024

(In thousands of USD)	Gross trade receivables	Expected credit losses	Total
Opening balance as at January 01, 2022	303,155	(7,132)	296,023
Net increase / decrease	(8,758)	1,552	(7,206)
Closing balance as at December 31, 2022	294,397	(5,580)	288,817

(In thousands of USD)	Gross trade receivables	Expected credit losses	Total
Opening balance as at January 01, 2021	255,371	(5,333)	250,038
Net increase / decrease	47,785	(1,800)	45,985
Closing balance as at December 31, 2021	303,155	(7,132)	296,023

The trade receivables held by the Group primarily include operating receivables due in less than one year. They are subject to business seasonality, and revenue for the final quarter can represent more than 35% of full-year revenues.
The Group has applied the simplified approach in IFRS 9 to measure the loss allowance for trade receivables at lifetime expected credit losses. The expected credit losses on trade receivables are estimated using a provision matrix by reference to past default experience of the debtor and an analysis of the debtor’s current financial position, adjusted for factors that are specific to the debtors, general economic conditions of the industry in which the debtors operate and an assessment of both the current as well as the forecast direction of conditions at the reporting date. In 2023, each entity applied its own credit default rate based on a three-year historical rate. There have been no material changes in the loss allowance.

The amount charged through general and administrative expenses to allowance for doubtful accounts for the year ended December 31, 2023 was USD 1,125 (USD 1,934 for the year ended December 31, 2022 and USD 3,612 for the year ended December 31, 2021).
The Group writes off accounts receivable balances once the receivables are no longer deemed collectible.
11 Other receivables
Other receivables can be broken down as follows:

(In thousands of USD)	2023	2022	2021
Interest accrued on receivables and loans	19,569	4,602	—
Prepayments	5,580	4,037	4,569
Tax credits	4,610	1,777	1,993
Business tax receivables	4,542	3,729	6,270
Other current assets	1,349	3,452	3,729
Restricted cash	104	140	234
Other	35	33	6
TOTAL	35,790	17,770	16,800

The business tax receivables are mainly composed of VAT or other sales tax across the countries.
12 Financial assets
The main variation in the financial assets is an addition of USD 116 221 on the advance payments made to Altice Teads S.A. (the sole shareholder of the Company) under the cash management agreement. The interest rates increased by 107 basis points for the SOFR and by 199 basis points for the ESTER for the period ended December 31, 2023. An amount of USD 73 751 (USD 74 890 as of December 31, 2022) was reclassified to current assets as of December 31, 2022 as it was expected to be settled in less than one year. In 2023, the reassessment made by the Company resulted in the reclassification of these advance payments to Altice Teads S.A. from current assets to non-current assets for an amount of USD 75 682 (please refer to Note 9).
13 Cash and cash equivalents
Cash and cash equivalents consisted of the following:

(In thousands of USD)	2023	2022	2021
Short-term deposits with a maturity of three months or less	458	434	463
Cash available	89,983	93,141	61,352
CASH AND CASH EQUIVALENTS	90,441	93,574	61,815

14 Equity attributable to owner of the Company
14.1 Issued capital
On September 7, 2023, Altice Teads S.A. as sole shareholder of the Company, decided in an Extraordinary General Meeting to convert the 500,131 shares having a nominal value of €25 each into 1,250,327,500 shares having a nominal value of €0,01 each.
Thus, as of December 31, 2023, the share capital comprised 1,250,327,500 fully paid-up shares, with a par value of €0,01, representing €12,503,275 (USD 17 379). The share premium was €74,263,353 (USD 99 178), which was the result of various capital increases and acquisitions since the creation of the Company.

In thousands	2023	2022	2021
Number of shares	1,250,327.5	500.1	500.1
Number of shares	1,250,327.5	500.1	500.1

14.2 Dividends
No dividend payments were made during the financial years ended December 31, 2023 and December 31, 2022.

15 Non-current provisions
Non-current provisions can be broken down as follows:

(In thousands of USD)	2022	Additions	Foreign exchange adjustments	2023
Provisions for pensions	856	696	41	1,593
Provisions for litigations	27	712	(451)	288
Other provisions for charges	—	27	1	28
TOTAL	883	1,435	(408)	1,909

The changes from the previous year were as follows:

(In thousands of USD)	2021	Additions	Reversals	Foreign exchange adjustments	2022
Provisions for pensions	1,657	—	(691)	(111)	856
Provisions for litigations	—	26	—	1	27
TOTAL	1,657	26	(691)	(110)	883

•	Provisions for pensions
Provisions at Teads France SAS are calculated on an actuarial basis, taking into account the length of service and compensation of the beneficiaries before retirement age (65 years).
The actuarial assumptions, taking length of service into account, for measuring the plan for 2023 are as follows:
–	Discount rate: 3.17% (3.77% in 2022). Source: taux Iboxx € Corporates AA 10+ at December 31, 2023,
–	Rate of future wage and salary increases: 3.00% (3.00% in 2022).
The expense for the year for these supplementary benefits is included under cost of revenue, technology and development expenses, sales and marketing expenses and, general and administrative expenses in the statement of operations. Furthermore, considering the laws and regulations in force for the non-French subsidiaries of the Group, no provisions for pensions and retirement benefits are calculated for these companies.
Defined contribution plans:
The Group operates defined contribution retirement benefit plans for all qualifying employees of its United States (US) subsidiary. The assets of the plans are held separately from those of the Group. It is not a state managed retirement plan. The US subsidiary is required to contribute a specified percentage of payroll costs to the retirement benefit plan to fund the benefits. The only obligation of the Group with respect to the retirement benefit plan is to make the specified contributions.
The total expense recognized in profit or loss of USD 1,945 (2022: USD 1,230) represents contributions payable.
Defined benefit plans:
Depending on the laws and practices of the countries in which the Group operates, employees may be entitled to a pension following their retirement. The defined benefit plans are administered by a fund that is legally separated from the Company. The trustees of the pension fund are required by law to act in the interest of the fund and of all relevant stakeholders in the plan. The trustees of the pension fund are responsible for the investment policy with regard to the assets of the fund.
The plans expose the Company to actuarial risks such as: investment risk, longevity risk and salary risk.
Investment risk: The present value of the defined benefit plan liability is calculated using a discount rate determined by reference to high quality corporate bond yields; if the return on plan asset is below this rate, it will create a plan deficit. A decrease in the bond interest rate will increase the plan liability but this will be partially offset by an increase in the return on the plan’s debt investments.

Longevity risk: The present value of the defined benefit plan liability is calculated by reference to the best estimate of the mortality of plan participants both during and after their employment. An increase in the life expectancy of the plan participants will increase the plan’s liability.
Salary risk: The present value of the defined benefit plan liability is calculated by reference to the future salaries of plan participants. As such, an increase in the salary of the plan participants will increase the plan’s liability.
•	Contingent liabilities
The Group has contingent liabilities in respect of privacy claims arising in the ordinary course of business in connection with the services it provides. When the Group estimates that the risk is not likely, no provision is booked.
The Group has received a draft report from a privacy rights regulator following an audit started in 2021 in one of the jurisdictions where the Group operates. The Group sent its comments on July 11, 2022 and received feedback of the aforementioned regulator on December 18, 2023. The Group replied to the updated report on January 20, 2024. The intermediary report did not mention any amounts yet to be paid. However, the aforementioned regulator, via its investigation department, will continue to perform its audit in the coming months. Given the Group is unable to make a reliable estimate of a potential cash outflow linked to that procedure, if any, no provision was recorded in the Consolidated Financial Statements.
16 Financial debt
16.1 Reconciliation of liabilities arising from financing activities
The table below details changes in the Group’s liabilities arising from financing activities, including both cash and non-cash changes. Liabilities arising from financing activities are those for which cash flows will be classified in the Company’s consolidated statement of cash flows from financing activities.

(In thousands of USD)	2022	Additions	Payments	Reclassification	Reversal	Foreign exchange adjustments	2023
Other loans and similar debts	13	—	(65)	—	—	59	7
Lease liabilities	13,685	3,296	—	(4,960)	(108)	160	12,074
NON-CURRENT	13,698	3,296	(65)	(4,960)	(108)	218	12,080
Bank loans (cash liability)	614	—	(448)	—	—	1	166
Accrued interest not due - liability	11	—	(11)	—	—	0	—
Lease liabilities	4,295	—	(5,163)	4,960	—	58	4,150
Bank loans and overdrafts (debts)	—	22,954	(20,448)	—	—	52	2,559
CURRENT	4,920	22,954	(26,070)	4,960	—	111	6,875

The changes from the previous year were as follows:

(In thousands of USD)	2021	Additions	Payments	Reclassification	Reversal	Foreign exchange adjustments	2022
Other loans and similar debts	—	21	(8)	—	—	—	13
Lease liabilities	19,500	3,082	—	(5,301)	(3,074)	(523)	13,685
NON-CURRENT	19,500	3,103	(8)	(5,301)	(3,074)	(523)	13,698
Bank loans (cash lability)	1,148	49,740	(49,765)	—	—	(509)	614
Accrued interest not due – liability	12	—	—	—	—	(1)	11
Lease liabilities	4,288	47	(5,158)	5,301	—	(183)	4,295
CURRENT	5,448	49,787	(54,923)	5,301	—	(693)	4,920

16.2 Borrowings by maturity

(In thousands of USD)	2023	Less than one year	Between 1 year and 5 years	More than 5 years
Lease liabilities	16,224	4,150	12,074	—
Bank loans (cash liability)	2,725	2,725	—	—
Other loans and similar debts	7	—	7	—
TOTAL	18,955	6,875	12,080	—

Maturity from the previous year was as follows:

(In thousands of USD)	2022	Less than one year	Between 1 year and 5 years	More than 5 years
Lease liabilities	17,980	4,295	13,685	—
Bank loans (cash liability)	625	625	—	—
Other loans and similar debts	13	—	13	—
TOTAL	18,618	4,920	13,698	—

16.3 Borrowings by type of rate and currency

(In thousands of USD)	2023	Fixed rate	Variable rate
Lease liabilities	16,224	16,224	—
Bank loans (cash liability)	2,725	—	2,725
Other loans and similar debts	7	7	7
TOTAL	18,955	16,230	2,732

(In thousands of USD)	2023	Euro	US dollar	Pound Sterling	Other
Lease liabilities	16,224	3,568	9,716	2,059	881
Bank loans (cash liability)	2,725	2,581	144	—	—
Other loans and similar debts	7	7	—	—	—
TOTAL	18,955	6,155	9,860	2,059	881

17 Other current liabilities

(In thousands of USD)	2023	2022	2021
Social security liabilities	22,436	24,307	21,739
VAT and other tax liabilities	14,889	13,992	14,597
Other liabilities	6,547	4,113	6,702
TOTAL	43,872	42,412	43,039

18 Categories and fair value of financial assets and liabilities
At December 31, 2023 and December 31, 2022, the principles for measuring financial instruments and their market value were as follows. For amounts classified as current, fair value approximates amortized cost.

(In thousands of USD)	Carrying amount	Amortised cost
Non-current assets
Financial assets*	467,631	467,631
Current assets
Trade receivables	291,024	291,024
Other receivables	35,790	35,790
Cash and cash equivalents	90,441	90,441
Total Assets	884,886	884,886

(In thousands of USD)	Carrying amount	Amortised cost
Non-current liabilities
Non-current lease liabilities	12,074	12,074
Long-term borrowings	7	7
Current liabilities
Trade payables	156,045	156,045
Current lease liabilities	4,150	4,150
Short-term borrowings	2,725	2,725
Total Liabilities	175,000	175,000

*	Includes an ECL of USD 5,656 (please refer to Note 9).

(In thousands of USD)	Carrying amount	Amortised cost
Non-current assets
Financial assets*	280,742	280,742
Current assets
Trade receivables	288,817	288,817
Other receivables	17,770	17,770
Financial assets	74,890	74,890
Cash and cash equivalents	93,574	93,574
	755,794	755,794
Non-current liabilities
Non-current lease liabilities	13,685	13,685
Current liabilities
Trade payables	149,608	149,608
Current lease liabilities	4,295	4,295
Short-term borrowings	625	625
Total Assets	168,226	168,226

*	Includes an ECL of USD 292 (please refer to Note 9).
19 Segment information
•	Reportable segments
Segment information reported is built on the basis of internal management data used for performance analysis of businesses and for the allocation of resources (management approach). An operating segment is a component of the Group for which separate financial information is available that is evaluated regularly by the Group’s chief operating decision-maker in deciding how to allocate resources and assessing performance.
The Group’s chief operating decision-maker (CODM) is the CEO, the co-CEO, the CFO and Altice’s management. The CODM reviews consolidated data for revenue and Adjusted EBITDA (earnings before financial income (expense), income taxes, depreciation and amortization, adjusted to eliminate the impact of equity awards compensation expense, restructuring costs, and deal costs) for the purposes of allocating resources and evaluating financial performance.
The Group has concluded that its operations constitute one operating and reportable segment.
•	Geographical information

The Group’s revenue from external customers and information about its segment assets (non-current assets consider the total amount of financial assets, which is monitored by the CODM) by geographical location are detailed below:

(In thousands of USD)	Revenue from external customers			Non-current assets
	2023	2022	2021	2023	2022	2021
North America	242,177	257,790	257,007	37,792	29,816	27,823
United States of America	219,933	238,504	242,057	37,773	29,797	27,802
Other countries	22,245	19,286	14,950	19	19	21

EMEA (Europe Middle East Africa)	301,700	291,399	318,258	407,307	245,383	242,384
United Kingdom	79,348	80,749	99,850	33,124	18,422	12,060
France	64,429	70,859	83,937	328,348	200,142	217,385
Germany	59,720	47,590	25,484	990	959	1,021
Switzerland	38,936	37,025	41,138	17,408	8,599	1,111
Italy	21,810	20,547	31,095	17,450	7,827	4,905
Spain	17,033	16,901	19,448	10,895	7,886	7,253
Other countries	20,424	17,728	17,306	(909)	1,548	(1,351)
South America	39,076	49,342	48,479	2,023	19	5
Asia Pacific	66,859	58,950	54,422	20,509	5,525	4,551
TOTAL	649,812	657,481	678,165	467,631	280,742	274,762

•	Information about major customers
Large customers who spend more than USD 1 million annually with the Group represent a significant portion of the Group’s revenue, contributing approximately 62% to total revenue in the year ended December 31, 2023 (compared to 66% to total revenue in the year ended December 31, 2022).
20 Share-based compensation
In October 2023, the Board of directors of Altice Teads S.A., the parent company of the Company, adopted a Phantom Stock Appreciation Right Plan (“PSAR Plan”) for certain managers of the Group. The PSAR Plan gives to its beneficiaries awards, which represent a right to receive a value equal to the excess of the fair market value over the base price of a specific number of Company’s shares, subject to the terms and conditions of the PSAR Plan.
The valuation at the grant date was performed based on a Monte Carlo model. Monte Carlo numerical models determine fair value through estimating the present value of the awards’ payoffs as derived from a large number of risk-neutral expected share prices over the life of the awards. The total value of the PSAR Plan is estimated to amount to USD 85 381.
The main assumptions of the model are described below:
•	Volatility was estimated from the annual equity volatility of a sample of listed companies reasonably comparable to Teads - 50%
•
Risk-free rates were derived from yields observed for German government bonds (constant maturity) as of October 13, 2023, for the maturity corresponding to each exercise date between December 2024 and December 2031.

The number of awards granted to the beneficiaries of the PSAR Plan are 99.3 million at the grant date and as at December 31, 2023.

Based on IFRS 2 Share-based payments, the Company considered the PSAR Plan as an equity-settled plan and thus recorded an expense against shareholders’ equity for an amount of USD 17 943 for the year ended December 31, 2023.

(In thousands of USD)	2023	2022	2021
Cost of revenue	1,677	—	—
Sales and marketing expenses	4,968	—	—
Technology and development expenses	3,596	—	—
General and administrative expenses	7,702	—	—
TOTAL	17,943	—	—

21 Operating expenses
For the years ended December 31, 2023, December 31, 2022 and December 31, 2021, other operating expenses amounted to USD 6,067, USD 8,688 and USD 8,989 respectively. These other operating expenses have been allocated to the operating expenses (Sales and marketing, Technology and development, General and administrative) based on the destination.
Other operating expenses include costs related to the IPO planned in 2021 and some merger and acquisition costs related to transactions not completed in 2022. The other expenses for the year ended December 31, 2023 are composed of some severances, and merger and acquisition costs in 2023.
22 Finance costs and Other financial income and (expenses)
The breakdown of financial costs and income is presented in the following table:

(In thousands of USD)	2023	2022	2021
Interest expense on loans	(37)	(1)	(1)
Interest expense on lease liabilities	(891)	(847)	(910)
Finance costs	(929)	(848)	(911)
Foreign exchange gains	56,770	52,252	9,364
Foreign exchange losses	(64,731)	(43,080)	(5,698)
Other financial income and (expenses)	17,756	4,558	(30)
Expected credit loss (ECL)	(5,246)	1,875	(2,337)
Other financial income and (expenses)	4,549	15,606	1,299
Total Finance costs and Other financial income and (expenses)	3,620	14,758	388

Other financial income is mainly composed by the interest income from the advance payments made to Altice Teads S.A. under the cash management agreement. The expected credit loss represents the allowance (or reversal thereof) on these advance payments.
23 Corporate income tax
23.1 Analysis of the tax expense
The tax expense for the financial years ended December 31, 2023, 2022 and 2021 mainly consisted of the following:

(In thousands of USD)	2023	2022	2021
Current tax for the year	(45,806)	(52,092)	(62,813)
Deferred tax	3,620	2,962	1,516
TOTAL	(42,186)	(49,130)	(61,297)

23.2 Reconciliation of theoretical tax and effective tax

(In thousands of USD)	2023	2022	2021
Profit for the period	95,823	130,987	159,856
Tax expense [(-) charges / (+) income]	(42,186)	(49,130)	(61,297)
Profit before tax	138,009	180,117	221,153
Theoretical tax rate	25%	25%	25%
Theoretical tax	(34,502)	(45,029)	(55,288)
Reconciliation:
Permanent differences	(5,812)	(4,846)	(10,660)
Unrecognized deferred tax assets	(1,402)	(72)	(2,464)
Use of tax losses	—	—	1,931
Recognized Tax losses from prior years	—	—	—
Effect of difference tax rate used between parent Company and its subsidiaries	(346)	812	5,172
Others	(124)	6	12
Effective tax recognized	(42,186)	(49,130)	(61,297)

The theoretical tax rate is the rate applied in Luxembourg for the Company. It did not change between 2022 and 2023 in line with the local tax law.
23.3 Principal deferred tax assets and liabilities

	Assets				Liabilities
(In thousands of USD)	2023	2022	Impact on reserves	Impact on earnings	2023	2022	Impact on reserves	Impact on earnings
Loss carry-forwards	11	—	—	11	—	—	—	—
Provisions for pension	412	221	83	107	—	—	—	—
Technologies, platforms and Customer relationships	—	—	—	—	35	45	1	(11)
Deferred Tax limitation	(2,702)	(2,459)	(217)	(25)	—	—	—	—
Deferred Tax for others adjustments	—	—	—	—	3,756	4,850	126	(1,219)
Asset depreciation	1,411	73	3	1,335	—	—	—	—
Temporary differences	8,067	8,934	397	(1,265)	—	—	—	—
Others	(144)	(128)	(15)	—	—	—	—	—
DEFERRED TAX	7,055	6,642	250	163	3,791	4,894	127	(1,230)
Offset by tax entity	(3,046)	(4,644)	—	1,598	(3,046)	(4,644)	—	1,598
DEFERRED TAX AFTER OFFSET	4,009	1,998	250	1,760	745	251	127	368
Deferred tax accounted locally	9,354	7,117	54	2,183	478	523	—	(45)
TOTAL DEFERRED TAX	13,362	9,115	304	3,943	1,223	773	127	323

Unrecognized deferred tax assets are reassessed at each reporting date and recognized to the extent that it has become probable that future taxable profits will be available against which they can be used. Deferred tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse, using tax rates enacted or substantively enacted at the reporting date, and reflects uncertainty related to income taxes, if any.
The temporary differences are due to some foreign exchange impacts, profit sharing and accruals while the permanent differences are related to losses not activated and differences in tax rates.
The amount of unused tax losses for which no deferred tax asset is recognized is USD 15 715 for the year ended December 31, 2023 (USD 12 703 for the year ended December 31, 2022).
The Group does not believe that the unrecognized deferred tax losses can be used given the Group’s current structure, but the Group will continue exploring opportunities to offset these losses against any future profits that the Company or its subsidiaries may generate.

24 Transactions with related parties
24.1 Transactions with related parties

(In thousands of USD)	2023	2022	2021
Amounts owed by sole shareholder	490,234	358,253	274,794
Altice Teads S.A.	490,234	358,253	274,794
Trade accounts receivables	6,184	4,643	6,821
SFR S.A.	740	570	1,108
MEO - Serviços de Comunicaçoes e Multimedia S.A.	355	485	325
a4 Media. LLC	5,089	3,587	5,388
Trade accounts payables	(5,098)	(2,527)	(2,336)
Next Media Solutions S.A.S.	(4,665)	(1,884)	(992)
MEO - Serviços de Comunicaçoes e Multimedia S.A.	(165)	(323)	(208)
a4 Media, LLC	(268)	(320)	(1,136)
Revenue	20,262	20,773	24,622
SFR SA	1,084	1,100	1,283
MEO - Serviços de Comunicaçoes e Multimedia S.A.	1,041	1,243	1,456
a4 Media, LLC	18,137	18,430	21,884
Operating expenses	(4,006)	(4,228)	(4,286)
Next Media Solutions S.AS.	(2,335)	(1,823)	(1,362)
MEO - Serviços de Comunicaçoes e Multimedia S.A.	(473)	(653)	(673)
a4 Media, LLC	(1,198)	(1,752)	(2,251)
Interest income	18,888	4,608	150
Altice Teads S.A.	18,888	4,608	150

On September 23, 2019, Teads France S.A.S, Teads Ltd., Teads Inc., Teads Italia S.r.l. and Teads Espana SLU signed a cash management agreement with Altice Teads S.A., with effect as of April 1, 2018, to establish a cash management system to avoid retaining costly financial fixed assets and to promote the coordinated and optimal use of surplus cash or to cover cash requirements globally among themselves for an unlimited period of time. The Company, Teads Japan K.K., Teads Deutschland Gmbh, Teads Latam LLC, Teads Middle East FZ-LLC, Teads Singapore Pte Ltd, Teads Schweiz GmbH, Teads Mexico SA de CV, Teads Australia Pty Ltd and Teads NL B.V. subsequently adhered to this cash management agreement. For the years ended December 31, 2023 and December 31, 2022, the amounts lent to Altice Teads S.A. by the Group were USD 110 549 and USD 77 679, respectively.
Teads Inc. has a partnership with a4 Media, LLC for the U.S., acting as an agent in the U.S. and Teads Espana SLU has an agreement with MEO - Servias de Comunicagoes e Multimedia, S.A. covering the Portuguese market. SFR S.A. is a customer of Teads France S.A.S.
Teads France S.A.S. renewed its minimum guarantee contracts with Next Media Solutions S.A.S. in April 2023 (duration: 24 months).
24.2 Management compensation
Short-term compensation consists of payments to the following persons referenced as key persons: Bertrand Quesada and Jeremy Arditi.

(In thousands of USD)	2023	2022	2021
Short-term compensation	1,263	1,214	1,284
Share-based payment	6,226	—	—

The amounts stated above include fixed salary and quarterly bonuses (based on Group performance).
25 Commitments given or received
25.1 Commitments given
The Group signed contracts with premium publishers with commitment to have access to their inventory in 2022 and onwards. The total committed amount reached USD 122 099 as of December 31, 2023 (compared to USD 122 600 as of December 31, 2022).

25.2 Commitments received
In 2023, an overdraft with HSBC was granted to Teads France S.A.S for a total amount of USD 16 554. An amount of USD 2 558 was drawn at December 31, 2023.
26 Financial risk management
The Group’s risk management policy aims to identify and analyze the risks facing the Group, in addition to defining the limits for risks and the controls to be applied, managing the risks and ensuring compliance with the limits defined. The risk management policy and systems are reviewed on a regular basis in order to take into account changes in market conditions and the Group’s activities. Through its management and training procedures and guidelines, the Group seeks to develop a thorough and constructive control environment within which all personnel have a good understanding of their roles and obligations.
•	Interest rate risk
Through its cash management agreement with Altice Teads S.A., the Group had variable interest rate (ESTER and SOFR rates) recorded in financial (cost) income.
•	Foreign exchange risk
This risk is linked to the Group’s activities outside of the euro zone, which increased significantly within the last two years with the development of the North and South American, and Asia businesses. In addition to the international expansion, the development of the programmatic business (booked in France) increased the exposure with the USD currency.
No hedging was in place in 2022 and 2023.
At December 31, 2023:
–	39.2% of the balance sheet total was denominated in a currency other than the euro (40% in 2022)
–	59.9% of the total revenue was denominated in a currency other than the euro (59% in 2022)
•	Liquidity risk
The Group’s liquidity risk lies in the financing for its future requirements (projects resulting from the development activity and the Group’s general requirements). In this way, the liquidity risk is the risk of the Group being unable to meet its obligations when they fall due or under normal conditions. The management team manages the Group’s liquidity based on cash-flow forecasts, with its cash and cash equivalents held in first-rate regulated European financial institutions.
•	Credit risk
Credit risk refers to the risk of a financial loss for the Group in the event of a customer or counterparty for a financial instrument failing to fulfill its contractual obligations.
The Group has set a policy to quantify and manage counterparty risk. This management policy, centralized at the head office level for all of the Group’s entities, focuses on three main areas: risk of non-payment, risk of third parties not meeting their contractual commitments to the Group and risk relating to cash flow and financing.
The Group reviews the recoverable amount of each trade receivable on an individual basis at the end of the reporting period to ensure that adequate loss allowance is made for irrecoverable amounts. In this regard, the directors of the Company consider that the Group’s credit risk is significantly reduced.
The credit risk on liquid funds is limited because the counterparties are banks with high credit ratings assigned by international credit-rating agencies.
In assessing whether the credit risk on a financial instrument has increased significantly since initial recognition, the Group compares the risk of a default occurring on the financial instrument at the reporting date with the risk of a default occurring on the financial instrument at the date of initial recognition.
The Group defines an event of default for financial assets if either of the following criteria are present:
•	breach of financial contracts; or
•	information developed internally or obtained from external sources indicates that the debtor is unlikely to pay its creditors

In making this assessment, the Group considers both quantitative and qualitative information that is reasonable and supportable, including historical experience and forward-looking information that is available without undue cost or effort. To assist in this assessment, the Group uses various external sources of actual and forecast economic information that relate to the Group’s core operations.
In particular, the following information is taken into account when assessing whether credit risk has increased significantly since initial recognition:
•	an actual or expected significant deterioration in the financial instrument’s external (if available) or internal credit rating;
•
significant deterioration in external market indicators of credit risk for a particular financial instrument, e.g. a significant increase in the credit spread, the credit default swap prices for the debtor, or the length of time or the extent to which the fair value of a financial asset has been less than its amortised cost;

•	existing or forecast adverse changes in business, financial or economic conditions that are expected to cause a significant decrease in the debtor’s ability to meet its debt obligations;
•	an actual or expected significant deterioration in the operating results of the debtor;
•
an actual or expected significant adverse change in the regulatory, economic, or technological environment of the debtor that results in a significant decrease in the debtor’s ability to meet its debt obligations Irrespective of the outcome of the above assessment, the Group presumes that the credit risk on a financial asset has increased significantly since initial recognition when contractual payments are more than 60 days past due, unless the Group has reasonable and supportable information that demonstrates otherwise.

The Group assumes that the credit risk on a financial instrument has not increased significantly since initial recognition if the financial instrument is determined to have low credit risk at the reporting date. A financial instrument is determined to have low credit risk if:
•	the financial instrument has a low risk of default;
•	the debtor has a strong capacity to meet its contractual cash flow obligations in the near term;
•	adverse changes in economic and business conditions in the longer term may, but will not necessarily, reduce the ability of the borrower to fulfil its contractual cash flow obligations.
The Group considers a financial asset to have low credit risk when the asset has external credit rating of ‘investment grade’.
•	Capital risk
The Group’s objectives when managing capital are to safeguard its ability to continue as a going concern so it can continue to provide returns for its investors and maintain an optimal capital structure to reduce the cost of capital. The Group is not subject to externally imposed capital requirements.
27 Post-balance sheet events
Outbrain Inc., Altice Teads S.A. and the Company signed a share purchase agreement (SPA) on August 1, 2024. Outbrain Inc. will acquire the Group in an approximately USD 1 billion transaction, consisting of USD 725 million upfront cash and USD 25 million deferred cash, 35 million shares of common stock, and 105 million of convertible preferred equity. The closing of the acquisition is not planned before Q1 2025.
The Group is currently assessing the financial impacts of the closing of the acquisition. These impacts should include, among others, the valuation of the PSAR plan described in Note 20 and the settlement of the advances payments made to Altice Teads S.A. under the cash management agreement described in Note 12.

Teads S.A.
Unaudited Condensed Interim Consolidated Statements of Operations For the Periods Ended
June 30, 2024 and 2023

(In thousands of USD)	Six months ended June 30, 2024	Six months ended June 30, 2023	Note no.
Revenue	279,106	282,179	10
Cost of revenue	(155,763)	(150,141)	11
Sales and marketing expenses	(61,235)	(54,862)	11
Technology and development expenses	(22,209)	(12,173)	11
General and administrative expenses	(32,985)	(19,718)	11
Profit from operations	6,915	45,286
Finance costs	(527)	(688)	13
Other financial income and (expenses)	(8,099)	3,419	13
Profit before tax	(1,711)	48,017
Income tax expense	(11,516)	(14,650)	14
Profit for the period	(13,228)	33,367

The accompanying notes are an integral part of these Unaudited Condensed Interim Consolidated Financial Statements.

Teads S.A.
Unaudited Condensed Interim Consolidated Statements of Comprehensive Income For the Periods Ended
June 30, 2024 and 2023

(In thousands of USD)	Six months ended June 30, 2024	Six months ended June 30, 2023
PROFIT / LOSS FOR THE PERIOD	(13,228)	33,367
Items that may be reclassified subsequently to profit or loss
Foreign exchange differences on translation of foreign operations	(16,288)	7,199
TOTAL COMPREHENSIVE INCOME / LOSS FOR THE PERIOD	(29,516)	40,566
Attributable to the equity holders of the company	(29,516)	40,566
Attributable to the non-controlling interests	—	—

The accompanying notes are an integral part of these Unaudited Condensed Interim Consolidated Financial Statements.

Teads S.A.
Unaudited Condensed Interim Consolidated Balance Sheets as of
June 30, 2024 and December 31, 2023

(In thousands of USD)	As of June 30, 2024	As of December 31, 2023	Note no.
ASSETS
Goodwill	35,540	36,597	4
Intangible assets	21,066	21,902
Right-of-use assets	14,634	13,215
Property, plant and equipment	4,186	4,437
Financial assets	544,762	467,631	5
Deferred tax assets	17,406	13,362
Non-current assets	637,595	557,145
Trade receivables	203,543	291,024	2 - 4
Other receivables	35,486	35,790
Financial assets	11	35
Cash and cash equivalents	61,768	90,441
Current assets	300,807	417,290
TOTAL ASSETS	938,402	974,435

(In thousands of USD)	As of June 30, 2024	As of December 31, 2023	Note no.
EQUITY AND LIABILITIES
Share capital	17,379	17,379	6
Share premium	99,178	99,178	6
Retained earnings	664,028	651,062	6
Reserves	(51,120)	(34,832)	6
Equity attributable to owners of the Company	729,464	732,787	6
Total Equity	729,464	732,787
Long term borrowings	—	7
Lease liabilities	12,522	12,074	8
Non-current provisions	1,829	1,909	7
Deferred tax liabilities	1,344	1,223
Other non-current liabilities	4	4
Non-current liabilities	15,699	15,217
Trade and other payables	121,655	156,045	2 - 4
Short-term borrowings	15,906	2,725	8
Lease liabilities	5,145	4,150	8
Current tax liabilities	9,439	15,047
Contract liabilities	2,826	4,593
Other current liabilities	38,268	43,872
Current liabilities	193,239	226,431
TOTAL EQUITY AND LIABILITIES	938,402	974,435

The accompanying notes are an integral part of these Unaudited Condensed Interim Consolidated Financial Statements.

Unaudited Condensed Interim Consolidated Statements of Changes in Equity as of
June 30, 2024 and 2023

(In thousands of USD)	Share capital	Share premium	Retained earnings	Reserves		Group interest	Non- controlling interests	Total of equity
				Employee benefits	Foreign currency
Balance as at January 01, 2023	17,379	99,178	536,956	(635)	(49,849)	603,028	—	603,028
Profit for the period	—	—	33,367	—	—	33,367	—	33,367
Other comprehensive income	—	—	—	—	7,199	7,199	—	7,199
Comprehensive income for the period	—	—	33,367	—	7,199	40,566	—	40,566
Balance as at June 30, 2023	17,379	99,178	570,324	(635)	(42,650)	643,595	—	643,595

(In thousands of USD)	Share capital	Share premium	Retained earnings	Reserves		Group interest	Non- controlling interests	Total of equity
				Employee benefits	Foreign currency
Balance as at January 01, 2024	17,379	99,178	651,062	(1,182)	(33,650)	732,787	—	732,787
Profit for the period	—	—	(13,228)	—	—	(13,228)	—	(13,228)
Other comprehensive income	—	—	—	—	(16,288)	(16,288)	—	(16,288)
Comprehensive income for the period	—	—	(13,228)	—	(16,288)	(29,516)	—	(29,516)
Share-Based compensation	—	—	26,194	—	—	26,194	—	26,194
Other	—	—	—	—	—	—	—	—
Balance as at June 30, 2024	17,379	99,178	664,028	(1,182)	(49,938)	729,464	—	729,464

The accompanying notes are an integral part of these Unaudited Condensed Interim Consolidated Financial Statements.

Unaudited Condensed Interim Consolidated Statements of Cash Flows for the periods ended
June 30, 2024 and 2023

(In thousands of USD)	Six months ended June 30, 2024	Six months ended June 30, 2023
Profit for the period	(13,228)	33,367
Adjustments for:
Amortization of intangible assets	5,750	4,873
Depreciation of right-of-use assets	2,674	2,568
Amortization of tangible assets	780	872
Impairment losses, net of reversals, on financial assets	23,350	59
Depreciation on trade receivables	(671)	(1,931)
Provisions booked to liabilities	(3)	—
Foreign exchange loss on advances granted	(10,443)	1,976
Share-based compensation	26,194	—
Gain sale of property, plant and equipment	62	3
Income tax expense	11,516	14,650
Finance cost	(11,365)	(2,528)
Tax paid	(27,076)	(30,612)
Changes in working capital:	49,209	35,454
Effect of change in Trade receivables	81,334	71,725
Effect of change in Other receivables	(744)	113
Effect of change in Trade and other payables	(30,652)	(30,031)
Effect of change in Contract liabilities	(1,674)	384
Effect of change in Other liabilities	945	(6,739)
CASH FLOW FROM OPERATING ACTIVITIES	56,749	58,750
Acquisition of assets	(6,197)	(6,854)
Increase in loans and advances granted	(86,291)	(65,117)
CASH FLOW FROM INVESTING ACTIVITIES	(92,488)	(71,971)
Increase in borrowings	13,511	14,001
Decrease in borrowings	(26)	(7,117)
Decrease in lease payments	(2,703)	(2,537)
Net Financial interest	(522)	(688)
CASH FLOW FROM FINANCING ACTIVITIES	10,260	3,658
CHANGE IN CASH AND CASH EQUIVALENTS	(25,479)	(9,563)
Cash and cash equivalents on opening	90,441	93,574
Cash and cash equivalents at closing	61,768	85,098
Effect of exchange-rate changes	(3,194)	1,087

The accompanying notes are an integral part of these Unaudited Condensed Interim Consolidated Financial Statements.

Teads S.A.
Notes to the Unaudited Condensed Interim Consolidated
Financial Statements as of and for the six-month periods ended June 30, 2024
(Expressed in thousands of US Dollars, except as otherwise noted)
1 About the Teads group
Teads SA (the “Company”) is the parent company of the Teads group (the “Group”). The Company was incorporated under Luxembourg laws in 2006, with its registered office located at 5, rue de la Boucherie, L-1247 Luxembourg, Grand Duchy of Luxembourg.
The Group operates a cloud-based, end-to-end technology platform that enables programmatic advertising for the Open Web. Teads’ platform powers a global, curated ecosystem connecting quality advertisers and agencies with quality publishers. As an end-to-end platform, the Group built deep partnerships with both the demand and supply sides of digital advertising. For advertisers, its platform offers a single access point to buy the inventory of many of the world’s best publishers. Through exclusive partnerships with these premium publishers, the Group enables advertisers to reach 2.0 billion monthly unique users, while improving the efficiency, quality and cost of digital ad transactions. The Group provides the technology required to monetize publishers’ most valuable ad inventory programmatically. By connecting both sides through its integrated platform, known as the Teads Global Media Platform, the Group solves the digital, programmatic advertising industry’s most significant problems related to fragmentation inefficiencies, inflated digital advertising costs and quality and scale of inventory.
The Group operates in 33 countries, located in European countries, the United States of America, Canada, South America, Asia, Middle East, and Africa.
2 Accounting policies
2.1 Basis of preparation
The unaudited condensed interim consolidated financial statements of the Group as of June 30, 2024 and June 30, 2023 and for the six-month periods then ended (the “Unaudited Condensed Interim Consolidated Financial Statements”) were approved by the Board of Directors of the Company (the “Board of Directors”) and authorized for issue on September 15, 2024.
The Unaudited Condensed Interim Consolidated Financial Statements are presented in thousands of United States Dollars (USD), except as otherwise stated, and have been prepared in accordance with International Accounting Standard (“IAS”) 34 Interim Financial Reporting. They should be read in conjunction with the annual consolidated financial statements of the Group and the notes thereto as of and for the year ended December 31, 2023, which were prepared in accordance with International Financial Reporting Standards (“IFRS”) (the “annual consolidated financial statements”).
The accounting policies applied for the Unaudited Condensed Interim Consolidated Financial Statements do not differ from those applied in the annual consolidated financial statements, except for the adoption of new standards effective as of January 1, 2024.
These Unaudited Condensed Interim Consolidated Financial Statements have been prepared on a going-concern basis.
2.2 Application of new and revised International Financial Reporting Standards (IFRSs)
2.2.1 Standards applicable for the reporting period
The following standards have mandatory application for periods beginning on or after January 1, 2024 as described in note 1.3.2 to the annual consolidated financial statements:
•	Supplier Finance Arrangements (Amendments to IAS 7 and IFRS 7), effective on or after January 1, 2024;
•	Amendments in Classification of Liabilities as Current or Non-Current (Amendments to IAS 1), effective on or after January 1, 2024;

•	Non-current Liabilities with Covenants (Amendments to IAS 1), effective on or after January 1, 2024; and
•	Amendments to IFRS 16 Lease Liability in a Sale and Leaseback, effective on or after January 1, 2024.
The application of these amendments had no material impact on the amounts recognised and on the disclosures in the Unaudited Condensed Interim Consolidated Financial Statements.
2.2.2 Standards and interpretations not applicable as of the reporting date
The Group has not early adopted the following standards and interpretations, for which application is not mandatory for the period starting on January 1, 2024 and that may impact the amounts reported:
•	Amendments to IFRS 10 and IAS 28 Sale or Contribution of Assets between an Investor and its Associate or Joint Venture, effective date of the amendments has not yet been determined by the IASB;
•	Amendments to IAS 21: Lack of Exchangeability, effective on or after January 1, 2025;
•	IFRS 18 Presentation and disclosure in Financial Statements, not yet adopted in the European Union;
•	Amendments to IFRS 1, IFRS 7, IFRS 9, IFRS 10 and IAS 7 based on Annual Improvements to IFRS Accounting Standards — Volume 11 issued by the IASB, effective on or after January 1, 2026; and
•	Amendment to the classification and measurement of financial instruments - Amendment to IFRS 9 and IFRS 7, effective on January 1, 2026.
The Board of Directors anticipates that the application of those amendments will not have a material impact on the amounts recognized in the Unaudited Condensed Interim Consolidated Financial Statements.
2.3 Significant accounting judgments and estimates
In the application of the Group’s accounting policies, the Board of Directors is required to make judgments, estimates and assumptions about the carrying amounts of assets and liabilities that are not clear from other sources. The estimates and associated assumptions are based on historical experience and other factors that are relevant. Actual results may differ from these estimates.
The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that period, or in the period of the revision and future periods if the revision affects both current and future periods.
These judgments and estimates relate principally to the deferred taxes, right-of-use assets, lease liabilities and Expected Credit Losses (ECL).
As of June 30, 2024, there were no changes in the key areas of judgements and estimates.
2.4 Seasonality
The Company’s operation is subject to seasonal fluctuations. Therefore, higher revenue and operating results are usually expected in the second semester (and especially in the fourth quarter), due to the seasonal nature of the Company’s segment and the spending patterns of the customers. This information is provided to allow for a better understanding of the results. However, management has concluded that this is not “highly seasonal”.
Given the above, the Company experienced a decrease between December 31, 2023 and June 30, 2024 in the trade receivables and trade payables, as a result of the lower activity in the six-month period ended June 30, 2024 compared to a higher level of operations in the second semester of 2023, contributing to a higher level of the aforementioned balance sheet positions.
3 Significant events
Change in scope
The Group incorporated a new entity (Teads Arabia for Advertising) in March 2024. This entity is fully owned by the Group.
There were no other significant events or transactions that occurred during the sixmonth period ended June 30, 2024, which impacted the scope of consolidation compared to that presented in the annual consolidated financial statements.

4 Goodwill
The change in goodwill from December 31, 2023 to June 30, 2024 consists of the following:

(In thousands of USD)	As of December 31, 2023	Foreign exchange adjustments	As of June 30, 2024
Goodwill	36,597	(1,057)	35,540

Goodwill is reviewed at the level of the unique CGU annually for impairment and whenever changes in circumstances indicate that its carrying amount may not be recoverable. Goodwill was tested at the CGU level for impairment as of December 31, 2023, based on the recoverable amount estimated through its value in use. No impairment indicator was identified in the first and second quarters of 2024 and therefore, no updated impairment testing was performed, nor any impairment recorded, for the six-month period ended June 30, 2024.
5 Financial assets
The main variation in the financial assets is an addition of USD 86,291 on the advance payments made to Altice Teads S.A. (the sole shareholder of the Company) under the cash management agreement and the additional ECL provision of USD 23,350 recorded in the six-month period ended June 30, 2024 (please refer to Note 13).
The interest rates decreased by 5 basis points for the USD Libor one-month and by 22.6 basis points for the ESTER Euribor overnight for the six-month period ended June 30, 2024. Two new interest rates (SONIA and SARON) were added in June 2024.
6 Equity attributable to owner of the Company
As of June 30, 2024, the share capital comprised 1,250,327,500 fully paid-up shares, with a par value of €0.01, representing €12,503,275 (USD 17,379). The share premium was €74,263,353 (USD 99,178), which was the result of various capital increases and acquisitions since the creation of the Company.
7 Non-current provisions
Non-current provisions can be broken down as follows:

(In thousands of USD)	As of December 31, 2023	Additions	Reversals	Foreign exchange adjustments	As of June 30, 2024
Provisions for pensions	1,593	—	—	(46)	1,547
Provisions for litigations	288	—	(3)	(30)	255
Other provisions for charges	28	—	—	(1)	27
TOTAL	1,909	—	(3)	(77)	1,829

8 Financial debt
8.1 Reconciliation of liabilities arising from financing activities
The table below details changes in the Group’s liabilities arising from financing activities, including both cash and non-cash changes. Liabilities arising from financing activities are those for which cash flows will be classified in the Company’s unaudited condensed interim consolidated statements of cash flows from financing activities.

(In thousands of USD)	As of December 31, 2023	Additions	Payments	Reclassification	Reversal	Foreign exchange adjustments	As of June 30, 2024
Other loans and similar debts	7	115	(2)	(232)	—	112	—
Lease liabilities	12,074	6,202	—	(3,785)	(1,851)	(118)	12,522
NON-CURRENT	12,080	6,317	(2)	(4,017)	(1,851)	(6)	12,522
Bank loans (cash liability)	166	—	(24)	—	—	(1)	142
Lease liabilities	4,150	—	(2,703)	3,785	—	(92)	5,140
Bank loans and overdrafts (debts)	2,559	13,395	—	—	—	(190)	15,764
Interest accrued on loans	—	5	—	—	—	—	5
CURRENT	6,875	13,400	(2,727)	3,785	—	(282)	21,051

8.2 Borrowings by maturity

(In thousands of USD)	As of June 30, 2024	Less than one year	Between 1 year and 5 years	More than 5 years
Lease liabilities	17,662	5,145	12,517	—
Bank loans (cash liability)	15,906	15,906	—	—
Other loans and similar debts	5	—	5	—
TOTAL	33,573	21,051	12,522	—

8.3 Borrowings by type of currency and rate

(In thousands of USD)	As of June 30, 2024	Euro	US dollar	Pound Sterling	Other
Lease liabilities	17,662	3,287	9,157	1,659	3,558
Bank loans (cash liability)	15,906	15,771	135	—	—
Other loans and similar debts	5	5	—	—	—
TOTAL	33,573	19,064	9,292	1,659	3,558

(In thousands of USD)	As of June 30, 2024	Fixed rate	Variable rate
Lease liabilities	17,662	17,662	—
Bank loans (cash liability)	15,906	—	15,906
Other loans and similar debts	5	5	—
TOTAL	33,573	17,667	15,906

9 Categories and fair value of financial assets and liabilities
As at June 30, 2024, all assets and liabilities were recorded at amortized cost with their carrying amount being equal to their amortized cost. Similarly, to the position as at December 31, 2023, no assets nor liabilities were recorded as at June 30, 2024 at fair value.

10 Segment information
•	Reportable segments
Segment information reported is built on the basis of internal management data used for performance analysis of businesses and for the allocation of resources (management approach). An operating segment is a component of the Group for which separate financial information is available that is evaluated regularly by the Group’s chief operating decision-maker in deciding how to allocate resources and assessing performance.
The Group’s chief operating decision-maker (CODM) is the CEO, the co-CEO, the CFO and Altice’s management. The CODM reviews consolidated data for revenue and Adjusted EBITDA (earnings before financial income (expense), income taxes, depreciation and amortization, adjusted to eliminate the impact of equity awards compensation expense, restructuring costs, and deal costs) for the purposes of allocating resources and evaluating financial performance.
The Group has concluded that its operations constitute one operating and reportable segment.
•	Geographical information
The Group’s revenue from external customers and information about its segment assets (non-current assets consider the total amount of financial assets, which is monitored by the CODM) by geographical location is detailed below:

(In thousands of USD)	Revenue from external customers		Non-current assets
	Six months ended June 30, 2024	Six months ended June 30, 2023	As of June 30, 2024	As of December 31, 2023
North America	93,701	107,294	50,064	37,792
United States of America	84,575	97,093	49,998	37,773
Other countries	9,125	10,201	66	19

EMEA (Europe Middle East Africa)	140,485	130,001	462,047	407,307
United Kingdom	29,670	26,603	42,451	33,124
France	39,160	33,596	368,844	328,348
Germany	8,401	9,440	961	990
Switzerland	16,578	27,586	26,840	17,408
Italy	17,876	17,400	30,134	17,450
Spain	6,659	8,155	11,940	10,895
Other countries	22,142	7,221	(19,124)	(909)
South America	14,396	16,549	5,044	2,023
Asia Pacific	30,525	28,335	27,607	20,509
TOTAL	279,106	282,179	544,762	467,631

11 Share-based compensation
In October 2023, the Board of directors of Altice Teads S.A., the parent company of the Company, adopted a Phantom Stock Appreciation Right Plan (“PSAR Plan”) for certain managers of the Group. The PSAR Plan gives to its beneficiaries awards, which represent a right to receive a value equal to the excess of the fair market value over the base price of a specific number of Company’s shares, subject to the terms and conditions of the PSAR Plan.
The valuation at the grant date was performed based on a Monte Carlo model. Monte Carlo numerical models determine fair value through estimating the present value of the awards’ payoffs as derived from a large number of risk-neutral expected share prices over the life of the awards. The total value of the PSAR Plan is estimated to amount to USD 82,915.
The main assumptions of the model are described below:
•	Volatility was estimated from the annual equity volatility of a sample of listed companies reasonably comparable to Teads - 50%
•
Risk-free rates were derived from yields observed for German government bonds (constant maturity) as of October 13, 2023, for the maturity corresponding to each exercise date between December 2024 and December 2031.

The number of awards granted to the beneficiaries of the PSAR Plan are 99.3 million at the grant date and as at June 30, 2024.
Based on IFRS 2 Share-based payments, the Company considered the PSAR Plan as an equity-settled plan and thus recorded an expense against shareholders’ equity for an amount of USD 26,194 (excluding any social charges) and an amount of USD 31,372 (including social charges) for the period ended June 30, 2024.

(In thousands of USD)	Six months ended June 30, 2024	Six months ended June 30, 2023
Cost of revenue	2,932	—
Sales and marketing expenses	8,685	—
Technology and development expenses	6,288	—
General and administrative expenses	13,467	—
TOTAL	31,372	—

12 Other expenses
For the periods ended June 30 and June 30, 2024, other operating expenses amounted to USD 1,887 and USD 3,514 respectively. These other operating expenses have been allocated to the operating expenses (Sales and marketing, Technology and development, General and administrative) based on the destination.
Other expenses for the period ended June 30, 2023, are composed of some merger and acquisition costs related to transactions not completed in 2022. The other expenses for the period ended June 30, 2024 are composed of some severances, and merger and acquisition costs.
13 Finance costs and Other financial income and (expenses)
The breakdown of financial income is presented in the following table:

(In thousands of USD)	Six months ended June 30, 2024	Six months ended June 30, 2023
Interest expense on loans	(6)	(256)
Interest expense on lease liabilities	(521)	(432)
Finance costs	(527)	(688)
Foreign exchange gains	25,272	5,115
Foreign exchange losses	(21,815)	(9,670)
Other financial income	11,794	8,039
Expected credit loss (ECL)	(23,350)	(65)
Other financial income and (expenses)	(8,099)	3,419
Total Finance costs and Other financial income and (expenses)	(8,626)	2,731

Other financial income is mainly composed by the interest income from the advance payments made to Altice Teads S.A. under the cash management agreement.
Other financial expense is mainly composed of the additional ECL provision recorded in the six-month period as of June 30, 2024 which is mainly resulting from the downgrade of rating from the counterpart. This ECL has been computed by taking into account different scenarios of recovery, weighted in accordance with their probability of occurrence.
14 Taxation

(In thousands of USD)	Six months ended June 30, 2024	Six months ended June 30, 2023
Profit for the Period	(13,228)	33,367
Tax expense [(-) charges/ (+) income]	(11,516)	(14,650)
Profit before tax	(1,711)	48,017
	n.m.	30.51%

The Group is required to use an estimated annual effective tax rate to measure the income tax benefit or expense recognized in an interim period. The Group recorded a charge tax expense of USD 11.5 million for the six-month period ended June 30, 2024, compared to a tax expense of USD 14.7 million for the six-month period ended June 30, 2023, reflecting an effective tax rate of 30.51%. The increase of the effective tax rate, partly offset by a deferred tax asset related to the expected credit loss, is mainly explained by the impact of the share-based compensation for an amount of USD 31,372. Without the impact of share-based payment, the effective tax rate would be 38.8%.
15 Transactions with related parties
15.1 Cash agreement
On September 23, 2019, Teads France S.A.S, Teads Ltd., Teads Inc., Teads Italia S.r.l. and Teads Espana SLU signed a cash management agreement with Altice Teads S.A., with effect as of April 1, 2018, to establish a cash management system to avoid retaining costly financial fixed assets and to promote the coordinated and optimal use of surplus cash or to cover cash requirements globally among themselves for an unlimited period of time. The Company, Teads Japan K.K., Teads Deutschland Gmbh, Teads Latam LLC, Teads Middle East FZ-LLC, Teads Singapore Pte Ltd, Teads Schweiz GmbH, Teads Mexico SA de CV, Teads Australia Pty Ltd and Teads NL B.V. subsequently adhered to this cash management agreement. For the six-month periods ended June 30, 2024 and June 30, 2023, the amounts lent to Altice Teads S.A. by the Group were USD 86,291 and USD 57,405, respectively.
15.2 Partnership with a4 Media
Teads Inc. has a partnership with a4 Media, LLC for the U.S., acting as an agent in the U.S. and Teads Espana SLU has an agreement with MEO - Serviços de Comunicaçoes e Multimedia, S.A. covering the Portuguese market. SFR S.A. is a customer of Teads France S.A.S.
15.3 Minimum contract guarantee contract with Next Media Solutions
Teads France S.A.S. renewed its minimum guarantee contracts with Next Media Solutions S.A.S. in April 2023 (duration: 24 months).
16 Commitments given or received
16.1 Commitments given
The Group signed contracts with premium publishers and TV manufacturers with commitment to have access to their inventory in the third quarter of 2024 and onwards. The total committed amount reached USD 129,049 as of June 30, 2024 (compared to USD 122,099 as of December 31, 2023).
16.2 Commitments received
In 2023 and onwards, an overdraft with HSBC was granted to Teads France S.A.S for a total amount of USD 16,076. An amount of USD 15,764 was drawn at June 30, 2024.
17 Post-balance sheet events
Outbrain Inc., Altice Teads S.A. and the Company signed a share purchase agreement (SPA) on August 1, 2024. Outbrain Inc. will acquire the Group in an approximately USD 1 billion transaction, consisting of USD 725 million upfront cash and USD 25 million deferred cash, 35 million shares of common stock, and 105 million of convertible preferred equity. The closing of the acquisition is not planned before Q1 2025.
The Group is currently assessing the financial impacts of the closing of the acquisition. These impacts should include, among others, the valuation of the PSAR plan described in Note 11 and the settlement of the advances payments made to Altice Teads S.A. under the cash management agreement described in Note 5.

ANNEX A
SHARE PURCHASE AGREEMENT

by and among

Altice Teads S.A.
as the Seller,

Teads S.A.
as the Company

and

Outbrain Inc.
as the Purchaser

Dated as of August 1, 2024

Exhibits:
Exhibit A: Applicable Accounting Principles
Exhibit B: Certificate of Designation
Exhibit C: Closing Step Plan
Exhibit D: Sample Statement
Exhibit E: Pre-Closing Step Plan
Exhibit F: R&W Insurance Policy
Exhibit G: Stockholders Agreement
Exhibit H: Support Agreement
Exhibit I: Transition Services Agreement
Exhibit J: Registration Rights Agreement
Exhibit K: Investors’ Rights Agreement Amendment

Disclosure Letters:
Company Disclosure Letter
Purchaser Disclosure Letter

SHARE PURCHASE AGREEMENT
This SHARE PURCHASE AGREEMENT, dated as of August 1, 2024 (this “Agreement”), by and among:
(a) Altice Teads S.A., a public limited liability company (société anonyme), incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 1, rue Hildegard von Bingen, L-1282 Luxembourg, Grand Duchy of Luxembourg, registered with the Commercial and Companies Register of Luxembourg (Registre de Commerce et des Sociétés) under number B215423 (the “Seller”);
(b) Teads S.A., a public limited liability company (société anonyme) incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 5, rue de la Boucherie, L-1247 Luxembourg, Grand Duchy of Luxembourg, and registered with the Luxembourg Commercial and Companies Register (Registre de Commerce et des Sociétés) under number B113995 (the “Company”); and
(c) Outbrain Inc., a Delaware publicly traded corporation, having its principal place of business at 111 West 19th Street (third floor), NY, NY 10011 (the “Purchaser”).
Each of the Seller, the Company and the Purchaser is sometimes referred to herein as a “Party” and, collectively, as the “Parties.”
RECITALS
WHEREAS, the Company and the Company Subsidiaries are engaged in the Business (as defined herein);
WHEREAS, as of the date hereof, the Seller owns one billion two hundred fifty million three hundred twenty-seven thousand five hundred (1,250,327,500) Ordinary Shares (the “Shares”), which constitute all of the issued and outstanding share capital of the Company;
WHEREAS, as an inducement to the Parties to enter into this Agreement, prior to the Closing, the applicable Parties shall effect, or cause to be effected, the Pre-Closing Steps;
WHEREAS, the Seller desires to sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser desires to purchase and acquire from the Seller, the Shares, in each case on the terms and subject to the conditions set forth in this Agreement; and
WHEREAS, in furtherance of the purchase and sale of the Shares, at the Closing, the applicable Parties shall effect, or cause to be effected, the Additional Closing Steps.
NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:
ARTICLE I

DEFINITIONS
Section 1.01 Certain Defined Terms. For purposes of this Agreement:
“ACA” means the Patient Protection and Affordable Care Act of 2010, as amended.
“Acquisition Proposal” means any oral or written offer, proposal or inquiry relating to, or indication of interest in, (a) any transaction or series of transactions involving the sale or disposition of the assets of the Company or the Company Subsidiaries representing twenty percent (20%) or more of the consolidated assets, revenues or net income of the Business; (b) the issuance, disposition or acquisition of (i) any share capital or other equity security of the Company representing twenty percent (20%) or more of the voting power of the Company, (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any share capital, unit or other equity security of the Company representing twenty percent (20%) or more of the voting power of the Company or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any share capital, unit or other equity security of the Company representing twenty percent (20%) or more of the voting power of the Company; or (c) any merger, consolidation, business combination, recapitalization, exchange or similar transaction involving the Company or the Company Subsidiaries representing twenty percent (20%) or more of the consolidated assets, revenue, or net income of the Business, in each case, other than the transactions contemplated by this Agreement.

“Action” means any claim, litigation, action, suit, arbitration, investigation or proceeding, in each case, by or before any Governmental Authority.
“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.
“AI Technology” means any Software, model, system, or other technology (a) defined as “machine learning” or “artificial intelligence” by the Contracts or policies of the Company or any Company Subsidiaries or any applicable Laws, (b) that can for a given set of defined objectives make predictions, recommendations, or decisions using machine learning or deep learning models or (c) that can generate new text, images, video, audio, code, data, and other content based on natural language user queries and inputs using machine learning or deep learning models. “AI Technologies” includes any and all (i) algorithms, Software or systems that make use of or employ neural networks, statistical learning algorithms (such as linear and logistic regression, support vector machines, random forests, k-means clustering), or reinforcement learning, (ii) language models, including both large or small language models and foundation models, and (iii) generative AI models, tools or Software.
“Ancillary Agreements” means Certificate of Designation, the Stockholders Agreement, the Support Agreement, the Registration Rights Agreement, the Transition Services Agreement and any other agreement, certificate or similar document that is required to be delivered pursuant to this Agreement.
“Antitrust Laws” means any Laws applicable to the Purchaser, the Seller, the Company, any of the Company Subsidiaries or the Business under any applicable jurisdiction that are designed to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade or lessening competition, including any applicable antitrust, competition or merger control Laws.
“Applicable Accounting Principles” means the accounting principles, policies and practices set forth in Exhibit A attached hereto.
“Base Cash Consideration” means $725,000,000.
“Business” means the business, operations and activities of the Company and the Company Subsidiaries relating to the provision of digital advertising services to advertising agencies, advertisers and publishers.
“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in The City of New York, the Grand Duchy of Luxembourg or France.
“Certificate of Designation” means that certain Certificate of Designation of Series A Convertible Preferred Stock of the Purchaser, in the form attached hereto as Exhibit B.
“Closing Cash” means, as of the Reference Time and without giving effect to the transactions contemplated hereby (except as provided in the definition of Restricted Cash Distribution Costs), all cash, cash equivalents and marketable securities held by the Company and the Company Subsidiaries, in each case, to the extent convertible into cash within 30 days; provided, however, that “Closing Cash” shall: (a) be calculated net of issued but uncleared checks, wire transfers and drafts written or issued by the Company or the Company Subsidiaries at such time; (b) include all uncleared checks, wire transfers and drafts deposited or pending deposit or in transit for the account of the Company or the Company Subsidiaries at such time; and (c) exclude Restricted Cash, other than the sum (which sum shall be included in Closing Cash) of (x) Restricted Cash in an amount not to exceed the difference of: (i) twenty million Euros (€20,000,000) (provided that in the event that Restricted Cash exceeds such amount, the Restricted Cash counted towards such amount shall be the portion of Restricted Cash that would be subject to the least amount of Restricted Cash Distribution Costs) (such Restricted Cash, the “Included Restricted Cash”); minus (ii) the Restricted Cash Distribution Costs in respect of the Included Restricted Cash; plus (y) the difference of (i) the amount of Encumbered Cash that will cease to be Encumbered Cash upon completion of the statutory accounts, for the fiscal year ended December 31, 2024 (or, solely if the Closing shall occur after September 30, 2025, the fiscal year ended December 31, 2025), of the Company or Company Subsidiary in which such Encumbered Cash is held (provided that no Encumbered Cash included in the calculation of Included Restricted Cash shall be included in such amount) (such amount of Encumbered Cash, the “Included Encumbered Cash”) minus (ii) the Restricted Cash Distribution Costs in respect of the Included Encumbered Cash (such difference, the “Net Encumbered Cash”).
“Closing Cash Consideration” means an amount in cash equal to (i) the Base Cash Consideration, plus (ii) the Closing Cash, minus (iii) the Closing Indebtedness, plus (iv) the Working Capital Overage, if any, minus (v) the Working Capital Underage, if any, minus (vi) the Transaction Expenses, plus (vii) the Expense Credit (provided, however, that if the amount of the Expense Credit is higher than the aggregate amount of the Relevant Expenses (solely for purposes of the foregoing reference to Relevant Expenses, substituting the phrase “the Seller, the Company and the Company Subsidiaries” in place of “the Purchaser” in the definition of such term), then such excess amount (and only the extent of such excess) shall be deemed to be zero and not taken into account in this clause (vii)).
“Closing Indebtedness” means, as of the Reference Time, the consolidated Indebtedness of the Company and the Company Subsidiaries, without giving effect to the transactions contemplated hereby.
“Closing Step Plan” means the step plan set forth on Exhibit C hereto.
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company AI Products” means all AI Technologies used or held for use by or on behalf of the Company or any Company Subsidiary in the conduct of the Business in or in connection with any Company Products, whether owned or purported to be owned by the Company or any of its Subsidiaries or by any other Person, including Third-Party AI Technology.
“Company Auditor” means Deloitte Audit, SARL or such other nationally recognized independent auditor selected by the Company and reasonably acceptable to the Purchaser.
“Company Board” means the board of directors of the Company established in accordance with the Luxembourg Companies Law and the articles of association of the Company.
“Company Employee Plan” means each (a) “employee benefit plan” as defined in Section 3(3) of ERISA, and (b) each other compensation, pay and/or benefit plan, program, policy, practice, contract, agreement or other arrangement (whether or not such plan is subject to ERISA), including any employee welfare plan, any employee pension benefit plan, and any other bonus or incentive compensation, change in control, deferred compensation, defined contribution or defined benefit pension, savings, employment, consulting, engagement, equity or equity-based (including stock options, stock purchase and phantom stock), flexible spending, fringe benefit, regular in-kind gifts, gross-up arrangements, welfare (including accident, AD&D, dental, disability, hospitalization, life, medical, stop-loss and vision), profit sharing, retention, severance, redundancy, retirement (including retiree medical), vacation holiday, tuition, company car, club dues, sick leave, maternity, paternity or family leave, health care reimbursement, dependent care assistance, cafeteria/Code Section 125, or wrap plan, program, policy, practice, contract, agreement or other arrangement, whether or not in writing and whether or not funded, in each case that is sponsored, maintained or contributed to by the Company or any Company Subsidiary for the benefit of any of the current or former employees, directors, consultants or independent contractors of the Company or any Company Subsidiary or with respect to which the Company or any Company Subsidiary has or may have any actual or contingent Liability, regardless of whether such Liability is direct or indirect; provided that, in no event shall any Company Employee Plan include any arrangement sponsored, operated or maintained by a Governmental Authority to which the Company or any Company Subsidiary is required to contribute under applicable Law without discretion as to the level of benefits.
“Company Fundamental Representations” means, collectively, the representations and warranties under Section 4.01 (Organization and Qualification), Section 4.03 (Authority), Section 4.04(a)(ii) (No Conflict; Required Filings and Consents), Section 4.05 (Capitalization) and Section 4.06 (Company Subsidiaries).
“Company Intellectual Property” means all Company Owned Intellectual Property, all Intellectual Property otherwise used or held for use by or on behalf of the Company or any Company Subsidiary, and all other Intellectual Property otherwise necessary for the Business as currently conducted.
“Company Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company or any of the Company Subsidiaries.
“Company Products” means all current, prior or under development products, services, or other offerings of the Company and the Company Subsidiaries.
“Company Software” means all Software included in the Company Intellectual Property.
“Company Subsidiaries” means the Subsidiaries of the Company.

“Compliant” means, with respect to the Required Company Financial Information, that (a) such Required Company Financial Information does not, taken as a whole, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Required Company Financial Information, in the light of the circumstances under which the Required Company Financial Information was provided, not misleading; (b) such Required Company Financial Information is compliant in all material respects with all requirements of Regulation S-K and Regulation S-X under the Securities Act for offerings of debt securities on a registration statement on Form S-1 for a non-reporting company, subject to customary exceptions for an offering of debt securities pursuant to Rule 144A; (c) with respect to any annual financial statements, such annual financial statements have been audited by the Company Auditor in accordance with the auditing standards of the American Institute of Certified Public Accountants and the Company Auditor has not withdrawn any audit opinion with respect to any such financial statements; (d) with respect to any interim financial statements, such interim financial statements have been reviewed by the Company Auditor as provided in the procedures as required by the American Institute of Certified Public Accountants; and (e) the financial statements and other financial information included in such Required Company Financial Information are of a date sufficient to permit the Debt Financing Sources (including underwriters, placement agents or initial purchasers) to receive customary comfort letters from the Company Auditor on the applicable financial statements and financial information contained in any offering memoranda, including as to customary negative assurances and change period, in order to consummate any offering of debt securities on the Closing Date.
“Contract” means any oral or written binding agreement, arrangement, indenture, note, bond, mortgage, loan, instrument, lease, license, commitment or other contract, but excluding all Company Employee Plans.
“control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by contract or otherwise.
“Current Assets” means, with respect to the Company and the Company Subsidiaries as of the Reference Time, only those current assets (on a consolidated basis) that are included in the line items specifically listed in the Sample Statement set forth in Exhibit D and determined in accordance with the Applicable Accounting Principles. Notwithstanding the foregoing, “Current Assets” shall not include: (a) Closing Cash, (b) Restricted Cash, or (c) any deferred or income Tax assets.
“Current Liabilities” means, with respect to the Company and the Company Subsidiaries as of the Reference Time, only those current liabilities (on a consolidated basis) that are included in the line items specifically listed in the Sample Statement set forth in Exhibit D and determined in accordance with the Applicable Accounting Principles. Notwithstanding the foregoing, “Current Liabilities” shall not include: (a) any Transfer Taxes, (b) Indebtedness, (c) Transaction Expenses, or (d) any deferred or income Tax liabilities.
“Customs & Trade Laws” means all applicable export, import, customs and trade, and anti-boycott Laws or programs administered, enacted or enforced by any Governmental Authority, including but not limited to: (a) the U.S. Export Administration Regulations (“EAR”), the U.S. International Traffic in Arms Regulations (“ITAR”), the Foreign Trade Regulations (“FTR”), and the import laws and regulations administered by U.S. Customs and Border Protection; (b) the anti-boycott laws and regulations administered by the U.S. Departments of Commerce and Treasury; and (c) any other similar export, import, anti-boycott, or other trade Laws or programs in any relevant jurisdiction to the extent they are applicable to the Parties.
“Debt Financing” means the debt financing contemplated by the Debt Financing Letters (including one or more offerings of debt securities to be issued or incurred in lieu of or supplemental to any bridge facility contemplated by the Debt Commitment Letter or pursuant to any “market flex” or “securities demand” provisions in the Fee Letter).
“Debt Financing Agreements” means the Debt Commitment Letter, the Fee Letter, any engagement letter, underwriting agreement, purchase agreement, placement agreement, credit agreement or indenture or any other agreement or document, in each case, entered into by any Debt Financing Source, on the one hand, and the Purchaser or any of its Affiliates, on the other, in connection with any Debt Financing.
“Debt Financing Sources” means the lenders party to the Debt Commitment Letter (including any lender that becomes party thereto after the date of this Agreement), and shall also include each other Person that has committed or agreed to provide, arrange, syndicate, underwrite, purchase or place any Debt Financing, or has otherwise entered into any agreement with Purchaser or any of its Affiliates in connection with, or that is otherwise acting as an arranger, bookrunner, underwriter, initial purchaser, placement agent, administrative or collateral agent, trustee or a similar representative in respect of, all or any part of the Debt Financing and the respective successors and permitted assigns of the foregoing.
“Debt Financing Sources Related Parties” means the Debt Financing Sources, their respective Affiliates and the respective partners, managers, members, trustees and Representatives of any of such Debt Financing Sources or any such Affiliates.
“Disability” means an individual’s inability, due to physical or mental incapacity, to perform the essential functions of his or her job, with or without reasonable accommodation, and which inability (i) is reasonably expected to result in death or (ii) has lasted or is reasonably expected to last for a continuous period of at least six (6) months.
“Encumbered Cash” means any Restricted Cash that is not freely distributable by the Company or a Company Subsidiary because its distribution is prohibited under applicable Law pending the completion of the statutory financial statements of (and the determination of the amount of distributable reserves held by) the Company or Company Subsidiary in which such Restricted Cash is held, or because the Company or the Company Subsidiary by which such Restricted Cash is held does not have sufficient distributable reserves to distribute such Restricted Cash in accordance with applicable Law.
“Encumbrance” means, with respect to any asset, any charge, claim, mortgage, lien, option, proxy, hypothecation, easement, pledge, lease, right of first refusal, preemptive right, transfer restriction, encumbrance or other security interest of any nature (in each case other than those created under applicable securities Laws); provided that “Encumbrance” shall not include non-exclusive licenses of or other grants of non-exclusive rights to use Intellectual Property in the Ordinary Course of Business.
“Entity” means any corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.
“Environmental Laws” means any Laws relating to the pollution of the environment or natural resources or the protection of human health and safety from the presence of any substance regulated or classified as hazardous, toxic, radioactive, dangerous, a pollutant, a contaminant, petroleum, oil or words of similar meaning.
“Environmental Permits” means all Permits under any Environmental Law.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means, with respect to an entity, any corporation or trade or business, any other corporation or trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included such entity, or that is, or was at the relevant time, a member of the same “controlled group” as such entity pursuant to Section 4001(a)(14) of ERISA.
“EU” means the European Union.
“Expense Credit” means an amount equal to: (i) the aggregate percentage of the Purchaser Common Stock and the Purchaser Preferred Stock (on an as-converted basis) issuable to the Seller hereunder out of Purchaser’s outstanding capital stock, on a fully diluted as-converted basis, immediately after Closing, multiplied by (ii) the aggregate amount incurred by Purchaser solely for the following fees, costs and expenses: (a) fees, commissions and expenses to financial advisors or investment bankers of the Purchaser or its Subsidiaries with respect to M&A advice relating to the transactions contemplated by this Agreement (but excluding fees, commissions and expenses that may be paid to either the same or other financial advisors or their Affiliates for other services, such as fees relating to the Debt Financing matters), (b) the fees, commissions and expenses of counsel of the Purchaser incurred in connection with the negotiation, execution and consummation of the transactions contemplated by this Agreement (including those related to the legal due diligence performed, corporate structuring and regulatory filings), and (c) accounting and consulting fees, commissions and expenses of the Purchaser related to financial reports and analysis required for the Debt Financing and the related due diligence of the Debt Financing Sources performed for the Debt Financing (the fees and expenses in (a) through (c), the “Relevant Expenses”).

“FDI Laws” means applicable Laws designed to prohibit, restrict or regulate foreign investment for purposes of national security, public order or defense matters applicable in any jurisdiction where the Company and the Company Subsidiaries conduct the Business.
“Fraud” means, with respect to a Party, intentional common law fraud under the laws of the State of Delaware (and not constructive fraud, promissory fraud, negligent misrepresentation, or omission, or any form of fraud premised merely on recklessness or negligence) with respect to the making of the representations and warranties by such Party pursuant to Article III, Article IV, Article V or any of the certificates delivered by such Party pursuant to Section 2.05(a)(v) and Section 2.05(b)(viii).
“Governmental Authority” means any (i) national, supranational, federal, territorial, provincial, state or local government or (ii) governmental or quasi-governmental authority (including any governmental agency, branch, bureau, department, official or entity and any court or other tribunal).
“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended.
“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board (IASB).
“Indebtedness” means, with respect to the Company and the Company Subsidiaries on a consolidated basis, as at a specified date, without duplication, any liabilities for or under: (a) the principal amount of indebtedness for borrowed money, whether current or funded, secured or unsecured, including overdraft facilities; (b) to the extent drawn upon, any obligations under any letters of credit, performance bonds or similar obligations; (c) any note, bond, debenture or other debt security; (d) all lease obligations classified as capital or finance lease in the Financial Statements or determined in accordance with IFRS; (e) any conditional sale or other title retention agreement with respect to property acquired thereby, and any deferred purchase price of property, assets, securities or services; (f) any obligations secured by any Encumbrance existing on any property; (g) Contracts relating to interest rate, currency rate or commodity price protection, swap agreements, collar agreements and other hedging agreements (based on the termination value thereof); (h) any guarantees by the Company and the Company Subsidiaries of any liabilities or obligations of any third party of a nature similar to the types of liabilities described in clauses (a) through (g) above, to the extent of the obligation guaranteed; (i) any due but unpaid severance or nonqualified deferred compensation plan obligations (other than any such obligations arising under the Phantom Stock Plan to the extent included in the Transaction Expenses), any unfunded or underfunded defined benefit pension plan and any broad-based retiree medical plan obligations (which shall not include any obligations that are insured, or that are required by COBRA or other applicable Laws), and the employer portion of any payroll taxes related thereto, as applicable; (j) any accrued or unpaid interest on and fees and prepayment premiums or penalties, termination payments of breakage costs, and other fees, costs and expenses with respect to, any of the foregoing clauses; (k) Unpaid Income Taxes; and (l) the portion of any Transfer Taxes to be borne by Seller in accordance with Section 7.05 if and to the extent such Transfer Taxes are (or will be) paid by the Purchaser and not by the Seller or its Affiliates. Notwithstanding the foregoing, “Indebtedness” shall not include (x) any intercompany obligations between or among the Company or any of the Company Subsidiaries to the extent reconciled and eliminated, (y) any indebtedness incurred pursuant to the Pre-Closing Steps or the Additional Closing Steps and (z) any item or matter indemnifiable by the Seller pursuant to Section 10.02(b) unless and solely to the extent that any amount thereof becomes payable at or prior to the Closing.
“Insolvency Event” means, in respect of any Person, (a) the passage of any resolution by such Person, or the making of any Order, for the liquidation, winding up, dissolution, administration or reorganization of such Person or the declaration of any moratorium in relation to any indebtedness of such Person, (b) the appointment of any liquidator, receiver, administrator, administrative receiver, compulsory manager, trustee or similar officer in respect of such Person or any of its assets or (c) any analogous procedure or action to those set forth in the foregoing clauses (a) or (b) in any jurisdiction.
“Intellectual Property” means any and all intellectual property of any type throughout the world, and all associated rights therein and related thereto, including all: (i) trademarks and service marks, domain names, trade dress and similar designations of source, and registrations and applications to register any of the foregoing; (ii) issued patents and patent applications, and all related provisional and non-provisional applications, continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof; (iii) rights in writings, images, content, and other original works of authorship, whether or not copyrightable, copyrights (whether registered or unregistered) and applications for registration thereof; (iv) proprietary rights in Software, computer programs (whether in source code, object code, or other form), algorithms, databases, and compilations and data;

(v) rights of publicity and privacy; (vi) moral rights; (vii) confidential and proprietary information, including trade secrets and know-how; and (viii) social media or other online accounts, including all associated user names, handles, or other identifiers; as well as all: (1) right and power to assert, defend, and recover title to any of the foregoing; (2) rights to assert, defend, and recover for any past, present, and future infringement, misuse, misappropriation, impairment, unauthorized use, or other violation of any of the foregoing; and (3) administrative rights arising from the foregoing, including the right to prosecute applications and oppose, interfere with or challenge the applications of others, the rights to obtain renewals, continuations, divisions, and extensions of legal protection pertaining to any of the foregoing.
“Investors’ Rights Agreement” means the Amended and Restated Investors’ Rights Agreement, dated as of April 1, 2019, by and among the Purchaser and the other parties thereto.
“IRS” means the Internal Revenue Service of the United States.
“IT Systems” means all computers, technological devices and equipment, networks, systems, and other information and communications infrastructure, technology, and systems, as well as all Software operating thereon or in connection therewith, including all networks, computers and other hardware, servers, storage devices, workstations, routers, hubs, switches, sensors, and related devices, equipment, networks, or systems, in each case used or controlled by or on behalf of the Company or any of the Company Subsidiaries in the conduct of the Business.
“Knowledge” means the actual knowledge of (1) with respect to the Company, those Persons set forth on Section 1.01(a)(i) of the Company Disclosure Letter, (2) with respect to the Seller, those Persons set forth on Section 1.01(a)(ii) of the Company Disclosure Letter and (3) with respect to the Purchaser, those Persons set forth on Section 1.01(a)(i) of the Purchaser Disclosure Letter; and in each case of (1), (2) and (3), after reasonable inquiry of their direct reports; provided that, with respect to Intellectual Property, such inquiry shall not be deemed to include or require freedom to operate analyses, clearance searches, validity or noninfringement analyses or opinions, or any other similar analyses or opinions of counsel.
“Law” means any statute, law, ordinance, regulation, rule, code, injunction, judgment, decree or order of any Governmental Authority.
“Liability” means all obligations and other liabilities, whether absolute, accrued, matured, contingent (or based upon any contingency), known or unknown, fixed or otherwise, or whether due or to become due, including any fines, penalties, losses, costs, interest, charges, expenses, damages, assessments, deficiencies, judgments, awards or settlements.
“Losses” means, with respect to any Person at the time of determination, any and all losses, damages, penalties, Liabilities, fines, assessments, claims, actions, deficiencies, Orders, awards, settlements, interest, Taxes, fees, costs and expenses (including reasonable attorneys’ and other professionals’ fees and reasonable out-of-pocket costs of investigation and defense); provided, however, that Losses shall not include any special, punitive or exemplary damages (except to the extent such damages are awarded to a third party in a Third Party Claim).
“Luxembourg” means the Grand Duchy of Luxembourg.
“Luxembourg Companies Law” means the Luxembourg law on commercial companies, dated August 10, 1915, as amended from time to time.
“Major Purchaser Stockholders” means Viola Ventures III, L.P. and Yaron Galai.
“Material Adverse Effect” means any event, change, occurrence or effect that, individually or in the aggregate, has had or would reasonably be expected to have (A) a material adverse effect on the business, assets, condition (financial or otherwise), operations or results of operations of the Company and the Company Subsidiaries, taken as a whole, other than any event, change, occurrence or effect resulting from or arising out of (i) general changes or developments in any of the major industries or markets in which the Company or the Company Subsidiaries operate, (ii) changes in regional, national or international political, economic or regulatory general market conditions or in national or international financial or banking markets (including changes in general interest or currency exchange rates, fiscal policy or inflation), (iii) cyberattack or computer, network or system hacking, any outbreak or escalation of hostilities or any acts of war or terrorism, regional, national or international calamity, crisis or emergency, or any governmental response to any of the foregoing, (iv) natural disasters or calamities, including volcanoes, tsunamis, pandemics, epidemics, disease outbreaks or other public health conditions, earthquakes, floods, hurricanes, wildfires, blackouts, tornadoes or other natural disasters, force-majeure events or other comparable events, or any worsening of the foregoing, (v) changes in any applicable Laws, IFRS or other applicable accounting regulations or principles or interpretations thereof, (vi) the negotiation, execution, announcement, pendency or consummation of this Agreement and the transactions contemplated hereby, including the direct impact thereof on (including loss or impairment of) relationships, contractual or otherwise, with customers, employees, distributors, suppliers and regulators or (vii) the taking of any action required or expressly contemplated by, or failure to take any action due to, the express terms of this Agreement or with the written consent of or at the written direction of the Purchaser; provided, however, in the case of the foregoing clauses (i), (ii), (iii), (iv) and (v), in the event that the Company and the Company Subsidiaries, taken as a whole, are disproportionately affected by such event, development or change relative to other participants in the industries in which the Company and the Company Subsidiaries operate, the extent (and only the extent) of such adverse effect, relative to such other participants, on the Company or any of the Company Subsidiaries may be taken into account in determining whether there has been a Material Adverse Effect, or (B) a material adverse effect on the ability of the Company to perform its obligations under this Agreement, or that would reasonably be expected to prevent or materially impede, hinder or delay the consummation by the Company of the transactions contemplated hereby.
“Material Subsidiary” means any Company Subsidiary organized under the laws of France, the United States, the United Kingdom or Switzerland.
“Net Working Capital” means the amount equal to: (a) Current Assets; minus (b) Current Liabilities.
“Open Source Materials” means Software or other materials (including, as applicable, Training Data) that is distributed or made available as, or that contains or is derived from any Software or other materials distributed or made available as, “open source,” “shareware,” or “free software” or under any other licensing or distribution model that (a) requires the licensing or distribution of the source code of such Software or any other Software, (b) prohibits or limits the receipt of consideration in connection with licensing or distributing any Software, (c) except as specifically permitted by applicable Law, allows any Person to decompile, disassemble or otherwise reverse-engineer any Software, or (d) requires the licensing of any Software to any other Person for the purpose of making derivative works. For the avoidance of doubt, any Software distributed or made available under any license “approved” by Open Source Initiative (www.opensource.org), or classified by the Free Software Foundation as a “free” software, is Open Source Materials, as is any Software or other material licensed or made available under any version of a Creative Commons license. For additional clarity, Open Source Materials include without limitation any Software or other materials licensed under any version of the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Affero General Public License (AGPL), a Creative Commons License, Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL), the Apache License, the Common Development and Distribution License (CDDL), or the Eclipse Public License (EPL).
“Order” means any order (including any temporary restraining order), decision, judgment, writ, injunction (including any preliminary or permanent injunction), directive, stipulation, decree, award or other determination of or by any Governmental Authority.
“Ordinary Course of Business” means the ordinary course of a Person’s business generally consistent with such Person’s past practice. For the avoidance of doubt, references to the “Ordinary Course of Business” of the Company and the Company Subsidiaries shall be deemed to mean the ordinary course of the Business generally consistent with the past practices of the Business.
“Ordinary Shares” means the ordinary shares, with a nominal value of one Euro cent (€0.01) per share, of the Company.
“Organizational Documents” means, with respect to any Person, the certificate or articles of incorporation, association, formation or organization and bylaws, stockholders agreement, partnership agreement, limited partnership agreement, special limited partnership agreement, limited liability company agreement, operating agreement or other similar governing documents of such Person, in each case, as amended from time to time.
“PBGC” means the Pension Benefit Guaranty Corporation.
“Permitted Encumbrance” means (i) statutory liens for Taxes not yet due or delinquent (or which may be paid without interest or penalties) or the validity or amount of which is being contested in good faith by appropriate proceedings, (ii) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the Ordinary Course of Business, (iii) pledges, deposits or other liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation), (iv) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities having jurisdiction over any Company Leased Real Property which are not violated in any material respect by the current use and operation of such Company Leased Real Property, (v) with respect to the Company and the Company Subsidiaries, Encumbrances created by or through the Purchaser or any of its Affiliates, (vi) with respect to the Purchaser, Encumbrances created by or through the Company or any of its Affiliates, (vii) with respect to the Company, Encumbrances listed on Section 1.01(b) of the Company Disclosure Letter and (viii) with respect to the Purchaser, Encumbrances listed on Section 1.01(b) of the Purchaser Disclosure Letter.
“Person” means any individual or Entity.
“Personal Data Breach” means the accidental or unlawful destruction, loss, alteration, unauthorized disclosure, exfiltration, theft of, or access to, Personal Information, including any other functional equivalent of “personal data breach” under one or more Privacy Laws.
“Personal Information” means (i) any data or information that directly or indirectly identifies a natural person or (ii) any data or information defined as “personal data,” “personally identifiable information,” “personal information” or any functional equivalent of these terms relevant under one or more Privacy Laws.
“Phantom Stock Appreciation Right” means any phantom stock appreciation right granted to any eligible individual under the Phantom Stock Plan.
“Phantom Stock Plan” means the Phantom Stock Appreciation Rights Plan adopted by Seller on October 13, 2023.
“Pre-Closing Step Plan” means the step plan set forth on Exhibit E hereto.
“Pre-Closing Steps” means the Company Pre-Closing Steps and the Purchaser Pre-Closing Steps.
“Pre-Closing Tax Period” means any taxable period or portion thereof that ends on or prior to the Closing Date (including, the portion of any Straddle Period ending on the Closing Date).
“Privacy Laws” means any and all Law applicable to the protection or processing or both of Personal Information by the Company or any Company Subsidiary, and includes, as applicable: (a) the EU General Data Protection Regulation (Regulation 2016/679/EU (GDPR)), the UK Data Protection Act 2018, the Federal Trade Commission Act, the California Consumer Privacy Act of 2018 (as amended by the California Privacy Rights Act of 2020) together with any implementing regulations, the Virginia Consumer Data Protection Act, the Colorado Privacy Act, any other applicable United States omnibus privacy law, the Telephone Consumer Protection Act, the Privacy and Electronic Communications Regulations 2003 and the ePrivacy Directive 2002/58/EC, the Computer Fraud and Abuse Act and analogous hacking or computer crime laws, the Health Insurance Portability and Accountability Act of 1996 as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, the Children’s Online Privacy Protection Act of 1998, the Israel Protection of Privacy Law, 5741 – 1981 and all regulations promulgated thereunder and state data breach notification laws and (b) to the extent applicable, Laws relating to the processing of biometric data, internet of things, direct marketing, profiling, targeting, e-mails, text messages, robocalls, telemarketing or other electronic commercial messages, in each case, relating to privacy or the protection or processing of Personal Information; and all related binding guidance issued by a Governmental Authority or court judgments that pertains to one of the Laws outlined in this definition.
“Purchaser Acquiring Subsidiaries” means any Subsidiary of the Purchaser contemplated by the Pre-Closing Step Plan or the Closing Step Plan to take or cause to be taken any action in connection with the Purchaser Pre-Closing Steps or the Additional Closing Steps.
“Purchaser Acquisition Agreement” means any merger agreement, acquisition agreement, letter of intent, memorandum of understanding, agreement in principle, option agreement, joint venture agreement, partnership agreement or similar agreement or document providing for, any Purchaser Acquisition Proposal.
“Purchaser Acquisition Proposal” means any bona fide written offer, proposal or inquiry relating to, or indication of interest in, any transaction or series of related transactions (other than the transactions contemplated hereunder) involving: (a) any issuance, disposition or acquisition, directly or indirectly, of any share capital or other equity security of the Purchaser, or any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning twenty percent (20%) or more of the voting power of the Purchaser; (b) any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving the Purchaser and a Person pursuant to which the shareholders of the Company immediately preceding such transaction hold less than eighty percent (80%) of the equity interests in the surviving, resulting or ultimate parent entity of such transaction (whether by voting power or number of shares); or (c) any sale, lease, exchange, transfer or other disposition to a Person of the assets of the Purchaser or the Purchaser’s Subsidiaries representing twenty percent (20%) or more of the consolidated assets, revenues or net income of the Purchaser or the Purchaser’s Subsidiaries.
“Purchaser Common Stock” means the shares of Common Stock, par value $0.001 each, of Purchaser.
“Purchaser ESPP” means the Purchaser’s 2021 Employee Stock Purchase Plan.
“Purchaser Material Adverse Effect” means any event, change, occurrence or effect that, individually or in the aggregate, has had or would reasonably be expected to have (A) a material adverse effect on the business, assets, condition (financial or otherwise), operations or results of operations of the Purchaser or its Subsidiaries, taken as a whole, other than any event, change, occurrence or effect resulting from or arising out of (i) general changes or developments in any of the major industries or markets in which the Purchaser or its Subsidiaries operate, (ii) changes in regional, national or international political, economic or regulatory general market conditions or in national or international financial or banking markets (including changes in general interest or currency exchange rates, fiscal policy or inflation), (iii) cyberattack or computer, network or system hacking, any outbreak or escalation of hostilities or any acts of war or terrorism, regional, national or international calamity, crisis or emergency, or any governmental response to any of the foregoing, (iv) natural disasters or calamities, including volcanoes, tsunamis, pandemics, epidemics, disease outbreaks or other public health conditions, earthquakes, floods, hurricanes, wildfires, blackouts, tornadoes or other natural disasters, force-majeure events or other comparable events, or any worsening of the foregoing, (v) changes in any applicable Laws, U.S. GAAP, IFRS or other applicable accounting regulations or principles or interpretations thereof, (vi) the negotiation, execution, announcement, pendency or consummation of this Agreement and the transactions contemplated hereby, including the direct impact thereof on (including loss or impairment of) relationships, contractual or otherwise, with customers, employees, distributors, suppliers and regulators or (vii) the taking of any action required or expressly contemplated by, or failure to take any action due to, the express terms of this Agreement or with the written consent of or at the written direction of the Seller or the Company; provided, however, in the case of the foregoing clauses (i), (ii), (iii), (iv) and (v), in the event that the Purchaser and its Subsidiaries, taken as a whole, are disproportionately affected by such event, development or change relative to other participants in the industries in which the Purchaser and its Subsidiaries operate, the extent (and only the extent) of such adverse effect, relative to such other participants, on the Purchaser or any Subsidiary thereof may be taken into account in determining whether there has been a Purchaser Material Adverse Effect, or (B) a material adverse effect on the ability of the Purchaser to perform its obligations under this Agreement, or that would reasonably be expected to prevent or materially impede, hinder or delay the consummation by the Purchaser of the transactions contemplated hereby.
“Purchaser Options” means stock options to acquire shares of Purchaser Common Stock.
“Purchaser Preferred Stock” means the shares of Series A Convertible Preferred Stock, par value $0.001 each, of Purchaser, having such rights, preferences and entitlements as set forth in the Certificate of Designation.
“Purchaser Restricted Stock Unit” means a restricted stock unit with respect to shares of Purchaser Common Stock.
“Purchaser Superior Proposal” means a Purchaser Acquisition Proposal (with all of the references to “20%” or “80%” included in the definition of Purchaser Acquisition Proposal being replaced with references to “50%”) by a third party that did not result from a breach of Section 6.22, which the Purchaser’s Board of Directors determines in good faith after consultation with Purchaser’s outside legal counsel and financial advisors to be (i) reasonably capable of being completed on the terms proposed, taking into account all financial, legal, regulatory and other aspects of such Purchaser Acquisition Proposal, (ii) more favorable to the stockholders of Purchaser from a financial point of view than the transactions contemplated hereunder, taking into account all relevant factors (including all the terms and conditions of such proposal or offer (including the transaction consideration, conditionality, timing, form of consideration and certainty of financing and/or regulatory approvals)) and this Agreement (including any proposed changes to the terms of this Agreement or other proposals or information provided by the Seller pursuant to Section 6.20(e)) and (iii) is based on the assumption that the transactions contemplated hereby are not consummated.
“Purchaser Warrants” means the warrants exercisable for shares of Purchaser Common Stock.

“R&W Insurance Policy” means the representation and warranty insurance policy purchased by, or issued to, the Purchaser in connection with this Agreement and the transactions contemplated hereby in the form of Exhibit F attached hereto.
“Reference Time” means 12:01 a.m. Central European Time on the Closing Date.
“Registration Rights Agreement” means the Registration Rights Agreement, in the form attached hereto as Exhibit J, contemplated to be entered into by and between the Purchaser and the Seller.
“Representatives” means, with respect to any Person, the officers, managers, directors, principals, employees, agents, auditors, advisors, bankers (and with respect to the Purchaser- also the Debt Financing Sources) and other representatives of such Person, in their capacity as such.
“Required Company Financial Information” shall mean (a) a customary “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; (b) the following financial statements and other information and data with respect to the Company of the type that would be required in a registration statement on Form S-1 by Regulation S-X and Regulation S-K under the Securities Act for registered offerings of debt securities at such time, and of the type (and with usual and customary exceptions, including, without limitation, the exclusion of information required by Sections 3-05, 3-09, 3-10 or 3-16 of Regulation S-X (or their successor provisions), the Compensation Discussion and Analysis or other information required by Item 402 of Regulation S-K or the executive compensation and related person disclosure rules related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A and the preparation of pro forma financial statements in accordance with Section 11 of Regulation S-X) customarily included in offering memoranda, private placement memoranda, prospectuses and similar documents (other than the portions thereof that are customarily provided by financing sources, including a description of the securities), to consummate a Rule 144A offering of senior notes, including, prepared in accordance with IFRS applied on a consistent basis throughout the periods indicated, (i) the audited consolidated balance sheets of the Company and its consolidated Subsidiaries as of December 31, 2023 and 2022 and the statements of operations and comprehensive income, stockholders’ equity and cash flows of the Company and its consolidated Subsidiaries for each of the fiscal years ended December 31, 2023 and 2022, together with an audit report, without qualification or exception thereto, on such financial statements from the Company Auditor, together with the notes thereto; (ii) the unaudited interim condensed consolidated balance sheets and related statements of operations and comprehensive income, stockholders’ equity and cash flows of the Company and its consolidated Subsidiaries for the fiscal quarters ended March 31, 2024 and June 30, 2024 (and, in each case, for the corresponding periods for the prior fiscal year), together with the notes thereto; (iii) quarterly and year to date consolidated balance sheets and related statements of operations and comprehensive income, stockholders’ equity and cash flows of the Company and its consolidated Subsidiaries for each fiscal quarter ending after June 30, 2024 and at least 45 days prior to the Closing (other than any fourth fiscal quarter) (and the corresponding periods for the prior fiscal year), together with the notes thereto; and (iv) if the Closing Date occurs after February 28, 2025, audited consolidated balance sheet and statements of operations and comprehensive income, stockholders’ equity and cash flow of the Company and its consolidated Subsidiaries for the fiscal year ending December 31, 2024; and (c) any other information with respect to the Company and its Affiliates as may be reasonably necessary in order for the Purchaser to prepare customary pro forma consolidated balance sheets and related pro forma consolidated statements of income for the historical periods required by paragraph 2 of Annex C to the Debt Commitment Letter (it being understood that, so long as such information has been delivered, the preparation of pro forma financial statements shall be the responsibility of Purchaser).
“Restricted Cash” means any cash, cash equivalent and marketable security which is not freely usable by the Purchaser or the Company, even if it is held and is usable by a Company Subsidiary, because it is subject to restrictions, limitations or withholding Taxes on use or distribution to the Company or the Purchaser by Law or Contract, including (a) restrictions on dividends and repatriations to the Company or the Purchaser and (b) amounts held in escrow or in reserve pursuant to any letter of credit or otherwise as collateral and amounts that are held as a deposit for the benefit of a third party (excluding deposits with banks or similar financial institutions).
“Restricted Cash Distribution Costs” means, with respect to any Restricted Cash, the aggregate amount of any withholding or other Taxes, deductions, penalties, or other similar charges that would be (or are) incurred under applicable Law or Contract to distribute such Restricted Cash from the applicable Person (i.e., the Company or the Subsidiary of the Company, as the case may be) through the relevant ownership chain to the Purchaser. Restricted Cash Distribution Costs shall be calculated taking into account the Purchaser Pre-Closing Steps and the Closing.

“Sanctioned Jurisdiction” means, at any time, a country or territory that is itself the subject or target of comprehensive Sanctions (at the time of this Agreement, Iran, Cuba, Syria, North Korea, the Crimea, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic regions of Ukraine, and the non-government controlled oblasts of Zaporizhzhia and Kherson).
“Sanctioned Person” means any Person that is the subject or target of Sanctions, including any Person (a) appearing on any list of sanctioned Persons maintained by any Sanctions Authority; (b) any Person located, organized, or ordinarily resident in a Sanctioned Jurisdiction; (c) any Person directly or indirectly owned or controlled by (in accordance with the relevant definitions under Sanctions) any Person or Persons described in the foregoing clauses (a) or (b); or (d) any Person identified on the U.S. Department of Commerce’s Denied Persons List, Unverified List, Military End User List or Entity List or the U.S. Department of State’s Debarred List or Nonproliferation Lists.
“Sanctions” means the economic, trade or financial sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced from time to time by any Sanctions Authority.
“Sanctions Authority” means the United States government (including, but not limited to, the U.S. Department of the Treasury’s Office of Foreign Assets Control and the U.S. Department of State); Canada, the United Nations Security Council; the European Union, any European Union member state; the United Kingdom; and any other jurisdiction applicable to the Company or the Company Subsidiaries.
“SEC” means the U.S. Securities and Exchange Commission.
“Seller Business” means the business, operations and activities of the Seller and its Affiliates (other than the Company and the Company Subsidiaries); provided that the “Seller Business” does not include the Business.
“Seller Material Adverse Effect” means any event, development or change that has had, or would reasonably be expected to have, a material adverse effect on the ability of the Seller to perform its respective obligations under this Agreement, or would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation by the Seller of the transactions contemplated hereby.
“Shareholders’ Register” means the register of shareholders kept by the Company at its registered office in accordance with Article 430-3 of the Luxembourg Companies Law.
“Software” means all computer software of any kind, in any form (including source code, object code, or other form), format, or programming language, including all programs, applications, routines, interfaces, libraries, modules, databases, tools, algorithms, compilers and files, all versions, updates, corrections, enhancements, replacements, and modifications of any of the foregoing, and all materials used to design, maintain, support or develop any of the foregoing.
“Stockholders Agreement” means that certain Stockholders Agreement by and between the Purchaser and the Seller, in the form attached hereto as Exhibit G.
“Subsidiary” means, with respect to any Person, any other Person of which at least 50% of the outstanding voting securities or other voting equity interests that generally entitle their holder to vote for the election of the board of directors or other governing body of such Person, are owned, directly or indirectly, by such first Person.
“Support Agreement” means that certain Stockholder Support Agreement, dated as of the date hereof, by and among the Parties and the Major Purchaser Stockholders, in the form attached hereto as Exhibit H.
“Target Net Working Capital” means sixty-four million three hundred thousand Euros (€64,300,000).
“Tax Return” means any return, declaration, report, statement, information statement, claim for refund or other document required to be filed with a Governmental Authority with respect to Taxes or which has to be filed in accordance with any Tax Law, including any schedule or attachment thereto, and including any amendment thereof.
“Taxes” means any foreign, national, federal, state, county or local tax, charge, duty, fee, levy, impost or other assessment in the nature of a tax, including, income, sales and use, value added, goods and services, excise, franchise, real and personal property, estimated, gross receipt, capital gain, transfer, documentary, stamp, production, business and occupation, disability, employment, unemployment, net worth, customs duties, payroll, severance, or withholding or similar tax (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority.

“Third-Party AI Technology” means all AI Technologies used or held for use by or on behalf of the Company or any Company Subsidiary, including in or in connection with any Company Products, that are owned or purported to be owned by any Person other than the Company or any of the Company Subsidiaries.
“Third Party Intellectual Property Contract” means a Contract to which the Company or any Company Subsidiary is bound relating to Intellectual Property, including any Contract under which the Company or any Company Subsidiary: (a) licenses or otherwise grants or conveys any rights in, under, or with respect to Intellectual Property; or (b) is licensed or otherwise receives or obtains any rights in, under, or with respect to Intellectual Property, excluding licenses to Open Source Materials.
“Training Data” means any data, dataset, or database used or held for use in the training, modification or improvement of any AI Technologies.
“Transaction Expenses” means, to the extent not paid by or on behalf of the Seller, the Company or the Company Subsidiaries prior to the Closing, the aggregate amount of all fees, costs and expenses incurred or subject to reimbursement by, or on behalf of, the Company or the Company Subsidiaries at or prior to the Closing, whether accrued for or not, in each case for which the Company and/or the Company Subsidiaries are liable for payment, in connection with the negotiation, execution and consummation of the transactions contemplated by this Agreement, including: (a) fees, commissions and expenses of counsel, finders, brokers, advisors, consultants, investment bankers, accountants and auditors and experts; (b) any transaction-related bonus, change of control, or other similar compensatory payments (including all compensation that has been deferred pending completion of the Closing, to the extent not taken into account in the calculation of Net Working Capital) or any single-trigger or double-trigger severance (including under any Company Employee Plan) payable by the Company or any Company Subsidiary to any director, officer, employee, or individual consultant of the Company or any Company Subsidiary by reason of the occurrence of the Closing (excluding any payments made pursuant to any arrangements entered into by or on behalf of Purchaser or any of its Affiliates (including, following the Closing, the Company and the Company Subsidiaries)); (c) any obligations arising under the Phantom Stock Plan; (d) fifty percent (50%) of all expenses associated with the Company’s purchase of the Tail Insurance (with the remaining fifty percent (50%) of all such expenses being excluded from “Transaction Expenses”); (e) fifty percent (50%) of all costs and expenses, if any, associated with obtaining any cyber and data security liability run-off “tail” insurance purchased by the Company or any of the Company Subsidiaries in connection with the transactions contemplated hereby (with the remaining fifty (50%) of such costs and expenses being excluded from “Transaction Expenses”); (f) fifty percent (50%) of the premium, broker fee, underwriting fee, due diligence fee, carrier commissions, legal fees for counsel engaged by the underwriter and related Taxes associated with obtaining the R&W Insurance Policy (with the remaining fifty percent (50%) of such premium, fees, commissions and Taxes being excluded from “Transaction Expenses”); and (g) any VAT or employer Taxes, if applicable, in connection with any of the foregoing amounts, but, in each case, excluding any amounts incurred in connection with the Debt Financing.
“Transaction Tax Deductions” means, to the extent deductible for applicable income Tax purposes on a “more likely than not” basis, (i) all fees, expenses and interest, original issue discount, unamortized debt financing costs, breakage fees, tender premiums, consent fees, redemption, retirement or make-whole payments, defeasance in excess of par or similar payments incurred in connection with or resulting from the Closing, and (ii) all Transaction Expenses (or expenses that would have been treated as Transaction Expenses but were paid prior to Closing), and other fees, costs and expenses incurred by the Company or the Company Subsidiaries in connection with or incident to this Agreement and the transactions contemplated hereby, including, to the extent currently deductible, any such legal, accounting and investment banking fees, costs and expenses.
“UBO” means any natural person who ultimately owns or controls an Entity through direct or indirect ownership of a sufficient percentage of the shares or voting rights or ownership interest in such Entity, or through control via other means, as defined and determined in accordance with applicable Laws. As used in the foregoing sentence, the term “control” shall mean (in addition to the meaning set forth in the definition thereof) the possession, directly or indirectly, of (i) more than 50% of the share capital of an Entity on a fully diluted basis or (ii) securities representing more than 50% of the voting rights of an Entity.
“UBO Register” means any central register for companies and other Entities maintained by a country in accordance with applicable Laws, designed to store information regarding the UBO of Entities subject to the applicable jurisdiction.

“Unpaid Income Taxes” means, with respect to the Company and each Company Subsidiary, the amount of unpaid income Taxes payable by the Company or such Company Subsidiary for taxable periods (or portions thereof) ending on or prior to the Closing Date for which a Tax Return has not yet been filed (or for which any income Taxes reflected on such a Tax Return have not yet been fully paid by Closing), calculated (i) solely by taking into account jurisdictions where the Company or the Company Subsidiary, as applicable, filed an income Tax Return for taxable periods ending prior to the Closing Date and in a manner consistent with the past practice, (ii) as of the end of the Closing Date (and treating the tax year of the Company and each of the Company Subsidiaries as ending on the Closing Date to the extent not otherwise required), (iii) taking into account any applicable estimated income Tax payments made prior to Closing, any available income Tax assets of the Company or any of the Company Subsidiaries (for each Company Subsidiary, on a country by country basis), including net operating loss carryforwards, and the Transaction Tax Deductions, in each case, to the extent such payments, income Tax assets or other items actually reduce cash Taxes payable in respect of such taxable periods (or would reduce such cash Taxes if the taxable period closed on the Closing Date), provided, however, that the amount of such reduction cannot exceed the aggregate amount of the Unpaid Income Taxes, and (iv) without regard to any action taken by the Purchaser or its Affiliates (including the Company and the Company Subsidiaries after the Closing) on or after the Closing Date.
“Working Capital Overage” shall exist when (and shall be equal to the amount by which) the Net Working Capital exceeds the Target Net Working Capital.
“Working Capital Underage” shall exist when (and shall be equal to the amount by which) the Target Net Working Capital exceeds the Net Working Capital.
Section 1.02 Table of Definitions. The following terms have the meanings set forth in the Sections referenced below:

Term	Section
Accounting Expert	2.10
Additional Closing Steps	2.05(c)(iv)
Affiliated Party	4.23
Affiliated Party Contracts	4.23
Aggregate Consideration	2.02(a)
Agreed Amount	1.01(c)
Agreement	Preamble
Allocation Schedule	2.10
Alternative Financing	6.12(d)
Alternative Financing Commitment Letter	6.12(d)
Alternative Transaction Termination Fee	9.03(b)
Altice International	11.17
Anticipated Financings	6.12(e)
Antitrust Counsel Only Material	6.03(c)(iii)
Assumed Incentive Amount	6.11(c)
Audited Financial Statements	4.07(a)
Author	4.15(f)
Balance Sheet Date	4.07(a)
Basket	10.03(a)
Cap	10.03(a)
Capitalization Table	4.05(a)
Claim	1.01(a)
Claim Notice	1.01(a)
Claimed Amount	10.04(ii)
Closing	2.03
Closing 8-K	6.20(a)
Closing Date	2.03
Closing Net Working Capital	2.04(b)
Closing Payment Schedule	2.04(a)

Term	Section
Closing Statement	2.04(b)
Common Equity Consideration	2.02(a)(i)
Company	Preamble
Company 401(k) Plan	6.11(d)
Company AI Technology	4.17(a)
Company Confidential Information	4.15(e)
Company Disclosure Letter	Article III
Company Employees	6.11(a)
Company Group Security Policies	4.15(k)
Company Leased Real Property	4.14(b)
Company Material Contracts	4.20(a)
Company Owned Software	4.15(j)
Company Pre-Closing Steps	6.19(a)
Company Real Property Leases	4.14(b)
Company Registered Intellectual Property	4.15(a)
Company Subsidiary Equity Interests	4.06(a)
Competitive Business	6.17(a)(i)
Confidentiality Agreement	6.06(a)
Contested Amount	1.01(c)
D&O Indemnitees	6.10(a)
Debt Commitment Letter(s)	5.11(a)
Debt Financing Agreements	6.12(d)
Debt Financing Letters	5.11(a)
Deferred Cash Determination	2.02(a)(iv)(2)
Deferred Cash Notice of Disagreement	2.02(a)(iv)(4)
Deferred Cash Payment	2.02(a)(iv)
Deferred Cash Payment Demand	2.02(a)(iv)(6)
Deficiency	2.04(g)(ii)
Disclosing Party	6.06(d)
Dispute Period	1.01(c)
Distribution Costs Adjustment Notice	2.06(e)(i)
Encumbered Cash Adjustment Notice	2.06(f)(ii)
Enforceability Exceptions	3.02
Estimated Closing Cash	2.04(a)
Estimated Closing Cash Consideration	2.02(a)(iii)
Estimated Closing Indebtedness	2.04(a)
Estimated Working Capital Overage	2.04(a)
Estimated Working Capital Underage	2.04(a)
Exchange Act	5.06(a)
Expense Credit Certificate	2.04(a)
FCPA	4.09(h)
Fee Letter	5.11(a)
Final Closing Cash Consideration	2.04(g)
Financial Statements	4.07(a)
Financing Damages	9.03(d)
Financing Related Action	11.19(a)
Financing Termination Fee	9.03(d)
Governmental Required Approvals	Section 8.01(a)
HSR Act	3.03(b)
Indemnifiable Matters	10.02(c)

Term	Section
Indemnified Parties	10.02
Indemnified Party	10.02
Independent Accountant	2.04(d), 2.06(e)(iii)
Interested Party	6.02(b)
Interim Financial Statements	4.07(a)
Investors’ Rights Agreement Amendment	6.25
Lead Party	10.05(a)
Material Advertiser	4.21
Material Publisher	4.21
Material Supplier	4.21
Minimum Retention	8.03(f)
Nasdaq	5.09
Noncompete Period	6.17(a)(i)
Notice of Disagreement	2.04(c)
Participating Party	10.05(a)
Party	Preamble
Permits	4.09(c)
PIIAA	4.15(f)
Policies	4.13
Preferred Equity Consideration	2.02(a)(ii)
Preliminary Closing Statement	2.04(a)
Proxy Statement	6.20(b)
Purchaser	Preamble
Purchaser 401(k) Plan	6.11(d)
Purchaser Board Recommendation	6.20(d)
Purchaser Change of Recommendation	6.20(e)
Purchaser Confidential Information	6.06(b)
Purchaser Disclosure Letter	Article V
Purchaser Interested Party	6.22(b)
Purchaser Material Contracts	5.10(a)
Purchaser Permits	5.07(b)
Purchaser Pre-Closing Steps	6.19(b)
Purchaser SEC Documents	5.06(a)
Purchaser Stockholder Approval	Section 8.01(b)
Purchaser Stockholders Meeting	6.20(d)
Qualifying Purchaser Acquisition Proposal	6.22(c)
Receiving Party	6.06(d)
Regulatory Condition	6.03(b)(i)(2)
Regulatory Termination Fee	9.03(c)
Releasee	6.16(a)
Releasees	6.16(a)
Releasor	6.16(a)
Resigning Directors	2.05(b)(ii)
Response Notice	1.01(c)
Restricted Person	6.17(a)(iii)
Revenue Threshold	6.17(a)(ii)(1)
Sample Statement	2.04(a)
Sapin Law	4.09(b)
Securities Act	5.13
Seller	Preamble

Term	Section
Seller Confidential Information	6.06(c)
Shares	Recitals
Skadden	11.06
Specific Indemnities	10.02(b)
Statutory Account Closing	2.06(f)(i)
Statutory Accounts Closing Date	2.06(f)(i)
Stipulated Amount	1.01(e)
Straddle Period	Section 7.02
Survival Period	10.01
Tail Insurance	6.10(b)
Target Data	4.16(c)
Terminated Affiliated Party Transactions	6.05
Termination Date	9.01(e)
Third Party Claim	10.05(a)
Transfer Taxes	Section 7.05
Transition Services Agreement	Section 6.26
UKBA	4.09(h)
Unpaid Deferred Payment	2.02(a)(iv)(5)
Unrelated Matters	11.17
VDR	11.04(a)

ARTICLE II

PURCHASE AND SALE
Section 2.01 Purchase and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement, (i) at the Closing, but immediately prior to the transactions contemplated by clause (ii) below, the Company shall sell, assign, transfer, convey and deliver to the applicable Purchaser Acquiring Subsidiary, as described in the Closing Step Plan, all legal and beneficial right, title and interest in all of the issued and outstanding equity interests of the applicable Subsidiaries of the Company identified on the Closing Step Plan as to be sold to such Purchaser Acquiring Subsidiary and (ii) at the Closing, the Seller shall sell, assign, transfer, convey and deliver to the Purchaser or the applicable Purchaser Acquiring Subsidiary, as described in the Closing Step Plan, all legal and beneficial right, title and interest in the Shares, free and clear of any Encumbrances (other than any Encumbrance imposed at the Closing by action, or on behalf, of the Purchaser or any of its Affiliates), and the Purchaser shall purchase and acquire the Shares from the Seller, for the consideration specified below in this Article II.
Section 2.02 Consideration.
(a) Subject to the adjustments set forth in Section 2.04, and subject to Section 2.09 and in consideration of the sale, assignment, transfer, conveyance and delivery of the Shares by the Seller to the Purchaser as set forth in Section 2.01 and in consideration of the other transactions contemplated hereby, the Purchaser shall pay and deliver, or cause to be paid and delivered, to the Seller in accordance with the instructions set forth in the Closing Payment Schedule, an aggregate consideration (the “Aggregate Consideration”) comprised of the following (and subject to adjustments as further detailed herein and applicable Taxes withheld in accordance with Section 2.08):
(i) 35,000,000 shares of Purchaser Common Stock (the “Common Equity Consideration”), to be issued in the name of the Seller at the Closing. The number of shares of such Common Equity Consideration was determined by the Parties hereto, solely for the purposes hereof, on the basis of a fixed value, however, the number of shares of Common Equity Consideration shall not be affected by or adjusted in any way for, fluctuations in the actual trading price of the Purchaser Common Stock at any time, before or after the date hereof or the Closing, and shall not be subject to any other adjustment for any reason, other than pursuant to Section 2.06(e)(i) (or, following the Closing, in accordance with the Certificate of Designation).

(ii) 10,500,000 shares of Purchaser Preferred Stock (the “Preferred Equity Consideration”), to be issued in the name of the Seller at the Closing. Such number of shares of Preferred Equity Consideration was determined by the Parties hereto, solely for the purposes hereof, on the basis of a fixed value, however, the number of shares of Preferred Equity Consideration shall not be affected by or adjusted in any way for, fluctuations in the actual trading price of the Purchaser Common Stock at any time, before or after the date hereof or the Closing, and shall not be subject to any other adjustment for any reason, other than pursuant to Section 2.06(e)(i).
(iii) An amount in cash, payable at the Closing, equal to (the “Estimated Closing Cash Consideration”):
(1) the Base Cash Consideration, plus
(2) the Estimated Closing Cash, minus
(3) the Estimated Closing Indebtedness, plus
(4) the Estimated Working Capital Overage, if any, minus
(5) the Estimated Working Capital Underage, if any, minus
(6) the Transaction Expenses, plus
(7) the Expense Credit (provided, however, that if the amount of the Expense Credit is higher than the aggregate amount of the Relevant Expenses (solely for purposes of the foregoing reference to Relevant Expenses, substituting the phrase “the Seller, the Company and the Company Subsidiaries” in place of “the Purchaser” in the definition of such term), then such excess amount (and only the extent of such excess) shall be deemed to be zero and not taken into account in this clause (7)); provided, however, that in no event shall the amount of the Estimated Closing Cash Consideration exceed the amount of the Base Cash Consideration; it being understood that the Closing Cash Consideration, as finally determined under Sections 2.04(b)-2.04(g), may exceed such amount.
(iv) An amount in cash equal to $25,000,000, payable at such time(s) after the Closing, in one or more installments(s), as the Purchaser is not prohibited from paying under and pursuant to the covenants to be included in the Debt Financing Agreements (the “Deferred Cash Payment”), and subject to the following terms:
(1) Purchaser shall pay the Deferred Cash Payment in one or more installments, in each case subject to Purchaser reasonably determining, in good faith, following good faith consultation with the Seller, that such applicable payment is permitted to be made under the Debt Financing Agreements and not in violation of the covenants under such agreements; and except as specifically mentioned in clauses (5) and (6) below, the Deferred Cash Payment shall not bear any interest nor be subject to any linkage, index or any adjustments.
(2) Within ten (10) Business Days following the approval of the quarterly financial statements for each fiscal quarter following the Closing, Purchaser will reasonably determine, in good faith, following good faith consultation with the Seller (the “Deferred Cash Determination”), the amount of the Deferred Cash Payment, if any, which it is then permitted to make pursuant to the covenants under the Debt Financing Agreements, and provide to Seller written notice of such amount, and pay the amount so notified to the Seller, by wire transfer of immediately available funds, to the bank account designated thereby.
(3) Following the delivery of each Deferred Cash Determination, Purchaser shall provide the Seller with reasonable access to the information and relevant personnel and properties of the Purchaser and the Company referred to or involved in the preparation of such Deferred Cash Determination to permit the Seller to review such Deferred Cash Determination, on the terms and subject to the applicable conditions to access of information set forth in Section 2.04(f).
(4) Each Deferred Cash Determination shall become final and binding upon the Parties on the forty-fifth (45th) calendar day following receipt of notice thereof by the Seller, unless the Seller gives written notice of its disagreement with such Deferred Cash Determination (a “Deferred Cash Notice of Disagreement”) to Purchaser prior to such date. Any Deferred Cash Notice of Disagreement shall specify in reasonable detail the reasons for the Seller’s objections, and thereafter, such disagreement shall be resolved in accordance with the applicable procedures set forth in Section 2.04(d), mutatis mutandis. Following the completion of such procedures, the applicable Deferred Cash Determination shall become final and binding upon the Parties.
(5) If the Deferred Cash Payment or any portion thereof has not been paid (the unpaid portion of the Deferred Cash Payment as of any date, the “Unpaid Deferred Payment”) by the third (3rd) anniversary of the Closing, then upon such time, the then outstanding amount of the Deferred Cash Payment: (a) shall automatically be amended and be deemed to be increased by an amount equal to: 0.5 multiplied by the then outstanding amount of the Unpaid Deferred Payment (and, for the avoidance of doubt, the aggregate Deferred Cash Payment (not inclusive of accrued interest), as may be increased hereunder, shall not exceed $37,500,000) and (b) the Deferred Cash Payment, as adjusted under clause (a), will commence from such date accruing interest on the outstanding balance of the Deferred Cash Payment (after deducting any subsequent payments thereof), at a rate of 10% per annum, compounded annually; such interest will accrue daily and will be calculated on the basis of actual days elapsed over a year of 360 days consisting of 12 30-day months.
(6) In the event that the Deferred Cash Payment (as increased in accordance with clause (5)(a)), including any accrued interest thereon pursuant to clause (5)(b), has not been paid by the sixth (6th) anniversary of the Closing, then the Seller shall have the right to demand payment of such unpaid amount regardless of the covenants to be included in the Debt Financing Agreements (the “Deferred Cash Payment Demand”). Notwithstanding anything in this Agreement to the contrary, upon delivery of such Deferred Cash Payment Demand, Purchaser shall be obligated to pay and deliver, or cause to be paid and delivered, the Deferred Cash Payment to the Seller as promptly as reasonably practicable and in any event within two (2) Business Days.
(7) Nothing in this Section 2.02(a)(iv) shall prevent the Purchaser from amending, supplementing, restating or replacing (with the same or any other Debt Financing Sources) all or any portion of the Debt Financing, provided that the covenants under the Debt Financing, as they apply to the conditions for the payment of the Deferred Cash Payment, and solely for the purpose of this Section 2.02(a)(iv), are not modified or replaced in a manner adverse to the Seller without Seller’s prior written consent.
(8) Subject to the immediately following sentence, nothing in this Section 2.02 shall be deemed to create or imply any obligation, express or implied, of the Purchaser or any Affiliate thereof (including the Company and its Subsidiaries following the Closing) to operate its and their respective businesses following the Closing in any particular manner in order to meet the financial covenants that are conditions precedent to the payment of the Deferred Cash Payment. Purchaser will, and will cause its Affiliates to, act in good faith with respect to the payment of the Deferred Cash Payment as soon as permitted to do so under the Debt Financing Agreements (subject the Deferred Cash Determination process as set forth in clauses (2) through (4) above) and shall not, and shall cause its Affiliates not to, take any action, or omit to take any action, with the intent of avoiding, delaying, impeding, preventing or reducing payment of the Deferred Cash Payment. The Parties understand and agree that any sale event (including any stock purchase, asset purchase, merger, combination, exclusive license or other change of control, whether direct or indirect, by operation of law or otherwise) involving Purchaser and the Company following the Closing shall require, as a condition precedent to such sale event, that the acquiror or surviving corporation, as the case may be, assume (whether expressly or by operation of law) as part of the sale event the liability for the payment of the Deferred Cash Payment in accordance with the terms of this Section 2.02.
(9) The Deferred Cash Payment shall be subordinated to all senior debts and obligations of the Purchaser and its Subsidiaries, including in respect of any Debt Financing, Alternative Financing or Anticipated Financing, and shall rank pari passu with all other unsecured debts thereof.
(b) The Aggregate Consideration shall be paid, unless specifically otherwise set forth herein, without interest and less Taxes withheld in accordance with Section 2.08. No consideration shall be paid with respect to any equity interests held by the Company or any of its Subsidiaries “in treasury” immediately prior to the Closing.

Section 2.03 Closing. The closing (the “Closing”) of the sale and purchase of the Shares shall take place by electronic exchange of documents (unless otherwise mutually agreed in writing by the Purchaser and the Seller) (i) at 9:00 a.m., New York City time, as soon as possible, but in no event later than the fifteenth (15th) Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions to the obligations of the Parties set forth in Article VIII (other than such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at or prior to the Closing), or (ii) at such other place or at such other time or on such other date as the Parties mutually may agree in writing; provided that the Seller may elect to reduce the fifteen (15) Business Day period described in clause (i), to be any shorter period of not less than ten (10) Business Days, by delivering written notice to the Purchaser no later than five (5) Business Days prior to the end of such period as so reduced; provided further that unless such fifteenth (15th) Business Day (or such earlier date as may be elected by the Seller pursuant to the foregoing proviso) is the first Business Day of a calendar month, either the Seller or the Purchaser may postpone the Closing Date to the date that is the first Business Day following the last day of the calendar month in which the Closing would otherwise occur (but not past the Termination Date). If either the Seller or the Purchaser shall determine to postpone the Closing Date in accordance with the foregoing proviso, such Party shall provide written notice to the other Party at least three (3) Business Days prior to the date on which the Closing would otherwise be scheduled to occur. The day on which the Closing actually takes place is referred to herein as the “Closing Date.”
Section 2.04 Consideration Adjustments.
(a) At least ten (10) Business Days prior to the anticipated Closing Date, the Purchaser shall deliver to the Company and the Seller a statement, in a form certified by Purchaser’s Chief Executive Officer or Chief Financial Officer, setting forth a good faith estimate in reasonable detail of the Expense Credit (the “Expense Credit Certificate”). At least five (5) Business Days prior to the anticipated Closing Date, the Company and the Seller shall prepare, or cause to be prepared, and deliver to the Purchaser a statement certified by the Company’s Chief Executive Officer and Chief Financial Officer (the “Preliminary Closing Statement”) setting forth (i) a good-faith estimate and in reasonable detail, based on the Company’s and the Company Subsidiaries’ books and records and other information available at such time, of (A) Closing Cash (the “Estimated Closing Cash”), including a breakdown of Restricted Cash and Encumbered Cash, (B) Closing Indebtedness (including a breakdown of payees and payment dates if applicable) (the “Estimated Closing Indebtedness”), (C) Net Working Capital, the Working Capital Underage or Working Capital Overage (in each case, if any) (the “Estimated Working Capital Underage” or “Estimated Working Capital Overage”, respectively), in each case, as of the Reference Time, and (D) the Transaction Expenses, as of the Closing; and (ii) on the basis of the foregoing and on the Expense Credit Certificate, the calculation of the Estimated Closing Cash Consideration. Estimated Closing Cash, Estimated Closing Indebtedness, Estimated Working Capital Underage, Estimated Working Capital Overage and Transaction Expenses shall be calculated in accordance with the Applicable Accounting Principles, the Sample Statement (as defined below) and the definitions in this Agreement. An illustrative example of a calculation of Net Working Capital is set forth as Exhibit D (the “Sample Statement”). Neither the Company nor the Seller makes any representation or warranty as to such Sample Statement, and shall not incur any liability in respect thereof. Contemporaneously with the delivery of the Preliminary Closing Statement, the Company shall prepare, or cause to be prepared, and deliver to the Purchaser a schedule (the “Closing Payment Schedule”) setting forth the amount of the Estimated Closing Cash Consideration, number of shares of Common Equity Consideration, and number of shares of Preferred Equity Consideration to be received by Seller. The Company and the Seller shall use commercially reasonable efforts to provide such supporting information that is in the Company’s or the Seller’s possession as Purchaser may reasonably request to review the amounts and calculations reflected in the Preliminary Closing Statement and Closing Payment Schedule. Purchaser shall have an opportunity to provide any comments it may have to the Preliminary Closing Statement and Closing Payment Schedule, and the Company and Seller shall consider in good faith any revisions thereto.
(b) Within ninety (90) days after the Closing Date, the Purchaser shall prepare and deliver to the Seller a written statement (the “Closing Statement”) that shall include and set forth the calculation in reasonable detail, along with reasonable supporting documentation, of (i) Closing Cash, including a breakdown of Restricted Cash and Encumbered Cash, (ii) Closing Indebtedness, (iii) Net Working Capital (“Closing Net Working Capital”), (iv) Working Capital Underage (if any), (v) Working Capital Overage (if any), in each case, as of the Reference Time, (vi) Transaction Expenses, as of the Closing, and (vii) the Expense Credit, and the resulting calculation of the Closing Cash Consideration. The Closing Statement shall be prepared in accordance with the Applicable Accounting Principles, the Sample Statement and the definitions of this Agreement. The Purchaser shall not amend, supplement or modify the Closing Statement following its delivery to the Seller, except with the consent of Seller.
(c) The Closing Statement shall become final and binding on the forty-fifth (45th) day following delivery thereof by the Purchaser to the Seller (unless the Seller notifies the Purchaser in writing prior to the end of such 45 day period that it has failed to provide timely reasonable access to and delivery of information pursuant to Section 2.04(f), in which case such period shall be extended by an additional fourteen (14) days; provided that the Seller may deliver such notice (and extend such period by additional periods of fourteen (14) days to the extent reasonable requests for information in accordance with Section 2.04(f) remain outstanding); provided further that such period as extended shall in no event exceed ninety (90) days) unless, prior to the end of such period (or extended period, as applicable), the Seller delivers to the Purchaser a written notice of disagreement with the Closing Statement (a “Notice of Disagreement”), specifying the reasons therefor in reasonable detail, of any dispute as to the Closing Cash, Closing Indebtedness, Transaction Expenses, Expense Credit and/or Closing Net Working Capital, as set forth in the Closing Statement. The Seller shall be deemed to have agreed with the calculations and amounts (or components thereof) of Closing Cash, Closing Indebtedness, Transaction Expenses, Expense Credit and/or Closing Net Working Capital set forth in the Closing Statement that are not specifically referenced in the Notice of Disagreement, and such items and amounts shall not be subject to review in accordance with Section 2.04(d).
(d) During the twenty-one (21) Business Day period following delivery of a Notice of Disagreement by the Seller to the Purchaser, the Parties in good faith shall seek to resolve in writing such disagreements with respect to the calculation of any of the Closing Cash, Closing Indebtedness, Transaction Expenses, Expense Credit and/or Closing Net Working Capital as specified therein. Any disputed items resolved in writing between the Purchaser and the Seller within such twenty one (21) Business Day period shall be final and binding with respect to such items, and if the Seller and the Purchaser agree in writing on the resolution of each disputed item specified by the Seller in the Notice of Disagreement and the amount of the Closing Cash, Closing Indebtedness, Transaction Expenses, Expense Credit and/or Closing Net Working Capital, the amounts so determined shall be final and binding on the Parties for all purposes hereunder. If the Purchaser and the Seller have not resolved all such differences by the end of such twenty one (21) Business Day period, then either the Purchaser or the Seller may submit the remaining disputed items for resolution to Ernst & Young LLP (the “Independent Accountant”) and if such Independent Accountant is unable or unwilling to serve in such capacity then such Independent Accountant shall be a partner at another independent internationally recognized accounting firm mutually acceptable to the Parties, in each case, as shall be mutually and reasonably agreed upon in writing by the Seller and the Purchaser, and if the Parties are unable to agree on such identity within seven (7) Business Days then Seller, on the one hand, and the Purchaser, on the other, will each appoint, for such purpose, one senior partner from a big four accounting firm, and these two individuals shall mutually appoint the Independent Accountant. The Purchaser and the Seller shall promptly submit to the Independent Accountant briefs detailing their respective positions as to the correct nature and amount of each item remaining in dispute and the amounts of the Closing Cash, Closing Indebtedness, Transaction Expenses, Expense Credit and/or Closing Net Working Capital (as applicable), together with reasonable supporting documentation, and the Independent Accountant shall make a written determination as to each such disputed item. The Purchaser and the Seller shall use their commercially reasonable efforts to cause the Independent Accountant to render a written decision resolving the matters submitted to it within thirty (30) days following the submission thereof. The Independent Accountant shall consider only those items and amounts in the Purchaser’s and the Seller’s respective calculations of the Closing Cash, Closing Indebtedness, Transaction Expenses, Expense Credit and/or Closing Net Working Capital that are identified as being items and amounts to which the Purchaser and the Seller have been unable to agree. The scope of the disputes to be resolved by the Independent Accountant shall be limited to correcting mathematical errors and determining whether the items and amounts in dispute were determined in accordance with the definitions contained in this Agreement and the Applicable Accounting Principles, and the Independent Accountant shall not make any other determination. In resolving any disputed item, the Independent Accountant may not assign a value to any item greater than the greatest value for such item claimed by either Party or less than the smallest value for such item claimed by either Party. The determination of the Independent Accountant shall be conclusive and binding upon the Parties hereto and shall not be subject to appeal or further review (absent manifest error). The Parties shall be entitled to have a judgment entered upon the written determination of the Independent Accountant in accordance with Section 11.08. Notwithstanding anything in this Agreement to the contrary, the Parties acknowledge and agree that the Independent Accountant shall act as an expert and not an arbitrator and that any determination by the Independent Accountant in accordance with this Section 2.04 shall constitute an expert determination (and, for the avoidance of doubt, not an arbitral award). In acting pursuant to this Agreement, the Independent Accountant shall be entitled to the privileges and immunities of arbitrators.
(e) The costs and expenses of the Independent Accountant pursuant to this Section 2.04 and of any enforcement of the determination thereof shall be borne by the Purchaser, on the one hand, and the Seller, on the other hand, in proportion to the final allocation made by the Independent Accountant of the disputed items weighted in relation to the claims made by the Seller and the Purchaser, such that the prevailing Party pays the lesser proportion of such fees, costs and expenses. For example, if the Seller claims that the appropriate adjustments are $1,000 greater than the amount determined by the Purchaser and if the Independent Accountant ultimately resolves the dispute by awarding to the Seller $300 of the $1,000 contested, then the fees, costs and expenses of the Independent Accountant shall be allocated thirty percent (30%) (i.e., 300 divided by 1,000) to the Purchaser and seventy percent (70%) (i.e., 700 divided by 1,000) to the Seller. The fees and disbursements of the Representatives of each Party incurred in connection with the preparation or review of the Closing Statement and preparation or review of any Notice of Disagreement, as applicable, shall be borne by such Party.
(f) The Purchaser shall, and shall cause the Company and the Company Subsidiaries to, deliver and/or afford the Seller and its Representatives (subject to such Representatives being subject to customary confidentiality obligations towards the Purchaser and the Company) reasonable access, during normal business hours at the Seller’s reasonable prior written request, to the personnel involved in the preparation of the Closing Statement and the properties, books and records of the Company and the Company Subsidiaries and to any other information reasonably requested and reasonably required for purposes of preparing and reviewing the calculations contemplated by this Section 2.04. Each of the Purchaser and the Company shall authorize its accountants to disclose work papers generated by such accountants in connection with preparing and reviewing the calculations specified in this Section 2.04; provided that such accountants shall not be obligated to make any work papers available except in accordance with such accountants’ customary disclosure procedures and then only after the non-client Party has signed a customary agreement relating to access to such work papers in form and substance acceptable to such accountants.
(g) The Closing Cash Consideration, as finally determined either (A) by the Seller’s failure to timely deliver a Notice of Disagreement in accordance with Section 2.04(c), (B) by agreement between Purchaser and the Seller in accordance with Section 2.04(d), or (C) by the Independent Accountant pursuant to Section 2.04(d), shall be referred to as the “Final Closing Cash Consideration”.
(i) If the Final Closing Cash Consideration is higher than the Estimated Closing Cash Consideration paid at Closing, then the Purchaser shall pay, or cause to be paid, to the Seller, such excess amount, by wire transfer of immediately available funds; and
(ii) If the Final Closing Cash Consideration is lower than the Estimated Closing Cash Consideration paid at Closing (the “Deficiency”), then the amount of such Deficiency shall, automatically and without any further action on the part of the Purchaser or the Seller, be subtracted and set off against the following: (A) first, as a deduction from the Unpaid Deferred Payment payable to the Seller; (B) second, as a deduction from any then accrued dividend or other distribution that is due and payable in respect of the Purchaser Preferred Stock at the time payment of the Deficiency is due; and (C) thereafter, by forfeiture for no consideration by the Purchaser (with no further action or consent required by the Seller except for actions as provided in the Certificate of Designation) of the Purchaser Preferred Stock issued in the name of the Seller (in a number equal to (x) the amount owed divided by (y) the then-applicable Current Liquidation Preference (as defined in the Certificate of Designation) of the Purchaser Preferred Stock).
(h) Payments in respect of Section 2.04(g)(i) shall be made within three (3) Business Days of the final determination of the Final Closing Cash Consideration pursuant to the provisions of this Section 2.04 by wire transfer of immediately available funds to such account or accounts as shall be designated in writing by the Party entitled to such payment at least two (2) Business Days prior to such payment date.

(i) Except as otherwise required by applicable Tax Law, the Parties shall treat the payment of the adjustments for the Final Closing Cash Consideration as an adjustment of the Aggregate Consideration for U.S. federal and other applicable Tax purposes.
Section 2.05 Closing Deliverables and Actions.
On the Closing Date, the Seller and the Purchaser shall deliver and perform (or cause to be delivered and performed) all of the documents, instruments, actions and other deliverables set forth in this Section 2.05, it being understood that, except as contemplated by the Closing Step Plan, all such documents, instruments, actions and other deliverables shall be deemed to have been delivered and performed simultaneously, and no such document, instrument, action or other deliverable shall be deemed to have been delivered and performed until all have been delivered and performed.
(a) Deliverables of the Purchaser. At or prior to the Closing, the Purchaser shall:
(i) deliver, or cause to be delivered, to the Seller an amount equal to the Estimated Closing Cash Consideration, by wire transfer of immediately available funds to the bank account designated in the Closing Payment Schedule;
(ii) issue and deliver the Common Equity Consideration and the Preferred Equity Consideration, in book-entry form registered in the name of the Seller with the Purchaser’s transfer agent, together with evidence thereof;
(iii) deliver to the Seller the Certificate of Designation, as filed with the Secretary of State of the State of Delaware;
(iv) deliver to the Seller the Stockholders Agreement and the Registration Rights Agreement, in each case dated as of the Closing Date and executed by the Purchaser;
(v) deliver, or cause to be delivered, to the Seller a certificate in customary form, signed by a duly authorized officer of the Purchaser, dated the Closing Date, stating that the conditions set forth in Section 8.02(a) and Section 8.02(b) have been satisfied;
(vi) deliver, or cause to be delivered, to the Seller a counterpart, duly executed by the Purchaser, to each of the other Ancillary Agreements to which the Purchaser or any of its Affiliates is a party;
(vii) deliver, or cause to be delivered, to the Seller and the Company a countersignature page to the Transition Services Agreement, duly executed by the Purchaser; and
(viii) deliver, or cause to be delivered, to the Seller all other agreements, documents, instruments or certificates required to be delivered by the Purchaser at the Closing pursuant to this Agreement.
(b) Deliverables of the Company and Seller. At or prior to the Closing, the Company and the Seller (as applicable) shall:
(i) record, or cause the Company to record, the transfer of the Shares from the Seller to the Purchaser in the Shareholders’ Register and deliver, or cause to be delivered, to the Purchaser a certified copy of the updated and signed Shareholders’ Register (the original Shareholders’ Register shall be retained at the registered office of the Company);
(ii) deliver, or cause to be delivered, to the Purchaser letters of resignation, effective as of the Closing, of the directors and officers of the Company and the Company Subsidiaries that are designated by the Purchaser to the Seller and the Company a period of time prior to the Closing reasonably sufficient to effect such resignations (collectively, the “Resigning Directors”);
(iii) deliver, or cause to be delivered, to the Purchaser, shareholders resolutions of the Company and the Company Subsidiaries, effective as of the Closing, acknowledging the resignation of the applicable Resigning Directors and appointing the directors and officers that are designated by the Purchaser to the Seller and the Company a period of time prior to the Closing reasonably sufficient to effect such appointments;

(iv) deliver, or cause to be delivered, to the Purchaser documents evidencing the revocation of the existing powers of attorney granted by the Company and the Company Subsidiaries that are set forth on Section 2.05(b)(iv) of the Company Disclosure Letter;
(v) deliver, or cause to be delivered, to the Purchaser documents evidencing the termination of the cash management agreement originally dated September 23, 2019, as amended;
(vi) a certificate from each state or other jurisdiction in which the Company and any Material Subsidiary is qualified to do business as a foreign corporation (or the closest equivalent thereof in the event that any jurisdiction does not provide such certificates), each such certificate dated within three (3) Business Days prior to the Closing Date, certifying that the Company or the Material Subsidiary is duly qualified to transact business and/or is in good standing (as applicable in each such jurisdiction) and that all applicable state franchise taxes or fees through and including the date of the certificate have been paid (as applicable in each such jurisdiction);
(vii) executed payoff letters for any Indebtedness for borrowed money, in a form reasonable satisfactory to Purchaser and all instruments and documents necessary to release any and all Encumbrances securing such Indebtedness for borrowed money against the Company and any of its Subsidiaries, including appropriate UCC financing statement amendments (termination statements), if applicable (it being understood that, as of the date of this Agreement, no such Indebtedness is outstanding);
(viii) deliver, or cause to be delivered, to the Purchaser a certificate in customary form, duly executed by a duly authorized officer of the Company, dated the Closing Date, certifying that the conditions set forth in Section 8.03(a), Section 8.03(b) and Section 8.03(c) have been satisfied;
(ix) deliver, or cause to be delivered, to the Purchaser a properly executed certificate of the US Subsidiary meeting the requirements of Treasury Regulation Section 1.1445-2(c)(3) (including a form of notice to the IRS in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) and in the customary form along with written authorization for Purchaser to deliver such notice form to the IRS on behalf of the US Subsidiary upon the Closing);
(x)   deliver, or cause to be delivered, to the Purchaser countersignature pages to the Stockholders Agreement and the Registration Rights Agreement, in each case duly executed by the Seller;
(xi)   deliver, or cause to be delivered, to the Purchaser countersignature pages to the Transition Services Agreement, duly executed by the Seller and the Company;
(xii)  deliver, or cause to be delivered, to the Purchaser the “Rollover Seller Closing No-Claims Declaration” contemplated by the R&W Insurance Policy, duly executed by the Seller;
(xiii) deliver, or cause to be delivered, to the Purchaser duly executed counterparts to each of the other Ancillary Agreements to which the Seller or any of its Affiliates is a party; and
(xiv) deliver, or cause to be delivered, to the Purchaser all other agreements, documents, instruments or certificates required to be delivered by the Seller, the Company or any applicable Company Subsidiary at the Closing pursuant to this Agreement.
(c) Other Closing Actions.
(i) The Seller and (effective as of the Closing) the Purchaser shall notify the Company in writing of the occurrence of the Closing and the sale and transfer at the Closing of the Shares from the Seller to the Purchaser, and shall jointly instruct and appoint each member of the Company Board, each acting individually with full power of substitution, to do all such acts and things in connection with or for the purpose of giving full effect to the sale and transfer at the Closing of the Shares in accordance with this Agreement, including registering the sale and transfer of the Shares in the Shareholders’ Register at the Closing as contemplated by Section 2.05(b)(i).
(ii) Following the Closing, the Purchaser shall, and shall cause the Company and the Company Subsidiaries, to (A) as applicable and when required under any applicable Law, appropriately update the applicable UBO Register or any equivalent register for the Company or any Company Subsidiary organized outside the EU and (B) without limiting the generality of the foregoing, as promptly as practicable following the Closing, and no later than one month after Closing, appropriately update the Luxembourg Register of Beneficial Owners (Registre des Bénéficiaires Effectifs) and the Commercial and Companies Register of Luxembourg in accordance with applicable Laws.
(iii) Each Party agrees to provide to the other Parties such other information, to execute such other documents and instruments and to do such other things at or in connection with the Closing as any other Party may reasonably request for the purpose of consummating the Closing in accordance with this Agreement.
(iv) At the Closing, the Parties shall effect, or cause to be effected, the actions and transactions set forth in the Closing Step Plan (the “Additional Closing Steps”), in the order as described in the Closing Step Plan, with such amendments and modifications as may be necessary to comply with the timing of local legal processes or legal requirements, and to effectuate the intent and purpose of the Parties under this Agreement. In furtherance of the foregoing, the Parties agree that they shall, and shall cause their respective Subsidiaries to, execute and deliver such consents and approvals, and take all such actions, as are necessary to execute the transactions described in the Closing Step Plan, in accordance with applicable local laws and regulations.
Section 2.06 Consideration Payment and Exchange Mechanism.
(a) Deposit of Estimated Closing Cash Consideration. At the Closing, Purchaser shall (A) deliver to the Seller a cash amount equal to the Estimated Closing Cash Consideration in accordance with the Closing Payment Schedule, and (B) issue the Common Equity Consideration and the Preferred Equity Consideration in the name of the Seller (subject to receipt by the Purchaser prior to the Closing of such “know your customer” information and tax forms as are reasonably required by the Purchaser or the bank thereof).
(b) Transaction Expenses. At or as soon as reasonably practicable following the Closing, the Company shall disburse the Transaction Expenses to the applicable recipients in accordance with the Closing Payment Schedule, subject to receipt of applicable invoices and other deliverables reasonably requested by the Purchaser or the Company; provided that payment of any such amount to a current or former employee shall be paid through the applicable employer’s payroll, less applicable deductions and withholdings (including Taxes) associated therewith.
(c) No Interest. No interest will be paid or will accrue for the benefit of any recipient of any amounts or shares payable or issuable pursuant to this Agreement or any other Ancillary Agreement, except as expressly provided therein.
(d) Currency. All cash payments hereunder shall be made by wire transfer in U.S. Dollars. Any currency conversion commissions will be borne by the applicable payee and deducted from payments to be made to any payment recipient.
(e) Adjustment for Restricted Cash Distribution Costs.
(i) During the period of twelve (12) months following the Closing, in the event that any of the Company Subsidiaries distributes or causes to be distributed to the Company or the Purchaser any Included Restricted Cash and incurs Restricted Cash Distribution Costs that exceed the aggregate Restricted Cash Distribution Costs reflected in the calculation of the Final Closing Cash Consideration (determined without regard to (x) any change of applicable Law that becomes effective following the final determination of the Final Closing Cash Consideration and (y) any transactions other than distributions of Included Restricted Cash consummated following the Closing that are not contemplated by this Agreement), then the Purchaser may, upon written notice to the Seller delivered following the determination of the Final Closing Cash Consideration in accordance with Section 2.04 (such notice, a “Distribution Costs Adjustment Notice”) seek reimbursement from the Seller in the amount of such excess. Any Distribution Costs Adjustment Notice shall be accompanied by reasonable supporting documentation. The Purchaser shall not deliver a Distribution Costs Adjustment Notice on more than two (2) occasions (but may deliver any such notice with respect to any or all of the Included Restricted Cash).

(ii) Following the delivery of a Distribution Costs Adjustment Determination Notice, the Purchaser shall provide the Seller with reasonable access to the information and relevant personnel of the Purchaser and the Company referred to or involved in the preparation thereof to permit the Seller to review Purchaser’s claim for reimbursement, on the terms and subject to the applicable conditions to access of information set forth in Section 2.04(f).
(iii) Any such claim for reimbursement shall become final and binding upon the Parties on the forty-fifth (45th) calendar day following receipt of notice thereof by the Seller, unless the Seller gives written notice of its disagreement with such claim to the Purchaser prior to such date. Any such notice of disagreement shall specify in reasonable detail the reasons for the Seller’s objections, and thereafter, such disagreement shall be resolved in accordance with the applicable procedures set forth in Section 2.04(d); provided that, for such purpose, the “Independent Accountant” shall instead be an internationally recognized Tax advisory firm possessing relevant expertise with respect to the subject matter of the applicable Distribution Costs Adjustment Determination and that is reasonably acceptable to the Purchaser and the Seller.
(iv) In the event that, following completion of the procedures set forth in the foregoing clause (iii), the Purchaser is finally determined to be entitled to reimbursement of any amount set forth in the Distribution Costs Adjustment Notice, such reimbursable amount shall be satisfied in the same manner as set forth in Section 2.04(g)(ii), mutatis mutandis.
(f) Adjustment for Encumbered Cash.
(i) Following the Closing, the Purchaser shall, and shall cause the Company and the Company Subsidiaries to, as applicable, use reasonable best efforts to finalize and complete the statutory financial statements of the Company and each of the Company Subsidiaries (as applicable), for the fiscal year ended December 31, 2024 (or, solely if the Closing occurs after September 30, 2025, the fiscal year ended December 31, 2025), in a manner substantially consistent with the past practices of the Company or the applicable Company Subsidiary with respect to the preparation of such statutory financial statements (but in any event consistent with applicable Law), for the purpose of determining the amount of distributable reserves held by the Company or such Company Subsidiary (each, a “Statutory Account Closing”, and the date on which the last such statutory account is closed, the “Statutory Accounts Closing Date”). Following the Closing but prior to the Statutory Accounts Closing Date, at the request of Seller, the Purchaser shall keep the Seller reasonably apprised of the status of such efforts.
(ii) Within ninety (90) days following the Statutory Accounts Closing Date, the Purchaser shall deliver to the Seller a statement setting forth its good-faith calculation of Net Encumbered Cash (taking into account the amount of distributable reserves of the Company and the Company Subsidiaries as though each of the Statutory Account Closings (and the corresponding determination of distributable reserves) were completed immediately prior to the Reference Time) (an “Encumbered Cash Adjustment Notice”). Any Encumbered Cash Adjustment Notice shall be accompanied by reasonable supporting documentation.
(iii) Following the delivery of the Encumbered Cash Adjustment Notice, the Purchaser shall provide the Seller with reasonable access to the information and relevant personnel of the Purchaser and the Company referred to or involved in the preparation thereof to permit the Seller to review the Purchaser’s calculation of the Net Encumbered Cash, on the terms and subject to the applicable conditions to access of information set forth in Section 2.04(f).
(iv) Any Encumbered Cash Adjustment Notice shall become final and binding upon the Parties on the forty-fifth (45th) calendar day following receipt of notice thereof by the Seller, unless the Seller gives written notice of its disagreement with such claim to the Purchaser prior to such date. Any such notice of disagreement shall specify in reasonable detail the reasons for the Seller’s objections, and thereafter, such disagreement shall be resolved in accordance with the applicable procedures set forth in Section 2.04(d).
(v) In the event that the Net Encumbered Cash as finally determined pursuant to this Section 2.06(f) is higher than the amount of Net Encumbered Cash included in the calculation of the Final Closing Cash Consideration, the difference shall be paid by the Purchaser to the Seller in the same manner as set forth in Section 2.04(g)(i), mutatis mutandis. In the event that the Net Encumbered Cash as finally determined pursuant to this Section 2.06(f) is lower than the amount of Net Encumbered Cash included in the calculation of the Final Closing Cash Consideration, the difference shall be paid by the Purchaser to the Seller in the same manner as set forth in Section 2.04(g)(ii), mutatis mutandis.
(vi) Notwithstanding the foregoing, if the Statutory Accounts Closing Date is at least ten (10) Business Days prior to the Purchaser’s delivery of the Closing Statement to the Seller pursuant to Section 2.04(b) (which ten (10) Business Day period may be waived by the Purchaser), then the determination of the Net Encumbered Cash shall instead be part of the determination process of the Final Closing Cash Consideration, as set forth in Section 2.04.
Section 2.07 Adjustments. In the event of any stock split, bonus shares, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into stock), consolidation, reorganization, reclassification, combination, recapitalization or other like change with respect to the Purchaser Common Stock or Purchaser Preferred Stock occurring after the date hereof, all references in this Agreement to specified prices, numbers of shares affected thereby, or any value thereof, and all calculations provided for that are based upon numbers of shares (or value thereof) affected thereby, shall be equitably adjusted to the extent necessary, as reasonably determined in good faith by the Board of Directors of Purchaser, to provide the Parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.
Section 2.08 Withholding Taxes. Notwithstanding anything herein to the contrary, (a) each portion of the Aggregate Consideration payable or issuable pursuant to this Agreement shall be made net of any Taxes required by applicable Law to be deducted and withheld from such payment, and (b) any amounts deducted or withheld from such payment shall be remitted to the applicable Governmental Authority and, when so remitted, shall be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid for purposes of this Agreement. The Purchaser shall use reasonable efforts to notify the Seller no less than fifteen (15) days prior to the date on which the applicable withholding or deduction is to be made by the Purchaser. The Seller then shall have an opportunity to object to such contemplated deduction or withholding. The Purchaser shall consider, in good faith, any such objection made by the Seller prior to making any such deduction or withholding, and shall use its commercially reasonable efforts, at Seller’s cost, to cooperate with the Seller to reduce or otherwise eliminate any such deduction or withholding as permitted by applicable Law. Any amount required to be withheld under this Agreement, whether such withholding relates to cash consideration or equity consideration, shall be funded first through a reduction from any portion of cash consideration then payable to such recipient at the Closing Date and, to the extent there is insufficient cash to permit such withholding, through the forfeiture or sale of the portion of the Purchaser Common Stock otherwise deliverable to such recipient that is required to enable the applicable payor to comply with applicable deduction or withholding requirements.
Section 2.09 Rights Not Transferable. The rights hereunder of the Seller are personal to the Seller and shall not be transferable for any reason other than by operation of law. Any attempted transfer of such right by the Seller (other than as permitted by the immediately preceding sentence) shall be null and void.
Section 2.10 Allocation Schedule. Purchaser shall in good faith determine and prepare an allocation of the Aggregate Consideration among the shares of the Company and the Company Subsidiaries that are directly acquired by Purchaser or its affiliates as described in Exhibit E (the “Allocation Schedule”). Purchaser shall deliver to Seller a draft proposal of the Allocation Schedule for Seller’s review no later than December 1, 2024. Seller shall review the Allocation Schedule and provide any proposed revisions to Purchaser within fifteen (15) days after the receipt thereof from Purchaser. If Seller timely raises any objections to an Allocation Schedule prepared by Purchaser pursuant to this Section 2.10, Seller shall provide Purchaser with a detailed explanation as to the basis of its objections and Seller and Purchaser shall negotiate in good faith and use their reasonable best efforts to resolve any dispute. If Seller and Purchaser fail to resolve such dispute within ten (10) days after Seller timely raises such objection, then the disputed items shall be resolved by a nationally recognized accounting firm that is capable of serving as a valuation expert with relevant experience and is mutually agreeable to Purchaser and Seller (the “Accounting Expert”); provided, however, that the Accounting Expert’s determination shall be limited to the portions of the Allocation Schedule with respect to which Seller has raised timely concerns in accordance with this Section 2.10. All fees and expenses relating to the work, if any, to be performed by the Accounting Expert shall be borne equally by the Purchaser, on the one hand, and Seller, on the other hand. The allocation of the Aggregate Consideration, as prepared by Purchaser if not disputed by the Seller, as adjusted pursuant to any agreement between the Purchaser and Seller, or as determined by the Accounting Expert in accordance with this Section 2.10, shall be conclusive and binding on the Purchaser, Seller and their Affiliates, and Purchaser and Seller agree to prepare and file (and cause their Affiliates to prepare and file) all relevant Tax Returns in accordance with such allocation and shall not take any position inconsistent with such allocation in any Tax proceeding, except in each case to the extent otherwise required pursuant to a final determination of a Taxing authority. The allocation under this Section 2.10 shall be adjusted, as necessary, to reflect any subsequent adjustments to the Aggregate Consideration following the review, consultation and dispute resolution procedures set forth in this Section 2.10. Notwithstanding the foregoing, in no event shall the obligations of the Parties contained in this Section 2.10 prevent or delay the occurrence of the Closing, such that if the Allocation Schedule is not finalized in accordance with this Section prior to the anticipated date of Closing, then the Allocation Schedule initially provided by the Purchaser, adjusted to include Seller’s comments with respect to disputed items, if any, shall be used solely for the purpose of the Closing, provided that any adjustments thereto (if any) shall be reviewed and finally determined in accordance with this Section 2.10 together with the determination of the Final Closing Cash Consideration.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER
Except as set forth in the Company Disclosure Letter attached hereto (the “Company Disclosure Letter”), and subject to Section 10.01, the Seller hereby represents and warrants to the Purchaser, as of the date hereof and as of the Closing Date, as follows:
Section 3.01 Organization. The Seller is duly organized and validly existing under the Laws of the Grand Duchy of Luxembourg for an unlimited duration and is not subject to any Insolvency Event and has all necessary corporate or similar power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.
Section 3.02 Authority. The Seller has all necessary corporate or similar power and authority to execute and deliver this Agreement and any Ancillary Agreement to which the Seller is or is contemplated to be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Seller of this Agreement and the Ancillary Agreements to which the Seller is or is contemplated to be a party and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate or similar action on the part of the Seller. This Agreement and the Ancillary Agreements to which the Seller is or is contemplated to be a party have been, or will be at Closing (as applicable), duly executed and delivered by the Seller and, assuming due execution and delivery by each of the other Parties hereto and thereto, constitute the legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws (including laws relating to an Insolvency Event) affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law) (collectively, the “Enforceability Exceptions”).
Section 3.03 No Conflict; Required Filings and Consents.
(a) Assuming the receipt of the authorizations, approvals, consents and other requirements contemplated by Sections 3.03(b), 4.04(b) and 5.03(b), the execution, delivery and performance of this Agreement by the Seller and the Ancillary Agreements to which the Seller is or is contemplated to be a party and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) conflict with or violate the Organizational Documents of the Seller, (ii) conflict with or violate any Law applicable to the Seller or by which any property or asset of the Seller is bound or affected or (iii) conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or require any consent of any Person pursuant to, any material Contract or agreement to which the Seller is a party, except, in the case of clauses (ii) or (iii), for any such conflicts, violations, breaches or defaults that would not reasonably be expected, individually or in the aggregate, to be material to the Company and the Company Subsidiaries, taken as a whole.
(b) Such Seller is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority or any other Person in connection with the execution, delivery and performance by the Seller of this Agreement or the consummation of the transactions contemplated hereby, except (i) for any filings required to be made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) compliance with any other applicable Antitrust Law or FDI Law, (iii) as set forth in Section 3.03(b) of the Company Disclosure Letter or (iv) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification would not reasonably be expected, individually or in the aggregate, to be material to the Company and the Company Subsidiaries, taken as a whole.
Section 3.04 Shares. The Seller is the sole recorded and beneficial owner of the Shares set forth opposite the Seller’s name on Section 3.04 of the Company Disclosure Letter, free and clear of any Encumbrance (other than any Encumbrance imposed at Closing by action of the Purchaser). The Seller has the right, authority and power to sell, assign and transfer the Shares to the Purchaser. Upon the consummation of the transactions contemplated by this Agreement, the Purchaser shall acquire good and valid title to the Shares, free and clear of any Encumbrance other than Encumbrances created by the Purchaser. The copy of the Shareholders’ Register made available to the Purchaser prior to the execution of this Agreement is current, correct, and complete in all material respects.
Section 3.05 Litigation. As of the date hereof, there is no Action by or against the Seller pending or, to the Knowledge of the Seller, threatened against the Seller except as would not reasonably be expected, individually or in the aggregate, to have a Seller Material Adverse Effect. As of the date hereof, there are no outstanding Orders binding on the Seller except as would not reasonably be expected, individually or in the aggregate, to have a Seller Material Adverse Effect.
Section 3.06 Investment Representations. The Seller is knowledgeable, sophisticated and experienced in business and financial matters, is experienced in evaluating investments in companies such as Purchaser and qualifies as an “accredited investor” as defined in the Securities Act. The Common Equity Consideration and Preferred Equity Consideration to be acquired by the Seller in connection with the consummation of the transactions contemplated hereby are being acquired for Seller’s own account, for investment purposes, and without a view to any distribution thereof. Seller has been afforded access to information about Purchaser and the financial condition, results of operations, business, property and management of Purchaser sufficient to enable it to evaluate its investment in the Common Equity Consideration and Preferred Equity Consideration. Seller has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Common Equity Consideration and Preferred Equity Consideration. Seller understands that its investment in the Common Equity Consideration and Preferred Equity Consideration involves a high degree of risk and Seller is able to bear the economic risk of its investment therein. Seller acknowledges that it has conducted to its reasonable satisfaction an independent investigation of the financial condition, results of operations, assets, liabilities, properties, taxes and projected operations of Purchaser and, made its own analysis and decision to enter into this Agreement.
Section 3.07 Restricted Securities. Seller understands that (i) the Common Equity Consideration and Preferred Equity Consideration are characterized as “restricted securities” under the applicable securities laws inasmuch as they are being acquired from Purchaser in a transaction not involving a public offering and that under such laws and applicable regulations the Common Equity Consideration and Preferred Equity Consideration may be resold without registration under the Securities Act and other applicable securities laws only in certain limited circumstances; and (ii) in the absence of an effective registration statement covering the Common Equity Consideration and Preferred Equity Consideration or an available exemption from registration under the Securities Act and other applicable securities laws, the Common Equity Consideration and Preferred Equity Consideration may not be sold. Seller understands that Purchaser, as the issuer of the Common Equity Consideration and Preferred Equity Consideration, is relying in part upon the representations and agreements contained in this Agreement for the purpose of determining whether the offer, sale and issuance of the Common Equity Consideration and Preferred Equity Consideration meets the requirements for an applicable exemption from registration under the Securities Act and other applicable securities laws.
Section 3.08 Seller’s Investigation, Reliance and Disclaimer. The Seller hereby expressly acknowledges and agrees that the Purchaser and its respective Affiliates have not made, and do not make, and expressly disclaim any other representations and warranties and that the Seller has not relied and is not relying upon any representation or warranty or omission by, or information from, the Purchaser or any of its Affiliates, employees or Representatives, whether oral or written, express or implied, including any implied warranty of merchantability or of fitness for a particular purpose, in each case except for the representations and warranties set forth in Article V (including any certificate delivered by the Purchaser hereunder) in its entry into this Agreement, its sale of the Shares and the consummation of the transactions contemplated hereby. None of the Purchaser or any of its Affiliates or Representatives shall have any liability to the Seller or any of its Affiliates or Representatives resulting from the use of any information, documents or materials made available to the Seller, whether orally or in writing, in any confidential information presentations, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the transactions contemplated by this Agreement, including any projections, forecasts or assumptions involving the Purchaser or its Subsidiaries, except for the representations and warranties specifically set forth in Article V (including any certificate delivered by the Purchaser hereunder).
Section 3.09 Brokers. Except for Morgan Stanley & Co., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Seller.
Section 3.10 Purchaser Holdings. As of the date of this Agreement, neither the Seller nor any of its Affiliates holds, or through and as of immediately prior to the Closing shall hold, any shares of Purchaser Common Stock (excluding any shares to be acquired pursuant to this Agreement).
Section 3.11 Exclusivity of Representations and Warranties. Except as expressly set forth in this Article III or in Ancillary Agreement to which the Seller is or is contemplated to be a party, neither the Seller nor any of its respective Representatives, nor any other Person, has made or is making any other representation or warranty of any kind whatsoever, express or implied, at law or in equity, either written or oral, with respect to the Seller or any of its Affiliates (other than the representations and warranties set forth in Article IV) or any of their respective assets, Liabilities or operations, including the Shares and including with respect to merchantability or fitness for any particular purpose.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY
AND THE COMPANY SUBSIDIARIES
Except as set forth in the Company Disclosure Letter, and subject to Section 10.01, the Seller hereby represents and warrants to the Purchaser, as of the date hereof and as of the Closing Date, as follows:
Section 4.01 Organization and Qualification.
(a) Each of the Company and the Company Subsidiaries is (i) duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, incorporation or formation (to the extent the applicable jurisdiction recognizes such concept) as set forth in Section 4.01(a) of the Company Disclosure Letter and has all necessary corporate or similar power and authority, as applicable, to own, lease, use, license and operate its assets and properties and to carry on its business as such business is now being conducted and is currently proposed to be conducted, (ii) not subject to any Insolvency Event, (iii) except as set forth in Section 4.01(c) of the Company Disclosure Letter, duly qualified as a foreign corporation or other entity to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification necessary, except, in each case, where the failure to be so qualified or authorized and in good standing has not had, and would not reasonably be expected to have a Material Adverse Effect and (iv) not in material breach or default of any obligation under its Organizational Documents.
(b) Each of the Company and the Company Subsidiaries is solvent and has not experienced an Insolvency Event. In the past five (5) years, there has been no request by the Company or a Company Subsidiary for, nor, to the Company’s Knowledge, has there been issued or commenced against or with respect to either of them any bankruptcy, receivership, freeze of proceedings, liquidation (whether voluntary or not), winding up, arrangement with creditors, scheme of arrangement or other similar insolvency events, orders or proceedings, in each case, whether temporary or permanent.
(c) Except for actions to be taken after the date hereof in connection with the Pre-Closing Steps, the Company has, and has had at all times since its date of organization, the place of its central administration (siege de l’administration centrale), its principal place of business (principal établissement), its center of main interests (within the meaning given to such term in Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast), as amended) and tax residency in Luxembourg and the Company has validly established its seat in accordance with applicable Laws.
Section 4.02 Books and Records.
(a) The minute books of the Company have been made available to Purchaser.

(b) The Organizational Documents of the Company and each Company Subsidiary, which have previously been made available to Purchaser, reflect all amendments thereto.
Section 4.03 Authority. The Company and each Company Subsidiary, as applicable, has all necessary corporate or similar power and authority to execute and deliver this Agreement and the Ancillary Agreements to which the Company or the Company Subsidiary is or is contemplated to be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company and each Company Subsidiary of this Agreement and the Ancillary Agreements to which the Company or the Company Subsidiary is or is contemplated to be a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate or similar action on the part of the Company (or the applicable Company Subsidiary). This Agreement and the Ancillary Agreements to which the Company and each Company Subsidiary (as applicable) is or is contemplated to be a party have been, or will be at the Closing (as applicable), duly executed and delivered by the Company or the Company Subsidiary (as applicable) and, assuming due execution and delivery by each of the other Parties hereto and thereto, constitute the legal, valid and binding obligation of the Company or the applicable Company Subsidiary, enforceable against the Company in accordance with its terms, except as enforcement may be limited by the Enforceability Exceptions.
Section 4.04 No Conflict; Required Filings and Consents.
(a) Except as set forth in Section 4.04(a) of the Company Disclosure Letter, and assuming the receipt of the authorizations, approvals, consents and other requirements contemplated by Sections 3.03(b), 4.04(b) and 5.03(b), the execution, delivery and performance of this Agreement and the Ancillary Agreements to which the Company or any of the Company Subsidiaries is or is contemplated to be a party by the Company and such Company Subsidiaries and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) result in the creation of any Encumbrance on any of the properties or assets of the Company or any of the Shares, (ii) conflict with or violate any of the Organizational Documents of the Company or the Company Subsidiaries, (iii) conflict with or violate any Law applicable to the Company or the Company Subsidiaries or by which any property or asset of the Company or the Company Subsidiaries are bound or affected or (iv) conflict with, or result in any violation or breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent, notice, or waiver of any Person pursuant to, or give rise to any right of termination, modification, cancellation or acceleration of any right or obligation to which the Company or such Company Subsidiary is entitled under any of the terms, conditions or provisions of any Company Material Contract, except, in the case of the foregoing clauses (i), (iii) and (iv), for any such conflicts, violations, breaches or defaults that would not reasonably be expected, individually or in the aggregate, to be material to the Company and the Company Subsidiaries, taken as a whole.
(b) The Company is not required to file, seek or obtain any notice, authorization, registration, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Company and the Company Subsidiaries of this Agreement and the Ancillary Agreements to which the Company or any of the Company Subsidiaries is or is contemplated to be a party or the consummation of the transactions contemplated hereby and thereby, except (i) for any filings required to be made under the HSR Act or any other applicable Antitrust Laws or FDI Laws, (ii) set forth on Section 4.04(b) of the Company Disclosure Letter or (iii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification would not reasonably be expected, individually or in the aggregate, to be material to the Company and the Company Subsidiaries, taken as a whole.
Section 4.05 Capitalization.
(a) The Company’s share capital consists solely of one billion two hundred fifty million three hundred twenty-seven thousand five hundred (1,250,327,500) Ordinary Shares, of which all are issued and outstanding as of the date hereof. The Company has not issued any beneficiary units (parts bénéficiaires) or any similar instrument. All of the Ordinary Shares are in registered form and uncertificated. Each of the Ordinary Shares is validly issued, fully paid and nonassessable, freely transferrable, and free and clear of any Encumbrances, and was not issued in violation of any preemptive rights, rights of first refusal, “put” and “call” or similar rights of a third Person and have been issued in compliance with all applicable Laws and all requirements set forth in applicable Contracts. The Shares constitute all of the issued and outstanding share capital of the Company and represent all the voting rights in the Company. There are no declared and/or accumulated but unpaid dividends in respect of the Shares. The Company is not under any obligation to register under any securities laws any shares of Company’s share capital or any other securities of the Company, whether currently outstanding or that may subsequently be issued. The number of Shares set forth in Section 4.05(a) of the Company Disclosure Letter (the “Capitalization Table”) as being owned by Seller as set forth therein constitutes the entire interest of the Seller in the issued and outstanding share capital or voting securities of the Company.
(b) Except as set forth on Section 4.05(b) of the Company Disclosure Letter, there are no (x) outstanding obligations, options, warrants, convertible securities, stock appreciation rights, profit interests or other rights, agreements, arrangements or commitments of any kind relating to the share capital of the Company or obligating the Company to issue or sell any shares of share capital of, or any other interest in, the Company, (y) outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any of the share capital of the Company or (z) agreements or understandings in effect with respect to the voting or transfer of any of the share capital of the Company.
(c) No bonds, debentures, notes or other indebtedness of the Company (i) granting its holder the right to vote on any matters on which any Company securityholder may vote (or which is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is any way based upon or derived from capital or voting stock of the Company, is issued or outstanding.
(d) As of the Closing, the board of directors of the Seller, and, as applicable, the boards of directors or other applicable governing bodies of the Company and the Company Subsidiaries shall have adopted resolutions providing that, effective as of the Closing, the Phantom Stock Plan shall be terminated, no Award under the Phantom Stock Plan will be subject to a Settlement in Kind (as such capitalized terms are defined in the Phantom Stock Plan), and the participants thereunder shall not have any present or future right to receive any portion of the Aggregate Consideration (except as described in the final sentence of Section 6.18) nor any right under the Phantom Stock Plan to own or acquire any share capital or other security of the Company or any of its Affiliates.
Section 4.06 Company Subsidiaries.
(a) Section 4.06(a) of the Company Disclosure Letter sets forth a complete and accurate list of (i) each Company Subsidiary, (ii) its name and jurisdiction of organization, (iii) the entire share capital or other equity interests of each such Company Subsidiary (the “Company Subsidiary Equity Interests”) as of the date hereof and (iv) the record and beneficial owner of all issued and outstanding Company Subsidiary Equity Interests as of the date hereof, all of which are owned by the Persons set forth on Section 4.06(a) of the Company Disclosure Letter free and clear of all Encumbrances (other than Permitted Encumbrances). All of the Company Subsidiary Equity Interests are validly issued, fully paid and nonassessable and were not issued in violation of any preemptive rights, rights of first refusal or similar rights of a third party and have been issued in compliance with all applicable laws and all requirements set forth in applicable Contracts.
(b) Except as set forth on Section 4.06(b) of the Company Disclosure Letter, there are no (x) outstanding obligations, options, warrants, convertible securities, stock appreciation rights, profit interests or other rights, agreements, arrangements or commitments of any kind relating to the Company Subsidiary Equity Interests or obligating any Company Subsidiary to issue or sell any shares of share capital of, or any other interest in, such Company Subsidiary, (y) outstanding contractual obligations of any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of share capital of any Company Subsidiary or (z) agreements or understandings in effect with respect to the voting or transfer of any Company Subsidiary Equity Interests.
(c) The Company and the Company Subsidiaries do not hold, directly or indirectly, any share capital of, or other equity interests in, and do not control and have not made any equity investment in, directly or indirectly, any other Person besides the Company Subsidiaries.
Section 4.07 Financial Statements; No Undisclosed Liabilities.
(a) The Company has delivered to the Purchaser true, correct and complete copies of the audited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2023 (the “Balance Sheet Date”), 2022 and 2021 and the audited consolidated statements of operations, comprehensive income, cash flows and changes in equity for the financial years ended December 31, 2023, 2022 and 2021 (the “Audited Financial Statements”). When delivered to the Purchaser, the copies of the unaudited consolidated balance sheets of the Company and the Company Subsidiaries as of March 31, 2024 and June 30, 2024, and the

related unaudited consolidated statements of operations, comprehensive income and cash flows for each of the periods then ended (the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”) so delivered shall be true, correct and complete copies thereof.
(b) The Financial Statements (i) have been or, with respect to the Interim Financial Statements, will be, derived from the books and records of the Company and the Company Subsidiaries, (ii) were or, with respect to the Interim Financial Statements, will be, prepared in accordance with IFRS applied on a consistent basis throughout the periods covered thereby and consistent with each other, except as otherwise noted therein, and (iii) present or, with respect to the Interim Financial Statements, will present, fairly, in all material respects, the consolidated financial position and results of operations of the Company and the Company Subsidiaries, as of the respective dates thereof or the periods then ended, in each case except as may be noted therein and, with respect to the Interim Financial Statements, subject to the absence of notes and normal year end adjustments (which if presented would not differ materially from those presented in the Audited Financial Statements).
(c) Except as set forth in Section 4.07(c) of the Company Disclosure Letter and except (i) as set forth or specifically reflected or adequately reserved against in accordance with applicable accounting standards in the Audited Financial Statements, (ii) for Liabilities incurred by the Company and the Company Subsidiaries in the Ordinary Course of Business since the Balance Sheet Date (none of which is a liability resulting from a breach of contract, claim, breach of warranty, tort, infringement or misappropriation environmental matters, or that relates to any cause of action claim or lawsuit), (iii) for Liabilities that would not reasonably be expected, individually or in the aggregate, to be material to the Company and the Company Subsidiaries, taken as a whole, (iv) for Transaction Expenses, and (v) for Liabilities incurred at the prior written consent of Purchaser in connection with this Agreement, neither the Company nor any of the Company Subsidiaries has any Liabilities that would be required to be reflected or reserved against on a balance sheet prepared in accordance with IFRS.
(d) The Company and the Company Subsidiaries maintain a system of internal accounting controls and procedures that are sufficient to provide reasonable assurance that (i) material transactions of the Company and the Company Subsidiaries are executed only with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with IFRS and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s authorization, and (iv) the recorded amounts for assets are compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company and the Company Subsidiaries have not identified or been notified of any internal or external allegations that any of Company and the Company Subsidiaries or any of the officers or accounting managers thereof have engaged in fraud, whether or not material, that occurred during any period covered by the Financial Statements, including without limitation any fraudulent accounting practices relating to the Company and the Company Subsidiaries.
Section 4.08 Absence of Certain Changes or Events. Since the Balance Sheet Date through the date of this Agreement, other than as set forth in Section 4.08 of the Company Disclosure Letter, except for actions taken in connection with the transactions contemplated hereby at the written request of or with the express written agreement of Purchaser, the Business has been conducted, in all material respects, in the Ordinary Course of Business, and there has not been, occurred or arisen any:
(a) event, occurrence, development or state of circumstances or facts that has had, or would reasonably be expected to have, a Material Adverse Effect;
(b) amendment of the Organizational Documents of the Company or the Company Subsidiaries;
(c) split, combination or reclassification of any shares of the Company or any issuance, sale or other disposition of any of the Company shares or, grant of any options, restricted stock units, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of the Company shares, except with respect to Phantom Stock Appreciation Rights that are cash-settled in accordance with the terms of the Phantom Stock Plan;
(d) declaration or payment of any dividends or distributions on or in respect of any of the Company shares or redemption, purchase or acquisition of Company shares;
(e) damage, destruction or loss (whether or not covered by insurance) to any material assets or material property of the Company;

(f) material loans, guarantees or capital contributions to, or investments in, any other Person;
(g) increases in salaries or other employment-related compensation which are not in the Ordinary Course of Business, grant of or promise to grant any change of control or retention bonuses or benefits, change of control severance award or equity or equity-based award (except with respect to the Phantom Stock Appreciation Rights, which shall in any event not derogate from Section 4.05(d) or Section 6.18) with change of control acceleration to any current or former employee, officer, director, independent contractor or consultant of the Company or the Company Subsidiaries;
(h) except for actions taken in connection with the transactions contemplated by the Pre-Closing Step Plan or the Closing Step Plan, change in any method of Tax accounting or accounting practice of the Company or the Company Subsidiaries, or any change or rescission of any Tax election, or amendment of any Tax Return (in each case, if such change, rescission or amendment would have the effect of increasing the Tax liability of the Company or the Company Subsidiaries for any period ending after the Closing Date), settlement of any Tax audit or other similar proceeding, consent to the extension or waiver of the statute of limitations period applicable to any Tax claim or assessment, application or negotiation for or receipt of a Tax ruling from a Governmental Authority, affirmative surrender of any claim for Tax refund, or taken any other similar action relating to the filing of any Tax Return or the payment of any Tax that would have the effect of increasing the Tax liability of the Company or the Company Subsidiaries for any period ending after the Closing Date;
(i) cancellation of any material debts or entitlements owed to the Company or any of the Company Subsidiaries or any creation of any security interest in any material assets or material properties of the Company or any of the Company Subsidiaries;
(j) commencement or settlement of any material Action against the Company or the Company Subsidiaries;
(k) any sale, lease or license by the Company or the Company Subsidiaries, or the imposition of any lien (other than Permitted Encumbrance) upon, any asset (tangible or intangible), securities, properties, interests or businesses of the Company that is material to the Company and its Subsidiaries, taken as a whole, and not in the Ordinary Course of Business; or
(l) execution by the Company or any Company Subsidiary of any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.
Section 4.09 Compliance with Law; Permits.
(a) Except as set forth in Section 4.09 of the Company Disclosure Letter, each of the Company and the Company Subsidiaries is and at all times in the past five (5) years has been, and has operated its business and maintained its assets and properties, in compliance, in all material respects, with all Laws and Orders applicable to the assets, properties or businesses of the Company and the Company Subsidiaries, including the applicable rules, regulations, policies and standards of self-regulatory bodies such as the Interactive Advertising Bureau, the Digital Advertising Alliance, and the Network Advertising Initiative. Since the date that is five (5) years prior to the date of this Agreement, except as set forth in Section 4.09 of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries has received any notice from a Governmental Authority asserting any such violation of such Laws or Orders.
(b) The Company and the Company Subsidiaries are, and have been at all times during the past five (5) years, in compliance in all material respects with and are not in default or violation of, the provisions of Articles 20 to 29 of the French law n" 93-122 of 29 January 1993 on the prevention of bribery and the transparency of economic life and public procurement procedures (the “Sapin Law”) and of the order n" 2017-159 of 9 February 2017 on digital advertising services. The Company and the Company Subsidiaries have not received any notice from any Governmental Authority regarding any actual or possible violation of, or failure to comply with the Sapin Law.
(c) Each of the Company and the Company Subsidiaries is in possession of all material permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of any Governmental Authority necessary for each of the Company and the Company

Subsidiaries to own, lease and operate its properties and to, collectively, carry on the Business as currently conducted (the “Permits”). All such Permits are valid and in full force and effect and the Company and the Company Subsidiaries are in compliance in all material respects with all such Permits.
(d) The Company has, for the last five (5) years, been in compliance, in all material respects, with all applicable Customs & Trade Laws.
(e) For the past five (5) years, neither the Company nor any Company Subsidiary, nor any of its shareholders, directors (supervisory or management), officers, members, employees or, to the Company’s knowledge, agents is, or has been, a Sanctioned Person.
(f) For the past five (5) years, neither the Company, nor any Company Subsidiary, has engaged in any dealings or transactions in, with, or involving, directly or indirectly, any Sanctioned Person or Sanctioned Jurisdiction or otherwise in violation of Sanctions.
(g) For the past five (5) years, neither the Company, nor any Company Subsidiary, has (i) made any voluntary, directed or involuntary disclosure to any Governmental Authority or similar agency with respect to any alleged act or omission arising under or relating to any non-compliance with any Customs & Trade Laws or Sanctions, (ii) been the subject of a current, pending or threatened investigation, inquiry or enforcement proceedings for violations of Customs & Trade Laws or Sanctions, or (iii) violated or received any notice, request, penalty, or citation for any actual or potential non-compliance with Customs & Trade Laws or Sanctions.
(h) In the past five (5) years, neither the Company, the Company Subsidiaries any respective officer, director, manager, or, to the Knowledge of the Company, employee, affiliate or agent having authority to act on behalf thereof, has directly or indirectly: (i) made any unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity and related in any way to the Business; (ii) made any unlawful payment to any foreign or domestic government official or employee, foreign or domestic political parties or campaigns, official of any public international organization, or official of any state-owned enterprise; (iii) violated any provision of any applicable anti-corruption Laws, including the Foreign Corrupt Practices Act of 1977 (“FCPA”) and the United Kingdom Bribery Act of 2010 (“UKBA”); (iv) made any bribe, payoff, influence payment, kickback or other similar unlawful payment; (v) made any payment (whether or not lawful) to any Person, or provided (whether lawfully or unlawfully) any favor or anything of value (whether in the form of property or services, or in any other form) to any Person, for the purpose of obtaining or paying for: (A) favorable treatment in securing business or (B) any other special concession; or (vi) agreed, committed, offered or attempted to take any of the actions described in clauses (i) through (v) above. In the past five (5) years, neither the Company nor any of the Company Subsidiaries has conducted any internal or government-initiated investigation, or made a voluntary, directed, or involuntary disclosure to any Governmental Authority or similar agency with respect to any alleged act or omission arising under or relating to any noncompliance with any applicable anticorruption Laws, including the FCPA and UKBA.
(i) For the past five (5) years, the Company and the Company Subsidiaries and their directors, officers, employees, and, to the Knowledge of the Company, agents are in compliance with, and, in the past five (5) years, have not violated, any applicable United States or non-U.S. anti-money laundering Laws. There are no pending or, to the Knowledge of the Company, threatened claims against the Company or any Company Subsidiary with respect to such anti-money laundering Laws. During the past five (5) years, the Company and the Company Subsidiaries have had in place adequate policies, procedures, controls and systems reasonably designed to ensure compliance with applicable anti-money laundering Laws.
Section 4.10 Litigation. There is no litigation, action, suit, arbitration, investigation or proceeding or material claim, brought by or before a Governmental Authority, by or against the Company or any of the Company Subsidiaries pending or, to the Knowledge of the Company, threatened in writing against (a) the Company or any of the Company Subsidiaries or any of their respective assets or businesses, (b) any of the Company’s or any of the Company Subsidiaries’ respective directors, officers, employees, agents or representatives (in their capacities as such or relating to their employment, services or relationship with the Company), or to which the Company or any Company Subsidiary is otherwise a party, (c) the Company or any of the Company Subsidiaries which would reasonably be expected to, individually or in the aggregate, materially impair the ability of the Company or any Company Subsidiary to timely perform its obligations under this Agreement or other Ancillary Agreements to which it is a party or timely consummate the transactions contemplated hereby or thereby or (d) the Company or any of the

Company Subsidiaries or any of their respective Affiliates that relates to the ownership of the Shares (in each case except, if brought after the date hereof, as would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole). There are no outstanding material Orders binding on the Company or any of the Company Subsidiaries. Notwithstanding the foregoing, no representation or warranty is given with respect to any Actions brought after the date of this Agreement exclusively arising out of the negotiation, execution or consummation of the transactions contemplated hereby.
Section 4.11 Employee Benefit Plans.
(a) Section 4.11(a) of the Company Disclosure Letter sets forth, as of the date hereof, a true, correct, and complete list of all material Company Employee Plans. The Company has made available to the Purchaser a true and complete copy of each such Company Employee Plan, including any amendments thereto, all current summary plan descriptions and summaries of material modifications, related trust agreements, annuity contracts and other funding instruments, any nondiscrimination, coverage, top-heavy and Code 415 testing performed with respect to the most recently completed three (3) plan years, all material, non-routine, written correspondence with any Governmental Authority within the past three (3) years, and the most recent determination or opinion letter from the IRS with respect to any such Company Employee Plan, in each case as applicable.
(b) Except as would not result in a material Liability to the Company or any Company Subsidiary (i) each Company Employee Plan and related trust agreement, annuity contract, or other funding instrument has been established, administered, operated, and maintained in all respects in accordance with its terms and the requirements of applicable Laws, (ii) each of the Company and any Company Subsidiary has performed all obligations required to be performed by it under any Company Employee Plan and to the Knowledge of the Company, is not, in any respect, in default under or in violation of any Company Employee Plan, and (iii) no Action (other than claims for benefits in the ordinary course) is pending or threatened, in writing, with respect to any Company Employee Plan and to the Knowledge of the Company, no facts exist that would give rise to any such Action. With respect to each Company Employee Plan, no prohibited transactions (as defined in ERISA Section 406 or Section 4975 of the Code) for which an applicable statutory or administrative exemption does not exist have occurred and no breaches of any of the duties imposed on Company Employee Plan fiduciaries by ERISA with respect to the Company Employee Plans have occurred that could result in any material Liability or material excise Tax under ERISA or the Code being imposed on the Company or any Company Subsidiary. All contributions to the Company Employee Plans have been made on a timely basis in accordance with ERISA and applicable Laws. All insurance premiums (including premiums to the PBGC) have been timely paid in full, subject only to normal retrospective adjustments in the ordinary course, with regard to the Company Employee Plans for policy years or other applicable policy periods ending on or before the Closing Date. No Company Employee Plan is, or was during the last three (3) years, the subject of an audit or other inquiry from the IRS, U.S. Department of Labor, PBGC or other Governmental Authority, as applicable, nor is any Company Employee Plan the subject of an active filing under any voluntary compliance, amnesty, closing agreement or other similar program sponsored by any Governmental Authority, and no completed audit, compliance filing or closing agreement has resulted in the imposition of any material Tax, interest or penalty that has not been satisfied. Neither the Company nor any of its directors, officers, employees or, to the Knowledge of the Company, any plan fiduciary has any Liability for failure to comply with any applicable Law for any action or failure to act in connection with the administration or investment of any Company Employee Plan.
(c) Each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a determination or opinion letter from the IRS that it is so qualified and, to the Knowledge of the Company, no fact or event has occurred since the date of such letter or letters from the IRS that would reasonably be expected to adversely affect the qualified status of any such Company Employee Plan.
(d) Except as set forth on Section 4.11(d) of the Company Disclosure Letter, neither the Company nor any ERISA Affiliate maintains, contributes to, participates in or sponsors, or within the last six (6) years has ever maintained, contributed to, participated in, sponsored, or otherwise had any Liability with respect to (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a Company Employee Plan subject to Title IV of ERISA or Section 412 or 4971 of the Code, (iii) a “multiple employer plan” within the meaning of Sections 201, 4063 or 4064 of ERISA or Section 413(c) of the Code, (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, or (v) a voluntary employees’ beneficiary association within the meaning of Section 501(c)(9) of the Code. Except as required by applicable Laws or collective bargaining agreements, no Company Employee Plan provides life, health or other welfare benefits to former or retired employees of the Company or any ERISA Affiliate, and neither the Company nor any of its ERISA Affiliates has any Liability or obligation to provide life, medical or other welfare benefits to former or retired employees, other than pursuant to COBRA or similar state laws that require limited continuation of coverage for such benefits.
(e) Neither the Company nor any of the Company Subsidiaries is a party to any agreement or arrangement that would, directly or in combination with other events, result, separately or in the aggregate, in the payment, acceleration or enhancement of any benefit as a result of the transactions contemplated by this Agreement, including the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.
(f) All Company Employee Plans subject to the Laws of any jurisdiction outside of the United States (i) have been maintained, in all material respects, in accordance with all applicable regulatory requirements and their terms, (ii) if they are intended to (A) qualify for special Tax treatment, meet all requirements for such treatment and, to the Knowledge of the Company, there are no existing circumstances or events that have occurred that would reasonably be expected to affect adversely the special tax treatment with respect to such Company Employee Plan in a manner which would result in Liability to the Company or the Company Subsidiaries, and (B) be funded and/or book-reserved, are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions and (iii) if intended or required to be qualified, approved or registered with a Governmental Authority, is and has been so qualified, approved or registered and, to the Knowledge of the Company, nothing has occurred that would reasonably be expected to result in the loss of such qualification, approval or registration, as applicable in each case of clauses (i), (ii), and (iii), except as would not reasonably be expected to result in a material Liability to the Company or any Company Subsidiary.
(g) With respect to the Company and each Company Subsidiary, taken as a whole, in all material respects (i) each Company Employee Plan that is a “nonqualified deferred compensation” plan within the meaning of Section 409A of the Code has been operated and administered in compliance with Section 409A of the Code and has been in documentary compliance with Section 409A of the Code and (ii) neither the Company nor any Company Subsidiary has any (A) Liability for withholding Taxes or penalties due under Section 409A of the Code or (B) obligation to indemnify or gross-up for any Taxes imposed under Section 409A or 4999 of the Code.
(h) The Company, its ERISA Affiliates, and each Company Employee Plan have been and are in compliance in all material respects with the ACA, including, but not limited to, compliance with all filing and reporting requirements, all waiting periods, and the offering of affordable health insurance coverage compliant with the ACA to all employees and contractors who meet the definition of a full-time employee under the ACA, such that there is no reasonable expectation that any Tax or penalty could be imposed pursuant to the ACA. To the Knowledge of the Company, no condition exists that would reasonably be expected to cause the Company or any of its ERISA Affiliates to have any material Liability for any assessable payment, Taxes, or other penalties under Section 4980H of the Code or otherwise under the ACA or in connection with requirements relating thereto or on account of a violation of the health care requirements of Part 6 or 7 of Title I of ERISA or Section 4980B or 4980D of the Code. The Company and each of its ERISA Affiliates is in compliance in all material respects with and maintain records that are sufficient to satisfy the reporting requirements under Sections 6055 and 6056 of the Code, to the extent required, for all periods of time up to and through the Closing Date. Neither the Company nor any of its ERISA Affiliates has modified the employment or service terms of any employee or service provider for the purposes of excluding such employee or service provider from full-time status for purposes of ACA.
(i) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby shall, either alone or in connection with any other event(s), (i) result in any payment or benefit becoming due to any current or former employee, contractor or director of the Company or any Company Subsidiary, or under any Company Employee Plan, (ii) materially increase any amount of compensation or benefits otherwise payable to any current or former employee, contractor or director of the Company or any Company Subsidiary, or under any Company Employee Plan, or (iii) result in the acceleration of the time of payment, funding or vesting of any benefits to any current or former employee, contractor or director of the Company or any Company Subsidiary, or under any Company Employee Plan.

Section 4.12 Labor and Employment Matters.
(a) Section 4.12(a) of the Company Disclosure Letter contains, as of the date of this Agreement, a true, correct and complete list of all employees of the Company and the Company Subsidiaries as of the date hereof, including for each (to the extent permitted by applicable Law): (i) employee identification number, (ii) position, (iii) type of employment arrangement (indefinite or fixed term), (iv) current annual salary or current hourly wage rate, as applicable, (v) legal employing entity, (vi) current target bonus or commission opportunities, as applicable, (vii) if applicable, number of shares held under the Phantom Stock Plan, (viii) hire date, (ix) principal work location, (x) leave status, (xi) classification status (exempt or nonexempt), if applicable, and (xiii) whether such employee is represented by a trade union or other labor organization.
(b) Each of the Company and the Company Subsidiaries is and has been in the past five (5) years in compliance in all material respects with all applicable Laws relating to the employment of labor, including Laws regarding the terms and conditions of employment, employment practices, collective bargaining agreements, discrimination, harassment, retaliation, fair labor standards occupational health and safety, wrongful discharge or violation of the personal rights of employees, wages, payment of wages, hours, working time and overtime regulations (including “forfait-jours” under French Laws), employee secondment, training rights, collective bargaining, civil rights, immigration and workers’ compensation. The Company and each Company Subsidiary has on file a current and complete Form I-9 for all current and former employees in the United States to the extent required by the Laws of the United States.
(c) The Company and each Company Subsidiary have properly classified all of their respective service providers as employees or independent contractors and as exempt or non-exempt for all purposes. Except as would not reasonably be expected to be material to the Company or any Company Subsidiary, taken as a whole, no Person has a claim against the Company or any Company Subsidiary for eligibility to any benefit of the Company or any Company Subsidiary or to be reclassified as an employee.
(d) Except as disclosed in Section 4.12(d) of the Company Disclosure Letter, all employment agreements entered into with employees of the French Company Subsidiary contain a non-compete provision.
(e) Except as would not reasonably be expected to be material to the Company or any Company Subsidiary, taken as a whole, there are no claims, administrative charges, actions, suits, audits or proceedings pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary before the U.S. Equal Employment Opportunity Commission or any federal, foreign, state or local court or agency concerning any employment, social security or labor administration matter, including alleged employment discrimination or any other matters relating to the employment of labor.
(f) During the past three (3) years, neither the Company nor any Company Subsidiary has experienced any union organization attempts, strike, work stoppage, slowdown, lockout, picketing or other labor disputes, and to the Knowledge of the Company, no such action is threatened against the Company or any Company Subsidiary. In the past five (5) years, to the Knowledge of the Company, no allegation of sexual harassment, sexual abuse or other sexual misconduct has been made against any current or former employee at the level of Vice President or above, director or officer of the Company or any of the Company Subsidiaries (in each case, in his or her capacity as such).
(g) Except as would not reasonably be expected to be material to the Company or any Company Subsidiary, taken as a whole, there are no claims, administrative charges, actions, suits or proceedings pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary brought by any current or former employee of the Company or of any Company Subsidiary.
(h) There are no group dismissals currently in progress or currently planned among employees by the Company or any Company Subsidiary.
(i) Except as set forth on Section 4.12(i) of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries is, or within the last five (5) years has been, a party to or bound by any duty to bargain or any collective bargaining agreement or other Contract with any trade union or other labor organization, other than national or industry-wide collective bargaining agreements for employees outside of the United States. No employees of the Company or any of the Company Subsidiaries are represented by a trade union or other labor organization with respect to their employment with the Company or any of the Company Subsidiaries. There are no representation or certification proceedings or petitions pending or, to the Knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board by any trade union or other labor organization with respect to any employees of the Company or any of the Company Subsidiaries. Neither the Company nor any Company Subsidiary has experienced any union organization attempts, strike, work stoppage, material slowdown, lockout, picketing or other material labor disputes, and to the Knowledge of the Company, no such action is threatened against the Company or any Company Subsidiary.
(j) Except as set forth on Section 4.12(j) of the Company Disclosure Letter, the employment of all employees of the Company and each Company Subsidiary in the United States is terminable by the employer at will at any time without prior notice and without payment of severance compensation or other penalty, other than with respect to the right to receive severance or other termination benefits under any Company Employee Plan.
(k) All company-wide agreements, relevant amendments and unilateral decisions from Company Subsidiaries organized under the laws of France acting as employers have been entered into in compliance in all material respects with applicable Laws and comply with applicable Laws in all material respects.
Section 4.13 Insurance. Section 4.13 of the Company Disclosure Letter sets forth a complete list of each currently in-force material insurance policy to which the Company and each of the Company Subsidiaries is a party, a named insured or otherwise the beneficiary of coverage (the “Policies”). The Company and each of the Company Subsidiaries is currently insured with policies of insurance and bonds of the type and in amounts as is customary and appropriate in its industry, including all legally required workers’ compensation insurance, casualty, fire, products liability and general liability insurance. Each such policy or coverage is valid, binding and enforceable and in full force and effect, and, to the Knowledge of the Company, neither the Company, any Company Subsidiary nor any other party thereto, is in breach or default with respect to any material obligations under any such policies or has otherwise failed to comply in all material respects with the terms and conditions of such policies. The Company has not been notified of any facts upon which an insurer might reasonably be justified in reducing coverage or increasing premiums on existing policies or binders, and the Company or any Company Subsidiary has not been notified about any pending claims to which the insurers have denied coverage or otherwise reserved rights. To the extent applicable, the Company has made available to Purchaser a true and complete copy of the claims history for each policy. No written notice of cancellation or nonrenewal, in whole or in part, with respect to any such policy has been received by the Company.
Section 4.14 Real Property.
(a) Neither the Company nor any of the Company Subsidiaries owns, has ever owned, or has or has ever had any ownership interest in any real property.
(b) Each of the Company and the Company Subsidiaries has valid leasehold or license interests in all material real property leased, licensed or similarly occupied by the Company or any Company Subsidiary, as applicable (the “Company Leased Real Property”), all of which is identified in Section 4.14(b) of the Company Disclosure Letter, free and clear of all Encumbrances other than Permitted Encumbrances. All leases and subleases for the Company Leased Real Property under which the Company or any Company Subsidiary is a lessee or sublessee (the “Company Real Property Leases”) are in full force and effect and are enforceable in accordance with their respective terms, subject to the Enforceability Exceptions. As of the date hereof, neither the Company nor any of the Company Subsidiaries or, to the Knowledge of the Company, any other party under any Company Real Property Lease is in material breach or default under any Company Real Property Lease, and no event has occurred that, with notice or lapse of time or both, would constitute a material breach or default under any Company Real Property Lease.
Section 4.15 Intellectual Property.
(a) Section 4.15(a) of the Company Disclosure Letter sets forth a list, as of the date hereof, of all the following owned or purported to be owned by the Company or any Company Subsidiary: (i) patents and patent applications (including provisional and pending patent applications), (ii) registered trademarks or service marks and applications to register any trademarks or service marks (including intent-to-use applications), (iii) registered copyrights and applications for copyright registration, registered or filed in the name of, the Company or any Company Subsidiary, and (iv) registered Internet domain names (“Company Registered Intellectual Property”) and, as applicable, the jurisdictions in which it has been issued or registered or in which any application for such issuance and registration has been filed. Section 4.15(a) of the Company Disclosure

Letter further sets forth, as applicable, the following information for each item required to be listed on Section 4.15(a): patent number, application number, registration number, filing date, date of issuance, applicant, registrant, title, name (or mark), owner(s), country of origin, and domain name registrar. There is no litigation, action, suit, arbitration, investigation or proceeding or material claim by or before a Governmental Authority pending, or any written material allegation, against or received by the Company or a Company Subsidiary asserting the invalidity or unenforceability of any item of Company Owned Intellectual Property. No material Company Registered Intellectual Property has been canceled, abandoned, invalidated, allowed to lapse, or permitted to enter the public domain. Each item of material Company Registered Intellectual Property is subsisting, and valid and enforceable and in full force and effect and has not been canceled or abandoned. Except as would not reasonably be expected, individually or in the aggregate, to be material to the Company and the Company Subsidiaries, taken as whole, all registration, maintenance and renewal fees that would be past due on or before the date hereof in connection with any Company Registered Intellectual Property have been paid and all documents, recordations and certificates in connection with such Company Registered Intellectual Property required on or before the date hereof to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, to the extent reasonably necessary for the purposes of prosecuting and maintaining such Company Registered Intellectual Property (other than to the extent there is a grace period therefor that extends beyond the date hereof).
(b) The Company or one of the Company Subsidiaries solely and exclusively owns all Company Registered Intellectual Property and Company Owned Intellectual Property, free and clear of all Encumbrances (other than Permitted Encumbrances) and has obtained valid and enforceable right or license to use all other Company Intellectual Property, except where the failure to have such ownership or rights would not reasonably be expected, individually or in the aggregate, to be material to the Company and the Company Subsidiaries, taken as whole. The Company has not transferred or assigned or agreed to transfer or assign any Company Owned Intellectual Property material to the business of the Company and the Company Subsidiaries, taken as a whole, to any third party. Except as would not reasonably be expected, individually or in the aggregate, to be material to the Company and the Company Subsidiaries, taken as whole, (i) the Company and the Company Subsidiaries have the right to use and otherwise commercialize and exploit (1) all Company Owned Intellectual Property and (2) all other Company Intellectual Property, in the manner currently used, commercialized, or exploited by or on behalf of the Company and the Company Subsidiaries, and (ii) the consummation of the transactions contemplated by this Agreement will not impair, extinguish or adversely alter any such rights and the Company and the Company Subsidiaries shall continue to have all such rights immediately following Closing without infringement, misappropriation, or other violation of any Intellectual Property of any Person.
(c) Each of the Company and the Company Subsidiaries, the Company Products, any of the processes or business methods used by or at the direction of the Company or any Company Subsidiary, and the operation or conduct of the Business as currently conducted and as conducted in the five (5) years prior to the date hereof (including the design, development, use, import, export, licensing, marketing, sale or other disposition of the Company Intellectual Property and Company Products) do not infringe or misappropriate, or otherwise violate, and has not, in the five (5) years prior to the date hereof, infringed, misappropriated, or otherwise violated, any Intellectual Property owned by any Person and does not constitute and has not, in the five (5) years prior to the date hereof, constituted unfair competition under applicable Law, in each case, except as would not reasonably be expected individually or in the aggregate, to be material to the Company and the Company Subsidiaries, taken as a whole. In the six (6) years prior to the date hereof, the Company and the Company Subsidiaries have not received any written claim asserting the infringement, misappropriation or other violation of any Intellectual Property or that the use or exploitation by or on behalf of the Company or any of the Company Subsidiaries of any Intellectual Property, including in connection with the Business, infringes, misappropriates, or otherwise violates the Intellectual Property rights of any Person, constitutes unfair competition under applicable Law, or otherwise violates the rights of any Person, in each case, except as would not reasonably be expected individually or in the aggregate, to be material to the Company and the Company Subsidiaries, taken as a whole. To the Knowledge of the Company, there is not and there has not, in the five (5) years prior to the date hereof, been any unauthorized use or disclosure or any Company Owned Intellectual Property, and no Person has, in the five (5) years prior to the date hereof, infringed, misappropriated, or otherwise violated, or is infringing, misappropriating, or otherwise violating, any Company Owned Intellectual Property or, in the five (5) years prior to the date hereof, has violated or is violating the rights of the Company therein, in each case, except as would not reasonably be expected individually or in the aggregate, to be material to the Company and the

Company Subsidiaries, taken as a whole. In the five (5) years prior to the date hereof, there has been no claim made, or threatened, in writing by the Company or any Company Subsidiary against any Person (and the Company has not been a party to any Action including such a claim) with respect to any such alleged infringement, misappropriation, or violation, except as would not reasonably be expected individually or in the aggregate, to be material to the Company and the Company Subsidiaries, taken as a whole.
(d) The Company Owned Intellectual Property and the Intellectual Property licensed by the Company under the Third Party Intellectual Property Contracts or licenses to Open Source Materials (together with any other Intellectual Property in the public domain or otherwise permitted to be so used by the Company or any Company Subsidiary under applicable Laws, such as the fair use doctrine) include all Intellectual Property used or held for use by the Company or any Company Subsidiary and used in or necessary for the operation of the Business, except as would not reasonably be expected individually or in the aggregate to be material to the Company and the Company Subsidiaries, taken as a whole. Except as would not reasonably be expected individually or in the aggregate to be material to the Company and the Company Subsidiaries, taken as a whole, there exists no restriction adversely affecting the Company’s and the Company Subsidiaries’ title to or rights in, or the utility to the Company and the Company Subsidiaries of, the Company Owned Intellectual Property or any Intellectual Property licensed or otherwise received or obtained by the Company or any Company Subsidiary under any Third Party Intellectual Property Contract, that would prevent Purchaser from enforcing or exploiting any rights with respect to any such Intellectual Property after the Closing to the same full extent that the Company might do so if the sale and transfer contemplated hereby did not take place.
(e) Except as would not reasonably be expected individually or in the aggregate, to be material to the Company and the Company Subsidiaries, taken as a whole, each of the Company and the Company Subsidiaries takes and has taken commercially reasonable steps (and, in any case, all actions required under applicable Law or Contract) to protect and maintain (i) the rights of the Company and the Company Subsidiaries in and to all Company Owned Intellectual Property and (ii) the confidentiality of all confidential information (including trade secrets) of the Company or any of the Company Subsidiaries and the trade secrets and other confidential or non-public proprietary information of any Person, in the possession or control of Company or any of the Company Subsidiaries (“Company Confidential Information”). All current and former employees and contractors of the Company and the Company Subsidiaries who currently have or previously had access to such confidential information have executed a written agreement with the Company regarding the protection of such confidential information (or are otherwise bound by reasonable duties of confidentiality in respect thereof), except as would not reasonably be expected individually or in the aggregate, to be material to the Company and the Company Subsidiaries, taken as a whole.
(f) All current and former employees and independent contractors of the Company or any Company Subsidiary, and any other Persons who independently or jointly contributed to the invention, creation, authorship, or development of any material Company Intellectual Property for or on behalf of the Company or any Company Subsidiary, including freelance writers, stringers, contributors, designers and agents (each an “Author”), have executed written and enforceable agreements with the Company or a Company Subsidiary (i) preventing them from disclosing any Company Confidential Information to any Person or making unauthorized use of any Company Confidential Information and otherwise protecting the confidentiality and secrecy of all Company Confidential Information; and (ii) irrevocably assigning, without additional consideration, to the Company or such Company Subsidiary, as applicable, complete and exclusive ownership of all right, title, and interest in and to all Intellectual Property authored, invented, created, developed, conceived, or reduced to practice during the course of their employment or work for the Company and, to the extent applicable, waiving all moral rights with respect to the foregoing (each a “PIIAA”). Each PIIAA validly allows for the transfer to the Company or a Company Subsidiary of all applicable Intellectual Property of any Author as and when such Intellectual Property is initially conceived, created, or produced, without additional remuneration to the Author’s benefit. No volunteers independently or jointly contributed to the invention, authorship, creation, or development of any material Company Intellectual Property for the Company in a manner that result in such volunteer retaining any ownership interest in such Intellectual Property. The Company has made available to Purchaser copies of all current and, for the five (5) years prior to the date hereof, prior forms of PIIAAs used by the Company (other than forms that do not materially differ in substance from such forms made available to Purchaser). No Author has any valid ownership claim, right (whether or not currently exercisable), or interest to or in any material Company Intellectual Property. All amounts past due and payable by the Company or the Company Subsidiaries to any Authors for periods prior to the Closing have been paid in full and no additional compensation (other than wages and benefits under current employment agreements in the ordinary course) or royalties are due. No (A) Author is in material breach or violation of any term or covenant of its PIIAA executed with the Company or any Company Subsidiary and (B) current or former employee or independent contractor of the Company or any Company Subsidiary has used or is using trade secrets or proprietary information of third parties without permission (in violation of applicable Law or contractual obligations) in a manner that would reasonably be expected individually or in the aggregate to be material to the Company and the Company Subsidiaries, taken as a whole.
(g) Except as would not reasonably be expected individually or in the aggregate, to be material to the Company and the Company Subsidiaries, taken as a whole, no third party that has licensed Intellectual Property to the Company has ownership rights to improvements or derivative works made by or on behalf of the Company or any Company Subsidiary with respect to any such third-party Intellectual Property that has been licensed to the Company.
(h) No grant, subsidy, funding, or facilities or financial support or benefit by or of any Governmental Authority, university, college or other educational institution or research center, was received by the Company or any Company Subsidiary or used by the Company or any Company Subsidiary, in the development or creation of any material Company Owned Intellectual Property. No employee or contractor of the Company or any Company Subsidiary, and no Author, (i) is operating under or has at any prior time operated under any governmental grant or (ii) is performing services or research for, or sponsored by, or has performed services or research for or sponsored by, any Governmental Authority, university, college, other educational institution or research center, in each case, in connection with the creation or development of any material Company Intellectual Property. No Governmental Authority, university, college, other educational institution or research center has submitted to the Company or any Company Subsidiary any written, or to the Company’s Knowledge other, claim that it has a right in or to material Company Owned Intellectual Property. Neither the Company nor any Company Subsidiary has any material outstanding payment obligations under any governmental grants, including, without limitation the payment of any material royalties to any Governmental Authority. Except as would not reasonably be expected individually or in the aggregate, to be material to the Company and the Company Subsidiaries, taken as a whole, the execution, delivery and performance of the transactions contemplated by this Agreement do not and will not result in: (A) the Company (or, the Purchaser or its Affiliates immediately following the Closing) granting, assigning or transferring to any Person any rights or licenses to Company Owned Intellectual Property, paying any royalties or other amounts in excess of those that would have, in any event, been payable by the Company and the Company Subsidiaries had the transactions contemplated by this Agreement not occurred, or (B) the imposition of any Encumbrance on, loss or impairment of, any Company Owned Intellectual Property, including such rights in or to the Company source code; provided that the foregoing (A) and (B) is not a representation with respect to any Contract to which the Purchaser or its Affiliates are a party prior to the Closing or the effects thereof.
(i) Neither the Company nor any Company Subsidiary has disclosed, delivered or licensed to any Person, or agreed or obligated itself to disclose, deliver or license to any Person, any source code of any material Company Owned Software, other than disclosures to employees, contractors and consultants of the Company or any Company Subsidiary involved in the performance of services for the Company or any Company Subsidiary solely for purposes of performing such services and under reasonable confidentiality and nondisclosure obligations. No event has occurred that and no breach or similar condition exists, that (with or without notice or lapse of time, or both) will or would reasonably be expected to result in the disclosure, delivery or license by the Company of any such source code for any material Company Owned Software, other than disclosures to employees, contractors and consultants involved in the performance of services for the Company or any Company Subsidiary solely for purposes of performing such services and under reasonable confidentiality and nondisclosure obligations. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby would reasonably be expected to result in the release of any source code for any material Company Owned Software from or into escrow or otherwise to any Person.
(j) The Company Software owned or purported to be owned by the Company and the Company Subsidiaries (“Company Owned Software”) includes, and the Company has possession and control of complete copies of, all current versions of and revisions made by or on behalf of the Company to such Company Owned Software, except as would not reasonably be expected, individually or in the aggregate, to be material to the Company and the Company Subsidiaries, taken as a whole. Except as would not reasonably be expected, individually or in the aggregate, to be material to the Company and the Company Subsidiaries, taken as a whole, (i) no part of any Company Owned Software is copied from, based upon, or derived from any Software of any other Person, and (ii) no substantial similarity between any Company Owned Software and any Software of any other Person results from any Company Owned Software being copied from, based upon, or derived from any such Software of any other Person, in each case, in a manner that violates such Person’s rights in or to such Software or give such Person ownership rights in any Company Owned Software. In the five (5) year period prior to the date hereof, the Company and the Company Subsidiaries have obtained and maintained all licenses (in sufficient quantities and under sufficient terms) necessary or required for the Company and the Company Subsidiaries to make valid and non-infringing use of all Software or other Intellectual Property owned by any other Person used by the Company or any Company Subsidiary, except as would not reasonably be expected, individually or in the aggregate, to be material to the Company and the Company Subsidiaries, taken as a whole. In the five (5) year period prior to the date hereof, the Company and the Company Subsidiaries have at all times complied with all such licenses and all other Third Party Intellectual Property Contracts, except as would not reasonably be expected, individually or in the aggregate, to be material to the Company and the Company Subsidiaries, taken as a whole. Except as would not reasonably be expected, individually or in the aggregate, to be material to the Company and the Company Subsidiaries, taken as a whole, the Company and the Company Subsidiaries own or have the right to use or exploit, and immediately after Closing, will continue to own or have the right to use or exploit, each item of the Company Software in the same manner and to the same extent as it was used immediately prior to the Closing.
(k) The Company and the Company Subsidiaries have established, and each is in compliance in all material respects with, written information security policies that govern the collection, use, disclosure and protection and processing of Personal Information (“Company Group Security Policies”). The Company Group Security Policies are reasonably designed to (i) identify internal and external risks to the security of the IT Systems, (ii) implement commercially reasonable administrative, electronic and physical safeguards to control those risks and safeguard the security, confidentiality, integrity, and availability of the IT Systems, (iii) protect against unauthorized access to the IT Systems and (iv) prohibit any unauthorized access of any IT Systems. Neither the Company nor any Company Subsidiary is in a breach of any contractual obligation to secure or otherwise safeguard Personal Data and/or confidential information it receives in connection with the provision of the Company Products, except as would not reasonably be expected, individually or in the aggregate, to be material to the Company and the Company Subsidiaries, taken as a whole. The Company and the Company Subsidiaries use commercially reasonable methods and technology to secure Personal Information from unauthorized access, which methods and technology comply in all material respects with applicable Privacy Laws, all Contracts to which the Company or any Company Subsidiary is a party, and all policies of the Company or any Company Subsidiary regarding the confidentiality, security, or privacy of data or information.
(l) All IT Systems operate in all material respects in accordance with their documentation and specifications (including any documentation or specifications provided to customers and potential customers of the Company) and are sufficient, in all material respects, to support the operation of the Business as currently conducted. All IT Systems have, in all material respects, been maintained by technically competent personnel in accordance with standards set by the manufacturers or otherwise in accordance with reasonable industry standards. There are no material problems or defects in any IT Systems that prevent or would prevent such IT Systems from operating substantially as described in its applicable documentation or specifications. The IT Systems have not experienced any material malfunction or failure that has not been resolved. The IT Systems include commercially reasonable data storage, system redundancy, and disaster avoidance and recovery systems, including systems for the regular back-up and prompt recovery of the data and information necessary to the conduct of the Business without any material disruption to, or material interruption in, the conduct of Business.
(m) The IT Systems, Company Products and all Company Owned Software (i) are free from material defects, bugs and programming errors and conform to the applicable specifications and documentation therefor in all material respects, and (ii) do not contain (A) any clock, timer, counter, virus, Trojan horse or other malicious limiting or disabling code that is designed or intended to cause any IT Systems, Company Products or Company Owned Software, or any data or information stored or processed thereby, to be erased, made inoperable or otherwise rendered incapable of performing in accordance with its performance specifications and descriptions or otherwise limit or restrict the Company or the Company Subsidiaries from using such IT

Systems, Company Products or Company Software or (B) any back door or other undocumented access mechanism allowing unauthorized access to, and viewing or manipulation of, modification or other changes to, such IT Systems, Company Products or Company Owned Software.
Section 4.16 Privacy and Data Security
(a) The Company and the Company Subsidiaries in the five (5) years prior to the date hereof has, in all material respects, complied with all Privacy Laws and binding data processing industry standards or frameworks applicable to the Company or the Company Subsidiaries, including in relation to (i) spam, unsolicited communications, marketing, (ii) any privacy policy or notice of the Company and the Company Subsidiaries, (iii) any obligations under any Contract relating to privacy or processing of Personal Information, and (iv) any Personal Information that has been collected, acquired, accessed, viewed, used, processed, disclosed, transferred and received, or obtained from any other Person.
(b) Copies of all current Company’s and the Company Subsidiaries’ written and final form policies required under Privacy Laws have been made available to the Purchaser and such copies are, in all material respects, true, correct, and complete.
(c) The Company and each of the Company Subsidiaries is not subject to any prohibition or restriction which would prevent or restrict it, in any material respect, from processing or continuing to process any Personal Information previously collected by them in the context of the Business as currently conducted (“Target Data”) immediately following the Closing on the terms of such collection.
(d) Where the Company or any of the Company Subsidiaries uses a Person to process Personal Information on its behalf, where required by Privacy Laws, there is in existence a written Contract, that complies with the requirements of all Privacy Laws, including any cross border transfer requirements for transferring European and United Kingdom Personal Information to the United States, applicable to the processing and transfer of such Personal Information, between the Company or the Company Subsidiary and each such Person, except as would not reasonably be expected, individually or in the aggregate, to be material to the Company and the Company Subsidiaries, taken as a whole.
(e) In the five (5) years prior to the date hereof, the Company and each of the Company Subsidiaries (i) have not suffered a Personal Data Breach of any Personal Information in their possession, custody or control and (ii) has not provided or been legally required to provide any notices to any Person in connection with any such Personal Data Breach.
(f) In the five (5) years prior to the date hereof, the Company and the Company Subsidiaries have regularly (at least annually) performed vulnerability assessments and used commercially reasonable efforts to address and remediate, in all material respects, all critical or high-risk threats and deficiencies identified in each such assessment.
(g) In the five (5) years prior to the date hereof, no Person (including any Governmental Authority) has made any material written claim or commenced any action of any kind against the Company or a Company Subsidiary with respect to loss, damage, or unauthorized access, use, processing, modification of or other misuse of, or illegal or unpermitted processing of, any information or data by the Company or the Company Subsidiaries or any of their respective employees or contractors.
(h) In the five (5) years prior to the date hereof, no Person (including any Governmental Authority) has made any material written claim, written notice or investigation against the Company or any of the Company Subsidiaries alleging non-compliance with Privacy Laws.
(i) Except as would not reasonably be expected, individually or in the aggregate, to be material to the Company and the Company Subsidiaries, taken as a whole, the Company and the Company Subsidiaries have procured valid consents, where required under Privacy Laws, including in relation to cookies or other tracking technologies, as well as to the extent required for the execution, delivery, and performance of this Agreement.
(j) Except as would not reasonably be expected, individually or in the aggregate, to be material to the Company and the Company Subsidiaries, taken as a whole, the Company and the Company Subsidiaries do not knowingly process and have not in the five (5) years prior to the date hereof processed Personal Information of any natural Person known to be under the age of 18 (or other age applicable to children under applicable Privacy Laws) in violation of any Privacy Laws and the Company and the Company Subsidiaries have procedures in place to comply with Privacy Laws related to children’s privacy, including COPPA, to the extent applicable.
(k) The Company has at all times in the five (5) years prior to the date hereof complied in all material respects with all Privacy Laws related to spam, unsolicited communications and marketing.
Section 4.17 Artificial Intelligence.
(a) Section 4.17(a) of the Company Disclosure Letter lists and describes all material AI Technologies used or held for use by or on behalf of the Company or any Company Subsidiary, whether owned or purported to be owned by the Company or any of its Subsidiaries or by any other Person, including all Third-Party AI Technology (“Company AI Technology”), including in or in connection with all Company AI Products, indicating for all Third-Party AI Technology the owner thereof and the source from which such AI Technology is obtained by or on behalf of the Company or its Subsidiaries. Except as would not reasonably be expected, individually or in the aggregate, to be material to the Company and the Company Subsidiaries, taken as a whole, and except for the Third-Party AI Technology listed (or non-material AI Technologies not required to be listed) on Section 4.17(a) of the Company Disclosure Letter, (i) the Company or a Company Subsidiary owns all right, title, and interest, including all Intellectual Property, in and to the Company AI Technologies, and (ii) there are no restrictions on the Company’s exploitation or commercialization or other use of any Company AI Technologies, as commercialized or exploited, or as used, by or on behalf of the Company or any Company Subsidiary.
(b) Section 4.17(a) of the Company Disclosure Letter lists all material sources of Personal Information used or included in any Training Data used in the training, modification or improvement of any Company AI Technology or otherwise used in the design, development, deployment, or training of any Company AI Technology. Except as would not reasonably be expected, individually or in the aggregate, to be material to the Company and the Company Subsidiaries, taken as a whole, the Company or a Company Subsidiary has obtained all consents, permissions, and authorizations required by applicable Laws with respect to all Training Data and the use and processing thereof in connection with all Company AI Technologies. No Training Data has been used in or in connection with the design, development, deployment, or training of any Company AI Technologies, or provided to or obtained by the Company or any Company Subsidiary, in violation of applicable Law or in a manner in conflict with the data or information privacy or security policies of the Company or any Company Subsidiary, in each case, in any material respect. Except as would not reasonably be expected, individually or in the aggregate, to be material to the Company and the Company Subsidiaries, taken as a whole, immediately following the Closing, the Company and each Company Subsidiary will have all consents, permissions, authorizations, and other rights necessary to exploit, commercialize, and otherwise use all Company AI Technologies, and to use and process all Training Data, in the same manner and to the same extent as immediately prior to the Closing.
(c) All Company AI Technologies have been designed, developed, trained, and deployed, and are being used, in conformance with the NIST AI Risk Management Framework and in compliance, in all material respects, with all (i) rules of self-regulatory organizations and published industry standards, in each case, applicable to and binding upon the Company or any Company Subsidiary, (ii) Contracts of the Company or any Company Subsidiary, (iii) policies and procedures of the Company or any Company Subsidiary, and (iv) applicable Laws.
(d) The Company and the Company Subsidiaries comply in all material respects with all Laws and all Contracts and policies of the Company and each Company Subsidiary, in each case applicable to the use of all Company AI Technologies. The Company and the Company Subsidiaries are the sole and exclusive owners of all rights, title, and interest in and to all outputs generated by all Company AI Technologies, including all Intellectual Property therein, except as would not reasonably be expected, individually or in the aggregate, to be material to the Company and the Company Subsidiaries, taken as a whole. The Company and the Company Subsidiaries have not disclosed or made available to any Person in or by way of any exploitation, commercialization, or other use of any Company AI Technologies any source code of any Company Owned Software, other than disclosure to employees, contractors and consultants of the Company or any Company Subsidiary involved in the performance of services for the Company or any Company Subsidiary solely for the purposes of performing such services and under reasonable confidentiality and nondisclosure obligations.

Section 4.18 Taxes.
(a) The Company and each Company Subsidiary has timely filed (taking into account any extension of time to file granted or obtained) all income and other material Tax Returns required to be filed by it, all such Tax Returns are true, correct and complete in all material respects and all material Taxes due and owing by the Company or the Company Subsidiary (whether or not shown on any Tax Returns) have been timely paid, except for Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with IFRS.
(b) All material Taxes that the Company or any Company Subsidiary is or was required to withhold, deduct, or collect have been duly withheld, deducted or collected and, to the extent required, have been paid to the appropriate Governmental Authority or other Person.
(c) The unpaid Taxes of the Company and each Company Subsidiary did not, as of the Balance Sheet Date, exceed the reserve for Tax Liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheet (rather than in any notes thereto). Since the Balance Sheet Date, neither the Company nor any Company Subsidiary has incurred any Liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past practice.
(d) Except as set forth in Section 4.18(d) of the Company Disclosure Letter:
(i) neither the Company nor any Company Subsidiary has waived any statute of limitations or consented to extend the time in which any Tax may be assessed or collected by any taxing authority, which extension is in effect as of the date hereof, nor has any Governmental Authority made such a request in writing for any such extension or waiver;
(ii) neither the Company nor any Company Subsidiary has requested or been granted an extension of the time for filing any Tax Return to a date later than the Closing Date other than pursuant to automatic extensions taken in accordance with past practice, including U.S. federal and state tax extensions;
(iii) no deficiencies for Taxes with respect to the Company or any Company Subsidiary has been claimed, proposed or assessed in writing by any Taxing authority which has not been settled or withdrawn, and there is no Action now in progress or threatened in writing against or with respect to the Company or any Company Subsidiary with respect to any Tax;
(iv) there are no Encumbrances for Taxes upon any property or asset of the Company or any Company Subsidiary (other than Permitted Encumbrances);
(v) the Company has properly collected and, to the extent required, remitted to the applicable Governmental Authority all material amounts of sales, use, value added, goods and services, and similar Taxes with respect to sales made to customers;
(vi) neither the Company nor any Company Subsidiary (A) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group of which such entity or the Company is or was the common parent) or (B) has any Liability for Taxes of any Person arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or non-U.S. Law, or as a transferee or successor, by contract (other than a contract entered into in the Ordinary Course of Business the principal purpose of which is unrelated to Taxes), or otherwise by operation of Law;
(vii) neither the Company nor any Company Subsidiary is, or has been, a party to or bound by any Tax indemnity agreement, Tax allocation agreement or Tax sharing agreement, except to the extent (A) such agreement was entered into in the Ordinary Course of Business the principal purpose of which is unrelated to Taxes, or (B) such agreement is solely with the Company or the Company Subsidiary;
(viii) no closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) has been entered into by or with respect to the Company or any Company Subsidiary;
(ix) the Company and each Company Subsidiary required to file a U. S. federal income Tax Return disclosed on such Tax Return all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code;

(x) neither the Company nor any Company Subsidiary has been a party to a transaction that is a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4;
(xi) neither the Company nor any Company Subsidiary has requested a private letter ruling from the IRS or comparable rulings from any other Governmental Authority;
(xii) neither the Company nor any Company Subsidiary has ever been a “passive foreign investment company” as defined in Section 1297 of the Code. As of the Closing, neither the Company nor any non-U.S. Company Subsidiary will hold any assets that constitute “United States property” within the meaning of Section 956 of the Code. No Company Subsidiary has transferred intangible property the transfer of which would be subject to the rules of Section 367(d) of the Code. No Company Subsidiary is subject to any gain recognition agreement under Section 367 of the Code. No Company Subsidiary has filed any election under Section 965(h) of the Code;
(xiii) within the three (3) year period ending on the date of this Agreement, neither the Company nor any Company Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code;
(xiv) the Company and each Company Subsidiary has made available to Purchaser all documentation relating to, and is in full compliance with all terms and conditions of, any material Tax exemption, Tax holiday, Tax incentive or other Tax reduction agreement or Order of a territorial or non-U.S. government;
(xv) neither the Company nor any Company Subsidiary: (A) has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a jurisdiction other than its place of incorporation or formation or (B) is subject to a Tax Return filing requirement in any jurisdiction other than its place of incorporation or formation by virtue of having a source of income in that jurisdiction;
(xvi) no written claim has ever been made by any Taxing authority in a jurisdiction where the Company or any Company Subsidiary does not file Tax returns that it is or may be subject to taxation by that jurisdiction. The Company and each Company Subsidiary is a resident for tax purposes in its jurisdiction of incorporation only. There are no circumstances or any reason why the Company or a Company Subsidiary would be considered as tax resident in any jurisdiction other than in its jurisdiction of incorporation;
(xvii) the Company and each Company Subsidiary has obtained and provided copies to the Purchaser of any written advice of Tax counsel in support of any intercompany transaction or transaction with a related party giving rise to the reporting of material amount of taxable income or deduction on the Tax Returns of the Company and any Company Subsidiary;
(xviii) all applicable transfer pricing documentation (under Section 482 of the Code and any other applicable federal, state, local or foreign Laws and regulations) is in place and has been properly maintained;
(xix) each of the Company and the Company Subsidiaries has complied with all applicable Laws relating to the payment and withholding of Taxes from payments made or imputed to any employee, independent contractor, creditor, shareholders of the Company or any Company Subsidiary and have duly and timely withheld and paid over (or accrued with respect to amounts not yet payable) to the appropriate taxing authority all material amounts required to be so withheld and paid under all applicable Laws; and
(xx) no member of the Company has deferred any payroll Taxes pursuant to the provisions of the CARES Act or any executive order, or has otherwise availed themselves of any Tax benefits or deferrals provided under the CARES Act.
The representations and warranties set forth in Section 4.11 as relates to Taxes and this Section 4.18 are the only representations and warranties of the Company and the Company Subsidiaries in this Agreement with respect to Tax matters.
Section 4.19 Environmental Matters. The Company and the Company Subsidiaries are and at all times have been in compliance in all material respects with all applicable Environmental Laws and have obtained and are in compliance with all Environmental Permits. There are no written claims or notices or, to the Knowledge of the Company, unwritten claims or notices alleging any violation of or liability pursuant to any Environmental Law pending or threatened against the Company or the Company Subsidiaries.
Section 4.20 Material Contracts.
(a) Section 4.20(a) of the Company Disclosure Letter contains a true and correct list of each of the following written Contracts to which the Company or any of the Company Subsidiaries is a party or by which any of their assets or properties are bound as of the date hereof, other than any Company Employee Plan (such Contracts as described in this Section 4.20(a), “Company Material Contracts”):
(i) the top ten (10) Contracts with Material Advertisers that are demand side platforms or joint business partnership counterparties, as measured by earned revenues under such Contracts during the financial year ended December 31, 2023;
(ii) the top ten (10) Contracts with Material Advertisers that are media agencies or master services agreement counterparties, as measured by earned revenues under such Contracts during the financial year ended December 31, 2023;
(iii) the top twenty (20) Contracts with Material Publishers, as measured by earned revenues under such Contracts during the financial year ended December 31, 2023;
(iv) the top ten (10) Contracts with Material Suppliers, as measured by incurred expenses under such agreements during the financial year ended December 31, 2023;
(v) all Contracts relating to the creation, incurrence, assumption or guaranty of any Indebtedness by the Company or the Company Subsidiaries in excess of five hundred thousand U.S. Dollars ($500,000) (other than Indebtedness owed to the Company or any of the Company Subsidiaries or Indebtedness between or among the Company or any of the Company Subsidiaries);
(vi) any Affiliated Party Contract;
(vii) any Contract with a Governmental Authority (other than for public utilities and similar services that are made available to the general public on standard and non-negotiable commercial terms);
(viii) any Contract that expressly limits, in any material respect, the ability of the Company or any of the Company Subsidiaries to engage or compete in any line of business or with any Person or in any geographic area or during any period of time;
(ix) all material joint venture, partnership or similar agreements or arrangements or any Contract involving the sharing of revenues or profits of the Company;
(x) any Contract providing for an amount of royalty payments to any Person in an amount in excess of five hundred thousand dollars ($500,000) in any calendar year;
(xi) any Contract that contains any provision requiring the Company or any of its Subsidiaries to indemnify any other party (excluding indemnities contained in agreements entered into by the Company in the Ordinary Course of Business);
(xii) any Contract for Company Leased Real Property;
(xiii) any Contract involving any resolution or settlement of any threatened Action or Action involving the Company or the Company Subsidiaries that is material to the Business;
(xiv) all Contracts that relate to the acquisition or disposition of any material business, a material amount of equity or assets of any other Person (whether by merger, sale of equity, sale of assets or otherwise), in each case (A) excluding the acquisition or disposition of assets made in the Ordinary Course of Business, and (B) excluding Contracts in which the applicable acquisition has been consummated and there are no material obligations ongoing; and
(xv) all Contracts (A) pursuant to which the Company or any of the Company Subsidiaries receives a license or other rights to any Intellectual Property (other than (i) non-exclusive licenses to commercially available Software or (ii) non-exclusive licenses granted by customers in the Ordinary Course of Business under a standard form of Contract of the Company, a copy, or substantially similar copy, of which has been made available to Purchaser), in each case that involve or involved aggregate payments by the Company or the Company Subsidiaries of not more than one million U.S. Dollars ($1,000,000) during the twelve-month (12-month) period immediately preceding the Balance Sheet Date)) or (B) pursuant to which any Person receives a license or other rights to any Software or other Intellectual Property owned or purported to be owned by the Company or a Company Subsidiary (other than non-exclusive licenses to Software made commercially available by the Company or a Company Subsidiary in the Ordinary Course of Business under a standard form of Company Contract, a copy, or substantially similar copy, of which has been made available to Purchaser).
(b) True and correct copies of each Company Material Contract have been made available to Purchaser. Each Company Material Contract is valid and binding on the Company or the applicable Company Subsidiary, as the case may be, and, to the Knowledge of the Company, the counterparties thereto, and is in full force and effect, except as would not reasonably be expected, individually or in the aggregate, to be material to the Company and the Company Subsidiaries, taken as a whole. Neither the Company nor any of the Company Subsidiaries or, to the Knowledge of the Company, any other party is in material breach of or default under any Company Material Contract and no event or circumstance has occurred that, with or without notice or lapse of time or both, would constitute a material breach of or default under any Company Material Contract by the Company or any Company Subsidiary or, to the Knowledge of the Company, any other party thereto. As of the date hereof, no Company Material Contract is being re-negotiated by the Company or at the request of the other party thereto, except in the Ordinary Course of Business.
(c) Neither the Company nor any Company Subsidiary is a party to any Contract that contains any exclusivity, “most favored nation” or similar clause, right of first refusal, right of first offer, or other preferential right to purchase any assets or properties of the Company or any Company Subsidiary, any minimum purchase volume obligation imposed on the Company or any Company Subsidiary or any take-or-pay provision imposed on the Company or any Company Subsidiary, in each case, except for such clauses or provisions as would not be material to the Company and the Company Subsidiaries, taken as a whole.
Section 4.21 Advertisers, Publishers and Suppliers. Section 4.21 of the Company Disclosure Letter sets forth (i) the top ten (10) purchasers of advertising using the Company Products in each of the United States, United Kingdom and France (each, a “Material Advertiser”), based on the dollar amount of consolidated revenues earned by the Company and the Company Subsidiaries and the revenues generated from such advertisers for the twelve-month period ended December 31, 2023; (ii) the top ten (10) sellers or publishers (or supply sources) using the Company Products in each of the United States, United Kingdom and France (each, a “Material Publisher”), based on the dollar amount of consolidated revenues earned by the Company and the Company Subsidiaries and the revenues generated from such publishers (or supply sources) for the twelve-month period ended December 31, 2023; and (iii) the top ten (10) vendors, suppliers, service providers and other similar business relations of the Company and the Company Subsidiaries (not otherwise covered by clauses (i) and (ii) above) (each, a “Material Supplier”), based on the dollar amount of consolidated expenses accrued by the Company and the Company Subsidiaries and the expenses generated from such suppliers for the twelve-month period ended December 31, 2023. As of the date of this Agreement, no Material Advertiser, Material Publisher, or Material Supplier has given the Company or any Company Subsidiary or any of their respective Affiliates or Representatives, written notice or, to the Knowledge of the Company, oral notice that it intends to stop or materially alter its business relationship with the Company or the Company Subsidiaries (whether as a result of the consummation of the transactions contemplated by this Agreement or otherwise), or has during the past twelve (12) months decreased materially, or provided written notice or, to the Company’s Knowledge, oral notice, that it intends to decrease or limit materially, its supply of services or products to, or purchase of products or services from the Company or the Company Subsidiaries. As of the date of this Agreement, no Material Advertiser, Material Publisher, or Material Supplier has notified the Company or any Company Subsidiary in writing that it intends, and to the Company’s Knowledge no Material Advertiser, Material Publisher, or Material Supplier intends, to cancel or otherwise materially modify its relationship with the Company or the Company Subsidiaries or to decrease or limit materially, its supply of services or products to, or purchase of products or services from, the Company or the Company Subsidiaries. As of the date hereof, no Material Advertiser, Material Publisher or Material Supplier has advised the Company or the Company Subsidiaries of any material dispute in connection with its agreements with the Company.

Section 4.22 Brokers. Except for Morgan Stanley & Co., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any of the Company Subsidiaries.
Section 4.23 Affiliated Party Contracts. Except as set forth in Section 4.23 of the Company Disclosure Letter and for Contracts entered into in the Ordinary Course of Business related exclusively to employment, the payment of compensation, incentive arrangements and other employment related benefits, there are no Contracts between the Company or any of the Company Subsidiaries, on the one hand, and any Affiliate of the Company (other than the Company and the Company Subsidiaries), or any equity holder, director, officer, manager, partner, trustee, beneficiary or officer thereof, on the other hand (“Affiliated Party” and “Affiliated Party Contracts”, respectively). No Affiliated Party (i) has any material interest in any material property used by the Company or any Company Subsidiary, (ii) owes any material amount to the Company or any of the Company Subsidiaries nor does the Company or any of the Company Subsidiaries owe any material amount to, nor has the Company or any of the Company Subsidiaries committed to make any loan or extend or guarantee credit to or for the benefit of, such Affiliated Party or (iii) owns, holds or has interest in, any property or right, tangible or intangible, that is used by the Company or any of the Company Subsidiaries.
Section 4.24 Title to Assets. Except as would not be reasonably expected, individually or in the aggregate, to be material to the Business, the Company and the Company Subsidiaries have good and valid title to, a valid leasehold interest in, or a valid license or right to use, all of the tangible assets, properties, claims and rights whether personal, real or mixed, wherever located, that are used in the Business as currently conducted (other than with respect to Permitted Encumbrances) or shown on the Financial Statements or acquired after the date of the Financial Statements. Except as would not be reasonably expected, individually or in the aggregate, to be material to the Business, such tangible property and assets (i) are in good operating condition (ordinary wear and tear excepted), and are suitable for their intended uses and have been maintained in accordance with good industry practices and (ii) are all the tangible assets, properties and rights that are used in or held or necessary (and sufficient) for use in the Business as currently conducted and as currently proposed to be conducted.
Section 4.25 Critical Technology. The Company does not produce, manufacture, design, test, fabricate, or develop any “critical technologies,” as the term is defined in 31 C.F.R. 800.215.
Section 4.26 Information Supplied. The information relating to the Company and the Company Subsidiaries to the extent supplied by or on behalf the Company or the Seller to be contained in, or incorporated by reference in, the Proxy Statement, will not at the date it is first mailed to stockholders of the Purchaser or at the time of the Purchaser Stockholders Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading.
Section 4.27 Exclusivity of Representations and Warranties. Except as expressly set forth in this Article IV or in any Ancillary Agreement to which the Company is or is contemplated to be a party, neither the Company nor any of the Company Subsidiaries, or any of their respective Representatives, or any other Person, has made or is making any other representation or warranty of any kind whatsoever, express or implied, at law or in equity, either written or oral, with respect to the Company or any of the Company Subsidiaries or Affiliates or any of their respective assets, Liabilities or operations, including with respect to merchantability or fitness for any particular purpose.
ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
Except as set forth in the Purchaser Disclosure Letter attached hereto (collectively, the “Purchaser Disclosure Letter”), and subject to Section 10.01, the Purchaser hereby represents and warrants to the Seller and the Company, as of the date hereof and as of the Closing Date, as follows:
Section 5.01 Organization. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is not subject to any Insolvency Event and has all necessary corporate or similar power and authority to own, lease, use, license and operate its assets and properties and to carry on its business as it is now being conducted and is currently proposed to be conducted (provided that the foregoing shall not be construed to be a representation or warranty with respect to Intellectual Property infringement) and is duly qualified as a foreign corporation or other entity to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification necessary, except, in each case, where the failure to be so qualified or authorized and in good standing would not reasonably be expected to have a Purchaser Material Adverse Effect. The Purchaser is not in material breach or default of any obligation under its Organizational Documents. Each of the Purchaser Acquiring Subsidiaries shall, as of the Closing (and, if applicable and if earlier, at the time of performance of any action contemplated to be taken by such Purchaser Acquiring Subsidiary pursuant to the Purchaser Pre- Closing Steps or the Additional Closing Steps), be duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, incorporation or formation (to the extent the applicable jurisdiction recognizes such concept).
Section 5.02 Authority. The Purchaser has all necessary corporate or similar power and authority to execute and deliver this Agreement and the Ancillary Agreements to which the Purchaser is or is contemplated to be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Purchaser of this Agreement and the Ancillary Agreements to which the Purchaser is or is contemplated to be a party and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate or similar action on the part of the Purchaser, other than the Purchaser Stockholder Approval which is required to be obtained as set forth in this Agreement. The Purchaser Stockholder Approval consists solely of the affirmative votes of the holders of a majority of the outstanding voting power of the Purchaser represented at the Purchaser Stockholders Meeting. This Agreement and the Ancillary Agreements to which the Purchaser is or is contemplated to be a party have been, or will be at the Closing (as applicable), duly executed and delivered by the Purchaser and, assuming due execution and delivery by each of the other Parties hereto and thereto, constitute the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with their terms, except as enforcement may be limited by the Enforceability Exceptions. Each of the Purchaser Acquiring Subsidiaries shall, as of the Closing (and, if applicable and if earlier, at the time of performance of any action contemplated to be taken by such Purchaser Acquiring Subsidiary pursuant to the Purchaser Pre-Closing Steps or the Additional Closing Steps), have all necessary corporate or similar power and authority to execute and deliver the Ancillary Agreements to which such Purchaser Acquiring Subsidiary is contemplated to be a party, to perform its obligations thereunder (and pursuant to the Purchaser Pre-Closing Steps and/or Additional Closing Steps, as applicable), and to consummate the transactions contemplated thereby.
Section 5.03 No Conflict; Required Filings and Consents.
(a) Assuming the receipt of the authorizations, approvals, consents and other requirements contemplated by Sections 3.03(b), 4.04(b) and 5.03(b), and the Purchaser Stockholder Approval, the execution, delivery and performance by the Purchaser of this Agreement and the Ancillary Agreements to which the Purchaser is a party and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) result in the creation of any Encumbrance on any of the properties or assets of the Purchaser (except as provided by the Debt Financing Agreements), (ii) conflict with or violate the Organizational Documents of the Purchaser, (iii) except as contemplated by Section 5.03(b), conflict with or violate any Law applicable to the Purchaser or by which any property or asset of the Purchaser is bound or affected or (iv) conflict with, or result in any violation or breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or require any consent, notice, or waiver of any Person pursuant to, any material Contract or agreement to which the Purchaser is a party or give rise to any right of termination, modification, cancellation or acceleration of any right or obligation to which the Purchaser is entitled under any terms, conditions or provisions of any Purchaser Material Contract, except, in the case of the foregoing clauses (ii) and (iii), for any such conflicts, violations, breaches or defaults that would not reasonably be expected, individually or in the aggregate, to have a Purchaser Material Adverse Effect.
(b) The Purchaser is not required to file, seek or obtain any notice, authorization, registration, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Purchaser of this Agreement and the Ancillary Agreements to which the Purchaser is or is contemplated to be a party or the consummation of the transactions contemplated hereby and thereby, except (i) for any filings required to be made under the HSR Act or any other applicable Antitrust Laws or FDI Laws, (ii) as set forth on Section 5.03(b) of the Purchaser Disclosure Letter, or (iii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not reasonably be expected to, individually or in the aggregate, have a Purchaser Material Adverse Effect and as would not prevent or materially delay the consummation of the transactions contemplated by this Agreement.

Section 5.04 Valid Issuance. Purchaser has or will have sufficient authorized but unissued Purchaser Common Stock and Purchaser Preferred Stock necessary for Purchaser to meet its obligations to deliver the Common Equity Consideration and Preferred Equity Consideration at the Closing pursuant to this Agreement. The Purchaser Common Stock and Purchaser Preferred Stock to be issued as part of the Common Equity Consideration and Preferred Equity Consideration will, when issued and delivered, be duly authorized, validly issued, fully paid and non-assessable and subject to no Encumbrances (other than generally applicable transfer restrictions imposed by federal and state or foreign securities Laws, and the restrictions under this Agreement and the Ancillary Agreements and other than any Encumbrances created by Seller).
Section 5.05 Capitalization.
(a) As of immediately prior to the Closing, the Purchaser will own, directly or indirectly, all of the issued and outstanding equity interests of the Purchaser Acquiring Subsidiaries. As of the Closing, each of the Purchaser Acquiring Subsidiaries shall (i) have been duly formed or incorporated, solely for the purpose of engaging in the transactions contemplated by this Agreement, and (ii) be validly existing and in good standing under the laws of its jurisdiction of formation (to the extent such jurisdiction recognizes such concept).
(b) As of the date of this Agreement, the authorized capital stock of the Purchaser consists solely of 1,000,000,000 shares of Purchaser Common Stock and 100,000,000 shares of Purchaser Preferred Stock, of which 49,215,351 shares of Purchaser Common Stock have been issued and are outstanding as of June 30, 2024 (the “Reference Date”) and no shares of Purchaser Preferred Stock are issued or outstanding. All of the issued and outstanding shares of Purchaser Common Stock and Purchaser Preferred Stock will, at the Closing, be validly issued, fully paid and nonassessable and free of preemptive rights.
(c) As of the close of business on the Reference Date, (i) 2,297,182 shares of Purchaser Common Stock were issuable upon the exercise of Purchaser Options and stock appreciation rights, (ii) 6,013,150 shares of Purchaser Common Stock were subject to Purchaser Restricted Stock Units and Purchaser Performance Share Units, (iii) 2,849,545 shares of Purchaser Common Stock were reserved and available for issuance under the Purchaser ESPP and (iv) 188,235 shares of Purchaser Common Stock were issuable upon the exercise of outstanding Purchaser Warrants. Since the Reference Date through the date of this Agreement, except for the issuance and settlement in the Ordinary Course of Business of Purchaser Options, Purchaser Restricted Stock Units and Purchaser Common Stock under the Purchaser ESPP, in each case to employees and service providers of the Purchaser and its Subsidiaries there have been no issuances of any equity interests of Purchaser.
(d) Except as set forth in this Section 5.05, as of the close of business on the Reference Date, there were no (i) outstanding obligations, options, warrants, convertible securities, stock appreciation rights, profit interests or other rights, agreements, arrangements or commitments of any kind relating to the equity interests of the Purchaser or obligating the Purchaser to issue or sell any shares of equity interests of, or any other interest in, the Purchaser, (ii) outstanding contractual obligations of the Purchaser to repurchase, redeem or otherwise acquire any of the equity interests of the Purchaser or (iii) agreements or understandings in effect with respect to the voting or transfer of any of the equity interests of the Purchaser.
(e) As of the date of this Agreement, there are no outstanding bonds, debentures, notes or other indebtedness of Purchaser having the right to vote (whether on an as-converted basis or otherwise) (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Purchaser may vote.
Section 5.06 SEC Reports and Financial Statements
(a) In the past three (3) years, Purchaser has timely filed or furnished all forms, statements, schedules, documents and reports required to be filed or furnished by it with the SEC (such forms, statements, schedules, documents and reports, the “Purchaser SEC Documents”). As of their respective filing dates or, if amended prior to the date hereof, as of the date of (and giving effect to) the last such amendment, the Purchaser SEC Documents complied in all material respects with the applicable requirements of the Sarbanes-Oxley Act, the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the applicable rules and regulations promulgated thereunder and the listing and corporate governance rules and regulations of the Nasdaq, and none of the Purchaser SEC Documents contained (or, with respect to the Purchaser SEC Documents filed after the date hereof, will contain) any untrue statement of a material fact or omitted (or with respect to the Purchaser SEC Documents filed after the date hereof, will omit) to state any material fact required to be stated therein or necessary to make the statements therein, at the time and in light of the circumstances under which they were made, not misleading. In the past three (3) years, neither the Purchaser nor any Subsidiary Purchaser has received from the SEC or any other Governmental Authority any written comments or questions with respect to any of the Purchaser SEC Documents (including the financial statements included therein) that are not resolved, or, any written notice from the SEC or other Governmental Authority that such Purchaser SEC Documents (including the financial statements included therein) are being reviewed or investigated, and, to the Purchaser’s Knowledge, there is not, as of the date hereof, any investigation or review being conducted by the SEC or any other Governmental Authority of any Purchaser SEC Documents (including the financial statements included therein). No Purchaser’s Subsidiary is required to file any forms, reports or other documents with the SEC.
(b) The consolidated financial statements (including all related notes and schedules) of the Purchaser included or incorporated by reference in the Purchaser SEC Documents when filed or, if amended prior to the date hereof, as of the date of (and giving effect to) the last such amendment, complied in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, in each case in effect at the time of such filing, and fairly present in all material respects the assets, liabilities, consolidated financial position of the Purchaser and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited quarterly financial statements, to normal year-end audit adjustments and any other adjustment described therein permitted by the rules and regulations of the SEC and to the absence of notes) in conformity with U.S. GAAP applied on a consistent basis during the periods involved (subject, in the case of the unaudited quarterly financial statements, to normal year-end audit adjustments and any other adjustment described therein permitted by the rules and regulations of the SEC and to the absence of notes). The Purchaser does not intend to correct or restate, nor, to the knowledge of the Purchaser, is there any basis for any correction or restatement of, any aspect of any of the financial statements referred to in this Section 5.06.
(c) The Purchaser maintains, and at all times in the past three (3) years, has maintained, a system of accounting and internal controls over financial reporting (within the meaning of Rules 13a-15(f) and 15d-15(f) promulgated under the Exchange Act) designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Purchaser; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of the Purchaser; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the assets of the Purchaser that could have a material effect on the Purchaser’s consolidated financial statements. The Purchaser has not identified or been notified of any internal or external allegations that the Purchaser or any of the officers or accounting managers thereof have engaged in fraud, whether or not material, that occurred during any period covered by the Purchaser SEC Documents, including without limitation any fraudulent accounting practices relating to the Purchaser.
(d) The Purchaser maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 promulgated under the Exchange Act that are designed to ensure that all information required to be disclosed in the Purchaser’s reports that it files or submits under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to the Purchaser’s management as appropriate to allow timely decisions regarding required disclosure and to enable each of the principal executive officer of the Purchaser and the principal financial officer of the Purchaser to make the certifications required under the Exchange Act with respect to such reports.
(e) As of the date of this Agreement, there is no outstanding or unresolved comment in any comment letter received from the SEC with respect to the Purchaser SEC Documents. As of the date of this Agreement, none of the Purchaser SEC Documents is the subject of ongoing SEC review and there is no inquiry or investigation by the SEC, or any internal investigation pending or threatened, in each case, regarding any accounting practice of the Purchaser.

(f) Except as set forth in Section 5.06(f) of the Purchaser Disclosure Letter and except (i) as set forth in the Purchaser SEC Documents, (ii) for Liabilities incurred by the Purchaser in the Ordinary Course of Business (none of which is a liability resulting from a material breach of contract, claim, breach of warranty, tort, infringement or misappropriation environmental matters, or that relates to any cause of action claim or lawsuit), (iii) for Liabilities that would not reasonably be expected, individually or in the aggregate, to be material to the Purchaser and its Subsidiaries, taken as a whole, (iv) for Transaction Expenses and the Liabilities in connection with this Agreement and the Ancillary Agreements to which Purchaser is a party, and (v) for Liabilities incurred at the prior written consent of the Seller in connection with this Agreement, the Purchaser has no Liabilities that would be required to be reflected or reserved against on a balance sheet prepared in accordance with U.S. GAAP.
Section 5.07 Compliance with Law; Permits
(a) Except as set forth in Section 5.07 of the Purchaser Disclosure Letter, the Purchaser is and at all times in the past five (5) years has been, and has operated its business and maintained its assets and properties, in compliance, in all material respects, with all Laws and Orders applicable to the assets, properties or businesses of the Purchaser, including the applicable rules, regulations, policies and standards of self-regulatory bodies. Since the date that is five (5) years prior to the date of this Agreement, except as set forth in Section 5.07 of the Purchaser Disclosure Letter, the Purchaser has not received any written notice from a Governmental Authority asserting any such violation of such Laws or Orders.
(b) The Purchaser is in possession of all material permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of any Governmental Authority necessary for the Purchaser to own, lease and operate its properties and to, collectively, carry on its business as currently conducted (the “Purchaser Permits”). All such Purchaser Permits are valid and in full force and effect and the Purchaser is in compliance in all material respects with all such Purchaser Permits.
(c) The Purchaser has, for the last five (5) years, been in compliance, in all material respects, with all applicable Customs & Trade Laws.
(d) For the past five (5) years, neither the Purchaser nor any of its directors (supervisory or management), officers, members, or, to the Purchaser’s knowledge, employees or agents is, or has been, a Sanctioned Person.
(e) For the past five (5) years, the Purchaser has not engaged in any dealings or transactions in, with, or involving, directly or indirectly, any Sanctioned Person or Sanctioned Jurisdiction, or otherwise in violation of Sanctions.
(f) For the past five (5) years, the Purchaser has not (i) made any voluntary, directed or involuntary disclosure to any Governmental Authority or similar agency with respect to any alleged act or omission arising under or relating to any non-compliance with any Customs & Trade Laws or Sanctions, (ii) been the subject of a current, pending or threatened investigation, inquiry or enforcement proceedings for violations of Customs & Trade Laws or Sanctions, or (iii) violated or received any notice, request, penalty, or citation for any actual or potential non-compliance with Customs & Trade Laws or Sanctions.
(g) In the past five (5) years, neither the Purchaser, any respective officer, director, manager, or, to the Knowledge of the Purchaser, employee, affiliate, agent having authority to act on behalf, thereof, has directly or indirectly: (i) made any unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity and related in any way to the Business; (ii) made any unlawful payment to any foreign or domestic government official or employee, foreign or domestic political parties or campaigns, official of any public international organization, or official of any state-owned enterprise; (iii) violated any provision of any applicable anti-corruption Laws, including the FCPA and the UKBA; (iv) made any bribe, payoff, influence payment, kickback or other similar unlawful payment; (v) made any payment (whether or not lawful) to any Person, or provided (whether lawfully or unlawfully) any favor or anything of value (whether in the form of property or services, or in any other form) to any Person, for the purpose of obtaining or paying for: (A) favorable treatment in securing business or (B) any other special concession; or (vi) agreed, committed, offered or attempted to take any of the actions described in clauses (i) through (v) above. In the past five (5) years, the Purchaser has not conducted any internal or government-initiated investigation, or made a voluntary, directed, or involuntary disclosure to any Governmental Authority or similar agency with respect to any alleged act or omission arising under or relating to any noncompliance with any applicable anticorruption Laws, including the FCPA and UKBA.
(h) For the past five (5) years, the Purchaser and its directors, officers, employees, and, to the Knowledge of the Purchaser, agents are in compliance with, and, in the past five (5) years, have not violated, any applicable United States or non-U.S. anti-money laundering Laws. There are no pending or, to the Knowledge of the Purchaser, threatened claims against the Purchaser with respect to such anti-money laundering Laws. During the past five (5) years, the Purchaser has had in place adequate policies, procedures, controls and systems reasonably designed to ensure compliance with applicable anti-money laundering Laws.
Section 5.08 Litigation. There is no material Action by or against the Purchaser pending or, to the Knowledge of the Purchaser, threatened against (a) the Purchaser or any of its respective assets or businesses, (b) any of the Purchaser’s directors, officers, employees, agents or representatives (in their capacities as such or relating to their employment, services or relationship with the Purchaser), or to which the Purchaser is otherwise a party, (c) the Purchaser which would reasonably be expected to, individually or in the aggregate, materially impair the ability of the Purchaser to timely perform its obligations under this Agreement or other Ancillary Agreements to which it is a party or timely consummate the transactions contemplated hereby or thereby, or (d) the Purchaser that relates to the ownership of the Purchaser Common Stock or the Purchaser Preferred Stock. There are no outstanding Orders binding on the Purchaser, except as would not be reasonably expected, individually or in the aggregate, to have a Purchaser Material Adverse Effect. Notwithstanding the foregoing, no representation or warranty is given with respect to any Actions brought after the date of this Agreement exclusively arising out of the negotiation, execution or consummation of the transactions contemplated hereby.
Section 5.09 Nasdaq Listing. The Purchaser Common Stock is listed on the Nasdaq Global Select Market (“Nasdaq”), and Purchaser has not received any notice of delisting. No Order of any securities commission or similar securities regulatory authority or any other Governmental Authority, or of Nasdaq, preventing or suspending trading in any securities of Purchaser has been issued, and no Actions for such purpose are, to the knowledge of Purchaser, pending, contemplated or threatened.
Section 5.10 Material Contracts.
(a) Section 5.10(a), together with the Contracts identified on the list of exhibits to the Purchaser SEC Documents, sets forth, as of the date hereof, any Contracts that would be required to be filed by Purchaser as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K of the Exchange Act ( “Purchaser Material Contracts”).
(b) Each Purchaser Material Contract is valid and binding on the Purchaser, and, to the Knowledge of the Purchaser, the counterparties thereto, and is in full force and effect, except as would not reasonably be expected, individually or in the aggregate, to have a Purchaser Material Adverse Effect. Except as would not reasonably be expected, individually or in the aggregate, to be material to the Company and the Company Subsidiaries, taken as a whole, (i) neither the Purchaser or, to the Knowledge of the Purchaser, any other party is in breach of or default under any Purchaser Material Contract and (ii) no event or circumstance has occurred that, with or without notice or lapse of time or both, would be reasonably likely to constitute a breach of or default under any Purchaser Material Contract by the Purchaser or, to the Knowledge of the Purchaser, any other party thereto. No Purchaser Material Contract is being re-negotiated by the Purchaser or at the request of the other party thereto, except in the Ordinary Course of Business.
Section 5.11 Financing.
(a) The Purchaser has delivered to the Seller true, correct and complete copies of duly executed debt commitment letter(s), dated as of the date of this Agreement, among the Purchaser and the Debt Financing Sources party thereto (including all exhibits, schedules, term sheets, amendments, supplements, modifications and annexes thereto, as may be amended, modified or replaced in accordance with the terms hereof, collectively, the “Debt Commitment Letter(s)” and, together with any Fee Letter referenced below, collectively, the “Debt Financing Letters”) and any other agreements related thereto, pursuant to which the Debt Financing Sources party thereto have committed, subject to the terms and conditions set forth therein, to provide the Debt Financing for the purpose of funding the transactions contemplated hereby. The Purchaser has also delivered to the Seller a true, correct and complete copy of any fee letter (which may be redacted in a customary manner solely with respect to the fee amounts, pricing caps, the amount of the pricing flex (but not covenants or other terms) and the securities demand provisions and other commercially sensitive terms, none of which, individually or in the aggregate, affects the conditionality, enforceability, termination or aggregate principal amount of the Debt Financing) in connection with the Debt Commitment Letter(s) (any such letter, a “Fee Letter”).
(b) As of the date hereof, each of the Debt Financing Letters is in full force and effect, and none of the Debt Financing Letters, nor any of the respective commitments or obligations thereunder, has been withdrawn, reduced, rescinded, terminated, repudiated or otherwise amended or modified in any respect and, to the Knowledge of the Purchaser, no such withdrawal, reduction, rescission, termination, repudiation, amendment or modification is contemplated as of the date hereof (other than as expressly set forth therein and to add additional Debt Financing Sources who had not executed the Debt Financing Letters as of the date hereof), other than any amendment or modification of the Debt Financing Letters and the commitments thereunder to provide for additional Debt Financing Sources. There are no other Contracts, side letters or arrangements to which the Purchaser or any of its Affiliates is a party relating to the Debt Financing Letters or the Debt Financing, except for customary engagement letters and fee credit letters with respect to the Debt Financing (none of which would (i) reduce the amount of Debt Financing below the amount required for the Purchaser to have sufficient immediately available funds to pay (A) the aggregate cash consideration required to be paid by the Purchaser hereunder on the Closing Date and (B) any and all fees and expenses required to be paid by the Purchaser on the Closing Date in connection with the transactions contemplated hereby, (ii) impose any new condition or otherwise amend, modify or expand any conditions precedent to the funding of the Debt Financing (except such amendments, modifications or expansions that would not be prohibited under Section 6.12(b) hereof) or (iii) delay or prevent the Closing Date or make the funding of the Debt Financing in full less likely to occur). As of the date hereof, no Debt Financing Source has notified the Purchaser or any of the Purchaser’s Affiliates or Representatives of its intention to terminate any of the Debt Financing Letters or not to provide its portion of the Debt Financing.
(c) Assuming the Debt Financing is funded in accordance with the Debt Financing Letters (including giving effect to any “flex” provision in the Debt Commitment Letters or any Fee Letter), the Purchaser has, or will have at the Closing, sufficient cash, available lines of credit or other sources of immediately available funds to pay (A) the aggregate cash consideration required to be paid by the Purchaser hereunder on the Closing Date and (B) any and all fees and expenses required to be paid by the Purchaser on the Closing Date in connection with the transactions contemplated hereby.
(d) The Debt Financing Letters constitute the legal, valid, binding and enforceable obligations of the Purchaser and, to the Knowledge of the Purchaser, all of the other parties thereto and are in full force and effect, enforceable against the Purchaser and, to the Knowledge of the Purchaser, all of the other parties thereto in accordance with their terms, subject, in each case, to the Enforceability Exceptions. Other than as expressly set forth in the Debt Financing Letters, there are no conditions precedent or other contingencies related to the funding of the Debt Financing pursuant to any agreement relating to the Debt Financing to which the Purchaser or any of its Affiliates is a party. The Purchaser is not, nor, to the Knowledge of the Purchaser, are any other parties to any Debt Commitment Letter, in default in the performance, observation or fulfillment of any obligation, covenant or condition contained in any Debt Commitment Letter, and, no event has occurred or circumstance exists which, with or without notice, lapse of time or both, could be expected to (i) constitute or result in a default under or breach on the part of the Purchaser or, to the Knowledge of Purchaser, on the part of any other party under any Debt Commitment Letter, (ii) constitute or result in a failure by Purchaser or, to the Knowledge of Purchaser, any other party to the Debt Commitment Letters to satisfy, or any delay in satisfaction, of any term, condition or other contingency to the full funding of the Debt Financing or (iii) otherwise result in any portion of the Debt Financing being unavailable at the Closing. Purchaser has paid in full any and all commitment or other fees required to be paid on or prior to the date of this Agreement pursuant to the terms of the Debt Financing Letters, and will pay in full any such amounts due on or before the Closing Date.
(e) The Purchaser acknowledges and agrees that its obligations under this Agreement, including the obligation to consummate the transactions contemplated hereby and to pay the Aggregate Consideration and any and all other payments required of the Purchaser pursuant to this Agreement, are not conditioned on any financing being made available to the Purchaser or any other person.

Section 5.12 Brokers. Except for Goldman Sachs, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Purchaser.
Section 5.13 Investment Intent; Accredited Investor. The Purchaser is acquiring the Shares for its own account for investment purposes only and not with a view to any public distribution thereof or with any intention of selling, distributing or otherwise disposing of the Shares in a manner that would violate the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The Purchaser acknowledges that the Shares have not been registered under the Securities Act or any other applicable securities Laws, and agrees that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any other applicable securities Laws, except pursuant to an exemption from such registration under the Securities Act and such other securities Laws. The Purchaser is able to bear the economic risk of holding the Shares for an indefinite period (including total loss of its investment) and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment. The Purchaser acknowledges that it is informed as to the risks of the transactions contemplated hereby and of the ownership of the Shares. The Purchaser is an “accredited investor” within the meaning of Rule 501 of Regulation D of the Securities Act.
Section 5.14 Information Supplied. The Proxy Statement will not at the date it is first mailed to stockholders of the Purchaser or at the time of the Purchaser Stockholders Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. No representation is made by the Purchaser with respect to statements made or incorporated by reference therein based on written information supplied by the Company or the Seller expressly for inclusion or incorporation by reference therein.
Section 5.15 Purchaser’s Investigation, Reliance and Disclaimer. The Purchaser is a knowledgeable, sophisticated and experienced purchaser and has conducted, without reliance upon the Seller, the Company or any of their Representatives (except for reliance on the representations and warranties set forth in Article III and Article IV (in each case, as modified by the Company Disclosure Letter) and in any Ancillary Agreement (including any certificate delivered by the Company and the Seller hereunder pursuant to Section 2.05(b)(viii))), an independent investigation, review and analysis regarding the financial condition, results of operations, assets, liabilities, properties, taxes and projected operations of the Company and the Company Subsidiaries and, made its own analysis and decision to enter into this Agreement. The Purchaser and their Representatives have been afforded access to information about the Company and the Company Subsidiaries and the financial condition, results of operations, business, property and management of the Company and the Company Subsidiaries and other information that they have requested in connection with their investigation of the Company and the Company Subsidiaries and the transactions contemplated hereby. The Purchaser has sought such advice as it has considered appropriate to make an informed investment decision with respect to the transactions contemplated hereby. The Purchaser hereby expressly acknowledges and agrees the Seller and the Company and their respective Affiliates have not made, and do not make, and expressly disclaim any other representations and warranties and that the Purchaser has not relied and is not relying upon any representation or warranty or omission by, or information from, the Seller, the Company or any of their respective Affiliates, employees or Representatives, whether oral or written, express or implied, including any implied warranty of merchantability or of fitness for a particular purpose, in each case except for the representations and warranties set forth in Article III and Article IV (in each case, as modified by the Company Disclosure Letter) and in any Ancillary Agreement (including any certificate delivered by the Company and the Seller hereunder) in its entry into this Agreement, its purchase of the Shares and the consummation of the transactions contemplated hereby. In connection with the Purchaser’s investigation, the Purchaser has received certain projections, including projected statements of operating revenues and income from operations of the Company and the Company Subsidiaries and certain business plan information. The Purchaser acknowledges that except as specifically set forth herein, none of the Seller, the Company or any of their respective Affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company and the Company Subsidiaries, including the reasonableness of the assumptions underlying such estimates, projections and forecasts, and that the Purchaser has not relied on any such estimates, projections or other forecasts or plans.

Section 5.16 Critical Technology. The Purchaser does not produce, manufacture, design, test, fabricate, or develop any “critical technologies,” as the term is defined in 31 C.F.R. 800.215, other than such critical technologies that are eligible for License Exception ENC (15 C.F.R. 740.17(b)), or that would be so eligible following the submission of a classification request pursuant to 15 C.F.R. Part 748.
Section 5.17 Exclusivity of Representations and Warranties. Except as expressly set forth in this Article V or in any Ancillary Agreement to which the Purchaser is or is contemplated to be a Party, neither Purchaser nor any of its respective Representatives, nor any other Person, has made or is making any other representation or warranty of any kind whatsoever, express or implied, at law or in equity, either written or oral, with respect to the Purchaser or any of its respective Affiliates, or any of their respective assets, Liabilities or operations, including the Purchaser Common Stock and Purchaser Preferred Stock, and including with respect to merchantability or fitness for any particular purpose.
ARTICLE VI

COVENANTS
Section 6.01 Conduct of Business Prior to the Closing.
(a) Except as otherwise (i) contemplated or permitted by this Agreement, (ii) reasonably necessary or appropriate to effect the actions described in the Closing Step Plan or the Pre-Closing Step Plan, (iii) required by applicable Law, including any Antitrust Law, or collective bargaining agreements existing on the date hereof (or entered into or amended in accordance with the terms of this Agreement) or (iv) set forth in Section 6.01(a) and Section 6.01(b) of the Company Disclosure Letter, between the date of this Agreement and the Closing Date, unless the Purchaser shall otherwise provide its prior written consent (not to be unreasonably withheld, conditioned or delayed), the Company shall, and the Seller shall cause the Company to, conduct the business of the Company and the Company Subsidiaries in the Ordinary Course of Business, and use its commercially reasonable efforts to preserve (x) intact the present business operations, organization and goodwill of the Company and the Company Subsidiaries, consistent with past practices, and (y) the services of the Company’s and the Company Subsidiaries’ current officers and employees (it being understood that such efforts shall not require the Company or the Company Subsidiaries to increase the compensation or benefits of any such officer or employee outside the Ordinary Course of Business and shall not prevent the termination of any such officer or employee for performance-related reasons in accordance with the terms hereof), and (z) the present relationships with Persons having material business dealings with the Company and the Company Subsidiaries (including material customers, suppliers, publishers, advertisers and developers); provided that no action by the Company or the Company Subsidiaries with respect to matters specifically addressed by any other provision of this Section 6.01(a) or Section 6.01(b) shall be deemed a breach of this Section 6.01(a) unless such action would constitute a breach of such other provision. Notwithstanding the foregoing, nothing in this Section 6.01(a) shall prevent the Company or the Company Subsidiaries from (i) distributing or transferring any cash or cash equivalents among the Company and the Company Subsidiaries (or among the Company Subsidiaries) in the Ordinary Course of Business or (ii) distributing or transferring any cash or cash equivalents from the Company or any of the Company Subsidiaries, directly or indirectly, to the Seller in accordance with Section 6.24.
(b) Except as otherwise (w) contemplated by this Agreement, (x) reasonably necessary or appropriate to effect the actions described in the Closing Step Plan or the Pre-Closing Step Plan, (y) required by the terms of any Company Material Contract in existence as of the date of this Agreement or by applicable Law, or (z) set forth in Section 6.01(a) and Section 6.01(b) of the Company Disclosure Letter, between the date of this Agreement and the Closing Date, without the prior consent of the Purchaser (not to be unreasonably withheld, conditioned or delayed), neither the Company nor any of the Company Subsidiaries shall:
(i) amend the Organizational Documents of the Company or any Company Subsidiary;
(ii) issue, transfer, pledge or sell any shares or other equity interests of the Company or any of the Company Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any such shares or equity interests, except for Phantom Stock Appreciation Rights under the Phantom Stock Plan (which shall in all events be subject to Section 6.18);
(iii) declare, set aside, make or pay any dividends or other distributions with respect to any of its share capital (other than (A) dividends or distributions among the Company and the Company Subsidiaries

(or among the Company Subsidiaries) in the Ordinary Course of Business of (I) cash or cash equivalents or (II) evidences of indebtedness or (B) dividends or distributions of cash or cash equivalents from the Company or any of the Company Subsidiaries, directly or indirectly, to the Seller in accordance with Section 6.24);
(iv) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its share capital or make any other similar change with respect to the capital structure of the Company or any Company Subsidiary;
(v) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation or recapitalization of the Company or any of the Company Subsidiaries;
(vi) (A) acquire (by merger, consolidation or acquisition of equity or otherwise), or make any investment in excess of one million U.S. Dollars ($1,000,000) individually or five million U.S. Dollars ($5,000,000) in the aggregate in, any corporation, partnership, limited liability company, other business organization or division (other than the Company and the Company Subsidiaries); (B) acquire any other properties or assets from a third party outside the Ordinary Course of Business; provided that, with respect to each such acquisition that is permitted pursuant to the foregoing clauses (A) and (B), the applicable transaction would not be reasonably likely to materially delay the consummation of the transactions contemplated hereby or increase the risk of not obtaining any applicable clearance, approval or waiver from a Governmental Authority charged with the enforcement of any Antitrust Law with respect to the transactions contemplated hereby, and/or that would not reasonably be expected to adversely affect the possibility of obtaining the Debt Financing, and provided further that any transaction permitted pursuant to the foregoing and that is outside the Ordinary Course of Business shall be subject to good faith reasonable consultation with the Purchaser based on reasonable information to be shared therewith in order to enable an informed decision (it being agreed that to the extent such information, based on advice of counsel, cannot be shared due to Antitrust Laws, then such transactions will not be permitted until information is permitted to be shared); and (C) commence operations in any new country;
(vii) make or authorize any capital expenditures or incur any Liability in respect thereof outside of the Ordinary Course of Business, in each case exceeding one million U.S. Dollars ($1,000,000) in the aggregate;
(viii) except for non-exclusive licenses and provision of services in the Ordinary Course of Business, sell, lease, sublease, mortgage, pledge or otherwise encumber or dispose of any properties or assets of the Company and the Company Subsidiaries with a value in excess of one million U.S. Dollars ($1,000,000) individually or five million U.S. Dollars ($5,000,000) in the aggregate;
(ix) create, assume, incur or guarantee any indebtedness for borrowed money or issue any debt securities or any right to acquire debt securities, endorse or otherwise become liable or responsible (whether, directly, contingently or otherwise) for the indebtedness of another person, in each case, in excess of one million U.S. Dollars ($1,000,000) individually or in the aggregate, or enter into any agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, other than (A) refinancings or replacements of existing indebtedness, in amounts that do not exceed in the aggregate the currently existing indebtedness and solely on similar or better terms, (B) indebtedness incurred in the Ordinary Course of Business not in excess of one million U.S. Dollars ($1,000,000), or (C) indebtedness between or among the Company or any of the Company Subsidiaries;
(x) place or allow the creation of any Encumbrance on any material assets of the Business (other than Permitted Encumbrances);
(xi) make any loans or advances to any other Person (except wholly owned Company Subsidiaries), other than routine expense advances to its employees in the ordinary course of business consistent with past practice;
(xii) except in the Ordinary Course of Business consistent with past practices as to existing Company Material Contracts, (A) materially amend or voluntarily terminate (other than in accordance with its terms) any Company Material Contract or (B) enter into any Contract that would be a Company Material Contract if entered into prior to the date of this Agreement, or containing any non-compete or similar restriction which following the Closing would materially restrict the ability of the Purchaser and its Subsidiaries (including, for purposes of this Section, its Company and its Subsidiaries) to conduct their respective businesses as currently conducted or currently contemplated to be conducted after the Closing;
(xiii) except (A) as may be required under any Company Employee Plan or collective bargaining agreement existing on the date hereof (or entered into or amended in accordance with the terms of this Agreement), or (B) with respect to promotions and new hires in the Ordinary Course of Business, (I) grant to any employee of the Company or of any Company Subsidiary any increase in compensation or benefits other than regular annual increases in an amount set forth in Section 6.01(b)(xiii)(3) of the Company Disclosure Letter, (II) adopt, enter into, materially amend or terminate any material Company Employee Plan (or any plan or arrangement that would constitute a Company Employee Plan if in effect on the date hereof) except for routine, nonmaterial or administrative updates to any retirement, health or welfare arrangements, or (III) enter into any retention, change in control, transaction bonus or similar agreement or arrangement with any employee of the Company or of any Company Subsidiary, other than with respect to routine retention awards for non-executive employees in the Ordinary Course of Business in order to address competing offers of employment;
(xiv) except as required by applicable Law or collective bargaining agreements existing on the date hereof or amended in accordance with the terms of this Agreement, enter into, amend or terminate any collective bargaining agreement or other Contract with any trade union or other labor organization or recognize any trade union or other labor organization as the bargaining representative of any employees, in each case without thirty (30) days’ written notice to the Purchaser;
(xv) except in the Ordinary Course of Business of the Company or of any Company Subsidiary, (A) terminate (other than for cause, as determined in accordance with past practice) the employment of any employee of the Company or of any Company Subsidiary as set forth in Section 6.01(b)(xv)(1) of the Company Disclosure Letter, or (B) hire any individual described in clause (A), except to replace any employee of the Company or of any Company Subsidiary who dies, becomes disabled, resigns or whose employment is or was terminated in accordance with this Section 6.01(b)(xv); and provided that if any termination involves the payment of severance or any similar payment the Company shall make commercially reasonable efforts to obtain waivers and release of claims and/or non-competition and non-solicitation undertakings, if and as customary in the applicable jurisdiction of the terminated employee;
(xvi) make, change or revoke any material Tax election if such action would have the effect of increasing the Tax liability of the Company or the Company Subsidiaries for any period ending prior to, on or after the Closing Date, (B) amend any material Tax Return if such amendment would have the effect of increasing the Tax liability of the Company or the Company Subsidiaries for any period ending prior to, on or after the Closing Date, or (C) settle or compromise any material claim or material assessment, in each case, relating to the Taxes of the Company or the Company Subsidiaries;
(xvii) make any change in any method of accounting (including Tax accounting) or accounting practice or policy, or working capital management, except on a basis consistent with past practice and in consultation with Purchaser, or as required by applicable Law or IFRS;
(xviii) settle, compromise, discharge, waive, release, assign of any pending or threatened Action, other than Actions that do not relate to the transactions contemplated hereby or any other Ancillary Agreement and (A) that do not involve the payment by the Company or the Company Subsidiaries of monetary damages in excess of one million U.S. Dollars ($1,000,000) in any individual instance or two million U.S. Dollars ($2,000,000) in the aggregate or (B) are in the Ordinary Course of Business and provided, in each case, that the settlement, compromise, waiver or release is on terms that are not reasonably expected to impair the business of the Purchaser the combined company;
(xix) materially change the amount of, or terminate, any insurance coverage, except in the Ordinary Course of Business, or fail to maintain or extend any such coverage that is required for the Business (except, in case of a directors’ and officers’ liability insurance, if and to the extent the Tail Insurance covers the period for which an extension would have otherwise been required);

(xx) enter into any transaction or take any action, the consummation of which or taking thereof may reasonably be expected to impede, interfere with, prevent or materially delay the transactions contemplated by this Agreement or any of the Ancillary Agreements; or
(xxi) agree or commit to take any of the foregoing actions prohibited under this Section 6.01(b).
(c) Except as otherwise (i) contemplated or permitted by this Agreement, (ii) reasonably necessary or appropriate to effect the actions described in the Closing Step Plan or the Pre-Closing Step Plan, (iii) required by applicable Law, including any Antitrust Law, or collective bargaining agreements existing on the date hereof (or entered into or amended in accordance with the terms of this Agreement) or (iv) set forth in Section 6.01(c) or Section 6.01(d) of the Purchaser Disclosure Letter, between the date of this Agreement and the Closing Date, unless the Seller shall otherwise provide its prior written consent (not to be unreasonably withheld, conditioned or delayed), the Purchaser shall conduct the business of the Purchaser and its Subsidiaries in the Ordinary Course of Business, and use its commercially reasonable efforts to preserve (x) intact the present business operations, organization and goodwill of the Purchaser and its Subsidiaries and (y) the present relationships with Persons having material business dealings with the Purchaser and its Subsidiaries (including material customers, suppliers, publishers, advertisers and developers); provided that no action by the Purchaser or its Subsidiaries with respect to matters specifically addressed by any other provision of this Section 6.01(c) or Section 6.01(d) shall be deemed a breach of this Section 6.01(c) unless such action would constitute a breach of such other provision.
(d) Except as otherwise (x) contemplated by this Agreement, (y) required by the terms of any applicable Law, or (z) set forth in Section 6.01(c) or Section 6.01(d) of the Purchaser Disclosure Letter, between the date of this Agreement and the Closing Date, without the prior consent of the Seller (not to be unreasonably withheld, conditioned or delayed), the Purchaser shall not:
(i) amend the Organizational Documents of the Purchaser;
(ii) except for (1) any shares of Purchaser Common Stock or securities convertible into, or exchangeable or exercisable for, Purchaser Common Stock issued in a public offering for cash or any bona fide private financing (including in connection with any hedging transactions related thereto) and (2) grant and issuance in the Ordinary Course of Business of Purchaser Common Stock or other equity awards (including issuance of shares upon vesting, exercise or settlement of any equity awards) to directors, officers, employees and service providers under any stock incentive plan of Purchaser or Purchaser ESPP, issue, transfer, pledge or sell any shares or other equity interests of the Purchaser, or any options, warrants, convertible securities or other rights of any kind to acquire any such shares or equity interests;
(iii) declare, set aside, make or pay any dividends or other distributions (whether in cash, stock, property or otherwise) with respect to any of its equity interests;
(iv) reclassify or, unless a proportional adjustment to the Common Equity Consideration and the Preferred Equity Consideration is made concurrently with such action, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its equity interests or make any other similar change with respect to the capital structure of the Purchaser;
(v) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation or recapitalization of the Purchaser;
(vi) except to the extent permitted pursuant to Section 6.22, enter into any transaction or take any action, the consummation of which or taking thereof may reasonably be expected to impede, interfere with, prevent or materially delay the transactions contemplated by this Agreement or any of the Ancillary Agreements; or
(vii) agree or commit to take any of the foregoing actions prohibited under this Section 6.01(d).
(e) Nothing contained in this Agreement shall give the Purchaser, directly or indirectly, the right to control or direct the Seller’s or any of their Affiliates’ (including the Company’s and the Company Subsidiaries’) businesses or operations prior to the Closing.

Section 6.02 Company Non Solicitation.
(a) Between the date hereof and the earlier of the Closing and the termination of this Agreement, the Company and Seller shall not, and shall cause their respective Subsidiaries and direct their respective Representatives not to, directly or indirectly:
(i) solicit, initiate or encourage any inquiry, expression of interest, proposal or offer from any Person (other than Purchaser and its Representatives) relating to an Acquisition Proposal;
(ii) enter into, participate in, maintain or continue any communications (except solely to provide written notice as to the existence of these provisions), discussions or negotiations with any Person regarding any Acquisition Proposal;
(iii) provide any non-public information or data concerning the Company or any of its Subsidiaries, or afford access to any personnel of the Company or any of its Subsidiaries, to any Person (other than Purchaser and its Representatives) in connection with any Acquisition Proposal;
(iv) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Acquisition Proposal;
(v) enter into any letter of intent or any other Contract contemplating or otherwise relating to any Acquisition Proposal; or
(vi) otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal.
(b) The Company and Seller shall, and shall cause the Company’s Subsidiaries and instruct the Company’s Representatives to, promptly cease and cause to be terminated any activities, discussions and negotiations with any Person conducted heretofore with respect to any Acquisition Proposal (including by terminating access to any data rooms, electronic or otherwise, previously provided to any Persons and requesting that any such Person granted access thereto return or destroy confidential information of the Company and its Subsidiaries previously provided thereto), and shall promptly (and within not more than 48 hours) notify and provide Purchaser with: (x) a written description of any expression of interest, inquiry, proposal or offer relating to a possible Acquisition Proposal that is received by the Company or by any Representative of the Company from any Person, including in such description the identity of the Person from which such expression of interest, inquiry, proposal or offer was received (the “Interested Party”) and the material terms and conditions thereof; and (y) a copy of each written communication and a complete summary of each other communication transmitted on behalf of the Interested Party or any of its Representatives to the Company or the Seller or any Representative thereof or transmitted by or on behalf of the Company or the Seller to the Interested Party or any of its Representatives.
(c) Between the date hereof and the earlier of the Closing and the termination of this Agreement, the Seller shall not, and Seller shall direct its Affiliates not to, directly or indirectly, (i) acquire or agree to acquire or make any proposal to acquire, directly or indirectly, Beneficial Ownership (as defined in the Stockholders Agreement) of any Purchaser Common Stock (including in derivative form) or any right to vote or direct the voting of any voting equity securities of the Purchaser; (ii) form, join or in any way participate in a “group” (as defined under Section 13(d) of the Exchange Act), with respect to any equity securities of the Company; (iii) “solicit” or become a “participant” in any “solicitation” of any “proxy” (as such terms are defined in Regulation 14A under the Exchange Act) from or by any other stockholder of the Purchaser in connection with any vote on any matter, or agree or announce its intention to vote with any Person or group undertaking a “solicitation”; (iv) seek, make or take any action, publicly or otherwise, to solicit or encourage any offer or proposal for any merger, consolidation, tender or exchange offer, sale or purchase of assets or securities or other business combination, restructuring, recapitalization or similar transaction involving the Purchaser, its Subsidiaries or a material amount of the assets or businesses of the Purchaser or its Subsidiaries or encourage, initiate or support any Person in any such activity; (v) otherwise act, alone or in concert with others, to seek or propose to seek representation on or to control the management or Board, seek or propose to seek the removal of any member of management or the Board, or otherwise seek or propose to seek to control the Board or management or the policies of the Purchaser; (vi) enter into any discussions, negotiations, arrangements or understandings with any Person with respect to any of the foregoing, or knowingly advise, assist or encourage any Person in connection with any of the foregoing; (vii) otherwise seek to control or influence the Purchaser or the Board of Directors thereof except as permitted by this Agreement; or (viii) take any action that would require the Purchaser to make a public announcement regarding any of the foregoing matters, in each case, except solely in order to exercise its rights under this Agreement and the transactions contemplated hereby.
(d) Nothing in this Section 6.02 is intended to or shall cause the Purchaser to directly or indirectly control the Company or any of its Subsidiaries in violation of the HSR Act or other applicable Antitrust Laws.
Section 6.03 Governmental Consents and Filings.
(a) Each of the Parties shall use, or cause to be used, best efforts to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated by this Agreement as promptly as reasonably practicable, including to (i) obtain from Governmental Authorities all consents, approvals, waivers, actions, non-actions, qualifications and other orders or authorizations necessary to consummate the transactions contemplated hereby as promptly as reasonably practicable, in a timely manner and no later than would allow the closing conditions set forth in Article VIII to be satisfied prior to the Termination Date (including as may be necessary to avoid an Action by any Governmental Authority), (ii) make all necessary registrations, submissions and filings (and in accordance with the reasonable, good-faith guidance of Purchaser’s counsel in consultation with Seller’s counsel, engage with any Governmental Authority prior to any such submissions and filings), and thereafter make any other submissions required with respect to the transactions contemplated by this Agreement under the HSR Act, any other applicable Antitrust Law or FDI Law or any other applicable Law (in the case of any filing under the HSR Act in no event later than ten (10) Business Days after the date hereof and in the case of any filings under any other Antitrust Law or any FDI Law as promptly as practicable but in accordance with the reasonable, good-faith guidance of Purchaser’s counsel in consultation with Seller’s counsel) and (iii) execute and deliver any additional instruments reasonably necessary to consummate the transactions contemplated hereby in accordance with the terms of this Agreement and to fully carry out the purposes of this Agreement. Each Party shall pay its respective filing fees and other regulatory charges incurred under this Section 6.03(a).
(b) Without limiting the generality of the Parties’ undertaking pursuant to Section 6.03(a), the Purchaser agrees to use best efforts to take, and shall use best efforts to cause its Subsidiaries and Affiliates to take, any and all steps necessary to avoid or eliminate each and every impediment under any Antitrust Law or FDI Law that may be asserted by any Governmental Authority or any other party so as to enable the Parties hereto to close the transactions contemplated by this Agreement as promptly as practicable and in no event later than would allow the closing conditions set forth in Article VIII to be satisfied prior to the Termination Date (such that the Closing would occur prior thereto), including by:
(i) (A) proposing, negotiating, committing to and effecting, by consent decree, hold separate orders or otherwise, the sale, divestiture, license, hold separate or disposition of Purchaser’s or the Company’s or their Affiliates’ assets, properties or businesses or of the assets, properties or businesses to be acquired pursuant hereto, or otherwise offering or offering to commit to any action, non-action, condition, restriction, limitation or conduct requirement (including those that limit the Purchaser’s, the Company’s or any of their respective Affiliates’ freedom of action, ownership or control with respect to, or its ability to retain or hold, any of their respective businesses, assets, product lines, properties or services (including the assets, properties or businesses to be acquired pursuant hereto)), and if the offer is accepted, take or comply with, or commit to take or comply with, such action, non-action, condition or conduct requirement, (B) terminating, relinquishing, modifying or waiving existing relationships, ventures, contractual rights, obligations or other arrangements of the Purchaser or its Subsidiaries or Affiliates (including such properties, assets, or operations of the Company or the Company Subsidiaries and their businesses), or changing any course of conduct regarding future operations of Purchaser, the Company or their respective Affiliates or Subsidiaries, (C) not creating any relationships, ventures, contractual rights, obligations or other arrangements of the Purchaser or its Subsidiaries or Affiliates (including the businesses or the assets, properties or businesses to be acquired by it pursuant hereto), (D) entering or offering to enter into agreements and stipulating to the entry of an order or decree or file appropriate applications with any Governmental Authority in connection with any of the actions contemplated by the foregoing clauses (A) through (C), in each case, as may be necessary to obtain clearance under the HSR Act, other applicable Antitrust Laws or FDI Laws or other applicable Law, to avoid any injunction (or to effect the dissolution thereof), temporary restraining order or other order or decision in any suit or proceeding, which would otherwise have the effect of materially delaying, restraining or preventing the consummation of the transactions contemplated by this Agreement, or to otherwise avoid the commencement of any Action thereunder that seeks to prevent, restrain or prohibit the consummation of the transactions contemplated hereby, provided that notwithstanding any other provision of this Agreement to the contrary, none of the Purchaser, its Subsidiaries or Affiliates or the Company shall be obligated to take or pursue any of the actions contemplated by the foregoing sub-section (b), including clauses (A) through (D):
(1) under such circumstances as may be expressly agreed in writing between the Purchaser and the Seller or their respective Representatives (each, a “Regulatory Condition”); or
(2) unless the taking of such action is conditioned upon the Closing;
(ii) defending through litigation on the merits any claim asserted in court by any Person, or overturn any regulatory Action, in order to avoid entry of, or to have vacated or terminated, any decree, Order, Law or judgment (whether temporary, preliminary or permanent) that would have the effect of delaying, restraining or preventing the consummation of the transactions contemplated by this Agreement, provided that notwithstanding any other provision of this Agreement to the contrary, none of the Purchaser, its Subsidiaries or Affiliates or the Company shall be obligated to institute, continue, or defend any such litigation if there is no reasonable expectation that the Parties will obtain a favorable outcome or settlement (that does not include a Regulatory Condition) prior to the Termination Date.
(iii) not (A) taking any action the effect of which, or refrain from taking any action the effect of refraining from which, would reasonably be expected to delay or impede the ability of the Parties hereto to consummate the transactions contemplated by this Agreement by the Termination Date or (B) except as permitted by Section 6.22, directly or indirectly acquiring or agreeing to acquire (by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner), any Person or portion thereof, or otherwise acquiring or agreeing to acquire any assets, if the entering into of a definitive agreement relating to, or the consummation of, such acquisition, merger or consolidation would reasonably be expected to (1) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any consent, approval, authorization, declaration, waiver, license, franchise, permit, certificate, order or other approvals of any Governmental Authority necessary to consummate the transactions contemplated by this Agreement by the Termination Date or the expiration or termination of any applicable waiting period, (2) materially increase the risk of any Governmental Authority seeking an order prohibiting the consummation of the transactions contemplated by this Agreement, (3) materially increase the risk of not being able to remove any such order on appeal or otherwise or (4) materially delay or prevent the consummation of the transactions contemplated by this Agreement by the Termination Date.
(c) The Purchaser shall, in good faith and in a manner consistent with its obligations under this Section 6.03, determine the strategy, lead all proceedings and coordinate all activities with respect to seeking any actions, consents, approvals or waivers of any Governmental Authority as contemplated hereby, and the Seller and the Company will take such actions as are reasonably requested by the Purchaser in connection with obtaining such consents, approvals or waivers. The Purchaser shall allow the Seller and the Company to participate in any proceedings and activities (to the extent permitted by any the applicable Governmental Authority), including (to the extent possible) by notifying the Seller and the Company at least two (2) Business Days prior to any meetings with any Governmental Authority, keep the Seller and the Company informed (subject to the Confidentiality Agreement) and, to the extent permissible by applicable Laws, provide them with all material information and copies of material communications with the applicable Governmental Authority with respect thereto. Without derogating from the foregoing and subject to the Confidentiality Agreement (if applicable) and to clause (b) above:
(i) each of the Parties shall and, to the extent applicable, shall cause their respective Affiliates and Subsidiaries to (A) respond as promptly as practicable to all inquiries and requests received from any Governmental Authority in connection with antitrust matters or applicable Laws and (B) not extend any waiting period under the HSR Act or any other applicable Antitrust Laws or enter into any agreement with any Governmental Authority not to consummate the transactions contemplated by this Agreement, except, in each case, with the prior written consent of the other Parties;
(ii) each of the Parties shall promptly notify the other Parties of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this

Agreement and permit the other Parties to review such communication and review in advance and reasonably comment on any proposed communication by such Party to any Governmental Authority (provided, however, that in the event of any disagreement concerning any such proposed communication, the determination of Purchaser will be final and conclusive); and
(iii) the Parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Parties may reasonably request in connection with the foregoing, in seeking early termination of any applicable waiting periods and in connection with any filing or submission with any Governmental Authority, including under the HSR Act and any other applicable Antitrust Laws. Each Party as it reasonably deems advisable and necessary, may reasonably designate any competitively sensitive material provided to the other under this Section as “Antitrust Counsel Only Material”. Such materials and the information contained therein shall be given only to the outside antitrust counsel (or previously agreed outside consultant) of the recipient and shall not be disclosed by such outside antitrust counsel (or such outside consultant) to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials or its legal counsel.
(d) The Purchaser shall, within thirty (30) days of the date hereof, file a classification request pursuant to 15 C.F.R. Part 748 with respect to all of the Purchaser’s hardware, software, and technology subject to Category 5 Part 2 of the Commerce Control List (15 C.F.R. Part 774) and meeting the definition of “critical technology” as defined in 31 C.F.R. §800.215.
Section 6.04 Covenants Regarding Information. For a period of seven (7) years after the Closing, the Purchaser shall (i) retain the books and records relating to the Company and the Company Subsidiaries relating to periods prior to the Closing and (ii) provide the Seller and its Affiliates and their respective Representatives with reasonable access, upon reasonable notice and during normal business hours, to such books and records (including the right to make copies thereof, at such Person’s expense); in each case as reasonably necessary for the Seller or its Affiliates in order to prepare their Tax Returns or financial statements and in connection with Actions to which neither the Purchaser nor any of its Affiliates is a party, as well as for purposes of fulfilling regulatory or statutory audit disclosure and reporting obligations; provided, however, that the Purchaser shall notify the Seller in writing at least thirty (30) days in advance of destroying any such books and records prior to (but not on or following) the seventh (7th) anniversary of the Closing Date in order to provide the Seller or its applicable Affiliate the opportunity to copy such books and records in accordance with this Section 6.04; provided, further, that nothing in this Section 6.04 shall limit access to the Company’s books and records in connection with the procedures set forth in Section 2.04 and in accordance with the terms thereof.
Section 6.05 Termination of Affiliated Party Transactions.
The Company and the Seller shall, and shall cause their respective Affiliates to, effective at or prior to the Closing, take such actions and execute and deliver such releases, termination agreements and discharges as are necessary to terminate, eliminate and release, as applicable (by way of capital contribution, cash settlement or as otherwise determined by the Seller in its sole discretion), each Affiliated Party Contract and any other arrangements, transactions, accounts, commitments or balances between the Company or any of the Company Subsidiaries, on the one hand, and the Seller or any of its Affiliates (other than the Company and the Company Subsidiaries), on the other hand (collectively, the “Terminated Affiliated Party Transactions”) without any continuing Liability or other obligation on the part of the Company or the Company Subsidiaries, in each case except (i) for any obligation of the Company or any of the Company Subsidiaries to indemnify, exculpate or advance expenses to any D&O Indemnitees, which shall survive such termination (it being understood that advancement of expenses shall be solely with respect to indemnification and exculpation matters), (ii) for this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby and (iii) as set forth in Section 6.05 of the Company Disclosure Letter. For purposes of this Agreement, any Terminated Affiliated Party Transactions that are settled after the Reference Time but in connection with the Closing shall be deemed for purposes of this Agreement to have been settled as of immediately prior to the Reference Time.
Section 6.06 Confidentiality.
(a) The Purchaser shall hold, and shall cause its Affiliates and Representatives to hold, in confidence all documents and information furnished to it by or on behalf of the other Parties in connection with the transactions contemplated hereby (including information provided or obtained pursuant to Section 6.04) pursuant to the terms of the Confidentiality Agreement, dated as of November 17, 2023, by and between the Purchaser and the

Company (the “Confidentiality Agreement”), which shall continue in full force and effect until the Closing, at which time the Confidentiality Agreement and the obligations of the Purchaser under this Section 6.06 shall terminate. If for any reason this Agreement is terminated prior to the Closing Date, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms; provided that the term of the Confidentiality Agreement (relating to confidentiality and use of information) shall automatically be deemed extended to the date that is two (2) years from the date the Confidentiality Agreement would otherwise terminate (and this proviso represents the parties’ mutual agreement to amend the Confidentiality Agreement in such regard); and provided further that, notwithstanding anything the contrary in the Confidentiality Agreement, Purchaser shall be permitted to disclose and use such information with respect to the Company and its Subsidiaries as may be required under applicable Law, or regulations of stock exchange, in connection with the transactions contemplated hereunder, including the preparation and filing of the Proxy Statement. Notwithstanding anything to the contrary set forth in this Agreement or in the Confidentiality Agreement, the Purchaser and its Representatives may disclose information of the Seller, Company and the Company Subsidiaries to the Debt Financing Sources and the Debt Financing Sources Related Parties without any obligation on the part of the Debt Financing Sources or the Debt Financing Sources Related Parties to comply with the terms of the Confidentiality Agreement; provided that the Debt Financing Sources are subject to customary confidentiality arrangements with respect to such information.
(b) Except as provided in Section 6.06(d) or Section 6.08, the Seller shall, for a period commencing on the Closing Date and terminating on the date that is five (5) years after the Closing Date (and thereafter the Seller shall use reasonable efforts to, with respect to any retained Purchaser Confidential Information), maintain all non-public, proprietary and confidential information relating to the Purchaser, the Company or the Company Subsidiaries, their respective Representatives and/or the Business (collectively, “Purchaser Confidential Information”) disclosed or made available, whether prior to or after the date hereof but prior to the Closing, to the Seller or any of its respective Affiliates or Representatives in connection with or pursuant to this Agreement or in connection with holding of the Shares or otherwise in the possession of the Seller or any of its Affiliates, in confidence and not disclose to any other Person (other than their respective Affiliates and Representatives), nor make any use of, any Purchaser Confidential Information (except as contemplated by the Stockholders Agreement). In the event that the Seller, any of its Affiliates or any of their or their respective representatives are requested or required by applicable Law, judgment, stock exchange rule or other applicable judicial or governmental process (including by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any Purchaser Confidential Information, in each of which instances the Seller, its Affiliates and their and their respective representatives, as the case may be, shall, to the extent legally permitted, provide notice to the Purchaser promptly so that the Purchaser will have a reasonable opportunity to timely seek to limit or avoid such disclosure (in which case, the Seller, its Affiliates and their and their respective representatives, as the case may be, shall use reasonable best efforts to assist the Purchaser in this respect, shall disclose only such portion of the Purchaser Confidential Information which counsel to the Seller, its Affiliates and their and their respective representatives, as the case may be, advises is legally required to be disclosed and shall, to the extent permitted by law, provide a copy of such Purchaser Confidential Information disclosed to the Purchaser).
(c) Except as provided in Section 6.06(d) or Section 6.08, for a period commencing on the Closing Date and terminating on the date that is twenty-four (24) months after the Closing Date, the Purchaser shall, and shall cause the Company and the Company Subsidiaries and their respective Representatives to, maintain all non-public, proprietary and confidential information exclusively relating to the Seller, its respective Affiliates and Representatives and/or the Seller Business (collectively, “Seller Confidential Information”) disclosed to the Purchaser or any of its Affiliates or Representatives in connection with this Agreement or made available to or in the possession of the Company or any of the Company Subsidiaries, in confidence and not disclose to any other Person (other than its Affiliates and Representatives), any Seller Confidential Information.
(d) The obligations of each Party (a “Receiving Party”) set forth in Section 6.06(b) and Section 6.06(c) shall not apply to (i) any information that becomes available to the general public prior to, on or after the Closing Date (other than as a result of disclosure by the Receiving Party or any of its Representatives in violation of Section 6.06(b) or Section 6.06(c), as applicable), (ii) except as provided in clause (iii) below, any disclosure requested or required by applicable Law or any Governmental Authority, including any applicable Tax Laws, securities Laws or securities exchange or listing regulations or requirements; provided that, to the extent such disclosure is requested or required in connection with an Order, the Receiving Party shall, to the extent reasonably practicable and legally permissible, promptly notify the other Party (the “Disclosing Party”) of such disclosure under this clause (ii) prior to making such disclosure with reasonably sufficient time, where reasonably practicable, to allow the Disclosing Party to seek protective measures for such Seller Confidential Information or Purchaser Confidential Information (as applicable) (and the Receiving Party and its Representatives shall cooperate with the Disclosing Party in seeking such protection, at the Disclosing Party’s sole cost and expense), (iii) any Order in connection with the enforcement of a Party’s rights or remedies under this Agreement or the other Ancillary Agreements solely to the extent necessary for any filings with a Governmental Authority (provided that, to the extent possible, the applicable Party shall request that such Governmental Authority treat such Seller Confidential Information or Purchaser Confidential Information (as applicable) as confidential and non-public), (iv) any disclosure or use of Seller Confidential Information or Purchaser Confidential Information (as applicable) in connection with the preparation of financial statements, (v) any disclosure or use in connection with and to the extent necessary for a Party or any of its Representatives to prepare or file Tax Returns or other Tax filings, (vi) any disclosure or use of Seller Confidential Information or Purchaser Confidential Information (as applicable) that is necessary for a Party to perform or satisfy any of its obligations under this Agreement or any of the other Ancillary Agreements or
(vii) any information that is independently developed following the Closing by the Receiving Party or its Representatives without reference to or use of any Seller Confidential Information or Purchaser Confidential Information (as applicable) of the Disclosing Party.
Section 6.07 Misdirected Payments. Following the Closing, if any payments due with respect to the Business are paid to the Seller or any of its Subsidiaries, the Seller shall, or shall cause its applicable Subsidiaries to, promptly remit by wire or draft such payment to an account designated in writing by the Purchaser.
Section 6.08 Public Announcements. The initial press release with respect to the execution and delivery of this Agreement shall be a joint press release in the form agreed between the Parties prior to the execution and delivery of this Agreement. Following the issuance of such initial press release, none of the Parties shall issue any press release or make any public announcement in respect of this Agreement or the transactions contemplated hereby without the prior written approval of the other Parties, which approval shall not be unreasonably withheld, conditioned or delayed, except that no such approval shall be necessary (i) to the extent disclosure is required by applicable Law or the rules of a securities exchange upon which the securities of a Party or any of its Affiliates are listed (including disclosure pursuant to the Proxy Statement, as described in Section 6.20 below), in which case the disclosing Party shall use its reasonable best efforts to give the other Parties the opportunity to review and comment on any such release or announcement in advance, (ii) to the extent the contents of such release or announcement are consistent in all material respects with materials or disclosures that have previously been released publicly in compliance with this Section 6.08 or (iii) to the extent required for the purpose of the Debt Financing.
Section 6.09 [Reserved]
Section 6.10 Directors’ and Officers’ Indemnification.
(a) The Purchaser shall, and, upon and following the Closing, shall cause the Company and the Company Subsidiaries to, maintain provisions in the Company’s and the Company Subsidiaries’ Organizational Documents no less favorable with respect to the exculpation, advancement of costs and expenses and indemnification of all current and former officers, directors or managers, as applicable, holding office with the Company and/or the Company Subsidiaries at or prior to the Closing (collectively, the “D&O Indemnitees”) than as set forth in such Organizational Documents as of the date hereof, which provisions shall not be amended or repealed for a period of at least six (6) years from the Closing Date in any manner that would adversely affect the rights of any D&O Indemnitee thereunder.
(b) Prior to the Closing Date, the Company shall, and the Seller shall cause the Company to, purchase, a pre-paid non-cancelable extension (run-off) of (or equivalent insurance with respect to coverage, retentions, amounts and other material terms to) the current directors’ and officers’ liability, employment practices liability, fiduciary liability and professional liability insurance (the “Tail Insurance”) of the Company and the Company Subsidiaries covering those Persons who are, or shall be prior to or upon Closing, covered by the current directors’ and officers’ liability, employment practices liability, fiduciary liability and professional liability insurance of the Company and the Company Subsidiaries for acts or omissions occurring on or prior to the Closing, on terms not less favorable to such Persons than the terms of the current directors’ and officers’ liability, employment practices liability, fiduciary liability and professional liability insurance of the Company and the

Company Subsidiaries. The expenses associated with the Company’s purchase of the Tail Insurance shall be borne fifty percent (50%) by the Seller (as a component of Transaction Expenses) and fifty percent (50%) by the Purchaser. The Tail Insurance shall provide coverage for a period of six (6) years from the Closing Date for losses to which the insureds under the Tail Insurance may be subject for acts or omissions on or prior to the Closing, and the Purchaser shall make reasonable efforts to maintain or cause the Company to maintain the Tail Insurance in effect and shall not cancel or modify such insurance for such period of six (6) years from the Closing Date.
(c) In the event that the Purchaser or (following the Closing) the Company or any of the Company Subsidiaries or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, the Purchaser shall take all reasonable efforts so that the successors or assigns of the Purchaser or (following the Closing) the Company or any of the Company Subsidiaries, as the case may be, shall succeed to the obligations set forth in this Section 6.10.
(d) The obligations under this Section 6.10 shall not be terminated or modified in such a manner as to adversely affect any Person to whom this Section 6.10 applies without the consent of the affected Person (it being expressly agreed that each such Person to whom this Section 6.10 applies shall be a third-party beneficiary of this Section 6.10).
Section 6.11 Employee Benefits.
(a) In addition to any requirements to maintain terms and conditions of employment imposed by applicable Law or collective bargaining agreement existing on the date hereof (or entered into or amended in accordance with the terms of this Agreement), with respect to each employee of the Company or of any Company Subsidiary as of the Closing (the “Company Employees”), the Purchaser shall provide, or shall cause its applicable Affiliate to provide, to each Company Employee full credit for all purposes (including eligibility, vesting and entitlement to benefits, including the determination of the level of vacation and severance pay benefits) under each employee benefit plan, policy, program or arrangement sponsored by the Purchaser or any of its Affiliates for such Company Employee’s service prior to the Closing with the Company, any Company Subsidiary or any of their respective Affiliates (or any of their predecessors), to the same extent such service was recognized by the Company, any Company Subsidiary or any of their respective Affiliates (or any of their predecessors) immediately prior to the Closing; provided that such service shall not be credited to the extent that such credit would result in any duplication of compensation or benefits.
(b) The Purchaser shall cause each Company Employee and their eligible dependents to be covered on and after the Closing by the group health plan or plans maintained by the Purchaser or any of its Affiliates that (i) comply with the provisions of Section 6.11(a), (ii) do not limit or exclude coverage on the basis of any preexisting condition of such Company Employee or any of their dependents (other than any limitation already in effect under the applicable group health Company Employee Plan) or on the basis of any other exclusion or waiting period not in effect under the applicable group health Company Employee Plan, and (iii) provide each Company Employee full credit under the Purchaser’s or such Affiliate’s group health plans, for the year in which the Closing Date occurs, for any deductible or co-payment already incurred by the Company Employee under the applicable group health Company Employee Plan and for any other out-of-pocket expenses that count against any maximum out-of-pocket expense provision of the applicable group health Company Employee Plan or the Purchaser’s or such Affiliate’s group health plans.
(c) Following the Closing, the Purchaser shall cause its applicable Affiliate (including the Company or an applicable Company Subsidiary) to pay all unpaid cash incentive amounts, including cash bonuses, commissions and short-term incentives, to the extent that they are accrued as of the Closing Date and taken into account in Net Working Capital (the “Assumed Incentive Amount”), in accordance with the terms of the applicable arrangements in effect immediately prior to the Closing (and made available to Purchaser), at such times as the Assumed Incentive Amount would have been paid to the Company Employees had the Closing not occurred; provided that nothing in this provision shall restrict Purchaser’s ability to make adjustments to the post-Closing performance criteria in accordance with the terms of the applicable arrangements in effect immediately prior to the Closing.

(d) If requested by Purchaser at least ten (10) Business Days prior to the Closing Date, the Company shall, or shall cause the applicable Company Subsidiary to, take all actions necessary to cause the Company or the applicable Company Subsidiary to terminate any tax-qualified defined contribution Code Section 401(k) retirement plan of the Company or any Company Subsidiary (the “Company 401(k) Plan”), effective as of no later than the day immediately preceding the Closing Date, and contingent upon the occurrence of the Closing, and provide that participants in the Company 401(k) Plan shall become fully vested in any unvested portion of their Company 401(k) Plan accounts as of the date such plan is terminated. If the foregoing request to terminate the Company 401(k) Plan is made by Purchaser, the Company shall provide Purchaser with evidence that the Company 401(k) Plan has been terminated (effective no later than the day immediately prior to the Closing Date and contingent on the Closing) pursuant to appropriate corporate resolutions. If the Company 401(k) Plan is terminated, Purchaser shall designate a tax-qualified defined contribution retirement plan with a cash or deferred arrangement that is sponsored by Purchaser or one of its Affiliates (the “Purchaser 401(k) Plan”) that will cover eligible Company Employees effective as of, or as soon as administratively practicable following, the Closing Date. In connection with the termination of the Company 401(k) Plan, Purchaser shall cause the Purchaser 401(k) Plan to accept from the Company 401(k) Plan the “direct rollover” of the account balance (including the in-kind rollover of promissory notes evidencing all outstanding loans that are not in default) of each Company Employee who participated in the Company 401(k) Plan as of the date such plan is terminated and who elects such direct rollover in accordance with the terms of the Company 401(k) Plan and the Code; provided, that the Purchaser shall not have any obligation to accept any rollovers from the Company 401(k) Plan, unless and until the Purchaser has determined, in its sole but reasonable discretion, that such Company 401(k) Plan complies with al applicable Laws related to such Company 401(k) Plan’s tax qualified status.
(e) The Seller and the Purchaser acknowledge and agree that all provisions contained in this Section 6.11 with respect to the Company Employees are included for the sole benefit of the Seller and the Purchaser and that nothing in this Agreement, whether express or implied, shall (i) create any third-party beneficiary or other rights in any other Person, including, without limitation, any current or former employees of the Seller, the Purchaser or any of their respective Affiliates, any participant in any Company Employee Plan, Purchaser employee benefit plan or any other employee benefit plan, or any dependent or beneficiary thereof, (ii) require the Seller, the Purchaser or any of their respective Affiliates to continue any such plan or prevent or require or constitute the amendment, modification or termination thereof, except as specifically set forth herein, or (iii) prevent or restrict in any way the right of Purchaser or any of its Affiliates to terminate, reassign, promote or demote any of the Company Employees after the Closing or to change the title, powers, duties, responsibilities, functions, locations or terms and conditions of employment of such Company Employees.
Section 6.12 Financing.
(a) The Purchaser shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to arrange, obtain and consummate the Debt Financing in full at or prior to the Closing on the terms and subject only to the conditions (including any “flex” provisions) set forth in the Debt Financing Letters (or on such terms and conditions that are acceptable to the Seller and the Company and the Debt Financing Sources, so long as such other terms and conditions are not prohibited by Section 6.12(b)), including using reasonable best efforts to: (1) maintain the Debt Financing Letters in full force and effect in accordance with the terms and subject only to the conditions thereof, (2) comply with and perform the obligations applicable to it pursuant to the Debt Financing Letters (including, to the extent exercised, any “flex” provisions), (3) cause the funding of the Debt Financing at or prior to the Closing, including by enforcing Purchaser’s rights under the Debt Financing Letters, (4) comply with its obligations under the Debt Financing Letters, to the extent the failure to comply with such obligations would adversely impact the amount or the availability of the Debt Financing at the Closing, and (5) satisfy on a timely basis all conditions in all Debt Financing Agreements to the extent within Purchaser’s, any of its Subsidiaries’ or any of their respective Representatives’ or Affiliates’ control and assist in the satisfaction of all other conditions.
(b) The Purchaser shall not withdraw, rescind, terminate (other than in accordance with its terms), replace, amend or waive the Debt Financing Letters or any provision thereof without the Seller’s prior written consent if such termination, replacement, amendment or waiver would reasonably be expected to, when taken together with all other such amendments, modifications and waivers: (1) delay, impede or prevent the funding of the Debt Financing on the Closing Date, (2) adversely impact (x) the ability of the Purchaser to enforce its rights against the Debt Financing Sources under the Debt Financing Agreements or (y) the ability of the

Purchaser to consummate, or the likelihood of the consummation of, the transactions contemplated hereby to be consummated at the Closing, (3) reduce (or have the effect of reducing) the aggregate amount of the Debt Financing from that contemplated by the Debt Financing Letters as in effect on the date hereof, unless, after giving effect to such reduction, the Purchaser will have on the Closing Date sufficient cash, available lines of credit or other sources of immediately available funds to pay (A) the aggregate cash consideration required to be paid by the Purchaser hereunder on or prior to the Closing Date and (B) any and all fees, expenses and other amounts required to be paid by the Purchaser on or prior to the Closing Date in connection with the transactions contemplated hereby, or (4) impose new or additional conditions or adversely expand, amend or modify any of the existing conditions to the receipt of the Debt Financing, or otherwise expand, amend or modify any existing conditions or other provisions of the Debt Financing Letters, in a manner that would reasonably be expected to delay or prevent the funding of the Debt Financing (or satisfaction of the conditions to the Debt Financing) at the Closing. The Purchaser shall promptly deliver a copy of any amendment, supplement, modification or replacement of any Debt Financing Letters to the Seller. Upon any permitted amendment, supplement, modification or replacement of any Debt Financing Letters in accordance with this Section 6.12(b), the term “Debt Financing Letters” shall mean the Debt Financing Letters as so amended, supplemented, modified or replaced, and references to “Debt Financing” shall include the financing contemplated by the Debt Financing Letters as so amended, supplemented, modified or replaced.
(c) The Purchaser shall provide the Seller with prompt (but in any event, within five (5) Business Days) written notice (1) upon obtaining knowledge of any (A) actual or threatened breach, default, repudiation, cancelation or termination (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any such breach, default, repudiation, cancelation or termination) by any party to any of the Debt Financing Agreements or (B) any amendment, supplement, waiver, other modification or termination of any Debt Financing Agreements, (2) upon receipt by the Purchaser of any written notice or other written communication of any such breach, default, repudiation, cancelation or termination, (3) of any dispute or disagreement (other than any ordinary course negotiations with respect to the terms of the Debt Financing or the Debt Financing Agreements) between or among the parties to any of the Debt Financing Agreements or other documents relating to the Debt Financing Agreements and (4) if for any reason the Purchaser believes in good faith that it would not be able to obtain all or any portion of the Debt Financing on the terms, in the manner or from the sources contemplated by the Debt Financing Agreements in any manner that would reasonably be expected to impair, delay or prevent the consummation of the transactions contemplated hereby; provided that in no event shall Purchaser be required to share any information that the Purchaser determines is subject to attorney-client or other privilege. As soon as reasonably practicable after the date on which the Seller deliver to Purchaser a written request, the Purchaser shall provide any information reasonably so requested by the Seller relating to any circumstance referred to in clause (1), (2), (3) or (4) of the immediately preceding sentence. In addition, the Purchaser shall keep the Seller informed on a reasonably current basis and in reasonable detail of the status of its efforts to obtain and finalize the Debt Financing and provide the Seller with drafts of such Debt Financing Agreements prior to the execution and executed copies of all Debt Financing Agreements.
(d) Without limiting Purchaser’s obligations hereunder, if any portion of the Debt Financing otherwise becomes unavailable, the Purchaser shall use its reasonable best efforts to arrange and obtain in replacement thereof, as promptly as reasonably practicable, and in a manner which would not reasonably be expected to materially prevent, delay or impair the likelihood of the Closing, alternative financing from alternative sources in an amount sufficient, when added to the portion of the Debt Financing and cash on hand of the Purchaser, to cause the representation and warranty set forth in Section 5.11(c) to be true, complete and correct (“Alternative Financing”); provided that in no event shall Purchaser be required to, and in no event shall its reasonable best efforts be deemed or construed to require that Purchaser, pay any fees in excess of those contemplated by the Debt Financing Letters or obtain Alternative Financing that (1) includes terms (including any “market flex” provisions applicable thereto) that, when taken as a whole, are less favorable in any material respect to Purchaser than those contained in the Debt Commitment Letter (including any “market flex” provisions applicable thereto) in effect on the date hereof, (2) involves any conditions to funding of the Debt Financing that are not contained in the Debt Commitment Letter as in effect on the date hereof or (3) would reasonably be expected to prevent, impede, or delay the consummation of any of the transactions contemplated hereby. The Purchaser shall promptly deliver to the Seller true and complete copies of any debt commitment letter and related fee letter (in the case of any such fee letter, redacted in a manner consistent with the Debt Fee

Letter) pursuant to which any such alternative source shall have committed to provide any Alternative Financing (the “Alternative Financing Commitment Letter”). As applicable, references in this Agreement (other than with respect to representations in this Agreement made by the Purchaser that speak as of the date hereof) (i) to “Anticipated Financing” and “Debt Financing” shall include any such Alternative Financing; (ii) to “Debt Financing Letters” shall include any such Alternative Financing Commitment Letter; and (iii) to “Debt Financing Agreements” shall be to the definitive documents, if any, in respect of such Alternative Financing.
(e) The Seller and the Company shall use their respective reasonable best efforts to, and shall cause each of the Company Subsidiaries and the Seller’s, the Company’s and the Company Subsidiaries’ respective Representatives to use their reasonable best efforts to, provide all cooperation and assistance reasonably requested by the Purchaser in connection with the Debt Financing and any replacement, amended, modified, supplemental or alternative financing (including one or more offerings of non-convertible debt securities, convertible debt securities and/or equity securities to be issued or incurred in lieu of or supplemental to any financing contemplated by the Debt Commitment Letter or pursuant to any “market flex” or “securities demand” provisions relating thereto) (all of the foregoing, together with the Debt Financing, the “Anticipated Financings”). The Seller and the Company shall also:
(i) as promptly as reasonably practicable, furnish the Purchaser and the Debt Financing Sources (and their respective Representatives, as applicable) (A) by no later than September 15, 2024, the Required Company Financial Information described in clauses (b)(i) and (b)(ii) of the definition thereof, (B) by no later than 45 days after the end of the applicable fiscal quarter, the Required Company Financial Information described in clause (b)(iii) of the definition thereof, (C) by no later than March 15, 2025, the Required Company Financial Information described in clauses (b)(iv) of the definition thereof and (D) such other customary financial and other information regarding the Company and its Subsidiaries as may reasonably be requested by Purchaser and is contemplated by the Debt Financing Agreements (including all Company information, financial statements and financial data that is necessary to permit Purchaser to prepare a customary preliminary offering memorandum or preliminary private placement memorandum for use in a “high-yield road show” relating to any Anticipated Financings, including all Company information, financial statements and financial data that is customarily included in an offering memorandum with respect to a private placement of high yield debt securities pursuant to Rule 144A under the Securities Act and any other information reasonably requested by Purchaser in connection with customary 10b-5 diligence);
(ii) to the extent reasonably requested by the Purchaser, participate in a reasonable number of meetings (including customary one-on-one meetings), presentations and roadshows with, on the one hand, the parties acting as lead arrangers, bookrunners, underwriters or agents for, and prospective lenders, investors and purchasers of, the Anticipated Financing, and, on the other hand, management and Representatives (with appropriate seniority and expertise) of the Company, due diligence sessions (including directing the Company Auditor to participate therein or in separate accounting due diligence calls), drafting sessions and sessions with rating agencies, and reasonably cooperate with the marketing efforts of the Purchaser and the Debt Financing Sources, in each case in connection with any Anticipated Financing and with appropriate advance notice and at times and locations to be mutually agreed between the Purchaser and the Company;
(iii) to the extent reasonably requested by the Purchaser, assisting with the preparation of appropriate and customary materials for rating agency presentations, offering documents, bank information memoranda (including a version that does not include material non-public information regarding the Seller, the Company and their respective Subsidiaries), private placement memoranda, prospectuses and similar documents required in connection with any Anticipated Financing;
(iv) in connection with any offering of securities direct the Company Auditor to provide customary comfort letters (including “negative assurance” comfort and change period comfort) reasonably requested by the Purchaser or the Debt Financing Sources with respect to financial information of the Company and its consolidated subsidiaries included in any offering documents relating to any Anticipated Financing in which the consolidated financial statements of the Company are included, and, if required, customary consents to the use of their audit reports on the consolidated historical financial statements of the Company in any offering documents relating to any Anticipated Financing in which the consolidated historical financial statements of the Company are included;

(v) assist in the preparation of, and execute and deliver, one or more credit agreements, indentures, pledge and security documents, purchase agreements, other definitive financing documents and other customary certificates or documents (including the execution and delivery of customary authorization and representation letters with respect to the bank information memoranda) on terms that are reasonably requested by the Purchaser in connection with any Anticipated Financing, and take organizational actions as may be reasonably requested by Purchaser in connection with any Anticipated Financing, in each case subject to the protective provisions in the proviso below;
(vi) no less than three (3) Business Days prior to the Closing Date, furnish to the Purchaser all documentation and information as is reasonably requested in writing by the Purchaser (on behalf of the Debt Financing Sources) at least ten (10) Business Days prior to the Closing Date about the Seller, the Company and their respective Affiliates that the Debt Financing Sources reasonably determine is required by governmental authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and applicable beneficial ownership regulations;
(vii) amend or supplement, or cause its Subsidiaries to amend or supplement, any information supplied by or on behalf of the Seller, the Company or any of their respective Affiliates to the Purchaser and the Debt Financing Sources on a reasonably current basis to the extent such information, to the Knowledge of the Seller or the Company, taken as a whole, is not correct in all material respects, contains any untrue statement of material fact or omits to state any material fact necessary to make such information, in light of the circumstances under which they were made, not misleading;
(viii) to the extent reasonably requested by the Purchaser, cooperating reasonably with the due diligence of the Debt Financing Sources, to the extent customary and reasonable;
(ix) to the extent reasonably requested by the Purchaser, assisting the Purchaser in procuring public corporate ratings and corporate family ratings in respect of the Purchaser and public ratings of the facilities or securities contemplated by any Anticipated Financing; and
(x) updating any Required Company Financial Information provided to Purchaser as may be necessary for such Required Company Financial Information to remain Compliant;
provided, however, that none of the Seller, the Company and their respective Subsidiaries and their respective Representatives shall be required under this Section 6.12 to (1) pay any commitment or other fee or any expenses or incur any other liability in connection with any Anticipated Financing prior to the Closing unless promptly reimbursed or indemnified, as applicable, by the Purchaser in accordance with Section 6.12(g), (2) take any action that would unreasonably interfere with the ongoing business or operations of the Seller, the Company or any of their respective Subsidiaries, (3) enter into or approve any agreement or other documentation if such agreement or other documentation would be effective with respect to the Seller, the Company or any of their respective Subsidiaries prior to the Closing (except the authorization and representation letters referred to in clause (v) above), (4) require the Seller, the Company or any of their respective Subsidiaries, or any director or manager on any of their respective boards of directors or managers (or equivalent bodies), to approve or authorize any Anticipated Financing unless the Purchaser shall have determined that such directors and managers (or members of equivalent bodies) are to remain as directors and managers (or members of equivalent bodies) of the Company or such Affiliate on and after the Closing Date and such resolutions are contingent upon the occurrence of, or only effective as of, the Closing, (5) take any action that would conflict with or violate any provision of any of the Organizational Documents of the Seller, the Company or any of their respective Subsidiaries or any applicable Law or Company Material Contract binding on the Seller, the Company or any of their respective Subsidiaries (provided that in the event that the Seller, the Company and/or their respective Subsidiaries do not provide information in reliance on the exclusion in this clause (5) related to confidentiality obligations, the Seller, the Company and/or their respective Subsidiaries shall use reasonable best efforts to provide prompt notice to the Purchaser that such information is being withheld), (6) take any action that would subject any director, manager, officer, employee or other Representative of the Seller, the Company or any of their respective Subsidiaries to any personal liability or (7) provide access to or disclose information that would jeopardize any attorney-client privilege of the Seller, the Company or any of their respective Subsidiaries or which is restricted or prohibited under applicable Law (provided that the Seller, the Company or any of their respective Subsidiaries shall use reasonable best efforts to grant such access or provide such disclosure in a manner which would not jeopardize such privilege or contravene any such applicable Law). The Company hereby consents to the reasonable use of its logos in connection with any Anticipated Financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Seller, the Company or their reputation or goodwill.
(f) Notwithstanding any other provision set forth herein, the Confidentiality Agreement or in any other agreement between the Seller or the Company, on the one hand, and the Purchaser, on the other hand, the Seller and the Company agree that the Purchaser and its Subsidiaries may share customary projections and other non-public information provided pursuant to this Section 6.12 with respect to the Seller, the Company and their respective Subsidiaries on a customary basis with the Debt Financing Sources, and that the Purchaser and its Affiliates and such Debt Financing Sources may share such information with potential Debt Financing Sources in connection with any marketing efforts in connection with any Anticipated Financing (provided that the recipients of such information agree to customary confidentiality arrangements) or otherwise as may be required to be disclosed under applicable law or stock exchange regulations (including in any Form 8-K or the Proxy Statement).
(g) The Purchaser shall promptly, upon written request by the Seller or Company, as applicable, indemnify, defend and hold harmless the Seller, Company, their respective Subsidiaries, their respective Affiliates and their respective representatives from, against and in respect of any and all liabilities, losses, damages, claims, costs, expenses, debts, proceedings, covenants, suits, judgments, actions and causes of action, obligations and accounts and liabilities resulting from or suffered or incurred by them in connection with their cooperation in arranging the Debt Financing and the performance of their respective obligations under this Section and the provision of any information utilized in connection therewith (other than information provided by Seller or any of its Subsidiaries), in each case, other than to the extent any of the foregoing was suffered or incurred as a result of the Fraud, gross negligence, bad faith or willful misconduct of Seller, Company, any of their Subsidiaries or any of their respective representatives. The Purchaser shall, promptly upon request of Seller or Company, as applicable (and, in any event, no later than thirty (30) days), reimburse the Seller, Company and their respective Subsidiaries for all reasonable out-of-pocket and documented costs and expenses (including reasonable attorneys’ and accountants’ fees) incurred by the Seller, Company or any of their applicable Subsidiaries in connection with the cooperation of the Seller, the Company and their respective Subsidiaries contemplated by this Section 6.12.
Section 6.13 R&W Insurance Policy. The Parties acknowledge that the Purchaser has obtained the R&W Insurance Policy to provide the Purchaser with insurance coverage in respect of any inaccuracy or breach of any of the representations and warranties of the Seller or the Company contained herein, subject to the terms and conditions of the R&W Insurance Policy. The Purchaser has bound the R&W Insurance Policy as of the date hereof. The Purchaser shall take all actions, and the Company and its Subsidiaries shall reasonably cooperate with Purchaser, in each case as reasonably necessary to satisfy the applicable conditions set forth in the conditional binder (other than the condition that the Closing has occurred) to the R&W Insurance Policy within the times set forth therein and to maintain the R&W Insurance Policy in full force and effect. Except to the extent that such costs and expenses are included in Transaction Expenses, Purchaser, or an Affiliate thereof, is responsible for all costs to procure, maintain and make claims under the R&W Insurance Policy, including all premiums, retention amounts, Taxes, expenses and costs of any nature. The R&W Insurance Policy names the Purchaser, or an Affiliate thereof, as an insured thereof. Following the final issuance of the R&W Insurance Policy, the Purchaser agrees to use commercially reasonable efforts to keep the R&W Insurance Policy in full force and effect for the policy period set forth therein. The parties acknowledge that the Purchaser obtaining the R&W Insurance Policy is a material inducement to the Seller entering into the transactions contemplated by this Agreement, and the Seller is relying on the Purchaser’s covenants and obligations set forth in this Section 6.13. The R&W Insurance Policy shall include a provision whereby the insurer expressly waives, and irrevocably agrees, except in the case of Fraud of the Company or Seller, not to pursue, directly or indirectly, any right of subrogation against the Seller or any of its Affiliates, or any former shareholders, managers, members, directors, officers, employees, agents or representatives of any of the foregoing with respect to any claim made by any insured thereunder, and such Persons shall be express third party-beneficiaries of such provision. In addition, the R&W Insurance Policy may not be amended or waived by the Purchaser in any manner that is materially adverse to the Seller or any of its Affiliates without the Seller’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed).

Section 6.14 Access to Information. Except to the extent (a) restricted or otherwise prohibited by applicable Laws, or (b) subject to any attorney-client privileges, during the period commencing on the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Closing, the Company shall afford Purchaser and its Affiliates and their Representatives, reasonable access upon reasonable notice and during business hours to (i) all of the Company’s and its Subsidiaries’ properties, books, Contracts and records and (ii) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable Laws) of the Company and its Subsidiaries as Purchaser may reasonably request; provided, however, that (i) the Company shall not be required to provide Purchaser, its Affiliates or their Representatives with any information primarily related to the Seller’s, the Company’s or their respective Representatives’ evaluation of the transactions contemplated by this Agreement, including projections, financial or other information related thereto, except as may be required to be included in the Proxy Statement, (ii) no information disclosed or discovered pursuant to this Section 6.14 shall affect or be deemed to modify any representation or warranty made by the Company or Seller herein and (iii) neither the Company nor any of its Affiliates shall be required to disclose any information: (A) to the extent that doing so would violate any written obligation of confidentiality to which it or any of its Affiliates is subject prior to the date hereof or violate any Contract dated prior to the date hereof to which the Company or any of its Affiliates is party or by which any of the assets or properties of the Company or any of its Affiliates are bound (provided that the Company shall use commercially reasonable efforts to provide such information in a manner that does not violate such obligations), (B) if the Seller, the Company or any of its Affiliates, on the one hand, and the Purchaser or any of its Affiliates, on the other hand, are adverse parties in an Action and such information is pertinent thereto, (C) if the Company reasonably determines in good faith that such information is competitively sensitive or (D) to the extent related primarily to the Seller Business.
Section 6.15 Notification of Certain Matters. Between the date hereof and the earlier of the Closing and the termination of this Agreement, the Company and the Seller shall give prompt written notice to Purchaser of (i) the occurrence or non-occurrence of any fact, event, circumstance or condition that has resulted or would reasonably be expected to result in the nonfulfillment of any of the conditions to Purchaser’s obligations hereunder as set forth in Section 8.01 and Section 8.03, (ii) any material failure of such party to comply with or satisfy in a timely manner any covenant, condition or agreement to be complied with or satisfied by such party hereunder, (iii) any written notice from any Person alleging that the consent of such person is required in connection with any of the transactions contemplated under this Agreement, (iv) any Action initiated by or against any of the Company, its Subsidiaries or any of their officers, directors, employees or stockholders in their capacity as such (and thereafter, notify Purchaser of ongoing material developments in any such Action and consult in good faith with Purchaser regarding the conduct of the defense thereof (without such consultation unreasonably delaying the course of action of the Company)), and (v) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement. The delivery of any notice pursuant to this Section 6.15 shall not be deemed to (A) modify the representations, warranties, covenants or agreements hereunder of the Company, the Seller or the Company Disclosure Letter, or (B) cure, waive or prevent any misrepresentation, inaccuracy, untruth or breach of any representation, warranty, covenant or agreement set forth in this Agreement or failure to satisfy any condition set forth in Section 8.03.
Section 6.16 Seller Waiver and Release.
(a) As a material inducement to the Purchaser’s willingness to enter into and perform this Agreement and to purchase the Shares for the consideration to be paid or provided to the Seller in connection with such purchase, Seller, on behalf of itself and on behalf of each of Seller’s Affiliates and Representatives (each, a “Releasor”), hereby releases and forever discharges the Purchaser, its Affiliates, including the Company and each of their respective past, present and future Representatives, Affiliates, shareholders, successors and assigns (individually, a “Releasee” and collectively, “Releasees”) from any and all Actions and Liabilities relating in any way whatsoever to the Company and its Subsidiaries and the Business, in each case whether known or unknown, suspected or unsuspected, at law or in equity, which Seller or any of its respective Affiliates or Representatives now has, have ever had or may hereafter have against the respective Releasees arising concurrently with or prior to the Closing Date or on account of or arising out of any matter, cause or event occurring concurrently with or prior to the Closing Date; provided, however, that nothing contained herein shall operate to release (i) any obligation of the Purchaser arising under this Agreement or the Ancillary Agreements; (ii) any right of Releasor, in his or her capacity as an officer or director of the Company and/or the Subsidiary, to receive any amount under the Tail Insurance, if any; (iii) any rights in the capacity as an employee, director or contractor of the Company or its Subsidiary to (1) expense reimbursements for reasonable and necessary business expenses incurred and documented prior to the date hereof and consistent with prior expenditures and (2) accrued but unpaid wages, salaries or other cash compensation or employee benefits due to him, her or it that remain unpaid as of the Closing; and (iv) any other Contracts between any Releasor and any Releasee that shall remain in effect following the Closing in accordance with this Agreement. Seller hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any Action of any kind against any Releasee, based upon any matter purported to be released hereby.
(b) The Seller hereby waives any and all first refusal, tag along, first offer, notification, veto or other rights under the Organizational Documents of the Company or any Contract to which any of them are a party with respect to the execution of this Agreement, the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby.
Section 6.17 Non-Compete; Non-Solicit.
(a) In further consideration for the Aggregate Consideration and in order to protect the value of the Company and its Subsidiaries (including, without limitation, the goodwill inherent therein as of the Closing and that the Purchaser may have and enjoy the full benefit of the Company and its Subsidiaries, and the Business), the following shall apply:
(i) During the period beginning on the date hereof and ending on the three (3) year anniversary of the Closing (the “Noncompete Period”), Seller shall not, and shall cause its Affiliates (including a controlling individual shareholder, but excluding the Seller’s and its Affiliates’ directors and officers, except to the extent acting in their capacities as such on behalf of Seller or its Affiliates that are Entities) not to, without the prior written consent of Purchaser, directly or indirectly (including, without limitation, through its respective Affiliates and Representatives), own, manage, operate, finance, control, participate in the ownership, management, financing, operation, business or control or engage in any business or Person anywhere in the world which the Company currently operates that is substantially similar to, and competes with, the business, operations and activities of the Company and the Company Subsidiaries of providing digital advertising services, products and technologies to advertising agencies and advertisers and publishers, as conducted as of the Closing Date (a “Competitive Business”).
(ii) Notwithstanding anything to the contrary herein, the Parties agree that nothing herein shall prohibit the Seller or any of its Affiliates from:
(1) acquiring, owning or investing in any Person engaged in a Competitive Business, or the assets thereof, if such Competitive Business accounts for ten percent (10%) or less of such Person’s gross revenues (the “Revenue Threshold”); provided that solely in the case of this clause (1), in the event that the Seller or its Affiliate acquires any Person that has revenues from a Competitive Business in excess of the Revenue Threshold, the Seller or its Affiliate shall not be deemed to have breached Section 6.17(a)(i) if (A) the Competitive Business accounts for less than fifty percent (50%) of such Person’s gross revenues and (B) the Seller or its Affiliate (a) divests the portion of the acquired business or Person which constitutes a Competitive Business within twelve (12) months of the completion of such acquisition or (b) ceases such Competitive Business as promptly as practicable after the completion of such acquisition but in no event later than twelve (12) months thereafter; or
(2) acquiring (and owning) directly or indirectly (a) passive ownership of securities or any indebtedness for borrowed money of any Person that is engaged in a Competitive Business if the Seller or its Affiliate does not, directly or indirectly, beneficially own in the aggregate voting power of the securities of such Person that would require the Seller or any such Affiliate to disclose such beneficial ownership pursuant to Rule 13d-1(a) under the Exchange Act if such securities were registered pursuant to Section 12 of the Exchange Act or (b) any interest in any Person, regardless of the relative size of the ownership interest or revenues derived from any Competitive Business, solely through any pension trust or similar benefit plan investment vehicle (or agent thereof in their capacity as such) of the Seller or its Affiliate, as applicable, so long as such investments are passive investments in securities in the ordinary course of its respective operations.
(iii) During the Noncompete Period, Seller shall not, and shall cause its Affiliates (including a controlling individual shareholder, but excluding the Seller’s and its Affiliates’ directors and officers, except to the extent acting in their capacities as such on behalf of Seller or its Affiliates that are Entities) not to, directly or indirectly (including, without limitation, through its respective Affiliates and any Representative) (1) encourage, induce, solicit or attempt to encourage, induce or solicit any director, officer or employee of the Company or any Company Subsidiary (each, a “Restricted Person”) to leave or limit his or her employment with or service to the Company or its Subsidiaries or Affiliates; (2) hire, engage or employ any Person who is at such time a Restricted Person, or who was a Restricted Person during the immediately preceding twelve (12) month period from the Closing Date; or (3) encourage, induce or solicit, or attempt to encourage, induce or solicit, any customer, supplier, distributor, reseller, licensee, licensor or other business relation of the Company or its Subsidiaries to cease doing business with or reducing its business activity with the Company or its Subsidiaries; provided, however, that clauses (1) and (2) shall not prohibit the Seller from: (A) engaging in a bona fide general solicitation or advertisement that is not specifically directed to any Restricted Person or group of Restricted Persons or (B) retaining search firms, employment agencies or other similar entities provided that such entities have not been instructed to solicit or target any Restricted Person or group of Restricted Persons.
(iv) During the Noncompete Period, each of the Parties hereto shall not, and shall cause its Affiliates (including a controlling individual shareholder, but excluding such Party’s and its Affiliates’ directors and officers, except to the extent acting in their capacities as such on behalf of such Party or its Affiliates that are Entities) not to, directly or indirectly (including through its respective Affiliates and Representatives, or through or with the participation of any other Person) cause any harm to the business or reputation in the market of any other Party hereto or its Affiliates and not to make, whether directly or indirectly, any negative or disparaging remarks about any other Party hereto or its Affiliates or their respective products, services or business, including not stating or alleging that the technologies or products of any other Party hereto or its Affiliates, as then conducted or proposed to be conducted, are defective, fail to perform or comply with any relevant standards, are inferior, non-competitive, or generally unsatisfactory.
(b) The Seller acknowledges and represents that: (1) sufficient consideration has been given as it relates to such party’s obligations under Section 6.17; (2) the Seller has consulted with legal counsel of the Seller’s choosing regarding its rights and obligations under this Section 6.17; (3) it fully understands the terms and conditions contained herein; (4) the scope of the business of the Company and its Subsidiaries is independent of location (such that it is not practical to limit the restrictions contained in this Section 6.17 to a specified country, city or part thereof); (5) the restrictions and agreements in this Section 6.17 are reasonable in all respects and necessary for the protection of the Company and its Subsidiaries and their confidential information and goodwill and that, without such protection, the Company’s and its Subsidiaries’ customer and client relationships and competitive advantage would be materially adversely affected; and (6) the agreements in this Section 6.17 are an essential inducement to the Purchaser to enter into this Agreement and they are in addition to, rather than in lieu of, any similar or related covenants to which such party is party to or by which such party is bound (whether under Contract or by applicable Law).
(c) The covenants and undertakings contained in this Section 6.17 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Section 6.17 may cause irreparable injury to the Company and its Subsidiaries (and their successors, assigns and any third-party beneficiary), the amount of which will be impossible to estimate or determine and which cannot be adequately compensated. Therefore, the Purchaser (and its successors, assigns and any third-party beneficiary) may be entitled to seek, in addition to other rights and remedies existing in their favor under applicable Law or in equity, an injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach or threatened breach of any provisions of this Section 6.17.
(d) If at any time a court of competent jurisdiction or arbitrator’s award holds that the restrictions in this Section 6.17 are unreasonable under circumstances then existing, or that a specified time period, a specified geographical area, a specified business limitation or any other relevant feature of this Section 6.17 is unreasonable, arbitrary or against public policy, the parties hereto agree that the maximum period, scope or geographical area reasonable, not arbitrary, and not against public policy under such circumstances shall be substituted for the stated period, scope or area or any other relevant feature and may then be enforced against the applicable party.
Section 6.18 Phantom Stock Plan. Prior to the Closing, the board of directors of the Seller, and, as applicable, the boards of directors or other applicable governing bodies of the Company and the Company Subsidiaries shall adopt resolutions providing that, effective as of the Closing, the Phantom Stock Plan shall be terminated, no Award under the Phantom Stock Plan will be subject to a Settlement in Kind (as such capitalized terms are defined in the Phantom Stock Plan), and the participants thereunder shall not have any present or future right to receive any portion of the Aggregate Consideration (except as described in the final sentence of this Section 6.18) nor any right under the Phantom Stock Plan to own or acquire any share capital or other security of the Company or any of its Affiliates. Prior to Closing, Seller shall deliver, or cause to be delivered, to Purchaser such resolutions evidencing the foregoing termination of the Phantom Stock Plan as of Closing. For clarity, if despite the foregoing, any obligations arise under the Phantom Stock Plan and remain outstanding as of or following the Closing, (a) such obligations would be treated as Transaction Expenses, (b) the Purchaser will, within thirty (30) days after Closing, cause the Company or an applicable Company Subsidiary to make payments through payroll to participants in the Phantom Stock Plan in respect of any Phantom Stock Appreciation Rights that are in-the-money as of Closing and either taken into account in the Transaction Expenses or for which Seller has wired the Company or the applicable Company Subsidiary the amount so required for such purpose, and (c) to the extent not taken into account in the calculation of the Final Closing Cash Consideration, shall be treated as an Indemnifiable Matter under Section 10.02.
Section 6.19 Pre-Closing Steps.
(a) Prior to or concurrently with the Closing, the Company shall, and shall cause its applicable Subsidiaries to, effect the actions and transactions described in the Pre-Closing Step Plan contemplated to be effected by the Company and its Subsidiaries in all material respects and take, or cause its applicable Subsidiaries to take, such further actions as the Company may reasonably deem necessary to effect the Company Pre-Closing Steps (collectively, the “Company Pre-Closing Steps”); provided that the Company and its applicable Subsidiaries shall not have any obligation under or pursuant to or as a result of this Section 6.19 to take any action which will result in a violation or breach of, or default under, applicable Law or Contract. Prior to effecting any of the Company Pre-Closing Steps, the Company shall provide the Purchaser with drafts of all agreements and other documentation and instruments in respect of the Company Pre-Closing Steps and provide the Purchaser with a reasonable opportunity to comment thereon. The Company shall be entitled to make such modifications to the Company Pre-Closing Steps as it may reasonably determine; provided that (i) the Purchaser’s prior written consent (not to be unreasonably withheld, conditioned or delayed) shall be required for any such modifications that would reasonably be expected to (A) be material or adverse to the Purchaser, (B) otherwise require any modification to the Purchaser Pre-Closing Steps or the Additional Closing Steps, or (C) increase the amount of Transfer Taxes to be borne by Purchaser (compared to the Transfer Taxes estimated based on the original Company Pre-Closing Steps), (ii) the Company shall reasonably consult with the Purchaser prior to any such modification and consider in good faith the comments of the Purchaser with respect thereto and (iii) the Parties shall otherwise cooperate with respect to the Company Pre-Closing Steps.
(b) Prior to or concurrently with the Closing, the Purchaser shall, and shall cause its applicable Subsidiaries to, effect the actions and transactions described in the Pre-Closing Step Plan contemplated to be effected by the Purchaser and its Subsidiaries in all material respects and take, or cause its applicable Subsidiaries to take, such further actions as the Purchaser may reasonably deem necessary to effect the Purchaser Pre-Closing Steps (collectively, the “Purchaser Pre-Closing Steps”); provided that the Purchaser and its applicable Subsidiaries shall not have any obligation under or pursuant to or as a result of this Section 6.19 to take any action which will result in a violation or breach of, or default under, applicable Law or Contract. The Purchaser shall be entitled to make such modifications to the Purchaser Pre-Closing Steps as it may reasonably determine; provided that (i) the Seller’s prior written consent (not to be unreasonably withheld, conditioned or delayed) shall be required for any such modifications that would reasonably be expected to (A) be material or adverse to the Seller, (B) otherwise require any modification to the Company Pre-Closing Steps or the Additional Closing Steps, or (C) increase the amount of Transfer Taxes to be borne by Seller (compared to the Transfer Taxes estimated based on the original Purchaser Pre-Closing Steps), (ii) the Purchaser shall reasonably consult with the Seller, and provide Seller with applicable agreements and documentation, prior to any such modification, in each case to the extent such modification is of the nature described in clause (i), and consider in good faith the comments of the Seller with respect thereto and (iii) the Parties shall otherwise cooperate with respect to the Purchaser Pre-Closing Steps.
Section 6.20 SEC Filings; Purchaser Stockholder Meeting.
(a) The Seller shall cause the Company to, as promptly as reasonably practicable, furnish to the Purchaser such data and information relating to the Company, the Seller and its respective Subsidiaries as the Purchaser may reasonably request for the purpose of including such data and information in the Proxy Statement (as defined below) and in any Current Report on Form 8-K to be filed with the SEC in connection with the Closing (any such Current Report on Form 8-K, a “Closing 8-K”), and, in each case, any amendments and supplements thereto. The Purchaser and the Company shall each use reasonable best efforts to (A) cause the Proxy Statement to comply with the rules and regulations promulgated by the SEC, (B) provide the Seller as promptly as practicable with any written or oral comments or requests for information that may be received from the SEC or its staff with respect to the Proxy Statement and shall respond promptly to any such comments or requests for information, (C) have the Proxy Statement cleared by the SEC as promptly as practicable after the filing thereof and (D) cause the Proxy Statement to be mailed to Purchaser’s stockholders as promptly as practicable. No filing of, or amendment or supplement to, the Proxy Statement or response to any comments made by the SEC or its staff with respect thereto will be made by the Purchaser, without the Purchaser providing the Seller, the Company and their counsel a reasonable opportunity to review and comment on such document or response and giving due consideration to all reasonable additions, deletions or changes suggested thereto by the Seller, the Company and their counsel. Without limitation of the foregoing, the Company shall deliver or cause to be delivered to the Purchaser the following financial statements, audit reports and other information for the inclusion by the Purchaser in the Proxy Statement and/or the Closing 8-K, as applicable, in each case, prepared in accordance with IFRS applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and in a form that complies with the applicable requirements of Regulation S-X, the Exchange Act and all other applicable Laws (including any guidance and interpretations promulgated by the SEC and its staff) relating to such Proxy Statement and/or Item 9.01(a) of the Closing 8-K: (i) as soon as practicable following the date hereof, the audited consolidated balance sheets of the Company and its consolidated Subsidiaries as of December 31, 2023 and 2022 and the statements of operations and comprehensive income, stockholders’ equity and cash flows of the Company and its consolidated Subsidiaries for each of the fiscal years ended December 31, 2023 and 2022, together with the notes thereto, an audit report, without qualification or exception thereto, on such financial statements from the Company Auditor, and a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for such periods meeting the requirements of Item 5 of Form 20-F under the Exchange Act for annual periods; (ii) for each subsequent annual period ending more than 75 days prior to the Closing Date, the audited consolidated balance sheets of the Company and its consolidated Subsidiaries for each of the two most recent years ended as of such annual period prior to the Closing Date and the statements of operations and comprehensive income, stockholders’ equity and cash flows of the Company and its consolidated Subsidiaries for each of the three most recent fiscal years ended in such annual period, prepared in accordance with IFRS applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), together with an audit report, without qualification or exception thereto, on such financial statements from the Company Auditor, together with the notes thereto and a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for such periods meeting the requirements of Item 5 of Form 20-F under the Exchange Act for annual periods; and (iii) the unaudited interim condensed consolidated balance sheets of the Company and its consolidated Subsidiaries as of the end of each fiscal quarter ended more than 45 days prior to the Closing Date (and for the corresponding period of the prior fiscal year) and the related statements of operations and comprehensive income, stockholders’ equity and cash flows of the Company and its consolidated Subsidiaries for such fiscal quarter and for the elapsed portion of the year then ended (and for the corresponding periods of the prior fiscal year), together with the notes thereto and a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for each such period meeting the requirements of Item 5 of Form 20-F under the Exchange Act for interim periods. In addition, the Company shall further deliver to the Purchaser: (x) as promptly as reasonably practicable upon request, any other information reasonably requested by the Purchaser and its Representatives for their preparation of “Article 11” pro forma consolidated balance sheets and related pro forma consolidated statements of income required to be included in the Proxy Statement and/or Closing 8-K; and (y) as promptly as practicable following the date hereof, a qualitative description of the Business and customary “risk factors” relating to the Business, each in form and substance required to meet the applicable disclosure requirements of the Proxy Statement under the Exchange Act. All information provided by the Company hereunder shall be true and correct in all material respects and shall not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company shall promptly amend or supplement any information supplied by or on behalf of the Company or any of their respective Affiliates to the Purchaser pursuant to this Section 6.20(a) on a reasonably current basis to the extent such information, to the Knowledge of the Seller or the Company, taken as a whole, is not correct in all material respects, contains any untrue statement of material fact or omits to state any material fact necessary to make such information, in light of the circumstances under which they were made, not misleading.
(b) Purchaser shall as soon as reasonably practicable after the date hereof, subject to compliance by the Company with its obligations under Section 6.20(a), prepare a proxy statement to be used for the Purchaser Stockholders Meeting (defined below) (the “Proxy Statement”) and cause it to be filed with the SEC. The Purchaser and the Company shall each use reasonable best efforts to cause the Proxy Statement to comply with the rules and regulations promulgated by the SEC and respond to any comments or requests for information of the SEC or its staff.
(c) If at any time prior to the Closing any information relating to the Purchaser, the Purchaser’s stockholders, the Company, or any of their respective Affiliates, officers or directors, should be discovered by the Purchaser, the Company or the Seller that should be set forth in an amendment or supplement to the Proxy Statement, so that such documents would not fail to be true and correct in all material respects or include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Purchaser.
(d) Purchaser shall, as soon as practicable following the completion of the preparation of the Proxy Statement, take all action necessary in accordance with applicable Law and the organizational documents of Purchaser to duly give notice of, convene and hold a meeting of Purchaser’s stockholders for the purpose of voting upon the approval of the issuance of the Common Equity Consideration and, to the extent applicable, the Preferred Equity Consideration (as it may be adjourned or postponed as provided below, the “Purchaser Stockholders Meeting”) as shall reasonably be determined by the Purchaser. Such Purchaser Stockholders Meeting shall be held as promptly as practicable after the Proxy Statement is mailed to Purchaser’s stockholders. Subject to Section 6.20(e), the Purchaser shall, through its Board of Directors, recommend to Purchaser’s stockholders the approval of the issuance of the Common Equity Consideration and the Preferred Equity Consideration (the “Purchaser Board Recommendation”). The Proxy Statement shall include the Purchaser Board Recommendation (unless in case of a Purchaser Change of Recommendation made in accordance with this Agreement). Purchaser shall (A) use its reasonable efforts to solicit from the Purchaser’s stockholders proxies in favor of the approval of the issuance of the Common Equity Consideration and, to the extent applicable, the Preferred Equity Consideration and (B) take all other action reasonably necessary or advisable to secure the Purchaser Stockholder Approval. Notwithstanding anything to the contrary contained in this Agreement, Purchaser (i) shall be required to adjourn or postpone the Purchaser Stockholders Meeting (A) to the extent necessary to ensure that any supplement or amendment to the Proxy Statement that is required to be filed and disseminated under applicable Law is provided to Purchaser’s stockholders or (B) if, as of the time for which the Purchaser Stockholders Meeting is scheduled, there are insufficient shares of Purchaser Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such Purchaser Stockholders Meeting and (ii) may adjourn or postpone the Purchaser Stockholders Meeting if, as of the time for which the Purchaser Stockholders Meeting is scheduled, Purchaser reasonably determines in good faith that there are insufficient shares of Purchaser Common Stock represented (either in person or by proxy) to obtain the Purchaser Stockholder Approval; provided, however, that unless otherwise agreed to by the Parties, the Purchaser Stockholders Meeting shall not be adjourned or postponed to a date that is more than thirty (30) days after the date for which the meeting was previously scheduled (it being understood that such Purchaser Stockholders Meeting shall be adjourned or postponed every time the circumstances described in the foregoing clauses (i)(A) and (i)(B) exist, and such Purchaser Stockholders Meeting may be adjourned or postponed every time the circumstances described in the foregoing clause (ii) exist); provided, further, that the Purchaser Stockholders Meeting shall not be adjourned or postponed to a date on or after two (2) Business Days prior to the Termination Date; and provided, further, that the Purchaser may not postpone or adjourn the Purchaser Stockholders Meeting more than a total of two (2) times pursuant to this Section 6.20(d) without the prior written consent of the Seller. Unless a Purchaser Change of Recommendation is validly made pursuant hereto, the Parties agree to consult and reasonably cooperate with respect to any efforts by any of Purchaser’s stockholders or any other Person to prevent the Purchaser Stockholder Approval from being obtained; provided that, notwithstanding any Purchaser Change of Recommendation, the Parties shall consult and reasonably cooperate with respect to any stockholder litigation against the Purchaser or its directors or officers relating to the transactions contemplated by this Agreement. Once Purchaser has established a record date for the Purchaser Stockholders Meeting, Purchaser shall not change such record date or establish a different record date for the Purchaser Stockholders Meeting without the prior written consent of the Seller, (which consent shall not be unreasonably withheld or delayed) unless required to do so by applicable Law or in connection with a postponement or adjournment permitted hereunder. Purchaser shall otherwise keep the Company reasonably informed on a reasonably current basis regarding the status of the solicitation and any material oral or written communications from or to Purchaser’s stockholders with respect thereto.
(e) Notwithstanding anything to the contrary herein, at any time prior to the Purchaser Stockholder Approval being obtained, Purchaser shall not be prevented from (i) withdrawing, changing, amending, modifying or qualifying, or proposing to withdraw, change, amend, modify or qualify, in a manner adverse to Seller, the Purchaser Board Recommendation or (ii) failing to include the Purchaser Board Recommendation in the Proxy Statement or, if the Purchaser Acquisition Proposal has been publicly disclosed, failing to publicly recommend against such Purchaser Acquisition Proposal and reaffirming the Purchaser Board Recommendation (each, a “Purchaser Change of Recommendation”), in each case for purposes of entering into a Purchaser Acquisition Agreement providing for an unsolicited Purchaser Acquisition Proposal received after the date of this Agreement, if the Purchaser’s Board of Directors determines in good faith after consultation with the Purchaser’s outside legal counsel and financial advisors that such unsolicited Purchaser Acquisition Proposal constitutes a Purchaser Superior Proposal, but only if: (w) the Purchaser’s Board of Directors has determined in good faith after consultation with the Purchaser’s outside legal counsel and financial advisors that failure to make a Purchaser Change of Recommendation would be inconsistent with the directors’ fiduciary duties under applicable Law; (x) Purchaser has provided prior written notice to the Seller at least three (3) Business Days in advance to the effect that the Purchaser’s Board of Directors has (A) so determined and (B) resolved to effect a Purchaser Change of Recommendation pursuant to this Section 6.20(e), and which notice shall include a description of the material terms and conditions of the Purchaser Superior Proposal, the identity of the Person making the Purchaser Superior Proposal and copies of any proposed definitive agreements for such Purchaser Superior Proposal; (y) during such three (3) Business Day period, the Purchaser and its Representatives must have negotiated with the Seller and its Representatives in good faith (to the extent that the Seller desires to so negotiate) to make such adjustments to the terms and conditions of this Agreement (or to make such other proposals or provide such other information) as would permit the Purchaser’s Board of Directors to avoid a Purchaser Change of Recommendation; and (z) the Purchaser’s Board of Directors must conclude in good faith after consultation with the Purchaser’s outside legal counsel and financial advisors (and after taking into account any revisions to the terms and conditions of this Agreement proposed by the Seller and any such other proposals or information provided by the Seller) that (I) the Purchaser Superior Proposal continues to constitute a Purchaser Superior Proposal and (II) failing to make a Purchaser Change of Recommendation would be inconsistent with its fiduciary duties pursuant to applicable Law.
(f) Unless this Agreement has been terminated pursuant to and in accordance with Article IX, and notwithstanding any Purchaser Change of Recommendation, this Agreement shall be submitted to the Purchaser’s stockholders for the purpose of obtaining the Purchaser Stockholder Approval.
Section 6.21 Use of Marks. As of and following the Closing Date, the Seller shall and shall cause its Affiliates to cease to operate and otherwise use, other than in connection with the Company’s Business following the Closing, the ‘Teads’ name and branding.
Section 6.22 Purchaser No Solicitation.
(a) Between the date hereof and the earlier of the Closing and the termination of this Agreement, Purchaser shall not, and shall cause its Affiliates and Representatives not to, directly or indirectly (i) solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any inquiry, expression of interest, proposal or offer from any Person relating to, or that could reasonably be expected to lead to, a Purchaser Acquisition Proposal, (ii) enter into, participate or engage in, maintain or continue any communications, discussions or negotiations with any Person (other than the Seller, the Company and their Representatives) regarding or in a manner to induce, encourage or facilitate a Purchaser Acquisition Proposal (provided that, if Purchaser receives a written Purchaser Acquisition Proposal that did not result from a breach of this Section 6.22, the Purchaser may contact the person who has made such Purchaser Acquisition Proposal solely for purposes of requesting a clarification of any vague or ambiguous terms and conditions thereof (and not for purposes of negotiating or engaging in any discussions regarding or relating thereto) so that Purchaser may inform itself about such Purchaser Acquisition Proposal), (iii) provide any non-public information or data concerning the Purchaser or afford access to the business, properties, assets, books, records or any personnel of the Purchaser to any Person (other than the Seller, the Company and their Representatives) in connection with, or as would reasonably be expected to lead to, a Purchaser Acquisition Proposal, (iv) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Purchaser Acquisition Proposal, (v) enter into any Purchaser Acquisition Agreement, (vi) otherwise knowingly facilitate any effort or attempt to make a Purchaser Acquisition Proposal (excluding actions permitted under clause (ii) of this Section 6.22(a)), or (vii) authorize or commit to do any of the actions described in the foregoing clauses (i) through (vi). The Purchaser shall promptly (and within not more than 48 hours) notify and provide the Company with: (x) a written description of any expression of interest, inquiry, proposal or offer relating to a possible Acquisition Proposal that is received by the Purchaser or by any Representative of the Purchaser from any Person, including in such description the identity of the Interested Party and the material terms and conditions thereof; and (y) a copy of each written communication and a complete summary of each other communication transmitted on behalf of the Interested Party or any of its Representatives to the Purchaser or any Representative thereof or transmitted by or on behalf of the Purchaser to the Interested Party or any of its Representatives.
(b) Purchaser shall, and shall cause its Affiliates and Representatives to, promptly (within 48 hours of the date hereof) (i) cease and cause to be terminated any activities, solicitations, facilitation, discussions or negotiations with any Person (other than the Seller, the Company and their Representatives) and such Person’s Representatives and financing sources with respect to any Purchaser Acquisition Proposal or any other proposal, offer, inquiry or request that would reasonably be expected to result in, a Purchaser Acquisition Proposal (including by terminating access to any data rooms, electronic or otherwise, previously provided to any Persons and requesting that any such Person granted access thereto to return or destroy confidential information of the Purchaser previously provided), (ii) cease providing any further information with respect to the Purchaser or any Purchaser Acquisition Proposal to any such Person or its Representatives or financing sources and (iii) notify and provide Seller with: (A) a written description of any expression of interest, inquiry, proposal or offer relating to a possible Purchaser Acquisition Proposal that is received after the date hereof by the Purchaser or by any Representative of the Purchaser from any Person, including in such description the identity of the Person from which such expression of interest, inquiry, proposal or offer was received (the “Purchaser Interested Party”) and the material terms and conditions thereof; and (B) a copy of each written communication and a complete summary of each other communication transmitted on behalf of the Purchaser Interested Party or any of its Representatives to Purchaser or any of its Representative or transmitted by or on behalf of the Purchaser to the Purchaser Interested Party or any of its Representatives.
(c) Notwithstanding anything to the contrary contained in the foregoing or any other provision of this Agreement, at any time prior to Closing, in response to a Purchaser Acquisition Proposal made after the date hereof that did not result from a breach of Section 6.22(a) or Section 6.22(b), in the event that (1) the Purchaser’s Board of Directors determines, in good faith, after consultation with outside counsel and a financial advisor, that such Purchaser Acquisition Proposal constitutes or would reasonably be expected to lead to a Purchaser Superior Proposal or (2) a Purchaser Acquisition Proposal (with all of the references to “20%” or “80%” included in the definition of Purchaser Acquisition Proposal being replaced with references to “50%”) that is (A) reasonably capable of being consummated if the transactions contemplated hereunder are consummated, (B) would not reasonably be expected to prevent or impede, hinder or delay the consummation by Parties of the transactions contemplated hereby, and (C) contemplates consideration to the Purchaser or its stockholders that is payable in cash or marketable securities (each of clauses (1) and (2), a “Qualifying Purchaser Acquisition Proposal”), then, in each such case the Purchaser may (i) furnish information with respect to the Purchaser to the Person or group of Persons making such Qualifying Purchaser Acquisition Proposal and its or their Representatives so long as the Purchaser concurrently or promptly thereafter provides the Seller with any material non-public information with respect to the Purchaser furnished to such other Person or group of Persons that was not previously furnished to the Seller (other than information to the extent that applicable Laws prohibit such information from being provided to the Seller, in which case, to the extent permissible, Purchaser shall inform the Seller that such information has been made available to such Person and that under applicable Laws such information is prohibited from being provided to the Seller), (ii) participate in discussions or negotiations with such Person or group of Persons and its or their Representatives regarding such Qualifying Purchaser Acquisition Proposal (including (I) soliciting the making of a revised Qualifying Purchaser Acquisition Proposal and (II) receiving from such other Person or group of Persons an undertaking to enter into a Purchaser Acquisition Agreement with respect to such Qualifying Purchaser Acquisition Proposal upon the termination of this Agreement in accordance with its terms (provided that nothing in this clause (ii) shall permit the Purchaser or its Representatives to approve, authorize or enter into any such undertaking or Purchaser Acquisition Agreement; provided further that the immediately foregoing proviso shall not prohibit the Purchaser from taking any action permitted in accordance with Section 6.20(e))) and (iii) solely with respect to a Qualifying Purchaser Acquisition Proposal of the type described in clause (2) above, (A) call or convene a meeting of the stockholders of the Purchaser to consider and vote on such Qualifying Purchaser Acquisition Proposal and (B) approve, or authorize, or enter into, any Purchaser Acquisition Agreement providing for such Qualifying Purchaser Acquisition Proposal; provided that the Purchaser may only take the actions described in clauses (i) through (iii) above if the Purchaser’s Board of Directors determines, in good faith, after consultation with outside counsel, that the failure to take any such action would be inconsistent with its fiduciary duties under applicable Law; provided further that Purchaser may take the actions described in clause (iii) above with respect to a Qualifying Purchaser Acquisition Proposal of the type described in clause (2) of the definition thereof only after it has notified the Seller in writing of such Qualifying Purchaser Acquisition Proposal in accordance with terms hereof and the Seller has consented in writing to the taking of such actions in clause (iii) (which consent may be withheld in the Seller’s sole discretion, but which shall be deemed granted if the Seller shall have failed to respond to such notice on or prior to the fifth (5th) Business Day following delivery thereof). Wherever the term “group” is used in this Section 6.22(c), it is used as defined in Rule 13d-5 under the Exchange Act.
(d) Nothing in this Agreement shall prohibit Purchaser or the Purchaser’s Board of Directors from (i) disclosing to the Purchaser stockholders a position contemplated by Rules 14d-9 and 14e•2(a) promulgated under the Exchange Act, (ii) making any “stop, look and listen” communication to the Purchaser stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act or (iii) making any disclosure to the Purchaser stockholders required by applicable Law or stock exchange rule or listing agreement, which actions, in the case of clauses (i)-(iii), shall not constitute or be deemed to constitute a Purchaser Change of Recommendation so long as any such disclosure (x) includes an express reaffirmation of the Purchaser Board Recommendation, without any amendment, withdrawal, alteration, modification or qualification thereof and (y) does not include any statement that constitutes, and does not otherwise constitute, a Purchaser Change of Recommendation. For the avoidance of doubt, this Section 6.22(d) shall not permit the Purchaser’s Board of Directors to make a Purchaser Change of Recommendation except to the extent expressly permitted by Section 6.20(e).
Section 6.23 Purchaser Board Matters. Prior to the Closing, Purchaser shall take all necessary corporate action so that upon and after the Closing, the size of the Purchaser Board of Directors is increased by two (2) members to a total of ten (10) members. Prior to the Closing, Seller shall designate in writing two individuals, of which at least one shall be an Independent Director and a Non-Affiliated Director, as defined in the Stockholders Agreement, and Purchaser shall (a) appoint such designees to the Purchaser Board of Directors to fill the vacancies on the Purchaser Board of Directors created by such increase (effective upon the Closing), (b) allow such designees to hold office in accordance with Purchaser’s Organizational Documents on the same terms as other members of the Purchaser’s Board of Directors, (c) designate each such designee in a different class of the Purchaser’s Board of Directors (effective upon the Closing), and (d) execute an indemnification agreement in Purchaser’s standard form of director indemnification agreement with each such designee (effective upon the Closing).
Section 6.24 Distributed Cash. The Seller shall, and shall cause the Company and the Company Subsidiaries to, use reasonable best efforts to distribute or transfer to Seller, directly or indirectly, including through distributions and/or transfers between the Company and/or the Company Subsidiaries (or between the Company Subsidiaries), prior to the Closing Date any excess cash or cash equivalents (as determined in good faith by the Company) of the Company and the Company Subsidiaries not needed for the operation of the Business. Such distributions and transfers shall not limit the Seller’s obligations with respect to the Pre-Closing Steps and the Additional Closing Steps.
Section 6.25 Investors’ Rights Agreement. Prior to the Closing, the Purchaser shall take such actions as may reasonably be necessary to procure the execution and delivery by the requisite parties of an amendment to the Investors’ Rights Agreement in the form set forth on Exhibit K hereto (the “Investors’ Rights Agreement Amendment”).

Section 6.26 Transition Services Agreement. At the Closing, the Parties shall enter into a transition services agreement, in the form attached as Exhibit I hereto (the “Transition Services Agreement”), pursuant to which the Seller shall provide the Company and the Company Subsidiaries with certain transition services from and after the Closing.
Section 6.27 Material Contract Consents. The Company shall, if and to the extent requested by the Purchaser, use commercially reasonable efforts to seek all necessary or appropriate consents, waivers and approvals under any Company Material Contracts and other Contracts to which the Company or any of the Company Subsidiaries is a party in connection with this Agreement and the consummation of the transactions contemplated hereby so as to maintain and preserve the benefits under such Company Material Contracts and other Contracts following the consummation of the transactions contemplated by this Agreement. Notwithstanding anything to the contrary herein, the Company shall not, unless requested by the Purchaser, and in no event prior to the Closing, be required to pay any consent or other similar fee, or other similar payment or other consideration to obtain the consent, waiver or approval of any Person under any such Company Material Contract or other Contract. The Parties acknowledge and agree that obtaining any consent under any Company Material Contract or other Contract is not a condition to the Closing.
ARTICLE VII

TAX MATTERS
Section 7.01 Tax Returns Prior to Closing. The Company will cause to be prepared and timely filed all Tax Returns of the Company and each Company Subsidiary required to be filed on or after the date of this Agreement and prior to or on the Closing (taking into account any validly obtained extensions of time to file). Any such Tax Returns shall be prepared in accordance with applicable Law and in a manner consistent with prior practice (unless otherwise required by applicable Law), and any such Tax Returns that are income or other material Tax Returns required to be filed by a Material Subsidiary shall be provided to Purchaser for review not later than twenty (20) days prior to the due date for filing (or, if such Tax Return is due within twenty (20) days of the date hereof, such shorter period of time as is reasonable). The Company will consider in good faith any reasonable comments to such Tax Returns timely provided by Purchaser.
Section 7.02 Allocation of Taxes. With respect to Taxes of the Company or any Company Subsidiary relating to a taxable period beginning on or before the Closing Date and ending after the Closing Date (“Straddle Period”), in the case of Taxes based on income, sales, proceeds, profits, receipts, wages, compensation or similar items and all other Taxes that are not imposed on a periodic basis, the amount of Taxes allocable to the portion of the Straddle Period ending on the Closing Date shall be deemed to be the amount that would be payable if the taxable year or period ended at the end of the day on the Closing Date based on an interim closing of the books (and in the case of any Taxes attributable to the ownership of any equity interest in any partnership or other “flowthrough” entity or “controlled foreign corporation” (within the meaning of Section 957(a) of the Code or any comparable state, local or non-U.S. Law), as if the taxable period of such partnership or other “flowthrough” entity or “controlled foreign corporation” ended as of the end of the Closing Date), except that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions, other than with respect to property placed in service after the Closing), shall be allocated on a per diem basis. In the case of any other Taxes that are imposed on a periodic basis for a Straddle Tax Period the amount of such Taxes that have accrued through the Closing Date shall be the amount of such Taxes for the relevant period multiplied by a fraction the numerator of which shall be the number of calendar days from the beginning of the period up to and including the Closing Date and the denominator of which shall be the number of calendar days in the entire period. To the extent permitted under applicable Law, the deductible portion of Transaction Tax Deductions shall be accrued in the Pre-Closing Tax Period.
Section 7.03 Post-Closing Actions. Following the Closing, the Purchaser and its Affiliates shall not (and shall not permit the Company or the Company Subsidiaries to) (a) make, change or revoke any Tax election, Tax accounting period or method, (b) amend any Tax Return (or file any new Tax Return (including any voluntary disclosure agreement) in a jurisdiction with which the relevant entity has not previously filed Tax Returns), or (c) enter into any closing agreement, in each case, with respect to the Company or any Company Subsidiary for any taxable period (or the portion thereof) ending on or before the Closing Date that would reasonably be expected to have an adverse impact on the Seller (or any of its Affiliates, other than the Company or any Company Subsidiary) without the Seller’s prior written consent (not to be unreasonably withheld, conditioned or delayed).

Section 7.04 Cooperation. Following the Closing, the Purchaser shall cause the Company to provide any information relating to the Company or any of its Subsidiaries that is reasonably requested by the Seller for the purpose of preparing any Tax Return or for any Tax audit, litigation or other similar Tax proceeding of the Seller or any of its direct or indirect owners.
Section 7.05 Transfer Taxes. All transfer Taxes, recording, sales, stamp, and other similar fees and Taxes (including any penalties and interest thereon, and excluding, for purposes of clarification income and capital gains Taxes) that are imposed by any Governmental Authority in connection with the transactions contemplated by this Agreement (“Transfer Taxes”) shall be borne equally by the Seller and the Purchaser.
ARTICLE VIII

CONDITIONS TO CLOSING
Section 8.01 Conditions to Obligations of Each Party. The respective obligations of each Party hereto to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by any Party in its sole discretion (provided that such waiver shall only be effective as to the obligations of such waiving Party):
(a) Regulatory Approval. (i) Any waiting period (or extensions thereof) under the HSR Act and any review period of the jurisdictions identified in Section 8.01(a) of the Company Disclosure Letter shall have expired or shall have been terminated and (ii) all other consents, authorizations, approvals, registrations, declarations or filings required in connection with the consummation of the transactions contemplated by this Agreement from or with the Governmental Authorities set forth in Section 8.01(a) of the Company Disclosure Letter (“Governmental Required Approvals”) shall have been obtained or made (or the applicable waiting period thereunder shall have expired or been terminated), in each case without imposition of any Regulatory Condition.
(b) Purchaser Stockholder Approval. The approval of the issuance of the Common Equity Consideration and the Preferred Equity Consideration by the requisite vote of the Purchaser’s stockholders in accordance with the rules and regulations of the Nasdaq and the Organizational Documents of Purchaser (the “Purchaser Stockholder Approval”) shall have been obtained.
(c) Illegality. There shall be (i) no Order (preliminary, temporary or permanent) issued by any Governmental Authority of competent jurisdiction in effect which has or could reasonably be expected to have the effect of making the transactions contemplated by this Agreement or any Ancillary Agreement illegal, or otherwise restraining, prohibiting or preventing the consummation thereof; and (ii) no applicable Law enacted or deemed applicable which would reasonably be expected to impair, prevent or prohibit the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement.
Section 8.02 Conditions to Obligations of the Seller and the Company. The obligations of the Seller and the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Seller in its sole discretion:
(a) Representations and Warranties of the Purchaser. (i) The representations and warranties of the Purchaser contained in Article V (other than those set forth in clause (B) below) shall have been true and correct as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (unless any such representation or warranty is made as of a specified date, in which case such representation or warranty shall be true and correct only as of such specified date), in each case except where any failures of any such representations and warranties to be so true and correct (without giving effect to any “materiality”, “Purchaser Material Adverse Effect”, “to be material…taken as a whole” or similar qualifiers or exceptions) have not had and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect; and (ii) the representations and warranties of the Purchaser contained in Section 5.01 (Organization), Section 5.02 (Authority) and Section 5.04 (Valid Issuance) shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (unless any such representation or warranty is made as of a specified date, in which case such representation or warranty shall be true and correct in all respects only as of such specified date), in each case, except for de minimis inaccuracies.

(b) Covenants of Purchaser. The Purchaser shall have performed and complied, in all material respects, with all covenants pursuant to this Agreement required to be performed or complied with by the Purchaser prior to the Closing.
(c) Purchaser’s Deliverables. The Seller and the Company shall have received from the Purchaser each of the documents and deliverables listed in Section 2.05(a).
Section 8.03 Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Purchaser in its sole discretion:
(a) Representations and Warranties Regarding the Seller. (i) The representations and warranties of the Seller contained in Section 3.01 (Organization), Section 3.02 (Authority), Section 3.04 (Shares), Section 3.03(a)(i) (No Conflict; Required Filings and Consents) and Section 3.06 (Investment Representations) shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (unless any such representation or warranty is made as of a specified date, in which case such representation or warranty shall be true and correct in all respects as of such specified date), in each case, except for de minimis inaccuracies; and (ii) the other representations and warranties of the Seller contained in Article III shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (unless any such representation or warranty is made as of a specified date, in which case such representation or warranty shall be true and correct as of such specified date), in each case except where any failures of any such representations and warranties to be so true and correct (without giving effect to any “materiality”, “Seller Material Adverse Effect”, “to be material…taken as a whole” or similar qualifiers or exceptions) have not had and would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.
(b) Representations and Warranties Regarding the Company. (i) The Company Fundamental Representations shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (unless any such representation or warranty is made as of a specified date, in which case such representation or warranty shall be true and correct in all respects as of such specified date), in each case, except for de minimis inaccuracies; and (ii) the other representations and warranties set forth in Article IV shall be true and correct as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (unless any such representation or warranty is made as of a specified date, in which case such representation or warranty shall be true and correct as of such specified date), in each case except where any failures of any such representations and warranties to be so true and correct (without giving effect to any “materiality”, “Material Adverse Effect”, “to be material…taken as a whole” or similar qualifiers or exceptions) have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(c) Covenants of Company and Seller. The Company and the Seller shall each have performed and complied, in all material respects, with all covenants pursuant to this Agreement required to be performed or complied with by the Company and/or the Seller, as applicable, prior to the Closing.
(d) Company’s and Seller’s Deliverables. The Purchaser shall have received from the Seller and the Company each of the documents and deliverables listed in Section 2.05(b).
(e) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing any Material Adverse Effect.
(f) Key Employees. Of the individuals listed in Section 8.03(f) of the Company Disclosure Letter, a number of such individuals not less than the number set forth in Section 8.03(f) of the Company Disclosure Letter under the heading “Minimum Retention” (such number of individuals, the “Minimum Retention”) (i) shall have been continuously employed by the Company or a Company Subsidiary from the date of this Agreement through the Closing and (ii) shall not have terminated such employment with the Company or any of the Company Subsidiaries or given notice to the Company or any Company Subsidiary to terminate such employment with the Company or any of the Company Subsidiaries; provided that the calculation of the number of individuals who shall count towards the Minimum Retention shall be deemed to include (and be satisfied with respect to) (i) any such individual whose employment is terminated by reason of death or Disability, (ii) any such individual if the Purchaser or its Representatives shall have notified such individual of an intention to terminate such individual’s employment following the Closing and (iii) all such individuals if the Purchaser shall have failed to make available and deliver written commitments, contingent upon Closing, for allocation to such individuals, in the Seller’s discretion, in consultation with the Company, the employee benefits set forth on Section 8.03(f) of the Company Disclosure Letter.
Section 8.04 Frustration of Closing Conditions. None of the Parties may rely, either as a basis for not consummating the transactions contemplated by this Agreement or terminating this Agreement, on the failure of any condition set forth in this Article VIII to be satisfied if such failure was primarily caused by such party’s breach of any provision of this Agreement.
ARTICLE IX

TERMINATION
Section 9.01 Termination. This Agreement may be terminated at any time prior to the
Closing as follows:
(a) by mutual written consent of the Purchaser and the Seller;
(b) by the Seller, if the Purchaser shall have breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 8.02(a) or Section 8.02(b) to be satisfied, (B) is incapable of being cured or has not been cured by the earlier of (I) the Termination Date and (II) the date that is twenty (20) Business Days after the Purchaser’s receipt of written notice from the Seller of such breach or failure to perform and (C) has not been expressly waived in writing by the Seller; provided, however, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to the Seller if the Seller or the Company are then in material breach of any of their representations, warranties, covenants or agreements contained in this Agreement and such breach would result in the failure of any of the conditions set forth in Section 8.03(a), Section 8.03(b), or Section 8.03(c) to be satisfied;
(c) by the Seller, prior to receipt of the Purchaser Stockholder Approval, if the Purchaser’s Board of Directors shall have effected a Purchaser Change of Recommendation;
(d) by the Purchaser, if the Seller or the Company shall have breached or failed to perform any of their representations, warranties, covenants or agreements contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 8.03(a), Section 8.03(b) or Section 8.03(c) to be satisfied, (B) is incapable of being cured or has not been cured by the earlier of (I) the Termination Date and (II) the date that is twenty (20) Business Days after the Seller’s and the Company’s receipt of written notice from the Purchaser of such breach or failure to perform and (C) has not been expressly waived in writing by the Purchaser; provided, however, that the right to terminate this Agreement under this Section 9.01(d) shall not be available to the Purchaser if the Purchaser is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement and such breach would result in the failure of any of the conditions set forth in Section 8.02(a) or Section 8.02(b) to be satisfied;
(e) by either the Seller or the Purchaser, if the Closing shall not have occurred on or prior to the nine (9) months anniversary of the date of this Agreement (the “Termination Date”); provided that the “Termination Date” shall, by written notice of either the Purchaser or the Seller to the other, extended for three (3) additional periods of three (3) months each, without further action by any Party, if as of the Termination Date (or the last day of any such extension period) all of the conditions set forth in Sections 8.01, 8.02 and 8.03, other than the condition set forth in Section 8.01(a), shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, each of which is capable of being satisfied assuming the Closing would occur); and provided further that the right of any Party seeking to terminate this Agreement under this Section 9.01(e) shall not be available to such Party whose breach of any representation, warranty, covenant or agreement contained in this Agreement is the primary cause of or primarily resulted in the failure of the Closing to occur prior to the Termination Date (as may be extended);
(f) by either the Seller or the Purchaser, in the event that: (i) any Governmental Authority of competent jurisdiction shall have imposed a final, nonappealable Order providing that it would not grant a Governmental Required Approval or that it would impose a Regulatory Condition, in each case, which the Purchaser is not required to challenge in accordance with the terms of Section 6.03(b)(ii); (ii) any permanent injunction, Order or Action by any Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting consummation of the transactions contemplated hereby becomes final and nonappealable; (iii) any Law of a Governmental Authority of competent jurisdiction makes consummation of the transactions contemplated hereby illegal or otherwise prohibited; or (iv) consummation of the transactions contemplated hereby would violate any nonappealable final Order of any Governmental Authority having competent jurisdiction;
(g) by the Purchaser, if any Governmental Authority of competent jurisdiction shall have entered any Order imposing any Regulatory Condition in connection with consummation of the transactions contemplated by this Agreement and such Order shall have become final and nonappealable;
(h) by the Seller, if (i) all of the conditions set forth in Section 8.01 and Section 8.03 shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, each of which is capable of being satisfied assuming the Closing would occur), (ii) the Seller shall have delivered written confirmation to the Purchaser that (A) all of the conditions set forth in Section 8.01 and Section 8.03 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, each of which is capable of being satisfied assuming the Closing would occur) and (B) the Seller is ready, willing and able to consummate the Closing if the Purchaser performs its obligations under this Agreement and (iii) the Purchaser shall have failed to consummate the Closing on or before the later of (A) the date on which the Closing should have occurred pursuant to Section 2.03 and (B) the third (3rd) Business Day following delivery by the Seller of the notice referred to in clause (ii) above (or, if earlier, the Termination Date); and
(i) by either the Seller or the Purchaser, if the Purchaser Stockholder Approval has not been obtained upon a vote held at a duly held Purchaser Stockholders Meeting, or at any adjournment or postponement thereof.
Section 9.02 Notice of Termination. The Party seeking to terminate this Agreement pursuant to Section 9.01 (other than Section 9.01(a)) shall give prompt written notice of such termination to the other Parties.
Section 9.03 Effect of Termination.
(a) In the event of termination of this Agreement in accordance with Section 9.01 and Section 9.02, this Agreement shall forthwith become void and of no further force or effect and there shall be no liability or further obligation on the part of any Party arising under or out of this Agreement; provided that: (i) the provisions of Section 6.06(a) (Confidentiality), Section 6.08 (Public Announcements), Article XI (GENERAL PROVISIONS) and this Section 9.03 (Effect of Termination) shall survive termination of this Agreement.
(b) In the event that this Agreement is terminated (i) by Seller pursuant to Section 9.01(c) or (ii) by Seller or Purchaser pursuant to Section 9.01(i) following a Purchaser Change of Recommendation, then Purchaser shall pay the Seller (by wire transfer of immediately available funds to an account designated in writing by the Seller), a fee in an amount equal to forty million U.S. Dollars ($40,000,000) (the “Alternative Transaction Termination Fee”) within twenty (20) Business Days of the termination of this Agreement.
(c) In the event that this Agreement is terminated by the Seller pursuant to Section 9.01(b) due to the Purchaser’s breach of Section 6.03, then the Purchaser shall pay to the Seller a fee in an amount equal to thirty million U.S. Dollars ($30,000,000) (the “Regulatory Termination Fee”), by wire transfer of immediately available funds, within twenty (20) Business Days of such termination.
(d) In the event that this Agreement is terminated by the Seller pursuant to Section 9.01(h), then upon actual receipt by the Purchaser of any monetary damages, remedies or reimbursements from the Debt Financing Sources, if any (the “Financing Damages”), such Financing Damages shall be paid in the following order: (1) first, Purchaser shall be reimbursed for the reasonable and documented out-of-pocket legal costs and expenses and litigation-related costs and expenses actually incurred by the Purchaser in pursuing the recovery of the Financing Damages, including the Purchaser’s pursuit of any Actions against the Debt Financing Sources for breach of the Debt Financing Agreements; (2) second, Purchaser shall pay to the Seller, out of the Financing Damages (after recovery of the amounts reimbursed under clause (1)), a fee in an amount equal to the lower of (i) forty million U.S. Dollars ($40,000,000) and (ii) the remaining amount of the Financing Damages (such amount, the “Financing Termination Fee”); and (3) third, the remaining balance of the Financing Damages, if any, shall be equally shared between Purchaser and Seller. Any payment to the Seller under this Section 9.03(d) shall be made by wire transfer of immediately available funds, within five (5) Business Days after the receipt by the Purchaser of the Financing Damages from the Debt Financing Sources. In the event that this Agreement is terminated pursuant to Section 9.01(h), the Purchaser shall use reasonable efforts to recover from the Debt Financing Sources (including without limitation through the commencement and prosecution of any Actions) such monetary damages, remedies and reimbursements as may be available arising from or relating to such termination (or the reasons therefor), including as a result of any breach by the Debt Financing Sources of the Debt Financing Agreements, and shall keep the Seller reasonably apprised on a regular basis of the status of such recovery.
(e) In no event shall the Purchaser be required to pay the Alternative Transaction Termination Fee, the Regulatory Termination Fee or the Financing Termination Fee, as applicable, on more than one occasion (it being agreed that if more than one such fee is payable in accordance with Section 9.03(b) through Section 9.03(d), the highest of such fees shall be payable). The Parties acknowledge that none of the Alternative Transaction Termination Fee, the Regulatory Termination Fee or the Financing Termination Fee is a penalty and that such amounts are reasonable amounts designed to compensate the Seller, in the circumstances in which any such fee is due and payable, for the efforts and resources expended and opportunities foregone with respect to the consummation of the transactions contemplated by this Agreement, which would otherwise be impossible to calculate with precision.
(f) In the event of termination of this Agreement, nothing herein shall relieve any Party from any liability for Losses incurred by another Party resulting from (i) Fraud or (ii) a willful breach of this Agreement prior to the date of termination, in which case the non-breaching Party shall be entitled to all rights and remedies available at Law or in equity.
ARTICLE X

INDEMNIFICATION
Section 10.01 Survival. None of the representations or warranties of any Party contained in this Agreement or any document, certificate or instrument delivered pursuant to this Agreement shall survive beyond the Closing or the earlier termination of this Agreement pursuant to Article IX (except as may otherwise be provided in any Ancillary Agreement). Each of the Indemnifiable Matters shall survive the Closing for the applicable statute of limitations thereof. The foregoing is not intended to limit any survival periods contained in the R&W Insurance Policy (the “Survival Period”). Except in the case of Fraud of the Company or Seller and as set forth in Section 10.02, from and after the Closing, the rights provided under the R&W Insurance Policy shall be the Purchaser’s sole and exclusive recourse, and the Seller and its Affiliates shall have no Liability, for any actual or alleged breach of or inaccuracy in any representation or warranty set forth in this Agreement or any document, certificate or instrument delivered pursuant to this Agreement (except as may otherwise be provided in any Ancillary Agreement). If the Closing occurs, the covenants and agreements contained in this Agreement and contemplated to be performed at or prior to the Closing shall survive the Closing for a period of twelve (12) months following the Closing Date. The covenants and agreements contained herein that by their terms contemplate performance or compliance after the Closing shall survive the Closing until fully performed.
Section 10.02 Indemnification by Seller. Subject to the limitations and conditions set forth in this Section 10.02, from and after the Closing, the Seller shall indemnify each of the Purchaser, its Affiliates (including the Company and its Subsidiaries after the Closing) and their respective Representatives, successors and assigns (each of the foregoing being referred to individually as an “Indemnified Party” and collectively as “Indemnified Parties”) against, and shall hold each of them harmless from and against any and all Losses incurred or sustained by, or imposed upon, the Indemnified Parties based upon, arising out of or resulting from:
(a) Fraud of the Company or Seller;
(b) any of the matters listed in Section 10.02 of the Company Disclosure Letter (each of the Indemnifiable Matters listed therein, the “Specific Indemnities”); and
(c) any breach of or inaccuracy in any of the representations and warranties of the Seller or the Company set forth in Article III or Article IV (collectively, the matters under clauses (a) through (c), the “Indemnifiable Matters”);
provided, however, that, with respect to clause (b) above, except in case of Fraud of the Company or Seller, no indemnification under such clause shall be required if and to the extent such applicable Indemnifiable Matter is covered by the R&W Insurance Policy, in which case, the Seller shall be liable solely for payment of the portion of the retention amount under the R&W Insurance Policy with respect to such Indemnifiable Matter (to the extent not previously eroded), and otherwise the R&W Insurance Policy shall be the Purchaser’s sole and exclusive recourse with respect thereto (it being clarified that, subject to any applicable cap, if an Indemnifiable Matter is covered only partially by the R&W Insurance Policy, then the Seller shall be responsible for payment of the portion of the retention amount under the R&W Insurance Policy as aforesaid, in addition to the excess amount of Losses for such Indemnifiable Matter, in the aggregate, up to the applicable cap, if any). The foregoing proviso shall not require the Purchaser to seek coverage under the R&W Insurance Policy with respect to any matter that is excluded from coverage under the terms of the R&W Insurance Policy.
Section 10.03 Limitations on Indemnification.
(a) Except in the case of Fraud of the Company or Seller, no Indemnified Party shall assert any claim under Section 10.02(c) unless and until the aggregate amount of Losses indemnifiable under Section 10.02(c) exceeds on a cumulative basis an amount equal to $2,048,000, and following the first anniversary of the Closing, $1,536,000 (the “Basket”), in which event the Indemnified Parties may recover only such Losses in excess of the Basket. The aggregate liability of the Seller in respect of any claims under Section 10.02(c) shall not exceed a cumulative amount equal to the difference (which shall not be less than $0) of (i) an amount equal to the Basket minus (ii) any portion of the retention amount under the R&W Insurance Policy otherwise previously paid by the Seller pursuant to the proviso to Section 10.02 (the “Cap”). The aggregate liability of the Seller in respect of any Specific Indemnity which is assigned to Purchaser as a Lead Party (as set forth in Section 10.02(b) of the Company Disclosure Letter) shall not exceed an amount equal to the cap applicable to such Specific Indemnity as indicated in Section 10.02 of the Company Disclosure Letter. The aggregate liability of the Seller in respect of any Specific Indemnity for which the Seller is designated as the Lead Party shall not be limited, except to the extent expressly contemplated by the proviso to Section 10.02. There shall be no limit on the liability for Fraud.
(b) Any Losses payable to an Indemnified Party with respect to any claim under Section 10.02 shall be satisfied, to the extent not covered by the R&W Insurance Policy, in the following order of priority (subject to any applicable Basket or cap): (i) first, as a deduction from the Deferred Cash Payment payable to the Seller; (ii) second, as a deduction from any then accrued dividend or other distribution that is due and payable in respect of the Purchaser Preferred Stock at the time of indemnification; (iii) third, by forfeiture by the Purchaser for no consideration (with no further action or consent required by the Seller) of a number of shares of Purchaser Preferred Stock issued in the name of the Seller equal to the applicable amount of Losses divided by the then-applicable Current Liquidation Preference (as defined in the Certificate of Designation) of such Purchaser Preferred Stock then in effect; and (iv) thereafter, directly from Seller.
(c) All Losses under this Agreement shall be determined without duplication of recovery due to the facts giving rise to such Losses constituting more than one Indemnifiable Matter (provided that nothing herein shall limit Purchaser from making one or more claims under any of the applicable provisions of Section 10.02 at its discretion). For purposes of calculating the amount of indemnifiable Losses incurred by an Indemnified Party for purposes of this Agreement, such amount shall be reduced by the amount of any insurance proceeds (net of any actual costs and expenses incurred in collecting such insurance proceeds, inclusive of any tax costs, any deductibles and any increase in insurance premiums) actually received or realized by any Indemnified Party, if any. The Indemnified Parties shall take all actions required by applicable Law, and shall otherwise exercise commercially reasonable efforts to mitigate the amount of any Losses after becoming aware of any Indemnifiable Matter, including, to the extent that such Losses are covered by the R&W Insurance Policy, commercially reasonable efforts to recover under the R&W Insurance Policy; provided, that, in the event an Indemnified Party recovers from the Seller for any indemnifiable Losses and thereafter recover the same Losses pursuant to the R&W Insurance Policy, any existing insurance policies and/or contractual indemnification or contribution provisions, then the amount recovered pursuant to the R&W Insurance Policy, such existing insurance policies and/or contractual indemnification provisions (up to the amount first recovered from the Seller and taking into accounts the applicable caps and baskets) shall be paid to the Seller by such Indemnified Party.
(d) Indemnified Parties shall not be required to show reliance on any particular representation or warranty in Article III or Article IV (including, and subject to, the Company Disclosure Letter) in order to make an indemnity claim pursuant to this Article X. The right to indemnification or any other remedy based on representations, warranties, covenants and agreements contained in this Agreement shall not be affected by any investigation conducted at any time, or any knowledge acquired, capable of being acquired, or which it is alleged a Party should have known, at any time, whether before or after the Closing Date, with respect to the accuracy or inaccuracy of, or compliance with, any such representation, warranty, covenant or agreement. The waiver of any condition based on the accuracy of any such representation or warranty, or on the performance of or compliance with any such covenant or agreements, shall not affect the right to indemnification based on such representations, warranties, covenants and agreements.
(e) The Indemnified Parties shall not be entitled to indemnification pursuant to Section 10.02 for a Loss to the extent that such Loss is a component of any Liability taken into account in the calculation of the Final Closing Cash Consideration; provided that the foregoing shall not preclude the Indemnified Parties from seeking indemnification for Losses related to the same matter or item in excess of such amounts so taken into account in the calculation of the Final Closing Cash Consideration.
Section 10.04 Procedures Relating to Indemnification.
(a) If an Indemnified Party has or claims to have incurred or suffered or may reasonably incur or suffer Losses for which it is or may reasonably be entitled to indemnification, compensation or reimbursement with respect to an Indemnifiable Matter, then Purchaser shall deliver to the Seller, one or more certificates signed by any officer of the applicable Indemnified Party on or before the last day of the applicable Survival Period (a “Claim” and a “Claim Notice”, as applicable):
(i) stating (to the extent known or reasonably anticipated) that an Indemnified Party has incurred, paid, reserved or accrued, or in good faith believes that it may incur, pay, reserve or accrue, Losses;
(ii) stating (to the extent known or reasonably anticipated) the amount of such Losses (which, in the case of Losses not yet incurred or paid, shall be the good faith estimate of the amount thereof, followed by an additional Claim Notice when such Losses are incurred and paid) (the “Claimed Amount”); and
(iii) specifying in reasonable detail (based upon the information then possessed by Purchaser) the individual items of such Losses included in the amount so stated, and the material facts and circumstances giving rise to the claim, and the nature of the claim to which such Losses are related.
(b) Such Claim Notice (i) need only specify such information to the knowledge of such officer of Purchaser as of the date thereof, (ii) shall not limit any of the rights or remedies of any Indemnified Party with respect to the underlying facts and circumstances set forth in such Claim Notice and (iii) may be updated and amended from time to time by Purchaser to reflect new information learned by Purchaser by delivering any updated or amended Claim Notice, so long as the delivery of the original Claim Notice is made in compliance with this Agreement and within the applicable Survival Period and such update or amendment relates to the underlying facts and circumstances specifically set forth in such original Claims Notice; provided that all claims for Losses properly set forth in a Claim Notice or any update or amendment thereto shall remain outstanding until such claims have been resolved or satisfied, notwithstanding the expiration of such Survival Period. No delay in providing a Claim Notice within the Survival Period shall affect an Indemnified Party’s rights hereunder unless (and then only to the extent that) such delay shall have caused the Losses for which the Seller is obligated to be greater than such Losses would have been had the Indemnified Parties given the Seller prompt notice hereunder.
(c) During the thirty (30) day period following the delivery of the Claim Notice (the “Dispute Period”), the Seller may deliver to Purchaser a written response (the “Response Notice”) in which it: (i) agrees that the full amount of the Claim is owed to the Indemnified Party (the “Agreed Amount”); (ii) agrees that part, but not all, of the amount of the Claim is owed to the Indemnified Party and is thus an Agreed Amount; or (iii) indicates that no part of the amount of the Claim is owing to the Indemnified Party. Any part of the Claim that is not agreed or deemed agreed to be owing to the Indemnified Party pursuant to the Response Notice shall be the “Contested Amount”. If a Response Notice is not duly given to Purchaser prior to the expiration of the Dispute Period, then the Seller shall be conclusively deemed to have agreed that the full amount of the Claim is owed to the Indemnified Party and shall be deemed an Agreed Amount.
(d) If (i) a Response Notice agreeing that an Agreed Amount is owed to the Indemnified Party is delivered or (ii) no Response Notice is delivered during the Dispute Period, then Purchaser shall be entitled to receive payment equal to the full Agreed Amount in accordance with the provisions of Section 10.05 below.

(e) If a Response Notice indicating that there is a Contested Amount is delivered, the Seller and Purchaser shall attempt in good faith for 30 days after delivery of the Response Notice to resolve the dispute related to the Contested Amount. If Purchaser and the Seller resolve such dispute, such resolution shall be binding on the Seller and the Indemnified Parties and a settlement agreement stipulating the amount owed to the Indemnified Party (the “Stipulated Amount”) shall be signed by Purchaser and the Seller. If the Stipulated Amount is owed to Purchaser, then Purchaser shall be entitled to receive an amount equal to the Stipulated Amount in accordance with the provisions of Section 10.05 below.
(f) If the Seller and the Purchaser are unable to resolve the dispute relating to any Contested Amount within thirty (30) calendar days after the date that the Response Notice is duly given pursuant to the above, then either Purchaser or the Seller may submit the claim described in the Claim Notice to resolution in accordance with Section 11.08 below.
Section 10.05 Third Party Claims.
(a) In the event of the assertion or commencement by any Person of any claim or Action (whether against the Company, any Subsidiary, Purchaser, an Indemnifying Party or any other Person) (“Third Party Claim”) with respect to which any indemnification pursuant to this Article X may be sought, the Purchaser (or, in case of any Third Party Claim that relates to a Specific Indemnity and Section 10.02 of the Company Disclosure Letter designates the Seller as the “Lead Party”, the Seller) (as applicable, the “Lead Party”, and the other Party in such case, the “Participating Party”) shall have the right, at its election, to proceed with and control the defense of such Third Party Claim on its own. If the Lead Party so proceeds with the defense of any such Third Party Claim:
(b) each of the Participating Party and the Lead Party shall reasonably cooperate and consult with the other and shall make available to the other any documents, materials and other information in its possession or control that may be necessary to the defense of such Third Party Claim;
(c) the Lead Party may settle, adjust or compromise any such Third Party Claim with the prior written consent of the Participating Party (which such consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that if the Lead Party settles, adjusts or compromises any such claim Third Party Claim without the prior written consent of the Participating Party, then (i) such settlement, adjustment or compromise shall not include any admission of liability on behalf of the Participating Party and (ii) if the Participating Party in such case is the Seller, then unless such settlement, adjustment or compromise has been agreed to by Seller in advance and in writing, it shall not be conclusive evidence of the amount of Losses incurred by the Indemnified Parties in connection with such claim or Action, and any amount of such settlement in excess of amounts consented to by the Seller shall be deemed Contested Amounts;
(d) the Purchaser shall give the Seller notice of the commencement of any Third Party Claim (which notice shall include the information described in Section 10.04(a)) as soon as reasonably practicable after becoming aware thereof, and (subject to Seller and its Representatives signing, if requested by the Purchaser, a confidentiality agreement on customary terms reasonably satisfactory to the Purchaser) provide any other information reasonably requested by Seller (to the extent such information is not subject to attorney-client privilege and disclosure of such information would result in the loss of such privilege); provided, however, that any failure occurred in good faith on the part of the Purchaser to so notify the Seller and provide such information shall not limit any of the obligations of the Indemnified Parties under this Article X (except to the extent, and then only to the extent that, such failure shall have caused the Losses for which the Seller is obligated to be greater than such Losses would have been had the Indemnified Parties given the Seller prompt notice hereunder). The applicable Participating Party may elect, at its sole discretion and at its own expense, to participate upon prior coordination with the applicable Lead Party in (but not control) the defense against any Third Party Claim (to the extent that such participation does not jeopardize any attorney-client privilege of the Purchaser or the Indemnified Parties, as applicable, relating to such claim or create any conflict of interest); and
(e) if the Lead Party does not elect to proceed with the control of the defense of any Third Party Claim, or fails to act in good faith and diligently to defend such Third Party Claim, the Participating Party may assume and proceed with the defense of such Third Party Claim with counsel reasonably satisfactory to the Lead Party; provided, however, that the Participating Party may not settle, adjust or compromise any such Third Party Claim without the prior written consent of the Lead Party (which consent may not be unreasonably withheld or delayed) and if the Participating Party in such case is the Purchaser then unless such settlement, adjustment or compromise has been agreed to by Seller in advance and in writing, it shall not be conclusive evidence of the amount of Losses incurred by the Indemnified Parties in connection with such claim or Action, and any amount of such settlement in excess of amounts consented to by the Seller shall be deemed Contested Amounts.
Section 10.06 Payments. Subject to the limitations set forth in this Section 10.06, any indemnification sought hereunder for a claim that is not otherwise covered by the reduction of the Deferred Cash Payment, the reduction of dividends or other distribution payable in respect of the Preferred Equity Consideration or the forfeiture for no consideration of Preferred Equity Consideration shall be payable by the Seller, as follows: (i) within thirty (30) days following the resolution of such claim by mutual agreement between the Seller and Purchaser; (ii) within thirty (30) days following the final, nonappealable determination of the court or arbitration pursuant to Section 11.08; (iii) within thirty (30) days following the final, nonappealable resolution or settlement (as the case may be) of a Third Party Claim or the issuance of an enforceable demand for payment by a Governmental Authority; (iv) within thirty (30) days from the delivery by the Seller of a Response Notice agreeing to the full Claimed Amount or indicating the Agreed Amount (as the case may be); or (v) within thirty (30) days from the lapse of the Dispute Period, if no Response Notice was delivered by Seller during such period.
Section 10.07 No Circular Recovery. The Seller hereby agrees that, without derogating from the Tail Insurance (if applicable), if any payment is required to be made pursuant to this Section 10.07, the Seller shall have no rights against the Company or its Affiliates, Representatives, assigns or successors, whether by reason of subrogation, contribution, reimbursement or otherwise, in respect of any such payments or Liabilities, and shall not take any action against the Company or its Affiliates, Representatives, assigns or successors with respect thereto, except in the case of Fraud by any such Representative (in which case the Seller shall not be precluded from pursuing any claim against such Representative following notice to and reasonable coordination the Purchaser).
Section 10.08 Subrogation. Except as provided in the last sentence of this Section 10.08, to the extent permitted by the relevant insurance policies, each Indemnified Party hereby waives any subrogation rights that its insurer may have with respect to any indemnifiable Losses. After any indemnification payment is made to any Indemnified Party pursuant to this Section 10.08, the Seller shall, to the extent of such payment, be subrogated to all rights (if any) of the Indemnified Party against any third party (other than, for the avoidance of doubt, the insurer(s) or underwriter(s) of the R&W Insurance Policy) in connection with the Losses to which such payment relates. The insurer(s) or underwriter(s) under the R&W Insurance Policy shall have no right of subrogation against the Seller, except in the event of Fraud of the Seller or the Company.
Section 10.09 Treatment of Indemnification. Any indemnity payment under this Agreement shall be treated as an adjustment to the Aggregate Consideration for Tax purposes.
Section 10.10 Set-Off. The Purchaser shall be entitled to set off, without prejudice to any other remedies the Purchaser may have hereunder or otherwise (and including by forfeiture of shares), any and all amounts payable by the Seller to the Purchaser hereunder, including pursuant to Section 2.04, Section 2.06(e) and this Article X, against (a) any amount payable or issuable to a Seller hereunder, including the Deferred Cash Payment (including at any time after transfer thereof by the Seller to any Affiliate) or (b) any accrued dividend or other distribution payable in respect of the Preferred Equity Consideration from time to time (in each case, in the manner described in this Agreement); provided that such set-off shall be limited to amounts that (i) the Parties mutually agree; (ii) are determined by the Independent Accountant pursuant to Section 2.04 or Section 2.06(e); or (iii) are determined by a final, nonappealable determination of a Governmental Authority of competent jurisdiction in accordance with Section 10.04 or 10.05 and (as applicable) Section 11.08.
Section 10.11 Exclusive Remedy. Except as set forth in and subject to Section 11.12, and other than (a) in case of Fraud of the Company or Seller or breach of covenants of Company or Seller that survive Closing pursuant to this Agreement, and (b) disputes under Section 2.04 and Section 2.06(e) (which disputes will be resolved in accordance with the dispute mechanism set forth in Section 2.04 and Section 2.06(e), respectively), from and after the Closing, the rights to indemnification and recovery under this Article X, subject to all of the terms, conditions and limitations hereof, shall constitute the sole and exclusive remedy of the Indemnified Parties against the Seller for all Losses arising from this Agreement.

ARTICLE XI

GENERAL PROVISIONS
Section 11.01 Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fees or expenses, whether or not such transactions are consummated; provided that all Transaction Expenses shall be the responsibility of the Seller and accordingly shall be reduced from the Estimated Closing Cash Consideration in accordance with Section 2.02(a)(iii), and in any adjustment made pursuant to Section 2.04.
Section 11.02 Amendments; Waivers.
(a) This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by the Seller and the Purchaser.
(b) At any time prior to the Closing, a Party may, to the extent permitted by applicable Law, (i) waive any inaccuracies in the representations and warranties of the other Parties contained herein or in any document, certificate or writing delivered by such Party pursuant hereto or (ii) waive compliance by the other Parties with any of the agreements or conditions contained herein. The Seller may effect any waiver on behalf of themselves and the Company prior to Closing. Any agreement on the part of a Party to any such waiver shall be valid only if set forth in a written agreement signed on behalf of such Party. Any such waiver shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement. No failure or delay of any Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.
Section 11.03 Notices. All notices and other communications hereunder shall be shall be in writing and delivered by email, and shall be deemed to have been duly delivered and received hereunder on the date of dispatch by the sender thereof (to the extent that no “bounce back” or similar message indicating non-delivery is received with respect thereto) or if delivered on a non-Business Day, on the first Business Day thereafter, in each case, to the intended recipient as set forth below (or to such other recipient as designated in a written notice to the other Parties in accordance with this Section 11.03):

(a)	if to the Seller or the Company prior to the Closing, to:

Altice Teads S.A.
1, rue Hildegard von Bingen L-1282 Luxembourg
Grand Duchy of Luxembourg
	Attention:	Natacha Marty
Laurent Halimi
	Email:	natacha.marty@altice.net
laurent.halimi@altice.net

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
United States
	Attention:	Thomas W. Greenberg
Armand W. Grumberg
Dohyun Kim
	Email:	Thomas.Greenberg@skadden.com
Armand.Grumberg@skadden.com
Dohyun.Kim@skadden.com

(b)	if to the Company after the Closing, to:

c/o Outbrain Inc.
111 West 19th Street (third floor), NY, NY 10011
	Attention:	Veronica Gonzalez
	Email:	legal@outbrain.com; vgonzalez@outbrain.com

with a copy (which shall not constitute notice) to:

Meitar | Law Offices
16 Abba Hillle Road, Ramat Gan 5250608, Israel
	Attention:	Dan Shamgar, Adv.; Talya Gerstler, Adv.
	Email:	dshamgar@meitar.com; gtalya@meitar.com

(c)	if to the Purchaser, to:

Outbrain Inc.
111 West 19th Street (third floor), NY, NY 10011
	Attention:	Veronica Gonzalez
	Email:	legal@outbrain.com; vgonzalez@outbrain.com

with a copy (which shall not constitute notice) to:

Meitar | Law Offices
16 Abba Hillle Road, Ramat Gan 5250608, Israel
	Attention:	Dan Shamgar, Adv.; Talya Gerstler, Adv.
	Email:	dshamgar@meitar.com; gtalya@meitar.com

(d)	if to the Seller after the Closing, to:

Altice Teads S.A.
1, rue Hildegard von Bingen L-1282 Luxembourg
Grand Duchy of Luxembourg
	Attention:	Natacha Marty
Laurent Halimi
	Email:	natacha.marty@altice.net
laurent.halimi@altice.net

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
United States
	Attention:	Thomas W. Greenberg
Armand W. Grumberg
Dohyun Kim
	Email:	Thomas.Greenberg@skadden.com
Armand.Grumberg@skadden.com
Dohyun.Kim@skadden.com

Section 11.04 Interpretation; Rules of Construction.
(a) Generally. When a reference is made in this Agreement to a Section, Subsection, Article, Exhibit or Schedule such reference shall be to a Section, Subsection, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or

Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. All references to “Euros”, “€” or “EUR” in this Agreement refer to the official currency of 20 of the 27 member states of the EU, which is the currency used for all purposes in this Agreement. All references to “dollars”, “$” or “USD” in this Agreement refer to U.S. dollars. References to “written” or “in writing” include in electronic form. References herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this sentence is intended to authorize any assignment or transfer not otherwise permitted by this Agreement. References herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity. References herein to any contract (including this Agreement) mean such contract as amended, supplemented or modified from time to time in accordance with the terms thereof. With respect to the determination of any period of time, the word “from” means “from and including.” References in this Agreement to any statute shall be deemed to refer to such statute as amended through the date hereof and to any rules or regulations promulgated thereunder as amended through the date hereof (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date, references to any statute shall be deemed to refer to such statute and any rules or regulations promulgated thereunder as amended through such specific date). A document or other item of information shall be deemed to have been “made available” only if such document or other item of information was included in the virtual data room established by the Company in connection with the transactions hereunder (the “VDR”) and Purchaser and its Representatives (designated by Purchaser for such purpose) were not restricted from having access to such document (other than pursuant to user-based passwords needed to access such data room). Except as otherwise stated herein, references herein to the termination of this Agreement shall refer to the valid termination of this Agreement in accordance with its terms.
(b) Certain Luxembourg Terms. Without limiting the generality of any provision of this Agreement, as used in this Agreement in relation to any Luxembourg Entity, any reference to: (i) a winding-up, administration, reorganization, insolvency or dissolution includes, without limitation, bankruptcy (faillite), liquidation, administrative dissolution without liquidation (dissolution administrative sans liquidation), composition with creditors (concordat préventif de la faillite), moratorium or suspension of payments (sursis de paiement), controlled management (gestion contrôlée), general settlement with creditors, any moratorium, judicial reorganisation (réorganisation judiciare), reorganisation by amical agreement (réorganisation par accord amiable) or similar Laws affecting the rights of creditors generally; (ii) a liquidator, receiver, administrative receiver, administrator, trustee, custodian, sequestrator, compulsory manager, conservator or similar officer includes, without limitation, a juge délégué, juge-commissaire, mandataire ad hoc, administrateur provisoire, liquidateur, curateur, conciliateur d’entreprise, mandataire de justice, administrateur provisoire or similar officer; (iii) a lien or security interest includes any hypothèque, nantissement, gage, transfert de propriété à titre de garantie, mise en pension, privilège, sûreté réelle, droit de rétention, and any type of security in rem (sûreté réelle) or agreement or arrangement having a similar effect and any transfer of title by way of security; (iv) a Person being unable to pay its debts includes such Person being in a state of cessation de paiements; (v) commencing negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness includes any negotiations conducted in order to reach an amical agreement (accord amiable); (vi) Organizational Documents, bylaws or constitutional documents includes its up-to-date (restated) articles of association (statuts coordonnés); and (vii) a director or a manager includes an administrateur and a gérant.

Section 11.05 Entire Agreement. This Agreement and the Ancillary Agreements, together with the Exhibits and Schedules hereto, and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the Parties with respect to the subject matter hereof and thereof.
Section 11.06 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except with respect to the provisions of Section 6.10, which shall inure to the benefit of the Persons benefiting therefrom who are intended to be third-party beneficiaries thereof. Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) shall be a third- party beneficiary for the purposes of Section 11.17. The foregoing shall not limit the Company’s rights pursuant to Section 9.03 of this Agreement upon and following any termination hereof.
Section 11.07 Governing Law. Except to the extent that the Laws of the Grand Duchy of Luxembourg mandatorily apply, this Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the principles of conflicts of Laws or choice of Laws.
Section 11.08 Submission to Jurisdiction; Waiver of Jury Trial.
(a) Each of the Parties irrevocably agrees that any Action arising out of or relating to this Agreement brought by any Party or its Affiliates against the other Party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware; provided that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then (and only then) any such Action may be brought in any federal court located in the State of Delaware or any other Delaware state court, and each of the Parties hereby irrevocably and unconditionally submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally and in express reliance upon 6 Del. C. § 2708 (in the case of any Delaware state courts), with regard to any such Action arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the Parties agrees not to commence any Action relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the Action in any such court is brought in an inconvenient forum, (B) the venue of such Action is improper, or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
(b) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 11.09 Disclosure Generally. Notwithstanding anything to the contrary contained in the Company Disclosure Letter or in this Agreement, the information and disclosures contained in the Company Disclosure Letter shall be deemed to be disclosed and incorporated by reference in any other section or subsection of the Company Disclosure Letter (as though fully set forth in such section or subsection of the Company Disclosure Letter) for which applicability of such information and disclosure is reasonably apparent on its face with reference to or review of any underlying documentation. The fact that any item of information is disclosed in the Company Disclosure Letter shall not be construed to mean that such information is required to be disclosed by this Agreement. Such information and the monetary thresholds and amounts set forth herein or therein shall not be used as a basis for interpreting the terms “material”, “Material Adverse Effect”, “Seller Material Adverse Effect” or other similar terms in this Agreement, unless specifically required by the terms of the applicable representation with respect to which such disclosure is made. The inclusion of any item on the Company Disclosure Letter shall not constitute an admission by the Seller or the Company that such item is or is not material and shall not be deemed to constitute an admission of any liability by the Company or the Seller to any third party.
Section 11.10 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any Party without the prior written consent of the Purchaser (in the case of an assignment by the Seller or the Company) or the Seller (in the case of an assignment by the Purchaser), and any such assignment without such prior written consent shall be null and void ab initio; provided that no assignment shall limit the assignor’s obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.
Section 11.11 No Recourse. Except as specifically set forth herein, this Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect equityholders of the Seller, the Company or any of the Company Subsidiaries (other than the Seller) or the Purchaser or any officer, director, employee, Representative or investor of any Party hereto.
Section 11.12 Enforcement.
(a) The Parties agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, shall occur in the event that the Parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated hereby) in accordance with its specified terms or otherwise breach or threaten to breach such provisions. Accordingly, the Parties acknowledge and agree that each of the Parties shall be entitled to an injunction, specific performance or other equitable relief to prevent breaches or threatened breaches by any other Party of this Agreement and to enforce specifically the terms and provisions hereof (including to cause the consummation of the Closing (and funding by the Purchaser of the consideration to be paid at Closing as set forth in Article II) in accordance with the terms hereof), in addition to any other remedy to which it is entitled at Law or in equity. Each of the Parties agrees that it shall not oppose the granting of an injunction, specific performance and/or other equitable relief of on the basis that any other Party has an adequate remedy at Law or that any award of an injunction, specific performance and/or other equitable relief is not an appropriate remedy (it being understood that this sentence shall not prevent a Party from asserting that a breach has not occurred). Any Party seeking (i) an injunction or injunctions to prevent breaches or threatened breaches of this Agreement, (ii) to enforce specifically the terms and provisions of this Agreement and/or (iii) other equitable relief, shall not be required to show proof of actual damages or to provide any bond or other security in connection with any such remedy.
(b) To the extent any Party hereto brings any Action to enforce specifically the performance of the terms and provisions of this Agreement when expressly available to such Party pursuant to the terms of this Agreement, the Termination Date shall be extended by such time period established by the court presiding over such Action, if any.
Section 11.13 No Other Setoff. Each of the Parties acknowledges and agrees (on its own behalf and on behalf of its Affiliates) that, except as otherwise permitted by this Agreement (including as contemplated by Section 10.10), it and its Affiliates shall have no right under this Agreement or pursuant to applicable Law to, and shall not, offset any amounts due and owing (or that become due and owing) pursuant to this Agreement to any other Party or such Party’s Affiliates against any amounts due and owing to such other Party or such other Party’s Affiliates pursuant to this Agreement or any other Contract.
Section 11.14 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
Section 11.15 Counterparts. This Agreement may be executed in two (2) or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. This Agreement may be executed by facsimile or.pdf signature and a facsimile or.pdf signature shall constitute an original for all purposes.
Section 11.16 Time of Essence. Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.
Section 11.17 Legal Representation. Skadden has been engaged by the Seller to represent the Seller and the Company in connection with the transactions contemplated hereby. The Purchaser (on its behalf and on behalf of its Affiliates (including, after the Closing, the Company)) hereby: (a) agrees that, in the event that a dispute arises after the Closing between the Purchaser and/or any of its Affiliates, on the one hand, and the Seller and/or any of their Affiliates, on the other hand, Skadden may represent the Seller in such dispute even though the interests of the Seller may be directly adverse to the Purchaser, the Company or any of their Affiliates and even though Skadden (i) may have represented the Company in a matter substantially related to such dispute, or (ii) may be handling ongoing matters for the Purchaser or the Company ((i) and (ii), collectively, “Unrelated Matters”); (b) waives any conflict in connection therewith; and (c) agrees that each shall not assert any claim against Skadden in respect of legal services provided to the Company or its Affiliates by Skadden in connection with this Agreement or the transactions contemplated hereby. The Purchaser (on its behalf and on behalf of its Affiliates) further agrees that, notwithstanding anything in this Agreement to the contrary, as to all communications among Skadden, the Seller, the Company and/or the Company Subsidiaries (including any of their respective directors, officers, managers, employees or agents) that relate in any way to this Agreement, the Ancillary Agreements, the Confidentiality Agreement or the transactions contemplated hereby or thereby or the negotiation of the same (but, for the avoidance of doubt, excluding the Unrelated Matters), the attorney-client privilege and the expectation of client confidence belongs to Altice International S.à r.l (“Altice International”), and shall be controlled by Altice International and shall not pass to or be claimed by the Purchaser, the Company or any of their Affiliates after the Closing. Purchaser (on its behalf and on behalf of its Affiliates) understands and agrees that the consummation of the transactions contemplated by this Agreement may result in the inadvertent disclosure of information that may be confidential and/or subject to a claim of privilege. The Purchaser (on its behalf and on behalf of its Affiliates) further understands and agrees that any disclosure of information that may be confidential and/or subject to a claim of privilege shall not prejudice or otherwise constitute a waiver of any claim of privilege. Notwithstanding the foregoing, in the event that a dispute arises after the Closing between the Purchaser, the Company or any of their Affiliates and a third Person other than a Party to this Agreement, the Company may assert the attorney-client privilege to prevent disclosure of confidential communications by Skadden to such third Person. Skadden shall be a third-party beneficiary for the purposes of this Section 11.17.
Section 11.18 No Presumption Against Drafting Party. The Purchaser, Seller and the Company acknowledge that each Party to this Agreement has been represented by legal counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguity in this Agreement against the drafting Party has no application and is expressly waived.
Section 11.19 Concerning the Debt Financing Sources Related Parties. Notwithstanding anything in this Agreement or any Ancillary Agreement to the contrary, each of the Parties (on behalf of itself and its (and its Affiliates’) directors, officers, employees, agents, partners, managers, controlling persons, representatives, members and stockholders):
(a) agrees that any Action, whether in law or in equity, whether in contract, in tort or otherwise, involving any Debt Financing Sources Related Party in any way arising out of or relating to this Agreement, any Ancillary Agreement, any Debt Financing Agreements, the Debt Financing, any of the transactions contemplated by the foregoing or the performance of any services hereunder or thereunder (any such Action, a “Financing Related

Action”) shall be subject to the exclusive jurisdiction of, and shall be brought exclusively in, the U.S. District Court for the Southern District of New York or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York, and any appellate court thereof, and irrevocably and unconditionally submits, for itself and its property, with respect to any Financing Related Action, to the exclusive jurisdiction of, and to venue in, any such court; irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Financing Related Action, (i) any claim that it is not personally subject to the jurisdiction of any such court for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any Action commenced in any such court (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) any Financing Related Action in any such court is brought in an inconvenient forum or (B) the venue of any Financing Related Action is improper; and agrees that notice as provided herein shall constitute sufficient service of process and waives any argument that such service is insufficient;
(b) agrees that any Financing Related Action shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws that would result in the application of the law of any other state, except as otherwise expressly provided in the Debt Commitment Letter or the applicable Debt Financing Agreement;
(c) agrees not to bring or support, or permit any of its Affiliates to bring or support, any Financing Related Action in any forum other than the U.S. District Court for the Southern District of New York or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York, and any appellate court thereof;
(d) expressly and irrevocably waives all right to a jury trial with respect to any Financing Related Action;
(e) agrees that none of the Debt Financing Sources Related Parties will have any obligation or liability, on any theory of liability, to it, and that it shall not have any rights or claims against any of the Debt Financing Sources Related Parties, in each case, in any way arising out of or relating to this Agreement, any Ancillary Agreement, any Debt Financing Agreement, the Debt Financing or any of the other transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract, in tort or otherwise;
(f) agrees that, notwithstanding anything to the contrary in Section 11.06 or elsewhere in this Agreement or any Ancillary Agreement, the Debt Financing Sources Related Parties are express third party beneficiaries of, and may enforce, this Section 11.19;
(g) agrees that the provisions in this Section 11.19 (and any definition set forth in, or any other provision of, this Agreement to the extent that an amendment, waiver or other modification of such definition or other provision would amend, waive or otherwise modify the substance of this Section 11.19) shall not be amended, waived or otherwise modified, in each case, in any way adverse to any Debt Financing Sources Related Party without the prior written consent of such Debt Financing Sources Related Party (and any such amendment, waiver or other modification without such prior written consent shall be null and void); and
(h) for the avoidance of doubt, nothing in this Section 11.19 shall directly or indirectly qualify, modify or impair the obligations of any Debt Financing Source Related Party under and pursuant to the Debt Commitment Letter or any other Debt Financing Agreement.
[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER:

ALTICE TEADS S.A.

By:	/s/ Laurent Halimi
Name: Laurent Halimi
Title: Authorized Person

COMPANY:

TEADS S.A.

By:	/s/ Laurent Halimi
Name: Laurent Halimi
Title: Authorized Person

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PURCHASER:

OUTBRAIN INC.

By:	/s/ David Kostman
Name: David Kostman
Title: CEO

ANNEX B
200 West Street | New York, NY 10282-2198
Tel: 212-902-1000 | Fax: 212-902-3000

PERSONAL AND CONFIDENTIAL

August 1, 2024

Board of Directors
Outbrain Inc.
111 West 19th Street
New York, NY 10011

Ladies and Gentlemen:
You have requested our opinion as to the fairness from a financial point of view to Outbrain Inc. (the “Company”) of (i) $725,000,000 in cash as adjusted pursuant to Section 2.04 of the Agreement (as defined below), (ii) 35,000,000 shares of common stock, par value $0.001 each per share, of the Company (the “Company Common Stock”); (iii) 10,500,000 shares of Series A Convertible Stock, par value $0.001 each per share, of the Company; and (iv) an amount in cash equal to $25,000,000 (the “Deferred Payment”) payable in one or more installments following the Closing (as defined in the Agreement) on such terms described in the Agreement, (collectively, the “Aggregate Consideration”) to be paid by the Company pursuant to the Share Purchase Agreement, dated as of August 1, 2024 (the “Agreement”), by and among the Company, Altice Teads S.A. (the “Seller”) and Teads S.A., a wholly owned subsidiary of the Seller (“Teads”), in connection with the purchase by the Company of all the outstanding ordinary shares, with a nominal value of one Euro cent (€0.01) per share (the “Teads Ordinary Shares”), of Teads.
Goldman Sachs & Co. LLC and its affiliates are engaged in advisory, underwriting, lending and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs & Co. LLC and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, the Seller and any of their respective affiliates and third parties, including Viola Ventures (“Viola”), a significant shareholder of the Company, and Altice International S.à r.l. (“Altice International”) and affiliates of Patrick Drahi, each a direct or indirect significant shareholder of Teads, and any of their respective affiliates and, as applicable, portfolio companies or any currency or commodity that may be involved in the transactions contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. With your consent, an affiliate of Goldman Sachs & Co. LLC has entered into financing commitments and agreements to provide the Company with a bridge facility and bridge take-out instruments in connection with the consummation of the Transaction, subject to the terms of such commitments and agreements, and pursuant to which such affiliate expects to receive compensation. We have provided certain financial advisory and/or underwriting services to Altice International, the parent of the Seller, and/or its affiliates from time to time for which Goldman Sachs Investment Banking has received, and may receive, compensation, including having acted as advisor to Altice Financing S.A., an affiliate of Altice International (“Altice Financing S.A”), on the amendment and extension of a term loan in December 2022; as bookrunner on a partial extension of a term loan to Altice USA, Inc. (“Altice USA”), an entity controlled by Patrick Drahi, in December 2022; as lead arranger on the extension of a term loan of Altice France S.A., an entity controlled by Patrick Drahi, in January 2023; as bookrunner for an offering of a term loan by Altice Financing S.A. in September 2023; as bookrunner on the private placement of high yield notes of Altice France S.A. in December 2023; as bookrunner for the refinancing of high yield notes of Altice USA in January 2024; and as bookrunner for an offering of high yield notes of Altice USA in April 2024.

We may also in the future provide financial advisory and/or underwriting services to the Company, the Seller, Viola, Altice International and Patrick Drahi and their respective affiliates and, as applicable, portfolio companies, for which Goldman Sachs Investment Banking may receive compensation. An affiliate of Goldman Sachs & Co. LLC holds a 4.9% direct investment interest in the general partner of Viola. Affiliates of Goldman Sachs & Co. LLC also may have co-invested with Viola and its affiliates from time to time and may have invested in limited partnership units of affiliates of Viola from time to time and may do so in the future.
In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the three years ended December 31, 2023; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company as well as preliminary results for the quarter ended June 30, 2024; certain other communications from the Company to its stockholders; certain publicly available research analyst reports for the Company; audited financial statements for Teads for the three years ended December 31, 2023; certain internal financial analyses and forecasts for Teads prepared by the management of Teads; certain internal financial analyses and forecasts for the Company stand-alone and pro forma giving effect to the Transaction and certain financial analyses and forecasts for Teads, in each case as prepared by the management of the Company and approved for our use by the Company (the “Forecasts”), including operating synergies projected by the management of the Company to result from the Transaction, as approved for our use by the Company (the “Synergies”); and certain estimates as to the amount of the adjustment pursuant to Section 2.04 of the Agreement, as prepared by the management of the Company and approved for our use by the Company (the “Adjustment Estimates”). We have also held discussions with members of the senior managements of the Company, Teads and the Seller regarding their assessment of the strategic rationale for, and the potential benefits of, the Transaction and the past and current business operations, financial condition and future prospects of Teads and the Company; reviewed the reported price and trading activity for the Company Common Stock; compared certain financial information for Teads and certain financial and stock market information for the Company with similar financial and stock market information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the digital advertising industry and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.
For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts, including the Synergies, and the Adjustment Estimates, have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have also assumed at your instruction that the Deferred Payment will have a value of $25 million, and we express no opinion regarding the timing of such payment or the potential increase of such amount pursuant to the Agreement. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of Teads, the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or Teads or on the expected benefits of the Transaction in any way meaningful to our analysis. We also have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.
Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the Company, as of the date hereof, of the Aggregate Consideration to be paid by the Company for all of the outstanding Teads Ordinary Shares pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement, the Ancillary Agreements (as defined in the Agreement) or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, any ongoing obligations of the Company or Teads, any allocation of the Aggregate Consideration, the Pre-Closing Steps, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any class of securities, creditors, or other constituencies of the Company or Teads; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, the Seller or Teads, or any class of such persons in connection with the Transaction, whether relative to the Aggregate Consideration to be paid by the Company for all of the outstanding Teads Ordinary Shares pursuant to the Agreement or otherwise.

We are not expressing any opinion as to the prices at which shares of Company Common Stock will trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on the Company, the Seller, Teads or the Transaction, or as to the impact of the Transaction on the solvency or viability of the Company, the Seller, or Teads or the ability of the Company, the Seller, or Teads to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Company Common Stock should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs & Co. LLC.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Aggregate Consideration to be paid by the Company for all of the outstanding Teads Ordinary Shares pursuant to the Agreement is fair from a financial point of view to the Company.

Very truly yours,

(GOLDMAN SACHS & CO. LLC)

ANNEX C
STOCKHOLDER SUPPORT AGREEMENT
This Stockholder Support Agreement (this “Agreement”) is dated as of August 1, 2024, by and among the Persons set forth on Schedule I hereto (each, a “Stockholder Party” and collectively, the “Stockholder Parties”), Outbrain Inc., a Delaware corporation (the “Purchaser”), Altice Teads S.A., a public limited liability company (société anonyme), incorporated and existing under the laws of the Grand Duchy of Luxembourg (the “Seller”), and Teads S.A., a public limited liability company (société anonyme), incorporated and existing under the laws of the Grand Duchy of Luxembourg (the “Company” and, together with the Seller, the “Seller Parties”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Purchase Agreement (as defined below).
RECITALS
WHEREAS, as of the date hereof, the Stockholder Parties collectively are the holders of record and the “beneficial owners” (within the meaning of Rule 13d-3 under the Exchange Act) of such number of shares Purchaser Common Stock and of such other classes or series of the capital stock of the Purchaser, if any (collectively, “Purchaser Capital Stock”) as are indicated opposite each such Stockholder Party’s name on Schedule I hereto (all such shares of Purchaser Capital Stock, together with any shares of Purchaser Capital Stock of which ownership of record or the power to vote (including, without limitation, by proxy or power of attorney) is hereafter acquired by any such Stockholder Party during the period from the date hereof through the Expiration Time (as defined herein) (the “Subject Shares”));
WHEREAS, contemporaneously with the execution and delivery of this Agreement, the Purchaser and the Seller Parties have entered into a Share Purchase Agreement, dated as of August 1, 2024 (the “Purchase Agreement”), pursuant to which, among other transactions, the Seller has agreed to sell to the Purchaser, and the Purchaser has agreed to purchase and acquire from the Seller, 100% of the issued and outstanding share capital of the Company, on the terms and subject to the conditions set forth in the Purchase Agreement (the “Acquisition”); and
WHEREAS, as an inducement to the Purchaser and the Seller Parties to enter into the Purchase Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
ARTICLE I
STOCKHOLDER SUPPORT AGREEMENT; COVENANTS
Section 1.1 Binding Effect of Purchase Agreement. Each Stockholder Party, in its capacity as such, hereby acknowledges that it has read the Purchase Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors. Each Stockholder Party shall be bound by and comply with Sections 6.08 (Public Announcements) and 6.22 (Purchaser No Solicitation) of the Purchase Agreement (and any relevant definitions contained in any such Sections) as if (a) such Stockholder Party was an original signatory and party to the Purchase Agreement with respect to such provisions and (b) each reference to the “Purchaser” contained in Section 6.22 of the Purchase Agreement (other than for purposes of the definition of “Purchaser Acquisition Agreement” or “Purchaser Acquisition Proposal”) also referred to each such Stockholder Party; provided, however, that (i) each Stockholder Party shall not be prohibited hereby from taking any action that would be permitted by Sections 6.08 and 6.22 of the Purchase Agreement to be taken by Purchaser and (ii) solely to the extent the Purchaser is permitted to take the actions set forth in Section 6.22 of the Purchase Agreement with respect to a Purchaser Acquisition Proposal or Qualifying Purchaser Acquisition Proposal, the Stockholder Party and its Affiliates and Representatives will be free to participate in any such discussions or negotiations regarding such Purchaser Acquisition Proposal or Qualifying Purchaser Acquisition Proposal, as the case may be.

Section 1.2 No Transfer. During the period commencing on the date hereof and ending on the earlier of (a) the Purchaser Stockholder Meeting and (b) such date and time as the Purchase Agreement shall be terminated in accordance with Section 9.01 (Termination) thereof (the earlier of (a) and (b), the “Expiration Time”), each Stockholder Party shall not (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Subject Shares, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Shares, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii); provided, however, that the Stockholder Party may, (A) if the Stockholder Party is an individual, (a) transfer any Subject Shares to any members of the Stockholder Party’s immediate family, or to a trust solely for the benefit of the Stockholder Party or any member of the Stockholder Party’s immediate family (for purposes of this Agreement, “immediate family” shall mean any relationship by blood, current or former marriage, domestic partnership or adoption), or to a partnership, limited liability company or other entity of which the Stockholder Party and/or any member of the Stockholder Party’s immediate family are the legal and beneficial owners of all of the outstanding equity securities of such entity or similar interest and the Stockholder Party controls all of the voting power of such entity, (b) transfer any Subject Shares by operation of law and (c) transfer any Subject Share by will or under the laws of intestacy upon the death of the Stockholder Party, (B) if the Stockholder Party is a corporate entity, limited liability company, or partnership, transfer any Subject Shares to any other Person which directly or indirectly controls, is controlled by or is under common control with such Stockholder Party, (C) release the Subject Shares from, or transfer the Subject Shares in connection with the involuntary realization of, any pledge, lien or encumbrance existing on the date hereof, (D) pledge, lien or encumber any portion of the Subject Shares so long as such pledge, lien or encumbrance would not prohibit, limit, otherwise conflict with or impede (in any respect) the Stockholder Party’s compliance with its obligations pursuant to this Agreement; in the case of each of the foregoing clauses (A), (B) and (D), only if the transferees agree in writing to be bound by the obligations set forth herein with respect to such Subject Shares as if they were the Stockholder Party hereunder, with the Seller Parties named as an express third-party beneficiary of such agreements, (E) with respect to any options and other equity awards of the Purchaser held by the Stockholder Party that expire on or prior to the Expiration Time, transfer, sell or dispose of any Subject Shares to the Purchaser as payment for the exercise price or for settlement of any taxes applicable to the exercise or settlement of such options and equity awards or (F) transfer, sell or dispose of Subject Shares pursuant to any 10b5-1 plan of the Stockholder Party that was entered into prior to the date hereof.
Section 1.3 New Shares. In the event that after the date hereof but prior to the Expiration Time (a) any Subject Shares are issued to a Stockholder Party pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of any Subject Shares, on or affecting the Subject Shares owned by such Stockholder Party or otherwise, (b) a Stockholder Party purchases or otherwise acquires beneficial ownership of any Subject Shares, or (c) a Stockholder Party acquires the right to vote or share in the voting of any Subject Shares (collectively, the “New Securities”), then such New Securities acquired or purchased by such Stockholder Party shall be subject to the terms of this Agreement to the same extent as if they constituted the Subject Shares owned by such Stockholder Party as of the date hereof. “Subject Shares” shall not include unissued shares of Purchaser that are subject to future issuance upon the exercise of options or settlement of equity awards, and nothing herein shall require (and the Stockholder Party undertakes no obligation or makes no representation or warranty related to) the conversion, exercise or exchange of any security into shares of Purchaser.
Section 1.4 Certain Agreements of the Stockholder Parties.
(a) From the date hereof until the Expiration Time, each Stockholder Party hereby unconditionally and irrevocably agrees that, at any meeting of the stockholders of the Purchaser (or any adjournment or postponement thereof), and in any action by written consent of the stockholders of the Purchaser distributed by the Board of Directors of the Purchaser or otherwise undertaken in respect of or as contemplated by the Purchase Agreement or the transactions contemplated thereby (which written consent shall be delivered promptly, and in any event within two Business Days after such written consent is delivered or otherwise made available to stockholders of the Purchaser), such Stockholder Party shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause its Subject Shares (to the extent such Subject Shares are entitled to vote on or provide consent with respect to such matter) to be counted as present thereat for purposes of establishing a quorum, and such Stockholder Party shall vote or provide consent (or cause to be voted or consent provided), in person or by proxy, all of its Subject Shares (to the extent such Subject Shares are entitled to vote on or provide consent with respect to such matter):
(i) in favor of the issuance of the shares of Purchaser Common Stock and Purchaser Preferred Stock pursuant to the Purchase Agreement and the transactions contemplated thereby and any other proposals brought to a vote or consent of stockholders by Purchaser in furtherance of the Acquisition;
(ii) against any Purchaser Alternative Transaction, consolidation, combination, sale of substantial assets, reorganization, recapitalization (in each case other than the Acquisition and the Purchase Agreement), dissolution, liquidation or winding up of or by the Purchaser; and
(iii) against any proposal, action or agreement that would (A) impede, frustrate, prevent or nullify any provision of this Agreement, the Purchase Agreement or the Acquisition, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of the Purchaser under the Purchase Agreement, (C) result in any of the conditions set forth in Article VIII of the Purchase Agreement not being fulfilled or (D) except as contemplated by the Purchase Agreement, change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock or securities convertible into capital stock of, the Purchaser.
Each Stockholder Party further agrees that (x) it shall not commit or agree to take any action inconsistent with the foregoing and (y) from the date hereof until the Expiration Time, in any public communications or other communications with other holders of Purchaser Capital Stock, in each case in respect of the Purchase Agreement or the transactions contemplated thereby (including the Acquisition), such Stockholder Party shall, and shall cause its Representatives to, (I) not communicate any position inconsistent with, or recommend that any other holder of Purchaser Capital Stock act in a manner inconsistent with, the foregoing, or (II) otherwise recommend that such other holders of Capital Stock act in a manner consistent with the foregoing.
The obligations of the Stockholder Parties specified in this Section 1.4(a) and in Sections 1.5 and 1.6 shall not apply in case of a Purchaser Change of Recommendation.
(b) During the period commencing on the date hereof and ending on the earlier of the consummation of the Closing and the termination of the Purchase Agreement pursuant to Article IX thereof, each Stockholder Party shall not modify or amend any Contract between or among such Stockholder Party, anyone related by blood, marriage or adoption to such Stockholder Party, as applicable, or any Affiliate of such Stockholder Party (other than Purchaser or any of its Subsidiaries, or any other portfolio company of the Stockholder Party, if applicable), on the one hand, and the Purchaser or any of the Purchaser’s Subsidiaries, on the other hand (except as otherwise required by the Purchase Agreement).
Section 1.5 Further Assurances. Each Stockholder Party shall execute and deliver, or cause to be executed and delivered, such additional documents, and take, or cause to be taken, all such further actions and do, or cause to be done, all things reasonably necessary (including under applicable Laws) to perform the obligations under this Agreement, and further agrees to execute at and subject to the Closing, the Investors’ Rights Agreement Amendment.
Section 1.6 No Inconsistent Agreement. Each Stockholder Party hereby represents and covenants that such Stockholder Party has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Stockholder Party’s obligations hereunder.
Section 1.7 No Challenges. Each Stockholder Party agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against the Purchaser or any of its successors, assigns or directors, (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (b) alleging a breach of any fiduciary duty of any Person in connection with the evaluation, negotiation or entry into the Purchase Agreement. Notwithstanding the foregoing, nothing herein shall be deemed to prohibit such Stockholder Party from exercising and enforcing such Stockholder Party’s rights under this Agreement or in connection with a Purchaser Change of Recommendation.
Section 1.8 Consent to Disclosure. Each Stockholder Party shall be provided reasonable prior notice of the publication and disclosure in the Proxy Statement (and, as and to the extent otherwise required by applicable securities Laws or the SEC or any other securities authorities, any other documents or communications provided by the Purchaser or the Seller Parties to any Governmental Authority or to securityholders of the Purchaser) of such Stockholder Party’s identity and beneficial ownership of its Subject Shares and the nature of such Stockholder Party’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by the Purchaser or the Seller Parties, a copy of this Agreement. Each Stockholder Party will as promptly as reasonably practicable provide any information reasonably requested by the Purchaser or the Seller Parties for any regulatory application or filing made or approval sought in connection with the transactions contemplated by the Purchase Agreement (including filings with the SEC).
Section 1.9 Stockholder Capacity. The restrictions and covenants of the Stockholder Party hereunder are made in the capacity as a stockholder only, and shall not be binding, and shall have no effect, in any way with respect to any director, officer or representative of the Purchaser or any of its Subsidiaries, nor shall any action taken by any such director, officer or representative in his or her capacity as such be deemed a breach by the Stockholder Party of this Agreement.
Section 1.10 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Purchaser or any other Person any direct or indirect ownership or incidence of ownership of or with respect to any Subject Shares. All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to each respective Shareholder, and neither the Company nor any other Person shall have any authority to direct such Shareholder in the voting or disposition of any of the Covered Shares, except as otherwise expressly provided herein.
ARTICLE II
REPRESENTATIONS AND WARRANTIES
Section 2.1 Representations and Warranties of the Stockholder Parties. Each Stockholder Party, severally and not jointly, represents and warrants as of the date hereof to the Purchaser and the Seller Parties (solely with respect to itself, himself or herself and not with respect to any other Stockholder Party) as follows:
(a) Organization; Due Authorization. If such Stockholder Party is not an individual, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such Stockholder Party’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Stockholder Party. If such Stockholder Party is an individual, such Stockholder Party has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder. This Agreement has been duly executed and delivered by such Stockholder Party and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of such Stockholder Party, enforceable against such Stockholder Party in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of such Stockholder Party.
(b) Ownership. Such Stockholder Party is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, all of such Stockholder Party’s Subject Shares, and there exist no Encumbrances or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Shares (other than transfer restrictions under the Securities Act)) affecting any such Subject Shares, other than Encumbrances pursuant to (i) this Agreement, (ii) the Organizational Documents of the Purchaser, (iii) the Purchase Agreement, (iv) any applicable securities Laws, or (v) as set forth in Schedule I. Such Stockholder Party’s Subject Shares are the only equity securities in the Purchaser owned of record or beneficially by such Stockholder Party on the date of this Agreement, and none of such Stockholder Party’s Subject Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such shares of Purchaser Common Stock, except as provided hereunder. Other than the Subject Shares, and as disclosed in the SEC Documents, the Stockholder Party does not hold or own any rights to acquire (directly or indirectly) any equity securities of the Purchaser or any equity securities convertible into, or which can be exchanged for, equity securities of the Purchaser.

(c) No Conflicts. The execution and delivery of this Agreement by such Stockholder Party does not, and the performance by such Stockholder Party of his, her or its obligations hereunder will not, (i) if such Stockholder Party is not an individual, conflict with or result in a violation of the organizational documents of such Stockholder Party or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon such Stockholder Party or such Stockholder Party’s Subject Shares), in each case, other than the filings of any reports with the SEC and except to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Stockholder Party of its, his or her obligations under this Agreement.
(d) Acknowledgment. Such Stockholder Party understands and acknowledges that each of the Seller Parties, the Purchaser and the Company is entering into the Purchase Agreement in reliance upon such Stockholder Party’s execution and delivery of this Agreement.
ARTICLE III
MISCELLANEOUS
Section 3.1 Termination. This Agreement and all of its provisions shall terminate and be of no further force or effect upon the earlier of (a) the Expiration Time and (b) as to each Stockholder Party, the written agreement of the Purchaser, the Seller Parties and such Stockholder Party. Upon such termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Agreement shall not relieve any party hereto from liability arising in respect of any fraud or willful breach of this Agreement prior to such termination. This ARTICLE III shall survive the termination of this Agreement. The respective representations and warranties of the Stockholder Party contained herein shall not survive the closing of the transactions contemplated hereby and by the Purchase Agreement.
Section 3.2 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the principles of conflicts of Laws or choice of Laws.
Section 3.3 Consent to Jurisdiction and Service of Process; WAIVER OF JURY TRIAL.
(a) Each of the parties hereto irrevocably agrees that any Action arising out of this Agreement brought by any party hereto or its Affiliates against any other party hereto or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware; provided that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then (and only then) any such Action may be brought in any federal court located in the State of Delaware or any other Delaware state court, and each of the parties hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally and in express reliance upon 6 Del. C. § 2708 (in the case of any Delaware state courts), with regard to any such Action arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties hereto agrees not to commence any Action relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties hereto further agrees that notice as provided herein shall constitute sufficient service of process and the parties hereto further waive any argument that such service is insufficient. Each of the parties hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the Action in any such court is brought in an inconvenient forum, (B) the venue of such Action is improper, or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
(b) WAIVER OF TRIAL BY JURY. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR

RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 3.4 Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of all of the other parties hereto.
Section 3.5 Specific Performance. The parties hereto agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, shall occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its specified terms or otherwise breach or threaten to breach such provisions. Accordingly, the parties hereto acknowledge and agree that each of the parties shall be entitled to an injunction, specific performance or other equitable relief to prevent breaches or threatened breaches by any other party of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which it is entitled at Law or in equity. Each of the parties hereto agrees that it shall not oppose the granting of an injunction, specific performance and/or other equitable relief of on the basis that any other party hereto has an adequate remedy at Law or that any award of an injunction, specific performance and/or other equitable relief is not an appropriate remedy (it being understood that this sentence shall not prevent a party from asserting that a breach has not occurred). Any party hereto seeking (a) an injunction or injunctions to prevent breaches or threatened breaches of this Agreement, (b) to enforce specifically the terms and provisions of this Agreement and/or (c) other equitable relief, shall not be required to show proof of actual damages or to provide any bond or other security in connection with any such remedy.
Section 3.6 Amendment. This Agreement or any provision hereof may not be amended, changed, supplemented, waived or otherwise modified or terminated with respect to any Stockholder Party, except upon the execution and delivery of a written agreement executed by the Purchaser, the Seller Parties and the Stockholder Party.
Section 3.7 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
Section 3.8 Notices. All notices and other communications hereunder shall be shall be in writing and delivered by email, and shall be deemed to have been duly delivered and received hereunder on the date of dispatch by the sender thereof (to the extent that no “bounce back” or similar message indicating non-delivery is received with respect thereto) or if delivered on a non-Business Day, on the first Business Day thereafter, in each case, to the intended recipient as set forth below (or to such other recipient as designated in a written notice to the other parties hereto in accordance with this Section 3.8):

If to the Purchaser:

Outbrain, Inc. 111 West 19th Street,(third floor) NY, NY 10011

Attention:	Veronica Gonzalez
Email:	legal@outbrain.com; vgonzalez@outbrain.com

with a copy to (which will not constitute notice):

Meitar | Law Offices 16 Abba Hillle Road, Ramat Gan 5250608, Israel
Attention:	Dan Shamgar, Adv.
Talya Gerstler, Adv.
Email:	dshamgar@meitar.com
gtalya@meitar.com

If to the Seller Parties:

Altice Teads S.A. 1, rue Hildegard von Bingen L-1282 Luxembourg Grand Duchy of Luxembourg
Attention:	Natacha Marty Laurent Halimi
Email:	natacha.marty@altice.net laurent.halimi@altice.net

with a copy to (which will not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP One Manhattan West New York, New York 10001 United States
Attention:	Thomas W. Greenberg Armand W. Grumberg Dohyun Kim
Email:	Thomas.Greenberg@skadden.com
Armand.Grumberg@skadden.com
Dohyun.Kim@skadden.com

If to a Stockholder Party:

To such Stockholder Party’s address set forth in Schedule I with a copy to (which will not constitute notice):

Meitar | Law Offices 16 Abba Hillle Road, Ramat Gan 5250608, Israel
Attention:	Dan Shamgar, Adv. Talya Gerstler, Adv.
Email:	dshamgar@meitar.com gtalya@meitar.com

Section 3.9 Counterparts. This Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.
Section 3.10 Entire Agreement. This Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.
[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the Stockholder Parties, the Purchaser, and the Seller Parties have each caused this Stockholder Support Agreement to be duly executed as of the date first written above.

STOCKHOLDER PARTIES:

Viola Ventures III, L.P.

By:	/s/ Shlomo Dovrat		/s/ Itzik Avidor
	Name:	Shlomo Dovrat	Itzik Avidor
	Title:	General Partner	CFO

Yaron Galai

By:	/s/ Yaron Galai

[Signature Page to Stockholder Support Agreement]

PURCHASER:

Outbrain, Inc.

By:	/s/ David Kostman
	Name:	David Kostman
	Title:	CEO

[Signature Page to Stockholder Support Agreement]

SELLER:

ALTICE TEADS S.A.
By:	/s/ Laurent Halimi
	Name:	Laurent Halimi
	Title:	Authorized Person

COMPANY:

TEADS S.A.
By:	/s/ Laurent Halimi
	Name:	Laurent Halimi
	Title:	Authorized Person

[Signature Page to Stockholder Support Agreement]

Schedule I

Stockholder Party	Purchaser Common Stock	Rights to Acquire Purchaser Capital Stock
Viola Ventures III, L.P. c/o Viola Ventures III, L.P. 12 Abba Eban Avenue Herzliya 4672530, Israel	6,345,789	None
Yaron Galai c/o Outbrain, Inc. 111 West 19th Street (third floor) NY, NY 10011	3,440,183 (of which 2,200,000 are pledged)	227,848

[Schedule I to Stockholder Support Agreement]

ANNEX D
STOCKHOLDERS AGREEMENT
STOCKHOLDERS AGREEMENT, dated [ ] (this “Agreement”), between Outbrain Inc., a Delaware corporation (the “Company”), Altice Teads S.A., a public limited liability company (société anonyme), incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 1, rue Hildegard von Bingen, L-1282 Luxembourg, Grand Duchy of Luxembourg, registered with the Commercial and Companies Register of Luxembourg (Registre de Commerce et des Sociétés, Luxembourg) under number B215423 (“AT” and together with any Affiliates of AT that acquire Acquisition Stock (as defined below) from AT or any Affiliates of AT, the “Teads Stockholders”).
W I T N E S S E T H:
WHEREAS, pursuant to that certain Share Purchase Agreement, dated as of August 1, 2024, by and among the Company, TEADS, a public limited liability company (société anonyme), incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 5, rue de la Boucherie, L-1247 Luxembourg, Grand Duchy of Luxembourg, and registered with the Luxembourg Commercial and Companies Register (Registre de Commerce et des Sociétés, Luxembourg) under number B113995 (“Teads”) and AT (the “Purchase Agreement”), the Company is to acquire 100% of the share capital of Teads (the “Acquisition”) (capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement);
WHEREAS, as part of the consideration for the Acquisition the Company is to issue to AT an aggregate of (i) 35 million shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), and (ii) 10,500,000 shares of the Company’s Series A Convertible Preferred Stock, $0.001 par value per share (the “Preferred Stock” and, together with the 35 million shares of Common Stock to be issued pursuant to the Purchase Agreement, the “Acquisition Stock”); and
WHEREAS, the Teads Stockholders and the Company desire to enter into this Agreement in order to, inter alia, (i) set forth certain of their rights, duties and obligations as a result of the Acquisition contemplated by the Purchase Agreement; (ii) provide for the governance of the Company; and (iii) set forth restrictions on certain activities in respect of the Acquisition Stock, corporate governance, and other related corporate matters.
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:
1. Corporate Governance Matters
1.1 Board Structure.
(a) Unless otherwise determined by the board of directors of the Company (the “Board”), the Board shall at all times consist of a majority of directors who are independent, as defined under the applicable listing rules of The Nasdaq Stock Market (the “Independent Directors” and such rules, the “Listing Rules”). In addition, unless otherwise determined by the Board, a majority of the Company’s directors shall not be Affiliates of any stockholder of the Company that Beneficially Owns, together with its Affiliates, 10% or more of the voting rights in the Company (the “Non-Affiliated Directors”).
(b) The Board shall initially consist of 10 directors (inclusive of the directors appointed pursuant to Section 1.2(a)).
(c) “Affiliate” means, as to any Person, (i) any other Person who directly, or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such Person, (ii) with respect to a Person who is a natural person, any member of the immediate family of such individual, including such individual’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, and any other Person who lives in such individual’s household and any trust whose primary beneficiary is such individual or one or more members of such immediate family, and (iii) with respect to the term Non-Affiliated Director, any Person that either he or any of his or her Affiliates, serves as an employee, officer, director, advisor, consultant or representative, or is a family member as described in clause (ii) above, in each case, of the specific stockholder or any of its Affiliates. Notwithstanding anything herein to the contrary, for purposes of this Agreement, neither the Company nor any of its subsidiaries, on the one hand, and any Teads Stockholder, on the other hand, shall be deemed to be Affiliates of each other.
(d) “Beneficially Owns” means, with respect to Common Stock or Preferred Stock, having “beneficial ownership” of such stock for purposes of Rule 13d-3 or 13d-5 promulgated under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), without giving effect to the limiting phrase “within sixty days” set forth in Rule 13d-3(1)(i) thereof. The terms “Beneficial Owner” and “Beneficial Ownership” shall have correlative meanings.
(e) “Control” (including its correlative meanings, “Controlled” and “Controlled by”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of a Person.
(f) “Financial Institution” means a bank, broker or credit institution whose activities include purchasing debt securities or other financial assets or lending monies, but excluding a hedge fund or other similar Person whose primary business activity consists of investing in securities or other financial assets as principal for its own account.
(g) “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, a cooperative, an unincorporated organization, or other form of business organization, whether or not regarded as a legal entity under applicable Law, or any governmental authority or any department, agency or political subdivision thereof.
1.2 Director Nomination Rights.
(a) At the closing of the Acquisition (the “Closing”), the Board shall take all necessary action to cause the number of directors to be expanded by two (2) and to cause to be appointed to the Board of Directors the following Teads Designees (as defined below):
(i)  [•], as a Class [•] Director; and
(ii) [•], as a Class [•] Director (together, the “Initial Designees”).1
(b) AT on behalf of the Teads Stockholders (but, for the avoidance of doubt, not any assignee or transferee of AT or any of the Teads Stockholders who is not an Affiliate of AT) shall have the right to nominate (for appointment to the Board either through action of the Board or election by the stockholders of the Company) the Teads Designees in accordance with this Section 1.2(b) in the case of the nomination or election of the Teads Designees (as defined below) and to remove at any time any Teads Designee (and to appoint a replacement Teads Designee in the event of any such removal). Specifically, AT shall have the right to designate: (i) until the Initial Sunset Date (as defined below), two (2) persons for nomination by the Board for election to the Board (each person so designated pursuant to this Section 1.2(b), a “Teads Designee”), provided such persons are acceptable to the Board, in the Board’s reasonable, good faith determination, and provided further that (unless the Board determines under Section 1.2(a) to terminate the requirement thereunder for a majority of Independent Directors or a majority of Non-Affiliated Directors) at least one of such Teads Designees shall be both an Independent Director and a Non-Affiliated Director; and (ii) until the Second Sunset Date (as defined below), one (1) person for nomination by the Board for election to the Board, provided such person is acceptable to the Board, in the Board’s reasonable, good faith determination; and (iii) commencing on the three (3) year anniversary of the Closing (provided that on such three (3) year anniversary the Teads Stockholders together with their Affiliates hold in the aggregate at least 30% of the total voting power of the outstanding capital stock of the Company determined on an as-converted basis) and until the Third Sunset Date (as defined below), three (3) persons for nomination by the Board for election to the Board, provided such persons are acceptable to the Board, in the Board’s reasonable, good faith determination, and provided further that (unless the Board determines under Section 1.2(a) to terminate the requirement thereunder for a majority of Independent Directors or a majority of Non-Affiliated Directors) at least two of such Teads Designees shall be both an Independent Director and a Non-Affiliated Director. For the avoidance of doubt, (x) the designation rights articulated in this
[1]	Names to be inserted at Closing, provided that the Initial Designees will be designated in accordance with the requirements of Section 1.2(b) below.

Section 1.2(b) are separate and not cumulative and (y) to the extent that more than one of the foregoing clauses (i), (ii) and (iii) shall remain in effect, the clause that permits the Teads Stockholders to designate the greatest number of Teads Designees shall prevail. For the avoidance of doubt, the Company hereby agrees that the Initial Designees are reasonably acceptable to the Board. Notwithstanding the foregoing, the right of AT to nominate Teads Designees in accordance with this Section 1.2(b) shall terminate upon a material breach by AT of Section 1.3 or Section 2 if AT fails to cure such breach (if curable) following a period of 10 Business Days from provision of reasonably detailed written notice of such breach by the Company to AT.
(c) “Initial Sunset Date” shall mean the date on which the Teads Stockholders together with their Affiliates cease to hold in the aggregate at least 25% of the total voting power of the outstanding capital stock of the Company determined on an as-converted basis. “Second Sunset Date” shall mean the date on which the Teads Stockholders together with their Affiliates cease to hold in the aggregate at least 10% of the total voting power of the outstanding capital stock of the Company determined on an as-converted basis. “Third Sunset Date” shall mean the date on which the Teads Stockholders together with their Affiliates cease to hold in the aggregate at least 30% of the total voting power of the outstanding capital stock of the Company determined on an as-converted basis. “Sunset Date” shall mean the Initial Sunset Date, the Second Sunset Date or the Third Sunset Date, as applicable. AT undertakes to inform the Company in writing no later than 24 hours after any disposition of shares of the Company that, to its knowledge, results in the occurrence of any Sunset Date. Without limitation of the foregoing, the Company shall inform AT as promptly as practicable after becoming aware of the occurrence of a Sunset Date.
(d) AT may not designate any person to be a Teads Designee who does not meet the requirements for director nominees as set forth in (i) the applicable requirements of the Sarbanes-Oxley Act, the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, (ii) the Listing Rules (as applicable) or (iii) the applicable policies of the Company relating to director qualifications as in effect on the date hereof pursuant to the Company’s internal written policies related thereto (copies of which have been provided to AT prior to the date hereof or adopted after the date hereof with AT’s written consent). The Board shall promptly and in good faith consider each Teads Designee designated pursuant to Section 1.2(a). In the event that the Board fails to approve the nomination of any Teads Designee, AT shall have the right to designate an alternative Teads Designee for consideration. AT shall in all material respects provide to the Company (i) all information reasonably requested by the Company that is required to be or customarily disclosed for directors, candidates for directors, and their affiliates and representatives in a proxy statement or other filings under applicable law or regulation or stock exchange rules or listing standards, in each case, relating to their nomination or election as a director of the Company and (ii) information reasonably requested by the Company in connection with assessing eligibility, independence and other criteria applicable to directors or satisfying compliance and legal or regulatory obligations, in each case, relating to their nomination or election as a director of the Company.
(e) The Company agrees, to the fullest extent permitted by applicable law (including with respect to any applicable fiduciary duties under Delaware law), to (i) include any Teads Designee designated pursuant to and in accordance with Section 1.2(a) in the slate of nominees recommended by the Board for election at any relevant meeting of stockholders called for the purpose of electing directors, (ii) recommend such individuals to be elected as a director as provided herein, (iii) include such persons in the Company’s proxy materials and form of proxy disseminated to stockholders in connection with the election of directors at each applicable meeting of stockholders called for the purpose of electing directors, (iv) nominate such designees to be elected as directors and solicit proxies in favor of the election of such persons, and (v) in the event of replacement of a serving Teads Designee in between stockholders meetings, have such Teads Designee appointed as a director by the Board as promptly as practicable after such designation.
(f) AT shall cause such number of Teads Designee(s) that exceed the number of directors which the Teads Stockholders are then entitled to designate pursuant to Section 1.2(a) to offer his or her or their resignation(s) to the Board. as promptly as practicable following the date on which such designation right is reduced under Section 1.2(a). In the event that the number of Teads Designees decreases due to the occurrence of a Sunset Date, AT may inform the Company in writing prior to or within five (5) Business Days after the Sunset Date which one of the Teads Designees shall be resigning, and in the absence of such notice from AT, the identity of the Teads Designee that will be resigning will be determined by the Board in good faith.
(g) So long as the members of the Board are allocated among separate classes of directors, any Teads Designees will be allocated to such class(es) as directed by the Company so as to ensure that the number of directors in each class shall be as nearly equal in number as is reasonably possible. Accordingly, in the event of resignation of a Teads Designee, to the extent necessary, the Board may take action to achieve such goal, as soon as practicable.
(h) For so long as any Teads Designee serves as a director, (i) the Company shall provide such director with the same compensation, expense reimbursement, insurance, indemnity, exculpation and other arrangements provided to the other non-employee directors and (ii) the Company shall not amend or repeal any right to indemnification or exculpation covering or benefiting any such director as and to the extent consistent with applicable law, organizational documents of the Company and any indemnification agreements with directors (whether such right is contained in the organizational documents of the Company or another document) (except to the extent such amendment permits the Company to provide broader indemnification or exculpation rights on a retroactive basis than permitted prior thereto).
1.3 Voting. Until such time as the Teads Stockholders together with their Affiliates hold in the aggregate less than 15% of the total voting power of the outstanding capital stock of the Company determined on an as-converted basis, the Teads Stockholders agree with the Company that, except (i) with the Company’s prior written consent or (ii) to the extent that the Company is in material breach of its obligations under Section 1.2 above and fails to cure such breach (if curable) following a period of 10 Business Days from provision of reasonably detailed written notice of such breach by AT to the Company, each Teads Stockholder shall take such action at each meeting of the stockholders of the Company or any class thereof as may be required so that all shares of issued and outstanding shares of Common Stock and Preferred Stock Beneficially Owned, directly or indirectly, by it and/or by any of its Affiliates (including, for the avoidance of doubt, any Common Stock issuable upon conversion of Preferred Stock) are voted in the same manner (“for,” “against,” “withhold,” “abstain” or otherwise) as recommended by the Board to other holders of the Common Stock.
2. Standstill.
2.1 Until such time as the Teads Stockholders together with their Affiliates hold in the aggregate less than 15% of the total voting power of the outstanding capital stock of the Company determined on an as-converted basis (the “Standstill Period”), without the prior written approval of the Board to be given in its discretion, the Teads Stockholders shall not, and shall cause their Affiliates that are Entities (and anyone acting on behalf of any such Persons) as well as a controlling individual shareholder of a Teads Stockholder, but excluding such Affiliates’ directors and officers, other than in their capacity as such on behalf of Seller or its Affiliates that are Entities or as a controlling individual shareholder, not to:
(a) acquire or agree to acquire or make any proposal to acquire, directly or indirectly, Beneficial Ownership of any Common Stock (including in derivative form) other than the Acquisition Stock and other than in connection with a stock split, stock dividend, Preferred Stock conversion, or similar transaction (including as contemplated by the Certificate of Designation of Series A Convertible Preferred Shares of Outbrain Inc. (the “Certificate of Designation”)); provided that, subject to compliance with applicable securities laws, nothing in this Agreement (including but not limited to the restrictions in this Section 2) will prohibit or restrict such Teads Stockholders and their Affiliates from negotiating, evaluating or trading, directly or indirectly, in any index, exchange traded fund, benchmark or other basket of securities which may contain or otherwise reflect the performance of, any securities or indebtedness of the Company or any of its subsidiaries;
(b) form, join or in any way participate in a “group” (as defined under Section 13(d) of the Exchange Act), with respect to any equity securities of the Company (other than a “group” solely including the Teads Stockholders and their Affiliates with respect to any securities of the Company now or hereafter owned by them);

(c) call or seek to have called any annual or special meeting of the Company’s stockholders (each a “Stockholders’ Meeting”) or present or seek to present at any Stockholders’ Meeting any proposal for consideration for action by stockholders or for discussion only by the stockholders;
(d) “solicit” or become a “participant” in any “solicitation” of any “proxy” (as such terms are defined in Regulation 14A under the Exchange Act) from or by any other stockholder of the Company in connection with any vote on any matter, or agree or announce its intention to vote with any Person (other than the Company) or group undertaking a “solicitation”;
(e) seek, make or take any action, publicly or otherwise, to solicit or knowingly encourage any offer or proposal for any merger, consolidation, tender or exchange offer, sale or purchase of assets or securities or other business combination, restructuring, recapitalization or similar transaction involving the Company, its subsidiaries or a material amount of the assets or businesses of the Company or its subsidiaries or encourage, initiate or support any person or entity not a party to this Agreement (a “Third Party”) in any such activity (it being understood that the foregoing will not restrict Teads Stockholders and their Affiliates from tendering shares, receiving payment for shares or otherwise participating in any such transaction initiated by a third party on the same basis as other stockholders of the Company or any applicable subsidiary);
(f) otherwise act, alone or in concert with others, to (i) seek or propose to seek representation on or to control the management or Board, (ii) seek or propose to seek the removal of any member of management or the Board, (iii) otherwise seek or propose to seek to control the Board or management or the policies of the Company;
(g) enter into any discussions, negotiations, arrangements or understandings with any Third Party with respect to any of the foregoing, or knowingly advise, assist or encourage any Third Party in connection with any of the foregoing; or
(h) otherwise seek to control or influence the Company or the Board except as otherwise permitted by this Agreement.
Notwithstanding the foregoing, nothing herein shall prohibit the Teads Stockholders and their Affiliates from (i) exercising any rights under this Agreement or the Purchase Agreement or any Ancillary Agreements, (ii) submitting one or more confidential proposals for a potential non-hostile negotiated transaction to the Chairman or the Chief Executive Officer of the Company (or other individual(s) specifically designated in writing by the Chairman or the Chief Executive Officer of the Company) and (iii) taking any action that is specifically invited in writing by the Board. In addition, nothing in this Section 2 or elsewhere in this Agreement will prohibit or restrict any Teads Designee serving as a director in his or her personal capacity as a director from exercising his or her rights and fiduciary duties as a director of the Company or restrict his or her discussions solely among other members of the Board and/or management, advisors, representatives or agents of the Company; provided that any such discussions are limited to communications in his or her personal capacity as a director.
3. Restrictions on Transferability.
3.1 For a period of three (3) months beginning on the date hereof, except as permitted under Sections 3.3, 3.4 or 3.5, no Teads Stockholder shall, without the prior written approval of the Board, Transfer or agree to Transfer any shares of Common Stock and Preferred Stock Beneficially Owned, directly or indirectly, by such Teads Stockholder (including, for the avoidance of doubt, any Common Stock issuable upon conversion of Preferred Stock) to any Person.
3.2  Following such three (3) month period, no Teads Stockholder shall Transfer or agree to Transfer any shares of Common Stock and Preferred Stock (including, for the avoidance of doubt, any Common Stock issuable upon conversion of Preferred Stock) to any Person to the extent that, as a result of such Transfer, the Teads Stockholder knows (following reasonable inquiry and written confirmation from the transferee) that such Person would become the Beneficial Owner of 10% or more of the total voting power of the outstanding capital stock of the Company determined on an as-converted basis; provided that the restrictions in this Section 3.2 shall not apply to Transfers (a) effected on a national securities exchange (including through a broker dealer), (b) to Financial Institutions for the purpose of subsequent dispositions (subject to Section 3.3) or (c) effected in connection with public offerings pursuant to the Registration Rights Agreement, dated as of [•], by and among the Company and AT (the “Registration Rights Agreement”).

3.3 In the event of a Transfer of any shares of Common Stock and Preferred Stock from a Teads Stockholder to a Financial Institution for the purpose of subsequent dispositions, the Financial Institution shall agree in writing (a copy of which agreement shall be delivered to the Company upon such Transfer and shall be deemed to be done for the benefit of and may be enforced by, the Company), as a condition to such Transfer, to be bound by the restriction set forth in Section 3.2 with respect to any Transfer of any shares of Common Stock and Preferred Stock by such Financial Institution, provided that the determination of whether any such Transfer by such Financial Institution would violate Section 3.2 shall be solely on the basis of any report on Schedules 13D or 13G promulgated under the Exchange Act publicly available on the date of such Transfer by the Financial Institution. A Transfer of any shares of Common Stock and Preferred Stock to such Financial Institution may only be effected no less than seven (7) Trading Days (as defined in the Certificate of Designation of the Preferred Stock) following any previous Transfer by any Teads Stockholder of any shares of Common Stock and Preferred Stock to a Financial Institution.
3.4 Notwithstanding anything else herein to the contrary, the Teads Stockholders may Transfer shares of Common Stock or Preferred Stock to their Affiliates, provided that AT and such Teads Stockholder certify to the Company in writing prior to such Transfer that the Transferee is an Affiliate of Teads and that any such Affiliate agrees to be bound by the undertakings and obligation incumbent upon the Teads Stockholders pursuant to this Agreement and executes a joinder agreement substantially in the form attached as Exhibit A to this Agreement (the “Joinder Agreement”).
3.5 The Teads Stockholders may pledge shares of Common Stock and Preferred Stock (including, for the avoidance of doubt, any Common Stock issuable upon conversion of Preferred Stock) to a Financial Institution (a “Pledgee”) provided that the Pledgee agrees that the Pledgee and its Affiliates shall be bound by Sections 1.3 and 2 hereof pursuant to a written agreement in customary form for the benefit of, and which may be enforced by, the Company. Any such written agreement shall also provide that in the event the Pledgee realizes the pledge or any other security interest or otherwise exercises any right under such pledge or security interest as a result of which Beneficial Ownership of pledged Common Stock or Preferred Stock (including, for the avoidance of doubt, any Common Stock issuable upon conversion of Preferred Stock) is thereupon Transferred to the Pledgee or any Affiliate thereof or such Pledgee otherwise has the authority or ability to cause or direct any subsequent Transfer of any Common Stock or Preferred Stock (a “Subsequent Transfer”) then, (a) any Subsequent Transfer by or on behalf of the Pledgee or any Affiliate thereof shall be subject to the restrictions in Sections 3.2 and 3.3; provided, however, that the Pledgee shall not be obligated to require the Subsequent Transferees thereof to comply with Sections 1.3 and 2 hereof; provided, further, that, a Subsequent Transferee may become as a result of such Subsequent Transfer the Beneficial Owner of 10% or more of the total voting power of the outstanding capital stock of the Company determined on an as-converted basis, subject to prior approval of the Board, which approval shall not be unreasonably withheld. In connection with any such proposed Subsequent Transfer, the Pledgee shall provide advance written notice of such Subsequent Transfer to the Company. Transfers by a Pledgee on a national securities exchange (including through a broker dealer) or in connection with a public offering pursuant to the Registration Rights Agreement shall not be bound by the restrictions of this Section 3.5.
3.6 Notwithstanding anything herein to the contrary, for a period of 12 months beginning on the Closing Date (the “Holdback Period”), AT shall not Transfer or agree to Transfer to any Person(s) (including any Teads Stockholder) in one or more transactions, any shares of Preferred Stock Beneficially Owned, directly or indirectly, by AT (including, for the avoidance of doubt, any Common Stock issuable upon conversion of Preferred Stock) if, after giving effect to such Transfer, AT shall hold shares of Preferred Stock (the “Holdback Shares”) having an aggregate Current Liquidation Preference (as defined in the Certificate of Designation) of less than $25,000,000 (the “Holdback Amount”). During the Holdback Period, the Holdback Amount shall remain available for satisfaction of any obligations arising under Article X of the Purchase Agreement and Section 8.10(g) of the Certificate of Designation.
3.7 In the event that any claims for Losses made in good faith and set forth in a Claim Notice shall remain outstanding as of the end of the initial 12-month Holdback Period, the Holdback Period shall be extended (the “Holdback Extension Period”) until such time as such claims have been resolved or satisfied in accordance with the Purchase Agreement. As of any date during the Holdback Extension Period, the Holdback Shares shall be a number of shares of Preferred Stock (the “Holdback Extension Shares”) having an aggregate Current

Liquidation Preference equal to the lesser of (A) $25,000,000 and (B) the aggregate amount of all Losses claimed in Claim Notices that (I) were pending and unresolved as of the end of the initial Holdback Period and (II) remain unresolved as of such date (such lesser amount, the “Holdback Extension Amount”).
3.8 Notwithstanding the foregoing Sections 3.6 and 3.7, AT may Transfer Holdback Shares (or Holdback Extension Shares) to the extent that cash in an amount equal to the Holdback Amount (during the Holdback Period) or the Holdback Extension Amount (during the Holdback Extension Period) is first deposited in an escrow or trust account for the benefit of the Company and its assignees under an agreement and terms to be reasonably agreed by the Company and AT; provided that if at any time such deposited amount shall exceed the Holdback Amount (or the then-current Holdback Extension Amount, as applicable), the excess shall promptly be released to AT.
3.9 Notwithstanding anything herein to the contrary, effective as of the third (3rd) anniversary of the Closing Date, the restrictions set forth in Section 3.6 through Section 3.8 shall terminate and be of no further force or effect (and any amounts then held in deposit pursuant to Section 3.8 shall promptly be released to AT).
3.10 “Transfer” means, directly or indirectly (whether by merger, operation of law or otherwise), to sell, transfer, assign, pledge, hypothecate or otherwise dispose of or encumber any direct or indirect economic, voting or other rights in or to any Common Stock or Preferred Stock (including, for the avoidance of doubt, any Common Stock issuable upon conversion of Preferred Stock), including by means of (a) the Transfer of an interest in a Person that directly or indirectly holds such Common Stock or Preferred Stock (an “Indirect Transfer”), provided that an Indirect Transfer shall only be deemed a “Transfer” hereunder if effected for the purpose of circumventing the restrictions on Transfer contained in this Agreement as shall be reasonably determined by the Board on the basis of written materials and other information presented to it by one or both of the parties to the proposed Indirect Transfer or (b) a swap or other derivative based on any Common Stock or Preferred Stock. “Transferred” and “Transferring” shall have correlative meanings.
3.11 Any stock certificates representing Common Stock or Preferred Stock held by a Teads Stockholder or its Affiliates shall include a legend referencing the transfer restrictions set forth herein and in the Company’s organizational documents, as applicable.
3.12 Nothing herein shall limit or release any restrictions on Transfer that apply by virtue of any applicable law, rule, regulation, or the order of any competent court or governmental authority.
4. Miscellaneous.
4.1 Termination
(a) In the event that the Deferred Cash Payment (as defined in the Purchase Agreement), including accrued interest thereon, if any, has not been paid in full to the Teads Stockholders prior to the third anniversary of the Closing, the restrictions set forth in Section 3 shall terminate, provided that any Transfer by the Teads Stockholders of Common Stock and Preferred Stock (including, for the avoidance of doubt, any Common Stock issuable upon conversion of Preferred Stock) to the extent that as a result of such Transfer any Person would, to the Teads Stockholder’s knowledge (after reasonable inquiry and written confirmation by the transferee), become the Beneficial Owner of 10% or more of the total voting power in the Company shall require the prior approval of the Board, which approval shall not be unreasonably withheld; provided further that the foregoing restriction shall not apply to Transfers (i) effected on a national securities exchange (including through a broker dealer), (ii) to Financial Institutions for the purpose of subsequent dispositions or (iii) effected in connection with public offerings pursuant to the Registration Rights Agreement. In connection with any such proposed Transfer, the Teads Stockholders shall provide advance written notice of such proposed Transfer to the Company, including the identity of the proposed Transferee (with respect to clauses (i) and (iii) of the preceding sentence, to the extent known). In addition, in the event that the Deferred Cash Payment has not been paid to the Teads Stockholders prior to the sixth anniversary of the Closing, Sections 1.3 and 2, to the extent they are still in effect, shall terminate.
(b) Sections 1.3 and 2 of this Agreement shall terminate in the event that an Event of Default occurs and such Event of Default is not remedied within 90 days. “Event of Default” shall mean the Company (whether as primary obligor or as guarantor or other surety) shall fail to pay any principal of, or premium or interest on, any Material Indebtedness (as shall be defined in the definitive credit agreement to be entered into as part of the Debt Financing (the “Credit Agreement”, provided that, for purposes of this Section 4.1(b), Indebtedness under the Credit Agreement shall not be excluded from the definition of Material Indebtedness), when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument evidencing or governing such Material Indebtedness.
(c) This Agreement shall terminate and be of no further force or effect upon (and contemporaneously with) the earlier of: (i) the mutual written agreement of the Company and each of the Teads Stockholders and (ii) the date on which there is no longer any Teads Stockholder which is a party to this Agreement.
4.2 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including email or similar writing). Each such notice, request or other communication shall be effective (a) if given by email, when such email is transmitted to the email specified in this Section 4.2 and delivered without receipt of any “bounceback” or similar notice indicating failure of delivery and (i) a duplicate copy of such email notice is promptly given by one of the other methods described in this Section 4.2 or (ii) the receiving party delivers a written confirmation of receipt of such notice by email or any other method described in this Section 4.2 or (b) if given by any other means, when delivered at the address specified in this Section 4.2, or such other address or email as such party may hereafter specify for the purpose by notice to the other parties hereto:

if to the Company:

Outbrain Inc.
111 West 19th Street,(third floor) NY, NY 10011
Attention: Veronica Gonzalez
Email: legal@outbrain.com; vgonzalez@outbrain.com

with copies (not constituting notice) to:

Meitar Law Offices
Abba Hillel Silver Road 16
Ramat Gan 5250608
Israel
Email: dshamgar@meitar.com and dglatt@meitar.com
Attention: Dan Shamgar, Adv. and David S. Glatt, Adv.

if to AT and any of the Teads Stockholders:

Altice Teads S.A.
1, rue Hildegard von Bingen
L-1282 Luxembourg
Grand Duchy of Luxembourg
Attention:	Natacha Marty
Laurent Halimi
Email:	natacha.marty@altice.net
laurent.halimi@altice.net

with a copy (not constituting notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, NY 10001
Attention:	Thomas W. Greenberg;
Armand W. Grumberg;
Dohyun Kim
Email:	Thomas.Greenberg@skadden.com;
Armand.Grumberg@skadden.com;
Dohyun.Kim@skadden.com

4.3 Amendment; Waiver; Teads Stockholder Action. This Agreement may be amended, supplemented or otherwise modified, and any provision hereof waived, only by a written instrument executed by the Company and AT. Neither the failure nor delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. Any amendment, supplement or modification to this Agreement and any waiver of any term hereof effected in accordance with this Section 4.3 shall be binding on each party hereto and all of such party’s successors and permitted assigns, whether or not such successor or permitted assign entered into or approved such amendment, supplement or modification. Consent or refusal to consent to any amendment, supplement, modification or waiver may be given or withheld by a party in its sole discretion. AT shall be the sole and exclusive representative of the Teads Stockholders under this Agreement, unless and until AT assigns its role as representative hereunder to an Affiliate of AT (such Affiliate, the “Affiliate Representative”), and any action, consent or failure to act or consent by AT or the Affiliate Representative shall be deemed to be binding upon and made on behalf of all Teads Stockholders. No Teads Stockholder may exercise any right or privilege under this Agreement other than exclusively through AT or the Affiliate Representative, provided that nothing herein shall be deemed to limit a Teads Stockholder from Transferring shares in compliance with this Agreement. Any notice given and action taken by the Teads Stockholders shall be deemed duly taken upon written notice thereof given by AT or the Affiliate Representative, as applicable, in accordance with Section 4.2 and the Company shall be entitled to rely on any such communication or notice from AT or the Affiliate Representative, as applicable, as a communication or notice duly given by and in the name of the Teads Stockholders.
4.4 Further Assurances. Each party hereto shall sign such further documents and do and perform and cause to be done such further acts and things as any other party hereto may reasonably request to the extent necessary to carry out the intent and accomplish the purposes of this Agreement.
4.5 Assignment. This Agreement will inure to the benefit of and be binding on the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned, except by any Teads Stockholder to any Affiliate that has executed a Joinder Agreement, without the express prior written consent of the other parties hereto and any attempted assignment without such consent will be null and void ab initio.
4.6 Third Parties. This Agreement does not, other than as set forth in Sections 3.3 and 3.5, create any rights, claims or benefits inuring to any person that is not a party hereto nor create or establish any third party beneficiary hereto.
4.7 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
4.8 Jurisdiction; Waiver of Jury Trial. Each of the parties hereto irrevocably (i) submits to the personal jurisdiction of the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such dispute, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court also does not have jurisdiction over such dispute, any Delaware State court sitting in New Castle County, in the event any dispute (whether in contract, tort or otherwise) arises out of this Agreement or the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) waives any objection to the laying of venue of any charge, audit, investigation, claim, action, suit, arbitration, litigation or proceeding by or before any governmental entity or any arbitration or mediation tribunal (an “Action”) relating to this Agreement or the transactions contemplated hereby in such court, (iv) waives and agrees not to plead or claim in any such court that any Action relating to this Agreement or the transactions contemplated hereby brought in any such court has been brought in an inconvenient forum, and (v) agrees that it will not bring any Action relating to this Agreement or the transactions contemplated hereby in any court other than the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such Action, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court also does not have jurisdiction over such

Action, any Delaware State court sitting in New Castle County. Each party agrees that service of process upon such party in any such Action shall be effective if notice is given in accordance with Section 4.2. EACH PARTY TO THIS AGREEMENT WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT OR THE ADMINISTRATION HEREOF. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY RELATED INSTRUMENTS. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 4.8. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 4.8 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.
4.9 Specific Performance. Each party hereto acknowledges and agrees that in the event of any breach of this Agreement by any of them, the other parties hereto would be irreparably harmed and could not be made whole by monetary damages. Each party accordingly agrees to waive the defense in any action for specific performance that a remedy at Law would be adequate and agrees that the parties, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to specific performance of this Agreement without the posting of bond.
4.10 Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof. There are no agreements, representations, warranties, covenants or understandings with respect to the subject matter hereof other than those expressly set forth herein. This Agreement supersedes all other prior agreements and understandings between the parties with respect to such subject matter.
4.11 Severability. If any provision of this Agreement, or the application of such provision to any Person or circumstance or in any jurisdiction, shall be held to be invalid or unenforceable to any extent, (i) the remainder of this Agreement shall not be affected thereby, and each other provision hereof shall be valid and enforceable to the fullest extent permitted by Law, (ii) as to such Person or circumstance or in such jurisdiction such provision shall be reformed to be valid and enforceable to the fullest extent permitted by Law and (iii) the application of such provision to other Persons or circumstances or in other jurisdictions shall not be affected thereby.
4.12 Headings and Captions. The headings, subheadings and captions contained in this Agreement are included for convenience of reference only, and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.
4.13 Counterparts. This Agreement and any amendment hereto may be signed in any number of separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one Agreement (or amendment, as applicable).
4.14 Effectiveness of This Agreement. This Agreement shall become automatically effective upon the Closing under the Purchase Agreement, without the requirement of any further action by any Person, and until the Closing (if any), this Agreement shall be of no force or effect and shall create no rights or obligations on the part of any party hereto.
4.15 Confidentiality. The Teads Designees will, and will cause their Affiliates and their and their respective representatives to, keep confidential any confidential, proprietary or nonpublic information concerning the Company and its subsidiaries and Affiliates (“Confidential Information”); provided that the Confidential Information shall not include information that (i) was or becomes available to the public other than as a result of a disclosure by the Teads Designees, any of their Affiliates or any of their respective representatives (including any Teads Designee) in violation of this Section 4.15 or any other duty of confidentiality to the Company, (ii) at the time of disclosure is already in the possession of the Teads Stockholders, any of their Affiliates or any of their respective representatives, provided that such information is not known by such Persons to be subject to any duty or obligation (whether by agreement or otherwise) to keep such information confidential, or (iii) is independently developed by the Teads Stockholders, any of their Affiliates or any of their respective representatives without reference to, incorporation of, reliance on or other use of any Confidential Information. Notwithstanding the foregoing, the Teads Designees shall be permitted to share Confidential Information with AT and its Affiliates and third-party pledgees for the purposes of performing their duties (including for tax, reporting and other legal or compliance purposes) or monitoring their investment in the Company (each of the foregoing, a “Permitted Purpose”); provided that such Persons are bound by an obligation to maintain confidentiality with respect to such Confidential Information to the same extent as AT. In the event that the Teads Stockholders, any of their Affiliates or any of their or their respective representatives are requested or required by applicable Law, judgment, stock exchange rule or other applicable judicial or governmental process (including by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, in each of which instances the applicable Teads Stockholders, their Affiliates and their and their respective representatives, as the case may be, shall, to the extent legally permitted, provide notice to the Company promptly so that the Company will have a reasonable opportunity to timely seek to limit, condition or quash such disclosure (in which case, the applicable Teads Stockholders shall use reasonable best efforts to assist the Company in this respect, shall disclose only such portion of the Confidential Information which counsel to the Teads Stockholders advises is legally required to be disclosed in order to avoid a citation for contempt or suffer another censure or penalty and shall, to the extent permitted by law, provide a copy of such Confidential Information disclosed to the Company).
4.16 Information Rights.
(a) For so long as this Agreement is in effect and provided that AT holds at least ten percent (10%) of the total voting power of the outstanding capital stock of the Company determined on an as-converted basis, the Company shall provide AT such reports and information relating to the financial condition, business, and corporate affairs of the Company as may reasonably be requested in writing by AT from time to time for a Permitted Purpose (and which request shall describe in reasonable detail the Permitted Purpose for which such reports and/or information are sought).
(b) The Company may refrain from providing any of the reports and information (such materials, “Restricted Materials”), or portions thereof (it being understood that the Company shall, to the extent practicable, provide the portions of any such reports or information that do not constitute Restricted Materials), that it would be otherwise required to provide pursuant to Section 4.16(a) to AT to the extent that it reasonably determines that (i) such Restricted Materials contain or comprise a Company trade secret or personal information (such as personally identifiable information), (ii) the disclosure of such Restricted Materials would be reasonably expected to adversely affect the attorney-client privilege between the Company and its counsel; provided that the Company uses reasonable efforts to disclose such information in a manner as would not adversely affect such privilege, (iii) the disclosure of such Restricted Materials would be reasonably expected to involve a conflict of interests or potential conflict of interests between the Company and Teads, or (iv) in the event that either AT is in material breach of its obligations under Section 1.3 or one of the Teads Stockholders or an Affiliate thereof that is subject to the restrictions under Section 2 above is in material breach of its obligations under Section 2 above and such breaching party fails to cure such breach (if curable) following a period of 10 Business Days from provision of reasonably detailed written notice of such breach by the Company to AT.
4.17 Preferred Stock. The Company agrees that the Preferred Stock is not intended to qualify as Preferred Stock under Section 305(c) of the Internal Revenue Code of 1986, as amended (the “Code”), and agrees that no withholding tax shall apply in respect of any accrued and unpaid dividends to which the Preferred Stock is entitled and not to take any other positions or actions inconsistent with such treatment, in each case, except to the extent required by a change in the Code or in final or temporary Treasury Regulations or in an IRS Revenue Ruling, Notice, Announcement, private letter ruling or other official guidance (collectively for the purposes of this Section 4.17, a “Change in Code”) in each case, enacted or issued after the date hereof, unless the Teads Stockholders obtain (at their own cost) an opinion from a nationally recognized tax counsel or accounting firm to the effect that notwithstanding the Change in Code no withholding tax should apply in respect of any accrued and unpaid dividends to which the Preferred Stock is entitled.
[Remainder Of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

OUTBRAIN INC.

By:
Name:
Title:

ALTICE TEADS S.A.

By:
Name:
Title:

ANNEX E
REGISTRATION RIGHTS AGREEMENT
This REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [•], by and among Outbrain Inc., a Delaware corporation (the “Company”), and Altice Teads S.A., a public limited liability company (société anonyme), incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 1, rue Hildegard von Bingen, L-1282 Luxembourg, Grand Duchy of Luxembourg, registered with the Commercial and Companies Register of Luxembourg (Registre de Commerce et des Sociétés) under number B215423 (the “Seller”).
W I T N E S S E T H
WHEREAS, on August 1, 2024, the Company and the Seller entered into that certain Share Purchase Agreement (the “Purchase Agreement”), by and among the Seller, the Company, and Teads S.A., a public limited liability company (société anonyme) incorporated and existing under the laws of the Grand Duchy of Luxembourg (“Teads”), pursuant to which, among other things, the Seller will sell and transfer to the Company, and the Company will purchase and acquire from the Seller, all of the issued and outstanding equity interests of Teads (the “Share Purchase”);
WHEREAS, immediately following the closing of the Share Purchase (the “Closing”), the Seller will own (a) 10,500,000 shares of Series A Convertible Preferred Stock of the Company (the “Preferred Stock”) and (b) 35,000,000 shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”);
WHEREAS, in connection with the Closing, the Company and the Seller desire to enter into this Agreement, pursuant to which the Company shall grant the Holders (as defined below) certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.
NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereto hereby agree as follows:
1. Definitions.
1.1 As used herein, the following terms have the following meanings:
“Affiliate” means, with respect to any individual or entity, an individual or entity that, directly or indirectly, controls, is controlled by or is under common control with such individual or entity, including, without limitation, any general partner, managing member, manager, member, officer or director of such entity or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, shares the same management or advisory company with, or is otherwise affiliated with such individual or entity.
“Business Day” means any day that is not a Saturday or Sunday or any other day on which the New York Stock Exchange or the Nasdaq Stock Market are closed for trading.
“Current IRA” means the Amended and Restated Investors’ Rights Agreement made as of April 1, 2019, by and among the Company and the other parties thereto, as amended from time to time.
“FINRA” means the Financial Industry Regulatory Authority, Inc. or any successor organization performing similar functions.
“Form S-3” means Form S-3 under the Securities Act, as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.
“Holder” means any holder of outstanding Registrable Shares who is a party to this Agreement (including, as of the date of this Agreement, the Seller) or any assignee thereof in accordance with Section 10 of this Agreement.
“Initiating Holders” means, as of any date, Holders holding more than thirty-five percent (35%) of the issued and outstanding Registrable Shares as of such date.

“Other Registrable Shares” means securities of the Company (other than Registrable Shares), if any, which may be requested to be included in a registration pursuant to contractual registration rights.
“Register”, “registered” and “registration” refer to a registration effected by filing a registration statement in compliance with the Securities Act and the declaration or ordering by the SEC of effectiveness of such registration statement, or the equivalent actions under the laws of another jurisdiction.
“Registrable Shares” means (a) all shares of Common Stock issued or issuable upon conversion of the Preferred Stock, (b) all shares of Common Stock held by a Holder immediately following the Closing, (c) any shares of Common Stock issued or issuable as dividends on the Preferred Stock and (d) any other equity security of the Company issued or issuable with respect to the foregoing by way of a subdivision of stock, stock dividend or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that the following shall not be considered Registrable Shares: (i) any shares of Common Stock that could be sold by the Holder thereof pursuant to Rule 144(b)(1) promulgated under the Securities Act if such shares then held by such Holder constitute less than five percent (5%) of the Company’s outstanding voting stock; (ii) any share of Common Stock that has previously been registered under an effective registration statement filed pursuant to the Securities Act and disposed of in accordance with such registration statement; (iii) any share of Common Stock that has otherwise previously been sold to the public; and (iv) any share of Common Stock sold by a Holder in a transaction in which such Holder’s rights are not assigned in accordance with the provisions of Section 10.
“Rule 144” means Rule 144 under the Securities Act.
“SEC” means the Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Stockholders Agreement” means the Stockholders Agreement made by and among the Company, the Seller and the other parties thereto, as amended from time to time.
2. Incidental Registration.
2.1 Notice of Registration. Other than in connection with a request for registration pursuant to Section 3 or 4 of this Agreement, if at any time the Company, including if the Company qualifies as a well-known seasoned issuer (within the meaning of Rule 405 under the Securities Act) (a “WKSI”), proposes to file (a) a prospectus supplement to an effective shelf registration statement (a “Shelf Registration Statement”), or (b) a registration statement (other than (i) a Shelf Registration Statement for a delayed or continuous offering pursuant to Rule 415 under the Securities Act, or (ii) a registration statement relating solely to employee benefit plans or a corporate reorganization), in either case, for the sale of Common Stock or securities convertible into or exercisable for Common Stock for its own account, or for the benefit of the holders of any of its securities other than the Holders, to an underwriter on a firm commitment basis for reoffering to the public or in a “bought deal” or “registered direct offering” with one or more investment banks (subsections (a) and (b), collectively, a “Piggy-Back Underwritten Offering”), then as soon as practicable but not less than fifteen (15) days prior to the filing of (1) any preliminary prospectus supplement relating to such Piggy-Back Underwritten Offering pursuant to Rule 424(b) under the Securities Act, (2) any prospectus supplement relating to such Piggy-Back Underwritten Offering pursuant to Rule 424(b) under the Securities Act (if no preliminary prospectus supplement is used) or (3) such registration statement, as the case may be, the Company shall give notice of such proposed Piggy-Back Underwritten Offering to the Holders and such notice (a “Piggyback Notice”) shall offer the Holders the opportunity to include in such Piggy-Back Underwritten Offering such number of Registrable Shares as each such Holder may request in writing. Each such Holder shall then have ten (10) days after receiving such Piggyback Notice to request in writing to the Company inclusion of Registrable Shares in the Piggy-Back Underwritten Offering, except that such Holder shall have two (2) Business Days after such Holder confirms receipt of the notice to request inclusion of Registrable Shares in the Piggy-Back Underwritten Offering in the case of a “bought deal”, “registered direct offering” or “overnight transaction” where no preliminary prospectus is used. Upon receipt of any such request for inclusion from a Holder received within the specified time, the Company shall use its reasonable best efforts to (1) include in the applicable Piggy-Back Underwritten Offering the Holders’ Registrable Shares requested to be included on the terms set forth in this Agreement and on the same terms and conditions as any similar securities of the Company included in such Piggy-Back Underwritten Offering, (2) cooperate in good faith with such Holder in connection therewith and

(3) permit the sale or other disposition of such Registrable Shares in accordance with the intended method(s) of distribution thereof, subject, in each case to the terms and conditions of this Agreement. Prior to the commencement of any “road show” in the case of an offering in which a preliminary prospectus is used and prior to the signing of the underwriting agreement in the case of any other offering, each Holder shall have the right to withdraw its request for inclusion of its Registrable Shares in any registration by giving written notice to the Company of its request to withdraw and such withdrawal shall be irrevocable and, after making such withdrawal, such Holder shall no longer have any right to include Registrable Shares in the Piggy-Back Underwritten Offering as to which such withdrawal was made.
2.2 Company Not Qualifying as a WKSI. If the Company does not qualify as a WKSI, (a) the Company shall give each Holder fifteen (15) days’ notice prior to filing a Shelf Registration Statement and, upon the written request of any Holder received by the Company within ten (10) days of such notice to the Holder, the Company shall include in such Shelf Registration Statement the aggregate number of Registrable Shares requested to be included without naming any requesting Holder as a selling shareholder and including only a generic description of the holder of such securities (the “Undesignated Registrable Shares”), (b) the Company shall not be required to give notice to any Holder in connection with a filing pursuant to Section 2.1(a) unless such Holder provided such notice to the Company pursuant to this Section 2.2 and included Undesignated Registrable Shares in the Shelf Registration Statement related to such filing, and (c) at the written request of a Holder given to the Company more than seven (7) days before the date specified in writing by the Company as the Company’s good faith estimate of a launch of a Piggy-Back Underwritten Offering (or such shorter period to which the Company, in its sole discretion, consents), the Company shall use its reasonable best efforts to effect the registration of any of the Holders’ Undesignated Registrable Shares so requested to be included and shall file a post-effective amendment or, if available, a prospectus supplement to a Shelf Registration Statement to include such Undesignated Registrable Shares as any Holder may request, provided that (i) the Company is actively employing its reasonable best efforts to effect such Piggy-Back Underwritten Offering; and (ii) the Company shall not be required to effect a post-effective amendment more than two (2) times in any twelve (12) month period.
The Company shall have the right to terminate or withdraw any registration or offering initiated by it under this Section 2 before the effective date of such registration or the completion of such offering, whether or not any Holder has elected to include Registrable Shares in such registration or offering. The expenses of such withdrawn registration or offering shall be borne by the Company in accordance with Section 6.
2.3 Underwriting. The right of the Holders to participate in a Piggy-Back Underwritten Offering pursuant to this Section 2 shall be conditioned upon the Holders proposing to distribute their securities through such underwriting (together with the Company and the other Holders distributing their securities through such underwriting, if any) and entering into an underwriting agreement in customary form with the managing underwriter selected for such underwriting in accordance with the provisions of Section 5 below. Notwithstanding any other provision of this Section 2, if the managing underwriter advises the Company in writing, in its sole discretion, that marketing factors require a limitation of the number of shares to be registered under such registration, then the amount of Registrable Shares to be so sold shall be allocated:
(a) if the Piggy-Back Underwritten Offering is undertaken for the Company’s own account, (i) first, to the securities the Company proposes to sell and (ii) second, among the Holders of Registrable Shares and holders of Other Registrable Shares (as defined below in Section 3.2), pro rata among the holders of such securities on the basis of the number of securities requested thereby to be included in such Piggy-Back Underwritten Offering; provided that, notwithstanding anything to the contrary herein, the aggregate amount of Registrable Shares which shall have the right to participate in any such proposed Piggy-Back Underwritten Offering shall not be reduced below twenty-five percent (25%) of the aggregate amount of securities included in such offering; and
(b) if the Piggy-Back Underwritten Offering is pursuant to a request by persons or entities that are holders of Other Registrable Shares (and other than the Company), (i) first, among such holders of Other Registrable Shares, if any, making such request, (ii) second, among the Holders of Registrable Shares and holders of Other Registrable Shares (other than the Other Registrable Shares of such requesting persons or entities), pro rata among the holders of such securities on the basis of the number of securities requested thereby to be included in such Piggy-Back Underwritten Offering, and (iii) third, to the securities the Company proposes to sell.

3. Demand Registration.
3.1 Request for Registration.
3.1.1 At any time during the term of this Agreement, the Initiating Holders may request in writing that all or part of the Registrable Shares held by such requesting Initiating Holders shall be registered under the Securities Act. Any such demand must request the registration of shares with an anticipated gross aggregate offering price of at least $5,000,000.
3.1.2 Within ten (10) days after receipt of any such request, the Company shall give written notice of such request to the other Holders and holders of Other Registrable Shares and shall include in such registration all Registrable Shares and Other Registrable Shares held by all such Holders and holders of Other Registrable Shares who wish to participate in such demand registration and provide the Company with written requests for inclusion therein within fifteen (15) days after the receipt of the Company’s notice.
3.1.3 Thereupon, the Company shall use its reasonable commercial efforts to effect the registration of all Registrable Shares and Other Registrable Shares as to which it has received requests for registration for trading on the securities exchange specified in the request for registration; provided, however, that the Company shall not be required to effect any registration under this Section 3:
(a) within a period of one hundred and eighty (180) days following the effective date of a previous registration pursuant to this Section 3 or pursuant to Section 2, provided the Holders were eligible to participate in such previous registration pursuant to Section 2;
(b) If at the time of the request from the Initiating Holders the Company gives notice within thirty (30) days of such request that it is engaged in preparation of a registration statement or prospectus supplement, as the case may be, for a firm underwritten registered public offering (for which the registration statement or prospectus supplement will be filed within ninety (90) days) in which the Holder may include Registrable Shares pursuant to Section 2 above (subject to underwriting limitations provided under subsection 2.3);
(c) more than twice under this Section 3, provided that a registration shall not be counted for purposes of this subsection until such time as the applicable registration statement has been declared effective by the SEC and maintained for the period specified in Section 8.1 hereunder; or
(d) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.
The Company shall be entitled to include shares of Common Stock for sale for its own account in any registration pursuant to this Section 3 subject to the approval of the holders of a majority of the Registrable Shares held by the Initiating Holders.
3.2 Underwriting. If the Initiating Holders intend to distribute the Registrable Shares covered by their request by means of an underwritten offering, they shall so advise the Company as a part of their request made pursuant to subsection 3.1 and the Company shall include such information in the written notice referred to in paragraph 3.1. The underwriter will be selected in accordance with the provisions of Section 5 below. In such event, the right of the Holders to include securities in such registration shall be conditioned upon such Holders’ participation in such underwriting and the inclusion of such Holders’ securities in the underwriting (unless otherwise mutually agreed by the holders of a majority of the Registrable Shares held by the Initiating Holders), to the extent provided herein. The Holders proposing to distribute their securities through such underwriting shall (together with the Company), enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Section 3, if the managing underwriter advises the Holders and holders of Other Registrable Shares in writing, in its sole discretion, that marketing factors require a limitation of the number of shares to be underwritten, then the amount of Registrable Shares and Other Registrable Shares to be so sold shall be allocated (a) first, among the Holders of Registrable Shares pro rata to the Registrable Shares held by the holders of Registrable Shares and (b) second, pro rata among holders of Other Registrable Shares, if any, requested to be included in such registration, pro rata among the holders of such securities on the basis of the number of shares requested to be registered by such holders desiring to participate in such registration on the basis of the amount of such Other Registrable Shares initially proposed to be registered by such other shareholders; provided, however, that in any event all Registrable Shares requested to be included in such registration must be included in such registration prior to any other shares of the Company.
4. Form S-3 Registration.
4.1 Request for Registration. In case the Company shall receive from any Holder or Holders (the “Form S-3 Initiating Holders”), a written request or requests (a “Form S-3 Request Notice”) that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Shares owned by such Holder or Holders, then, subject to the conditions of this Section 4, the Company will give written notice of the proposed registration within twenty (20) days after receipt of any such Form S-3 Request Notice to all other Holders and holders of Other Registrable Shares, and include in such registration all Registrable Shares held by all such Holders and Other Registrable Shares held by holders of Other Registrable Shares who wish to participate in such registration and who have provided the Company with written notice requests for inclusion therein within fifteen (15) days after the receipt of the Company’s notice. Subject to the terms hereof, the Company will use its reasonable best efforts to effect such registration as soon as practicable. All written requests from any Holder or Holders to effect a registration on Form S-3 pursuant to this Section 4 shall indicate whether such Holder(s) intend to effect an offering promptly following effectiveness of the registration statement or whether, pursuant to Section 8.1, they intend for the registration statement to remain effective so that they may effect the offering on a delayed basis (a “Shelf Request”). Notwithstanding the foregoing, the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 4.1 (a) if Form S-3 is not available for such offering by the Holders, (b) within ninety (90) days of the effective date of a registration statement filed pursuant to Section 3 or this Section 4.1 or pursuant to the Current IRA, (c) within ninety (90) days of a Piggy-Back Underwritten Offering in which the Form S-3 Initiating Holders had an opportunity to participate pursuant to the provisions of Section 2 and from which no more the twenty percent (20%) of the Registrable Shares of the Form S-3 Initiating Holders that were requested to be included were excluded pursuant to Section 2.3, (d) if the Company gives notice within fifteen (15) days of the request from the Form S-3 Initiating Holders that it is engaged in preparation of a registration statement or prospectus supplement, as the case may be, for a firm underwritten registered public offering (for which the registration statement or prospectus supplement will be filed within ninety (90) days) in which the Form S-3 Initiating Holders may include Registrable Shares pursuant to Section 2 above (subject to underwriting limitations provided under subsection 2.3), (e) if the aggregate price to the public of the shares to be registered is less than $1,000,000 (one million U.S. dollars) and (f) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.
4.2 Shelf Request. In the event a Form S-3 is filed pursuant to a Shelf Request, upon a written request (a “Form S-3 Demand Notice”) from any Holder or Holders (the “Form S-3 Takedown Holders”) that is entitled to sell securities pursuant to such Form S-3 without filing a post-effective amendment that the Company effect an offering with respect to Registrable Shares (a “Takedown”), the Company will, as soon as practicable, (a) deliver a notice (a “Takedown Notice”) relating to the proposed Takedown to all other Holders and holders of Other Registrable Shares who are named or are entitled to be named as a selling shareholder in such Form S-3 without filing a post-effective amendment thereto and (b) promptly (and in any event not later than twenty (20) days after receiving such request) supplement the prospectus included in the Shelf Registration Statement as would permit or facilitate the sale and distribution of all or such portion of the Form S-3 Takedown Holders’ Registrable Shares as are specified in such request together with the Registrable Shares requested to be included in such Takedown by any other Holder(s) and Other Registrable Shares requested to be included in such Takedown by holders of Other Registrable Shares who notify the Company in writing within ten (10) Business Days after receipt of such notice from the Company. Notwithstanding the foregoing, the Company shall not be obligated to effect a Takedown (i) unless the Registrable Shares requested to be offered pursuant to such Takedown have an anticipated aggregate price to the public (net of any underwriting discounts and commissions) of not less than $1,000,000 (one million U.S. dollars), (ii) if the Company has within the twelve (12) month period preceding the date of such request already effected two (2) Takedowns under this Section 4.2, (i) within 90 days of the effective date of a registration statement filed pursuant to Section 3 or pursuant to the Current IRA or, if the filing pursuant to Section 4.1 included an underwritten offering, (iv) within 90 days of a Piggy-Back Underwritten Offering in which the Holder or Holders submitting the Takedown Notice had an opportunity to participate pursuant to the provisions of Section 2 and from which no more the twenty percent (20%) of the Registrable Shares of the Form S-3 Takedown Holders that were requested to be included were excluded pursuant to Section 2.3 or (y) within ninety (90) days of effecting a previous Takedown under this Section 4.2 or a Takedown under the Current IRA, (v) if the Company gives notice within fifteen (15) days of the Form S-3 Demand Notice that it is engaged in preparation of a registration statement or prospectus supplement, as the case may be, for a firm underwritten registered public offering (for which the registration statement or prospectus supplement will be filed within ninety (90) days) in which the Form S-3 Takedown Holders may include Registrable Shares pursuant to Section 2 above (subject to underwriting limitations provided under subsection 2.3), or (vi) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.
5. Designation of Underwriter.
5.1 In the case of any registration effected pursuant to Section 3, the underwriter, if any, will be selected by the Initiating Holders holding the majority of Registrable Shares and approved by the Company, which approval shall not be unreasonably withheld.
5.2 In the case of any (a) registration initiated by the Company, (b) a registration initiated under Section 4 or (c) a registration initiated by holders of Other Registrable Shares, the Company or, in accordance with the terms of the Current IRA, such holders of Other Registrable Shares, shall have the right to designate the managing underwriter in any underwritten offering.
6. Expenses. All expenses incurred in connection with any registration, filing or qualification, pursuant to Sections 2, 3 and 4, including without limitation all federal and “blue sky” registration, filing and qualification fees, printer’s and accounting fees, and fees and disbursements of counsel for the Company as well as one counsel for the Holders selected by the holders of a majority of the Registrable Shares of the Holders and Other Registrable Shares held by holders of Other Registrable Shares participating in such registration, filing or qualification shall be borne by the Company; provided, however, that each of the Holders and holders of Other Registrable Shares participating in such registration shall bear or pay its pro rata portion of discounts or commissions payable to any underwriter and the fees and expenses of any additional advisors for such Holder or holder of Other Registrable Shares (except as otherwise provided for herein).
7. Indemnities. In the event of any registered offering of Common Stock pursuant to this Agreement (for purposes of this Section 7, holders of Other Registrable Shares shall also be referred to as “Holders” and “Registrable Shares” shall include Other Registrable Shares):
7.1 The Company will indemnify and hold harmless, to the fullest extent permitted by law, any Holder and any underwriter for such Holder, and each person, if any, who controls the Holder or such underwriter, from and against any and all losses, damages, claims, liabilities, joint or several, costs and expenses (including any amounts paid in any settlement effected with the Company’s consent) to which the Holder or any such underwriter or controlling person may become subject under applicable law or otherwise, insofar as such losses, damages, claims, liabilities (or actions or proceedings in respect thereof), costs or expenses arise out of or are based upon (a) any untrue statement or alleged untrue statement of any material fact contained in any registration statement or included in any prospectus, as amended or supplemented, or (b) the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they are made, not misleading, and the Company will reimburse the Holder, such underwriter and each such controlling person of the Holder or the underwriter, promptly upon demand, for any reasonable legal or any other expenses incurred by them in connection with investigating, preparing to defend or defending against or appearing as a third-party witness in connection with such loss, claim, damage, liability, action or proceeding; provided, however, that the Company will not be liable in any such case to the extent that any such loss, damage, liability, cost or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished in writing by a Holder, such underwriter or such controlling persons in writing specifically for inclusion therein; provided, further, that this indemnity shall not be deemed to relieve any underwriter of any of its due diligence obligations; provided, further, that the indemnity agreement contained in this subsection 7.1 shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if such settlement is effected without the consent of the Company. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the selling stockholder, the underwriter or any controlling person of the selling stockholder or the underwriter, and regardless of any sale in connection with such offering by the selling stockholder. Such indemnity shall survive the transfer of securities by a selling stockholder.
7.2 Each Holder participating in a registration hereunder will indemnify and hold harmless the Company, any underwriter for the Company, and each person, if any, who controls the Company or such underwriter, from and against any and all losses, damages, claims, liabilities, costs or expenses (including any amounts paid in any settlement effected with the selling stockholder’s consent) to which the Company or any such controlling person and/or any such underwriter may become subject under applicable law or otherwise, insofar as such losses, damages, claims, liabilities (or actions or proceedings in respect thereof), costs or expenses arise out of or are based on (a) any untrue or alleged untrue statement of any material fact contained in any registration statement or included in any prospectus, as amended or supplemented, or (b) the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading, and each such Holder will reimburse the Company, any underwriter and each such controlling person of the Company or any underwriter, promptly upon demand, for any reasonable legal or other expenses incurred by them in connection with investigating, preparing to defend or defending against or appearing as a third-party witness in connection with such loss, claim, damage, liability, action or proceeding; in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was so made in strict conformity with written information furnished by such Holder specifically for inclusion therein. The foregoing indemnity agreement is subject to the condition that, insofar as it relates to any such untrue statement (or alleged untrue statement) or omission (or alleged omission) made in a preliminary prospectus but eliminated or remedied in the amended prospectus at the time the registration statement becomes effective or in the final prospectus, such indemnity agreement shall not inure to the benefit of (i) the Company and (ii) any underwriter, if a copy of the final prospectus was not furnished to the person or entity asserting the loss, liability, claim or damage at or prior to the time such furnishing is required by the Securities Act; provided, further, that this indemnity shall not be deemed to relieve any underwriter of any of its due diligence obligations; provided, further, that the indemnity agreement contained in this subsection 7.2 shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if such settlement is effected without the consent of the Holders. In no event shall the liability of a Holder exceed the net proceeds from the offering received by such Holder.
7.3 Promptly after receipt by an indemnified party pursuant to the provisions of Sections 7.1 or 7.2 of notice of the commencement of any action involving the subject matter of the foregoing indemnity provisions, such indemnified party will, if a claim thereof is to be made against the indemnifying party pursuant to the provisions of said Section 7.1 or 7.2, promptly notify the indemnifying party of the commencement thereof; but the omission to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise than hereunder except to the extent the indemnifying party is prejudiced as a result thereof. In case such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party shall have the right to participate in, and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party; provided, however, that if the defendants in any action include both the indemnified party and the indemnifying party and there is a conflict of interests which would prevent counsel for the indemnifying party from also representing the indemnified party, the indemnified party or parties shall have the right to select one separate counsel to participate in the defense of such action on behalf of such indemnified party or parties. After notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party pursuant to the provisions of said Sections 7.1 or 7.2 for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof, unless (a) the indemnified party shall have employed counsel in accordance with the provision of the preceding sentence, (b) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after the notice of the commencement of the action and within 15 days after written notice of the indemnified party’s intention to employ separate counsel pursuant to the previous sentence, or (c) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party. No indemnifying party will consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

7.4 In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (a) an indemnified party, exercising rights under this Agreement, makes a claim for indemnification pursuant to Section 7.1 or 3.1.2 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 7 provides for indemnification in such case, or (b) contribution under the Securities Act may be required on the part of any such indemnified party in circumstances for which indemnification is provided under this Section 7; then, and in each such case, the Company and such indemnified party will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion so that such Holder is responsible for the portion represented by the percentage that the public offering price of its Registrable Shares offered by and sold under the registration statement bears to the public offering price of all securities offered by and sold under such registration statement, and the Company and other selling Holders are responsible for the remaining portion; provided, however, that, in any such case: (i) no such Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Shares offered and sold by such Holder pursuant to such registration statement; (ii) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation; and (iii) no Holder shall be required to contribute any amount in excess of the amount such Holder would have been required to indemnify if indemnification had been applicable in accordance with its terms.
8. Obligations of the Company. Whenever required under this Agreement to effect the registration of any Registrable Shares, the Company shall, as expeditiously as possible (for purposes of this Section 8, holders of Other Registrable Shares shall also be referred to as “Holders” and “Registrable Shares” shall include Other Registrable Shares):
8.1 prepare and file with the SEC a registration statement with respect to such Registrable Shares and use its reasonable commercial efforts to cause such registration statement to become effective, and, upon the request of the holders of a majority of the Registrable Shares registered thereunder, keep such registration statement effective for a period of up to nine (9) months or, if sooner, until the distribution contemplated in the registration statement has been completed; provided, however, such nine (9)-month period shall be extended by the length of time that the Holders are required to cease distribution of the Registrable Shares pursuant to Section 8.5 or Section 9 below, if applicable;
8.2 prepare and file with the SEC such amendments, post-effective amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Shares covered by such registration statement;
8.3 furnish to the Holders participating in such registration such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Shares owned by them;
8.4 in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement;
8.5 notify each Holder of Registrable Shares covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing. Upon receipt of a notification under this Section 8.5 such Holders shall immediately cease distributing the Registrable Shares covered by such registration statement;
8.6 cooperate and assist in any filings required to be made with FINRA and in the performance of any due diligence investigation by any underwriter that is required to be undertaken in accordance with the rules and regulations of FINRA;

8.7 use reasonable best efforts to cooperate as reasonably requested by the Holders and the underwriters in the offering, marketing or selling of the Registrable Shares;
8.8 cause all Registrable Shares registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed;
8.9 provide a transfer agent and registrar for all Registrable Shares registered pursuant hereunder and a CUSIP number for all such Registrable Shares, in each case not later than the effective date of such registration; and
8.10 use its commercially reasonable efforts to cause to be furnished, at the request of any Holder requesting registration of Registrable Shares pursuant to this Agreement, on the date that such Registrable Shares are delivered to the underwriters for sale in connection with a registration pursuant to this Agreement, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (a) an opinion, if required by the Holder, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Shares; provided that the delivery of any “10b-5 statement” and opinion may be conditioned on the prior or concurrent delivery of a comfort letter pursuant to subsection (b) hereof and (b) a comfort letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Shares subject to each such Holder to whom the comfort letter is addressed providing a customary representation letter to the independent registered public accounting firm of the Company in form and substance reasonably satisfactory to such accountant.
9. Deferral of Filing or Suspension of use of Registration Statement. Notwithstanding any other provision of this Agreement, the Company may postpone the filing of any registration statement, or suspend the use of a registration statement or prospectus, up to two (2) times in any 12-month period for up to an aggregate of ninety (90) days during such 12-month period if the Company shall furnish to the relevant Holders a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Board it would be seriously detrimental to the Company or its stockholders for a registration statement to be filed or used at such time. During such periods of deferral or suspension, the Company shall not sell securities for its own account or that of any other shareholder, in each case, pursuant to a registration statement filed under the Securities Act, other than a registration statement on Form S-8; provided, however, the Company shall be permitted to file one or more Shelf Registration Statements.
10. Assignment of Registration Rights. Any of the Holders may assign its rights to cause the Company to register shares pursuant to this Agreement to a transferee of no less than 200,000 Registrable Shares (in each case, as adjusted for any stock split, stock dividend, recapitalization or similar event), including but not limited to any Affiliate of such Holder; provided, however, that no transferee may be assigned any of the foregoing rights unless the Company is given a written notice by the assigning and transferring party (not later than the time of such assignment and transfer) stating the name and address of the transferee and identifying the securities of the Company as to which the rights in question are being assigned and transferred; and provided further that any such transferee shall undertake in advance and in writing to be bound by this Agreement and shall receive such assigned rights subject to all the terms and conditions of this Agreement.
11. Lock-Up. In any registration of the Company’s shares each Holder agrees that any sales of shares of the Company may be subject to a “lock-up” period restricting such sales (including the making of any short sale of, loan, grant any option for the purchase of, or otherwise disposition of any such shares) for such period not to exceed 90 days from the date of the final prospectus for such offering. Each Holder agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriter that are consistent with the foregoing or that are necessary to give further effect thereto. The obligations described in this Section 11 shall not apply to a registration relating solely to employee benefit plans on Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a Commission Rule 145 transaction on Form S-4 or similar forms that may be promulgated in the future. The Company may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such lock up period described above. Notwithstanding anything in this Section 11 to the contrary, the foregoing provisions of this Section 11 (a) shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, (b) shall not apply to private transfers by the Holders that are permitted pursuant to the Stockholders Agreement, (c) shall only be applicable where the holders of Other Registrable Shares are similarly bound, and (d) shall not prevent transfers to the Holders’ Affiliates, provided that, in the case of this clause (d), such transferee agrees to be bound in writing by the restrictions set forth in the lock-up agreement and provided further that any such transfer shall not involve a disposition for value.
12. Public Information. The Company shall make and keep publicly available and available to the Holders pursuant to Rule 144 under the Securities Act (“Rule 144”), such information as is necessary to enable the Holders to make sales of Registrable Shares pursuant to Rule 144. The Company shall comply with the current public information requirements of Rule 144 and shall furnish thereafter to any Holder, upon request, a written statement executed by the Company that it has complied with the reporting requirements of Rule 144 and such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration.
13. Foreign Offerings. The provisions of this Agreement shall apply, mutatis mutandis, to any registration of the securities of the Company outside of the United States.
14. Information by Holder. The Holders included in any registration shall furnish to the Company such information regarding such Holder and the Registrable Shares held by them and the distribution proposed by such Holder as the Company may reasonably request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Agreement. If any Holder does not provide any reasonably requested information within ten (10) business days of such written request, the Company is permitted to not register such Holder’s securities without penalty. (For purposes of this Section 14, holders of Other Registrable Shares shall also be referred to as “Holders” and “Registrable Shares” shall include Other Registrable Shares).
15. Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of at least fifty percent (50%) of the Registrable Shares, as one class on an as converted basis, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder (a) to include such securities in any registration unless, under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the number of the Registrable Shares of the Holders that are included, or (b) to demand registration of any securities held by such holder or prospective holder which could result in such registration statement being declared effective prior to the fifth anniversary of the Closing; provided, however, that the Company may without such consent enter into an agreement with any holder or prospective holder of any securities of the Company related to the filing of a resale shelf registration statement to register shares issued to such holder or prospective holder in an acquisition, if and only if such resale shelf registration statement does not permit underwritten offerings and the rights of Holders hereunder are not adversely impacted.
16. Miscellaneous.
16.1 Further Assurances. Each of the parties hereto shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the parties as reflected thereby.
16.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware excluding that body of law pertaining to conflict of law. The parties hereto agree to submit to the jurisdiction of the United States federal and state courts of the State of Delaware with respect to the breach or interpretation of this Agreement or the enforcement of any and all rights, duties, liabilities, obligations, powers, and other relations between the parties arising under this Agreement.
16.3 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE,

THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 16.3.
16.4 Successors and Assigns; Assignment. Except as otherwise expressly limited herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto.
16.5 Entire Agreement; Amendment and Waiver. This Agreement and the Schedules hereto constitute the full and entire understanding and agreement between the parties with regard to the subject matters hereof and thereof. Any term of this Agreement may be amended and the observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) only with the written consent of (a) the Company, and (b) the Holders of more than fifty percent (50%) of the Registrable Shares, provided, however, anything in the foregoing notwithstanding: (i) should such waiver or amendment change the rights or privileges granted to a particular Holder or class or series of Holders in a manner adverse and different from other Holders (such more adversely affected Holders, a “Discriminated Class”), then such waiver or amendment shall be subject to the written approval of the Holders who are the owners of record of a majority of the issued and outstanding shares of such Discriminated Class (voting together as a single class), and (ii) any right or limitation provided for the express benefit of a specifically named party to this Agreement may not be amended or waived without the consent of such party. Any amendment or waiver adopted with the applicable foregoing consents shall be binding upon all parties to this Agreement. The Company shall give prompt notice of any amendment hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment or waiver.
16.6 Notices. All notices and other communications required or permitted hereunder to be given to a party to this Agreement shall be in writing and shall be transmitted via facsimile or email or mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand or by messenger. Each such notice, request or other communication shall be effective (a) if given by email, when such email is transmitted to the email specified in this Section 16.6 and delivered without receipt of any “bounceback” or similar notice indicating failure of delivery and (i) a duplicate copy of such email notice is promptly given by one of the other methods described in this Section 16.6 or (ii) the receiving party delivers a written confirmation of receipt of such notice by email or any other method described in this Section 16.6 or (b) if given by any other means, when delivered at the address specified in this Section 16.6, or such other address or email as such party may hereafter specify for the purpose by notice to the other parties hereto:

if to the Company:

Outbrain Inc. 111 West 19th Street (third floor), NY, NY 10011
Attention:	Veronica Gonzalez
Email:	legal@outbrain.com; vgonzalez@outbrain.com

with copies (not constituting notice) to:

Meitar Law Offices Abba Hillel Silver Road 16 Ramat Gan 5250608 Israel
Email:	dshamgar@meitar.com and dglatt@meitar.com
Attention:	Dan Shamgar, Adv. and David S. Glatt, Adv.

if to AT and any of the Holders:

Altice Teads S.A. 1, rue Hildegard von Bingen L-1282 Luxembourg Grand Duchy of Luxembourg
Attention:	Natacha Marty Laurent Halimi
Email:	natacha.marty@altice.net laurent.halimi@altice.net

with a copy (not constituting notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP One Manhattan West New York, NY 10001
Attention:	Thomas W. Greenberg; Armand W. Grumberg; Dohyun Kim
Email:	Thomas.Greenberg@skadden.com; Armand.Grumberg@skadden.com; Dohyun.Kim@skadden.com

16.7 Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any of the parties, shall be cumulative and not alternative.
16.8 Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.
16.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall constitute one and the same instrument.
16.10 Aggregation of Stock. All Registrable Shares held or acquired by Affiliates or other affiliated entities or persons of a Holder, as the case may be, shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.
[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

Outbrain Inc.

By:
Name:
Title:

Altice Teads S.A.

By:
Name:
Title:

ANNEX F
AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT
THIS AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (this “Agreement”) made as of the [ ] day of [ ] (the “Effective Date”), by and among Outbrain Inc. a Delaware corporation (the “Company”), Yaron Galai (the “Founder”), and the individuals and entities identified in Schedule 1 attached hereto (collectively, the “Investor Holders” and together with the Founder, the “Registration Rights Holders”).
W I T N E S S E T H:
WHEREAS, the Company, the Registration Rights Holders and certain other stockholders of the Company are parties to that certain Amended and Restated Investors’ Rights Agreement made as of April 1, 2019 (the “Prior Amended and Restated Investors’ Rights Agreement”); and
WHEREAS, the Prior Amended and Restated Investors’ Rights Agreement may be amended by the Holders (as defined in the Prior Amended and Restated Investors’ Rights Agreement) of more than fifty percent (50%) of the Registrable Shares (as defined in the Prior Amended and Restated Investors’ Rights Agreement); and
WHEREAS, the requisite parties to the Prior Amended and Restated Investors’ Rights Agreement wish to amend and restate in its entirety the Prior Amended and Restated Investors’ Rights Agreement by entering into this Agreement.
NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereby agree as follows:
1. Registration.
The following provisions govern the registration of the Company’s securities:
1.1 Definitions. As used herein, the following terms have the following meanings:
“Affiliate” means, with respect to any individual or entity, an individual or entity that, directly or indirectly, controls, is controlled by or is under common control with such individual or entity, including, without limitation, any general partner, managing member, manager, member, officer or director of such entity or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, shares the same management or advisory company with, or is otherwise affiliated with such individual or entity.
“Amended Certificate” means the Company’s then-current Amended and Restated Certificate of Incorporation filed with the Delaware Secretary of State.
“Business Day” means any day that is not a Saturday or Sunday or any other day on which the New York Stock Exchange or the Nasdaq Stock Market are closed for trading.
“Common Holder” means any holder of outstanding Common Registrable Shares or any assignee thereof in accordance with Section 5.10 of this Agreement.
“Common Registrable Shares” means all shares of Common Stock issued by the Company to the Founder or any assignee thereof in accordance with Section 5.10 of this Agreement, provided, however, that the following shall not be considered Common Registrable Shares: (i) any share of Common Stock that could be sold by the holder thereof pursuant to Rule 144(b)(1) promulgated under the Securities Act if such securities then held by such Holder constitute less than five percent (5%) of the Company’s outstanding equity securities, (ii) any share of Common Stock that has previously been registered under an effective registration statement filed pursuant to the Securities Act and disposed of in accordance with such registration statement, (iii) any share of Common Stock that has otherwise previously been sold to the public, and (iv) any share of Common Stock sold by a Holder in a transaction in which such Holder’s rights are not assigned in accordance with the provisions of Section 5.10. For the avoidance of any doubt, Common Stock issued to Yaron Galai prior to the date of the Prior Amended and Restated Investors’ Rights Agreement (and any Common Stock to be issued upon exercise of options) shall not be considered as Common Registrable Shares.
F-1

“Form S-3” means Form S-3 under the Securities Act, as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the Securities and Exchange Commission (“SEC”) which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.
“Holder” means any holder of outstanding Registrable Shares who is a party to this Agreement or any assignee thereof in accordance with Section 5.10 of this Agreement.
“Initiating Holders” means Holders holding more than thirty-five percent (35%) of the Registrable Shares.
“Other Registrable Shares” means securities of the Company (other than Registrable Shares or Common Registrable Shares), if any, which may be requested to be included in a registration pursuant to contractual registration rights.
“Register”, “registered” and “registration” refer to a registration effected by filing a registration statement in compliance with the Securities Act and the declaration or ordering by the Commission of effectiveness of such registration statement, or the equivalent actions under the laws of another jurisdiction.
“Registrable Shares” means all shares of Common Stock held by the Registration Rights Holders other than the Founder (except where otherwise indicated); provided, however, that the following shall not be considered Registrable Shares: (i) any share of Common Stock that could be sold by the holder thereof pursuant to Rule 144(b)(1) promulgated under the Securities Act if such securities then held by such Holder constitute less than five percent (5%) of the Company’s outstanding equity securities, (ii) any share of Common Stock that has previously been registered under an effective registration statement filed pursuant to the Securities Act and disposed of in accordance with such registration statement, (iii) any share of Common Stock that has otherwise previously been sold to the public, and (iv) any share of Common Stock sold by a Holder in a transaction in which such Holder’s rights are not assigned in accordance with the provisions of Section 5.10. For the avoidance of any doubt, Common Stock issued to Yaron Galai prior to the date of the Prior Amended and Restated Investors’ Rights Agreement (and any Common Stock to be issued upon exercise of options) shall not be considered as Registrable Shares.
“Teads Registrable Rights Agreement” means the Registration Rights Agreement, dated as of [•], by and among the Company and Altice Teads S.A., a public limited liability company (société anonyme), incorporated and existing under the laws of the Grand Duchy of Luxembourg.
2. Incidental Registration.
2.1 Notice of Registration. Other than in connection with a request for registration pursuant to Section 3 or 4 of this Agreement, if at any time the Company, including if the Company qualifies as a well-known seasoned issuer (within the meaning of Rule 405 under the Securities Act) (a “WKSI”), proposes to file (i) a prospectus supplement to an effective shelf registration statement (a “Shelf Registration Statement”), or (ii) a registration statement (other than (x) a Shelf Registration Statement for a delayed or continuous offering pursuant to Rule 415 under the Securities Act, or (y) a registration statement relating solely to employee benefit plans or a corporate reorganization), in either case, for the sale of Common Stock or securities convertible into or exercisable for Common Stock for its own account, or for the benefit of the holders of any of its securities other than the Holders, to an underwriter on a firm commitment basis for reoffering to the public or in a “bought deal” or “registered direct offering” with one or more investment banks (subsections (i) and (ii), collectively, a “Piggy-Back Underwritten Offering”), then as soon as practicable but not less than fifteen (15) days prior to the filing of (a) any preliminary prospectus supplement relating to such Piggy-Back Underwritten Offering pursuant to Rule 424(b) under the Securities Act, (b) any prospectus supplement relating to such Piggy-Back Underwritten Offering pursuant to Rule 424(b) under the Securities Act (if no preliminary prospectus supplement is used) or (c) such registration statement, as the case may be, the Company shall give notice of such proposed Piggy-Back Underwritten Offering to the Holders and the Common Holders and such notice (a “Piggyback Notice”) shall offer the Holders and the Common Holders the opportunity to include in such Piggy-Back Underwritten Offering such number of Registrable Shares or Common Registrable Shares as each such Holder or Common Holder may request in writing. Each such Holder or Common Holder shall then have ten (10) days after receiving such Piggyback Notice to request in writing to the Company inclusion of Registrable Shares or Common Registrable Shares in the Piggy-Back Underwritten Offering, except that such Holder or Common Holder shall have two (2) Business Days after such Holder or Common Holder confirms receipt of the notice to request inclusion of Registrable Shares or Common Registrable Shares in the Piggy Back Underwritten Offering in the case of a “bought deal”, “registered direct offering” or “overnight transaction” where no preliminary prospectus
F-2

is used. Upon receipt of any such request for inclusion from a Holder or a Common Holder received within the specified time, the Company shall use its reasonable best efforts to include in the applicable Piggy-Back Underwritten Offering Holders’ Registrable Shares or the Common Holders’ Common Registrable Shares requested to be included on the terms set forth in this Agreement. Prior to the commencement of any “road show” in the case of an offering in which a preliminary prospectus is used and prior to the signing of the underwriting agreement in the case of any other offering, each Holder or Common Holder shall have the right to withdraw its request for inclusion of its Registrable Shares or Common Registrable Shares in any registration by giving written notice to the Company of its request to withdraw and such withdrawal shall be irrevocable and, after making such withdrawal, such Holder or Common Holder shall no longer have any right to include Registrable Shares or Common Registrable Shares in the Piggy-Back Underwritten Offering as to which such withdrawal was made.
2.2 Company Not Qualifying as a WKSI. If the Company does not qualify as a WKSI, (i) the Company shall give each Holder or Common Holder fifteen (15) days’ notice prior to filing a Shelf Registration Statement and, upon the written request of any Holder or Common Holder, received by the Company within ten (10) days of such notice to the Holder, the Company shall include in such Shelf Registration Statement a number of Ordinary Shares equal to the aggregate number of Registrable Shares or Common Registrable Shares requested to be included without naming any requesting Holder or Common Holder as a selling shareholder and including only a generic description of the holder of such securities (the “Undesignated Registrable Shares”), (ii) the Company shall not be required to give notice to any Holder or Common Holder in connection with a filing pursuant to Section 2.1 unless such Holder or Common Holder provided such notice to the Company pursuant to this Section 2.2 and included Undesignated Registrable Shares in the Shelf Registration Statement related to such filing, and (iii) at the written request of a Holder or a Common Holder given to the Company more than seven (7) days before the date specified in writing by the Company as the Company’s good faith estimate of a launch of a Piggy-Back Underwritten Offering (or such shorter period to which the Company, in its sole discretion, consents), the Company shall use its reasonable best efforts to effect the registration of any of the Holders’ or Common Holders’ Undesignated Registrable Shares so requested to be included and shall file a post-effective amendment or, if available, a prospectus supplement to a Shelf Registration Statement to include such Undesignated Registrable Shares as any Holder or Common Holder may request, provided that (a) the Company is actively employing its reasonable best efforts to effect such Piggy-Back Underwritten Offering; and (b) the Company shall not be required to effect a post-effective amendment more than two (2) times in any twelve (12) month period.
The Company shall have the right to terminate or withdraw any registration or offering initiated by it under this Section 2 before the effective date of such registration or the completion of such offering, whether or not any Holder or Common Holder has elected to include Registrable Shares or Common Registrable Shares in such registration or offering. The expenses of such withdrawn registration or offering shall be borne by the Company in accordance with Section 5.3.
(a) Underwriting. The right of the Holders and Common Holders to participate in a Piggy-Back Underwritten Offering pursuant to this Section 2 shall be conditioned upon the Holders and the Common Holders proposing to distribute their securities through such underwriting (together with the Company and the other Holders distributing their securities through such underwriting, if any) and entering into an underwriting agreement in customary form with the managing underwriter selected for such underwriting in accordance with the provisions of Section 5 below. Notwithstanding any other provision of this Section 2, if the managing underwriter advises the Company in writing, in its sole discretion, that marketing factors require a limitation of the number of shares to be registered under such registration, then the amount of Registrable Shares or Common Registrable Shares to be so sold shall be allocated.
(i) if the Piggy-Back Underwritten Offering is undertaken for the Company’s own account, (A) first, to the securities the Company proposes to sell, (B) second, among the Holders of Registrable Shares and holders of Other Registrable Shares, if any, requested to be included in such registration, pro rata among the holders of such securities on the basis of the number of securities requested thereby to be included in such Piggy-Back Underwritten Offering, (C) third, among the Common Holders of Common Registrable Shares, pro rata to the Common Registrable Shares held by the holders of Common Registrable Shares and (D) fourth, other securities, if any, requested to be included in such registration pro rata among the holders of such securities on the basis of the number of shares requested to be registered by such holders; provided, however, that in any event, all Registrable Shares requested to be included in the Piggy-Back Underwritten Offering must be included in such
F-3

registration prior to any other shares of the Company, including Common Registrable Shares (with the exception of shares to be issued by the Company to the public), and further provided that, notwithstanding anything to the contrary herein, the aggregate amount of Registrable Shares which shall have the right to participate in any proposed Piggy- Back Underwritten Offering shall not be reduced below twenty-five percent (25%) of the aggregate amount of securities included in such offering; and
(ii) if the Piggy-Back Underwritten Offering is pursuant to a request by persons or entities that are holders of Other Registrable Shares (and other than the Company), (A) first, among such holders of Other Registrable Shares, if any, making such request, (B) second, among the Holders of Registrable Shares and holders of Other Registrable Shares (other than the Other Registrable Shares of such requesting persons or entities), pro rata among the holders of such securities on the basis of the number of securities requested thereby to be included in such Piggy-Back Underwritten Offering, (C) third, to the securities the Company proposes to sell and (D) fourth, among the Common Holders of Common Registrable Shares, pro rata to the Common Registrable Shares held by the holders of Common Registrable Shares.
3. Demand Registration.
3.1 Request for Registration.
(a) At any time until July [27], 2026, the Initiating Holders may request in writing that all or part of the Registrable Shares held by such requesting Initiating Holders shall be registered under the Securities Act. Any such demand must request the registration of shares with an anticipated gross aggregate offering price of at least $5,000,000.
(b) Within ten (10) days after receipt of any such request, the Company shall give written notice of such request to the other Holders, the Common Holders and holders of Other Registrable Shares and shall include in such registration all Registrable Shares held by all such Holders, all Common Registrable Shares held by Common Holders and Other Registrable Shares held by holders of Other Registrable Shares who wish to participate in such demand registration and provide the Company with written requests for inclusion therein within fifteen (15) days after the receipt of the Company’s notice.
(c) Thereupon, the Company shall use its reasonable commercial efforts to effect the registration of all Registrable Shares, Common Registrable Shares and Other Registrable Shares as to which it has received requests for registration for trading on the securities exchange specified in the request for registration; provided, however, that the Company shall not be required to effect any registration under this Section 3:
(i) within a period of one hundred and eighty (180) days following the effective date of a previous registration pursuant to this Section 3 or pursuant to Section 2, provided the Holders were eligible to participate in such previous registration pursuant to Section 2;
(ii) If at the time of the request from the Initiating Holders the Company gives notice within thirty (30) days of such request that it is engaged in preparation of a registration statement or prospectus supplement, as the case may be, for a firm underwritten registered public offering (for which the registration statement or prospectus supplement will be filed within ninety (90) days) in which the Holder may include Registrable Shares pursuant to Section 2 above (subject to underwriting limitations provided under subsection 2.2(a));
(iii) more than twice under this Section 3, provided that a registration shall not be counted for purposes of this subsection until such time as the applicable registration statement has been declared effective by the SEC and maintained for the period specified in Section 5.8(a) hereunder; or
(iv) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.
The Company shall be entitled to include shares of Common Stock for sale for its own account in any registration pursuant to this Section 3 subject to the approval of the holders of a majority of the Registrable Shares held by the Initiating Holders.
F-4

3.2 Underwriting. If the Initiating Holders intend to distribute the Registrable Shares covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to subsection 6.1 and the Company shall include such information in the written notice referred to in paragraph 6.1. The underwriter will be selected in accordance with the provisions of Section 5 below. In such event, the right of the Holders and the Common Holders to include securities in such registration shall be conditioned upon such Holders’ and Common Holders’ participation in such underwriting and the inclusion of such Holders’ securities in the underwriting (unless otherwise mutually agreed by the holders of a majority of the Registrable Shares held by the Initiating Holders), to the extent provided herein. The Holders, Common Holders and Other Registrable Shares proposing to distribute their securities through such underwriting shall (together with the Company), enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Section 3, if the managing underwriter advises the Holders Common Holders and holders of Other Registrable Shares in writing, in its sole discretion, that marketing factors require a limitation of the number of shares to be underwritten, then the amount of Registrable Shares or Common Registrable Shares to be so sold shall be allocated (i) first, among the Holders of Registrable Shares pro rata to the Registrable Shares held by the holders of Registrable Shares, (ii) second, among Common Holders of Common Registrable Shares, pro rata to the Common Registrable Shares held by the holders of Common Registrable Shares, (iii) third, pro rata among holders of Other Registrable Shares, if any, requested to be included in such registration pursuant, pro rata among the holders of such securities on the basis of the number of Other Registrable Shares requested to be registered by such holders desiring to participate in such registration on the basis of the amount of such Other Registrable Shares initially proposed to be registered by such other shareholders, and (iv) fourth, pro rata among holders of other securities of the Company (other than Registrable Shares, Common Registrable Shares or Other Registrable Shares), if any, requested to be included in such registration, pro rata among the holders of Other Registrable Shares desiring to participate in such registration on the basis of the amount of such shares initially proposed to be registered by such other shareholders; provided, however, that in any event all Registrable Shares must be included in such registration prior to any other shares of the Company, including Common Registrable Shares or Other Registrable Shares.
4. Form S-3 Registration.
4.1 Request for Registration. In case the Company shall receive from any Holder or Holders (the “Form S-3 Initiating Holders”), a written request or requests (a “Form S-3 Request Notice”) that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Shares owned by such Holder or Holders, then, subject to the conditions of this Section 4, the Company will give written notice of the proposed registration within twenty (20) days after receipt of any such Form S-3 Request Notice to all other Holders and holders of Other Registrable Shares, and include in such registration all Registrable Shares and Other Registrable Shares held by holders of Other Registrable Shares held by all such Holders who wish to participate in such registration and who have provided the Company with written notice requests for inclusion therein within fifteen (15) days after the receipt of the Company’s notice. Subject to the terms hereof, the Company will use its reasonable best efforts to effect such registration as soon as practicable. All written requests from any Holder or Holders to effect a registration on Form S-3 pursuant to this Section 4 shall indicate whether such Holder(s) intend to effect an offering promptly following effectiveness of the registration statement or whether, pursuant to Section 5.8(a), they intend for the registration statement to remain effective so that they may effect the offering on a delayed basis (a “Shelf Request”). Notwithstanding the foregoing, the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 4.1 (i) if Form S-3 is not available for such offering by the Holders; (ii) within ninety (90) days of the effective date of a registration statement filed pursuant to Section 3 or this Section 4.1 or pursuant to the Teads Registration Rights Agreement, (iii) within ninety (90) days of a Piggy-Back Underwritten Offering in which the Form S-3 Initiating Holders had an opportunity to participate pursuant to the provisions of Section 2 and from which no more the twenty percent (20%) of the Registrable Shares of the Form S-3 Initiating Holders that were requested to be included were excluded pursuant to Section 2.2(a), (iv) if the Company gives notice within fifteen (15) days of the request from the Form S-3 Initiating Holders that it is engaged in preparation of a registration statement or prospectus supplement, as the case may be, for a firm underwritten registered public offering (for which the registration statement or prospectus supplement will be filed within ninety (90) days) in which the Form S-3 Initiating Holders may include Registrable Shares pursuant to Section 2 above (subject to underwriting limitations provided under subsection 2.2(a)), (v) if the aggregate price to
F-5

the public of the shares to be registered is less than $1,000,000 (one million U.S. dollars); and (vi) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.
4.2 Shelf Request. In the event a Form S-3 is filed pursuant to a Shelf Request, upon a written request (a “Form S-3 Demand Notice”) from any Holder or Holders (the “Form S-3 Takedown Holders”) that is entitled to sell securities pursuant to such Form S-3 without filing a post-effective amendment that the Company effect an offering with respect to Registrable Shares (a “Takedown”), the Company will, as soon as practicable, (x) deliver a notice (a “Takedown Notice”) relating to the proposed Takedown to all other Holders and holders of Other Registrable Shares who are named or are entitled to be named as a selling shareholder in such Form S-3 without filing a post-effective amendment thereto and (y) promptly (and in any event not later than twenty (20) days after receiving such request) supplement the prospectus included in the Shelf Registration Statement as would permit or facilitate the sale and distribution of all or such portion of the Form S-3 Takedown Holders’ Registrable Shares as are specified in such request together with the Registrable Shares requested to be included in such Takedown by any other Holder(s) and Other Registrable Shares requested to be included in such Takedown by holders of Other Registrable Shares who notify the Company in writing within ten (10) Business Days after receipt of such notice from the Company. Notwithstanding the foregoing, the Company shall not be obligated to effect a Takedown (i) unless the Registrable Shares requested to be offered pursuant to such Takedown have an anticipated aggregate price to the public (net of any underwriting discounts and commissions) of not less than $1,000,000 (one million U.S. dollars), (ii) if the Company has within the twelve (12) month period preceding the date of such request already effected two (2) Takedowns under this Section 4.2, (iii) within 90 days of the effective date of a registration statement filed pursuant to Section 3 or pursuant to the Teads Registration Rights Agreement or, if the filing pursuant to Section 4.1 included an underwritten, pursuant to Section 4.1, (iv) within 90 days of a Piggy-Back Underwritten Offering in which the Holder or Holders submitting the Takedown Notice had an opportunity to participate pursuant to the provisions of Section 2 and from which no more the twenty percent (20%) of the Registrable Shares of the Form S-3 Takedown Holders that were requested to be included were excluded pursuant to Section 2.2(a) or (y) within ninety (90) days of effecting a previous Takedown under this Section 4.2 or a Takedown pursuant to the Teads Registration Rights Agreement, or (v) if the Company gives notice within fifteen (15) days of the Form S-3 Demand Notice that it is engaged in preparation of a registration statement or prospectus supplement, as the case may be, for a firm underwritten registered public offering (for which the registration statement or prospectus supplement will be filed within ninety (90) days) in which the Form S-3 Takedown Holders may include Registrable Shares pursuant to Section 2 above (subject to underwriting limitations provided under subsection 2.2(a)), in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.
5. Designation of Underwriter.
5.1 In the case of any registration effected pursuant to Section 3, the underwriter, if any, will be selected by the Initiating Holders holding the majority of Registrable Shares and approved by the Company, which approval shall not be unreasonably withheld.
5.2 In the case of any registration initiated by the Company or a registration initiated under Section 4, the Company shall have the right to designate the managing underwriter in any underwritten offering. In the case of a registration initiated by holders of Other Registrable Shares in accordance with the terms of the Teads Registration Rights Agreement, such holders of Other Registrable Shares shall have the right to designate the managing underwriter in any underwritten offering to the extent provided for in the Teads Registration Rights Agreement.
5.3 Expenses. All expenses incurred in connection with any registration, filing or qualification, pursuant to Sections 2, 3 and 4, including without limitation all federal and “blue sky” registration, filing and qualification fees, printer’s and accounting fees, and fees and disbursements of counsel for the Company as well as one counsel for the Holders selected by the holders of a majority of the Registrable Shares and Other Registrable Shares held by holders of Other Registrable Shares of the Holders participating in such registration, filing or qualification shall be borne by the Company; provided, however, that each of the Holders and holders of Other Registrable Shares participating in such registration shall bear or pay its pro rata portion of discounts or commissions payable to any underwriter and the fees and expenses of any additional advisors for such Holder or holder of Other Registrable Shares (except as otherwise provided for herein).
F-6

5.4 Indemnities. In the event of any registered offering of Common Stock pursuant to this Section 5 (for the purposes of this Section 5.4, the Common Holders and holders of Other Registrable Shares shall also be referred to as “Holders” and “Registrable Shares” shall include Other Registrable Shares):
(a) The Company will indemnify and hold harmless, to the fullest extent permitted by law, any Holder and any underwriter for such Holder, and each person, if any, who controls the Holder or such underwriter, from and against any and all losses, damages, claims, liabilities, joint or several, costs and expenses (including any amounts paid in any settlement effected with the Company’s consent) to which the Holder or any such underwriter or controlling person may become subject under applicable law or otherwise, insofar as such losses, damages, claims, liabilities (or actions or proceedings in respect thereof), costs or expenses arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in the registration statement or included in the prospectus, as amended or supplemented, or (ii) the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they are made, not misleading, and the Company will reimburse the Holder, such underwriter and each such controlling person of the Holder or the underwriter, promptly upon demand, for any reasonable legal or any other expenses incurred by them in connection with investigating, preparing to defend or defending against or appearing as a third-party witness in connection with such loss, claim, damage, liability, action or proceeding; provided, however, that the Company will not be liable in any such case to the extent that any such loss, damage, liability, cost or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished in writing by a Holder, such underwriter or such controlling persons in writing specifically for inclusion therein; provided, further, that this indemnity shall not be deemed to relieve any underwriter of any of its due diligence obligations; provided, further, that the indemnity agreement contained in this subsection 5.35.4(a) shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if such settlement is effected without the consent of the Company. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the selling stockholder, the underwriter or any controlling person of the selling stockholder or the underwriter, and regardless of any sale in connection with such offering by the selling stockholder. Such indemnity shall survive the transfer of securities by a selling stockholder.
5.5 Each Holder participating in a registration hereunder will indemnify and hold harmless the Company, any underwriter for the Company, and each person, if any, who controls the Company or such underwriter, from and against any and all losses, damages, claims, liabilities, costs or expenses (including any amounts paid in any settlement effected with the selling stockholder’s consent) to which the Company or any such controlling person and/or any such underwriter may become subject under applicable law or otherwise, insofar as such losses, damages, claims, liabilities (or actions or proceedings in respect thereof), costs or expenses arise out of or are based on (i) any untrue or alleged untrue statement of any material fact contained in the registration statement or included in the prospectus, as amended or supplemented, or (ii) the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading, and each such Holder will reimburse the Company, any underwriter and each such controlling person of the Company or any underwriter, promptly upon demand, for any reasonable legal or other expenses incurred by them in connection with investigating, preparing to defend or defending against or appearing as a third-party witness in connection with such loss, claim, damage, liability, action or proceeding; in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was so made in strict conformity with written information furnished by such Holder specifically for inclusion therein. The foregoing indemnity agreement is subject to the condition that, insofar as it relates to any such untrue statement (or alleged untrue statement) or omission (or alleged omission) made in the preliminary prospectus but eliminated or remedied in the amended prospectus at the time the registration statement becomes effective or in the Final Prospectus, such indemnity agreement shall not inure to the benefit of (i) the Company and (ii) any underwriter, if a copy of the Final Prospectus was not furnished to the person or entity asserting the loss, liability, claim or damage at or prior to the time such furnishing is required by the Securities Act; provided, further, that this indemnity shall not be deemed to relieve any underwriter of any of its due diligence obligations; provided, further, that the indemnity agreement contained in this Section 5.5 shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if such settlement is effected without the consent of the Holders. In no event shall the liability of a Holder exceed the net proceeds from the offering received by such Holder.
F-7

5.6 Promptly after receipt by an indemnified party pursuant to the provisions of Sections 5.4(a) or 5.5 of notice of the commencement of any action involving the subject matter of the foregoing indemnity provisions, such indemnified party will, if a claim thereof is to be made against the indemnifying party pursuant to the provisions of said Section 5.4(a) or 5.5, promptly notify the indemnifying party of the commencement thereof; but the omission to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise than hereunder except to the extent the indemnifying party is prejudiced as a result thereof. In case such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party shall have the right to participate in, and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party; provided, however, that if the defendants in any action include both the indemnified party and the indemnifying party and there is a conflict of interests which would prevent counsel for the indemnifying party from also representing the indemnified party, the indemnified party or parties shall have the right to select one separate counsel to participate in the defense of such action on behalf of such indemnified party or parties. After notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party pursuant to the provisions of said Sections 5.4(a) or 5.5 for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof, unless (i) the indemnified party shall have employed counsel in accordance with the provision of the preceding sentence, (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after the notice of the commencement of the action and within 15 days after written notice of the indemnified party’s intention to employ separate counsel pursuant to the previous sentence, or (iii) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party. No indemnifying party will consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.
5.7 In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) an indemnified party, exercising rights under this Agreement, makes a claim for indemnification pursuant to Section 5.4(a) or 3.1(b) but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 5.4 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any such indemnified party in circumstances for which indemnification is provided under this Section 5.4; then, and in each such case, the Company and such indemnified party will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion so that such Holder is responsible for the portion represented by the percentage that the public offering price of its Registrable Shares offered by and sold under the registration statement bears to the public offering price of all securities offered by and sold under such registration statement, and the Company and other selling Holders are responsible for the remaining portion; provided, however, that, in any such case: (A) no such Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Shares offered and sold by such Holder pursuant to such registration statement; (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation; and (C) no Holder shall be required to contribute any amount in excess of the amount such Holder would have been required to indemnify if indemnification had been applicable in accordance with its terms.
5.8 Obligations of the Company. Whenever required under this Section 5 to effect the registration of any Registrable Shares (including for the purpose of this Section 5.8 only, the Common Registrable Shares and Other Registrable Shares), the Company shall, as expeditiously as possible (for the purposes of this Section 5.8, the Common Holders and the holders of Other Registrable Shares shall also be referred to as “Holders”):
(a) prepare and file with the SEC a registration statement with respect to such Registrable Shares and use its reasonable commercial efforts to cause such registration statement to become effective, and, upon the request of the holders of a majority of the Registrable Shares registered thereunder, keep such registration statement effective for a period of up to nine (9) months or, if sooner, until the distribution contemplated in the Registration Statement has been completed; provided, however, such nine (9)-month period shall be extended by the length of time that the Holders are required to cease distribution of the Registrable Shares pursuant to Section 5.8(e) or Section 5.9 below, if applicable.
F-8

(b) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Shares covered by such registration statement.
(c) furnish to the Holders participating in such registration such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Shares owned by them.
(d) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.
(e) notify each holder of Registrable Shares covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing. Upon receipt of a notification under this Section 5.8(e) such Holders shall immediately cease distributing the Registrable Shares covered by such registration statement.
(f) cause all Registrable Shares registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed.
(g) provide a transfer agent and registrar for all Registrable Shares registered pursuant hereunder and a CUSIP number for all such Registrable Shares, in each case not later than the effective date of such registration.
(h) use its commercially reasonable efforts to cause to be furnished, at the request of any Holder requesting registration of Registrable Shares pursuant to this Section 3, on the date that such Registrable Shares are delivered to the underwriters for sale in connection with a registration pursuant to this Section 5.8, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, if required by the Holder, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Shares; provided that the delivery of any “10b-5 statement” and opinion may be conditioned on the prior or concurrent delivery of a comfort letter pursuant to subsection (ii) hereof and (ii) a comfort letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Shares subject to each such Holder to whom the comfort letter is addressed providing a customary representation letter to the independent registered public accounting firm of the Company in form and substance reasonably satisfactory to such accountant.
5.9 Deferral of Filing or Suspension of use of Registration Statement. Notwithstanding any other provision of this Agreement, the Company may postpone the filing of any registration statement, or suspend the use of a registration statement or prospectus, up to two (2) times in any 12-month period for up to an aggregate of ninety (90) days during such 12-month period if the Company shall furnish to the relevant Holders a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Board it would be seriously detrimental to the Company or its stockholders for a registration statement to be filed or used at such time. During such periods of deferral or suspension, the Company shall not sell securities for its own account or that of any other shareholder, in each case, pursuant to a registration statement filed under the Securities Act, other than a registration statement on Form S-8; provided, however, the Company shall be permitted to file one or more Shelf Registration Statements.
F-9

5.10 Assignment of Registration Rights. Any of the Holders or Common Holders may assign its rights to cause the Company to register shares pursuant to this Section 5 to a transferee of no less than 200,000 Registrable Shares or Common Registrable Shares (in each case, as adjusted for any stock split, stock dividend, recapitalization or similar event), including but not limited to any Affiliate of such Holder or Common Holder; provided, however, that no transferee may be assigned any of the foregoing rights unless the Company is given a written notice by the assigning and transferring party (not later than the time of such assignment and transfer) stating the name and address of the transferee and identifying the securities of the Company as to which the rights in question are being assigned and transferred; and provided further that any such transferee shall undertake in advance and in writing to be bound by this Agreement and shall receive such assigned rights subject to all the terms and conditions of this Agreement.
5.11 Lock-Up. In any registration of the Company’s shares each Holder, Common Holder and holder of Other Registrable Shares agrees that any sales of shares of the Company may be subject to a “lock-up” period restricting such sales (including the making of any short sale of, loan, grant any option for the purchase of, or otherwise disposition of any such shares) for such period not to exceed in case of an underwritten offering 90 days from the date of the final prospectus for such offering. Each Holder, Common Holder and holder of Other Registrable Shares agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriter that are consistent with the foregoing or that are necessary to give further effect thereto. The obligations described in this Section 5.11 shall not apply to a registration relating solely to employee benefit plans on Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a Commission Rule 145 transaction on Form S-4 or similar forms that may be promulgated in the future. The Company may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such lock up period described above. Notwithstanding anything in this Section 5.11 to the contrary, the foregoing provisions of this Section 5.11 (1) shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, (2) shall only be applicable where all officers and directors are similarly bound, and (3) shall not prevent transfers to the Holders’ direct or indirect affiliates, including without limitation such Holder’s direct and indirect stockholders, members, other equityholders, limited or general partners, beneficiaries (if the Holder is a trust) and such Holder’s direct and indirect subsidiaries, or to any investment fund or other entity controlled or managed by, or under the common control or management with, such Holder, provided that such transferee agrees to be bound in writing by the restrictions set forth in the lock- up agreement and provided further that any such transfer shall not involve a disposition for value.
5.12 Public Information. At all times after the earlier of the close of business on such date as (a) a registration statement filed by the Company under the Securities Act becomes effective, (b) the Company registers a class of securities under Section 12 of the United States Securities Exchange Act of 1934, as amended, or any federal statute or code which is a successor thereto (the “Exchange Act”), or (c) the Company issues an offering circular meeting the requirements of Regulation A under the Securities Act, the Company shall make and keep publicly available and available to the Preferred Holders pursuant to Rule 144 under the Securities Act (“Rule 144”), such information as is necessary to enable the Preferred Holders to make sales of Registrable Stock pursuant to Rule 144. The Company shall comply with the current public information requirements of Rule 144 and shall furnish thereafter to any Preferred Holder, upon request, a written statement executed by the Company that it has complied with the reporting requirements of Rule 144 and such other information as may be reasonably requested in availing any Preferred Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration.
5.13 Foreign Offerings. The provisions of this Section 5 shall apply, mutatis mutandis, to any registration of the securities of the Company outside of the United States.
5.14 Information by Holder. The Holders and/or Common Holders included in any registration shall furnish to the Company such information regarding such Holder and/or Common Holder, the Registrable Shares and/or Common Registrable Shares held by them and the distribution proposed by such Holder and/or Common Holder as the Company may reasonably request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Section 5. If any Holder or Common Holder does not provide any reasonably requested information within ten (10) business days of such written request, the Company is permitted to not register such Holder’s securities without penalty. (For purposes of this Section 5.14, holders of Other Registrable Shares shall also be referred to as “Holders” and “Registrable Shares” shall include Other Registrable Shares).
5.15 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of at least fifty percent (50%) of the Registrable Shares, as one class on an as converted basis, enter into any agreement with any holder or prospective holder of any securities
F-10

of the Company that would allow such holder or prospective holder (i) to include such securities in any registration unless, under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the number of the Registrable Shares of the Holders that are included, or (ii) to demand registration of any securities held by such holder or prospective holder which could result in such registration statement being declared effective prior to July [27], 2026; provided, however, that the Company may without such consent enter into an agreement with any holder or prospective holder of any securities of the Company related to the filing of a resale shelf registration statement to register shares issued to such holder or prospective holder in an acquisition, if and only if such resale shelf registration statement does not permit underwritten offerings and the rights of Holders hereunder are not adversely impacted. Notwithstanding the foregoing, the parties hereto consent to the entry by the Company into the Teads Registration Rights Agreement and to the rights granted thereunder.
6. Miscellaneous.
6.1 Further Assurances. Each of the parties hereto shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the parties as reflected thereby.
6.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware excluding that body of law pertaining to conflict of law. The parties hereto agree to submit to the jurisdiction of the United States federal and state courts of the State of Delaware with respect to the breach or interpretation of this Agreement or the enforcement of any and all rights, duties, liabilities, obligations, powers, and other relations between the parties arising under this Agreement.
6.3 Successors and Assigns; Assignment. Except as otherwise expressly limited herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto.
6.4 Entire Agreement; Amendment and Waiver. This Agreement and the Schedules hereto constitute the full and entire understanding and agreement between the parties with regard to the subject matters hereof and thereof. This Agreement supersedes in its entirety the Prior Amended and Restated Investors’ Rights Agreement, and such Prior Amended and Restated Investors’ Rights Agreement is hereby terminated and of no further force or effect. Any term of this Agreement may be amended and the observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) only with the written consent of (i) the Company, and (ii) the Holders of more than fifty percent (50%) of the Registrable Shares, provided, however, anything in the foregoing notwithstanding: (A) should such waiver or amendment change the rights or privileges granted to a particular stockholder or class or series of stockholders, in a manner adverse and different from other stockholders (such more adversely affected shareholders, a “Discriminated Class”), then such waiver or amendment shall be subject to the written approval of the stockholder/s who are the owners of record of a majority of the issued and outstanding shares of such Discriminated Class (voting together as a single class), and (B) any right or limitation provided for the express benefit of a specifically named party to this Agreement may not be amended or waived without the consent of such party. Any amendment or waiver adopted with the applicable foregoing consents shall be binding upon all parties to this Agreement. The Company shall give prompt notice of any amendment hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment or waiver.
6.5 Notices, etc. All notices and other communications required or permitted hereunder to be given to a party to this Agreement shall be in writing and shall be transmitted via facsimile or email or mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand or by messenger, addressed to such party’s address as set forth below:
if to the Holders: to the addresses set forth in Schedule 1
if to the Company:
Veronica Gonzalez Outbrain Inc.
111 West 19th Street, NY, NY 10011
Facsimile: [(917) 591-5856]
Email:vgonzalez@outbrain.com
F-11

with a copy to:
Meitar Law Offices
Abba Hillel Silver Road 16
Ramat Gan 5250608
Israel
Email: dshamgar@meitar.com and dglatt@meitar.com
Attention: Dan Shamgar, Adv. and David S. Glatt, Adv.
or such other address with respect to a party as such party shall notify each other party in writing as above provided. Any notice sent in accordance with this Section 6.5 shall be effective (i) if mailed, seven (7) business days after mailing, (ii) if sent by messenger, upon delivery, and (iii) if sent via facsimile or email, upon transmission and electronic confirmation of receipt or (if transmitted and received on a non- business day) on the first business day following transmission and electronic confirmation of receipt.
6.6 Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any of the parties, shall be cumulative and not alternative.
6.7 Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.
6.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall constitute one and the same instrument.
6.9 Aggregation of Stock. Other than with respect to rights, limitations and obligations pursuant to this Section 3 hereof, all shares of Common Stock held or acquired by Affiliates or other affiliated entities or persons of a Holder, as the case may be, shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

[Signature Page to Follow]
F-12

IN WITNESS WHEREOF the parties have signed this Amended and Restated Investors’ Rights Agreement as of the date first hereinabove set forth.

OUTBRAIN INC.

By:
	Name:	David Kostman
	Title:	CEO

IN WITNESS WHEREOF the parties have signed this Amended and Restated Investors’ Rights Agreement as of the date first hereinabove set forth.

VIOLA VENTURES, III L.P.

YARON GALAI

F-13

ANNEX G
CERTIFICATE OF DESIGNATION

OF

SERIES A CONVERTIBLE PREFERRED SHARES

OF

OUTBRAIN INC.
Pursuant to Section 151 of the General Corporation Law of the State of Delaware
Pursuant to Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), Outbrain Inc., a corporation duly organized and validly existing under the DGCL (the “Company”), in accordance with the provisions of Section 103 thereof, does hereby submit the following:
WHEREAS, the Certificate of Incorporation of the Company authorizes the issuance of up to 100,000,000 shares of Preferred Stock, par value $0.001 per share, of the Company, and expressly authorizes the Board of Directors of the Company (the “Board of Directors”) to fix the number of shares of any series of Preferred Stock, to determine the designation of any such shares, and to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock by filing a certificate pursuant to the applicable laws of the State of Delaware.
WHEREAS, it is the desire of the Board of Directors to fix the number of shares to be included in a new series of Preferred Stock and the designations, rights, preferences, privileges, and restrictions granted to or imposed upon such new series.
NOW, THEREFORE, BE IT RESOLVED that, on [•], the Board of Directors does hereby provide authority for the Company to issue a series of Preferred Stock to be known as the Series A Convertible Preferred Shares (the “Series A Preferred Shares”) and does hereby in this Certificate of Designation establish and fix and herein state and express the designations, rights, preferences, privileges, and restrictions of the Series A Preferred Shares as follows:
1. DEFINITIONS, CALCULATIONS AND INCORPORATION BY REFERENCE
1.1 Definitions.
Unless stated otherwise or otherwise defined herein, capitalized terms used but not otherwise defined in this Certificate of Designation shall have the meaning, mutatis mutandis, as set forth in the Certificate of Incorporation (as defined below). As used in this Certificate of Designation, the following capitalized terms will have the following meanings:
“Applicable Law” means, with respect to any Person, the common law and any federal, state, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its property.
“Board of Directors” has the meaning set forth in the preamble.
“Business Day” means any day that is not a Saturday or Sunday or any other day on which Nasdaq or the NYSE are closed for trading.
“Capital Stock” means all authorized and all issued and outstanding capital stock of the Company, including the Common Stock and the Preferred Stock.
“Certificate of Designation” means this Certificate of Designation of the Series A Preferred Shares of the Company.

“Certificate of Incorporation” means the Twelfth Amended and Restated Certificate of Incorporation of the Company, as amended, restated, supplemented or otherwise modified from time to time, including by this Certificate of Designation.
“Change of Control” means, following the Closing (as defined under the Purchase Agreement), the consummation, whether in a single transaction or a series of related transactions, of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if the stockholders of the Company immediately prior to such merger, consolidation or other reorganization do not own more than 50% of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization; provided that such a transaction shall not constitute a Change of Control if its sole purpose is to change the state of the Company’s incorporation and/or to create a holding company that will be owned in substantially the same proportions by the Persons who held the Company’s securities immediately before such transaction.
“Change of Control Price” has the meaning set forth in Section 5.3(c).
“Close of Business” means 5:00 p.m., U.S. Eastern time.
“Code” means the Internal Revenue Code of 1986, as amended.
“Common Stock” means the Common Stock, par value $0.001 per share, of the Company.
“Company” has the meaning set forth in the preamble.
“Conversion Date” has the meaning set forth in Section 5.2(a).
“Conversion Notice” has the meaning set forth in Section 5.2(a).
“Conversion Price” initially means $10.00; provided, however, that such initial Conversion Price is subject to adjustment from time to time pursuant to Section 5.3. Each reference in this Certificate of Designation to the Conversion Price as of a particular date without setting forth a particular time on such date will be deemed to be a reference to the Conversion Price as of immediately before the Close of Business on such date.
“Current Liquidation Preference” means, at any date of determination and with respect to each outstanding Series A Preferred Share, the sum of (a) the Stated Value thereof, plus (b) the aggregate amount of all accrued and accumulated Regular Dividends thereon that have been compounded in accordance with Section 2.2(a) and that have not been paid in cash.
“DGCL” has the meaning set forth in the preamble.
“Dividend Rate” means, with respect to Regular Dividends that accrue for each period ending on a Regular Dividend Payment Date, 10.00% per annum.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
“Expiration Date” has the meaning set forth in Section 5.3(e).
“Forced Conversion” has the meaning set forth in Section 5.1(b).
“Forced Conversion Conditions” has the meaning set forth in Section 5.1(b).
“Forced Conversion Notice” has the meaning set forth in Section 5.1(b).
“Governmental Authority” means the government of the United States, any foreign country or any multinational authority, or any state, commonwealth, protectorate or political subdivision thereof, and any entity, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
“Holdback Amount” has the meaning set forth in Section 5.3(j).
“Holdback Extension Amount” has the meaning set forth in Section 5.3(j).
“Holdback Extension Period” has the meaning set forth in Section 5.3(j).
“Holdback Extension Shares” has the meaning set forth in Section 5.3(j).

“Holdback Period” has the meaning set forth in Section 5.3(j).
“Holdback Shares” has the meaning set forth in Section 5.3(j).
“Holder” means, as of any date, any Person that is a holder of record of outstanding Series A Preferred Shares as of such date.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing that does not have a material relationship with the Company or its subsidiaries.
“Individual Holder Conversion Cap” means, with respect to any Holder as of any date, the maximum number of shares of Common Stock, as determined by the Company with the consent of the Holder, which consent shall not be unreasonably withheld, conditioned or delayed, that could be issued by the Company to such Holder pursuant to an Optional Conversion or a Forced Conversion without such issuance being subject to a premerger notification requirement pursuant to the HSR Act.
“Issue Date” means [•].
“Junior Stock” has the meaning set forth in Section 2.3.
“Last Reported Sale Price per Common Share” for any Trading Day shall mean the closing sale price per share (or, if no closing sale price is reported, the average of the last bid price and the last ask price per share or, if more than one in either case, the average of the average last bid prices and the average last ask prices per share) of shares of Common Stock on such Trading Day as reported in composite transactions for the principal U.S. national securities exchange on which the Common Stock is then listed. If the Common Stock is not listed on a U.S. national securities exchange on such Trading Day, then the Last Reported Sale Price per Common Share will be the last quoted bid price per share of Common Stock on such Trading Day in the over-the-counter market as reported by OTC Markets Group Inc. or a similar organization. If the Common Stock is not so quoted on such Trading Day, then the Last Reported Sale Price per Common Share will be the average of the mid-point of the last bid price and the last ask price per share of the Common Stock on such Trading Day from a nationally recognized independent investment banking firm the Company selects.
“Liquidation Event” means any voluntary or involuntary winding up, liquidation, or dissolution of the Company or any sale or disposition, whether in a single transaction or series of related transactions, of all or substantially all of the assets of the Company (on a consolidated basis).
“Market Disruption Event” means any of the following events:
(a) any suspension of, or limitation imposed on, trading of the Common Stock by Nasdaq (or any successor or other securities exchange determined by the Company for the trading of the Common Stock) (the “Relevant Exchange”) during the one-hour period prior to the close of trading for the regular trading session on the Relevant Exchange, and whether by reason of movements in price exceeding limits permitted by the Relevant Exchange as to securities generally, or otherwise relating to the Common Stock or options contracts relating to the Common Stock on the Relevant Exchange; or
(b) any event that disrupts or impairs (as determined by the Company in its reasonable discretion) the ability of market participants during the one-hour period prior to the close of trading for the regular trading session on the Relevant Exchange in general to effect transactions in, or obtain market values for, the Common Stock on the Relevant Exchange or to effect transactions in, or obtain market values for, options contracts relating to the Common Stock on the Relevant Exchange.
“Nasdaq” means The Nasdaq Stock Market LLC.
“NYSE” means the New York Stock Exchange.
“Optional Conversion” has the meaning set forth in Section 5.1(a).
“Parity Securities” has the meaning set forth in Section 2.3.
“Person” means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any Governmental Authority.

“Purchase Agreement” means the Share Purchase Agreement, dated as of August 1, 2024, by and among the Company, Altice Teads S.A., a public limited liability company (société anonyme), incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 1, rue Hildegard von Bingen, L-1282 Luxembourg, Grand Duchy of Luxembourg, registered with the Commercial and Companies Register of Luxembourg (Registre de Commerce et des Sociétés, Luxembourg) under number B215423 (“AT”) and TEADS, a public limited liability company (société anonyme), incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 5, rue de la Boucherie, L-1247 Luxembourg, Grand Duchy of Luxembourg, and registered with the Luxembourg Commercial and Companies Register (Registre de Commerce et des Sociétés, Luxembourg) under number B113995, as may be amended from time to time.
“Redemption Date” means, in respect of any redemption pursuant to Section 4.7, the date set by the Company as the date on which such redemption shall occur.
“Redemption Price” has the meaning set forth in Section 4.7(b).
“Regular Dividend” means the dividends to be made by the Company in respect of the Series A Preferred Shares in accordance with Section 2.2(a).
“Regular Dividend Payment Date” means each anniversary of the Issue Date; provided that if any Regular Dividend Payment Date is not a Business Day, the Regular Dividend Payment Date will be the immediately following Business Day.
“Relevant Exchange” has the meaning set forth in the definition of the term “Market Disruption Event”.
“Reorganization Event” has the meaning set forth in Section 5.3(c).
“Series A Preferred Shares” has the meaning set forth in the preamble.
“Stated Value” means, at any date of determination, and with respect to each outstanding Series A Preferred Share, $10.00 (adjusted as appropriate in the event of any stock dividend, stock split, stock distribution, recapitalization or combination with respect to the Series A Preferred Shares); provided, however, that the Stated Value shall not be adjusted for Regular Dividends compounded in accordance with Section 2.2(a).
“Stockholders Agreement” means the Stockholders Agreement, dated as of [•], by and between the
Company and AT.
“Tender/Exchange Offer Valuation Period” has the meaning set forth in Section 5.3(e).
“Trading Day” means a Business Day on which the Relevant Exchange is scheduled to be open for business and on which there has not occurred a Market Disruption Event.
“Trigger Event” has the meaning set forth in Section 5.3(f).
“U.S. Holder” has the meaning set forth in Section 2.2(f).
1.2 Other Interpretive Provisions. With reference to this Certificate of Designation:
(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.
(b) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in this Certificate of Designation or in any document entered into in connection herewith shall refer to such document as a whole and not to any particular provision thereof.
(c) Article, Section, Exhibit, Annex, Appendix and Schedule references are to the document in which such reference appears.
(d) The term “including” is by way of example and not limitation.
(e) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”
(g) Section headings herein and in the other documents entered into in connection with this Certificate of Designation are included for convenience of reference only and shall not affect the interpretation of this Certificate of Designation or any other document.
(h) All references to “$” or “dollars” are references to U.S. dollars.
1.3 References to Agreements, Laws, etc. Unless otherwise expressly provided herein,
(a) references to any certificate of incorporation, bylaws or other organizational documents or any agreements shall, except where expressly indicated to the contrary, be deemed to include all subsequent amendments, restatements, amendment and restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, amendment and restatements, extensions, supplements and other modifications are permitted by this Certificate of Designation; and
(b) references to any Applicable Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.
1.4 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to U.S. Eastern time (daylight or standard, as applicable).
1.5 Timing of Payment of Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day.
1.6 Corporate Terminology. Any reference to officers, shareholders, stock, shares, directors, boards of directors, corporate authority, articles of incorporation, bylaws or any other such references to matters relating to a corporation made herein or in any other document entered into in connection with this Certificate of Designation with respect to a Person that is not a corporation shall mean and be references to the comparable terms used with respect to such Person.
1.7 Valuations. Any reference in this Certificate of Designations to a determination by the Board of Directors of the value of any asset, security or other property shall mean the determination of the Board of Directors, in good faith, of the value of such asset, security or other property; provided that if, in connection with any such determination, (a) the Board of Directors shall not have obtained a valuation opinion from an Independent Financial Advisor with respect to such asset, security or property and (b) the Holders shall notify the Company of their good-faith disagreement with such determination of the Board of Directors, then the value of such asset, security or other property shall be determined by Board of Directors in good faith using an Independent Financial Advisor to provide a valuation opinion.
1.8 Acts of Holders.
(a) Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Series A Preferred Share shall bind every future Holder of the same Series A Preferred Share and the Holder of every Series A Preferred Share issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of any action taken, suffered or omitted by the Holders or the Company in reliance thereon, whether or not notation of such action is made upon any certificate representing such Series A Preferred Share. Any request, authorization, direction, notice, consent, or waiver in relation to rights and/or obligations with respect to the Series A Preferred Shares delivered by the record holder(s) of the majority of all outstanding Series A Preferred Shares shall bind all Holders of the Series A Preferred Shares.
(b) The Company may set a record date for purposes of determining the identity of Holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or take any other act, or to vote or consent to any action by vote or consent authorized or permitted to be given or taken by Holders.

2. DESIGNATION AND DIVIDENDS
2.1 Designations. A total of 10,500,000 shares of Preferred Stock will be designated as a series known as Series A Convertible Preferred Shares.
2.2 Dividends.
(a) From and after the date of issuance of each Series A Preferred Share, Holders shall be entitled to receive in respect of each such Series A Preferred Share cumulative dividends accruing on a quarterly basis at the Dividend Rate on the Current Liquidation Preference of such Series A Preferred Share as in effect from time to time, whether or not the Company has assets legally available to make payment thereof. With respect to any Regular Dividend Payment Date, the Company may declare and pay such cumulative dividends, to the extent permitted by Applicable Law, at the Company’s sole discretion, to the Holders in cash in arrears on each Regular Dividend Payment Date; provided that, to the extent any such cumulative dividends are not paid to the Holders in cash on any Regular Dividend Payment Date, they shall automatically and without any action by the Company or the Board, be compounded in arrears and shall be added to the Current Liquidation Preference effective as of such Regular Dividend Payment Date. For the avoidance of doubt, dividends shall not accrue in respect of Series A Preferred Shares for any period less than a quarterly interval.
(b) Each dividend on the Series A Preferred Shares shall be paid pro rata to the Holders entitled thereto. The record date for payment of Regular Dividends will be the date that is the fifteenth (15th) calendar day before the applicable Regular Dividend Payment Date, whether or not such date is a Business Day, and dividends shall only be payable to holders of record of the Series A Preferred Shares as such holders appear on the stock register of the Company at the Close of Business on the related record date.
(c) Except as set forth in Section 2.2(a) in respect of the compounding of accrued dividends if not paid in cash on the applicable Regular Dividend Payment Date, no Regular Dividend may be declared with respect to the Series A Preferred Shares unless paid to the Holders immediately on the Regular Dividend Payment Date in cash (it being understood that no Regular Dividends may be declared and paid in securities or otherwise “in kind”).
(d) If the Conversion Date for any Series A Preferred Shares is prior to the Close of Business on a record date set for the payment of any Regular Dividends, the Holder of such shares will not be entitled to such Regular Dividend in respect of such record date. If the Conversion Date for any Series A Preferred Shares is on or after the Close of Business on a record date set for payment of any Regular Dividends and prior to the applicable Regular Dividend Payment Date, the Holder of such shares as of such record date shall be entitled to receive such Regular Dividend, notwithstanding the conversion of such shares prior to the applicable Regular Dividend Payment Date.
(e) The payment of any dividend, whether a Regular Dividend or otherwise, including accrued or deemed dividend amounts payable at the time of redemption of the Series A Preferred Shares, shall be made net of any required U.S. income tax withholding. If a Holder is entitled to an exemption from or reduction of U.S. income withholding tax either (1) as a resident for tax purposes including in the case of the United States, a disregarded entity (as defined in Treasury Regulation Section 301.7701-3 of the Code) owned by a resident of the United States, or as a person that is engaged in a trade or business in the United States, or (2) under a treaty between the U.S. and a jurisdiction to which the Holder is otherwise subject to the benefits thereunder, then such Holder shall deliver to the Company, at the time or times prescribed by Applicable Law or reasonably requested by the Company, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, a Holder, if requested by the Company, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Company as will enable the Company to determine whether or not such Holder is subject to backup withholding or information reporting requirements. If the Company is unable to satisfy its withholding obligation with respect to any amount required to be withheld on any distribution or deemed distribution to a Holder, such Holder shall indemnify the Company for any taxes imposed by any Governmental Authority.

(f) Without limiting the generality of the foregoing, if a Holder is a resident for tax purposes in the United States, engaged in the conduct of a trade or business in the United States, a disregarded entity (as defined in Treasury Regulation Section 301.7701-3 of the Code) owned by a resident of the United States, or otherwise subject to tax in the United States (each, a “U.S. Holder”), such U.S. Holder shall deliver to the Company duly completed copies of Internal Revenue Service Form W-9 certifying that such U.S. Holder is exempt from U.S. federal backup withholding tax. Any Holder who is not a U.S. Holder shall deliver to the Company whichever of the following is applicable: (i) duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, claiming eligibility for benefits of an income tax treaty to which the United States is a party, (ii) duly completed copies of Internal Revenue Service Form W-8ECI, (iii) duly completed copies of Internal Revenue Service Form W-8IMY, accompanied by Internal Revenue Service Form W-8ECI, W-8BEN, W-8BEN-E, Form W-9, or other certification documents, as applicable, or (iv) any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by Applicable Law to permit the Company to determine the withholding or deduction required to be made.
2.3 Ranking. The Series A Preferred Shares (inclusive of any and all dividends thereon) shall rank, in respect of dividend rights and in respect of any distribution upon any Liquidation Event as set forth in Section 3, (a) senior in priority of payment to all Common Stock and to each other class or series of Capital Stock the terms of which expressly provide that such class or series ranks junior to the Series A Preferred Shares as to payment of dividends and distributions upon any Liquidation Event (collectively, “Junior Stock”) and (b) pari passu with all other future preferred stock of the Company issued in accordance with Section 7.2 (“Parity Securities”).
2.4 Dividends. Until the Series A Preferred Shares have in their entirety been redeemed or converted into Common Stock in accordance with the terms of this Certificate of Designation, no dividends or distributions on, or repurchases or redemptions of, other preferred stock (other than, for the avoidance of doubt, accretions to the liquidation preference thereof) or other Capital Stock shall be made, paid or declared by the Company (except to the extent resulting in an adjustment contemplated by Section 5.3); provided that this Section 2.4 shall not restrict the Company from performing any share buybacks from Company service providers in the ordinary course of business which is not structured as a tender offer or exchange offer.
3. LIQUIDATION RIGHTS
3.1 Liquidation. In the event of any Liquidation Event (other than a sale or disposition all or substantially all of the assets of the Company, which is covered by Section 3.4, but including a dissolution of the Company or distribution of the net proceeds of such sale or disposition following such a sale or disposition), the Holders shall be entitled, out of the assets of the Company legally available therefor, before any distribution or payment out of the assets, whether capital or surplus, of the Company may be made to or set aside in respect of the Common Stock or any other Junior Stock, pari passu with Parity Securities, and subject to the rights of the Company’s existing and future creditors, to receive in full a liquidating distribution in cash and in the amount per Series A Preferred Share equal to the greater of (i) the Current Liquidation Preference with respect to such share as of the date of such liquidating distribution, plus an amount equal to the sum of all accrued and unpaid Regular Dividends for the then-current dividend period (it being understood that Regular Dividends accrue on a quarterly basis only) and (ii) the amount such Holders would have received had such Holders converted such Series A Preferred Shares into Common Stock pursuant to Section 5 with a Conversion Date immediately prior to such Liquidation Event (and, then, on a pari passu basis with the Common Stock).
Holders shall not be entitled to any further payments in the event of any such Liquidation Event other than what is expressly provided for in this Section 3.1 and will have no right or claim to any of the Company’s remaining assets.
3.2 Partial Payment. If in connection with any distribution described in Section 3.1, the assets of the Company or proceeds therefrom are not sufficient to pay in full the aggregate liquidating distributions required to be paid pursuant to Section 3.1 to all Holders of Series A Preferred Shares and the liquidating distributions payable to all holders of any Parity Securities, the amounts distributed to such Holders and to the holders of all such Parity Securities shall be paid pro rata in accordance with the respective aggregate liquidating distributions to which they would otherwise be entitled if all amounts payable thereon were paid in full.

3.3 Notice Requirement. In the event of any Liquidation Event, the Company shall give each Holder of Series A Preferred Shares written notice of the proposed action and shall use commercially reasonable efforts to deliver such notice at least ten (10) days prior to the expected effective date of such Liquidation Event. Such written notice shall describe the material terms and conditions of such Liquidation Event, including a description of the stock, cash and property to be received by the Holders in connection with such Liquidation Event and the date of delivery thereof. If any material change in the facts set forth in the initial notice shall occur, the Company shall promptly give written notice to each Holder of such material change.
3.4 Liquidation – Sale of Assets. In the event of a Liquidation Event consisting of the sale or disposition of all or substantially all of the assets of the Company (on a consolidated basis), the Holders shall not have any immediate entitlement to any distribution of assets of the Company; provided that if such a sale or disposition is not followed by a dissolution of the Company or distribution of the net proceeds of such sale or disposition in accordance with Section 3.1 within forty-five (45) days following such Liquidation Event, the Company shall redeem, as soon as reasonably practicable thereafter, each Series A Preferred Share in exchange for payment in cash of an amount equal to the greater of (i) the Current Liquidation Preference with respect to such share as of the date of such liquidating distribution, plus an amount equal to the sum of all accrued and unpaid Regular Dividends thereon for the then-current dividend period (it being understood that Regular Dividends accrue on a quarterly basis only) and (ii) the amount the Holder of such share would have received had such Holder converted such Series A Preferred Share into Common Stock pursuant to Section 5 with a Conversion Date immediately prior to such Liquidation Event (and, then, on a pari passu basis with the Common Stock); it being understood that the Company’s obligation to make such payment shall be pari passu with payments then due in respect to Parity Securities, and subject to the rights as of such time of the Company’s existing and future creditors.
3.5 Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 3, neither the merger, consolidation, statutory exchange or any other business combination transaction of the Company into or with any other Person, nor the merger, consolidation, statutory exchange or any other business combination transaction of any other Person into or with the Company (in each case, excluding any sale or disposition of all or substantially all of the assets of the Company), shall be deemed to be a Liquidation Event.
4. REDEMPTION
4.1 Notices to Holders. If the Company elects to redeem, in whole or in part, the Series A Preferred Shares pursuant to Section 4.7 hereof, it shall furnish to each Holder a notice in accordance with Section 4.3 hereof.
4.2 Selection of Series A Preferred Shares to Be Redeemed. If less than all of the Series A Preferred Shares are to be redeemed at any time, the Series A Preferred Shares of all Holders shall be redeemed on a pro rata basis in proportion to the aggregate Current Liquidation Preference of all Series A Preferred Shares held by each Holder.
Provisions herein that apply to the Series A Preferred Shares called for redemption also apply to portions of the Series A Preferred Shares called for redemption.
4.3 Notice of Redemption. The Company shall deliver, in accordance with Section 8.1, a notice of redemption not less than 15 Business Days and not more than 45 Business Days before any Redemption Date to each Holder of the Series A Preferred Shares to be redeemed. Such notice shall identify the Series A Preferred Shares to be redeemed and shall state:
(a) the section of this Certificate of Designation pursuant to which the redemption shall occur;
(b) the number and Current Liquidation Preference of the Series A Preferred Shares to be redeemed;
(c) the Redemption Date;
(d) the Redemption Price;
(e) the current Conversion Price;
(f) if the Series A Preferred Shares are to be redeemed in part only (subject to Section 4.2), that, after the Redemption Date upon surrender of such Series A Preferred Shares, if a certificate was previously issued in respect of such Series A Preferred Shares, a new certificate for such Series A Preferred Shares representing a Current Liquidation Preference equal to the unredeemed portion of the original Series A Preferred Shares will be issued in the name of the Holder upon cancellation of any original certificate representing such Series A Preferred Shares;
(g) if a certificate was previously issued in respect of such Series A Preferred Shares, (i) the manner and place designated for surrender by the Holder to the Company of the certificates representing the Series A Preferred Shares to be redeemed and (ii) that such certificate representing the Series A Preferred Shares (or an affidavit of loss in lieu thereof in customary form) called for redemption must be surrendered to the Company to collect the Redemption Price (provided that, for the avoidance of doubt, such failure by the Holder to deliver such certificate (or such an affidavit of loss in lieu thereof) shall not affect the effectiveness of the redemption as to such Series A Preferred Shares on the Redemption Date, including with respect to the cessation of the accrual of Regular Dividends on the Series A Preferred Shares or the portions of the Series A Preferred Shares called for redemption, other than the Company’s entitlement to delay payment of the Redemption Price until such certificate (or such an affidavit of loss in lieu thereof) has been surrendered to the Company);
(h) that, unless the Company defaults in making such redemption payment, the Series A Preferred Shares called for redemption shall cease to accrue Regular Dividends on and after the Redemption Date; and
(i) any condition(s) to such redemption (which may be waived by the Company in its sole discretion).
Such notice of redemption, and the related redemption, may, at the Company’s discretion, be subject to the surrender of any certificate(s) representing the Series A Preferred Shares (or an affidavit of loss in lieu thereof) called for redemption (which may be waived by the Company in its sole discretion). The Company may provide in such notice that payment of the Redemption Price and performance of the Company’s obligations with respect to such redemption may be performed by a subsidiary thereof; provided that the Company shall remain liable for any failure by such subsidiary to pay such Redemption Price or perform such obligation. For the avoidance of doubt, any corporate action that is required to be performed by the Company under applicable law shall be performed by the Company.
4.4 Effect of Notice of Redemption. Once notice of redemption is delivered to the Holders in accordance with Section 4.3 hereof, then, the Redemption Price of the Series A Preferred Shares called for redemption shall become irrevocably due and payable on the Redemption Date. The notice, if delivered in a manner specified in Section 8.1 hereof, shall be conclusively presumed to have been given, whether or not the Holder receives such notice.
4.5 Deposit of Redemption Price.
(a) The aggregate Redemption Price will be due and payable, and paid in cash in immediately available funds, to the respective holders of the Series A Preferred Shares on the applicable Redemption Date. Prior to 4:00 p.m., New York City time, on the Redemption Date, the Company shall deposit with each Holder money sufficient to pay the Redemption Price of all Series A Preferred Shares of such Holder to be redeemed on that Redemption Date; it being understood that such deposit by the Company shall satisfy the Company’s obligation to pay the Redemption Price on the Redemption Date (and the Company shall have no liability resulting from any subsequent delay or loss with respect thereto). Each such Holder shall promptly return to the Company any money deposited with the Holders by the Company in excess of the amounts necessary to pay the Redemption Price of, and, pursuant to Section 4.7, Regular Dividends on, all Series A Preferred Shares of such Holder to be redeemed. The Redemption Price shall be a gross payment calculated before any withholdings, deductions, or other taxes imposed by any Governmental Authority and such Redemption Price shall be paid subject to the provisions of Section 2.2(e), net of any withholding or other taxes. The Holder shall provide the Company with such documentation described in Section 2.2(f) as may reasonably be required to avoid any legal requirement that the Company withhold (including backup withholding) from the amount payable as the Redemption Price.
(b) If the Company complies with the provisions of Section 4.5(a), from and after the Redemption Date, Regular Dividends shall cease to accrue on the Series A Preferred Shares or the portions of the

Series A Preferred Shares called for redemption. If the Redemption Price required to be paid in respect of any Series A Preferred Share called for redemption shall not be so paid on the applicable Redemption Date because of the failure of the Company to comply with Section 4.5(a), then, without prejudice to any other rights that a Holder may have under Applicable Law or in equity, (i) until the Redemption Price with respect to such Series A Preferred Share is paid in full, such Series A Preferred Share shall remain outstanding and continue to have the rights, preferences and privileges expressed herein, including the accrual and accumulation of Regular Dividends, and (ii) on the date on which the Redemption Price is actually paid in full, the Company shall pay to the Holder of such Series A Preferred Share an additional amount equal to the amount of Regular Dividends accrued on the unpaid Current Liquidation Preference of such Series A Preferred Share from the Redemption Date set forth in the applicable notice of redemption until the date of such payment.
4.6 Series A Preferred Shares Redeemed in Part. If a stock certificate was previously issued in respect of any Series A Preferred Shares redeemed in part, upon surrender of such certificate to the Company, the Company shall issue to the applicable Holder a new Series A Preferred Shares certificate equal in Current Liquidation Preference to the unredeemed portion of the Series A Preferred Shares surrendered.
4.7 Redemption.
(a) At any time from and after the Issue Date, the Company may from time to time redeem all or (in accordance with Section 4.2) any portion of the outstanding Series A Preferred Shares held by the Holders, on a pro rata basis, upon written notice as described under Section 4.3 hereof for an amount per share equal to the applicable Redemption Price that shall be paid in cash on the Redemption Date set forth in the notice required under Section 4.3. Notwithstanding the foregoing, in the event that, with respect to any such redemption, the Company redeems less than all of the Series A Preferred Shares, the Company shall obtain an opinion from a nationally recognized tax counsel or accounting firm to the effect that such redemption should not be treated as a dividend pursuant to Sections 302 and 301 of the Code. Such opinion requirement may be waived by the Holders of a majority of the then outstanding Series A Preferred Shares.
(b) The applicable “Redemption Price” payable in respect of any Redemption Date shall be as follows:
(i) If the Redemption Date occurs prior to the third anniversary of the Issue Date, without duplication (A) the Current Liquidation Preference as of such Redemption Date, plus (B) an amount equal to the sum of all accrued and unpaid Regular Dividends for the then-current dividend period (it being understood that Regular Dividends accrue on a quarterly basis only) plus (C) the aggregate amount of all Regular Dividends (assuming all such dividends were paid in cash and not compounded) that would otherwise accrue from such Redemption Date through (and including) the third anniversary of the Issue Date;
(ii) If the Redemption Date occurs on or after the third anniversary of the Issue Date and prior to the fourth anniversary of the Issue Date, 110% of the Current Liquidation Preference as of such Redemption Date, plus an amount equal to the sum of all accrued and unpaid Regular Dividends for the then-current dividend period (it being understood that Regular Dividends accrue on a quarterly basis only);
(iii) If the Redemption Date occurs on or after the fourth anniversary of the Issue Date and prior to the fifth anniversary of the Issue Date, 105% of the Current Liquidation Preference as of such Redemption Date, plus an amount equal to the sum of all accrued and unpaid Regular Dividends for the then-current dividend period (it being understood that Regular Dividends accrue on a quarterly basis only); and
(iv) If the Redemption Date occurs on or after the fifth anniversary of the Issue Date, 100% of the Current Liquidation Preference as of such Redemption Date, plus an amount equal to the sum of all accrued and unpaid Regular Dividends for the then-current dividend period (it being understood that Regular Dividends accrue on a quarterly basis only).
(c) Any redemption pursuant to this Section 4.7 shall be made pursuant to the provisions of Section 4.1 through Section 4.6 hereof.

(d) In addition to any redemption pursuant to this Section 4.7, the Company may at any time and from time to time purchase the Series A Preferred Shares in open market and privately negotiated transactions.
(e) In any event, notwithstanding the Company’s delivery of any notice of a redemption pursuant to the foregoing provisions of this Section 4, each Holder will have the right, by delivering a Conversion Notice to the Company at least five (5) days prior to the applicable Redemption Date, to convert all, or any whole number of the Series A Preferred Shares that is less than all, of its Series A Preferred Shares into Common Stock pursuant to Section 5.1 prior to any such redemption pursuant to this Section 4.7; provided that such Holder otherwise promptly (and in any event within 21 days) complies with the requirements of Section 5 with respect to such conversion following delivery of such Conversion Notice.
(f) For the avoidance of doubt, any Redemption Price calculated for purposes of this Section 4.7 shall be without duplication of Regular Dividends payable or otherwise accruing between the date of delivery by the Company of a notice of redemption and the completion of such redemption.
5. CONVERSION; ANTI-DILUTION ADJUSTMENTS
5.1 Conversion.
(a) Optional Conversion. Subject to the conversion procedures set forth in Section 5.2 and to the restrictions upon conversion set forth in Section 5.3(j), at any time or from time to time, each Holder shall have the right, at such Holder’s option, to convert all, or any whole number of the Series A Preferred Shares that is less than all, of such Holder’s Series A Preferred Shares into the number of shares of Common Stock equal to the quotient obtained by dividing (I) the Current Liquidation Preference for such Series A Preferred Shares subject to conversion, plus an amount equal to the sum of all accrued and unpaid Regular Dividends for the then-current dividend period (it being understood that Regular Dividends accrue on a quarterly basis only), by (II) the Conversion Price, in each case, as of immediately before the Close of Business on the relevant Conversion Date (an “Optional Conversion”); provided that, prior to the expiration or early termination of any applicable waiting period under the HSR Act with respect to an Optional Conversion, such Optional Conversion shall be effected only with respect to that number of such Holder’s Series A Preferred Shares that can be converted without exceeding such Holder’s Individual Holder Conversion Cap, if applicable, and, after such expiration or early termination, such Optional Conversion shall be effected as promptly as practicable with respect to the remainder of such Holder’s Series A Preferred Shares.
(b) Forced Conversion.
(i) Commencing on the second anniversary of the Issue Date, the Company shall have the right, but not the obligation, at such time that the Forced Conversion Conditions (as defined below) are satisfied, to notify the Holders (such notice, a “Forced Conversion Notice”) of the Company’s election to automatically convert all, or any whole number of the Series A Preferred Shares that is greater than ten percent (10%) of the number of the Series A Preferred Shares then outstanding, of each Holder’s Series A Preferred Shares into the number of shares of Common Stock equal to the quotient obtained by dividing (I) the Current Liquidation Preference for such Series A Preferred Shares subject to conversion, plus an amount equal to the sum of all accrued and unpaid Regular Dividends for the then-current dividend period (it being understood that Regular Dividends accrue on a quarterly basis only), by (II) the Conversion Price, in each case, as of immediately before the Close of Business on the relevant Conversion Date (a “Forced Conversion”); provided that, in the case of an election to convert less than all of the outstanding Series A Preferred Shares, the Company shall convert the same pro rata portion of each Holder’s Series A Preferred Shares pursuant to this Section 5.1(b); and provided further that, prior to the expiration or early termination of any applicable waiting period under the HSR Act with respect to a Forced Conversion, such Forced Conversion shall be effected only with respect to that number of such Holder’s Series A Preferred Shares that can be converted without exceeding such Holder’s Individual Holder Conversion Cap, if applicable, and, after such expiration or early termination, such Forced Conversion shall be effected with respect to the remainder of such Holder’s Series A Preferred Shares.

Any Forced Conversion Notice shall state, as appropriate, (A) the Conversion Date selected by the Company and (B) the Conversion Price as in effect on such Conversion Date, the number of Series A Preferred Shares to be converted from such Holder, the number of shares of Common Stock to be issued to such Holder upon conversion of each such Series A Preferred Share and the Current Liquidation Preference as of the Conversion Date.
The “Forced Conversion Conditions” shall be satisfied if, after the second anniversary of the Issue Date (A) shares of the Common Stock are, at the relevant time, listed on either Nasdaq or the NYSE, and (A) the Last Reported Sale Price per Common Share on either such stock exchange exceeds $14 for twenty (20) Trading Days (whether or not consecutive) in the thirty (30) consecutive Trading Day period immediately prior to the issuance of the relevant Forced Conversion Notice (irrespective of any changes to the price per share of Common Stock subsequent to the issuance by the Company of a Forced Conversion Notice).
5.2 Conversion Procedures and Effect of Conversion.
(a) Conversion Procedure.
(i) A Holder must do each of the following to effectuate such Holder’s right to an Optional Conversion:
(A) complete and manually or electronically sign a conversion notice in the form attached hereto as Annex A or such other form of conversion notice as has then most recently been provided to such Holder by the Company (a “Conversion Notice”) and deliver such notice to the Company in accordance with Section 8.1;
(B) deliver to the Company the certificate or certificates (if any) representing the Series A Preferred Shares to be converted or a loss affidavit in a customary form reasonably acceptable to the Company; and
(C) if reasonably required, furnish appropriate endorsements and transfer documents and pay any required documentary, stamp or similar issuance or transfer taxes.
(ii) In the case of a Forced Conversion, the Company may require Holders to deliver to the Company the certificate or certificates (if any) representing the Series A Preferred Shares to be converted or a loss affidavit in a customary form reasonably acceptable to the Company, furnish appropriate endorsements and transfer documents, and pay any required documentary stamp or similar issuance or transfer taxes.
(iii) The “Conversion Date” means (A) in the case of an Optional Conversion, the first date on which such Holder has complied with the procedures in this Section 5.2(a), except that, in the case of an Optional Conversion that is effected as to less than all of such Holder’s Series A Preferred Shares, such date shall be the Conversion Date only as to those shares as to which such Optional Conversion is being effected, and the Conversion Date with respect to the remainder of such Holder’s Series A Preferred Shares shall be the first date on which such Holder has complied with such procedures as to such remaining shares and (B) in the case of a Forced Conversion, a date set out in the relevant Forced Conversion Notice, but in any event no earlier than the 10th Trading Day and no later than the 20th Trading Day following the date of the Forced Conversion Notice.
(iv) The Company shall, no later than five (5) Trading Days after the applicable Conversion Date, issue to the Holders of converted Series A Preferred Shares in accordance with Section 5.2(c) the number of whole shares of Common Stock issuable upon such conversion.
(b) Effect of Conversion. Effective immediately prior to the Close of Business on the Conversion Date applicable to any Series A Preferred Shares, Regular Dividends shall no longer be declared or, subject to Section 2.2(e), paid on such converted Series A Preferred Shares, and such converted Series A Preferred Shares shall cease to be outstanding.
(c) Record Holder of Underlying Securities as of Conversion Date. The Person or Persons entitled to receive the Common Stock upon conversion of the Series A Preferred Shares on a Conversion Date shall be treated for all purposes as the record holder(s) of such shares of Common Stock as of the Close of Business on such Conversion Date. In the case of an Optional Conversion as to which such Holder shall not in its Conversion Notice have designated the name in which shares of Common Stock to be delivered upon conversion of the Series A Preferred Shares should be registered, or the manner in which such shares should be delivered, the Company shall be entitled to register and deliver such shares in the name of the Holder and in the manner shown on the records of the Company. The Company may, in its sole and absolute discretion, deliver shares of Common Stock deliverable in any Optional Conversion or Forced Conversion either, to the extent feasible, in book entry form through the facilities of The Depositary Trust Company (including, without limitation, the Direct Registration System service of the Depository Trust Company) or, otherwise, in the form of physical stock certificates or in book-entry form with the Company’s transfer agent for the Common Stock. Unless otherwise agreed to by the Company and the applicable Holder, each certificate or book-entry position representing shares of Common Stock issuable upon conversion shall bear a restrictive legend substantially in the form set forth in Appendix I hereto, which is hereby incorporated in and expressly made a part of this Certificate of Designation, and will be subject to the restrictions set forth therein. In addition, each such certificate or book-entry position may have notations, additional legends or endorsements required by Applicable Law, applicable stock exchange rules, and any agreements to which the Company and the Holders in their capacity as Holders are subject, if any.
(d) Status of Converted or Reacquired Shares. Series A Preferred Shares converted in accordance with this Certificate of Designation, or otherwise acquired by the Company in any manner whatsoever, shall no longer be deemed outstanding as of the applicable Conversion Date or Redemption Date, as applicable, and be retired promptly after the conversion or acquisition thereof. All such shares shall, upon their retirement and any filing required by the DGCL, become authorized but unissued shares of Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series by the Board of Directors pursuant to the provisions of the Certificate of Incorporation and, if applicable, this Certificate of Designation.
(e) Reservation of Shares of Common Stock. The Company shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for issuance upon an Optional Conversion or Forced Conversion, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all of the Series A Preferred Shares then outstanding (taking into account any adjustment to the number of shares of Common Stock so issuable pursuant to Section 5.3). Any shares of Common Stock issued upon any such conversion shall be duly authorized, validly issued, fully paid and nonassessable, free and clear of all liens, charges and encumbrances with respect to the issuance thereof (other than transfer restrictions imposed under applicable securities laws) and not issued in violation of any preemptive right or Applicable Law.
(f) Fractional Shares. No fractional shares of Common Stock will be delivered to the Holders upon conversion of the Series A Preferred Shares. In lieu of fractional shares otherwise issuable to a Holder, the number of shares of Common Stock delivered to such Holder shall be rounded to the nearest whole share of Common Stock. The determination of the number of shares of Common Stock to be delivered to a Holder upon the conversion of such Holder’s Series A Preferred Shares and whether such number of shares would include a fractional share shall be based on the aggregate number of Series A Preferred Shares of such Holder that are being converted on the applicable Conversion Date.
(g) No Charge or Payment. The issuance of any certificates for shares of Common Stock upon conversion of Series A Preferred Shares pursuant to this Section 5.2 shall be made without payment of additional consideration by, or other charge, cost or tax to, any Holder in respect thereof.
5.3 Anti-Dilution Adjustments. The Conversion Price will be subject to adjustment, without duplication, in the circumstances described in this Section 5.3.
(a) Shares Splits and Combinations.
(i) If the Company at any time or from time to time after the Issue Date effects a subdivision (whether by stock split, recapitalization or otherwise) of the outstanding shares of Common Stock without effecting a proportionate subdivision of the Series A Preferred Shares, then the Conversion Price in effect immediately before that share split or subdivision shall be proportionately decreased such that the number of shares of Common Stock issuable upon conversion of the Series A Preferred Shares shall be proportionately increased. Conversely, if the Company effects a combination of the outstanding shares of Common Stock into a smaller number of shares (whether by consolidation, reverse stock split or otherwise) without effecting a proportionate combination of the Series A Preferred Shares, then the Conversion Price then in effect immediately before the combination shall be proportionately increased such that the number of shares of Common Stock issuable upon conversion of the Series A Preferred Shares shall be proportionately decreased.
(ii) If the Company shall, at any time or from time to time after the Issue Date, effect a subdivision of the outstanding shares of Common Stock with a proportionate subdivision of the outstanding Series A Preferred Shares, or combine the outstanding Series A Preferred Shares with a proportionate combination of the shares of Common Stock, then the applicable Conversion Price of the Series A Preferred Shares in effect immediately before that subdivision or combination shall be proportionately adjusted so that the number of shares of Common Stock issuable on conversion of each Series A Preferred Share shall not be changed as a result of such increase or decrease, as the case may be, in the aggregate numbers of shares of Common Stock and Series A Preferred Shares outstanding.
(iii) Any adjustment under this Section 5.3(a) shall become effective at the time on which such subdivision or combination becomes effective.
(b) Dividends and Distributions.
(i) Adjustment for Certain Dividends and Distributions. In the event the Company at any time or from time to time after the Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares thereof, then and in each such event the Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the Close of Business on such record date, by multiplying the Conversion Price then in effect by a fraction:
(A) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the Close of Business on such record date; and
(B)  the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the Close of Business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.
Notwithstanding the foregoing, (X) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the Close of Business on such record date and, thereafter, the Conversion Price shall be adjusted again pursuant to this subsection as of the time of actual payment of such dividends or distributions and (Y) no such adjustment shall be made if, in lieu of the foregoing adjustment, the Holders of Series A Preferred Shares simultaneously receive, upon the same terms as the holders of shares of Common Stock, a dividend or other distribution of shares of Common Stock in a number equal to the number of shares such Holders would have received if all outstanding Series A Preferred Shares had been converted into Common Stock immediately prior to the record date for such dividend or distribution.

(ii) Other Dividends and Distributions. In the event the Company, at any time or from time to time after the Issue Date, shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company or other evidences of indebtedness, assets or other property of the Company (other than any distribution contemplated by Section 3 or Sections 5.3(b)(i), 5.3(d) or 5.3(f)), then and in each such event the Conversion Price shall be decreased based on the following formula:

where:

CP0	=	the Conversion Price in effect immediately before the Close of Business on the record date for such dividend or distribution;
CP1	=	the Conversion Price in effect immediately after the Close of Business on the record date for such dividend or distribution;
SP0	=	the average of the Last Reported Sale Prices per Common Share for the ten (10) consecutive Trading Days ending on, and including, the record date for such dividend or distribution; and
FMV	=
the value (as determined in good faith by the Board of Directors) of such securities, evidences of indebtedness, assets or other properties distributed with respect to each outstanding share of Common Stock on the record date for such dividend or distribution.

Any adjustment made pursuant to this Section 5.3(b)(ii) shall be effective immediately after the Close of Business on the record date for such dividend or distribution. Notwithstanding the foregoing, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the Close of Business on such record date and, thereafter, the Conversion Price shall be adjusted again pursuant to this subsection as of the time of actual payment of such dividends or distributions.
(c) Merger or Reorganization, etc.
(i) No Change of Control. Subject to the provisions of Section 3, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Company in which the Common Stock (but not the Series A Preferred Shares) is converted into or exchanged for securities, cash or other property (in each case other than a transaction covered by Section 3) that does not constitute a Change of Control (a “Reorganization Event”), then, following any such Reorganization Event, each Series A Preferred Share shall remain outstanding and thereafter be convertible, in lieu of shares of Common Stock into which it was convertible prior to such Reorganization Event, into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock issuable upon conversion of such Series A Preferred Share immediately prior to such Reorganization Event would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 5.3 with respect to the rights and interests thereafter of the holders of such Series A Preferred Shares to the end that the provisions set forth in this Section 5.3 (including provisions with respect to changes in and other adjustments of the Conversion Price of such Series A Preferred Shares) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of such Series A Preferred Shares; provided that in the event there shall occur any such Reorganization Event involving the Company in which the Series A Preferred Shares are converted into or exchanged for securities, cash or other property, but no Change of Control occurs, no adjustment shall be made to the Conversion Price but instead the Company shall require that the securities, cash, and/or other property provided to the Holders shall convey to the Holders economic and other rights no less favorable than those conveyed by the Series A Preferred Shares; provided further that to the extent that the Company is not the surviving corporation in such Reorganization Event, or will be dissolved in connection with such Reorganization Event, proper provision shall be made in the agreements governing such Reorganization Event for the conversion of the Series A Preferred Shares into capital stock of the Person surviving such Reorganization Event or other such continuing entity in such Reorganization Event.

(ii) Change of Control. If there shall occur any Change of Control while any Series A Preferred Shares remain outstanding (e.g. prior to the redemption and/or conversion of all Series A Preferred Shares pursuant to Section 4 and/or Section 5), then sub-paragraph (A) or (B) below, as applicable, shall apply. For such purposes, the “Change of Control Price” shall be the value per share of Common Stock implied by the consideration paid or payable in a Change of Control, as determined in good faith by the Board of Directors.
(A) Conversion Price Exceeds Change of Control Price. If the Change of Control Price reflected in a Change of Control is less than or equal to the Conversion Price, then the Company shall, in its discretion as between the following clauses (I) and (II), either (I) upon the closing of the Change of Control, redeem in cash all of the Series A Preferred Shares for the cash value that the Holders would receive in a redemption pursuant to Section 4.7 with a Redemption Date occurring immediately prior to such closing, or (II) immediately prior to the closing of the Change of Control, cause all outstanding Series A Preferred Shares to be automatically converted to Common Stock at the Conversion Price, in which case such Common Stock shall be treated in the same manner, and shall be entitled to receive the same consideration, as all other Common Stock in the Change of Control; provided that the applicable Conversion Price shall be adjusted, if necessary, to ensure that each Series A Preferred Share is converted into such number of shares of Common Stock as have an aggregate value equal to not less than the Current Liquidation Preference (plus an amount equal to the sum of all accrued and unpaid Regular Dividends for the then-current dividend period (it being understood that Regular Dividends accrue on a quarterly basis only)) as of the date of such closing, as determined in good faith by the Board of Directors.
(B) Change of Control Price Exceeds Conversion Price. If the Change of Control Price reflected in a Change of Control is greater than the Conversion Price, then the Company shall, in its discretion as between the following clauses (I) and (II), either (I) cause the Series A Preferred Shares to be redeemed in cash at the value of consideration that would have been payable in the Change of Control in respect of such Series A Preferred Shares had the Series A Preferred Shares been converted into Common Stock immediately prior to the closing of such Change of Control, or (II) cause the Holders to receive (a) a portion of the consideration per share payable in such Change of Control to the Holders in a cash amount equal to the amount such Holders would receive in a redemption pursuant to Section 4.7 having a Redemption Date on the date of such closing, plus (b) additional consideration per share, in the same form of consideration payable to other holders of Common Stock in such Change of Control, equal to the excess in value of (x) all consideration that would be payable in respect of such Series A Preferred Shares if they were converted to shares of Common Stock at the Conversion Price immediately prior to the closing of the Change of Control, minus (y) the value of the consideration paid pursuant to the foregoing clause (a), as determined in good faith by the Board of Directors. Any such consideration shall be paid to the Holders entitled thereto on a pro rata basis.
(iii) Notice of Reorganization Event or Change of Control. On or before the twentieth (20th) Business Day prior to a Reorganization Event or Change of Control, the Company shall send written notice to the Holders as they appear in the records of the Company, which notice shall set forth (a) the date on which the Reorganization Event or Change of Control is anticipated to be effected, (b) the material terms and conditions of such Reorganization Event or Change of Control, (c) the then applicable Conversion Price, (d) if applicable, the kind and amount of the cash, securities or other property into which each Series A Preferred Share is expected to be convertible following such Reorganization Event and (e) if applicable, the Change of Control Price and the kind and amount of consideration anticipated to be paid to the Holders in such Change of Control. If any material change in the facts set forth in such notice shall occur, the Company shall promptly give written notice to the Holders of such change.
(d) Rights, Options and Warrants. In the event the Company shall make or issue a dividend or other distribution payable on all or substantially all shares of Common Stock of rights, options or warrants (other than any distribution contemplated by Section 3 or rights, options or warrants distributed in connection with a stockholders’ rights plan, in which event the provisions of Section 5.3(f) shall apply) entitling such holders, for a period of not more than sixty (60) calendar days after a record date for the determination of holders of Common Stock entitled to receive such distribution, to subscribe for or purchase shares of Common Stock at a price per share that is less than the average of the Last Reported Sale Prices per Common Share for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before the date such dividend or distribution is announced, then and in each such event the Conversion Price will be decreased based on the following formula:

where:
CP0	= the Conversion Price in effect immediately before the Close of Business on the record date for such dividend or distribution;
CP1	= the Conversion Price in effect immediately after the Close of Business on the record date for such dividend or distribution;
OS	= the number of shares of Common Stock outstanding immediately before the Close of Business on the record date for such dividend or distribution;
Y
=
a number of shares of Common Stock obtained by dividing (x) the aggregate price payable to exercise such rights, options or warrants by (y) the average of the Last Reported Sale Prices per Common Share for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before the date such dividend or distribution is announced; and

X	= the total number of shares of Common Stock issuable pursuant to such rights, options or warrants.
To the extent such rights, options or warrants are not so distributed, the Conversion Price will be readjusted to the Conversion Price that would then be in effect had the decrease to the Conversion Price for such distribution been made on the basis of only the rights, options or warrants, if any, actually distributed. In addition, to the extent that shares of Common Stock are not delivered after the expiration of such rights, options or warrants (including as a result of such rights, options or warrants not being exercised), the Conversion Price will be readjusted to the Conversion Price that would then be in effect had the decrease to the Conversion Price for such distribution been made on the basis of delivery of only the number of shares of Common Stock actually delivered upon exercise of such rights, options or warrants.
For purposes of this Section 5.3(d), in determining whether any rights, options or warrants entitle holders of Common Stock to subscribe for or purchase Common Stock at a price per share that is less than the average of the Last Reported Sale Prices per Common Share for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before the date the distribution of such rights, options or warrants is announced, and in determining the aggregate price payable to exercise such rights, options or warrants, there will be taken into account any consideration the Company receives for such rights, options or warrants and any amount payable on exercise thereof, with the value of such consideration, if not cash, to be determined by the Board of Directors.

(e)  Tender Offers or Exchange Offers. If the Company or any of its subsidiaries makes a payment in respect of a tender offer or exchange offer for Common Stock (other than solely pursuant to an odd-lot tender offer pursuant to Rule 13e-4(h)(5) of the Exchange Act, and, for the avoidance of doubt, excluding any share buyback not structured as a tender offer or exchange offer), and the value of the cash and other consideration paid per share of Common Stock in such tender or exchange offer exceeds the average of the Last Reported Sale Prices per Common Share over the ten (10) consecutive Trading Day period commencing on, and including, the Trading Day immediately after the last date (the “Expiration Date”) on which tenders or exchanges may be made pursuant to such tender or exchange offer (as it may be amended), then and in each such event the Conversion Price will be decreased based on the following formula:

where:
CP0	= the Conversion Price in effect immediately before the Close of Business on the Expiration Date;
CP1	= the Conversion Price in effect immediately after the Close of Business on the Expiration Date;
SP
=
the average of the Last Reported Sale Prices per Common Share over the ten (10) consecutive Trading Day period (the “Tender/Exchange Offer Valuation Period”) beginning on, and including, the Trading Day immediately after the Expiration Date;

OS0
=
the number of shares of Common Stock outstanding immediately before the Close of Business on the Expiration Date (without giving effect to the purchase of all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer);

AC
=
the aggregate value (determined as of the Expiration Date by the Board of Directors) of all cash and other consideration paid or payable for all shares of Common Stock purchased or exchanged in such tender or exchange offer; and

OS1
=
the number of shares of Common Stock outstanding immediately after the Close of Business on the Expiration Date (adjusted to give effect to the purchase of all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer);

provided, however, that the Conversion Price will in no event be adjusted up pursuant to this Section 5.3(e), except to the extent provided in the immediately following paragraph. The adjustment to the Conversion Price pursuant to this Section 5.3(e) will be calculated as of the Close of Business on the last Trading Day of the Tender/Exchange Offer Valuation Period but will be given effect immediately after the Close of Business on the Expiration Date, with retroactive effect. If the Conversion Date for any Series A Preferred Share occurs on the Expiration Date or during the Tender/Exchange Offer Valuation Period, then, notwithstanding anything to the contrary in this Certificate of Designation, the Company will, if necessary, delay the settlement of such conversion until the second (2nd) Business Day after the last Trading Day of the Tender/Exchange Offer Valuation Period.
To the extent such tender or exchange offer is announced but not consummated (including as a result of being precluded from consummating such tender or exchange offer under Applicable Law), or any purchases or exchanges of shares of Common Stock in such tender or exchange offer are rescinded, the Conversion Price will be readjusted to the Conversion Price that would then be in effect had the adjustment been made on the basis of only the purchases or exchanges of shares of Common Stock, if any, actually made, and not rescinded, in such tender or exchange offer.
(f) Stockholders’ Rights Plan. To the extent that any stockholders’ rights plan adopted by the Company is in effect on any Conversion Date, upon conversion of any Series A Preferred Shares, Holders of such shares will receive, in addition to the applicable number of shares of Common Stock due upon conversion, the rights under such rights plan relating to such Common Stock, unless, prior to such Conversion Date, the rights shall have (i) become exercisable or (ii) separated from the shares of Common Stock (the first of such events to occur, a “Trigger Event”), in which case the Conversion Price shall be adjusted, effective automatically at the time of such Trigger Event, as if the Company had made a distribution of such rights to all holders of Common Stock as described in Section 5.3(d), subject to appropriate readjustment in the event of the expiration, termination or redemption of such rights prior to the exercise, deemed exercise or exchange thereof, and without duplication of other rights to adjustment in respect of such rights pursuant to other terms of Section 5.3. Notwithstanding the foregoing, (i) to the extent any such stockholder rights are exchanged by the Company for shares of Common Stock or other property or securities, the Conversion Price shall be appropriately readjusted as if such stockholder rights had not been issued, but the Company had instead issued such shares of Common Stock or other property or securities as a dividend or distribution pursuant to Section 5.3(b)(i) or Section 5.3(b)(ii), as applicable, and (ii) no Holder shall be entitled to any rights pursuant to this Section 5.3(f) in respect of a Trigger Event caused by the actions of such Holder or its affiliate.
(g) Calculation of Adjustments. All calculations with respect to the Conversion Price and adjustments thereto will be made to the nearest 1/100th of a cent (with 5/1,000ths rounded upward).
(h) Successive Adjustments. After an adjustment to the Conversion Price under this Section 5.3, any subsequent event requiring an adjustment under this Section 5.3 shall cause an adjustment to each such Conversion Price as so adjusted.
(i) Notice of Adjustments. Whenever the Conversion Price is adjusted as provided under this Section 5.3, the Company shall as soon as reasonably practicable following the occurrence of an event that requires such adjustment compute the adjusted applicable Conversion Price in accordance with this Section 5.3 and provide written notice to the Holders advising them of the occurrence of such event (including the facts requiring such adjustment and upon which such adjustment is based) and setting forth in reasonable detail the method by which the adjustment to the Conversion Price was determined, the adjusted applicable Conversion Price and the date on which the adjustment became or will become effective.
(j) Conversion Blocker.
(i) Notwithstanding anything herein to the contrary, for a period of 12 months following the Closing Date (as defined in the Purchase Agreement) (the “Holdback Period”), no Holder shall effect an Optional Conversion if, after giving effect to such Optional Conversion, the Holders shall hold Series A Preferred Shares (the “Holdback Shares”) having an aggregate Current Liquidation Preference of less than $25,000,000 (the “Holdback Amount”). During the Holdback Period, the Holdback Amount shall remain available for satisfaction of any obligations arising under Article X of the Purchase Agreement and Section 8.10(g) below.
(ii) In the event that any claims for Losses made in good faith and set forth in a Claim Notice (each as defined in the Purchase Agreement) shall remain outstanding as of the end of the initial 12-month Holdback Period, the Holdback Period shall be extended (the “Holdback Extension Period”) until such time as such claims have been resolved or satisfied in accordance with the Purchase Agreement. As of any date during the Holdback Extension Period, the Holdback Shares shall be a number of Series A Preferred Shares (the “Holdback Extension Shares”) having an aggregate Current Liquidation Preference equal to the lesser of (A) $25,000,000 and (B) the aggregate amount of all Losses claimed in Claim Notices that (I) were pending and unresolved as of the end of the initial Holdback Period and (II) remain unresolved as of such date (such lesser amount, the “Holdback Extension Amount”).
(iii) Notwithstanding the foregoing, the Holders may effect an Optional Conversion and/or sale or other disposition of Holdback Shares (or Holdback Extension Shares) to the extent that cash in an amount equal to the Holdback Amount (during the Holdback Period) or the Holdback Extension Amount (during the Holdback Extension Period) is first deposited in an escrow or trust account for the benefit of the Company and its assignees under an agreement and terms to be reasonably agreed by the Company and the Holders; provided that if at any time such deposited amount shall exceed the Holdback Amount (or the then-current Holdback Extension Amount, as applicable), the excess shall promptly be released to the Holders.

(iv) Notwithstanding anything herein to the contrary, effective as of the third (3rd) anniversary of the Closing Date, the restrictions set forth in Section 5.3(j)(i)-(iii) shall terminate and be of no further force or effect (and any amounts then held in deposit pursuant to Section 5.3(j)(iii) shall promptly be released to the Holders).
(v) The provisions of this Section 5.3(j) shall not apply to any Holder that is not a Teads Stockholder (as defined in the Stockholders Agreement).
6. TRANSFERS
6.1 Transfers.
(a) A Holder of Series A Preferred Shares may transfer any Series A Preferred Share, subject to any applicable restrictions set forth in the Stockholders Agreement, in this Certificate of Designation, or in the bylaws of the Company as in effect on the date of this Certificate of Designation, in each case, or in any amendments thereto adopted with the consent of the Holders of a majority of the then outstanding Series A Preferred Shares.
(b) If physical certificates evidencing the Series A Preferred Shares are issued, the Company shall, upon the request and surrender of the record holder of such certificate other than in connection with a redemption of all of the Series A Preferred Shares represented by such certificate, promptly (but in any event within two (2) Business Days after such request) execute and deliver (at the Company’s expense) a new certificate or certificates in exchange therefor representing the Series A Preferred Shares with an aggregate Current Liquidation Preference of the Series A Preferred Shares represented by the surrendered certificate. The issuance of new certificates will be made without charge to the Holders of the Series A Preferred Shares, and the Company shall pay for any cost incurred by the Company in connection with such issuance; provided that the Company shall not pay for any documentary, stamp or similar issuance or transfer tax in respect of the preparation, execution and delivery of such new certificates pursuant to this Section 6.1. All transfers and exchanges of the Series A Preferred Shares will be made promptly by direct registration on the books and records of the Company and the Company shall take all such other actions as may be required to reflect and facilitate, including by direct registration on the books and records of the Company, all transfers and exchanges permitted pursuant to this Section 6.1.
(c) Upon receipt of evidence reasonably satisfactory to the Company (it being understood that an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing the Series A Preferred Shares, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Company (provided that if the holder is a financial institution or other institutional investor, its own agreement will be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Company shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the Series A Preferred Shares represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.
(d) Unless otherwise agreed to by the Company and the applicable Holder, each certificate or book-entry position representing the Series A Preferred Shares will bear a restrictive legend substantially in the form set forth in Appendix I hereto, which is hereby incorporated in and expressly made a part of this Certificate of Designation, and will be subject to the restrictions set forth therein. In addition, each such certificate or book-entry position may have notations, additional legends or endorsements as required by Applicable Law, stock exchange rules, and agreements to which the Company and all of the Holders in their capacity as Holders are subject, if any.
(e) Notwithstanding anything to the contrary herein, no transfer by any Holder shall be permitted (and will be null and void ab initio) unless such transfer is made in compliance with all applicable securities laws.
7. VOTING RIGHTS
7.1 Voting Rights. Except as otherwise required by Applicable Law and subject to Section 1.2 of the Stockholders Agreement, the Series A Preferred Shares shall be entitled to vote on any matters presented to the holders of Capital Stock issued by the Company together with holders of Common Stock (and not as a separate class). The Holders shall participate in such any vote on an as-converted basis as if the Series A Preferred Shares were converted into shares of Common Stock in accordance with Section 5.1(a) as of the record date for the determination of holders of Common Stock entitled to vote.
7.2 Protective Provisions. For so long as any Series A Preferred Shares are outstanding, in addition to any other vote of stockholders of the Company required under Applicable Law or the Certificate of Incorporation, the affirmative vote or consent of the Holders of at least a majority of the outstanding Series A Preferred Shares, voting separately as a single class, will be required (a) to amend, alter or repeal (whether by merger, consolidation or otherwise) any provision of this Certificate of Designation, (b) to amend, alter or repeal (whether by merger, consolidation or otherwise) any provision of the Certificate of Incorporation or the bylaws of the Company if such amendment, alteration or repeal would have an adverse effect on the powers, preferences, privileges or rights of the Holders, other than an amendment, alteration, or repeal of a provision of the Certificate of Incorporation or the bylaws of the Company that affects all stockholders of the Company in the same manner, (c) to authorize, create, issue or increase the authorized amount of any class or series of stock of the Company (including any series of preferred stock established after the Issue Date) the terms of which expressly provide that such class or series of stock ranks senior to or pari passu with the Series A Preferred Shares as to payment of dividends or distributions of assets upon a Liquidation Event or any obligation or security convertible into, exchangeable for or evidencing a right to purchase any such class or series of stock, (d) to reclassify any authorized stock of the Company into any such class or series of stock, or any obligation or security convertible into, exchangeable for or evidencing a right to purchase any such class or series of stock, or (e) for any increase or decrease in the authorized number of Series A Preferred Shares or issuance of Series A Preferred Shares after the Issue Date.
8. MISCELLANEOUS
8.1 Notices. Any notice or other communication required or permitted to be delivered under this Certificate of Designation shall be in writing and delivered by, unless otherwise provided herein, (a) email or (b) overnight delivery via a national courier service, with respect to any Holder, at the email address or physical address on file with the Company and, with respect to the Company, to the following email address or physical address, as applicable:
[to follow]
Notice or other communication pursuant to this Section 8.1 will be deemed given or received when delivered, except that any notice or communication received by email transmission on a non-Business Day or on any Business Day after 5:00 p.m. addressee’s local time or by overnight delivery on a non-Business Day will be deemed to have been given and received at 9:00 a.m. addressee’s local time on the next Business Day.
8.2 Severability. Whenever possible, each provision hereof will be interpreted in a manner as to be effective and valid under Applicable Law, but if any provision hereof is held by a Governmental Authority of competent jurisdiction to be prohibited by or invalid under Applicable Law, then such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof.
8.3 Governing Law. This Certificate of Designation and all questions relating to the interpretation or enforcement of this Certificate of Designation will be governed by and construed in accordance with the laws of the State of Delaware without regard to any laws of the State of Delaware or any other jurisdiction that would call for the application of the substantive laws of any jurisdiction other than the State of Delaware.
8.4 No Reissuance of the Series A Preferred Shares. No Series A Preferred Share acquired by the Company by reason of redemption, purchase or otherwise will be reissued or held in treasury for reissuance, and the Company will take all necessary action to cause such shares to be cancelled and retired. All such shares shall, upon their cancellation and retirement and any filing required by the DGCL, become authorized but unissued shares of Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series by the Board of Directors pursuant to the provisions of the Certificate of Incorporation and, if applicable, this Certificate of Designation.
8.5 Rights and Remedies of Holders. The rights provided to Holders of the Series A Preferred Shares set forth under this Certificate of Designation are for the benefit of such Holders of the Series A Preferred Shares and will be enforceable by them, including by one or more actions for specific performance. Except as expressly set forth herein, all remedies available under this Certificate of Designation, at law, in equity or otherwise, will be deemed cumulative and not alternative or exclusive of other remedies. The exercise by any Holder of a particular remedy will not preclude the exercise of any other remedy.
8.6 Agents. The Company may appoint and remove one or more transfer agents, conversion agents, registrars and paying agents with respect to the Series A Preferred Shares. Upon any such removal or appointment, the Company shall send notice thereof pursuant to Section 8.1 to the Holders.
8.7 Facts Ascertainable. When the terms of this Certificate of Designation refer to a specific agreement or other document to determine the meaning or operation of a provision hereof, the Company shall maintain a copy of such agreement or document at the principal executive offices of the Company and a copy thereof shall be provided free of charge to any Holder upon request.
8.8 No Preemptive Rights or Sinking Fund. The Holders shall not have any preemptive rights, and the Series A Preferred Shares shall not be subject to or entitled to the operation of any retirement or sinking fund.
8.9 No Additional Rights. This Certificate of Designation does not convey to the Holders any rights with respect to the Series A Preferred Shares that are not expressly set forth herein or otherwise required by Applicable Law.
8.10 Certain Deductions and Forfeitures.
(a) The Series A Preferred Shares shall be subject to deduction of dividends and forfeiture for no consideration upon the terms and subject to the conditions set forth in Section 2.04(g) and Section 10.03(b) of the Purchase Agreement.
(b) In the event that, in accordance with Section 2.04(g)(ii) or Section 10.03(b) of the Purchase Agreement, the Company shall be entitled to effect a deduction from any accrued but unpaid Regular Dividend or any other dividend or distribution due and payable to a relevant Holder in respect of its Series A Preferred Shares, the Company may make such election by providing written notice to such Holder (i) explaining in reasonable detail the facts and circumstances giving rise to such deduction, (ii) setting forth its calculation of the amount of such deduction, and (iii) making reference to the specific dividend or distribution with respect to which such deduction shall be made. The amount of any such deduction with respect to each Series A Preferred Share (calculated pro rata among all Series A Preferred Shares held by the relevant Holders to whom the foregoing provisions of the Purchase Agreement would apply) shall be equal to the deduction contemplated by Section 2.04(g)(ii) or Section 10.03(b) of the Purchase Agreement (as applicable) and shall be applied, to the extent necessary, (i) first, against any due and unpaid Regular Dividends for the then-current dividend period (it being understood that Regular Dividends accrue on a quarterly basis only), and if the deduction available under this clause (i) is insufficient, then (ii) second, as a deduction against the aggregate amount of all accrued and accumulated Regular Dividends thereon that have been compounded in accordance with Section 2.2(a) and that are due but that have not been paid in cash.
(c) In the event that, in accordance with Section 2.04(g)(ii) or Section 10.03(b) of the Purchase Agreement, and following the exhaustion of the deductions described in Section 8.10(b) above, the Company shall be entitled to cause the forfeiture of some or all of a relevant Holder’s Series A Preferred Shares, the Company may make such election by providing written notice to such Holder (i) explaining in reasonable detail the facts and circumstances giving rise to such forfeiture and (ii) setting forth its calculation of the number of Series A Preferred Shares to be so forfeited. The relevant Holder shall be required to surrender any share certificate in respect of the forfeited shares within fifteen (15) days thereafter and, following such surrender (if applicable), the Company shall reissue to the Holder a stock certificate representing any Series A Preferred Shares not so forfeited. Notwithstanding whether or not a share certificate is surrendered by a relevant Holder, from and after the delivery of such notice to the applicable Holder, any Series A Preferred Shares properly forfeited in accordance with Section 2.04(g)(ii) or Section 10.03(b) of the Purchase Agreement shall be canceled for no consideration and cease to be outstanding.

(d) In the event that the Company is entitled to a remedy of set-off pursuant to Section 10.10 of the Purchase Agreement in respect of any and all amounts payable by the Seller to the Purchaser under the Purchase Agreement, including pursuant to Section 2.04, Section 2.06(e) and Article X thereof, it shall be entitled to do so by way of an offset against future accruals of Regular Dividends (whether or not declared).
(e) Any notice required to be delivered by the Company under this Section 8.10 (excluding Section 8.10(g)) shall be delivered in accordance with Section 11.03 of the Purchase Agreement. Any dispute, claim, litigation, action, suit, or proceeding arising out of or relating to this Section 8.10 (excluding Section 8.10(g)) shall be subject to the provisions of Article X and Section 11.08 of the Purchase Agreement, mutatis mutandis.
(f) The provisions of this Section 8.10 (excluding Section 8.10(g)) shall not apply to any Holder that is not a Teads Stockholder (as defined in the Stockholders Agreement).
(g) In the event that a Holder is required to indemnify the Company for taxes imposed by a Governmental Authority pursuant to the last sentence of Section 2.2(e), and such Holder fails to so indemnify the Company within forty-five (45) days of the Company’s written demand therefore, the Company shall be entitled to effect a deduction in respect of Series A Preferred Shares held by such Holder in accordance with the procedures contemplated by Section 8.10(b) above, mutatis mutandis, or, following the exhaustion of the deductions described in Section 8.10(b), the Company shall be entitled to cause the forfeiture of Series A Preferred Shares held by such Holder in accordance with Section 8.10(c) above, mutatis mutandis; provided that any notice required to be delivered by the Company with respect to any such indemnification, deduction, or forfeiture shall be delivered in accordance with Section 8.1 hereof and any dispute, claim, litigation, action, suit or proceeding arising therefrom shall be governed by Section 8.3 hereof.
[Signature Page to Follow]

IN WITNESS WHEREOF, the Company has caused this Certificate of Designation to be signed by a duly authorized officer as of the date first written above.

THE COMPANY:

OUTBRAIN INC.

By:
Name:
Title:

[Signature Page to Certificate of Designation (Series A Convertible Preferred Shares)]

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/OB2024SM**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V57858-S00117

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

OUTBRAIN INC.

The Board of Directors recommends you vote FOR Proposal 1 and FOR Proposal 2:

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

NOTE: Please sign exactly as your name(s) appear(s) hereon. Joint owners must each sign. When signing as attorney, executor, administrator, trustee, guardian or other fiduciary, please give full title as such. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:
The Proxy Statement is available at www.proxyvote.com.

V57859-S00117

OUTBRAIN INC.
Special Meeting of Stockholders
December 5, 2024 at 9:00 a.m. Eastern Time
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF OUTBRAIN INC.

The undersigned hereby appoints David Kostman and Veronica Gonzalez, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Outbrain Inc. (the "Company") common stock which the undersigned is entitled to vote at the Special Meeting of Stockholders to be held on December 5, 2024 ("Special Meeting") or any adjournment or postponement thereof, and, in their discretion, to vote upon such other business as may properly come before the Company's Special Meeting or any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the meeting.

THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR PROPOSAL 1, FOR PROPOSAL 2, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

(Continued and to be marked, dated and signed on the other side)